  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 7, 1998

                                                REGISTRATION NO. 333-55807
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                            AMENDMENT NO. 1 TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                              HOST MARRIOTT, L.P.
      (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS GOVERNING INSTRUMENT)

        DELAWARE                     7011                    52-2095412
            (PRIMARY STANDARD INDUSTRIALCLASSIFICATION CODE NUMBER)
                                                               (I.R.S.
     (STATE OR OTHER                                   EMPLOYERIDENTIFICATION
     JURISDICTIONOF                                             NO.)
    INCORPORATION OR
      ORGANIZATION)

          10400 FERNWOOD ROAD BETHESDA, MARYLAND 20817 (301) 380-9000 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

  CHRISTOPHER G. TOWNSEND GENERAL COUNSEL HOST MARRIOTT, L.P. 10400 FERNWOOD
                 ROAD BETHESDA, MARYLAND 20817 (301) 380-9000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

                                  COPIES TO:
 J. WARREN GORRELL, JR., ESQ. BRUCE W. GILCHRIST, ESQ. HOGAN & HARTSON L.L.P. 555 THIRTEENTH STREET, N.W. WASHINGTON, D.C. 20004-1109 (202) 637-5600

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                                                                              +
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS/CONSENT SOLICITATION STATEMENT SHALL NOT + +CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL +
+THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER,       +
+SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION +
+UNDER THE SECURITIES LAWS OF ANY SUCH STATE.                                  +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             SUBJECT TO COMPLETION

                           DATED AUGUST 7, 1998

                   PROSPECTUS/CONSENT SOLICITATION STATEMENT

                              HOST MARRIOTT, L.P.

       THIS SOLICITATION OF CONSENTS EXPIRES AT 5:00 P.M., EASTERN TIME,
                         ON    , 1998, UNLESS EXTENDED.

  Host Marriott Corporation ("Host") has adopted a plan to restructure its business operations so that it will qualify as a real estate investment trust ("REIT"). As part of this restructuring (the "REIT Conversion"), Host and its consolidated subsidiaries will contribute their full-service hotel properties and certain other businesses and assets to Host Marriott, L.P. (the "Operating Partnership") in exchange for units of limited partnership interest in the Operating Partnership ("OP Units") and the assumption of liabilities. The sole general partner of the Operating Partnership will be Host Marriott Trust ("Host REIT"), the entity into which Host will merge as part of the REIT Conversion. Host REIT expects to qualify as a REIT beginning with its first full taxable year after closing of the REIT Conversion, which Host REIT currently expects to be the year beginning January 1, 1999.

  Following the REIT Conversion and the Blackstone Acquisition (defined herein), the Operating Partnership and its subsidiaries initially will own outright, or have controlling interests in, approximately 120 full-service hotels operating primarily under the Marriott, Ritz-Carlton, Four Seasons, Swissotel and Hyatt brand names (the "Hotels").

  As part of the REIT Conversion, the Operating Partnership is proposing to acquire by merger (the "Mergers") eight limited partnerships (the "Partnerships") that own full-service hotels in which Host or its subsidiaries are general partners. As more fully described in this Prospectus/Consent Solicitation Statement (the "Consent Solicitation"), limited partners of those Partnerships that participate in the Mergers will receive either OP Units or,
at their election, unsecured   % Callable Notes due December 15, 2005 issued by
the Operating Partnership ("Notes"), in exchange for their partnership interests in such Partnerships (with respect to the Partnerships, those limited partners of the Partnerships who are unaffiliated with Host are referred to herein as the "Limited Partners").

  Beginning one year after the Mergers, Limited Partners will have the right to redeem their OP Units at any time and receive, at the election of Host REIT, either freely tradable, New York Stock Exchange listed Common Shares of Host REIT on a one-for-one basis (subject to adjustment) or cash in an amount equal to the market value of such shares (the "Unit Redemption Right").

  See "Risk Factors" beginning on page 27 for material risks relevant to an investment in the OP Units or the Notes, including:

  . To the extent that the anticipated benefits of the REIT Conversion are reflected in the value of Host's common stock before the Effective Date, such benefits will not be shared with the Limited Partners.

  . No independent representative was retained to negotiate on behalf of the Limited Partners. If one had been, the terms of the Mergers may have been more favorable to the Limited Partners.

  . Other conflicts of interest exist in connection with structuring the Mergers and the REIT Conversion which may result in decisions that do not fully reflect the interests of all Limited Partners.

  . Host's shareholders and the Blackstone Entities, and not the Limited
    Partners, will benefit from any appreciation in the value of the shares of SLC common stock distributed in connection with the REIT Conversion.

  . There is no assurance that the value of the OP Units or Notes to be received by the Limited Partners in connection with the Mergers will equal the fair market value of their Partnership Interests.

  . Limited Partners who retain OP Units will not be able to redeem them pursuant to the Unit Redemption Right until one year following the Mergers. Until then, Limited Partners will bear the risk of illiquidity.

  . There will be no public market for the Notes. The deemed value of the OP
    Units will exceed the principal amount of the corresponding Notes in all Partnerships.

  . The receipt of a Note in exchange for OP Units will be a taxable transaction and will result in "phantom income" for a Limited Partner with a "negative capital account" with respect to his Partnership Interest.

  . The expected initial cash distributions to the Limited Partners of MHP and MHP2 following the Mergers will be significantly less than the estimated cash distributions of MHP and MHP2 for 1998.

  . The Mergers involve a fundamental change in the nature of the investment of a Limited Partner from an investment in a finite-life, fixed-portfolio partnership into an investment in an infinite-life real estate company which will own and acquire additional hotels.

  . There is uncertainty at the time of voting as to the exact size and leverage of the Operating Partnership and the exact number of OP Units that may be received in the Mergers.

  . The Operating Partnership will be substantially dependent for its revenue upon the Lessees and upon Marriott International, Inc. and its subsidiaries and other companies that manage the Hotels and will have limited control over the operations of the Hotels.

  . Approval of the Merger by the requisite vote of the Limited Partners in a Partnership will bind all Limited Partners of such Partnership.

  . The Mergers will result in the Limited Partners being exposed to the general risks of ownership of hotels, leverage and the lack of restrictions on indebtedness of the Operating Partnership.

  . Actual or constructive ownership of more than of 9.8% of the number or value of Host REIT's outstanding Common Shares and of more than 4.9% of the value of the OP Units (other than by Host REIT or The Blackstone Group) is prohibited, subject to waiver or modification by Host REIT or the Operating Partnership, as the case may be, in certain limited circumstances.

  . If the REIT Conversion does not occur in time for Host REIT to elect REIT status effective January 1, 1999, the effectiveness of Host REIT's election could be delayed until January 1, 2000, which would result in Host REIT continuing to pay corporate-level income taxes in 1999 and could cause the Blackstone Acquisition not to be consummated.

  . There are a variety of events and transactions that could cause a Limited
    Partner to recognize all or a part of the gain that otherwise should be deferred by the retention of OP Units received in the Mergers.

  . Atlanta Marquis, Hanover, MHP and PHLP are required to sell some of their personal property to an affiliate of the Operating Partnership in the Mergers, which may (although it is not expected to) cause Limited Partners of such Partnerships (except Hanover) to recognize a relatively modest amount of taxable income as a result thereof (which income could be offset with any unused passive loss carryforwards).

  . Taxation of Host REIT as a regular corporation if it fails to qualify as a REIT, or taxation of the Operating Partnership as a corporation if it fails to qualify as a partnership for federal income tax purposes, would, among other things, result in a material decrease in cash available for distribution and a material reduction in the value of the Common Shares and OP Units.

  . No assurance can be provided that new legislation, Treasury Regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to Host REIT's qualification as a REIT or the federal income tax consequences of such qualification.

  THE GENERAL PARTNERS OF THE PARTNERSHIPS BELIEVE THAT THE MERGERS PROVIDE SUBSTANTIAL BENEFITS AND ARE FAIR TO THE LIMITED PARTNERS OF EACH PARTNERSHIP AND RECOMMEND THAT ALL LIMITED PARTNERS VOTE FOR THE MERGERS. SEE "BACKGROUND AND REASONS FOR THE MERGERS AND THE REIT CONVERSION--REASONS FOR THE MERGERS."

  Concurrently with the REIT Conversion, the Operating Partnership will acquire from The Blackstone Group and a series of funds controlled by Blackstone Real Estate Partners (collectively, the "Blackstone Entities") ownership of, or controlling interests in, twelve hotels and a mortgage loan secured by a thirteenth hotel in exchange for a combination of cash, OP Units, the assumption of liabilities and other consideration (the "Blackstone Acquisition").

  The number of OP Units to be allocated to each Partnership will be based upon (i) its respective Exchange Value (as defined herein) and (ii) the price attributed to an OP Unit following the Mergers, determined as described herein
(but in no event greater than $    per OP Unit). See "Determination of
Exchange Values and Allocation of OP Units." The principal amount of Notes that Limited Partners may elect to receive in exchange for the OP Units received in a Merger will be based upon their Partnership's Note Election Amount (as defined herein). See

"Description of the Notes." The estimated Exchange Values and Note Election Amounts set forth in this Consent Solicitation may increase or decrease as a result of various adjustments, and will be finally calculated shortly before the closing of the Mergers (the "Effective Date"). The Exchange Values will exceed the Note Election Amounts for all of the Partnerships.

  Because REITs are not permitted under current federal income tax law to derive revenues directly from the operation of hotels, the Operating Partnership will lease the Hotels to lessees (the "Lessees") that will operate the Hotels under the existing management agreements and pay rent to the Operating Partnership, as more fully described herein. The Lessees generally will be indirect controlled subsidiaries of HMC Senior Communities, Inc. ("SLC"), which currently is a wholly owned subsidiary of Host. SLC will become a separate public company when Host distributes the common stock of SLC and other consideration to its existing shareholders and the Blackstone Entities in connection with Host's distribution of its accumulated earnings and profits ("E&P"), which Host REIT is required to do in order to qualify as a REIT. Shares of Host REIT and SLC will become separately traded securities and the companies will operate independently. There will be no overlap between the boards of Host REIT and SLC. There will be a substantial overlap of shareholders of the two companies initially, but this likely will diverge over time.

  NEITHER THIS TRANSACTION NOR THESE SECURITIES HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
PROSPECTUS/CONSENT SOLICITATION. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

  THIS CONSENT SOLICITATION IS DIRECTED ONLY TO THE LIMITED PARTNERS OF THE PARTNERSHIPS DESCRIBED HEREIN AND IS NOT TO BE CONSIDERED AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES TO OR FROM ANYONE TO WHOM DELIVERY OF THIS CONSENT SOLICITATION IS NOT AUTHORIZED BY THE OPERATING PARTNERSHIP IN CONNECTION WITH THE SOLICITATION OF CONSENTS FOR THE MERGERS. THIS CONSENT SOLICITATION DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE OP UNITS AND NOTES REFERRED TO HEREIN. THIS CONSENT SOLICITATION IS ONLY AUTHORIZED FOR DELIVERY TO LIMITED PARTNERS WHEN ACCOMPANIED BY ONE OR MORE SUPPLEMENTS RELATING TO THE PARTNERSHIPS IN WHICH SUCH LIMITED PARTNERS HOLD INTERESTS.

  THE DATE OF THIS PROSPECTUS/CONSENT SOLICITATION STATEMENT IS      , 1998.

FORWARD-LOOKING STATEMENTS

  Certain matters discussed herein are forward-looking statements. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology, such as "believes," "expects," "may," "will," "should" or "anticipates" or the negative thereof or other variations thereof or comparable terminology. All forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual transactions, results, performance or achievements of the Operating Partnership to be materially different from any future transactions, results, performance or achievements expressed or implied by such forward-looking statements. Among the factors that could affect such forward-looking statements are: (i) national and local economic and business conditions that will, among other things, affect demand for hotels and other properties, the level of rates and occupancy that can be achieved by such properties and the availability and terms of financing; (ii) the ability to maintain the properties in a first-class manner (including meeting capital expenditure requirements); (iii) the ability of the Operating Partnership to compete effectively in areas such as access, location, quality of accommodations and room rate structures; (iv) the ability of the Operating Partnership to acquire or develop additional properties and the risk that potential acquisitions or developments may not perform in accordance with expectations; (v) the ability of Host to obtain required consents of shareholders, lenders, debt holders, partners and ground lessors of Host and its affiliates and of other third parties in connection with the REIT Conversion; (vi) changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs; (vii) governmental approvals, actions and initiatives, including the need for compliance with environmental and safety requirements, and changes in laws and regulations or the interpretation thereof; (viii) the effects of tax legislative action; and (ix) in the case of Host REIT, the timing of Host REIT's election to be taxed as a REIT and the ability of Host REIT to satisfy complex rules in order to qualify for taxation as a REIT for federal income tax purposes and to operate effectively within the limitations imposed by these rules. Although the Operating Partnership believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained or that any deviations will not be material. The Operating Partnership undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
SUMMARY...................................................................   1
  Certain Key Definitions.................................................   1
  Overview................................................................   3
  Risk Factors............................................................   5
  The REIT Conversion.....................................................  11
  The Mergers.............................................................  15
  Reasons for the Mergers.................................................  17
  Determination of Exchange Values and Allocation of OP Units.............  19
  Description of the Notes................................................  20
  Fairness Analysis and Opinion...........................................  21
  Recommendation..........................................................  21
  Solicitation Materials..................................................  21
  Voting Procedures.......................................................  21
  Federal Income Tax Consequences.........................................  22
  Summary Financial Information...........................................  25
RISK FACTORS..............................................................  27
 Risks and Effects of the Mergers.........................................  27
  Conflicts of Interest...................................................  27
  Absence of Arm's Length Negotiations....................................  28
  Exchange Value May Not Equal Fair Market Value of the Partnerships'
   Hotels.................................................................  28
  Allocation of OP Units to Host REIT is Different from Allocation of OP
   Units to Limited Partners..............................................  28
  Price of OP Units Might Be Less than the Fair Market Value of the Part-
   nership Interests......................................................  28
  Inability of Limited Partners to Redeem OP Units for One Year...........  29
  Value of the Notes Will Be Less than the Exchange Value.................  29
  Reduced Cash Distributions for Certain Limited Partners.................  29
  Changes in Fairness Opinion.............................................  29
  Fundamental Change in the Nature of Investment..........................  29
  Exposure to Market and Economic Conditions of Other Hotels..............  30
  Limited Partners Have No Cash Appraisal Rights..........................  30
  Uncertainties as to the Size and Leverage of the Operating Partnership..  30
  Other Uncertainties at the Time of Voting...............................  30
  Lack of Control over Hotel Operations...................................  30
  Expiration of the Leases and Possible Inability to Find Other Lessees...  31
  Requisite Vote of Limited Partners of Partnerships Binds All Limited
   Partners...............................................................  31
  Substantial Indebtedness of the Operating Partnership...................  31
  No Limitation on Debt...................................................  31
  Timing of the REIT Conversion...........................................  32
  Individual Assets May Outperform the Operating Partnership's Portfolio..  32
  Leases Could Impair the Sale or Other Disposition of the Operating
   Partnership's Hotels...................................................  32
  Management Agreements Could Impair the Sale or Other Disposition of the
   Operating Partnership's Hotels.........................................  32
  No Control over Major Decisions.........................................  32
  Foregoing Potential Benefits of Alternatives to the REIT Conversion.....  33
  No Partner Liability....................................................  33
  Dilution................................................................  33
 Risks of Ownership of OP Units and Common Shares.........................  33
  Inability to Remove Host REIT as General Partner of the Operating
   Partnership............................................................  33
  Restrictions on Transfer of OP Units....................................  34
  Limitations on Acquisition of OP Units and Common Shares and Change in
   Control................................................................  34

                                                                           PAGE
                                                                           ----
  Possible Adverse Consequences of Limits on Ownership of Common Shares...  35
  Possible Differing Fiduciary Duties of General Partners and Host REIT...  35
  Effect on Common Share Price of Shares Available for Future Sale........  36
  Current Host Common Stock Price May Not Necessarily Be Indicative of the
   Price of Host REIT Common Shares Following the REIT Conversion.........  36
  Effect on Common Share Price of Market Conditions.......................  36
  Effect on Common Share Price of Earnings and Cash Distributions.........  36
  Effect on Common Share Price of Market Interest Rates...................  37
  Effect on Common Share Price of Unrelated Events........................  37
  Dependence on External Sources of Capital...............................  37
 Risks of Ownership of the Notes..........................................  37
  The Notes Are Unsecured.................................................  37
  No Public Market for the Notes..........................................  37
  Limited Protection for Noteholders in the Event of a Restructuring or
   Similar Transaction....................................................  37
 Risks of Operation.......................................................  37
  Competition in the Lodging Industry.....................................  37
  General Real Estate Investment Risks....................................  38
  Rental Revenues from Hotels Subject to Prior Rights of Lenders..........  38
  Possible Underperformance of New Acquisitions...........................  38
  Seasonality.............................................................  39
  Illiquidity of Real Estate..............................................  39
  Limitations on Sale or Refinancing of Certain Hotels....................  39
  Hotels Subject to Ground Leases May Affect the Operating Partnership's
   Revenues...............................................................  39
  Dependence of the Operating Partnership upon SLC........................  39
 Federal Income Tax Risks.................................................  39
  Tax Consequences of the Mergers.........................................  39
  Effects of Subsequent Events upon Recognition of Gain...................  41
  Sale of Personal Property May Result in Gain to Certain Partnerships....  41
  Election to Receive Notes...............................................  42
  Exercise of Unit Redemption Right.......................................  42
  Failure of Host REIT to Qualify as a REIT...............................  42
  Other Tax Liabilities...................................................  44
  Failure of the Operating Partnership to Qualify as a Partnership........  44
  Limited Partners Need to Consult with Their Own Tax Advisors............  44
  Miscellaneous Risks.....................................................  44
  Dependence upon Key Personnel...........................................  44
  Potential Litigation Related to the REIT Conversion.....................  45
  Lack of Control Over Non-Controlled Subsidiaries........................  45
 Risk Involved in Investments through Partnerships or Joint Ventures......  45
  Change in Laws..........................................................  46
  Uninsured Loss..........................................................  46
  Americans with Disabilities Act.........................................  46
  Other Regulatory Issues.................................................  46
  Possible Environmental Liabilities......................................  46
CONFLICTS OF INTEREST.....................................................  47
 Substantial Benefits to Related Parties..................................  47
 Affiliated General Partners..............................................  47
 Leasing Arrangements.....................................................  47
 Different Tax Consequences upon Sale or Refinancing of Certain Hotels....  48

                                                                           PAGE
                                                                           ----
 Partnership Agreement....................................................  48
 Absence of Arm's Length Negotiations; No Independent Representative......  48
 Potential AAA Conflicts..................................................  48
 Policies with Respect to Conflicts of Interest...........................  48
BACKGROUND AND REASONS FOR THE MERGERS AND THE REIT CONVERSION............  49
 Background of the Partnerships...........................................  49
 Background of the Mergers and the REIT Conversion........................  53
 Reasons for the Mergers..................................................  54
 Reimbursements and Distributions to the General Partners.................  57
 Alternatives to the Mergers..............................................  57
 Recommendation of the General Partners...................................  61
DETERMINATION OF EXCHANGE VALUES AND ALLOCATION OF OP UNITS...............  62
 Overview.................................................................  62
 Methodology for Determining Exchange Values..............................  62
 Price of OP Units to Pay Exchange Values to Limited Partners.............  69
 Valuation of General Partners' Interests in the Partnerships and
  Allocation of OP Units to the General Partners..........................  69
FAIRNESS ANALYSIS AND OPINION.............................................  71
 Fairness Analysis........................................................  71
 Fairness Opinion.........................................................  73
THE MERGERS AND THE REIT CONVERSION.......................................  76
 General..................................................................  76
 The REIT Conversion......................................................  76
 The Mergers..............................................................  80
 Conditions to Consummation of the Mergers................................  82
 Conditions to Consummation of the REIT Conversion........................  82
 Right to Exclude Partnerships............................................  82
 Extension, Amendment and Termination of the Mergers......................  82
 Effect of REIT Conversion on Non-Participating Partnerships..............  83
 Expenses.................................................................  83
 Accounting Treatment.....................................................  84
BUSINESS AND PROPERTIES...................................................  85
 Business of the Operating Partnership....................................  85
 General..................................................................  85
 Business Objectives......................................................  86
 Business Strategy........................................................  86
 Hotel Lodging Industry...................................................  89
 Hotel Lodging Properties.................................................  90
 Hotel Properties.........................................................  94
 1998 Acquisitions........................................................  96
 Blackstone Acquisition...................................................  96
 Investments in Affiliated Partnerships...................................  96
 Marketing................................................................  97
 Competition..............................................................  97
 Relationship with HM Services............................................  98
 Relationship with Marriott International; Marriott International
  Distribution............................................................  98
 Employees................................................................  98
 Environmental and Regulatory Matters.....................................  99
 Legal Proceedings........................................................  99

                                                                           PAGE
                                                                           ----
 The Leases............................................................... 100
 The Management Agreements................................................ 104
 Noncompetition Agreements................................................ 107
 Indebtedness............................................................. 108
DISTRIBUTION AND OTHER POLICIES........................................... 111
 Distribution Policy...................................................... 111
 Investment Policies...................................................... 111
 Financing Policies....................................................... 112
 Lending Policies......................................................... 113
 Conflicts of Interest Policies........................................... 113
 Policies with Respect to Other Activities................................ 114
SELECTED FINANCIAL DATA................................................... 115
MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND
 FINANCIAL CONDITION...................................................... 117
 Lack of Comparability Following the Consolidation........................ 117
 Historical Results of Operations......................................... 117
 First Two Quarters 1998 Compared to First Two Quarters 1997
  (Historical)............................................................ 117
 1997 Compared to 1996 (Historical)....................................... 119
 1996 Compared to 1995 (Historical)....................................... 120
 Pro Forma Results of Operations.......................................... 122
 100% Participation with No Notes Issued--First Two Quarters 1998 Compared to First Two Quarters 1997 (Pro Forma).................................. 122
 100% Participation with Notes Issued--First Two Quarters 1998 Compared to
  First Two Quarters 1997 (Pro Forma)..................................... 123
 100% Participation with No Notes Issued--1997 Compared to 1996 (Pro
  Forma).................................................................. 125
 100% Participation with Notes Issued--1997 Compared to 1996 (Pro Forma).. 126
 Liquidity and Capital Resources.......................................... 127
MANAGEMENT................................................................ 135
 Trustees and Executive Officers of Host REIT............................. 135
 Committees of the Board of Trustees...................................... 137
 Compensation of Trustees................................................. 137
 Executive Compensation................................................... 138
 Employment Agreements.................................................... 140
 Comprehensive Stock Incentive Plan....................................... 140
 Stock Purchase Plan...................................................... 141
 401(k) Plan.............................................................. 141
 Deferred Compensation Plan............................................... 141
 Limitation of Liability and Indemnification.............................. 141
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS............................ 143
 Relationship Between Host and Marriott International..................... 143
 Relationship Between Host and Host Marriott Services Corporation......... 146
 PRINCIPAL SECURITY HOLDERS............................................... 148
DESCRIPTION OF OP UNITS................................................... 150
 General.................................................................. 150
 Formation................................................................ 150
 Purposes, Business and Management........................................ 150
 Host REIT May Not Engage in Other Businesses; Conflicts of Interest...... 151

                                                                           PAGE
                                                                           ----
 Distributions; Allocations of Income and Loss............................ 151
 Borrowing by the Operating Partnership................................... 152
 Reimbursement of Host REIT; Transactions with Host REIT and its
  Affiliates.............................................................. 152
 Liability of Host REIT and Limited Partners.............................. 152
 Exculpation and Indemnification of Host REIT............................. 153
 Sales of Assets.......................................................... 153
 Removal or Withdrawal of Host REIT; Transfer of Host REIT's Interests.... 153
 Certain Voting Rights of Holders of OP Units During the First Year
  following the Mergers................................................... 154
 Restrictions on Transfers of Interests by Limited Partners............... 154
 Unit Redemption Right.................................................... 155
 No Withdrawal by Limited Partners........................................ 156
 Issuance of Limited Partnership Interests................................ 156
 Meetings; Voting......................................................... 156
 Amendment of the Partnership Agreement................................... 156
 Books and Reports........................................................ 157
 Power of Attorney........................................................ 157
 Dissolution, Winding Up and Termination.................................. 158
 Ownership Limitation..................................................... 158
DESCRIPTION OF SHARES OF BENEFICIAL INTEREST.............................. 159
 General.................................................................. 159
 Common Shares............................................................ 159
 Preferred Shares......................................................... 160
 Power to Issue Additional Common Shares and Preferred Shares............. 160
 Restrictions on Ownership and Transfer................................... 160
 Changes in Control Pursuant to Maryland Law.............................. 163
DESCRIPTION OF THE NOTES.................................................. 164
 General.................................................................. 164
 Principal and Interest................................................... 165
 Optional Redemption...................................................... 165
 Limitations on Incurrence of Debt........................................ 166
 Merger, Consolidation or Sale............................................ 167
 Events of Default, Notice and Waiver..................................... 167
 Modification of the Indenture............................................ 168
 Satisfaction and Discharge............................................... 170
 No Conversion Rights..................................................... 170
 Governing Law............................................................ 170
COMPARISON OF OWNERSHIP OF PARTNERSHIP INTERESTS, OP UNITS AND
 COMMON SHARES............................................................ 171
ERISA CONSIDERATIONS...................................................... 194
FEDERAL INCOME TAX CONSEQUENCES........................................... 195
 Introduction............................................................. 195
 Summary of Tax Opinions.................................................. 196
 Tax Status of the Operating Partnership.................................. 198
 Tax Consequences of the Mergers.......................................... 199
 Tax Treatment of Limited Partners Who Exercise Their Right to Make the
  Note Election........................................................... 213
 Tax Treatment of Limited Partners Who Hold OP Units Following the
  Mergers................................................................. 214
 Federal Income Taxation of Host REIT Following the Mergers............... 225
 Taxation of Taxable U.S. Shareholders of Host REIT Generally............. 237
 Backup Withholding for Host REIT Distributions........................... 239

                                                                            PAGE
                                                                            ----
 Taxation of Tax-Exempt Shareholders of Host REIT.......................... 239
 Taxation of Non-U.S. Shareholders of Host REIT............................ 240
 Tax Aspects of Host REIT's Ownership of OP Units.......................... 243
 Other Tax Consequences for Host REIT and Its Shareholders................. 244
VOTING PROCEDURES.......................................................... 245
 Distribution of Solicitation Materials.................................... 245
 FIRPTA Certification or Withholding Certificate Required.................. 245
 No Special Meetings....................................................... 246
 Required Vote and Other Conditions........................................ 246
EXPERTS.................................................................... 248
LEGAL MATTERS.............................................................. 249
AVAILABLE INFORMATION...................................................... 249
GLOSSARY................................................................... 251
FINANCIAL STATEMENTS....................................................... F-1

APPENDICES

  Appendix A--Form of Amended and Restated Agreement of Limited Partnership
              of Host Marriott, L.P.

  Appendix B--Fairness Opinion of American Appraisal Associates, Inc.

  Appendix C--Form of Tax Opinion of Hogan & Hartson L.L.P. with respect to the Mergers
  Appendix D--Form of Tax Opinion of Hogan & Hartson L.L.P. with respect to
              Qualification of Host REIT as a REIT
  Appendix E--Estimated Adjusted Basis of Limited Partners in Partnership
              Interests and "Share" of Limited Partners in Partnership
              Liabilities

                                    SUMMARY

  This Summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus/Consent Solicitation Statement, including the appendices and supplements hereto (this "Consent Solicitation"), and is presented solely to provide an overview of the transactions described in detail in the remainder of this Consent Solicitation and of the business and investment considerations and risks related to the proposed transactions. Prospective investors are advised not to rely on this Summary, but to carefully review this entire Consent Solicitation.

  The information contained herein, unless otherwise indicated, assumes the REIT Conversion (as defined herein) occurs, all Partnerships (as defined herein) participate and no Notes (as defined herein) are issued (the "Full Participation Scenario").

CERTAIN KEY DEFINITIONS

  The following terms have the meanings set forth below. See the "Glossary" at page 251 for the definitions of other capitalized terms used in this Consent Solicitation.

"Host"........................  Host Marriott Corporation, a Delaware
                                corporation, and either the general partner or an affiliate of the general partner of each Partnership, or, as the context may require, Host Marriott Corporation together with its subsidiaries or any of such subsidiaries.

"Host REIT"...................  Host Marriott Trust, a Maryland real estate investment trust, which will be the sole general partner of the Operating Partnership and the successor to Host, or, as the context may require, Host Marriott Trust together with its subsidiaries or any of such subsidiaries.

"Operating Partnership".......  Host Marriott, L.P., a Delaware limited partnership, or, as the context may require, such entity together with its subsidiaries, including the Non-Controlled Subsidiaries (as defined herein), or any of them; also means Host when used to describe such entity on a pro forma basis before the REIT Conversion.

"Company".....................  Host with respect to periods prior to the REIT
                                Conversion, and Host REIT and the Operating
                                Partnership with respect to the period after the REIT Conversion.

"Partnership".................  Any of Atlanta Marriott Marquis II Limited
                                Partnership, a Delaware limited partnership
                                ("Atlanta Marquis"); Desert Springs Marriott
                                Limited Partnership, a Delaware limited
                                partnership ("Desert Springs"); Hanover
                                Marriott Limited Partnership, a Delaware limited partnership ("Hanover"); Marriott Diversified American Hotels, L.P., a Delaware limited partnership ("MDAH"); Marriott Hotel Properties Limited Partnership, a Delaware limited partnership ("MHP"); Marriott Hotel Properties II Limited Partnership, a Delaware limited partnership ("MHP2"); Mutual Benefit Chicago Marriott Suite

                                Hotel Partners, L.P. ("Chicago Suites"), a
                                Rhode Island limited partnership; and Potomac Hotel Limited Partnership, a Delaware limited partnership ("PHLP"); or, as the context may require, any such entity together with its subsidiaries, or any of such subsidiaries.

"General Partner".............  The general partner of a Partnership, each of which general partners is a wholly owned, direct or indirect subsidiary of Host (except in the case of PHLP, in which Host is the general partner).

"Limited Partners"............  The limited partners, excluding those affiliated with Host, of the Partnerships.

"Partnership Interests".......  The interests of the Limited Partners in their respective Partnerships.

"OP Units"....................  The limited partnership interests in the
                                Operating Partnership.


"Note"........................  An unsecured  % Callable Note due December 15,
                                2005 of the Operating Partnership which a Limited Partner, having so elected at the time of voting, can receive at the time of the Mergers in exchange for OP Units, with a principal amount equal to the Note Election Amount of the Limited Partner's Partnership Interest.


"SLC".........................  HMC Senior Communities, Inc., a Delaware
                                corporation, or, as the context may require, such entity together with the Lessees (as defined herein) and its other subsidiaries or any of them, which currently is a wholly owned subsidiary of Host but will become a separate public company as part of the REIT Conversion when Host REIT distributes the common stock of SLC, cash and possibly other consideration to Host REIT's shareholders and the Blackstone Entities as part of Host REIT's required earnings and profits distribution.

"Non-Controlled
Subsidiaries".................  The one or more taxable corporations in which the Operating Partnership will own 95% of the economic interest but no voting stock and which will hold various assets contributed by Host and its subsidiaries to the Operating Partnership, which assets, if owned directly by the Operating Partnership, would jeopardize Host REIT's status as a REIT.


"Private Partnership".........  A partnership (other than a Partnership) or limited liability company that owns one or more full-service Hotels and that, prior to the REIT Conversion, is partially but not wholly owned by Host or one of its subsidiaries. The Private Partnerships are not participating in the Mergers.

"Hotel Partnership"...........  Any Partnership or Private Partnership.

"Merger"......................  The proposed merger of a subsidiary of the
                                Operating Partnership (a "Merger Partnership") into a Partnership pursuant to this

                                Consent Solicitation, in which the Partnership is the surviving entity.


"REIT Conversion".............  (i) The contribution by Host of its wholly owned Hotels, substantially all of its
                                interests in the Hotel Partnerships and certain other businesses and assets to the Operating Partnership, (ii) the refinancing and amendment of the debt securities and certain credit facilities of Host substantially in the manner described herein, (iii) the Mergers (if and to the extent consummated), (iv) the acquisition (whether by merger or otherwise) by the Operating Partnership of certain Private Partnerships or interests therein, (v) the Blackstone Acquisition (if and to the extent such acquisition is consummated), (vi) the creation and capitalization of the Non-Controlled Subsidiaries, (vii) the merger of Host into Host REIT and subsequent distribution by Host REIT of SLC common stock, cash and possibly other consideration to Host REIT's shareholders and the Blackstone Entities,
                                (viii) the leasing of the Hotels to
                                subsidiaries of SLC or others and (ix) such other related transactions and steps occurring prior to, substantially concurrent with or within a reasonable time after the Effective Date as may be necessary or desirable to complete the transactions contemplated herein or otherwise to permit Host REIT to elect to be treated as a REIT for federal income tax purposes.

OVERVIEW

  This Consent Solicitation is being furnished to the Limited Partners of each Partnership to solicit their approval of a Merger of their Partnership with a subsidiary of the Operating Partnership, which has been formed primarily to continue and expand the full-service hotel ownership business of Host, operating together with its general partner, Host REIT, as an umbrella partnership REIT (an "UPREIT"). If the requisite consent to a Merger of a Partnership is obtained, and the other conditions for consummation of a Merger (including completion of the REIT Conversion) are satisfied or waived, the Operating Partnership will acquire such Partnership (a "Participating Partnership") by merger and the Limited Partners of such Participating Partnership will receive OP Units or, at their election, Notes in exchange therefor.

  The General Partners and the Operating Partnership believe that participation in the Mergers will provide the following benefits to Limited Partners:

  . The opportunity to receive regular cash distributions per OP Unit equal to the distributions paid on each Host REIT Common Share;

  . Participation in the operations of a larger, more diverse, publicly traded enterprise with growth opportunities and lower leverage;

  . The ability, at any time beginning one year following the Mergers, to liquidate their investment in the Operating Partnership for cash at a price equal to the price of Host REIT Common Shares or, at the election of Host REIT, freely tradeable Host REIT Common Shares; and

  . The deferral of recognition of at least a substantial portion of any built-in taxable gain attributable to their Partnership Interests until such time as each Limited Partner elects to trigger such gain.

  Host and the General Partners are proposing the Mergers in connection with a plan adopted by Host to restructure its business operations so that it will qualify as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code"). Host REIT expects to qualify as a REIT beginning with its first taxable year commencing after the closing of the REIT Conversion, which currently is expected to be the year commencing January 1, 1999. Host's reasons for engaging in the REIT Conversion include the following:

  . Host believes the REIT structure will provide superior operating results through changing economic conditions and all phases of the hotel economic cycle.

  . Host believes the REIT Conversion will improve its financial flexibility and allow it to continue to strengthen its balance sheet by reducing its overall debt to equity ratio over time.

  . As a REIT, Host believes it will be able to compete more effectively with other public lodging real estate companies that already are organized as REITs and to improve investor understanding of its operations, thus making performance comparisons with its peers more meaningful.

  . By becoming a dividend paying company, Host believes its shareholder base will expand to include investors attracted by yield as well as asset quality.

  . Host believes the adoption of the UPREIT structure will facilitate the tax-deferred acquisition of other hotels (such as in the case of the Blackstone Acquisition and the Mergers).

  The primary business objectives of the Operating Partnership and Host REIT will be to (i) achieve long-term sustainable growth in "Funds From Operations" (defined as net income (or loss) computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains (or losses) from debt restructuring and sales of properties, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures) per OP Unit or Common Share, (ii) increase asset values by improving and expanding the initial Hotels, as appropriate, (iii) acquire additional existing and newly developed upscale and luxury full-service hotels in targeted markets, (iv) develop and construct upscale and luxury full-service hotels and (v) potentially pursue other real estate investments.

  If the REIT Conversion is consummated as contemplated, the Operating Partnership initially will own, or have controlling interests in, approximately 120 full-service hotels, located throughout the United States and Canada containing approximately 57,500 rooms and operating primarily under the Marriott, Ritz-Carlton, Four Seasons, Swissotel and Hyatt brand names (the "Hotels").

  As the first step in a strategy to acquire non-Marriott as well as Marriott branded hotels, Host has entered into an agreement with various affiliates of The Blackstone Group and a series of funds controlled by Blackstone Real Estate Partners (collectively, the "Blackstone Entities") to acquire from the Blackstone Entities ownership of, or controlling interests in, twelve upscale and luxury full-service hotel properties (the "Blackstone Hotels") and certain other related assets (including a mortgage loan secured by an additional hotel) in exchange for a combination of cash, the assumption or repayment of debt, OP Units, shares of SLC common stock and possibly other consideration with an estimated aggregate value at the time of the agreement of approximately $1.735 billion (the "Blackstone Acquisition"). The interests in the Blackstone Hotels will be contributed to the Operating Partnership as part of the REIT Conversion. The Blackstone Hotels will be leased to Lessees that are subsidiaries of SLC and will continue to be managed under their existing management agreements. See "Business and Properties--Blackstone Acquisition."

  The following table sets forth certain information as of June 19, 1998 (or, in the case of average daily rate, average occupancy and revenues per available room ("REVPAR"), for the twenty-four weeks then ended ("First Two Quarters 1998")) for the Hotels that are expected to comprise the Operating Partnership's initial full-service lodging portfolio:

                                       NUMBER NUMBER AVERAGE
                                         OF     OF    DAILY   AVERAGE
   CURRENT OWNER                       HOTELS ROOMS   RATE   OCCUPANCY REVPAR(1)
   -------------                       ------ ------ ------- --------- ---------
   Atlanta Marquis(2)(3)..............    1    1,671 $138.66   69.1%    $ 95.81
   Desert Springs(2)..................    1      884  214.47   79.7      170.93
   Hanover(2).........................    1      353  142.62   71.5      101.97
   MHP(2)(4)..........................    2    2,127  176.75   85.0      150.24
   MHP2(2)(5).........................    4    3,411  152.56   80.4      122.66
   Chicago Suites.....................    1      256  159.98   82.0      131.18
   MDAH...............................    6    1,692  114.66   77.0       88.29
   PHLP(6)............................    8    3,181  117.81   81.1       95.54
   Blackstone Hotels..................   12    5,520  175.53   72.0      126.41
   Host (historical)(6)(7)............  101   49,019  145.04   78.6      114.02
   Host (pro forma)(6)(8).............  123   57,558  145.74   77.9      113.61

--------
(1) REVPAR is a commonly used indicator of market performance of hotels. REVPAR measures daily room revenues generated on a per room basis by combining the average daily room rate charged and the average daily occupancy achieved. REVPAR excludes food and beverage and other ancillary revenues generated by the hotel.
(2) Currently included in Host's consolidated financial statements.
(3) Atlanta Marquis has an 80% residual interest in the Atlanta Marriott Marquis and for 1998 is expected to receive substantially all of the cash flow from the hotel.

(4) Includes Marriott's Harbor Beach Resort, in which MHP owns a 50.5% interest.

(5) Includes the Santa Clara Marriott, in which MHP2 owns a 50% interest and Host owns the remaining 50% interest.
(6) Includes the Tampa Westshore Marriott and the Raleigh Crabtree Marriott, which are currently consolidated by Host. A subsidiary of Host provided 100% non-recourse financing totaling approximately $35 million to PHLP, in which Host owns the sole general partner interest, for the acquisition of these two hotels.

(7) Includes the hotels owned by Atlanta Marquis, Desert Springs, Hanover, MHP and MHP2.

(8) Includes the hotels owned by all Hotel Partnerships and the Blackstone Hotels, assuming the Full Participation Scenario.

RISK FACTORS

  The following is a summary of the material risks associated with the Mergers. This summary is qualified in its entirety by the detailed discussion in the section entitled "Risk Factors" contained in this Consent Solicitation. Some of the significant matters that Limited Partners should consider carefully include:

  . Substantial Benefits to Related Parties. Host REIT and its subsidiaries will realize substantial benefits from the Mergers and the REIT Conversion, including savings from a substantial reduction in corporate-level income taxes expected as a result of the REIT Conversion. To the extent that the anticipated benefits of the REIT Conversion are reflected in the value of Host's common stock before the Effective Date, such benefits will not be shared with the Limited Partners. Because of Host's significant ownership position in certain Partnerships (including Atlanta Marquis, Desert Springs, Hanover, MHP and MHP2), the failure of one or more of these Partnerships to participate in a Merger likely would require that Host contribute some or all of its ownership interest in the Non-Participating Partnership to a taxable Non-Controlled Subsidiary, which would materially reduce the benefit to Host of the REIT Conversion as it applies to that interest.

  . Absence of Arm's Length Negotiations. No independent representative was retained to negotiate on behalf of the Limited Partners. Although the General Partners have obtained the Appraisals (as defined herein) and the Fairness Opinion (as defined herein) from American Appraisal Associates, Inc., an independent, nationally recognized hotel valuation and financial advisory firm ("AAA"), AAA has not negotiated with the General Partners or Host and has not participated in establishing the terms of the Mergers. Consequently, the terms and conditions of the Mergers may have been more favorable to the Limited Partners if such terms and conditions were the result of arm's length negotiations.

  . Other Conflicts of Interest. The Mergers, the REIT Conversion and the recommendations of the General Partners involve the following conflicts of interest because of the relationships among Host, the Operating Partnership, the General Partners and SLC: (i) the General Partners, which are all subsidiaries of Host (except for PHLP, in which Host is the General Partner), must assess whether the terms of a Merger are fair and equitable to the Limited Partners of its Partnership, which involves considerations for Host and its subsidiaries that are different from those that affect the Limited Partners, (ii) the terms of the Leases of the Hotels, including the Participating Partnerships' Hotels, will be determined by Host, which will distribute the common stock of SLC, the parent of the Lessees, to its shareholders after such terms have been set and (iii) the terms of the Partnership Agreement, including provisions which benefit Host REIT, have been determined by Host. Such conflicts may result in decisions that do not fully reflect the interests of all Limited Partners.

  . Exchange Value May Not Equal Fair Market Value of the Partnerships'
    Hotels. Each Limited Partner of a Participating Partnership who retains OP Units will receive consideration with a deemed value equal the Exchange Value of such Limited Partner's Partnership Interest. The determination of the Exchange Value of each Partnership involves numerous estimates and assumptions. There is no assurance that the Exchange Value of a Partnership will equal the fair market value of the Hotels and other assets contributed by such Partnership. See "Determination of Exchange Values and Allocation of OP Units."

  . Allocation of OP Units to Host REIT is Different from Allocation of OP
    Units to Limited Partners. Host REIT will receive in the aggregate a number of OP Units (including OP Units allocated to the General Partners of the Partnerships) equal to the number of shares of Host common stock outstanding on the Effective Date (and, if Host has outstanding shares of preferred stock at the time of the REIT Conversion, a corresponding number of preferred partnership interests in the Operating Partnership), which should fairly represent the market value of Host REIT but may not be equal to the fair market or net asset value of the Hotels and other assets that Host will contribute to the Operating Partnership. The Partnerships will receive OP Units in the Mergers with a deemed value equal to the Exchange Value of such Partnership. The different methods of allocating OP Units may result in Limited Partners not receiving the fair market value of their Partnership Interests and Host REIT receiving a higher percentage of the interests in the Operating Partnership. See "Determination of Exchange Values and Allocation of OP Units."

  . Price of OP Units Might Be Less than the Fair Market Value of the
    Partnership Interests. The price of an OP Unit, for purposes of the Mergers and the REIT Conversion, will be equal to the average closing price on the NYSE of a Host REIT Common Share for the first 20 trading days after the Effective Date of the Mergers (but in no event greater
    than $    per share). It is likely that, over time, the value of the publicly traded Common Shares of Host REIT (and therefore the value of the OP Units) will diverge from the deemed value of the OP Units used for purposes of the Mergers. This could result in the Limited Partners receiving OP Units with an actual value that is less than either the price of the OP Units for purposes of the Mergers or the fair market value of their Partnership Interests.

  . Inability of Limited Partners to Redeem OP Units for One Year. Limited
    Partners who elect to retain OP Units received in the Mergers will be unable to redeem such OP Units for one year following the Mergers. Until then, Limited Partners will bear the risk of illiquidity.

  . Value of the Notes Will be Less Than the Exchange Value. At the same time that he votes on the Merger of his Partnership, each Limited Partner also may elect to receive, at the time of the Merger in exchange for OP Units, an unsecured, seven-year Note of the Operating Partnership with a principal amount equal to the Note Election Amount of his Partnership Interest. The deemed value of the OP Units will exceed the principal amount of the corresponding Notes in all Partnerships (because the Exchange Values will be higher than the Note Election Amounts) and there is no assurance that the Note a Limited Partner receives will have a value equal to either (i) the fair market value of the Limited Partner's share of the Hotels and other assets owned by his Partnership or (ii) the principal amount of the Notes. There will be no public market for the Notes. If the Notes are sold, they may sell at prices substantially below their issuance price. Noteholders are likely to receive the full principal amount of a Note only if they hold the Note to maturity, which is December 15, 2005, or if the Operating Partnership repays the Notes prior to maturity. Because the Notes are unsecured obligations of the Operating Partnership, they will be effectively subordinated to all secured debt of the Operating Partnership and all obligations of both the Participating Partnerships and the Operating Partnership's other subsidiaries. See "Description of the Notes." As of June 19, 1998, on a pro forma basis assuming the Full Participation Scenario, the Operating Partnership would have had aggregate consolidated debt of approximately $5.1 billion to which the Notes were effectively subordinated or which rank equally with such Notes.

  . Reduced Cash Distributions for Certain Limited Partners. The expected initial annual cash distributions of the Operating Partnership to the Limited Partners of MHP and MHP2 per Partnership Unit (from $4,015 to $4,417 and $5,968 to $6,565, respectively) will be less than the estimated cash distributions of MHP and MHP2 per Partnership Unit ($9,500 and $21,564, respectively) for 1998.

  . Fundamental Change in Nature of Investment; Potential
    Underperformance. The Mergers and the REIT Conversion involve a fundamental change in the nature of a Limited Partner's investment from holding an interest in one or more Partnerships, some of which were structured as tax shelter or tax credit investments, and each of which is a finite-life entity and has a fixed portfolio of one or more Hotels and distributes the cash flow from the operation of such Hotels to its Limited Partners, to holding an interest in an infinite-life, operating real estate company with a portfolio of approximately 120 Hotels that
    (i) collects and distributes to its limited partners rents received from the Lessees (which will bear the risks and receive the direct benefits of the Hotels' operations), (ii) has the ability to acquire additional hotels, (iii) is able to reinvest proceeds from sales or refinancings of existing Hotels in other hotels and (iv) has a publicly traded general partner. In addition, each Limited Partner's investment will change from one that allows a Limited Partner to receive a return of capital in the form of distributions from any net proceeds of a sale or refinancing of a Partnership's assets to an investment in which a Limited Partner likely would realize a return of capital only through the exercise of the Unit Redemption Right. A Limited Partner's share of the liquidation proceeds, if any, from the sale of a Partnership's Hotel or Hotels could be higher than the amount realized upon exercise of the Unit Redemption Right (or payments on any Note received by a Limited Partner who elects to exchange his OP Units for such Note). An investment in the Operating Partnership may not outperform an investment in any individual Partnership. See "Comparison of Ownership of Partnership Interests, OP Units and Common Shares."

  . Exposure to Market and Economic Conditions of Other Hotels. As a result of the Mergers, Limited Partners in Participating Partnerships who elect to retain OP Units will own interests in a much larger enterprise with a broader range of assets than any of the Partnerships individually. A material adverse change affecting the Operating Partnership's assets will affect all Limited Partners regardless of whether a particular Limited Partner previously was an investor in such affected assets. Each Partnership owns discrete assets, and the Mergers and the REIT Conversion will significantly diversify the types and geographic locations of the Hotels in which the Limited Partners will have interests. As a result, the Hotels owned by the Operating Partnership may be affected differently by economic and market conditions than those Hotel(s) previously owned by an individual Partnership.

  . Limited Partners Have No Cash Appraisal Rights. Limited Partners of
    Participating Partnerships who vote against the Merger will not have a right to receive cash based upon an appraisal of their Partnership Interests.

  . Uncertainties as to the Size and Leverage of the Operating
    Partnership. The Limited Partners cannot know at the time they vote on a Merger the exact size and amount of leverage of the Operating Partnership. Host is an existing operating company that regularly issues and repays debt, acquires additional hotels and disposes of existing hotels. Also, some or all of the Partnerships may elect not to participate in a Merger (a "Non-Participating Partnership"). In addition, outside partners in certain Private Partnerships may not consent to a lease of their partnership's Hotel(s). In either such case, Host will contribute its interests in such Partnerships and Private Partnerships to the Operating Partnership, but the Operating Partnership may, in turn, contribute such interests to a Non-Controlled Subsidiary, which will be subject to corporate-level income taxation. Host also may repurchase outstanding securities or issue new debt or equity securities prior to the consummation of the Merger and the REIT Conversion.

  . Other Uncertainties at the Time of Voting. There are several other uncertainties at the time the Limited Partners must vote on the Mergers, including (i) the exact Exchange Value for each Partnership (which will be adjusted for changes in lender and capital expenditure reserves, indebtedness, deferred maintenance and other items prior to the Effective
    Date), (ii) the price of the OP Units for purposes of the Mergers, which will be determined by reference to the post-Merger trading prices of Host REIT's Common Shares and which, together with the Exchange Value, will determine the number of OP Units the Limited Partners of each Participating Partnership will receive and (iii) the exact principal amount of the Notes that may be received in exchange for OP Units, which cannot be known until after the vote on the Mergers. For these reasons, the Limited Partners cannot know at the time they vote on a Merger these important aspects of the Merger.

  . Current Host Common Stock Price May Not Necessarily Be Indicative of the
    Price of Host REIT Common Shares Following the REIT Conversion. Host's current stock price is not necessarily indicative of how the market will value Host REIT Common Shares following the REIT Conversion. The current stock price of Host reflects the current market valuation of Host's current business and assets (including the SLC common stock and the cash or securities to be distributed in connection with the REIT Conversion) and not the business and assets of Host REIT following the REIT Conversion.

  . Lack of Control over Hotel Operations. Due to current federal income tax law restrictions on a REIT's ability to derive revenues directly from the operation of a hotel, the Operating Partnership will lease virtually all of its consolidated Hotels to the Lessees, which will operate the Hotels by continuing to retain the Managers pursuant to the Management Agreements. The Operating Partnership will not operate the Hotels or participate in the decisions affecting the daily operations of the Hotels. The Operating Partnership will have only a limited ability to require the Lessees or the Managers to operate or manage the Hotels in any particular manner and no ability to govern any particular aspect of their day-to-day operation or management. Therefore, the Operating Partnership will be dependent for its revenue upon the ability of the Lessees and the Managers to operate and manage the Hotels.

  . Expiration of the Leases and Possible Inability to Find Other
    Lessees. The Leases will expire seven to ten years after the Effective Date, and there can be no assurance that such Leases will be renewed (or if renewed, will be renewed on terms as favorable to the Operating Partnership). If the Leases are not renewed, the Operating Partnership will be required to find other lessees, which lessees must meet certain requirements set forth in the Management Agreements. There can be no assurance that satisfactory lessees could be found or as to the terms and conditions on which the Operating Partnership would be able to renew the Leases or enter into new leases with such lessees.

  . Requisite Vote of Limited Partners of Partnerships Binds All Limited
    Partners. For each Partnership, approval of a Merger by the requisite vote of the Limited Partners, as described in "Voting Procedures-- Required Vote and Other Conditions," will cause the Partnership to participate in the Merger and will bind all Limited Partners of such Partnership, including Limited Partners who voted against or abstained from voting with respect to the Merger.

  . Competition in the Lodging Industry. The profitability of the Hotels is subject to general economic conditions, the management abilities of the Managers (including primarily Marriott International), competition, the desirability of particular locations and other factors relating to the operation of the Hotels. The full-service segment of the lodging industry, in which virtually all of the Hotels operate, is highly competitive, and the Hotels generally operate in geographical markets that contain numerous competitors. The Hotels' success will be dependent, in large part, upon their ability to compete in such areas as access, location, quality of accommodations, room rate structure, the quality and scope of food and beverage facilities and other services and amenities. The lodging industry, including the Hotels (and thus the Operating Partnership), may be adversely affected in the future by (i) national and regional economic conditions, (ii) changes in travel patterns, (iii) taxes and government regulations which influence or determine wages, prices, interest rates, construction procedures and costs, (iv) the availability of credit and (v) other factors beyond the control of the Operating Partnership.

  . Substantial Indebtedness of the Operating Partnership. The Operating
    Partnership will have substantial indebtedness. As of June 19, 1998, on a pro forma basis assuming the Full Participation Scenario, the Operating Partnership had outstanding indebtedness totaling approximately $5.1 billion, which represents a % debt-to-total market capitalization ratio on a pro forma basis at such date (based upon a price per Common Share of Host REIT of $ ). The Operating Partnership's business is capital intensive, and it will have significant capital requirements in the future. The Operating Partnership's leverage level could affect its ability to (i) obtain financing in the future, (ii) undertake refinancings on terms and subject to conditions deemed acceptable by the Operating Partnership, (iii) make distributions to partners, (iv) pursue its acquisition strategy or (v) compete effectively or operate successfully under adverse economic conditions.

  . No Limitation on Debt. There are no limitations in Host REIT's or the Operating Partnership's organizational documents which limit the amount of indebtedness either may incur, although both the Notes and the Operating Partnership's other debt instruments will contain certain restrictions on the amount of indebtedness that the Operating Partnership may incur.

  . Rental Revenues from Hotels Subject to Rights of Lenders. In accordance with the mortgage loan agreements with respect to outstanding indebtedness of certain Hotel Partnerships, the rental revenues received by such Hotel Partnerships under certain Leases first will be used to satisfy the debt service on such outstanding indebtedness with only the cash flow remaining after debt service being available to satisfy other obligations of the Hotel Partnership (including paying property taxes and insurance, funding the required FF&E reserves for the Hotels and capital improvements and paying debt service with respect to unsecured debt) and to make distributions to holders of OP Units.

  . Ownership Limitations. No person or group may own, actually or constructively (as determined under the applicable Code provisions), (i) in excess of 9.8% of the number or value of outstanding Common Shares of Host REIT or (ii) in excess of 4.9% of the value of the OP Units (other than Host REIT and The Blackstone Group), subject to waiver or modification by Host REIT or the Operating Partnership, as the case may be, in certain limited circumstances.

  . Timing of the REIT Conversion. If the REIT Conversion does not occur in time for Host REIT to elect REIT status effective January 1, 1999, the effectiveness of Host REIT's election could be delayed to January 1, 2000, which would result in Host REIT continuing to pay corporate-level income taxes in 1999 and could cause the Blackstone Acquisition not to be consummated.

  . Effect of Subsequent Events upon Recognition of Gain. Even though the
    Limited Partners of the Participating Partnerships (other than those who elect to receive a Note in exchange for OP Units) generally are not expected to recognize significant taxable gain at the time of the Mergers, there are a variety of events and transactions (including the sale of one or more of the Hotels or the reduction of indebtedness securing one or more of the Hotels) that could cause a Limited Partner to recognize all or a part of the gain that otherwise has been deferred through the REIT Conversion. See "Federal Income Tax Consequences--Tax Consequences of the Mergers--Effect of Subsequent Events." Certain Hotels

   (including the Blackstone Hotels) will be covered by agreements with third parties which will restrict the Operating Partnership's ability to dispose of those properties or refinance their debt. In addition, if Atlanta Marquis participates in the Mergers, the Operating Partnership will succeed to an existing agreement that will restrict its ability to dispose of the Atlanta Marquis Hotel or to refinance the debt secured by such Hotel without compensating certain outside partners for the resulting adverse tax consequences. As for the remaining initial properties (including the Hotels owned by the Partnerships), the partnership agreement of the Operating Partnership, which is substantially in the form attached hereto as Appendix A (the "Partnership Agreement"), does not impose any restrictions on the Operating Partnership's ability to dispose of the Hotels or to refinance debt secured by the Hotels (but the Operating Partnership is obligated to pay any taxes Host REIT incurs as a result of such transactions). In addition, the Partnership Agreement provides that Host REIT, as general partner of the Operating Partnership, is not required to take into account the tax consequences of the limited partners in deciding whether to cause the Operating Partnership to undertake specific transactions (but the Operating Partnership is obligated to pay any taxes that Host REIT incurs as a result of such transactions) and the limited partners have no right to approve or disapprove such transactions. See "Description of OP Units--Sales of Assets."

  . Sale of Personal Property May Result in Gain to Limited Partners in
    Certain Partnerships. In order to facilitate the participation of Atlanta Marquis, Hanover, MHP and PHLP in the Mergers without adversely affecting Host REIT's qualification as a REIT, the Operating Partnership will require, as part of the Mergers, that Atlanta Marquis, Hanover, MHP and PHLP sell a portion of the personal property associated with the Hotels owned by such Partnerships to a Non-Controlled Subsidiary. These sales will be taxable transactions and, with the exception of the sale by Hanover, may (although are not expected to) result in an allocation of a relatively modest amount of ordinary recapture income by each Partnership to its Limited Partners. This income, if any, will be allocated to each Limited Partner in the same proportion and to the same extent that such Limited Partner was allocated any deductions directly or indirectly giving rise to the treatment of such gains as recapture income. A Limited Partner who receives such an allocation of recapture income would not be entitled to any special distribution from his Partnership in connection with the sale of personal property.

  . Election to Exchange OP Units for Notes. A Limited Partner who elects to receive a Note in connection with the Mergers in exchange for his OP Units will be treated as having made a taxable disposition of his Partnership Interest. A Limited Partner who receives a Note may be eligible to defer at least a portion, but not all, of that gain under the "installment sale" rules. A Limited Partner with a "negative capital account" with respect to his Partnership Interest who elects to receive a Note will recognize "phantom income" in that amount at the time of the Mergers in any event. See "Federal Income Tax Consequences--Tax Treatment of Limited Partners Who Exercise Their Right to Make the Note Election."

  . Failure of Host REIT to Qualify as a REIT for Tax Purposes. Taxation of
    Host REIT as a corporation if it fails to qualify as a REIT, and Host REIT's subsequent liability for federal, state and local taxes on its income and property, would, among other things, have the effect of reducing cash available for distribution to Host REIT's shareholders and materially reducing the value of the Common Shares and OP Units.

  . Failure of the Operating Partnership to Qualify as a Partnership for Tax
    Purposes. Taxation of the Operating Partnership as a corporation if it fails to qualify as a partnership and the Operating Partnership's subsequent liability for federal, state and local income taxes would, among other things, have the effect of reducing cash available for distribution to holders of OP Units, would cause Host REIT to fail to qualify as a REIT for tax purposes and would cause the holders of OP Units to recognize substantial taxable gain at the time the Operating Partnership ceases to qualify as a partnership.

  . Failure of the Leases to Qualify as Leases. If one or more of the Leases of the Hotels to the Lessees were to be disregarded for tax purposes (for example, because a Lease was determined to lack economic substance), Host REIT would fail to qualify as a REIT and the Operating Partnership might be treated as a corporation for federal income tax purposes, which would have a material adverse impact on the Limited Partners and the value of the OP Units.

  . Change in Tax Laws. No assurance can be provided that new legislation, Treasury Regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to Host REIT's qualification as a REIT or the federal income tax consequences of such qualification.

  . Limited Partners Need to Consult with Their Own Tax Advisors. Because the specific tax attributes of a Limited Partner and the facts regarding such Limited Partner's interest in his Partnership could have a material impact on the tax consequences to such Limited Partner of the Mergers, the subsequent ownership and disposition of OP Units or Notes and/or the subsequent ownership and disposition of Common Shares, it is essential that each Limited Partner consult with his own tax advisors regarding the application of federal, foreign and state and local tax laws to such Limited Partner's personal tax situation.

  . Effect of Possible Classification as a Publicly Traded Partnership on
    Passive Losses. There is a significant possibility that the Operating Partnership could be classified as a "publicly traded partnership," in which event the Limited Partners would not be able to use suspended passive activity losses from other investments (including from the Partnerships) to offset income from the Operating Partnership. It is estimated that each Limited Partner in Atlanta Marquis, Chicago Suites, Desert Springs, MDAH and MHP who purchased his Partnership Interest at the time of the original offering of such Interests, has held such Partnership Interest continuously since that time and whose Partnership Interest has been his only investment in a passive activity, would have a passive activity loss carryforward as of December 31, 1998.

  . Host's Substantial Deferred Tax and Contingent Liabilities. Host will have substantial deferred tax liabilities that are likely to be recognized in the next ten years (notwithstanding Host REIT's status as a REIT), and the IRS could assert substantial additional liabilities for taxes against Host for taxable years prior to the time Host REIT qualifies as a REIT. Under the terms of the REIT Conversion and the Partnership Agreement, the Operating Partnership will be responsible for paying (or reimbursing Host REIT for the payment of) all such tax liabilities as well as any other liabilities (including contingent liabilities and liabilities attributable to litigation that Host REIT may incur) whether such liabilities are incurred by reason of Host's activities prior to the REIT Conversion or the activities of Host REIT subsequent thereto.

THE REIT CONVERSION

  The transactions summarized below collectively constitute the REIT Conversion. If the required approvals for the various transactions are obtained and other conditions to the different steps in the REIT Conversion are satisfied or waived, these transactions are expected to occur at various times prior to the end of 1998 (or as soon thereafter as practicable). The Mergers of the Participating Partnerships are expected to occur at the final stage of the REIT Conversion.

  . Contribution of Host's Lodging Assets to the Operating Partnership. As a preliminary step, at various times during 1998, Host will contribute its wholly owned full-service hotel assets, substantially all of its interests in the Hotel Partnerships and its other assets (excluding its senior living assets and the cash to be distributed to its shareholders) to the Operating Partnership in exchange for (i) a number of OP Units equal to the number of outstanding shares of common stock of Host at the time of the REIT Conversion, (ii) preferred partnership interests in the Operating Partnership corresponding to any shares of Host preferred stock outstanding at the time of the REIT Conversion and (iii) the assumption by the Operating Partnership of all liabilities of Host (including past and future tax liabilities), other than liabilities of SLC. Following these contributions, the Operating Partnership and its subsidiaries will directly own all of Host's wholly owned hotels and all of Host's interests in the Hotel Partnerships and Host's other assets (excluding its senior living assets and the cash to be distributed to its shareholders).

  . Debt Refinancing. In August 1998, Host refinanced $1.55 billion of outstanding public bonds (the "Bond Refinancing") through offers to purchase such debt securities for cash and a concurrent solicitation of consents to amend the terms of the debt securities to permit the transactions constituting the REIT Conversion. Host obtained the funds for the Bond Refinancing primarily from the issuance of new debt securities and a new $1.25 billion credit facility (the "New Credit Facility"). See "Business and Properties--Indebtedness."

  . Treatment of Convertible Preferred Securities. Prior to the Effective
    Date, Host will seek the consent of holders of the $550 million of outstanding Quarterly Income Preferred Securities ("Convertible Preferred Securities") to the REIT Conversion. In the REIT Conversion, the Operating Partnership will assume primary liability for repayment of the convertible subordinated debentures of Host underlying the Convertible Preferred Securities. As the successor to Host, Host REIT also will be liable on the debentures and the debentures will become convertible into Common Shares, but the Operating Partnership will have primary responsibility for payment of the debentures, including all costs of conversion. Upon conversion by a Convertible Preferred Securities holder, the Operating Partnership will acquire Common Shares from Host REIT in exchange for an equal number of OP Units and distribute the Common Shares to the Convertible Preferred Securities holder. As a result of the distribution of SLC common stock and cash to Host REIT shareholders in connection with the merger of Host into Host REIT, the conversion ratio of the Convertible Preferred Securities will be adjusted pursuant to the anti-dilution provisions of the debentures. See "Business and Properties--Indebtedness."

  . The Mergers. On the Effective Date, each Participating Partnership will merge with a Merger Partnership. The Participating Partnerships will be the surviving entities of the Mergers and will continue in existence as indirect subsidiaries of the Operating Partnership. In the Mergers, each Limited Partner will receive a number of OP Units with a deemed value equal to the Exchange Value of his respective Partnership Interests. If, at the time of the vote on the Merger of his Partnership, a Limited Partner elects to receive a Note in exchange for OP Units, such Limited Partner will, upon receipt of his OP Units, tender such OP Units to the Operating Partnership in exchange for a Note with a principal amount equal to the Note Election Amount of his Partnership Interests. The General Partners and their affiliates will also receive OP Units in exchange for their interests in the Partnerships, which such entities will continue to be wholly owned subsidiaries of Host REIT. Partnerships that do not participate in a Merger will continue as separate partnerships, but the Operating Partnership would contribute some or all of the interests in certain of these Partnerships (such as Atlanta Marquis, Desert Springs, Hanover, MHP and MHP2) that it receives from Host and its subsidiaries to a Non-Controlled Subsidiary.

  . Restructuring of the Private Partnerships. The Operating Partnership will acquire the partnership interests from unaffiliated partners of certain Private Partnerships in exchange for OP Units and, accordingly, will own all of the interests in those Private Partnerships. For those Private Partnerships in which the unaffiliated partners have not elected to exchange their interests for OP Units, (i) the Operating Partnership will be a partner in the partnership if the unaffiliated partners consent to a Lease of the partnership's Hotel(s) to a Lessee or (ii) if the requisite consents to enter into a Lease are not obtained, the Operating Partnership may transfer its interest in such partnership to a Non-Controlled Subsidiary.

  . The Blackstone Acquisition. On the Effective Date, the Operating
    Partnership will acquire from the Blackstone Entities ownership of, or controlling interests in, twelve hotels and two mortgage loans, one secured by one of the acquired hotels and one secured by an additional hotel. In addition, Host will acquire a 25% interest in the Swissotel management company from the Blackstone Entities, which Host REIT will transfer to SLC in connection with the distribution of SLC common stock to Host REIT shareholders and the Blackstone Entities. In exchange for these assets, the Operating Partnership will issue approximately 43.7 million OP Units, assume or repay debt and make cash payments totaling approximately $862 million and distribute up to 18% of the shares of SLC common stock to the Blackstone Entities.

  . Contribution of Assets to Non-Controlled Subsidiaries. The Operating
    Partnership will organize the Non-Controlled Subsidiaries to hold various assets (not exceeding 20% of the assets of the Operating Partnership) contributed by Host and its subsidiaries to the Operating Partnership, the direct ownership of which by the Operating Partnership could jeopardize Host REIT's status as a REIT. These assets primarily will consist of partnership or other interests in hotels which are not leased, certain furniture, fixtures and equipment used in the Hotels and certain international hotels in which Host owns interests. In exchange for the contribution of these assets to the Non-Controlled Subsidiaries, the Operating Partnership will receive nonvoting common stock representing 95% of the total economic interests of the Non-Controlled Subsidiaries. In addition, the Operating Partnership and, prior to the Mergers (assuming they participate in the Mergers), Atlanta Marquis, Hanover, MHP and PHLP, will sell to a Non-Controlled Subsidiary an estimated $200 million in value of personal property associated with certain Hotels for notes or cash that has been contributed or loaned to the Non-Controlled Subsidiary by the Operating Partnership, or a combination thereof. The Operating Partnership could not lease this personal property to the Lessees without potentially jeopardizing Host REIT's qualification as a REIT. The Non-Controlled Subsidiary will lease such personal property to the applicable Lessees. The Host Marriott Incentive Compensation Statutory Trust, the beneficiaries of which will be certain employees of Host REIT and a designated charity (the "Incentive Compensation Trust"), will acquire all of the voting common stock representing the remaining 5% of the total economic interests, and 100% of the control, of each Non-Controlled Subsidiary. See "The Mergers and the REIT Conversion--The REIT Conversion."

  . Leases of Hotels. The Operating Partnership, its subsidiaries and its controlled partnerships, including the Participating Partnerships, will lease virtually all of their Hotels to the Lessees pursuant to leases with initial terms ranging from seven to ten years (the "Leases"). See "Business and Properties--The Leases." The leased Hotels will be operated by the Lessees under their existing brand names pursuant to their existing Management Agreements, which will be assigned to the Lessees for the terms of the applicable Leases but under which the Operating Partnership will remain obligated. See "Business and Properties--The Management Agreements."

  . Host REIT Merger and Shareholder Distribution. Host will merge into Host
    REIT upon obtaining shareholder approval of the merger. Pursuant to the merger agreement, Host shareholders will receive, for each share of Host common stock, one Host REIT Common Share. Immediately following the merger, each shareholder of Host REIT will receive, for each common share of Host REIT, a taxable distribution consisting of a fraction of a share of common stock of SLC and cash or securities in an amount to be determined. The aggregate value of the SLC common stock and cash or securities to be distributed to Host REIT shareholders is currently estimated to be approximately $400 to $550 million (approximately $2.00 to $2.75 per share). The actual amount of the distribution will be based upon the estimated amount of accumulated earnings and profits of Host as of the last day of its taxable year ending on or immediately following the Effective Date. See "The REIT Conversion and the Mergers--The REIT Conversion--Host REIT Merger and Shareholder Distribution." In addition, under the terms of the Blackstone Acquisition, the Blackstone Entities are entitled to receive a pro-rata distribution to the extent they did not elect to receive additional OP Units in lieu thereof. The distribution to the Blackstone Entities will approximate $80 million to $115 million if the REIT Conversion is consummated. Following the distribution, SLC's principal assets will include the senior living assets of Host, which are expected to consist of 31 retirement communities, a 25% interest in the Swissotel management company acquired from the Blackstone Entities and controlling interests in the Lessees.

  Following the REIT Conversion, assuming the Full Participation Scenario, the organizational structure of Host REIT will be as follows:


                          [FLOW CHART APPEARS HERE]

--------

(1) Immediately following the merger of Host into Host REIT and the distribution of SLC common stock to Host REIT's shareholders and the Blackstone Entities, the shareholders of SLC will consist of the shareholders of Host REIT and the Blackstone Entities. The common ownership of the two public companies, however, will diverge over time.

(2) Represents Limited Partners and others who retain OP Units and do not receive Notes; excludes Host and its subsidiaries.
(3) The Operating Partnership will own all or substantially all of the equity interests in the Participating Partnerships, certain Private Partnerships and other Host subsidiaries that own Hotels, both directly and through other direct or indirect, wholly owned subsidiaries of the Operating Partnership or Host REIT. Host will contribute its partial equity interests in the Non-Participating Partnerships and those Private Partnerships whose partners have not elected to exchange their interests for OP Units to the Operating Partnership, and the Operating Partnership will either hold such partial interests or contribute them to the Non-Controlled Subsidiaries.

  Conditions to Consummation of the REIT Conversion. The consummation of the REIT Conversion is subject to the satisfaction or waiver of a number of conditions, including the conditions set forth below.

  . Host Shareholder Approval. Shareholders owning 66 2/3% of the outstanding shares of Host's common stock shall have approved the merger of Host into Host REIT.

  . REIT Qualification. Host's Board of Directors shall have determined, based upon the advice of counsel, that Host REIT can elect to be treated as a REIT for federal income tax purposes effective no later than the first full taxable year commencing after the REIT Conversion.

  . NYSE Listing. The Common Shares shall have been approved for listing on the NYSE.

  . Consents of Partners of Other Partnerships. Host shall have received consents from outside partners in Private Partnerships to a lease of the Hotels owned by such Private Partnerships to the extent required to enable Host REIT to qualify as a REIT.

  . Third-Party Consents. Host shall have received all required third-party consents to the REIT Conversion, including consents of lenders, Marriott International and certain of its subsidiaries and ground lessors, and consents to transfer material operating licenses and permits and the Management Agreements.

  . No Adverse Tax Legislation. The United States Congress shall not have enacted legislation, or proposed legislation with a reasonable possibility of being enacted, that would have the effect of (i) substantially impairing the ability of Host REIT to qualify as a REIT or the Operating Partnership to qualify as a partnership (ii) substantially increasing the federal tax liabilities of Host REIT resulting from the REIT Conversion or (iii) substantially reducing the expected benefits to Host REIT resulting from the REIT Conversion. The determination that this condition has been satisfied will be made by Host, in its discretion.

THE MERGERS

  Issuance of OP Units. If Limited Partners holding the requisite percentage of outstanding Partnership Interests in a Partnership vote to approve a Merger, then such Participating Partnership will merge with a Merger Partnership, with the Participating Partnership being the surviving entity. Each Limited Partner of the Participating Partnership will receive OP Units with an aggregate deemed value equal to the Exchange Value of such Limited Partner's Partnership Interests. The General Partners and their affiliates that own limited partner interests in the Partnership also will receive OP Units in exchange for their general and limited partner interests in the Partnerships. The price attributed to an OP Unit, the Exchange Value of each Partnership and the allocation of OP Units will be established in the manner described in detail under "Determination of Exchange Values and Allocation of OP Units."

  Right to Exchange OP Units for Notes. At the time they vote on the Merger of their Partnership, Limited Partners can elect to tender the OP Units they will receive in the Merger (if their Partnership approves the Merger) to the Operating Partnership in exchange for Notes. The principal amount of the Note received by a Limited Partner will be equal to the Note Election Amount of his Partnership Interest, which will be less than the value of the OP Units that such Limited Partner otherwise would have received (because the Note Election Amount will be less than the Exchange Value for all Partnerships). Holders of Notes will receive interest payments on a semi-annual basis on June 15 and December 15 of each year. Such election will, however, cause a Limited Partner to recognize gain at the time he receives the Note. See "Description of the Notes" and "Federal Income Tax Consequences--Tax Treatment of Limited Partners Who Exercise Their Right to Make the Note Election."

  1998 Distributions. Limited Partners at the Effective Date of the Mergers who retain OP Units will receive cash distributions from their respective Partnerships for all of 1998 and, if the Mergers do not occur in 1998, any portion of 1999 prior to the Mergers for which they do not receive a cash distribution from the Operating Partnership. Cash distributions will be made by each Partnership in accordance with its partnership agreement on or before June 1, 1999 in respect of 1998 operations and, if the Mergers do not occur prior to January 1, 1999, within 90 days after the Effective Date of the Mergers in respect of any 1999 operations. Limited Partners at the Effective Date of the Mergers who receive a Note in exchange for OP Units will participate in the same distributions from the Partnerships as Limited Partners who retain OP Units but will not receive any distributions from the Operating Partnership with respect to periods after the Effective Date of Mergers.

  Ownership Interests of Host in the Partnerships. The table below sets forth the current ownership interests of Host in the Partnerships. Following the REIT Conversion, assuming all of the Partnerships participate in the Mergers, the Partnerships will be wholly owned by the Company.


   PARTNERSHIP               LIMITED PARTNER INTERESTS GENERAL PARTNER INTERESTS
   -----------               ------------------------- -------------------------
   Atlanta Marquis..........      Class A   0.28%                0.42%
                                  Class B 100.0
   Chicago Suites...........                 0                      1
   Desert Springs...........                 0                      1
   Hanover..................               47.62                    5
   MDAH.....................                0.48                    1
   MHP......................               48.33                    1
   MHP2.....................               52.62                    1
   PHLP.....................                0.06                    1

  Vote Required for Merger. In the case of Atlanta Marquis, a majority of Class A limited partner interests must vote to approve the Merger. Host and its affiliates own 0.28% of the outstanding Class A limited partner interests. In the case of each of Chicago Suites and PHLP, the approval required for each Merger is a majority of the outstanding limited partner interests in such Partnership. There are no restrictions on the ability of Host to vote its limited partner interests; however, Host owns no limited partner interests in Chicago Suites and only 0.06% of the outstanding limited partner interests in PHLP. In MDAH, a majority of limited partner interests must vote to approve the Merger. Host is not entitled to vote its 0.48% limited partner interest in MDAH on the Merger. In the case of Desert Springs, Hanover, MHP and MHP2, a majority of the limited partner interests held by Limited Partners must be present in person or by proxy for the vote to be recognized and a majority of the limited partner interests actually voting on the Merger must vote for the Merger to approve it. Host is required to vote its limited partner interests in Hanover, MHP and MHP2 in the same manner as the majority of the other limited partner interests actually voting on the matter vote. Host or its subsidiaries own 47.62%, 48.33% and 52.62% of the limited partner interests in Hanover, MHP and MHP2, respectively. Host does not own any limited partner interests in Desert Springs. The approval of the Merger by the requisite percentage of limited partner interests of a Partnership will cause the Partnership to participate in the Merger and will bind all Limited Partners of such Partnership, including Limited Partners who voted against or abstained from voting with respect to the Merger. See "Voting Procedures--Required Vote and Other Conditions."

  Amendments to Partnership Agreements. In order to consummate each Merger as currently proposed, there are a number of amendments required to be made to the partnership agreements of the Partnerships. A vote in favor of a Merger will be deemed to constitute consent to such amendments. The effectiveness of such amendments will be conditioned upon the Partnership's participation in a Merger. The required amendments include (i) permitting the Partnership to enter into the Leases with the Lessees; (ii) reducing to one the number of appraisals of the fair market value of a Partnership's Hotel(s) that the Partnership must provide to the Limited Partners before the General Partner can cause a Partnership to sell its assets to the General Partner or an affiliate and (iii) other amendments required to delete obsolete references, reflect the passage of time or allow the transactions constituting the Mergers or otherwise necessary or desirable to consummate the Mergers and the REIT Conversion.

  Effective Time of the Mergers. The effective time of each Merger (the "Effective Time") will be after the merger of Host into Host REIT becomes effective (but within one day thereof), which is expected to occur during the final stage of the REIT Conversion. This is expected to occur on or about December 30, 1998, subject to satisfaction or waiver of the conditions to the REIT Conversion.

  Conditions to Consummation of the Mergers. Participation by each Partnership in a Merger is subject to the satisfaction or waiver of certain conditions, including, among other things, consent of (i) Limited Partners holding the requisite percentage of Partnership Interests in such Partnership (as described above) and (ii) certain lenders and other third parties. Each Merger also is contingent upon the consummation of the remainder of the required portions of the REIT Conversion.

  Merger Expenses. All costs and expenses incurred in connection with the proposed Mergers (the "Merger Expenses"), including transfer and recordation taxes and fees, whether or not the Mergers are approved by the Partnerships, will be borne by the Operating Partnership, which will also bear all other costs and expenses incurred by Host and its subsidiaries in connection with the REIT Conversion (the "REIT Conversion Expenses"). See "The Mergers and the REIT Conversion--Expenses."

REASONS FOR THE MERGERS

  The Mergers are being proposed at this time for three principal reasons:

  . First, the General Partners believe that the expected benefits of the Mergers to the Limited Partners, as set forth below, outweigh the risks of the Mergers to the Limited Partners, as set forth in "Risk Factors."

  . Second, the General Partners believe that participation in the REIT
    Conversion through the Mergers is better for the Limited Partners than the alternatives of continuing each Partnership as a standalone entity, liquidating the Partnership, reorganizing the Partnership into a standalone REIT or pursuing a merger of one or more Partnerships with another REIT. See "Determination of Exchange Values and Allocation of OP Units" and "Background and Reasons for the Mergers and the REIT Conversion--Alternatives to the Mergers."

  . Third, Host is proposing the Mergers at this time to each Partnership because consummation of the Merger as to each Partnership will enable Host to obtain the full benefits of the REIT Conversion with respect to its interests in such Partnership, while also giving the other partners of the Partnership the opportunity to enjoy the benefits of the REIT Conversion. See "Risk Factors--Risks and Effects of the Mergers-- Conflicts of Interest--Substantial Benefits to Related Parties."

  The expected benefits from the Mergers to the Limited Partners include the following:

  . Enhanced Liquidity of Investment. The REIT Conversion will offer Limited
    Partners significantly enhanced liquidity with respect to their investments in the Partnerships because, commencing one year following the Mergers, Limited Partners who retain OP Units will be able to exercise their Unit Redemption Right at any time, subject to certain limited exceptions. Host has approximately 204 million shares of common stock outstanding and is expected to have a total common equity market
    capitalization of approximately $   billion after giving effect to the
    estimated $    million earnings and profits distribution (based on Host's
    $   closing price per share on the NYSE on      , 1998). The exercise of
    the Unit Redemption Right, however, generally would result in recognition of taxable income or gain at that time.

  . Public Market Valuation of Assets. In most instances, the units of limited partnership interest of each Partnership ("Partnership Units") currently trade at a discount to the net asset value of the Partnership's assets. In contrast, the General Partners believe that by exchanging interests in their existing, non-traded, finite-life limited partnerships with a fixed portfolio for interests in an infinite-life real estate company focused primarily on a more diverse and growing full-service hotel portfolio and providing valuation based upon publicly traded Common Shares of Host REIT, the Limited Partners will have the opportunity to participate in the recent trend toward ownership of real estate through a publicly traded entity, which, in many instances, has resulted in market valuations of public real estate companies in excess of the estimated net asset values of those companies. There can be no assurance, however, that the Common Shares of Host REIT will trade at a premium to the private market values of the Operating Partnership's assets or that the relative pricing differential will not change or be eliminated in the future. Also, the benefit of Host's conversion to a REIT will not be shared by the Limited Partners if and to the extent that such benefit is reflected in the market valuation of Host's common stock prior to the REIT Conversion.

  . Regular Quarterly Cash Distributions. The General Partners expect that the Operating Partnership will make regular quarterly cash distributions to holders of OP Units. Host expects that these distributions will be higher than the estimated cash distributions for 1998 of all Partnerships except MHP and MHP2, and in any event, the ability to receive distributions quarterly and in regular amounts would be enhanced. For additional information regarding historical and estimated future distributions for the Partnerships, see "Background and Reasons for the Mergers and the REIT Conversion--Reasons for the Mergers."

  . Substantial Tax Deferral. The General Partners expect that Limited
    Partners of the Participating Partnerships who do not elect to receive Notes in exchange for OP Units generally should be able to obtain the benefits of the Mergers while continuing to defer recognition for federal income tax purposes of at least a substantial portion, if not all, of the gain with respect to their Partnership Interests that otherwise would be recognized in the event of a liquidation of the Partnership or a sale or other disposition of its assets in a taxable transaction (although Limited Partners in Atlanta Marquis, MHP and PHLP may (although are not expected to) recognize a relatively modest amount of ordinary income as the result of required sales of personal property by each such Partnership to a Non-Controlled Subsidiary in order to facilitate Host REIT's qualification as a REIT). Thereafter, such Limited Partners generally should be able to defer at least a substantial portion of such built-in gain until they elect to exercise their Unit Redemption Right or one or more of the Hotels currently owned by their Partnership are sold or otherwise disposed of in a taxable transaction by the Operating Partnership or the debt now secured by such Hotels is repaid, prepaid or substantially reduced. The federal income tax consequences of the Mergers are highly complex and, with respect to each Limited Partner, are dependent upon many variables, including the particular circumstances of such Limited Partner. See "Federal Income Tax Consequences--Tax Consequences of the Mergers." Each Limited Partner is urged to consult with his own tax advisors as to the consequences of a Merger in light of his particular circumstances.

  . Risk Diversification. Participation in a Merger, as well as future hotel acquisitions by the Operating Partnership, will reduce the dependence upon the performance of, and the exposure to the risks associated with, any particular Hotel or group of Hotels currently owned by an individual Partnership and spread such risk over a broader and more varied portfolio, including more diverse geographic locations and multiple brands. See "Business and Properties--Business Objectives."

  . Reduction in Leverage and Interest Costs. It is expected that the Operating Partnership will have a significantly lower leverage to value ratio than any of the Partnerships currently, which have leverage ratios that exceed 55% and typically average between 75% and 80% (calculated as a percentage of Appraised Value), resulting in interest and debt service savings and greater financial stability.

  . Growth Potential. The General Partners believe that the Limited Partners, by owning interests in a publicly traded real estate company focused primarily on a more diverse and growing upscale and luxury full-service hotel portfolio, will be able to participate in growth opportunities that would not otherwise be available to them.

  . Greater Access to Capital. With publicly traded equity securities, a larger base of assets and a substantially greater equity value than any of the Partnerships individually, Host REIT expects to have greater access to the capital necessary to fund the Operating Partnership's operations and to consummate acquisitions on more attractive terms than would be available to any of the Partnerships individually. This greater access to capital should provide greater financial stability to the Operating Partnership and reduce the level of risk associated with refinancing existing loans upon maturity, as compared to the Partnerships individually.

DETERMINATION OF EXCHANGE VALUES AND ALLOCATION OF OP UNITS

  Following consummation of the REIT Conversion, OP Units will be owned by the following groups:

  . Host REIT, which will receive in the aggregate a number of OP Units equal to the number of outstanding shares of common stock of Host, in exchange for the contribution of its full-service hotel assets and other assets (excluding its senior living assets and the cash to be distributed to its shareholders), subject to all liabilities of Host (including past and future tax liabilities), other than liabilities of SLC. The aggregate number of OP Units received by Host REIT will include the OP Units attributable to the interests of the General Partners and their affiliates in the Partnerships, valued in substantially the same manner as the OP Units attributable to the Limited Partners. On a pro forma basis, as of June 19, 1998, Host REIT would have received approximately 204 million OP Units, based upon the number of outstanding shares of Host common stock at that time. If Host issues any shares of preferred stock prior to the REIT Conversion, Host REIT also will receive a number of preferred partnership interests in the Operating Partnership equal to the number of outstanding shares of preferred stock.

  . The Blackstone Entities, which will receive approximately 43.7 million OP
    Units in exchange for the contribution of the Blackstone Hotels and certain other related assets, subject to certain liabilities.

  . Limited Partners of the Participating Partnerships, who will receive in the Mergers a number of OP Units based upon the Exchange Values of their respective Partnership Interests, determined as summarized below.

  . Partners unaffiliated with Host in certain Private Partnerships, who have agreed to exchange their interests in their Private Partnerships for OP Units based upon the value of their interests in their Private Partnerships, as determined by negotiation with Host.

  In the Mergers, the Limited Partners of each Participating Partnership will receive in exchange for their Partnership Interests a number of OP Units with an aggregate deemed value equal to the Exchange Value of their Partnership Interests. The price of an OP Unit for this purpose will be equal to the average closing price on the NYSE of a Host REIT Common Share for the 20 trading days after the Effective Date of the Mergers (but in no event greater
than $   per share). The closing price per share of Host common stock on the
NYSE was $   on     , 1998.

  The Exchange Value of a Partnership is equal to the greatest of its Adjusted Appraised Value, Continuation Value and Liquidation Value, each of which has been determined as follows:

  . Adjusted Appraised Value. The General Partners have retained AAA to determine the market value of each of the Hotels as of March 1, 1998, (the "Appraised Value"). The "Adjusted Appraised Value" of a Partnership equals the Appraised Value of its Hotels, adjusted as of the Final Valuation Date (as defined herein) for lender reserves, capital expenditure reserves, existing indebtedness (including a "mark to market" adjustment to reflect the fair market value of such indebtedness), certain deferred maintenance costs, deferred management fees and transfer and recordation taxes and fees.

  . Continuation Value. The General Partners have adopted estimates prepared by AAA for each Partnership of the discounted present value, as of January 1, 1998, of the limited partners' share of estimated future cash distributions and estimated net sales proceeds (plus lender reserves) assuming that the Partnership continues as an operating business for twelve years and its assets are sold on December 31, 2009 for their then estimated market value (the "Continuation Value").

  . Liquidation Value. The General Partners have estimated for each
    Partnership the net proceeds to limited partners resulting from the assumed sale as of December 31, 1998 of the Hotels(s) of the Partnership, each at its Adjusted Appraised Value (after eliminating any "mark to market" adjustment and adding back the deduction for transfer taxes and fees, if any, made in deriving the Adjusted Appraised Value) less (i) estimated liquidation costs, expenses and contingencies equal to 2.5% of Appraised Value and (ii) prepayment penalties or defeasance costs, as applicable (the "Liquidation Value").

  For a complete description of the above methodologies, see "Determination of Exchange Values and Allocation of OP Units--Methodology for Determining Exchange Values." Each of the three valuation methodologies is dependent upon a number of estimates, variables and assumptions, including the assumptions used by AAA in preparing the Appraised Values of the Hotels, as well as varying market conditions. No assurance can be given that the estimated values would be accurate under actual conditions. See "Background and Reasons for the Mergers and the REIT Conversion--Alternatives to the Mergers."

  The following table sets forth the estimated Exchange Value of each Partnership (based upon the greatest of its Adjusted Appraised Value, Continuation Value and Liquidation Value), the estimated minimum and pro forma number of OP Units to be received and the estimated Note Election Amount for each Partnership, all on a per Partnership Unit basis as of the Initial Valuation Date. The estimated Exchange Values set forth below may increase or decrease as a result of various adjustments, which will be finally calculated immediately prior to the closing of the Mergers but will not change as a result of less than all of the Partnerships participating in the Mergers.

  ESTIMATED EXCHANGE VALUES, NUMBER OF OP UNITS AND NOTE ELECTION AMOUNT
                (ALL AMOUNTS ON A PER PARTNERSHIP UNIT BASIS)(1)

                                                                      ESTIMATED ESTIMATED
                         ESTIMATED                                     MINIMUM  PRO FORMA
                         ADJUSTED   ESTIMATED    ESTIMATED  ESTIMATED NUMBER OF NUMBER OF   NOTE
                         APPRAISED CONTINUATION LIQUIDATION EXCHANGE     OP        OP     ELECTION
      PARTNERSHIP          VALUE      VALUE        VALUE    VALUE(2)  UNITS(3)  UNITS(4)  AMOUNT(5)
      -----------        --------- ------------ ----------- --------- --------- --------- ---------
Atlanta Marquis......... $ 41,991    $ 45,425    $    406   $ 45,425              2,271   $ 27,255
Chicago Suites..........   33,471      24,184      31,467     33,471              1,674     31,468
Desert Springs..........   40,880      33,536      27,617     40,880              2,044     27,617
Hanover.................  123,202      98,090      88,474    123,202              6,160     88,474
MDAH....................  109,216      89,340      98,343    109,216              5,461     98,345
MHP.....................  140,032     141,425     124,261    141,425              7,071    124,261
MHP2....................  237,334     212,032     205,140    237,334             11,867    205,140
PHLP....................        0       5,040           0      5,040                252      3,024

--------
(1) A Partnership Unit in all of the Partnerships except Chicago Suites ($35,000) and PHLP ($10,000) represents an original investment of $100,000.
(2) Estimated Exchange Value is equal to the greatest of estimated Adjusted Appraised Value, estimated Continuation Value and estimated Liquidation Value.

(3) Assumes the price of an OP Unit is $   , which is the maximum price for
    purposes of the Mergers.

(4) Assumes the price of an OP Unit is $20.00, which is the price used for purposes of the pro forma financial statements.

(5) The principal amount of Notes is equal to the greater of (i) the Liquidation Value or (ii) 60% of the Exchange Value (the "Note Election Amount").

DESCRIPTION OF THE NOTES

  At the same time they vote on the Mergers, Limited Partners who prefer to exchange their OP Units for a Note must indicate their preference on the Consent Form. Even if a Limited Partner votes against the Merger, he still may choose to exchange his OP Units for a Note in the event the Merger is approved. A Limited Partner of a Participating Partnership who fails to vote will receive and retain OP Units. Each Limited Partner in a

Participating Partnership who elects to exchange his OP Units for a Note will immediately tender the OP Units he receives upon consummation of the Merger to the Operating Partnership for the Note. The Notes will (i) be unsecured obligations of the Operating Partnership, (ii) have a principal amount equal to the Note Election Amount of a Limited Partner's Partnership Interests, (iii) mature on December 15, 2005 (approximately seven years after the closing of the Mergers), (iv) bear interest at % per annum, which was determined based on 120% of the applicable federal rate as of the Record Date (estimated to be approximately 6.68% as of August 7, 1998), payable semi-annually on June 15 and December 15 each year, (v) provide for optional prepayment at any time without penalty and mandatory prepayment of principal from a ratable portion of the net proceeds (after repayment of debt, sales expenses and deferred management fees) realized from any sale of any Hotels formerly owned by the Limited Partner's Partnership and from certain excess refinancing proceeds and (vi) provide for the payment of the remaining principal balance at maturity. See "Description of the Notes."

FAIRNESS ANALYSIS AND OPINION

  Fairness Analysis. The General Partners believe that the Mergers provide substantial benefits and are fair to the Limited Partners of each Partnership and recommend that all Limited Partners vote for the Mergers. In arriving at this conclusion, the General Partners have relied primarily on the following factors, as well as other factors described under "Fairness Analysis and Opinion--Fairness Analysis:" (i) their view that the expected benefits of the Mergers for the Limited Partners outweigh the risks and potential detriments of the Mergers to the Limited Partners (see "Background and Reasons for the Mergers and the REIT Conversion--Reasons for the Mergers"); (ii) their view that the value of the OP Units allocable to the Limited Partners on the basis of the Exchange Value established for each Partnership represents fair consideration for the interests held by the partners of such Partnership and is fair to the Limited Partners from a financial point of view; and (iii) the fairness opinion of AAA, as described below.

  Fairness Opinion. AAA, an independent, nationally recognized hotel valuation and financial advisory firm, has rendered the fairness opinion (the "Fairness Opinion"), attached as Appendix B to this Consent Solicitation, which sets forth the Appraised Values of the Hotels and concludes that: (i) the Exchange Value and the methodologies and underlying assumptions used to determine the Exchange Value, the Adjusted Appraised Value, the Continuation Value and the Liquidation Value of each Partnership (including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of the Hotels) are fair and reasonable, from a financial point of view, to the Limited Partners of each Partnership; and (ii) the methodologies used to determine the value of an OP Unit and the allocation of the equity interest in the Operating Partnership to be received by the limited partners of each Partnership are fair and reasonable to the Limited Partners of each Partnership. See "Fairness Analysis and Opinion--Fairness Opinion."

RECOMMENDATION

  FOR THE REASONS STATED HEREIN, THE GENERAL PARTNERS BELIEVE THAT THE MERGERS PROVIDE SUBSTANTIAL BENEFITS AND ARE FAIR TO THE LIMITED PARTNERS OF EACH PARTNERSHIP AND RECOMMEND THAT ALL LIMITED PARTNERS VOTE FOR THE MERGERS. SEE "FAIRNESS ANALYSIS AND OPINION--FAIRNESS ANALYSIS."

SOLICITATION MATERIALS

  This Consent Solicitation (including the accompanying transmittal letter), together with the consent form (the "Consent Form"), constitute the "Solicitation Materials" being distributed to Limited Partners to obtain their consents to the Mergers.

  The date of first distribution of this Consent Solicitation is    , 1998.

VOTING PROCEDURES

  The voting procedures applicable to Limited Partners of each Partnership are set forth in this Consent Solicitation under the heading "Voting Procedures-- Required Vote and Other Conditions."

  A Limited Partner may mark the Consent Form to vote "FOR," "AGAINST" or "ABSTAIN" with respect to participation in a Merger by his Partnership. THE FAILURE OF A LIMITED PARTNER OF ATLANTA MARQUIS, CHICAGO SUITES, MDAH AND PHLP TO VOTE OR AN ABSTENTION WILL HAVE THE SAME EFFECT AS IF SUCH LIMITED PARTNER HAD VOTED HIS PARTNERSHIP INTERESTS "AGAINST" A MERGER. THE FAILURE OF A LIMITED PARTNER OF DESERT SPRINGS, HANOVER, MHP AND MHP2 TO VOTE WILL MEAN THAT SUCH LIMITED PARTNER'S PARTNERSHIP INTEREST WILL NOT BE COUNTED FOR PURPOSES OF ESTABLISHING THE NUMBER OF LIMITED PARTNER INTERESTS REQUIRED TO RECOGNIZE THE VOTE AND MAY AFFECT THE MANNER IN WHICH HOST IS REQUIRED TO VOTE ITS LIMITED PARTNER INTERESTS. AN ABSTENTION BY A LIMITED PARTNER OF DESERT SPRINGS, HANOVER, MHP AND MHP2 WILL BE COUNTED FOR PURPOSES OF ESTABLISHING THE NUMBER OF LIMITED PARTNER INTERESTS REQUIRED TO HAVE THE VOTE RECOGNIZED BUT WILL EFFECTIVELY BE COUNTED AS A VOTE "AGAINST" A MERGER.

  The period during which consents will be solicited pursuant to this Consent Solicitation (the "Solicitation Period") will commence on the date this Consent Solicitation and the other Solicitation Materials are first distributed to the
Limited Partners and will continue until the later of (i)    , 1998 or (ii)
such later date as the Operating Partnership may elect, in its sole and absolute discretion. Any Consent Form RECEIVED by the Operating Partnership (in original or by facsimile) prior to 5:00 p.m., Eastern time, on the last day of the Solicitation Period will be effective, provided that such Consent Form has been properly signed. FOR ALL OF THE PARTNERSHIPS, A CONSENT FORM THAT IS PROPERLY SIGNED BUT NOT MARKED WILL BE VOTED "FOR" THE MERGERS. A Limited Partner who has submitted a Consent Form may withdraw or revoke the Consent Form at any time prior to the expiration of the Solicitation Period.

  Investor Lists. Under Rule 14a-7 of the Exchange Act, each Partnership is required, upon the written request of a Limited Partner, to provide to the requesting Limited Partner (i) a statement of the approximate number of Limited Partners in such Limited Partner's Partnership; and (ii) the estimated cost of mailing a proxy statement, form of proxy or other similar communication to such Limited Partners. In addition, a Limited Partner has the right, at his option, either to (a) have his Partnership mail (at the Limited Partner's expense) copies of any proxy statement, proxy form or other soliciting material furnished by the Limited Partner to the Partnership's Limited Partners designated by the Limited Partner; or (b) have the Partnership deliver to the requesting Limited Partner, within five business days of the receipt of the request, a reasonably current list of the names, addresses and class of units held by the Partnership's Limited Partners. The right to receive the list of Limited Partners is subject to the requesting Limited Partner's payment of the cost of mailing and duplication at a rate of $0.15 per page. See "Voting Procedures--Required Vote and Other Conditions--Investor Lists."

FEDERAL INCOME TAX CONSEQUENCES

  Tax Consequences of the Mergers. Based upon certain assumptions and representations of the General Partners, the Operating Partnership, Host and Host REIT, Hogan & Hartson L.L.P., counsel to Host, Host REIT and the Operating Partnership, has opined that, except for any gain attributable to the sale of personal property to a Non-Controlled Subsidiary, the Mergers will not result in the recognition of taxable gain or loss at the time of the Mergers to a Limited Partner (i) who does not exercise his Unit Redemption Right on a date sooner than the date two years after the date of the consummation of the Mergers; (ii) who does not receive a cash distribution (or a deemed cash distribution resulting from relief from liabilities, including as a result of the prepayment of indebtedness associated with the Limited Partner's Partnership) in connection with the Mergers or the REIT Conversion in excess of such Limited Partner's aggregate adjusted basis in his Partnership Interest at the time of the Mergers; (iii) who does not elect to receive a Note; (iv) who is not required to recognize gain by reason of an election by other Limited Partners in his Partnership to receive Notes in exchange for their OP Units (which, in counsel's opinion, described below, should not be the result of such election); and (v) whose "at risk" amount does not fall below zero as a result of the Mergers or the REIT Conversion.

  With respect to the foregoing potential exceptions to nonrecognition treatment, Hogan & Hartson L.L.P. has opined as follows: (i) it is more likely than not that a Limited Partner's exercise of the Unit Redemption

Right more than one year after the date of consummation of the REIT Conversion but less than two years after such date will not cause the Merger itself to be a taxable transaction for such Limited Partner (or for the other Limited Partners of such Partnership); (ii) although the matter is not free from doubt, a Limited Partner who does not elect to receive a Note in connection with the Mergers should not be required to recognize gain by reason of another Limited Partner's exercise of such election; and (iii) a Limited Partner's relief from Partnership liabilities allocable to such Limited Partner in connection with the Mergers or the REIT Conversion (including as a result of the repayment of Partnership indebtedness in connection with the REIT Conversion) will not cause such Limited Partner to recognize taxable gain at the time of the REIT Conversion unless (and only to the extent that) the amount thereof exceeds such Limited Partner's adjusted basis in his Partnership Interest at the time of the Mergers. See "Federal Income Tax Consequences--Summary of Tax Opinions." An opinion of counsel, however, does not bind the Internal Revenue Service (the "IRS") or the courts, and no assurance can be provided that any such opinion will not be challenged by the IRS or will be sustained by a court if so challenged. With one exception, neither Host REIT, the Operating Partnership, nor the General Partners have sought any ruling from the IRS with respect to the consequences of the Mergers or the REIT Conversion. See "Federal Income Tax Consequences--Tax Consequences of the Mergers--IRS Ruling Request Regarding Allocation of Partnership Liabilities."

  With respect to the Limited Partners' relief from Partnership liabilities in connection with the Mergers and REIT Conversion, the General Partners and the Operating Partnership have determined, based upon the intended allocation of Operating Partnership liabilities following the REIT Conversion and certain information compiled by the General Partners, that no Limited Partner whose adjusted basis in his Partnership Interest is the same as or greater than the basis of a Limited Partner who purchased his Partnership Interest in the original offering by the Partnership of the Partnership Interests and who has held such Partnership Interest at all times since (referred to herein as an "Original Limited Partner's Adjusted Basis") will recognize taxable gain at the time of the Mergers as a result either of relief from Partnership liabilities allocable to such Limited Partner or a reduction in his "at risk" amount below zero. See "Federal Income Tax Consequences--Tax Consequences of the Mergers-- Relief from Liabilities/Deemed Cash Distribution." A Limited Partner whose adjusted basis in his Partnership Interest is less than the Original Limited Partner's Adjusted Basis for that Partnership, however, could recognize gain, depending upon his particular circumstances.

  Even though a Limited Partner whose adjusted basis in his Partnership Interest is the same as or greater than the Original Limited Partner's Adjusted Basis for that Partnership is not expected to recognize gain at the time of the REIT Conversion, a variety of events and transactions subsequent to the REIT Conversion could cause the Limited Partner to recognize all or part of the gain that has been deferred through the REIT Conversion. See "Federal Income Tax Consequences--Tax Consequences of the Mergers--Effect of Subsequent Events." The Partnership Agreement expressly provides that Host REIT is not required to take into account the tax consequences for the limited partners of the Operating Partnership in deciding whether to cause the Operating Partnership to undertake specific transactions (but the Operating Partnership is obligated to pay any taxes that Host REIT incurs as a result of such transactions) and the limited partners have no right to approve or disapprove such transactions. See "Description of OP Units--Sales of Assets."

  The particular tax consequences of the Mergers and the REIT Conversion for a Limited Partner will depend upon a number of factors related to the tax situation of that individual Limited Partner and the Partnership of which he is a Limited Partner, including, without limitation, such factors as the Limited Partner's adjusted tax basis in his Partnership Interest, the extent to which the Limited Partner has unused passive losses with respect to his Partnership Interest or other investments generating passive activity losses that could offset income arising from the Mergers and the REIT Conversion, the amount of income (if any) required to be recognized by reason of the sale by the Limited Partners' Partnership of personal property to a Non-Controlled Subsidiary, the actual allocation of Operating Partnership liabilities to the Limited Partner following the Mergers and the REIT Conversion and the amount of built-in gain with respect to the Hotel(s) contributed to the Operating Partnership by the Partnership in which he is a Limited Partner.

  A Limited Partner who elects to receive a Note will be treated as having made a taxable disposition of his Partnership Interest. The amount realized in connection with such disposition will equal the sum of the "issue price" of the Note (i.e., the principal amount of the Note) plus the portion of the Partnership's liabilities allocable to the Limited Partner for federal income tax purposes. To the extent the amount realized exceeds the Limited Partner's adjusted basis in his Partnership Interest, the Limited Partner will recognize gain. Such Limited Partner may be eligible to defer at least a portion of that gain under the "installment sale" rules (see "Federal Income Tax Consequences-- Tax Treatment of Limited Partners Who Exercise Their Right to Make the Note Election") but those rules would not permit the Limited Partner to defer all of the gain (including any gain attributable to the Limited Partner's "negative capital account" and any gain attributable to depreciation recapture) and may require that the Limited Partner who defers gain pay to the IRS interest on a portion of the resulting tax that has been deferred.

  The discussion of federal income tax consequences in this Consent Solicitation is not exhaustive of all possible tax consequences. For example, it does not give a detailed discussion of any state, local or foreign tax considerations. In addition, except to the extent discussed under the heading "Federal Income Tax Consequences--Taxation of Non-U.S. Shareholders of Host REIT," it does not purport to deal with tax consequences that might be relevant to foreign corporations and persons who are not citizens or residents of the United States.

  The gain, if any, required to be recognized by a Limited Partner as a consequence of the Mergers (including any gain recognized as a result of the sale of personal property by the Limited Partner's Partnership or as a result of making the Note Election) can be offset by unused passive activity losses from his Partnership and other investments.

  EACH LIMITED PARTNER IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISOR TO DETERMINE THE IMPACT OF SUCH LIMITED PARTNER'S PERSONAL TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF THE MERGERS AND THE REIT CONVERSION TO SUCH LIMITED PARTNER.

  Qualification of Host REIT as a REIT. Host REIT expects to qualify as a REIT for federal income tax purposes effective for its first taxable year commencing following the REIT Conversion. If it so qualifies, Host REIT will be permitted to (i) deduct dividends paid to its shareholders, allowing the income represented by such dividends to avoid taxation at the entity level and to be taxed only at the shareholder level and (ii) treat retained net capital gains in a manner so that such gains are taxed at the Host REIT level but effectively avoid taxation at the shareholder level. Host REIT, however, will be subject to a separate corporate income tax on any gains recognized during the ten years following the REIT Conversion that are attributable to "built-in" gain with respect to the assets that Host owned at the time of the REIT Conversion (which tax would be paid by the Operating Partnership). Host REIT has substantial deferred tax liabilities that are likely to be recognized during such period without any corresponding receipt of cash and the Operating Partnership will be responsible for paying such taxes. Host REIT's ability to qualify as a REIT will depend upon its continuing satisfaction following the REIT Conversion of various requirements related to the nature of its assets, the sources of its income and the distributions to its shareholders, including a requirement that Host REIT distribute to its shareholders at least 95% of its taxable income each year.

  Sale of Personal Property. In order to protect Host REIT's ability to qualify as a REIT, the Operating Partnership may require, immediately prior to the Mergers, that certain of the Participating Partnerships (specifically, Atlanta Marquis, Hanover, MHP and PHLP) sell a portion of the personal property associated with the Hotels owned by such Partnerships to a Non-Controlled Subsidiary. These sales will be taxable transactions and may (although are not expected to) result in a special allocation of any ordinary recapture income by each such Partnership (other than Hanover) to its Limited Partners. This income, if any, will be allocated to each such Limited Partner in the same proportion and to the same extent that such Limited Partner previously was allocated any deductions directly or indirectly giving rise to the treatment of such gains as recapture income. A Limited Partner who receives such an allocation of recapture income will not be entitled to any special distribution from his Partnership in connection with the sale of personal property.

SUMMARY FINANCIAL INFORMATION

  The following table sets forth unaudited pro forma financial and other information for the Operating Partnership and combined consolidated historical financial information for the Company (as defined in Note 1 to the Notes to the Combined Consolidated Financial Statements included herein). The following summary financial information should be read in conjunction with the financial statements and notes thereto and Management's Discussion and Analysis of Results of Operations and Financial Condition included elsewhere in this Consent Solicitation.

  The unaudited pro forma financial statements as of June 19, 1998 and for the fiscal year ended January 2, 1998 and the twenty-four weeks ended June 19, 1998 ("First Two Quarters 1998") are presented as if the REIT Conversion occurred as of June 19, 1998 for the pro forma balance sheets and at the beginning of each period presented for the pro forma statements of operations. The pro forma information incorporates certain assumptions that are described in the Notes to the Unaudited Pro Forma Financial Statements included elsewhere in this Consent Solicitation.

  The pro forma information does not purport to represent what the Operating Partnership's financial position or results of operations would actually have been if these transactions had, in fact, occurred on such date or at the beginning of the period indicated, or to project the Operating Partnership's financial position or results of operations at any future date or for any future period.

  In addition, the historical information contained in the following table is not comparable to the operations of the Operating Partnership on a going-forward basis because the historical information relates to an operating entity which owns and operates its hotels, while the Operating Partnership will own the Hotels but will lease them to the Lessees and receive rental payments in connection therewith.

                         SUMMARY FINANCIAL INFORMATION
                                 (IN MILLIONS)

                                                                          PRO FORMA
                                                                 --------------------------- HISTORICAL
                          PRO FORMA FISCAL YEAR 1997               FIRST TWO QUARTERS 1998
                          ---------------------------            ---------------------------
                              100%          100%                     100%          100%
                          PARTICIPATION PARTICIPATION HISTORICAL PARTICIPATION PARTICIPATION FIRST TWO
                             WITH NO     WITH NOTES     FISCAL      WITH NO     WITH NOTES    QUARTERS
                          NOTES ISSUED    ISSUED(1)   YEAR 1997  NOTES ISSUED    ISSUED(1)      1998
                          ------------- ------------- ---------- ------------- ------------- ----------
REVENUES:
 Hotel revenues.........     $   --        $   --       $1,093       $ --          $  --        $652
 Rental revenues (1)....      1,164         1,164           --        625            625          --
 Other revenues.........         15            15           17          9              9          56
                             ------        ------       ------       ----          -----        ----
   Total revenues.......      1,179         1,179        1,110        634            634         708
                             ------        ------       ------       ----          -----        ----
OPERATING COSTS AND
 EXPENSES:
 Hotel..................        631           629          649        292            291         343
 Other..................         11            11           29          5              5          10
                             ------        ------       ------       ----          -----        ----
Total operating costs
 and expenses...........        642           640          678        297            296         353
                             ------        ------       ------       ----          -----        ----
Operating profit........        537           539          432        337            338         355
Minority interest.......         (9)           (9)         (32)       (11)           (11)        (30)
Corporate expenses......        (44)          (44)         (45)       (20)           (20)        (20)
REIT Conversion
 expenses...............         --            --           --         --             --          (6)
Interest expense........       (437)         (454)        (287)      (203)          (211)       (151)
Dividends on Convertible
 Preferred Securities...        (37)          (37)         (37)       (17)           (17)        (17)
Interest income.........         28            28           52         20             20          26
                             ------        ------       ------       ----          -----        ----
Income before income
 taxes..................         38            23           83        106             99         157
Provision for income
 taxes..................         (2)           (1)         (36)        (5)            (5)        (64)
                             ------        ------       ------       ----          -----        ----
Income before
 extraordinary items ...     $   36        $   22       $   47       $101          $  94        $ 93
                             ======        ======       ======       ====          =====        ====

                            AS OF JUNE 19, 1998

                                             PRO FORMA
                               -------------------------------------
                               100% PARTICIPATION 100% PARTICIPATION
                                 WITH NO NOTES        WITH NOTES
                                     ISSUED           ISSUED(2)      HISTORICAL
                               ------------------ ------------------ ----------
BALANCE SHEET DATA:
 Property and equipment, net..      $ 7,001            $ 6,948        $ 5,054
 Total assets.................        8,397              8,345          6,194
 Debt.........................        5,083              5,319          3,570
 Total liabilities............        5,892              6,128          4,628
 Convertible Preferred
  Securities..................          550                550            550
 Equity.......................        1,955              1,667          1,016

--------

(1) Lease amounts reflect estimates as the Leases have not been finalized, although negotiations are substantially complete. The Company does not believe the final lease amounts will be materially different from the amounts presented.

(2) Assumes that all the Limited Partners of each Partnership elect to exchange their OP Units for Notes.

                                 RISK FACTORS

  In considering whether to approve of a Merger by any Partnership, Limited Partners should consider carefully, among other factors, the material risks described below.

RISKS AND EFFECTS OF THE MERGERS

  CONFLICTS OF INTEREST. The Mergers, the REIT Conversion and the recommendations of the General Partners involve conflicts of interest because of the relationships among Host, the Operating Partnership, the General Partners and SLC.

    SUBSTANTIAL BENEFITS TO RELATED PARTIES. To the extent that the anticipated benefits of the REIT Conversion are reflected in the value of Host's common stock prior to the Effective Date, such benefits will not be shared with the Limited Partners. In addition, following the REIT Conversion, current Host shareholders (together with the Blackstone Entities), and not the Limited Partners, will own the common stock of SLC and will benefit from the terms of the leases to the extent net revenues exceed rental payments and other expenses. The Mergers will facilitate the consummation, and enable Host to reap the full benefits, of the REIT Conversion. By converting to a REIT, Host expects to benefit from the advantages enjoyed by REITs in raising capital and acquiring additional assets, participating in a larger group of comparable companies and increasing its potential base of shareholders. Also, Host will realize significant savings through the substantial reduction of its future corporate-level income taxes. Because of Host's significant ownership position in certain Partnerships (including Atlanta Marquis, Desert Springs, Hanover, MHP and MHP2), the failure of one or more of these Partnerships to participate in a Merger likely would require that Host contribute some or all of its ownership interest in the Non-Participating Partnership to a taxable Non-Controlled Subsidiary, which would materially reduce the benefit to Host the REIT Conversion as it applies to that interest.

    AFFILIATED GENERAL PARTNERS. Host has varying interests in each of the Partnerships and subsidiaries of Host act as General Partner of each of the Partnerships (except for PHLP, in which Host is the General Partner). Each General Partner has an independent obligation to assess whether the terms of the Merger are fair and equitable to the Limited Partners of its Partnership, which involves considerations for Host and its subsidiaries that are different from those for the Limited Partners. While each General Partner has sought faithfully to discharge its obligations to its Partnership, there is an inherent conflict of interest in having the General Partners determine the terms on which the Operating Partnership, which is controlled by Host, will acquire the Partnerships, for which subsidiaries of Host are General Partners, since no arm's length negotiations are possible.

    LEASING ARRANGEMENTS. Conflicts of interest exist in connection with establishing the terms of the leasing arrangements being entered into as part of the REIT Conversion. The General Partners, all of which are subsidiaries of Host (except in the case of PHLP, in which Host is the General Partner), are recommending the Mergers, and Host is responsible for establishing the terms of the Mergers and the REIT Conversion, including the Leases. The common stock of SLC will be distributed to Host REIT's shareholders and the Blackstone Entities after the terms of the Leases have been determined. Accordingly, Host REIT's shareholders and the Blackstone Entities, as the initial shareholders of SLC, will potentially benefit from the terms of the Leases to the extent net revenues exceed rental payments and other expenses and Limited Partners will not because they will not receive shares of SLC common stock.

    POTENTIAL AAA CONFLICTS. AAA has been retained by the General Partners (consisting of Host and its subsidiaries) to determine the Appraised Values of the Hotels and the Continuation Values of the Partnerships and to render the Fairness Opinion. Host has previously retained AAA to perform appraisals and render fairness and solvency opinions in connection with other transactions, and there is the possibility that Host REIT and the Operating Partnership will retain AAA to perform similar tasks in the future.

    DIFFERENT TAX CONSEQUENCES UPON SALE OR REFINANCING OF CERTAIN
  HOTELS. Certain holders of OP Units may experience different and more adverse tax consequences compared to those experienced by other holders of OP Units or by holders of Common Shares upon the sale of, or the reduction of indebtedness on, any of the Hotels. Therefore, such holders, including Host REIT and its subsidiaries, may have different objectives regarding the appropriate pricing and timing of any sale or refinancing of an individual Hotel. As expressly provided in the Partnership Agreement, Host REIT, as general partner of the Operating Partnership, is not required to take into account the tax consequences of the limited partners in deciding whether to cause the Operating Partnership to undertake specific transactions (but the Operating Partnership is obligated to pay any taxes Host REIT incurs as a result of such transactions) and the limited partners have no right to approve or disapprove such transactions.

    PARTNERSHIP AGREEMENT. Conflicts of interest exist in connection with establishing the terms of the Partnership Agreement, including provisions which benefit Host REIT, all of which were determined by Host.

  These conflicts of interest could result in decisions that do not fully reflect the interests of all Limited Partners. For a discussion of the Operating Partnership's policies and agreements designed to minimize any adverse effects from future conflicts of interest, see "Distribution and Other Policies--Conflicts of Interest Policies."

  ABSENCE OF ARM'S LENGTH NEGOTIATIONS. No independent representative was retained to negotiate on behalf of the Limited Partners. AAA, which performed the Appraisals and rendered the Fairness Opinion, has not negotiated with the General Partners or Host and has not participated in establishing the terms of the Mergers. Consequently, the terms and conditions of the Mergers may have been more favorable to the Limited Partners if such terms and conditions were the result of arm's length negotiations. In this regard, the Fairness Opinion specifically does not conclude that other methodologies for determining the Exchange Values of the Partnerships and/or the price of the OP Units might not have been more favorable to the Limited Partners.

  EXCHANGE VALUE MAY NOT EQUAL FAIR MARKET VALUE OF THE PARTNERSHIPS'
HOTELS. Each Limited Partner of a Participating Partnership who retains OP Units will receive consideration with a deemed value equal to the Exchange Value of such Limited Partner's Partnership Interest. The determination of the Exchange Value of each Partnership involves numerous estimates and assumptions. There is no assurance that the Exchange Value of a Partnership will equal the fair market value of the Hotels and other assets contributed by such Partnership. See "Determination of Exchange Values and Allocation of OP Units."

  ALLOCATION OF OP UNITS TO HOST REIT IS DIFFERENT FROM ALLOCATION OF OP UNITS TO LIMITED PARTNERS. Host REIT will receive in the aggregate a number of OP Units (including OP Units allocated to the General Partners of the Partnerships) equal to the number of shares of Host common stock outstanding on the Effective Date (and, if Host has outstanding shares of preferred stock at the time of the REIT Conversion, a corresponding number of preferred partnership interests in the Operating Partnership), which should fairly represent the market value of Host REIT but may not be equal to the fair market or net asset value of the Hotels and other assets that Host will contribute to the Operating Partnership. The Partnerships will receive OP Units in the Mergers with a deemed value equal to the Exchange Value of such Partnership. The different methods of allocating OP Units may result in Limited Partners not receiving the fair market value of their Partnership Interests and Host REIT receiving a higher percentage of the interests in the Operating Partnership. See "Determination of Exchange Values and Allocation of OP Units."

  PRICE OF OP UNITS MIGHT BE LESS THAN THE FAIR MARKET VALUE OF THE PARTNERSHIP INTERESTS. The price of an OP Unit, for purposes of the Mergers and the REIT Conversion, will be equal to the average closing price on the NYSE of a Host REIT Common Share for the first 20 trading days after the
Effective Date of the Mergers (but in no event greater than $   per share). It
is likely that, over time, the value of the publicly traded Common Shares of Host REIT (and therefore the value of the OP Units) will diverge from the deemed value of the OP Units used for purposes of the Mergers. This could result in the Limited Partners receiving OP Units with an actual value that is less than either the price of the OP Units for purposes of the Mergers or the fair market value of their Partnership Interests.

  INABILITY OF LIMITED PARTNERS TO REDEEM OP UNITS FOR ONE YEAR. Limited Partners who elect to retain OP Units received in the Mergers will be unable to redeem such OP Units for one year following the Mergers. Until then, Limited Partners will bear the risk of illquidity.

  VALUE OF THE NOTES WILL BE LESS THAN THE EXCHANGE VALUE. At the same time that he votes on the Merger of his Partnership, each Limited Partner also may elect to receive at the time of the Merger, in exchange for OP Units, an unsecured, seven-year Note of the Operating Partnership with a principal amount equal to the Note Election Amount of his Partnership Interest. The determination of the Note Election Amount is based upon numerous assumptions and estimates. The deemed value of the OP Units will exceed the principal amount of the corresponding Notes in all Partnerships (because the Exchange Values will be higher than the Note Election Amounts) and there is no assurance that the Note a Limited Partner receives will have a value equal to either (i) the fair market value of the Limited Partner's share of the Hotels and other assets owned by his Partnership or (ii) the principal amount of the Notes. There will be no public market for the Notes. If the Notes are sold, they may sell at prices substantially below their issuance price. Noteholders are likely to receive the full principal amount of a Note only if they hold the Note to maturity, which is December 15, 2005, or if the Operating Partnership repays the Notes prior to maturity. Because the Notes are unsecured obligations of the Operating Partnership, they will be effectively subordinated to all secured debt of the Operating Partnership and all obligations of both the Participating Partnerships and the Operating Partnership's other subsidiaries. See "Description of the Notes." As of June 19, 1998, on a pro forma basis assuming the Full Participation Scenario, the Operating Partnership would have had aggregate consolidated debt of approximately $5.1 billion to which the Notes were effectively subordinated or which rank equally with such Notes.

  REDUCED CASH DISTRIBUTIONS FOR CERTAIN LIMITED PARTNERS. The expected initial annual cash distributions of the Operating Partnership to the Limited Partners of MHP and MHP2 per Partnership Unit (from $4,015 to $4,417 and $5,968 to $6,565, respectively) will be less than the estimated cash distributions of MHP and MHP2 per Partnership Unit ($9,500 and $21,564, respectively) for 1998.

  CHANGES IN FAIRNESS OPINION. The Fairness Opinion will be updated by AAA only if so requested by the Operating Partnership. If no such request is made, changes may occur from the date of the Fairness Opinion to the Effective Date of the Mergers that might affect the conclusions expressed in the Fairness Opinion, some of which could be material.

  FUNDAMENTAL CHANGE IN THE NATURE OF INVESTMENT. The Mergers and the REIT Conversion involve a fundamental change in the nature of a Limited Partner's investment from holding an interest in one or more Partnerships, some of which were structured as tax shelter investments, and each of which are finite-life entities that expire between the years 2063 and 2106 and which own only one or a fixed portfolio of (or controlling interests in) Hotels and distribute the profits from the operation of such Hotels to its partners, to holding an interest in an operating real estate company that (i) has a perpetual term,
(ii) intends to continue its operations for an indefinite time period, (iii) will initially own interests in up to approximately 120 Hotels, (iv) will distribute to its partners the rents received from the Lessees (which will operate the Hotels and bear the risks and receive the direct benefits of the Hotels), (v) has the ability to acquire additional hotels (including hotels with additional brands), (vi) will be able to reinvest proceeds from sales or refinancings of existing Hotels in additional hotels and (vii) has a publicly traded general partner.

  In addition, the Operating Partnership does not anticipate that it will distribute to its limited partners the proceeds from properties that are sold or refinancings, but instead generally will reinvest such proceeds to repay indebtedness, acquire additional existing properties, develop new properties or fund capital expenditure or other working-capital needs. Thus, in contrast to an investment in the Partnerships, Limited Partners who retain OP Units will not be able to realize a return of capital through distributions of sale and refinancing proceeds. Instead, Limited Partners will be able to realize a return of capital primarily through the exercise of their Unit Redemption

Right, thereby receiving cash or if the OP Units are redeemed for Common Shares, by selling the Common Shares received as a result thereof. A Limited Partner's share of the liquidation proceeds, if any, from the sale of a Partnership's Hotel or Hotels could be higher than the amount realized upon exercise of the Unit Redemption Right (or payments on any Note received by a Limited Partner who elects to exchange his OP Units for such Note). An investment in the Operating Partnership may not outperform an investment in any individual Partnership. See "Comparison of Ownership of Partnership Interests, OP Units and Common Shares."

  EXPOSURE TO MARKET AND ECONOMIC CONDITIONS OF OTHER HOTELS. As a result of the Mergers, Limited Partners in Participating Partnerships who elect to retain OP Units will own interests in a much larger enterprise with a broader range of assets than any of the Partnerships individually. A material adverse change affecting the Operating Partnership's assets will affect all Limited Partners regardless of whether a particular Limited Partner previously was an investor in such affected assets. Each Partnership owns discrete assets, and the Mergers and the REIT Conversion will significantly diversify the types and geographic locations of the Hotels in which the Limited Partners will have interests. As a result, the Hotels owned by the Operating Partnership may be affected differently by economic and market conditions than those Hotel(s) previously owned by an individual Partnership.

  LIMITED PARTNERS HAVE NO CASH APPRAISAL RIGHTS. Limited Partners of Participating Partnerships who vote against the Merger will not have a right to receive cash based upon an appraisal of their Partnership Interests.

  UNCERTAINTIES AS TO THE SIZE AND LEVERAGE OF THE OPERATING PARTNERSHIP. The Limited Partners cannot know at the time they vote on a Merger the exact size and amount of leverage of the Operating Partnership. Host is an existing operating company that regularly issues and repays debt, acquires additional hotels and disposes of existing hotels. Also, some or all of the Partnerships may elect not to participate in a Merger. In addition, outside partners in certain Private Partnerships may not consent to a lease of their partnership's Hotel(s). In either such case, Host will contribute its interests in such Partnerships and Private Partnerships to the Operating Partnership but the Operating Partnership may contribute such interests to a Non-Controlled Subsidiary, which will be subject to corporate-level income taxation. Host also may repurchase outstanding securities or issue new debt or equity securities prior to the consummation of the Mergers and the REIT Conversion.

  OTHER UNCERTAINTIES AT THE TIME OF VOTING. There are several other uncertainties at the time the Limited Partners must vote on the Mergers, including (i) the exact Exchange Value for each Partnership (which will be adjusted for changes in lender and capital expenditure reserves, deferred maintenance and other items prior to the Effective Date), (ii) the price of the OP Units for purposes of the Mergers, which will be determined by reference to the post-Merger trading prices of Host REIT's Common Shares and which, together with the Exchange Value, will determine the number of OP Units the Limited Partners of each Participating Partnership will receive and (iii) the exact principal amount of the Notes that may be received in exchange for OP Units, which cannot be known until after the vote on the Mergers. For these reasons, the Limited Partners cannot know at the time they vote on a Merger these important aspects of the Merger.

  LACK OF CONTROL OVER HOTEL OPERATIONS. Due to current federal income tax law restrictions on a REIT's ability to derive revenues directly from the operation of a hotel, the Operating Partnership will lease virtually all of its consolidated Hotels to the Lessees, which will operate the Hotels by continuing to retain the Managers pursuant to the Management Agreements. The Operating Partnership will not operate the Hotels or participate in the decisions affecting the daily operations of the Hotels. The Operating Partnership will have only limited ability to require the Lessees or the Managers to operate or manage the Hotels in any particular manner and no ability to govern any particular aspect of their day-to-day operation or management. Even if Host REIT's management believes the Lessees or the Managers are operating or managing the Hotels inefficiently or in a manner that does not result in the maximization of rental payments to the Operating Partnership under the Leases, the Operating Partnership has only a limited ability to require the Lessees or the Managers to change their method of operation or management. Therefore, the Operating Partnership will be dependent for its revenue upon the ability of the

Lessees and the Managers to operate and manage the Hotels. The Operating Partnership is limited to seeking redress only if the Lessees violate the terms of the Leases and then only to the extent of the remedies set forth therein. Remedies under the Leases include the Operating Partnership's ability to terminate a Lease upon certain events of default such as the Lessee's failure to pay rent or failure to maintain certain net worth requirements and breaches of other specified obligations under the Leases. See "Business and Properties--The Leases." Termination of a Lease, however, could impair Host REIT's ability to qualify as a REIT for federal income tax purposes unless another suitable lessee could be found. Furthermore, upon expiration of the Leases, the Lessees will have a right of first offer to renew the Leases upon expiration.

  EXPIRATION OF THE LEASES AND POSSIBLE INABILITY TO FIND OTHER LESSEES. The Leases will expire seven to ten years after the Effective Date, and there can be no assurance that such Leases will be renewed (or if renewed, will be renewed on terms as favorable to the Operating Partnership). If the Leases are not renewed, the Operating Partnership will be required to find other lessees, which lessees must meet certain requirements set forth in the Management Agreements. There can be no assurance that satisfactory lessees could be found or as to the terms and conditions on which the Operating Partnership would be able to renew the Leases or enter into new leases with such lessees.

  REQUISITE VOTE OF LIMITED PARTNERS OF PARTNERSHIPS BINDS ALL LIMITED PARTNERS. For each Partnership, approval of a Merger by the requisite vote of the Limited Partners, as described in "Voting Procedures--Required Vote and Other Conditions," will cause the Partnership to participate in the Merger and will bind all Limited Partners of such Partnership, including Limited Partners who voted against or abstained from voting with respect to the Merger.

  SUBSTANTIAL INDEBTEDNESS OF THE OPERATING PARTNERSHIP. The Operating Partnership will have substantial indebtedness. As of June 19, 1998, on a pro forma basis assuming the Full Participation Scenario, the Operating Partnership had outstanding indebtedness totaling approximately $5.1 billion, which represents a % debt-to-total market capitalization ratio on a pro forma basis at such date (based upon a price per Common Share of Host REIT of $ ). The Operating Partnership's business is capital intensive and it will have significant capital requirements in the future. The Operating Partnership's leverage level could affect its ability to (i) obtain financing in the future,
(ii) undertake refinancings on terms and subject to conditions deemed acceptable by the Operating Partnership, (iii) make distributions to partners,
(iv) pursue its acquisition strategy or (v) compete effectively or operate successfully under adverse economic conditions. In the event that the Operating Partnership's cash flow and working capital are not sufficient to fund the Operating Partnership's expenditures or to service its indebtedness, the Operating Partnership would be required to raise additional funds through capital contributions, the refinancing of all or part of its indebtedness, the incurrence of additional permitted indebtedness or the sale of assets. There can be no assurance that any of these sources of funds would be available, if at all, in amounts sufficient for the Operating Partnership to meet its obligations. Moreover, even if the Operating Partnership were able to meet its obligations, its leveraged capital structure could significantly limit its ability to finance its acquisition program and other capital expenditures, to compete effectively or to operate successfully, especially under adverse economic conditions.

  NO LIMITATION ON DEBT. Host REIT will have a policy of incurring debt only if, immediately following such incurrence, its debt-to-total market capitalization ratio on a pro forma basis would be % or less. However, there are no limitations in Host REIT's or the Operating Partnership's organizational documents that limit the amount of indebtedness that either entity may incur, although both the Notes and the Operating Partnership's other debt instruments will contain certain restrictions on the amount of indebtedness that the Operating Partnership may incur. Accordingly, the Board of Trustees could alter or eliminate this policy from time to time to the extent permitted by its debt agreements. If this policy were changed, the Operating Partnership could become more highly leveraged, resulting in an increase in debt service payments that could adversely affect the Operating Partnership's cash flow, and consequently, the cash available for distribution to holders of OP Units and Common Shares and could increase the risk of default on the Operating Partnership's indebtedness.

  TIMING OF THE REIT CONVERSION. If the REIT Conversion does not occur in time for Host REIT to elect REIT status effective January 1, 1999, the effectiveness of Host REIT's election could be delayed to January 1, 2000, which would result in Host REIT continuing to pay corporate income taxes in 1999 and could cause the Blackstone Acquisition not to be consummated.

  INDIVIDUAL ASSETS MAY OUTPERFORM THE OPERATING PARTNERSHIP'S PORTFOLIO. The Mergers and the REIT Conversion will combine into a single entity all of the assets and liabilities associated with the Participating Partnerships, the Private Partnerships and Host, as well as the Blackstone Hotels. Assets of certain Participating Partnerships may, over time, outperform OP Units, which represent undivided interests in all of the assets of the Operating Partnership. Although the Exchange Values of the Participating Partnerships will be determined in part by the estimated future cash flows of such Partnerships, Limited Partners of a Participating Partnership that would outperform the Operating Partnership if allowed to continue as a separate entity will nonetheless receive the same rate of return per OP Unit as the rest of the limited partners of the Operating Partnership. In addition, the return that such Limited Partners receive on their investment in the Operating Partnership could be lower than the return that their Partnership would have provided if it had not participated in the Merger.

  LEASES COULD IMPAIR THE SALE OR OTHER DISPOSITION OF THE OPERATING PARTNERSHIP'S HOTELS. Each Lease provides for a termination payment if the Lease is terminated by the Operating Partnership prior to the expiration of the term of such Lease (including due to a change in the federal income tax laws that allows the Operating Partnership to operate the Hotels without jeopardizing Host REIT's status as a REIT), except following a default by a Lessee and in certain other circumstances or unless the Operating Partnership leases to the Lessee a comparable substitute hotel. The termination fee is equal to the fair market value, discounted by 12%, of the Lessee's leasehold interest in the remaining term of the Lease. The payment of such termination fee under the Leases could have the effect of impairing the ability of the Operating Partnership to sell its Hotels if market conditions otherwise warrant such a sale and would reduce the net proceeds of any such sale. See "Business and Properties--The Leases--Termination of Lease upon Disposition of the Hotels."

  MANAGEMENT AGREEMENTS COULD IMPAIR THE SALE OR OTHER DISPOSITION OF THE OPERATING PARTNERSHIP'S HOTELS. Marriott International serves as the manager for all but 16 of the Operating Partnership's Hotels and provides various other services to Host and its subsidiaries. Although the Lessees will have primary liability under the management agreements as long as the Leases are in effect, the Operating Partnership will remain liable thereunder. The Hotels generally may not be sold or otherwise transferred unless the transferee assumes the management agreements relating thereto. The possible desire of the Operating Partnership, from time to time, to finance, refinance or effect a sale of any of the properties managed by Marriott International may, depending upon the structure of such transactions, result in a need to modify the management agreements with Marriott International with respect to such property. Any such modification proposed by the Operating Partnership may not be acceptable to Marriott International, and the lack of consent from Marriott International could adversely affect the Operating Partnership's ability to consummate such financing or sale. In addition, certain situations could arise where actions taken by Marriott International in its capacity as manager of competing lodging properties would not necessarily be in the best interests of the Operating Partnership. Nevertheless, the Operating Partnership believes that there is sufficient mutuality of interest between the Operating Partnership and Marriott International to result in a mutually productive relationship.

  NO CONTROL OVER MAJOR DECISIONS. Currently, Limited Partners of the Partnerships generally have the right to vote on certain major transactions, such as (i) a sale of all or substantially all of a Partnership's assets, (ii) a merger or consolidation of a Partnership with another entity, (iii) incurrence of certain types and amounts of debt, (iv) amendments to the partnership agreement or (v) removal of the General Partner, although all such matters (except removal of the General Partner) also require the approval of the General Partner. In contrast, limited partners of the Operating Partnership generally will have no voting rights as to management (including a change in control of management), debt financing (including reduction of mortgage indebtedness, except in certain limited circumstances), sale or other disposition of one or more Hotels (except with respect to a sale of all or substantially all of the Hotels, although Host REIT's percentage interest in the Operating Partnership and its ability to vote such interests give it the ability to determine the outcome of that vote) or removal of Host REIT as general partner of the Operating Partnership. See "Description of OP Units--Borrowing by the Operating Partnership" and "--Sales of Assets." However, limited partners of the Operating Partnership will have certain voting rights during the first year following the Mergers. See "Description of OP Units--Certain Voting Rights of Holders of OP Units During the First Year Following the Mergers." After the REIT Conversion, substantially all actions taken by the Operating Partnership will be based upon decisions made by the management and Board of Trustees (as constituted from time to time) of Host REIT, in its absolute discretion, as the sole general partner of the Operating Partnership.

  FOREGOING POTENTIAL BENEFITS OF ALTERNATIVES TO THE REIT CONVERSION. The alternatives to participation in the REIT Conversion through a Merger include continuation of a Partnership, sale of the Partnership's assets and liquidation, reorganization as a standalone REIT or merger of the Partnership with an existing REIT. Continuation of a Partnership in accordance with its existing business plan would not subject the Partnership to the risks associated with a Merger or change the Limited Partners' voting rights or the policy governing their cash distributions. Liquidation of a Partnership would allow Limited Partners to receive the net proceeds from the sale of the Partnership's assets without waiting until their OP Units become redeemable and would permit valuation of the Partnership's assets through negotiations with prospective purchasers (in many cases unrelated third parties), making it unnecessary to rely upon other valuation methods to estimate fair market value. Such a sale and liquidation, however, would result in substantial taxable income for many Limited Partners. Reorganization of a Partnership as a standalone REIT would allow certain Limited Partners to receive REIT shares immediately and achieve liquidity (albeit in a substantially smaller company with substantially fewer publicly held shares) and to continue their investment only in their existing Hotel(s). Merger of a Partnership with an existing REIT would give Limited Partners liquidity (or in the case of a merger with an UPREIT, tax deferral advantages) but would benefit Limited Partners more than the Mergers only if the consideration received had a value in excess of the value of the OP Units to be received in the Mergers (although Limited Partners with negative capital accounts would be required to recognize gain to the extent thereof upon formation of the standalone REIT). See "Background and Reasons for the Mergers and the REIT Conversion--Alternatives to the Mergers."

  NO PARTNER LIABILITY. The merger agreements pursuant to which subsidiaries of the Operating Partnership will merge with the Partnerships will provide that the Operating Partnership will have no recourse against any of the partners in the Participating Partnerships in the event the Operating Partnership suffers a loss as the result of an inaccuracy in any representation or warranty made by the Partnership in such merger agreements.

  DILUTION. While currently there are no specific proposals for the Operating Partnership to issue OP Units beyond those to be issued in the REIT Conversion and the Blackstone Acquisition, the Operating Partnership expects to pursue acquisitions of additional hotels. These acquisitions may be financed through the issuance of OP Units or other limited partnership interests directly to property owners or to Host REIT in exchange for cash. Any such OP Units or other limited partnership interests in the Operating Partnership may have certain preferences. Additional issuances of equity securities of Host REIT or OP Units in connection with acquisitions of additional hotels or offerings of securities for cash may occur in the discretion of Host REIT's Board of Trustees, and would result in proportional reductions of the percentage ownership interests of the limited partners (or other holders of OP Units) of the Operating Partnership. See "Description of OP Units."

RISKS OF OWNERSHIP OF OP UNITS AND COMMON SHARES

  INABILITY TO REMOVE HOST REIT AS GENERAL PARTNER OF THE OPERATING PARTNERSHIP. The Partnership Agreement provides that limited partners may not remove Host REIT as general partner of the Operating Partnership with or without cause (unless neither the general partner nor its parent entity is a "public company," in which case the general partner may be removed with or without cause by limited partners holding percentage interests in the Operating Partnership ("Percentage Interests") that are more than 50% of the aggregate Percentage Interests of the outstanding limited partnership interests entitled to vote thereon, including any such interests held by the general partner). The inability to remove Host REIT as general partner may not be in the best interests of the limited partners of the Operating Partnership. See "Description of OP Units--Removal or Withdrawal of Host REIT; Transfer of Host REIT's Interests."

  RESTRICTIONS ON TRANSFER OF OP UNITS. The Partnership Agreement contains restrictions on the ability of limited partners to transfer their OP Units, except in certain limited circumstances, without the prior written consent of Host REIT. See "Description of OP Units--Restrictions on Transfers of Interests by Limited Partners."

  LIMITATIONS ON ACQUISITION OF OP UNITS AND COMMON SHARES AND CHANGE IN CONTROL. Host REIT's Declaration of Trust (the "Declaration of Trust") and the Partnership Agreement will contain a number of provisions that may limit the ability of outside parties to acquire control of Host REIT, including the following:

    OWNERSHIP LIMIT. The 9.8% ownership limit described under "--Possible Adverse Consequences of Limits on Ownership of Common Shares" below may have the effect of precluding a change in control of Host REIT by a third party without the consent of the Board of Trustees, even if such change in control would be in the interest of the limited partners of the Operating Partnership or shareholders of Host REIT (and even if such change in control would not reasonably jeopardize the REIT status of Host REIT).

    STAGGERED BOARD. The Board of Trustees of Host REIT will have three classes of trustees. The terms of the first, second and third classes will expire in 1999, 2000 and 2001, respectively. Trustees for each class will be chosen for a three-year term upon the expiration of the then current class' term, beginning in 1999. The staggered terms for trustees may affect the shareholders' ability to effect a change in control of Host REIT even if a change in control would be in the interest of the limited partners of the Operating Partnership or shareholders of Host REIT.

    PREFERRED SHARES OF BENEFICIAL INTEREST. The Declaration of Trust will authorize the Board of Trustees of Host REIT to issue up to 1,000,000 preferred shares of beneficial interest and to establish the preferences and rights of any preferred beneficial interests issued. The issuance of preferred shares of beneficial interest having special preferences or rights could have the effect of delaying or preventing a change in control of Host REIT even if a change in control would be in the interest of the shareholders of Host REIT or limited partners of the Operating Partnership.

    CONSENT RIGHTS OF THE LIMITED PARTNERS. Under the Partnership Agreement, Host REIT generally will be able to merge or consolidate with another entity with the consent of partners holding Percentage Interests that are more than 50% of the aggregate Percentage Interests of the outstanding partnership interests entitled to vote thereon (including any such partnership interests held by Host REIT) as long as the holders of OP Units either will receive or will have the right to receive the same consideration as the holders of Common Shares. Host REIT, as a holder of a majority of the OP Units, would be able to control the outcome of such a vote. Under the Declaration of Trust, the approval of the holders of at least 66 2/3% of the outstanding Host REIT Common Shares is necessary to effectuate such merger or consolidation.

    MARYLAND BUSINESS COMBINATION LAW. Under the Maryland General Corporation Law (the "MGCL"), as applicable to real estate investment trusts, certain "business combinations" (including certain issuances of equity securities) between a Maryland REIT and any person who owns 10% or more of the voting power of the trust's then outstanding shares of beneficial interest (an "Interested Shareholder") or an affiliate of the Interested Shareholder are prohibited for five years after the most recent date in which the Interested Shareholder becomes an Interested Shareholder. Thereafter, any such business combination must be approved by a supermajority (80%) of outstanding voting shares, and by two-thirds of voting shares other than voting shares held by an Interested Shareholder unless, among other conditions, the trust's common shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder.

    MARRIOTT INTERNATIONAL PURCHASE RIGHT. In connection with Host's spinoff of Marriott International in 1993, Marriott International obtained the right to purchase up to 20% of each class of Host's outstanding voting shares at the then fair market value upon the occurrence of certain change of control events involving Host (the "Marriott International Purchase Right"). The Marriott International Purchase Right will continue in effect after the Mergers (until June 2017), subject to certain limitations intended to protect the REIT status of Host REIT. The Marriott International Purchase Right may have the effect of discouraging a takeover of Host REIT, because any person considering acquiring a substantial or controlling block of Host REIT Common Shares will face the possibility that its ability to obtain or exercise control would be impaired or made more expensive by the exercise of the Marriott International Purchase Right.

  POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF COMMON SHARES. To maintain its qualification as a REIT for federal income tax purposes, not more than 50% in value of the outstanding shares of beneficial interest of Host REIT may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities). See "Federal Income Tax Consequences--Federal Income Taxation of Host REIT Following the REIT Conversion--Requirements for Qualification." In addition, a person who owns, directly or by attribution, 10% or more of a tenant of Host REIT (or a tenant of any partnership in which Host REIT is a partner) cannot own, directly or by attribution, 10% or more of the shares of Host REIT without jeopardizing Host REIT's qualification as a REIT. To facilitate maintenance of its qualification as a REIT for federal income tax purposes, Host REIT will prohibit ownership, directly or by virtue of the attribution provisions of the Code, by any single shareholder of more than 9.8% of the issued and outstanding Common Shares (subject to an exception for Common Shares held prior to the REIT Conversion so long as the holder thereof would not own more than 9.8% in value of the outstanding shares of beneficial interest of Host REIT) and will prohibit ownership, directly or by virtue of the attribution provisions of the Code, by any single shareholder of more than 9.8% of the issued and outstanding shares of any class or series of Host REIT's preferred shares (collectively, the "Ownership Limit"). The Board of Trustees, in its sole and absolute discretion, may waive or modify the Ownership Limit with respect to one or more persons who would not be treated as "individuals" for purposes of the Code if it is satisfied, based upon information required to be provided by the party seeking the waiver and upon an opinion of counsel satisfactory to the Board of Trustees, that ownership in excess of this limit will not cause a person who is an individual to be treated as owning shares in excess of the Ownership Limit, applying the applicable constructive ownership rules, and will not otherwise jeopardize Host REIT's status as a REIT for federal income tax purposes (for example, by causing any tenant of the Operating Partnership or any of the Hotel Partnerships (including but not limited to SLC and the Lessees) to be considered a "related party tenant" for purposes of the REIT qualification rules). Common Shares acquired or held in violation of the Ownership Limit will be transferred automatically to a trust for the benefit of a designated charitable beneficiary, and the person who acquired such Common Shares in violation of the Ownership Limit will not be entitled to any distributions thereon, to vote such Common Shares or to receive any proceeds from the subsequent sale thereof in excess of the lesser of the price paid therefor or the amount realized from such sale. A transfer of Common Shares to a person who, as a result of the transfer, violates the Ownership Limit may be void under certain circumstances, and, in any event, would deny the transferee any of the economic benefits of owning Common Shares in excess of the Ownership Limit. See "Description of Shares of Beneficial Interest-- Restrictions on Ownership and Transfer." The Ownership Limit may have the effect of delaying, deferring or preventing a change in control and, therefore, could adversely affect the shareholders' ability to realize a premium over the then-prevailing market price for the Common Shares in connection with such transaction.

  POSSIBLE DIFFERING FIDUCIARY DUTIES OF GENERAL PARTNERS AND HOST REIT. The General Partners, Host REIT, as general partner of the Operating Partnership, and the Board of Trustees of Host REIT, respectively, owe fiduciary duties to their constituent owners. Although some courts have interpreted the fiduciary duties of the Board of Trustees in the same way as the duties of a general partner in a limited partnership, it is unclear whether, or to what extent, there are differences in such fiduciary duties. It is possible that the fiduciary duties of the trustees of Host REIT to the shareholders may be less than those of the General Partners to their respective Limited Partners or Host REIT, as general partner of the Operating Partnership, to the limited partners of the Operating Partnership. The Partnership Agreement contains a specific provision to the effect that Host REIT, as general partner of the Operating Partnership, is under no obligation to consider the separate interests of the limited partners of the Operating Partnership in taking partnership action and also contains broad exculpatory language. Since the partnership agreements of the Partnerships do not contain the same provisions, the fiduciary duties of Host REIT, as general partner of the Operating Partnership, to the limited partners of the Operating Partnership may be less than those of the General Partners to their respective Limited Partners. See "Comparison of Ownership of Partnership Interests, OP Units and Commons Shares--Fiduciary Duties."

  EFFECT ON COMMON SHARE PRICE OF SHARES AVAILABLE FOR FUTURE SALE. Sales of a substantial number of Common Shares, or the perception that such sales could occur, could adversely affect prevailing market prices for Common Shares. Beginning July 1, 1999, half of the approximately 43.7 million OP Units to be issued in the Blackstone Acquisition will become redeemable pursuant to their Unit Redemption Right, an additional 25% will be redeemable on October 1, 1999, and the balance will be redeemable on January 1, 2000, which means it is possible for the Blackstone Entities to convert all of their OP Units into Common Shares prior to, or concurrently with, the first time the Limited Partners would be able to exercise their Unit Redemption Right and possibly causing the price of the Common Shares to decrease prior to the Limited Partners being able to sell their Common Shares. In addition, beginning at least one year after the Effective Date (or after a lesser period in certain circumstances), other holders of OP Units, including Limited Partners who receive OP Units in the Mergers, may be able to sell Common Shares received upon exercise of their Unit Redemption Right in the public market pursuant to registration or exemptions from registration. In addition, a substantial number of Common Shares would, pursuant to employee benefit plans, be issued or reserved for issuance from time to time, including Common Shares reserved for issuance pursuant to options issued concurrently with the consummation of the REIT Conversion, and these Common Shares would be available for sale in the public markets from time to time pursuant to exemptions from registration or upon registration. No prediction can be made about the effect that future sales of Common Shares would have on the market price of the Common Shares.

  CURRENT HOST COMMON STOCK PRICE MAY NOT NECESSARILY BE INDICATIVE OF THE PRICE OF HOST REIT COMMON SHARES FOLLOWING THE REIT CONVERSION. Hosts's current stock price is not necessarily indicative of how the market will value Host REIT Common Shares following the REIT Conversion, because of the effect of the distribution of the SLC common stock and cash or other securities, the acquisition of additional assets in connection with the REIT Conversion, including the Blackstone Acquisition and the change in Host's organization from a taxable corporation to a REIT. The current stock price of Host reflects the current market valuation of Host's current business and assets (including the SLC common stock and the cash or securities to be distributed in connection with the REIT Conversion), a significant portion of which (except for the SLC common stock and cash or securities to be distributed) will be contributed to the Operating Partnership and will comprise the core of the Operating Partnership's business and assets following the REIT Conversion.

  EFFECT ON COMMON SHARE PRICE OF MARKET CONDITIONS. As with other publicly traded equity securities, the value of the Common Shares will depend upon various market conditions, which may change from time to time. Among the market conditions that may affect the value of the Common Shares are the following: (i) the extent of institutional investor interest in Host REIT,
(ii) the general market perception of REITs in general and hotel REITs in particular and the attractiveness of their equity securities in comparison to other equity securities (including securities issued by other real estate-based companies), (iii) Host REIT's financial performance, (iv) changes in the tax laws affecting REITs (particularly REITs that primarily own hotels) and
(v) general stock and bond market conditions. Although the Limited Partners of a Participating Partnership will receive OP Units with an aggregate deemed value equal to the Exchange Value of their Partnership Interests in the Merger, there can be no assurance that the Common Shares would not trade at prices below this deemed value after the REIT Conversion, thereby reducing the value of such OP Units below the Exchange Value.

  EFFECT ON COMMON SHARE PRICE OF EARNINGS AND CASH DISTRIBUTIONS. It is generally believed that the market value of the equity securities of a REIT is primarily based upon the market's perception of the REIT's growth potential for its core portfolio, the value of its real estate portfolio and its prospects for accretive acquisitions and development. The combination of these factors creates a market perception of a REIT's current and potential future cash distributions, whether from operations, sales, acquisitions, development or refinancings, and is secondarily based upon the value of the underlying assets. For that reason, Common Shares may trade at prices that are higher or lower than the net asset value per Common Share or per OP Unit. To the extent Host

REIT retains operating cash flow for investment purposes, working capital reserves or other purposes rather than distributing such cash flow to shareholders, these retained funds, while increasing the value of Host REIT's underlying assets, may not correspondingly increase the market price of the Common Shares. The failure of Host REIT to meet the market's expectation with regard to future earnings and cash distributions would likely adversely affect the market price of the Common Shares.

  EFFECT ON COMMON SHARE PRICE OF MARKET INTEREST RATES. One of the factors that will influence the price of the Common Shares will be the dividend yield on the Common Shares (as a percentage of the price of the Common Shares) relative to market interest rates. Thus, an increase in market interest rates may lead prospective purchasers of Common Shares to expect a higher dividend yield, which would adversely affect the market price of the Common Shares.

  EFFECT ON COMMON SHARE PRICE OF UNRELATED EVENTS. As with other publicly traded equity securities, the value of the Common Shares will depend upon various market conditions, including conditions unrelated to real estate investments generally. Thus, events which depress equity market prices may not have any effect on real estate market values, with the result that the Common Shares may trade at prices below Host REIT's net asset value.

  DEPENDENCE ON EXTERNAL SOURCES OF CAPITAL. As with other REITs, but unlike corporations generally, Host REIT's ability to reduce its debt and finance its growth largely must be funded by external sources of capital because Host REIT generally will have to distribute to its shareholders 95% of its taxable income in order to qualify as a REIT (including taxable income where Host REIT does not receive corresponding cash). Host REIT's access to external capital will depend upon a number of factors, including the market's perception of Host REIT's growth potential, its current and potential future earnings, cash distributions and the market price of the Common Shares.

RISKS OF OWNERSHIP OF THE NOTES

  THE NOTES ARE UNSECURED. The Notes, which are prepayable at any time, are unsecured obligations of the Operating Partnership. Thus, the Notes will be effectively subordinated to any secured debt of the Operating Partnership and to all obligations of the Hotel Partnerships and all other subsidiaries of the Operating Partnership. As of June 19, 1998, on a pro forma basis assuming the Full Participation Scenario, the Operating Partnership and its subsidiaries would have had aggregate consolidated debt to which the Notes would be effectively subordinated or which rank equally with such Notes of approximately $5.1 billion.

  NO PUBLIC MARKET FOR THE NOTES. There will be no public market for the Notes. If the Notes are sold, they may sell at prices substantially below their issuance price. Noteholders are likely to receive the full principal amount of a Note only if they hold the Note to maturity, which is December 15, 2005, or if the Operating Partnership repays the Notes prior to maturity.

  LIMITED PROTECTION FOR NOTEHOLDERS IN THE EVENT OF A RESTRUCTURING OR SIMILAR TRANSACTION. Other than (i) certain restrictions on the incurrence of indebtedness, (ii) a financial covenant requiring the Operating Partnership to maintain certain coverage ratios and (iii) the customary requirements that the surviving entity in any business combination assume the obligations under the Notes and the Indenture and be in full compliance with all of the provisions of the Indenture, the Indenture does not contain any special provisions protecting Noteholders in the event of a restructuring, reorganization or similar transaction involving the Operating Partnership, which could increase the risk that the Notes may not be paid in full at maturity. See "Description of the Notes."

RISKS OF OPERATION

  COMPETITION IN THE LODGING INDUSTRY. The profitability of the Hotels is subject to general economic conditions, the management abilities of the Managers (including primarily Marriott International), competition, the desirability of particular locations and other factors relating to the operation of the Hotels. The full-service segment of the lodging industry in which the Hotels primarily operate is highly competitive, and the Hotels generally operate in geographical markets that contain numerous competitors. The Hotels' success will be dependent, in large part, upon their ability to compete in such areas as access, location, quality of accommodations, room rate structure, the quality and scope of food and beverage facilities and other services and amenities. Although the competitive position of each of the Company's hotel properties differs from market to market, the Company believes that its properties generally compare favorably to their competitive set in the markets in which they operate on the basis of these factors. Furthermore, the Company's strategy is to affiliate its properties with managers operating under the highest quality brand names in the industry which the Company believes will enhance their competitive position. Nonetheless, there can be no assurance that these managers will maintain the quality of their brand names. Furthermore, competing properties may be built or existing products enhanced such that they offer characteristics more favorable than those offered by the Company's properties. See "Business and Properties--Competition." The lodging industry, including the Hotels (and thus the Operating Partnership), may be adversely affected in the future by (i) national and regional economic conditions, (ii) changes in travel patterns, (iii) taxes and government regulations which influence or determine wages, prices, interest rates, construction procedures and costs, (iv) the availability of credit and (v) other factors beyond the control of the Operating Partnership.

  GENERAL REAL ESTATE INVESTMENT RISKS. Partners of the Operating Partnership will continue to bear risks associated with real estate investments. The yields available from equity investments in real estate and the Operating Partnership's ability to service debt depend, in large part, upon the amount of rental revenues generated, expenses incurred and capital expenditures required in the operation of its business. The Operating Partnership's income and ability to make distributions to its partners will be dependent upon the rent payable by the Lessees exceeding the amounts required for debt service, property taxes and other expenses payable by the Operating Partnership (including required FF&E reserves and capital expenditures). The rental payments payable by the Lessees will be affected in part by the sales generated by the Managers from operation of the Hotels and expenses incurred by the Managers in operating the Hotels, which expenses are borne by the Lessees. The Lessees' ability to pay rent accrued under the Leases will depend in significant part upon the ability of the Managers to generate gross sales in excess of its requirements to meet operating expenses. The Operating Partnership's rental income from the Hotels may, therefore, directly or indirectly, be adversely affected by a number of factors, including the general economic climate, local real estate conditions, such as an oversupply of, or a reduction in demand for, hotel space, the attractiveness of the Hotels to consumers, the quality, philosophy and performance of management, the ability of the Lessees to maximize rental payments to Host REIT, the ability of the Manager to effectively operate the Hotels, competition from comparable hotels, changes in room rates and increases in operating costs due to inflation and other factors, which increases may not necessarily be passed through fully to guests. In addition, the Operating Partnership's rental income from the Hotels and real estate values also are affected by such factors as the cost of compliance with government regulation, including zoning and tax laws, the potential for liability under applicable laws, interest rate levels and the availability of financing. Certain significant expenditures associated with each equity investment in a Hotel (such as mortgage payments, if any, real estate taxes and maintenance costs) also may not decrease even though circumstances cause a reduction in the Operating Partnership's rental income from the Hotel. If any of the above occurs, the Operating Partnership's ability to make expected distributions to its partners, including Host REIT, could be adversely affected.

  RENTAL REVENUES FROM HOTELS SUBJECT TO PRIOR RIGHTS OF LENDERS. In accordance with the mortgage loan agreements with respect to outstanding indebtedness of the Hotel Partnerships, the rental revenues received by the Operating Partnership under the Leases first will be used to satisfy the debt service on such outstanding indebtedness and any cash flow remaining thereafter will be available to satisfy all other obligations of the Hotel Partnership (including paying property taxes and insurance, funding the required FF&E reserves for the Hotels and capital improvements and paying debt service with respect to unsecured debt) and to make distributions to the partners (including Host REIT).

  POSSIBLE UNDERPERFORMANCE OF NEW ACQUISITIONS. In the future, the Operating Partnership expects to pursue acquisitions of additional full-service hotels and other types of real estate. Acquisitions entail the risk that such investments will fail to perform in accordance with expectations. The Operating Partnership anticipates that, in certain circumstances, it may use OP Units as consideration to acquire hotels from tax-sensitive sellers and, in connection with such acquisitions, it may agree to certain restrictions on the Operating Partnership's ability to sell, or reduce the amount of mortgage indebtedness on, such acquired hotels, which may increase the Operating Partnership's leverage and which may impair the Operating Partnership's ability to take actions that would otherwise be in the best interests of its limited partners.

  SEASONALITY. The hotel industry is seasonal in nature. The seasonality of the industry may, from time to time, affect the ability of the Lessees to make timely rent payments under the Leases. An inability of the Lessees to make timely rent payments to the Operating Partnership could adversely affect the ability of the Operating Partnership to make distributions to partners (including Host REIT).

  ILLIQUIDITY OF REAL ESTATE. Real estate investments are relatively illiquid and, therefore, will tend to limit the ability of the Operating Partnership to sell and purchase hotels promptly in response to changes in economic or other conditions. This could make it difficult for the Operating Partnership to sell any of its Hotels, even if a sale were in the interest of limited partners.

  LIMITATIONS ON SALE OR REFINANCING OF CERTAIN HOTELS. For reasons relating to federal income tax considerations, the agreements by which the Operating Partnership will acquire certain Hotels (or obtain consent to lease certain Hotels to the Lessees) will also restrict the ability of the Operating Partnership to dispose of or refinance the debt secured by such Hotels for a period of three and a half to eleven and a half years from the Effective Date, depending on the Hotel. Similarly, upon acquiring the Blackstone Hotels, the Operating Partnership will agree not to dispose of the Blackstone Hotels for ten years (although the Operating Partnership may dispose of up to 50% of the value of the assets contributed to the Operating Partnership by the Blackstone Entities after five years). Thus, even if it were in the best interests of the Operating Partnership and its limited partners to sell or refinance the debt secured by any of these Hotels, it may be difficult or impossible for the Operating Partnership to do so during their respective lock-out periods.

  HOTELS SUBJECT TO GROUND LEASES MAY AFFECT THE OPERATING PARTNERSHIP'S REVENUES. Of the approximately 120 Hotels in which the Operating Partnership will initially hold an interest, 41 are subject to ground leases. Such ground leases generally require increases in ground rent payments every five years. To the extent that the rents payable under the Leases do not increase at the same rate as the increases under the ground leases, it could affect the Operating Partnership's cash available for distribution and its ability to make distributions to partners (including Host REIT). In addition, any sale of a Hotel encumbered by a ground lease would be made subject to such ground lease and the value realized by the Operating Partnership in such sale might not be as high if such Hotel were not sold subject to such ground lease or were sold subject thereto.

  DEPENDENCE OF THE OPERATING PARTNERSHIP UPON SLC. SLC and its subsidiaries will be the Lessees of substantially all of the Hotels and their rent payments will be the primary source of the Operating Partnership's revenues. SLC's financial condition and ability to meet its obligations under the Leases will determine the Operating Partnership's ability to make distributions to its partners. As of June 19, 1998, on a pro forma basis, after giving effect to the REIT Conversion, SLC would have had approximately $322 million of indebtedness (not including guarantees of obligations of SLC's subsidiaries under the Leases and the Management Agreements) and SLC can incur additional indebtedness in the future. There can be no assurance that SLC will have sufficient assets, income and access to financing to enable it to satisfy its obligations under the Leases. In addition, the credit rating of the Operating Partnership and Host REIT will be affected by the general creditworthiness of SLC.

FEDERAL INCOME TAX RISKS

  TAX CONSEQUENCES OF THE MERGERS. The Operating Partnership has received an opinion of Hogan & Hartson L.L.P., counsel to Host, Host REIT and the Operating Partnership, based upon certain assumptions and representations of the General Partners, the Operating Partnership, Host and Host REIT, to the effect that, except for any gain attributable to the sale of personal property by a Partnership to a Non-Controlled Subsidiary, the Mergers will not result in the recognition of taxable income or gain by a Limited Partner at the time of the Mergers (i) who does not exercise his Unit Redemption Right on a date sooner than the date two years after the date of the consummation of the Mergers; (ii) who does not receive a cash distribution (or deemed cash distribution resulting from relief from liabilities, including as a result of the prepayment of indebtedness associated with the Limited Partner's Partnership) in excess of such Limited Partner's aggregate adjusted tax basis in his Partnership Interest at the time of the Mergers; (iii) who does not elect to receive a Note in exchange for OP Units in connection with the Mergers; (iv) who is not required to recognize gain by reason of the election by another Limited Partner in his Partnership to receive a Note in exchange for his OP Units in connection with the Mergers (which in counsel's opinion, described below, should not be the result of such election); and (v) whose "at risk" amount does not fall below zero as a result of the Mergers or the REIT Conversion. The General Partners and the Operating Partnership do not believe, with regard to a Limited Partner who acquired his Partnership Interest in the original offering of such Partnership Interests and has held that Interest at all times since the offering, that the Mergers will result in such Limited Partner (a) receiving a distribution (or deemed distribution) of cash in excess of such Limited Partner's adjusted tax basis in his Partnership Interest or (b) having his "at risk" amount fall below zero. The adjusted tax basis of a Limited Partner who did not acquire his Partnership Interest in the original offering of such Partnership Interests, however, could vary materially from the adjusted tax basis of a Limited Partner who did. Therefore, depending on the adjusted tax basis of such a Limited Partner in his Partnership Interest, the Mergers could result in the receipt by such Limited Partner of a cash distribution (or deemed cash distribution) in excess of such Limited Partner's adjusted tax basis in his Partnership Interest, and, accordingly, could result in the recognition of taxable income or gain by such Limited Partner.

  Hogan & Hartson L.L.P. is of the opinion that, although the matter is not free from doubt, a Limited Partner who does not elect to receive a Note in connection with the Mergers should not be required to recognize gain by reason of another Limited Partner's election to receive a Note in exchange for OP Units. With respect to a Limited Partner's exercise of his Unit Redemption Right, Hogan & Hartson L.L.P. is of the opinion that it is more likely than not that a Limited Partner's exercise of his Unit Redemption Right more than one year after the date of consummation of the Mergers but less than two years after such date will not cause the Merger itself to be a taxable transaction for the Limited Partner (or for the other Limited Partners of such Partnership). Opinions of counsel, however, do not bind the IRS or the courts, and no assurance can be provided that such opinions will not be challenged by the IRS or will be sustained by a court if so challenged.

  The particular tax consequences of the Mergers and the REIT Conversion for a Limited Partner will depend upon a number of factors related to the tax situation of that individual Limited Partner and the Partnership of which he is a Limited Partner, including such factors as the Limited Partner's aggregate adjusted tax basis in his Partnership Interest, the extent to which the Limited Partner has unused passive activity losses arising in connection with his investment in the Partnership or other investments that could offset income arising from the Mergers and the REIT Conversion, the amount of income (if any) required to be recognized by reason of the sale by the Limited Partner's Partnership of personal property to a Non-Controlled Subsidiary in connection with the REIT Conversion, the allocation of Operating Partnership liabilities to the Limited Partner following the Mergers and the REIT Conversion and the amount of built-in gain with respect to the Hotels owned by the Partnership of which he is a Limited Partner. See "Federal Income Tax Consequences--Summary of Tax Opinions." The Operating Partnership has consulted with its advisors in connection with structuring the Mergers and the REIT Conversion, but, with one exception, has not sought a ruling from the IRS as to the tax consequences of the Mergers and the REIT Conversion. See "Federal Income Tax Consequences--Tax Consequences of the Mergers--IRS Ruling Request Regarding Allocation of Partnership Liabilities." EACH LIMITED PARTNER IS URGED TO CONSULT WITH HIS OWN TAX ADVISOR BEFORE DETERMINING WHETHER TO APPROVE OF AND PARTICIPATE IN THE MERGERS IN ORDER TO DETERMINE THE ANTICIPATED TAX CONSEQUENCES OF THE MERGERS FOR SUCH LIMITED PARTNER.

  There is a significant possibility that the Operating Partnership will be considered to be a "publicly traded partnership." The opinion of Hogan & Hartson L.L.P. regarding the tax status of the Operating Partnership will be based on the Operating Partnership's expectation that it will have sufficient "qualifying income," so that even if it were considered to be a publicly traded partnership, it would qualify as a partnership for federal income tax purposes. See "Federal Income Tax Consequences--Tax Status of the Operating Partnership." In this regard, the Partnership Agreement will prohibit any person (other than Host REIT and The Blackstone Group) from holding in excess of 4.9% of the value of the interests in the Operating Partnership. If the Operating Partnership were a publicly traded partnership that qualifies as a partnership for federal income tax purposes because of the "qualifying income" exception, however, a Limited Partner could be subject to certain special rules applicable to publicly traded partnerships. In particular, a Limited Partner would be unable to use passive activity losses from other passive activities (including his investment in his Partnership) to offset his allocable share of Operating Partnership gain and income, and any Operating Partnership losses allocable to a Limited Partner could be used only as an offset against such Limited Partner's allocable share of future Operating Partnership income and gain and not against income and gain from other passive activities.

  EFFECTS OF SUBSEQUENT EVENTS UPON RECOGNITION OF GAIN. In addition to any gain that might be recognized by the Limited Partners at the time of the Mergers, there are a variety of subsequent events and transactions (including
(i) the sale or other taxable disposition of one or more of the Hotels owned by the Partnerships, (ii) the refinancing or repayment of certain liabilities secured by one or more of the Hotels owned by the Partnerships, (iii) the issuance of additional OP Units, including in connection with the issuance of Common Shares or other equity interests by Host REIT and the acquisition of additional properties in exchange for OP Units or other equity interests in the Operating Partnership, (iv) an increase to the basis of the Hotels owned by the Partnerships resulting from capital expenditures and (v) the elimination over time of the disparity between the current tax basis of the Hotels owned by the Partnerships and the "book basis" of such Hotels (based upon their fair market value at the time of the Mergers) that could cause a Limited Partner who holds OP Units to recognize part or all of the taxable gain that otherwise has been deferred pursuant to the Mergers.

  Certain Hotels (including the Blackstone Hotels) will be covered by agreements that will restrict the ability of the Operating Partnership to dispose of such Hotels or refinance the debt secured by them. In addition, if Atlanta Marquis participates in the Mergers, the Operating Partnership will succeed to an existing agreement that will restrict its ability to dispose of the Hotel owned by Atlanta Marquis or to refinance the debt secured by such Hotel without compensating certain outside partners for resulting adverse tax consequences. See

"--Limitations on Sale or Refinancing of Certain Hotels" above. The Partnership Agreement does not impose any restrictions on the Operating Partnership's ability to dispose of the Hotels owned by the Partnerships, however, or to refinance or repay debt secured by the Hotels owned by the Partnerships (or to direct that a Partnership engage in such a transaction), but the Operating Partnership is obligated to pay any taxes Host REIT incurs as a result of such transactions. In addition, Host REIT, as general partner of the Operating Partnership, is not required to take into account the tax consequences to the limited partners in deciding whether to cause the Operating Partnership to undertake specific transactions (but the Operating Partnership is obligated to pay any taxes that Host REIT incurs as a result of such transactions), and the limited partners generally have no right to approve or disapprove such transactions. See "Description of OP Units--Sales of Assets" and
"--Borrowing by the Operating Partnership."

  SALE OF PERSONAL PROPERTY MAY RESULT IN GAIN TO CERTAIN PARTNERSHIPS. In order to facilitate the participation of Atlanta Marquis, Hanover, MHP and PHLP in the Mergers without adversely affecting Host REIT's qualification as a REIT, the Operating Partnership will require, as part of the Mergers, that such Partnerships sell a portion of the personal property associated with the Hotels owned by such Partnerships to a Non-Controlled Subsidiary. These sales will be taxable transactions and, with the exception of the sale by Hanover, may (although are not expected to) result in an allocation of a relatively modest amount of ordinary recapture income by each Partnership to its Limited Partners. This income, if any, will be allocated to each Limited Partner in the same proportion and to the same extent that such Limited Partner was allocated any deductions directly or indirectly giving rise to the treatment of such gains as recapture income. A Limited Partner who receives such an allocation of recapture income will not be entitled to any special distribution from his Partnership in connection with the sale of personal property.

  ELECTION TO RECEIVE NOTES. A Limited Partner who elects to receive a Note in connection with the Mergers in exchange for his OP Units will be treated as having made a taxable disposition of his Partnership Interest. The amount realized in connection with such disposition will equal the sum of the "issue price" of the Note (i.e., the principal amount of the Note) plus the portion of the Partnership's liabilities allocable to the Limited Partner for federal income tax purposes. To the extent the amount realized exceeds the Limited Partner's adjusted tax basis in his Partnership Interest, the Limited Partner will recognize gain. A Limited Partner may be eligible to defer at least a portion of that gain under the "installment sale" rules (see "Federal Income Tax Consequences--Tax Treatment of Limited Partners Who Exercise Their Right to Make the Note Election") but those rules will not permit a Limited Partner to defer all of the gain recognized (for example, gain attributable to his "negative capital account" and income attributable to "depreciation recapture") and may require that a Limited Partner who defers gain pay to the IRS interest on a portion of the resulting tax that has been deferred. A Limited Partner with a "negative capital account" with respect to his Partnership Interest who elects to receive a Note will recognize "phantom income" in that amount at the time of the Mergers in any event.

  EXERCISE OF UNIT REDEMPTION RIGHT. The receipt of either cash or Common Shares, as determined by Host REIT, by a Limited Partner in connection with the exercise of such Limited Partner's Unit Redemption Right will be a taxable transaction and likely will result in the recognition by the Limited Partner of substantial gain for federal income tax purposes. The amount realized in connection with a Limited Partner's exercise of his Unit Redemption Right will equal the sum of either the amount of cash or the value of the Common Shares received plus the portion of the Operating Partnership's liabilities allocable to the OP Units redeemed for federal income tax purposes. To the extent the amount realized exceeds the Limited Partner's adjusted basis in the redeemed OP Units, the Limited Partner will recognize gain. See "Federal Income Tax Consequences--Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers--Dissolution of the Operating Partnership" and "--Tax Treatment of Exercise of Unit Redemption Right." State and local income and transfer taxes may apply to such a redemption as well.

 Failure of Host REIT to Qualify as a REIT.

  GENERAL. Host REIT intends to operate so as to qualify as a REIT under the Code effective for Host REIT's first taxable year commencing following the REIT Conversion. A REIT generally is not taxed at the corporate level on income it currently distributes to its shareholders as long as it distributes currently at least 95% of its taxable income (excluding net capital gain). No assurance can be provided, however, that Host REIT will so qualify or be able to remain so qualified or that new legislation, Treasury Regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to Host REIT's qualification as a REIT or the federal income tax consequences of such qualification. In this regard, Host REIT expects to receive an opinion of Hogan & Hartson L.L.P. in connection with the REIT Conversion to the effect that Host REIT, effective for its first taxable year commencing following the REIT Conversion, will be organized in conformity with the requirements for qualification as a REIT under the Code, and that Host REIT's proposed method of operation will enable it to satisfy the requirements for qualification and taxation as a REIT. This opinion will be conditioned upon certain factual representations made by Host REIT and the Operating Partnership as to matters relating to the organization and operation of Host REIT, the Operating Partnership, the Hotel Partnerships, the Subsidiary Partnerships, the Non-Controlled Subsidiaries, the Incentive Compensation Trust and SLC and the Lessees. In addition, this opinion will be based upon the factual representations of Host REIT concerning its business and properties as set forth in this Consent Solicitation and will assume that the actions described in this Consent Solicitation are completed in a timely fashion. Moreover, an opinion of counsel does not bind the IRS or the courts, and no assurance can be provided that such opinion will not be challenged by the IRS or will be sustained by a court if so challenged.

  REQUIRED DISTRIBUTIONS AND PAYMENTS. In order to qualify as a REIT, Host REIT will be required each year to distribute to its shareholders at least 95% of its net taxable income (excluding any net capital gain). Due to certain transactions entered into in prior years, Host REIT is expected to recognize substantial amounts of "phantom" taxable income in future years that is not matched by cash flow or EBITDA to the Operating Partnership or Host REIT. To qualify as a REIT, Host REIT also will have to distribute to its shareholders not later than the end of its first taxable year as a REIT an amount equal to the earnings and profits accumulated by Host and its subsidiaries and not distributed by or at the time of the REIT Conversion (including any increases thereto resulting from subsequent IRS audits of years prior to Host REIT's first taxable year as a REIT). In addition, Host REIT will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions made by it with respect to the calendar year are less than the sum of (i) 85% of its ordinary income, (ii) 95% of its capital gain net income for that year, and (iii) any undistributed taxable income from prior periods. Host intends that Host REIT will make distributions to its shareholders to comply with the 95% distribution requirement and to avoid the nondeductible excise tax and will rely for this purpose on distributions from the Operating Partnership. However, differences in timing between taxable income and cash available for distribution due to, among other things, the seasonality of the hospitality industry could require the Operating Partnership to borrow funds on a short-term basis to enable Host REIT to meet the 95% distribution requirement, avoid the nondeductible excise tax, and therefore maintain its REIT status. The Operating Partnership also is required to pay (or reimburse Host REIT for) all taxes and other liabilities and expenses that Host REIT incurs, including taxes and liabilities attributable to periods and events prior to the REIT Conversion and any taxes that Host REIT must pay in the event it were to fail to qualify as a REIT. In addition, the Operating Partnership's inability to retain earnings (resulting from Host REIT's 95% and other distribution requirements) will generally require the Operating Partnership to refinance debt that matures with additional debt or equity. There can be no assurance that any of these sources of funds, if available at all, would be available to meet the Operating Partnership's obligations.

  CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT. If Host REIT fails to qualify as a REIT, it will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. In addition, unless entitled to relief under certain statutory provisions, Host REIT will be disqualified from treatment as a REIT for the four taxable years following the year during which REIT qualification is lost. The additional tax would significantly reduce the cash available for distribution by Host REIT to its shareholders. Failure of Host REIT to qualify as a REIT could reduce materially the value of the Common Shares and OP Units and would cause all distributions to shareholders to be taxable as ordinary income to the extent of Host REIT's current and accumulated earnings and profits (although, subject to certain limitations under the Code, corporate distributees may be eligible for the dividends received deduction with respect to these distributions). See "Federal Income Tax Consequences--Federal Income Taxation of Host REIT Following the Mergers--Failure of Host REIT to Qualify as a REIT." Failure of Host REIT to qualify as a REIT also would result in a default under the New Senior Notes and the New Credit Facility.


  "C CORPORATION" TAXABLE YEAR. In order to qualify as a REIT, Host REIT cannot have at the end of any taxable year any undistributed "earnings and profits" (E&P) that are attributable to a "C" corporation taxable year. A REIT has until the close of its first taxable year in which it has non-REIT E&P to distribute such accumulated E&P. Host REIT will be required to distribute this E&P prior to the end of 1999 (the first taxable year for which the REIT election of Host REIT is expected to be effective). Failure to do so would result in disqualification of Host REIT as a REIT at least for taxable year 1999. Host REIT believes that, prior to December 31, 1999, E&P distributions made in connection with the REIT Conversion, together with any distributions of non-REIT E&P made after the REIT Conversion but prior to December 31, 1999, will be sufficient to distribute all of the non-REIT E&P, but there are substantial uncertainties relating to the estimate of Host REIT's non-REIT E&P and the value of noncash consideration to be distributed as part of the E&P distribution and, thus, there can be no assurance that this requirement will be met. See "Federal Income Tax Consequences--Federal Income Taxation of Host REIT Following the Mergers--Requirements for Qualification."

  TREATMENT OF LEASES. To qualify as a REIT, a REIT must satisfy two gross income tests. Rent paid pursuant to the Leases will constitute substantially all of the gross income of Host REIT. In order for the rent paid pursuant to the Leases to constitute qualifying income for purposes of the gross income tests (a) the Leases must be respected as true leases for federal income tax purposes and not be treated as service contracts, joint ventures or some other type of arrangement and (b) the Lessees must not be regarded as "related party tenants" (as defined in the Code). Host REIT expects that Hogan & Hartson L.L.P. will provide to Host REIT on the Effective Date an opinion to the effect that, based upon certain representations of Host REIT regarding the Leases and the expectations of Host REIT and the Lessees with respect thereto, the Leases will be respected as leases for federal income tax purposes. An opinion of counsel, however, does not bind the IRS or the courts and this determination ultimately will depend upon the accuracy of the factual representations of Host REIT regarding the Leases. In this regard, if the Leases were not respected as true leases for federal income tax purposes or if the Lessees were regarded as "related party tenants," Host REIT would not be able to satisfy either of the two gross income tests and, as a result, would lose its REIT status. Accordingly, Host REIT would be subject to corporate level income taxation, which would significantly reduce the cash available for distribution to its shareholders. See "Federal Income Tax Consequences-- Federal Income Taxation of Host REIT Following the Mergers--Income Tests Applicable to REITs."

  OTHER TAX LIABILITIES. Even if Host REIT qualifies as a REIT, it will be subject, through the Operating Partnership and the Hotel Partnerships, to certain federal, state and local taxes on its income and property. See "Federal Income Tax Consequences--Federal Income Taxation of Host REIT Following the Mergers--General." In addition, Host REIT will be subject to tax at the regular corporate rate (currently 35%) upon its share of any gain recognized as a result of any sale by the Operating Partnership or the Hotel Partnerships (within the 10-year period beginning on the Effective Date of the Mergers) of assets, including the Hotels, in which interests were acquired by the Operating Partnership from Host and its subsidiaries as part of the Mergers and the REIT Conversion to the extent that such gain existed at the time of the REIT Conversion. Host has substantial deferred tax liabilities that likely will be recognized by Host REIT in the next ten years, under these rules, without any corresponding receipt of cash by Host REIT from the Operating Partnership. The Operating Partnership is obligated under the Partnership Agreement and the terms of the REIT Conversion to pay all such taxes incurred by Host REIT, as well as any liabilities that the IRS may assert against Host REIT for corporate income taxes for taxable years prior to the time Host REIT qualifies as a REIT. The Non-Controlled Subsidiaries will be taxable "C" corporations and will pay federal and state income tax on their net income at the full applicable corporate rates. Holders of OP Units will be subject to state and local taxation in the jurisdictions in which the Operating Partnership directly or indirectly holds real property and such holders will be required to file periodic tax returns in at least some of those jurisdictions. The Operating Partnership will initially own Hotels located in approximately 28 different states and the District of Columbia.

  FAILURE OF THE OPERATING PARTNERSHIP TO QUALIFY AS A PARTNERSHIP. The Operating Partnership and Host REIT have received an opinion of Hogan & Hartson L.L.P. to the effect that the Operating Partnership will be treated as a partnership for federal income tax purposes. An opinion of counsel, however, does not bind the IRS or the courts, and no assurance can be provided that such opinion will not be challenged by the IRS or will be sustained by a court if so challenged. If the IRS were to treat successfully the Operating Partnership as an entity that is taxable as a corporation, Host REIT would cease to qualify as a REIT because the value of Host REIT's ownership interest in the Operating Partnership would exceed 5% of Host REIT's assets and because Host REIT would be considered to hold more than 10% of the voting securities of another corporation. See "Federal Income Tax Consequences--Federal Income Taxation of Host REIT Following the Mergers--Asset Tests Applicable to REITs." Moreover, the imposition of a corporate tax on the Operating Partnership would reduce significantly the amount of cash available for distribution to its limited partners. See "Federal Income Tax Consequences--Tax Status of the Operating Partnership" and "--Tax Aspects of Host REIT's Ownership of OP Units."

  LIMITED PARTNERS NEED TO CONSULT WITH THEIR OWN TAX ADVISORS. Because the specific tax attributes of a Limited Partner and the facts regarding such Limited Partner's interest in his Partnership could have a material impact on the tax consequences to such Limited Partner of the Mergers, the subsequent ownership and disposition of OP Units or Notes and/or the subsequent ownership and disposition of Common Shares, it is essential that each Limited Partner consult with his own tax advisors regarding the application of federal, foreign and state and local tax laws to such Limited Partner's personal tax situation.

MISCELLANEOUS RISKS

  DEPENDENCE UPON KEY PERSONNEL. The Operating Partnership is dependent upon the efforts of the executive officers of Host REIT. While the Operating Partnership believes that it could find replacements for these key personnel, the loss of their services could have a significant adverse effect on the operations of the Operating Partnership. The Operating Partnership does not intend to obtain key-man life insurance with respect to any of the executive officers of Host REIT.

  POTENTIAL LITIGATION RELATED TO THE REIT CONVERSION. Over the last several years, business reorganizations involving the combination of several partnerships into a single entity occasionally have given rise to investor lawsuits. These lawsuits have involved claims against the general partners of the participating partnerships, the partnerships themselves and related persons involved in the structuring of, or benefiting from, the conversion or reorganization, as well as claims against the surviving entity and its trustees and officers. For example, limited partners of five of the six limited partnerships controlled by Host that own limited service and extended-stay hotels have filed a lawsuit against Host and the general partners (which are subsidiaries of Host) of such limited partnerships alleging, among other things, breaches of their fiduciary duties in connection with a potential consolidation transaction. Certain other lawsuits are pending against Host and its affiliates by limited partners in certain Partnerships (specifically, Atlanta Marquis, MHP, MHP2 and PHLP). If any lawsuits are filed in connection with any Merger or other part of the REIT Conversion, such lawsuits could delay the closing of such Merger or the REIT Conversion or result in substantial damage claims against the Operating Partnership, Host REIT or the General Partners of the Partnerships. The Partnerships are each obligated to indemnify their General Partner for claims against them arising from their role as general partner other than to the extent they are guilty of negligence, fraud, misconduct or breach of fiduciary duty. Because the Operating Partnership will be acquiring the Participating Hotel Partnerships through the Mergers, Host REIT and the Operating Partnership indirectly will be subject to the indemnification obligations of the Hotel Partnerships to their general partners and any obligations of the Hotel Partnerships to pay damages to the extent not covered by any available insurance. See "Business and Properties--Legal Proceedings." In the event any pending lawsuits or any new lawsuits filed against any of the Partnerships or the General Partners in connection with the REIT Conversion or the Mergers are not resolved by final court action or settled before the Effective Date, the Exchange Values of such Partnerships will be adjusted to account for a litigation reserve and other contingent liabilities.

  LACK OF CONTROL OVER NON-CONTROLLED SUBSIDIARIES. The Non-Controlled Subsidiaries will hold various assets, consisting primarily of interests in hotels which are not leased and certain international hotels, the control of which by the Operating Partnership would jeopardize Host REIT's status as a REIT. Although the Operating Partnership will own 95% of the total economic interests of the Non-Controlled Subsidiaries, the Incentive Compensation Trust will own all of the voting common stock of the Non-Controlled Subsidiaries (which will represent the remaining 5% of the total economic interest thereof). As the owner of the voting stock of the Non-Controlled Subsidiaries, the Incentive Compensation Trust will select the directors of the Non-Controlled Subsidiaries, who will be responsible for overseeing the operations of those entities. As a result, the Operating Partnership will have no control over the operation or management of the hotels or other assets owned by the Non-Controlled Subsidiaries even though it will depend upon the Non-Controlled Subsidiaries for a significant portion of its revenues (and the activities of the Non-Controlled Subsidiaries could cause the Operating Partnership to be in default under its major unsecured debt facilities).

RISK INVOLVED IN INVESTMENTS THROUGH PARTNERSHIPS OR JOINT VENTURES

  Instead of purchasing hotel properties directly, the Operating Partnership may invest as a co-venturer. Joint venturers often have shared control over the operation of the joint venture assets. Therefore, such investments may, under certain circumstances, involve risks such as the possibility that the co-venturer in an investment might become bankrupt, or have economic or business interests or goals that are inconsistent with the business interests or goals of the Operating Partnership, or be in a position to take action contrary to the instructions or the requests of the Operating Partnership or contrary to the Operating Partnership's policies or objectives. Consequently, actions by a co-venturer might result in subjecting hotel properties owned by the joint venture to additional risk. Although the Operating Partnership generally will seek to maintain sufficient control of any joint venture to permit the Operating Partnership's objectives to be achieved, it may be unable to take action without the approval of its joint venture partners or its joint venture partners could take actions binding on the joint venture without the Operating Partnership's consent. Additionally, should a joint venture partner become bankrupt, the Operating Partnership could become liable for such partner's share of joint venture liabilities.

  CHANGES IN LAWS. Increases in real estate or business improvement district taxes will not result in increased rental payments to the Operating Partnership under the Leases, with the result that they may adversely affect the Operating Partnership's cash flow from operations and its ability to maintain the expected level of distributions to partners, including Host REIT. Similarly, changes in laws increasing the potential liability for environmental conditions existing at Hotels or increasing the restrictions on discharges or other conditions, as well as changes in laws affecting construction and safety requirements, may result in significant unanticipated capital expenditures, which, to the extent such expenditures must be borne by the Operating Partnership as the lessor of the Hotels, would adversely affect the Operating Partnership's cash flow from operations and its ability to make distributions to limited partners.

 UNINSURED LOSS. The Operating Partnership will carry comprehensive liability, fire, flood, extended coverage and rental loss (for rental losses extending up to 12 months) insurance with respect to its Hotels with policy specifications and insured limits customarily carried for similar hotels. Certain types of losses (such as from earthquakes and environmental hazards), however, may be either uninsurable or not economically insurable. Should an uninsured loss occur, the Operating Partnership could lose both its capital invested in, and anticipated profits from, one or more of its Hotels.

  AMERICANS WITH DISABILITIES ACT. The Hotels must comply with Title III of the Americans with Disabilities Act (the "ADA") to the extent that such Hotels are "public accommodations" or "commercial facilities" as defined by the ADA. The ADA may require removal of structural barriers to access by persons with disabilities in certain public areas of the Operating Partnership's Hotels where such removal is readily achievable. The Operating Partnership believes that the Hotels will not be required to make substantial non-budgeted capital expenditures to address the requirements of the ADA. However, noncompliance with the ADA could result in substantial capital expenditures to remove structural barriers, as well as the imposition of fines or an award of damages to private litigants which might adversely affect the Operating Partnership's ability to make expected distributions to limited partners, including Host REIT. Under the Leases, the Operating Partnership would be required to fund all such expenditures.

  OTHER REGULATORY ISSUES. The Operating Partnership's Hotels will be subject to various forms of regulation in addition to the ADA, including building codes, regulations pertaining to fire safety and other regulations which may from time to time be enacted. The Operating Partnership may be required to incur significant costs to comply with any future changes in such regulations.

  POSSIBLE ENVIRONMENTAL LIABILITIES. Under various federal, state and local laws, ordinances and regulations, owners or operators of real estate may be required to investigate and clean up certain hazardous substances released at a property, and may be held liable to a governmental entity or to third parties for property damage or personal injuries and for investigation and clean-up costs incurred by the parties in connection with any contamination. In addition, some environmental laws create a lien on a contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. The presence of contamination or the failure to remediate contamination may adversely affect the owner's ability to sell or lease real estate or to borrow using the real estate as collateral. No assurances can be given that (i) a prior owner, operator or occupant, such as a tenant, did not create a material environmental condition not known to the Operating Partnership, (ii) a material environmental condition with respect to any Hotel does not exist or (iii) future uses or conditions (including, without limitation, changes in applicable environmental laws and regulations) will not result in the imposition of environmental liability.

  In addition, no assurances can be given that all potential environmental liabilities have been identified or properly quantified. Moreover, no assurances can be given that (i) future laws, ordinances, or regulations will not impose any material environmental liability or (ii) the current environmental condition of the Hotels will not be affected by the condition of land or operations in the vicinity of the Hotels (such as the presence of underground storage tanks) or by third parties unrelated to the Operating Partnership.

                             CONFLICTS OF INTEREST

  The Mergers and REIT Conversion were initiated by Host and are being proposed by Host, the Operating Partnership and the General Partners, which are Host or its subsidiaries. The terms and conditions of the Mergers and REIT Conversion and the structure of the Operating Partnership also were formulated by Host, the General Partners and the Operating Partnership. See "Background and Reasons for the Mergers and the REIT Conversion--Background of the Mergers and the REIT Conversion."

  As discussed below, the establishment of the terms of the Mergers and REIT Conversion, the recommendation by the General Partners with respect to the Mergers and the operation of the Operating Partnership involve conflicts of interest. In resolving any conflicts of interest, each of the General Partners must act in accordance with its fiduciary duties to the Limited Partners of its Partnership. The trustees of Host REIT, which will be the sole general partner of the Operating Partnership, also must act in accordance with their fiduciary duties to the shareholders of Host REIT and, to a certain extent, the limited partners of the Operating Partnership as limited by the Partnership Agreement. See "Comparison of Ownership of Partnership Interests, OP Units and Common Shares--Fiduciary Duties" for a general description of these duties.

SUBSTANTIAL BENEFITS TO RELATED PARTIES

  To the extent that the anticipated benefits of the REIT Conversion are reflected in the value of Host's common stock prior to the Effective Date, the Limited Partners will not enjoy the effect of such benefits on the value of their investment. In addition, following the REIT Conversion, current Host shareholders (together with the Blackstone Entities), and not the Limited Partners, will own the common stock of SLC and will benefit from the terms of the leases to the extent net revenues exceed rental payments and other expenses. The Mergers will facilitate the consummation, and enable Host to reap the full benefits, of the REIT Conversion. By converting to a REIT, Host expects to benefit from the advantages enjoyed by REITs in raising capital and acquiring additional assets, participating in a larger group of comparable companies and increasing its potential base of shareholders. Also, Host will realize significant savings through the substantial reduction of its future corporate-level income taxes. Because of Host's significant ownership position in certain Partnerships (including Atlanta Marquis, Desert Springs, Hanover, MHP and MHP2), the failure of one or more of these Partnerships to participate in a Merger likely would require that Host contribute some or all of its ownership interest in the Non-Participating Partnership to a taxable Non-Controlled Subsidiary, which would materially reduce the benefit to Host of the REIT Conversion as it applies to that interest.

AFFILIATED GENERAL PARTNERS

  Host has varying interests in each of the Partnerships, and subsidiaries of Host act as General Partner of each of the Partnerships (except for PHLP, in which Host is the General Partner). Each General Partner has an independent obligation to assess whether the terms of the Merger are fair and equitable to the Limited Partners of its Partnership, which involves considerations for Host and its subsidiaries that are different from those for the Limited Partners. While each General Partner has sought faithfully to discharge its obligations to its Partnership, there is an inherent conflict of interest in having the General Partners determine the terms on which the Operating Partnership, which is controlled by Host, will acquire the Partnerships, for which subsidiaries of Host are General Partners, since no arm's length negotiations are possible.

LEASING ARRANGEMENTS

  Conflicts of interest exist in connection with establishing the terms of the leasing arrangements being entered into as part of the REIT Conversion. The General Partners, all of which are subsidiaries of Host (except in the case of PHLP, in which Host is the General Partner), are recommending the Mergers, and Host is responsible for establishing the terms of the Mergers and the REIT Conversion, including the Leases. The common stock of SLC will be distributed to Host REIT's shareholders and the Blackstone Entities after the terms of the Leases have been determined. Accordingly, Host REIT's shareholders and the Blackstone Entities, as the initial shareholders of SLC, will potentially benefit from the terms of the Leases to the extent net revenues exceed rental payments and other expenses and Limited Partners will not because they will not receive shares of SLC common stock.

DIFFERENT TAX CONSEQUENCES UPON SALE OR REFINANCING OF CERTAIN HOTELS

  Certain holders of OP Units may experience different and more adverse tax consequences compared to those experienced by other holders of OP Units or by holders of Common Shares upon the sale of, or the reduction of indebtedness encumbering, any of the Hotels. Therefore, such holders, including Host REIT and its subsidiaries, may have different objectives regarding the appropriate pricing and timing of any sale or refinancing of an individual Hotel. As expressly provided in the Partnership Agreement, Host REIT, as general partner of the Operating Partnership, is not required to take into account the tax consequences of the limited partners of the Operating Partnership in deciding whether to cause the Operating Partnership to undertake specific transactions (but the Operating Partnership is obligated to pay any taxes Host REIT incurs as a result of such transactions), and the limited partners have no right to approve or disapprove such transactions.

PARTNERSHIP AGREEMENT

  Conflicts of interest exist in connection with establishing the terms of the Partnership Agreement, all of which were determined by Host.

ABSENCE OF ARM'S LENGTH NEGOTIATIONS; NO INDEPENDENT REPRESENTATIVE

  No independent representative was retained to negotiate on behalf of the Limited Partners. Although the General Partners have obtained the Appraisals and the Fairness Opinion from AAA, AAA has not negotiated with the General Partners or Host and has not participated in establishing the terms of the Mergers. Consequently, the terms and conditions of the Mergers may have been more favorable to the Limited Partners if such terms and conditions were the result of arm's length negotiations. See "Fairness Analysis and Opinion." In this regard, the Fairness Opinion specifically does not conclude that other methodologies for determining the Exchange Values of the Partnerships and/or the price of the OP Units might not have been more favorable to the Limited Partners.

POTENTIAL AAA CONFLICTS

  AAA has been retained by the General Partners (consisting of Host and its subsidiaries) to determine the Appraised Values of the Hotels and to render the Fairness Opinion. Host has previously retained AAA to perform appraisals and give fairness and solvency opinions in connection with other transactions, and there is the possibility that Host REIT and the Operating Partnership will retain AAA to perform similar tasks in the future.

POLICIES WITH RESPECT TO CONFLICTS OF INTEREST

  The Operating Partnership has adopted certain policies and will enter into agreements with Host REIT and its affiliates designed to minimize the adverse effects from these potential conflicts of interest. See "Distribution and Other Policies--Conflicts of Interest Policies" and "Business and Properties-- Noncompetition Agreements." There can be no assurance, however, that the policies and agreements always will be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made at the Host REIT level that might fail to reflect fully the interests of the limited partners of the Operating Partnership.

        BACKGROUND AND REASONS FOR THE MERGERS AND THE REIT CONVERSION

BACKGROUND OF THE PARTNERSHIPS

  Formation of the Partnerships. From 1982 through 1990, Host sponsored the eight Partnerships, which were formed to acquire, own and operate full-service hotels operating under the Marriott brand name. Each Partnership is a Delaware limited partnership, except Chicago Suites, which is a Rhode Island limited partnership. The Partnerships raised capital from approximately 5,900 investors in eight offerings. The Partnerships, except Chicago Suites, Hanover and MDAH, are "public" partnerships within the meaning of the applicable Commission guidelines, and separate wholly owned subsidiaries of Host are the sole general partners of each Partnership (except for PHLP, for which Host itself acts as general partner). The Hotels owned by the Partnerships are managed by Marriott International and its subsidiaries.

  The table below sets forth the capital raised in the original offerings, distributions made and number of Hotels owned by each of the Partnerships as of June 19, 1998:

              HISTORICAL INFORMATION CONCERNING THE PARTNERSHIPS

                                             AGGREGATE         DISTRIBUTIONS TO
                                          DISTRIBUTIONS TO   LIMITED PARTNERS PER
                              TOTAL       LIMITED PARTNERS     PARTNERSHIP UNIT     NO. OF
                         LIMITED PARTNER      THROUGH               THROUGH         HOTELS
PARTNERSHIP              CAPITAL RAISED  JUNE 19, 1998(/1/) JUNE 19, 1998(/1/)(/2/) OWNED
-----------              --------------- ------------------ ----------------------- ------
                         (IN THOUSANDS)    (IN THOUSANDS)        (IN DOLLARS)
Atlanta Marquis.........    $ 53,000          $23,188               $43,751(/3/)       1(/4/)
Chicago Suites..........      11,642            2,819                 8,415            1
Desert Springs..........      88,020           84,332                93,702            1
Hanover.................       8,269              622                 7,405            1
MDAH....................      40,615            9,738                22,522            6
MHP.....................     100,000           59,824                59,824            2(/5/)
MHP2....................      73,115          120,452               161,681            4(/6/)
PHLP....................      18,000                0                     0            8

--------
(1) Includes distributions to the General Partners or their affiliates as holders of Partnership Units (but not distributions to them in their capacities as general partner).
(2) A Partnership Unit in all of the Partnerships except Chicago Suites ($35,000) and PHLP ($10,000) represents an original investment of $100,000.

(3) Includes approximately $8,600 per Partnership Unit of distributions related to the 1997 reallocation of tax losses.

(4) Atlanta Marquis has an 80% residual interest in the Atlanta Marriott Marquis and for 1998 is expected to receive substantially all of the cash flow from the hotel.

(5) Includes Marriott's Harbor Beach Resort, in which MHP owns a 50.5% interest.

(6) Includes the Santa Clara Marriott, in which MHP2 owns a 50% interest and Host owns the remaining 50% interest.

  The following paragraphs describe, on a partnership-by-partnership basis, the original investment objectives of each Partnership and the extent to which such objectives have been met.

  Atlanta Marquis. The offering of interests in Atlanta Marriott Marquis Limited Partnership (the predecessor of Atlanta Marquis), which was completed in 1985, was intended to provide investors with an opportunity to benefit from investment tax credits, tax losses, expected increasing cash flow from both the lease and operation of the Atlanta Marquis Hotel as well as potential capital appreciation. Based upon a financial forecast that reflected the General Partner's judgment, based upon facts and circumstances at the time, with respect to the most likely set of conditions and the most likely course of action (and subject to the various assumptions, risks, qualifications, limitations and uncertainties described therein and in the related private placement memorandum), it was estimated that tax savings through 1989 would be $76,226 per Partnership Unit for an investor in the 50% tax bracket (including a $7,845 tax credit in 1985), cash flow to the Class A Limited Partners was expected to begin in 1986 and increase through 1994 to an annual level of 12.2% of a Class A

Limited Partner's original investment, and it was assumed for the purpose of the forecast that investors would receive a return of all their investment from a sale of the underlying land to the partnership owning the hotel and a distribution from assumed excess refinancing proceeds in 1994. Thereafter, Class A Limited Partners would continue to benefit from ownership of the Hotel. The financial forecast did not assume a sale of Atlanta Marquis' Hotel. Through June 19, 1998, Atlanta Marquis Class A Limited Partners have received distributions from cash flow of $30,127, tax credits of up to $7,500, allocations of tax losses of approximately $208,700 (which have been offset in part by subsequent allocations of taxable income of approximately $4,600) and a return of capital of $5,000 per Partnership Unit, plus $8,624 of payments per Partnership Unit received with respect to the reallocation of certain tax losses resulting from the 1990 debt refinancing (assuming each Atlanta Marquis Limited Partner classified these amounts as purchase price adjustments as the General Partner advised). Due to changes in the tax law occurring after the date of the original offering (including, in particular, the changes enacted as part of the Tax Reform Act of 1986) that, among other things, reduced the marginal tax rates applicable to individuals and limited the use of certain tax losses by individuals, the tax losses allocated to the Atlanta Marquis Limited Partners did not likely result in tax savings of the magnitude originally forecast.

  Chicago Suites. The offering, which was completed in 1989, was intended to
(i) preserve and protect Chicago Suites Limited Partners' capital, (ii) generate cash distributions to the Chicago Suites Limited Partners that would be sheltered in whole or in part from current federal income taxation and
(iii) realize expected increases in both annual cash distributions from operations and potential long-term appreciation in the value of Chicago Suites' Hotel. Based upon a financial forecast and facts and circumstances at the time (and subject to the various assumptions, risks, qualifications, limitations and other uncertainties described therein and in the related private placement memorandum), it was estimated that cash flow to the Chicago Suites Limited Partners would commence in 1989 and increase through 1994 to an annual level of 11% of a Limited Partner's original investment and that in 1994 investors would receive a return of all capital invested through an assumed refinancing. Thereafter, through 2003, it was estimated that Chicago Suites Limited Partners would receive cash distributions at an annual level of approximately 4% of their original investment. The financial forecast did not assume a sale of Chicago Suites' Hotel. Through June 19, 1998, Chicago Suites Limited Partners have received distributions from cash flow of $8,415 and no return of capital per Partnership Unit.

  Desert Springs. The offering, which was completed in 1987, was intended to provide investors with an opportunity to benefit from substantial cash flow in the early years of the Partnership from the rent to be received under an airline equipment lease and from the Desert Springs' Hotel operating lease with expected increasing cash flow and potential capital appreciation in later years from the operation of Desert Springs' Hotel. Based upon a financial forecast and facts and circumstances at the time (and subject to the various assumptions, risks, qualifications, limitations and other uncertainties described therein and in the related private placement memorandum), it was estimated that (i) cash distributions on a tax-sheltered basis to the Desert Springs Limited Partners would commence in 1987 at approximately 12.3% of a Limited Partner's original investment and increase to approximately 14.4% of a Limited Partner's original investment in 1991 and (ii) Desert Springs Limited Partners would receive $50,000 per Partnership Unit on a tax-sheltered basis from assumed excess refinancing proceeds in 1991. Thereafter, Desert Springs Limited Partners would continue to benefit from ownership of Desert Springs' Hotel and the airline equipment. The financial forecast did not assume a sale of Desert Springs' Hotel. Desert Springs Limited Partners received a cash distribution in connection with the sale of the airline equipment in 1996 of $19,851 per Partnership Unit. Through June 19, 1998, Desert Springs Limited Partners have received distributions from cash flow of $48,851 and a return of capital of $25,000 per Partnership Unit.

  Hanover. The offering, which was completed in 1986, was intended to provide investors with an opportunity to benefit from expected increasing cash flow from the operation of Hanover's Hotel as well as potential capital appreciation and tax benefits. Based upon a financial forecast (which assumed, among other things, rent payable under the operating lease would be sufficient to provide an annual 10% priority return to the Partnership) and facts and circumstances at the time (and subject to the various assumptions, risks, qualifications, limitations and other uncertainties described therein and in the related private placement memorandum), it was estimated that (i) cash distributions on a tax-free basis to the Hanover Limited Partners would commence in 1987 at approximately 12.7% of a Limited Partner's original investment and increase to approximately 15.5% of a Limited Partner's original investment in 1991 and (ii) Hanover Limited Partners would receive $100,000 per Partnership Unit on a tax-free basis from assumed refinancing proceeds ($50,000 per Partnership Unit in 1991 and $50,000 per Partnership Unit in 1996). Thereafter, Hanover Limited Partners would continue to benefit from ownership of Hanover's Hotel. The financial forecast did not assume a sale of Hanover's Hotel. Through June 19, 1998, Hanover Limited Partners have received distributions from cash flow of $7,405 and no return of capital per Partnership Unit. In April 1998, Host completed a tender for Partnership Units of Hanover in which it acquired 40 Partnership Units for an aggregate consideration of $1.6 million or $40,000 per Partnership Unit.

  MDAH. The offering, which was completed in 1990, was intended to (i) provide semi-annual cash distributions which were anticipated to be free from significant current federal income taxation through 1999 (assuming tax losses from MDAH were carried forward to offset MDAH income in later years), (ii) allow Limited Partners to participate in the potential long-term appreciation in the value of MDAH's Hotels and (iii) preserve investor capital. Based upon a financial forecast and facts and circumstances at the time (and subject to the various assumptions, risks, qualifications, limitations and other uncertainties described therein and in the related private placement memorandum), it was estimated that MDAH Limited Partners could expect cash distributions to be made at an annualized rate of 9.2% of a Limited Partner's original investment for 1990, 11.8% for 1991 and 12.3% for 1992. The average annual cash return was expected to be 15.9% of a Limited Partner's original investment for each of the ten fiscal years ending December 31, 1999. The financial forecast did not assume a sale of MDAH's Hotels. Through June 19, 1998, MDAH Limited Partners have received distributions from cash flow of $23,522 and no return of capital per Partnership Unit.

  MHP. The offering, which was completed in 1985, was intended to provide investors with an opportunity to benefit from expected increasing cash flow from the operation of MHP's Hotels as well as potential capital appreciation, investment tax credits and tax losses. Based upon a financial forecast and facts and circumstances at the time (and subject to the various assumptions, risks, qualifications, limitations and other uncertainties described therein and in the related private placement memorandum), it was estimated that (i) cash flow to the MHP Limited Partners would commence in 1987 and increase through 1995 to an annual level of 16.9% of a Limited Partner's original investment and (ii) the MHP Limited Partners would receive $100,000 per Partnership Unit on a tax-free basis from assumed refinancing proceeds ($50,000 per Partnership Unit in 1991 and $50,000 per Partnership Unit in
1995). In addition, tax savings through 1990 were forecast to be $79,581 per Partnership Unit for an MHP Limited Partner in the 50% tax bracket (including a $6,197 tax credit in 1986). Tax savings were forecast to continue through 1995 and would total $88,588 per Partnership Unit. Thereafter, MHP Limited Partners would continue to benefit from ownership of MHP's Hotels. The financial forecast did not assume a sale of MHP's Hotels. On November 17, 1993, one of MHP's hotels, the Warner Center Hotel, was foreclosed upon. Through June 19, 1998, MHP Limited Partners have received distributions from cash flow of $52,824, tax credits of $6,010 and allocations of tax losses of approximately $149,600 (which have been offset in part by subsequent allocations of taxable income of approximately $38,200 and capital gains of approximately $26,200) and a return of capital of $7,000 per Partnership Unit. Due to changes in the tax law occurring after the date of the original offering (including, in particular, the changes enacted as part of the Tax Reform Act of 1986) that, among other things, reduced the marginal tax rates applicable to individuals and limited the use of certain tax losses by individuals, the tax losses allocated to the MHP Limited Partners did not likely result in tax savings of the magnitude originally forecast. In January 1998, Host completed a tender offer for Partnership Units of MHP in which it acquired 463.75 Partnership Units for an aggregate consideration of $37.1 million or $80,000 per Partnership Unit.

  MHP2. The offering, which was completed in 1989, was intended to provide investors with an opportunity to benefit from (i) potential semi-annual cash distributions from operations of MHP2's Hotels, which distributions were anticipated to be free from significant current federal income taxation through 1997 (assuming losses from MHP2 were carried forward to offset MHP2 income in later years), (ii) potential long-term appreciation in the value of MHP2's Hotels and (iii) the preservation of investor capital. Based upon a financial forecast and facts and circumstances at the time (and subject to the assumptions, various risks, qualifications, limitations and other uncertainties described therein and in the related private placement memorandum), it was estimated that cash distributions to the MHP2 Limited Partners would commence in 1989 at an annualized rate of approximately 9.6% of a Limited Partner's original investment, which annualized rate was expected to increase to approximately 24% of a Limited Partner's adjusted invested capital for 1998. It was also forecast that the Limited Partners would receive a distribution (which was expected to be free from current federal income taxation) from assumed refinancing proceeds of approximately $60,400 per Partnership Unit in 1993. Thereafter, the MHP2 Limited Partners would continue to benefit from ownership of MHP2's Hotels. The financial forecast did not assume a sale of MHP2's Hotels. Through June 19, 1998, MHP2 Limited Partners have received distributions from cash flow of $161,681 and no return of capital per Partnership Unit. In June 1996, Host completed a tender offer for Partnership Units of MHP2 in which it acquired 377 Partnership Units for an aggregate consideration of $56.6 million or $150,000 per Partnership Unit.

  PHLP. The offering, which was completed in 1982, was intended to provide investors with the opportunity for tax benefits, potential cash flow distributions and capital appreciation. Based upon a financial forecast and facts and circumstances at the time (and subject to the various assumptions, risks, qualifications, limitations and other uncertainties described therein and in the related private placement memorandum), it was estimated that cash available for distribution was not expected to be significant for some years, reaching 6.2% of a PHLP Limited Partner's original investment in 1993 and rising to 20.7% of a PHLP Limited Partner's original investment by 1996. The financial forecast did not assume a sale of PHLP's Hotels. On January 31, 1986, PHLP sold the Denver West hotel to Host. In 1993 and 1994, the Raleigh Crabtree, Tampa Westshore and Point Clear hotels were foreclosed upon. In 1994, PHLP repurchased the Raleigh Crabtree and Tampa Westshore hotels using proceeds from two loans advanced by a subsidiary of Host. On August 22, 1995, PHLP sold the Dallas/Fort Worth hotel to a wholly owned subsidiary of Host and used the proceeds to pay down debt. Through June 19, 1998, PHLP Limited Partners have received no distributions from cash flow, tax credits up to $1,588 and allocations of tax losses of approximately $128,000 (which have been offset in part by subsequent allocations of taxable income of approximately $21,300 and capital gains of approximately $49,600) and no return of capital per Partnership Unit. Due to changes in the tax law occurring after the date of the original offering (including, in particular, the changes enacted as part of the Tax Reform Act of 1986) that, among other things, reduced the marginal tax rates applicable to individuals and limited the use of certain tax losses by individuals, the tax losses allocated to the PHLP Limited Partners did not likely result in tax savings of the magnitude originally forecast.

  Anticipated Holding Periods. None of the offering documents of the Partnerships indicated any specific anticipated holding period. The purposes of the offerings, as stated above, included receiving tax benefits, distributions from operations and refinancing proceeds from continued ownership of the Hotel(s) and, at some unspecified time, proceeds from the disposition of the Hotel(s).

  Investment Liquidity. Since the Partnership Units of the Partnerships are not listed on any national or regional stock exchange, nor quoted on any automated quotations system, there has been limited liquidity available to Limited Partners. No formal market for such Partnership Units exists and because of provisions in the Code which tax "publicly traded partnerships" as corporations, the partnership agreement for each Partnership prohibits such a market from developing. Sales activity in the Partnership Units has been limited and sporadic.

  The information in the following table shows the highest, lowest and weighted average prices for sales of the Partnership Units in the Partnerships as reported to the General Partners for the twelve months ended April 15, 1998, the date immediately prior to the public announcement of the REIT Conversion. These prices are not indicative of total return to investors in the respective Partnerships because prior cash distributions and tax benefits received by each Limited Partner are not reflected in the price. There can be no assurance that transactions in Partnership Units of any Partnership have not occurred at prices either above the highest price or below the lowest price set forth below.

                            PARTNERSHIP UNIT PRICES
            (ALL PRICE INFORMATION ON A PER PARTNERSHIP UNIT BASIS)

                                                                                         ESTIMATED
                                  TRANSACTION  NUMBER OF                                 EXCHANGE
                                    PERIOD    PARTNERSHIP                      WEIGHTED  VALUE PER
                         ORIGINAL  12 MONTHS     UNITS    HIGHEST      LOWEST  AVERAGE  PARTNERSHIP
PARTNERSHIP                COST      ENDED      TRADED     PRICE       PRICE    PRICE     UNIT(1)
-----------              -------- ----------- ----------- --------    -------- -------- -----------
Atlanta Marquis......... $100,000   4/15/98       31.0    $ 37,000    $ 20,000 $ 32,430  $ 45,425
Chicago Suites..........   35,000   4/15/98       49.5      14,300      10,000   10,182    33,471
Desert Springs..........  100,000   4/15/98       31.0      42,200(2)   10,000   23,526    40,880
Hanover(3)..............  100,000   4/15/98       41.0      40,000      20,500   39,524   123,202
MDAH....................  100,000   4/15/98       46.0      45,600      20,000   38,475   109,216
MHP.....................  100,000   4/15/98        6.0      91,500      40,000   68,150   141,425
MHP2....................  100,000   4/15/98        4.0     155,000     150,000  153,750   237,334
PHLP....................   10,000   4/15/98      .6666         871         871      871     5,040

--------

(1) Based upon the estimated Exchange Values of Partnership Interests in each Partnership. The estimated Exchange Value is equal to the greatest of estimated Adjusted Appraised Value, estimated Continuation Value and estimated Liquidation Value. The actual Exchange Values will be determined as of the Final Valuation Date. The amounts in this column represent the estimated Exchange Value that would be allocable to Limited Partners per Partnership Unit.

(2) The $42,200 highest per Partnership Unit price paid for a Partnership Unit of Desert Springs was determined based on the price paid for one-half of a Partnership Unit prior to a distribution of $25,000 per Partnership Unit of capital proceeds from a refinancing.

(3) Includes 40 Hanover Partnership Units purchased by Host pursuant to a tender offer at a price of $40,000 per Partnership Unit on April 12, 1997. Excluding the tender offer purchases, there was a single Partnership Unit sold at a price of $20,500.

BACKGROUND OF THE MERGERS AND THE REIT CONVERSION

  Host and the other General Partners are proposing the Mergers in connection with a plan adopted by Host to restructure its business operations so that it will qualify as a REIT under the Code. Host REIT expects to qualify as a REIT beginning with its first taxable year commencing after the closing of the REIT Conversion, which currently is expected to be the year commencing January 1, 1999. Host's reasons for engaging in the REIT Conversion include the following:

  . Host believes the REIT structure will provide superior operating results through changing economic conditions and all phases of the hotel economic cycle.

  . Host believes the REIT Conversion will improve its financial flexibility and allow it to continue to strengthen its balance sheet by reducing its overall debt to equity ratio over time.

  . As a REIT, Host believes it will be able to compete more effectively with other public lodging real estate companies that already are organized as REITs and to improve investor understanding of its operations, thus making performance comparisons with its peers more meaningful.

  . By becoming a dividend paying company, Host believes its shareholder base will expand to include investors attracted by yield as well as asset quality.

  . Host believes the adoption of the UPREIT structure will facilitate the tax-deferred acquisition of other hotels (such as in the case of the Blackstone Acquisition and the Mergers).

  Host explored the possibility of engaging in a business combination with a so-called "paired share" REIT in December 1996 and January 1997, but decided not to pursue such a transaction. During the fourth quarter of 1997, Host began to explore the possibility of reorganizing as a REIT on a stand-alone basis. In April 1998, Host decided that it would be advantageous, both for its shareholders and for the outside investors in the Partnerships, as discussed in the following paragraphs, if Host were to convert to a REIT and offer to the Partnerships the opportunity to participate in the REIT Conversion.

REASONS FOR THE MERGERS

  The Mergers are being proposed at this time for three principal reasons:

  . First, the General Partners believe that the expected benefits of the Mergers to the Limited Partners, as set forth below, outweigh the risks of the Mergers to the Limited Partners, as set forth in "Risk Factors."

  . Second, the General Partners believe that participation in the REIT
    Conversion through the Mergers is better for the Limited Partners than the alternatives of continuing each Partnership as a standalone entity or liquidating the Partnership because (i) the Exchange Value is equal to the highest estimated value that would be derived by Limited Partners from the three alternatives, (ii) for all but three Partnerships, the Adjusted Appraised Value is substantially higher than either the Continuation Value or the Liquidation Value, (iii) Limited Partners will obtain significantly enhanced liquidity by receiving OP Units which will be redeemable for publicly traded Common Shares or cash commencing one year after the Effective Date and (iv) Limited Partners will receive regular quarterly distributions which, for all Partnerships except for MHP and MHP2, will be significantly greater than estimated cash distributions from their current Partnerships for 1998 and for PHLP will represent the first cash distributions received from their investments. See "Determination of Exchange Values and Allocation of OP Units."

  . Third, Host is proposing the Mergers at this time to each Partnership because consummation of the Merger as to each Partnership will enable Host to obtain the full benefits of the REIT Conversion with respect to its interests in such Partnership, while also giving the other partners of the Partnership the opportunity to enjoy the benefits of the REIT Conversion. See "Risk Factors--Risks and Effects of the Mergers-- Conflicts of Interest--Substantial Benefits to Related Parties."

  The expected benefits from the Mergers to the Limited Partners include the following:

  Enhanced Liquidity of Investment. Limited Partners' Partnership Units currently represent relatively illiquid investments. Although there is a limited resale market for Partnership Units, the trading volume is thin and the recent trading prices of outstanding Partnership Units in each of the Partnerships are less than the estimated Exchange Value of Partnership Units in each Partnership, except for Desert Springs. See "Partnership Unit Prices" above. The REIT Conversion will offer Limited Partners significantly enhanced liquidity with respect to their investments in the Partnerships because, commencing one year following the Mergers, Limited Partners who retain OP Units will be able to exercise their Unit Redemption Right at any time, subject to certain limited exceptions. Limited Partners thereby would be able to receive, at Host REIT's election, either freely tradable Common Shares of Host REIT or the cash equivalent thereof. Host has approximately 204 million shares of common stock outstanding and is expected to have a total common
equity market capitalization of approximately $   billion after giving effect
to the estimated $  million earnings and profits distribution (based on Host's
$  closing price per share on the NYSE on    , 1998). The exercise of the Unit
Redemption Right, however, generally would result in recognition of taxable income or gain at that time.

  Regular Quarterly Cash Distributions. Over each of the last five full calendar years, only MHP2 Limited Partners have received cash distributions in each year. Generally, over the last five full calendar years, Limited Partners in the other Partnerships, except for Hanover and PHLP, have received some cash distributions. In contrast, because Host REIT is required to distribute at least 95% of its REIT taxable income, the General Partners expect that the Operating Partnership will make regular quarterly cash distributions to holders of OP Units (including Host REIT). Host expects that these distributions will be higher than the estimated cash distributions for 1998 of all Partnerships except MHP and MHP2, and, in any event, the ability to receive distributions quarterly and in regular amounts would be enhanced. Management expects to fund such distributions through operating cash flow and, if necessary, additional borrowings. Distributions will be made in the discretion of Host REIT's Board of Trustees. See "Distribution and Other Policies--Distribution Policy." As a substantial holder of OP Units, Host REIT would also receive regular quarterly distributions, with such distributions to be in an amount at least sufficient to permit Host REIT to make distributions with respect to the Common Shares as required by the Code provisions relating to REITs. There can be no assurance that Host REIT will be able to make such distributions in the future. Upon exercise of the Unit Redemption Right, Limited Partners who receive

Common Shares would be entitled to receive cash distributions with respect to such Common Shares in an amount per Common Share equal to the amount distributed per OP Unit.

  The following table sets forth the cash distributions from operations per Partnership Unit for all of the Partnerships for 1997, actual and expected distributions from operations for 1998 and the range of expected distributions for 1999 estimated to be paid by the Operating Partnership to the Limited Partners of each Partnership if the Mergers and the REIT Conversion occur (computed assuming the Effective Date is December 31, 1998).

                                                                ESTIMATED 1999
                                                                 DISTRIBUTIONS
                                                 ACTUAL AND      FOLLOWING THE
                                                  EXPECTED        MERGERS AND
                                    1997            1998           THE REIT
          PARTNERSHIP           DISTRIBUTIONS DISTRIBUTIONS(1)   CONVERSION(2)
          -----------           ------------- ---------------- -----------------
Atlanta Marquis................    $     0        $   895(3)   $ 2,271 to $2,498
Chicago Suites.................          0              0        1,674 to  1,841
Desert Springs.................          0(4)       2,500        2,044 to  2,248
Hanover........................          0              0        6,160 to  6,776
MDAH...........................          0              0        5,461 to  6,007
MHP............................      7,700          9,500        7,071 to  7,778
MHP2...........................     29,879         21,564       11,867 to 13,054
PHLP...........................          0              0          252 to    277

--------

(1) Represents actual cash distributions made through August 20, 1998 and expected cash to be distributed during the period from August 21, 1998 through December 31, 1998. These amounts do not include amounts, if any, to be distributed from third and fourth quarter 1998 operations which will be distributed before June 1, 1999.

(2) Based upon preliminary estimated annual distributions of approximately $1.00 to $1.10 per OP Unit. Investors are cautioned that this preliminary estimate may change and the changes may be material. See "Distributions and Other Policies--Distribution Policy."

(3) Actual and Expected 1998 Distributions do not include a return of capital of $5,000 per Partnership Unit.

(4) 1997 Distributions do not include a return of capital of approximately $25,000 per Partnership Unit.

  Substantial Tax Deferral. The General Partners expect that Limited Partners of the Participating Partnerships who do not elect to receive a Note in exchange for OP Units generally should be able to obtain the benefits of the Mergers while continuing to defer recognition for federal income tax purposes of at least a substantial portion, if not all, of the gain with respect to their Partnership Interests that otherwise would be recognized in the event of a liquidation of the Partnership or a sale or other disposition of its assets in a taxable transaction (although Limited Partners in Atlanta Marquis, MHP and PHLP may (although are not expected to) recognize a relatively modest amount of ordinary income as the result of required sales of personal property by such Partnership to a Non-Controlled Subsidiary). Thereafter, such Limited Partners generally should be able to defer at least a substantial portion of such built-in gain until they elect to exercise their Unit Redemption Right or one or more of the Hotels currently owned by their Partnership are sold or otherwise disposed of in a taxable transaction by the Operating Partnership or, in certain cases, the debt now secured by such Hotels is repaid, prepaid or substantially reduced. The federal income tax consequences of the Mergers are highly complex and, with respect to each Limited Partner, are dependent upon many variables, including the particular circumstances of such Limited Partner. See "Federal Income Tax Consequences--Tax Consequences of the Mergers." Each Limited Partner is urged to consult with his own tax advisors as to the consequences of the Mergers in light of his particular circumstances.

  Risk Diversification. Upon consummation of the REIT Conversion, each Limited Partner's investment will be converted from an investment in an individual Partnership owning from one to eight hotels into an investment in an enterprise that initially will own or control approximately 120 Hotels and will have a total market capitalization of approximately $ billion. Participation in a Merger, as well as future hotel acquisitions by the Operating Partnership, will reduce the dependence upon the performance of, and the exposure to the risks associated with, any particular Hotel or group of Hotels currently owned by an individual Partnership and spread such risk over a broader and more varied portfolio, including more diverse geographic locations and multiple brands. See "Business and Properties-- Business Objectives."

  Reduction in Leverage and Interest Costs. It is expected that the Operating Partnership will have a significantly lower leverage to value ratio than any of the Partnerships currently, each of which has a leverage ratio that exceeds 55% and typically averages between 75% and 80% (calculated as a percentage of Appraised Value), resulting in interest and debt service savings and greater financial stability.

  Growth Potential. The General Partners believe that the conversion of each Limited Partner's investment into an investment in the Operating Partnership will allow Limited Partners to participate in growth opportunities that would not otherwise be available to them by exchanging interests in their existing, non-traded limited partnerships for interests in a publicly traded real estate company focused primarily on a more diverse and growing full-service hotel portfolio. The General Partners believe that substantial opportunities exist to acquire or develop full-service hotel properties at attractive prices and that the Partnerships are not in a position to take advantage of such opportunities because of (i) their lack of access to additional sources of capital on favorable terms, (ii) restrictions on additional acquisitions and development imposed by the partnership agreements of the Partnerships and
(iii) the fact that the Partnerships have already committed their capital and generally are not authorized to raise additional funds for (or reinvest net sale or refinancing proceeds in) new investments, absent amendment of the partnership agreements of the Partnerships or approval by a majority of the outstanding Partnership Interests.

  The Operating Partnership's structure as part of an UPREIT should provide it with substantial flexibility to structure acquisitions of additional hotels utilizing debt, cash, OP Units or Common Shares (or any combination thereof). In particular, the ability of the Operating Partnership to issue OP Units in the future for the purpose of acquiring additional properties may permit the Operating Partnership to structure acquisitions of hotel properties on a tax-deferred basis to the sellers (i.e., sellers of properties generally will be able to exchange their ownership interests in those properties for OP Units without incurring an immediate income tax liability).

  Greater Access to Capital. With publicly traded equity securities, a larger base of assets and a greater equity value than any of the Partnerships individually, Host REIT expects to have greater access to the capital necessary to fund the Operating Partnership's operations and to consummate acquisitions on more attractive terms than would be available to any of the Partnerships individually. Host REIT and the Operating Partnership should have more sources of capital available to it than the Partnerships through access to the public equity and debt capital markets, as well as from more traditional sources of real estate financing. This greater access to capital should provide greater financial stability to the Operating Partnership and reduce the level of risk associated with refinancing existing loans upon maturity, as compared to the Partnerships individually.

  Public Market Valuation of Assets. In most instances, the Partnership Units of each Partnership currently trade at a discount to the net asset value of the Partnership's assets. In contrast, the General Partners believe that by exchanging interests in their existing, non-traded, finite-life limited partnerships with a fixed portfolio for interests in an infinite-life real estate company focused primarily on a more diverse and growing full-service hotel portfolio and providing valuation based upon publicly traded Common Shares of Host REIT, the Limited Partners will have the opportunity to participate in the recent trend toward ownership of real estate through a publicly traded entity, which, in many instances, has resulted in market valuations of public real estate companies in excess of the estimated net asset values of those companies. Therefore, the REIT Conversion offers Limited Partners the opportunity to obtain OP Units (and, upon the exercise of the Unit Redemption Right at any time commencing one year following the Mergers, Common Shares) whose public market valuation may exceed the fair market value of the underlying assets of the Operating Partnership on a per OP Unit/Common Share basis. There can be no assurance, however, that the Common Shares of Host REIT will trade at a premium to the private market values of the Operating Partnership's assets or that the relative pricing differential will not change or be eliminated in the future. Also, the benefit of Host's conversion to a REIT will not be shared by the Limited Partners if and to the extent that such benefit is reflected in the market valuation of Host's common stock prior to the REIT Conversion.

REIMBURSEMENTS AND DISTRIBUTIONS TO THE GENERAL PARTNERS

  Under the partnership agreements of the Partnerships, the General Partners do not receive any fees or compensation for services rendered to the Partnerships as general partner but the General Partners and their affiliates are reimbursed for certain costs and expenses incurred on behalf of the Partnerships. In addition, each General Partner is entitled to distributions related to its respective interests in a Partnership. Host REIT, as general partner of the Operating Partnership, will be required to conduct all of its business through the Operating Partnership. Following the REIT Conversion, Host REIT will be entitled to receive cash distributions with respect to the OP Units that it owns and the Operating Partnership will pay (or reimburse Host REIT for) all expenses that Host REIT incurs, including taxes (subject to certain limited exceptions).

  The following table sets forth the reimbursements and distributions paid by all of the Partnerships to the General Partners and their affiliates on a combined basis for the last three fiscal years and the First Two Quarters 1998 ("Historical") and the reimbursements and distributions that would have been paid to the General Partners for the last fiscal year and the First Two Quarters 1998 if the REIT Conversion had been in effect, assuming the Full Participation Scenario ("Pro Forma") and assuming a distribution per OP Unit of $1.05 per year during such period, which is the midpoint of the expected distribution range for 1999.

                           HISTORICAL AND PRO FORMA
   REIMBURSEMENTS AND DISTRIBUTIONS TO GENERAL PARTNERS AND THEIR AFFILIATES
                                (IN THOUSANDS)

                          FIRST TWO QUARTERS      FISCAL YEAR           FISCAL YEAR
                                 1998                 1997            1996       1995
                         -------------------- -------------------- ---------- ----------
                         HISTORICAL PRO FORMA HISTORICAL PRO FORMA HISTORICAL HISTORICAL
                         ---------- --------- ---------- --------- ---------- ----------
Reimbursements(/1/).....   $1,799    $  --     $  1,657   $   --    $  1,168   $   568
Distributions(/2/)......    6,716     7,191      15,881    14,383      8,202       338
                           ------    ------    --------   -------   --------   -------
  Total.................   $8,515    $7,191    $ 17,538   $14,383   $  9,370   $   906
                           ======    ======    ========   =======   ========   =======

--------

(1) All expenses will be paid directly by the Operating Partnership, accordingly, there are no expected reimbursements on a pro forma basis.

(2) The amount of distributions payable to the General Partners and their affiliates on a pro forma basis reflect distributions at a rate of $1.05 per annum per OP Unit (which is the midpoint of the expected range of distributions per OP Unit for 1999) with respect to the estimated number of OP Units that the General Partners and their affiliates will receive with respect to their general and limited partner interests in the Partnerships, assuming all Partnerships participate in the Mergers. Such number does not reflect the aggregate number of OP Units Host will receive in connection with the REIT Conversion.

ALTERNATIVES TO THE MERGERS

  In determining whether to propose the Mergers, the General Partners compared the benefits to the Limited Partners of continuing each Partnership with the benefits the Limited Partners could achieve by the participation of their Partnership in the REIT Conversion through a Merger. The General Partners considered the other principal alternative--liquidation of a Partnership--but do not believe that liquidation is appropriate at this time because the expected benefits of the proposed Mergers are greater.

  The following paragraphs discuss the advantages and disadvantages of continuing the Partnerships as standalone partnerships and, to assist Limited Partners in evaluating the Mergers, liquidating the Partnerships, reorganizing each Partnership as a standalone REIT and merging one or more Partnerships with another REIT.

 CONTINUATION OF EACH PARTNERSHIP

  Benefits of Continuation. Continuing each Partnership without change, in accordance with its existing business plan and pursuant to its current partnership agreement, would have the following effects, some of which effects Limited Partners may perceive as benefits:

  . No Partnership would be subject to the risks associated with the Mergers and REIT Conversion, and instead each Partnership would remain a separate entity, with its own assets and liabilities and would pursue its original investment objectives consistent with the guidelines, restrictions and safeguards contained in its partnership agreement;

  . No Partnership's performance would be affected by the performance of the other Hotel Partnerships or Host REIT, including the investment objectives, interests and intentions of the limited partners of the other Hotel Partnerships or the shareholders of Host REIT;

  . There would be no change in the nature of the Limited Partners' voting rights; and

  . There would be no change in the cash distribution policy of the Partnership.

  Disadvantages of Continuation. Maintaining the Partnerships as separate entities would have the following disadvantages, among others:

  . Continued illiquidity of a Limited Partner's investment due to the absence of an established market for interests in the Partnerships that provides full value for such interests and the restrictions in the federal income tax law and the partnership agreements that prevent the development of such markets;

  . The inability from time to time of the Partnerships to make regular distributions;

  . The inability of the Partnerships to take advantage of public market valuation of their assets, growth opportunities and other potential benefits of the Mergers;

  . Each Partnership will continue to have a leverage to value ratio exceeding 55% and typically averages between 75% and 80% (calculated as a percentage of Appraised Value);

  . Limited Partners will continue to be subject to the risks inherent in the lack of broad diversity that any individual Partnership's assets represent; and

  . Any realization by the Limited Partners of the full value attributable to their Partnership Units likely would require a liquidation of the Partnership and the sale of its Hotel or Hotels which has the disadvantages set forth below (see "--Liquidation of Each Partnership").

 Liquidation of Each Partnership

  Benefits of Liquidation. In lieu of participating in the Mergers and the REIT Conversion, each Partnership could sell its assets (subject to the existing Management Agreements), pay off its existing liabilities not assumed by the buyer and distribute the net sales proceeds to its partners in accordance with the distribution provisions of its partnership agreement. The primary advantage of this alternative would be to provide immediate liquidity to Limited Partners based upon the current market value of the Partnership's real estate assets. See "--Summary of Comparative Valuation Alternatives" for estimates of the net liquidation proceeds that might be available to the Limited Partners upon the liquidation of each Partnership.

  Disadvantages of Liquidation. The General Partners do not believe that this alternative would be as beneficial to Limited Partners as the Mergers, for the following reasons, among others: (i) certain existing Partnership debt cannot be defeased or prepaid at the present time (such as certain indebtedness of Atlanta Marquis and MHP2 and Desert Springs' Senior Notes) and when the existing debt can be defeased or prepaid, the costs of defeasance or prepayment (with the exception of Chicago Suites, MDAH and PHLP) would significantly decrease the sales proceeds available to Limited Partners of a Partnership and (ii) a sale and liquidation would be a taxable event for Limited Partners, who would lose the ability to individually plan the timing of the recognition of their taxable gain. In addition, because of the tax consequences that the General Partners (and thus Host) would incur upon a Partnership's taxable sale of its Hotel or Hotels, this is not an alternative that the General Partners would favor, making it less likely that such an alternative could be implemented.

 Reorganization of Each Partnership as a Separate REIT

  Benefits of Reorganization as a Separate REIT. In lieu of participating in the Mergers and the REIT Conversion, each Partnership could be reorganized as a separate REIT (a "Separate REIT"), with the Limited

Partners receiving shares of the Separate REIT and with those shares being listed for trading on a stock exchange. The primary advantages of this alternative would be that those Limited Partners who do not have a "negative capital account" for tax purposes could receive REIT shares directly without adverse tax consequences and would have liquidity for their interests in their Partnership without the need to consolidate the Hotels owned by their Partnership with the Hotels owned by Host, the other Partnerships, the Private Partnerships and the Blackstone Entities. The Separate REIT could then decide whether to pursue expansions through raising additional capital and acquiring other hotels or perhaps other real estate assets. The Limited Partners, as shareholders of the Separate REIT, could elect the directors of the Separate REIT and therefore would have greater influence over the control of their investment and its future direction than they have with respect to their existing Partnership or will have following the Mergers. The Limited Partners also would avoid the conflicts of interest inherent in the Mergers and the REIT Conversion.

  Disadvantages of Reorganization as a Separate REIT. The General Partners do not believe that this alternative would be as beneficial to Limited Partners as the Mergers for the following reasons, among others:(i) each Separate REIT, on a standalone basis, would (a) be a relatively small public company, with a substantially smaller capitalization and public float than Host REIT, (b) have relatively high leverage, particularly for a public REIT, (c) likely need to be externally advised rather than internally managed and (d) have only one or several assets (depending on the Partnership), all of which would likely adversely affect the trading value of the shares of the Separate REIT; (ii) the organization of a Separate REIT would be a taxable transaction for Limited Partners with "negative capital accounts" for tax purposes to the extent of those negative capital accounts; (iii) if the Separate REIT were to raise additional capital contemporaneously, this would cause the organization of the Separate REIT to be a fully taxable transaction for all Limited Partners; and
(iv) the organization of a Separate REIT for certain Partnerships (including Atlanta Marquis, Desert Springs, Hanover, MHP, MHP2 and PHLP) could have a material adverse impact on the tax and/or economic positions of Host and the General Partners in those Partnerships, and, therefore, the General Partners of those Partnerships would not favor this alternative. The General Partners believed that these disadvantages generally outweighed the advantages of reorganizing one or more of the Partnerships as Separate REITs, as compared with participation in the Mergers and the REIT Conversion, and certain of the disadvantages would make this alternative practically impossible for certain of the Partnerships to attain.

 Merger of One or More of the Partnerships with Another REIT or UPREIT

  Advantages of a Merger of One or More Partnerships with Another REIT or UPREIT. In lieu of participating in the Mergers and the REIT Conversion, one or more of the Partnerships might pursue a merger with another REIT, particularly another REIT organized in the UPREIT format (including possibly a merger with one of the "paired share" REITs that specializes in lodging properties and is organized in the UPREIT format. The General Partners believe that the only advantage of such an alternative would be if the consideration to be received by the Limited Partners in such a merger were to have a value in excess of the value of the OP Units that the Limited Partners will receive in the Mergers. The General Partners believe, however, that the terms of the Mergers are fair to the Limited Partners as discussed herein (see "Fairness Analysis and Opinion") although there can be no assurance that the Limited Partners might not receive greater value if one or more of the Partnerships were to pursue a merger with another REIT or UPREIT.

  Disadvantages of a Merger of One or More Partnerships with Another REIT or UPREIT. The General Partners do not believe that this alternative would be as beneficial to Limited Partners as the Mergers for the following reasons, among others: (i) such a merger, unless consummated with a REIT organized in the UPREIT format, would be a fully taxable transaction for the Limited Partners, with the result that the Limited Partners would lose the ability to individually plan the timing of the recognition of their taxable gain; (ii) the General Partners believe that the Marriott lodging brands are among the most respected and widely recognized brand names in the lodging industry and that the Limited Partners would derive greater benefit from owning an interest in an UPREIT that specializes in owning Marriott-brand hotels, together with the diversity provided by the Hyatt, Ritz-Carlton, Four Seasons and Swissotel brand hotels that the Operating Partnership will own; and (iii) the acquisition of certain of the Partnerships (including Atlanta Marquis, Desert Springs, Hanover, MHP, MHP2 and PHLP) by another REIT specializing in the ownership and operation of lodging properties could have a material adverse impact on the tax and/or economic positions of Host and the General Partners in those Partnerships, and, therefore, the General Partners of those Partnerships would not favor this alternative. The General Partners believed that these disadvantages generally outweighed any speculative advantage that might be obtained from pursuing a merger transaction with another REIT or UPREIT (particularly given the General Partners' assessments of the benefits to the Limited Partners of participation in the Mergers and the REIT Conversion, and that certain of the disadvantages would make this alternative practically impossible for certain of the Partnerships to attain.

 Summary of Comparative Valuation Alternatives

  To determine the Exchange Values and to assist Limited Partners in comparing alternatives to the Mergers, the General Partners, in conjunction with AAA, have computed for each Partnership the estimated Adjusted Appraised Value, the estimated Continuation Value and the estimated Liquidation Value of the Partnership Interests of the Limited Partners in each Partnership. Estimated Exchange Value is equal to the greatest of estimated Adjusted Appraised Value, estimated Continuation Value and estimated Liquidation Value. In addition, the table below sets for the minimum and pro forma number of OP Units to be received by the Limited Partners in the Partnerships. For a detailed explanation of the calculation of each value, see "Determination of Exchange Values and Allocation of OP Units."

  The estimated values set forth below may increase or decrease as a result of various adjustments that will be finally calculated as of the Final Valuation Date, but such estimated Exchange Values will not change as a result of less than all of the Partnerships participating in the Mergers. The number of OP Units to be issued to the Limited Partners will not be determined until after the Effective Date.

   SUMMARY OF COMPARATIVE VALUATION ALTERNATIVES AND NUMBER OF OP UNITS
               (ALL AMOUNTS ON A PER PARTNERSHIP UNIT BASIS)(1)

                         ESTIMATED                                     ESTIMATED   ESTIMATED
                         ADJUSTED   ESTIMATED    ESTIMATED  ESTIMATED   MINIMUM    PRO FORMA
                         APPRAISED CONTINUATION LIQUIDATION EXCHANGE   NUMBER OF   NUMBER OF
 PARTNERSHIP               VALUE      VALUE        VALUE    VALUE(2)  OP UNITS(3) OP UNITS(4)
 -----------             --------- ------------ ----------- --------- ----------- -----------
Atlanta Marquis......... $ 41,991    $ 45,425    $    406   $ 45,425                 2,271
Chicago Suites..........   33,471      24,184      31,467     33,471                 1,674
Desert Springs..........   40,880      33,536      27,617     40,880                 2,044
Hanover.................  123,202      98,090      88,474    123,202                 6,160
MDAH....................  109,216      89,340      98,343    109,216                 5,461
MHP.....................  140,032     141,425     124,261    141,425                 7,071
MHP2....................  237,334     212,032     205,140    237,334                11,867
PHLP....................        0       5,040           0      5,040                   252

--------
(1) A Partnership Unit in all of the Partnerships except Chicago Suites ($35,000) and PHLP ($10,000) represents an original investment of $100,000.

(2) Estimated Exchange Value is equal to the greatest of estimated Adjusted Appraised Value, estimated Continuation Value and estimated Liquidation Value.

(3) Assumes the price of an OP Unit is $ , which is the maximum price for purposes of the Mergers.

(4) Assumes the price of an OP Unit is $20.00, which is the price used for purposes of the pro forma financial statements.

RECOMMENDATION OF THE GENERAL PARTNERS

  FOR THE REASONS STATED HEREIN, THE GENERAL PARTNERS BELIEVE THAT THE MERGERS PROVIDE SUBSTANTIAL BENEFITS AND ARE FAIR TO THE LIMITED PARTNERS OF EACH PARTNERSHIP AND RECOMMEND THAT ALL LIMITED PARTNERS VOTE FOR THE MERGERS. SEE "FAIRNESS ANALYSIS AND OPINION--FAIRNESS ANALYSIS."

          DETERMINATION OF EXCHANGE VALUES AND ALLOCATION OF OP UNITS

OVERVIEW

  Following consummation of the REIT Conversion, OP Units will be owned by the following groups:

  . Host REIT, which will receive in the aggregate a number of OP Units equal to the number of outstanding shares of common stock of Host in exchange for the contribution of its full-service hotel assets and other assets (excluding its senior living assets and the cash to be distributed to its shareholders), subject to all liabilities of Host (including past and future tax liabilities), other than liabilities of SLC. The total number of OP Units received by Host REIT will include the OP Units attributable to the interests of the General Partners and their affiliates in the Partnerships, valued as described below. On a pro forma basis, as of June 19, 1998, Host REIT would have received approximately 204 million OP Units, based upon the number of outstanding shares of Host common stock at that time. If Host issues any shares of preferred stock prior to the REIT Conversion, Host REIT also will receive a number of preferred partnership interests in the Operating Partnership equal to the number of outstanding shares of preferred stock.

  . The Blackstone Entities, which will receive, in addition to other consideration (see "Business and Properties--Blackstone Acquisition"), approximately 43.7 million OP Units in exchange for the contribution of the Blackstone Hotels and certain other related assets, subject to certain liabilities.

  . Limited Partners of the Participating Partnerships, who will receive in the Mergers a number of OP Units based upon the Exchange Values of their respective Partnership Interests, determined as summarized below.

  . Partners unaffiliated with Host in certain Private Partnerships, who have agreed to exchange their interests in their Private Partnerships for OP Units based upon the value of their interests in their Private Partnerships, as determined by negotiation with Host.

METHODOLOGY FOR DETERMINING EXCHANGE VALUES

  Summary. The Exchange Value of each Partnership will be equal to the greatest of its Adjusted Appraised Value, Continuation Value and Liquidation Value, each of which has been determined as follows:

  . Adjusted Appraised Value. The General Partners have retained AAA to determine the market value of each of the Hotels as of March 1, 1998 (the "Appraised Value"). The "Adjusted Appraised Value" of a Partnership equals the Appraised Value of its Hotels, adjusted as of the Final Valuation Date (as defined below) for lender reserves, capital expenditure reserves, existing indebtedness (including a "mark to market" adjustment to reflect the market value of such indebtedness), certain deferred maintenance costs, deferred management fees and transfer and recordation taxes and fees.

  . Continuation Value. The "Continuation Value" of a Partnership represents AAA's estimate, as adopted by the General Partners, of the discounted present value, as of January 1, 1998, of the limited partners' share of estimated future cash distributions and estimated net sales proceeds (plus lender reserves), assuming that the Partnership continues as an operating business for twelve years and its assets are sold on December 31, 2009 for their then estimated market value.

  . Liquidation Value. The "Liquidation Value" of a Partnership represents the General Partners' estimate of the net proceeds to limited partners resulting from the assumed sale as of December 31, 1998 of the Hotel(s) of the Partnership, each at its Adjusted Appraised Value (after eliminating any "mark to market" adjustment and adding back the deduction for transfer and recordation taxes and fees, if any, made in deriving the Adjusted Appraised Value), less (i) estimated liquidation costs, expenses and contingencies equal to 2.5% of Appraised Value and
     (ii) prepayment penalties or defeasance costs, as applicable.

  Final determination of the Exchange Value of each Partnership will be made as of the end of the four week accounting period ending at least 20 days prior to the Effective Date (the "Final Valuation Date") and will be equal to the greatest of Adjusted Appraised Value, Continuation Value and Liquidation Value as of such date. Adjusted Appraised Value, Continuation Value and Liquidation Value will be adjusted as of the Final Valuation Date
(i) to reflect the amount of lender and capital expenditure reserves and the amount of deferred management fees as of such date, (ii) to increase the Adjusted Appraised Value by any amounts actually expended by a Partnership after the Initial Valuation Date to perform deferred maintenance that were previously subtracted in determining the estimated Adjusted Appraised Value of such Partnership and (iii) to reflect any changes in the Partnership's other reserves, such as for litigation expenses and indemnification costs and any revised estimates of transfer and recordation taxes and fees.

  Appraised Value. The Partnerships' Hotels were appraised as of March 1, 1998 by AAA, an independent, nationally recognized hotel valuation and financial advisory firm experienced in the appraisals of lodging properties such as the Partnerships' Hotels. Each appraisal (an "Appraisal") was reviewed by an MAI (Member Appraisal Institute) appraiser and certified by such MAI appraiser as having been prepared in accordance with the requirements of the Standards of Professional Practice of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation.

  The purpose of each Appraisal is to provide an estimate of the "Market Value" of the related Hotel. "Market Value" means the most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably and assuming the price is not affected by undue stimuli. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby: (i) the buyer and seller are equally motivated; (ii) both parties are well informed or well advised, and each is acting in what he considers his own best interest; (iii) a reasonable time frame is allowed for exposure in the open market; (iv) payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto and (v) the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale. AAA made site visits at all of the Hotels except for three Hotels owned by MDAH and one Hotel owned by PHLP for purposes of the Appraisals.

  In preparing the Appraisals, AAA relied primarily on the income capitalization method of valuation, and then compared the value estimated by this method with recent sales of comparable properties, as a check on the reasonableness of the value determined through the income capitalization method. AAA employed the following procedures for determining the Appraised Value of each Hotel:

  . Historical 1997 and Projected Year's Earnings. AAA reviewed the historical 1997 net operating income (i.e., income before interest, taxes, depreciation and amortization) ("NOI") prior to incentive management fees and certain capital expenditures for the applicable Hotel. AAA also prepared a projection of the net operating income prior to incentive management fees and certain capital expenditures for the applicable Hotel for the twelve month period ending February 28, 1999 (the "Projected Year"), using historical financial information for the Hotel, budget information, a survey with the manager of the Hotel addressing the physical condition of the Hotel, local market conditions (including business mix, demand generators, future trends and predictability of business), changes in the competitive environment, comparison with direct competitors of the Hotel and risk factors relating to the particular Hotel. The resulting gross margin (ratio of total revenues to net operating income prior to incentive management fees) was checked against AAA's database of the gross margins for similar hotels for reasonableness.

  . Impact of Incentive Management Fees. AAA estimated a normalized annual amount of incentive management fees payable under the applicable management agreement and subtracted this amount from the net operating income prior to incentive management fees and certain capital expenditures for 1997 and the Projected Year.

  . Impact of Owner Funded Capital Expenditures. AAA estimated normalized annual amounts of owner funded capital expenditures (over and above the FF&E reserve) based in part on projected owner funded capital expenditures estimated in the Engineering Study, including in the case of three Hotels

     (Atlanta Marquis, Desert Springs and Hanover) certain identified 1998 capital expenditures for which reserves have been set aside. The normalized amounts were then subtracted from the NOI prior to owner funded capital expenditures for 1997 and the Projected Year.

  . Capitalization of Adjusted NOI. AAA then capitalized the amount resulting from the foregoing adjustments ("Adjusted NOI") for 1997 and the Projected Year by dividing such amounts by capitalization rates that AAA determined to be appropriate. A capitalization rate represents the relationship between net operating income and sales prices of income producing property. AAA selected the capitalization rates based upon its review of current published surveys reflecting the opinions of investors and participants such as REITs, hotel acquisition/management companies and pension funds, lenders, brokers and consultants as to current capitalization rates, and its own database of capitalization rates reflected in recent transactions, adjusted for factors specific to the individual Hotel, such as location, physical condition, reserve policies, local market volatility and competition, guest mix, renovation influences and other income characteristics. AAA used separate capitalization rates that it deemed appropriate to capitalize 1997 historical Adjusted NOI and estimated Projected Year's Adjusted NOI. AAA then estimated the value of each Hotel based upon each of the values estimated by capitalizing 1997 and Projected Year's Adjusted NOI and its professional judgment.

  The following table sets forth the resulting Appraised Values of the Hotels of each Partnership, as estimated by AAA.

                 APPRAISED VALUE OF EACH PARTNERSHIP'S HOTELS
                                (IN THOUSANDS)

                                                                APPRAISED VALUE
PARTNERSHIP                                                     ---------------
Atlanta Marquis................................................   $  255,000
Chicago Suites.................................................       34,300
Desert Springs.................................................      223,800
Hanover........................................................       49,400
MDAH...........................................................      165,900
MHP............................................................      354,261(1)
MHP2...........................................................      463,300(2)
PHLP...........................................................      265,800
                                                                  ----------
Total..........................................................   $1,811,761
                                                                  ==========

--------
(1) Excludes the 49.5% interest in the Harbor Beach Resort not owned by MHP.
(2)Excludes the 50% interest in the Santa Clara Marriott not owned by MHP2.

  The following table sets forth the effective capitalization rates for 1997 and Projected Year's Adjusted NOI resulting from AAA's estimated Appraised Values of the Hotels.

            RESULTING EFFECTIVE CAPITALIZATION RATES IN APPRAISALS

                                                                PROJECTED YEAR
                                                                   (ENDING
   PARTNERSHIP                                       1997     FEBRUARY 28, 1999)
   -----------                                     ---------  ------------------
   Atlanta Marquis................................    9.4%            9.4%
   Chicago Suites.................................    9.4%           10.3%
   Desert Springs.................................    8.9%            9.3%
   Hanover........................................    9.4%           10.1%
   MDAH........................................... 9.1 - 9.9%    10.1 - 10.6%
   MHP............................................ 8.8 - 9.4%     9.8 - 10.2%
   MHP2........................................... 9.1 - 9.6%     9.7 - 11.6%
   PHLP........................................... 9.2 - 9.8%     9.7 - 10.6%

  . Comparison with Comparable Sales. AAA checked the Appraised Value of each Hotel derived by the foregoing procedures against its database of comparable sale transactions for reasonableness.

  In the case of a Hotel that is only partly owned by a Partnership, the Appraised Value of such Hotel was reduced proportionately to the amount attributable to such Partnership's ownership interest therein (but no adjustment was made to reflect the effect that the outside interest might have on decisions with respect to sales, refinancings or other major operational matters). With respect to the Partnerships' Hotels, eleven properties were encumbered by ground leases as of the date of the Appraisal: one owned by each of Chicago Suites, MDAH and MHP, three owned by MHP2 and five owned by PHLP. Accordingly, the Appraised Values of these Partnerships' Hotels have been decreased to reflect the encumbrance of the ground leases and the interest of the ground lessor in the operating cash flows of such Hotels. The Appraised Value of MHP's Orlando World Center Hotel also includes AAA's estimate of the present value of a planned expansion of the Hotel. The Appraised Values assume all contractual provisions for FF&E reserves are adequate and have not been reduced to reflect deferred maintenance or environmental remediation costs with respect to the Partnerships' Hotels (but estimated deferred maintenance costs have been deducted in estimating the Adjusted Appraised Value of each Hotel). The Appraised Values did not take into account the costs that might be incurred in selling a Hotel (but estimated costs for transfer and recordation taxes and fees have been deducted in estimating the Adjusted Appraised Value of each Hotel).

  The Appraisals are not guarantees of present or future values and no assurance can be given as to the actual value of the Partnerships' Hotels. The Appraisals should be read in conjunction with other information, such as, but not limited to, the audited financial statements of the Partnerships.

  The Appraised Values, and the assumptions underlying the projections on which the Appraised Values are based, are contingent upon a series of future events, the outcomes of which are not necessarily within the Operating Partnership's control and cannot be determined at this time. There can be no assurance that another appraiser would not have arrived at a different result. Some of the assumptions inevitably will not materialize and unanticipated events and circumstances will occur subsequent to the date of the Appraisals. Furthermore, the actual results achieved from the Hotels will vary from the results projected in the Appraisals and the variations may be material.

  Adjusted Appraised Value. The Adjusted Appraised Value of each Partnership was determined by totaling the Appraised Values of all of the Hotels of the Partnership and then making various adjustments to the aggregate Appraised Value, as described below.

  . Lender Reserves. For Atlanta Marquis, Desert Springs, MDAH, MHP and MHP2, debt service reserves are required to be held by third-party lenders. The amount of these lender reserves as of the Initial Valuation Date was added to the Appraised Values of these Hotels. A final determination of the lender reserves of each of these Partnerships will be made on the Final Valuation Date and any changes in such reserves will be reflected in the Adjusted Appraised Value.

  . 1998 Capital Expenditure Reserves. For Atlanta Marquis, Desert Springs and Hanover, an amount equal to the capital expenditure reserves which were set aside as of March 1, 1998 for various identified capital improvements in 1998 (which amounts resulted in reductions in the Appraised Value as described above) was added back to the Appraised Value.

  . Mortgage and Other Debt. The estimated principal balance and accrued interest as of the Effective Date (assumed to be December 31, 1998) of all mortgage and other debt of each Partnership has been subtracted from the Appraised Value.

  . Mark to Market Adjustments. The third-party loans of the Partnerships have various interest rates and terms to maturity. In order to reflect the market value of the third-party loans of each Partnership, the estimated Adjusted Appraised Value for each Partnership has been adjusted (increased or decreased) to "mark to market" the interest rate for such loans. This adjustment has been estimated by comparing the interest cost using the applicable interest rates on existing third-party loans over their remaining term to the interest cost using the interest rate that the Operating Partnership believes it would be able to obtain for unsecured debt in the market as of the Final Valuation Date (which would have been % per annum based on a 225 basis point (2.25 percent) spread over the yield on
     seven-year U.S. Treasury securities as of      , 1998). The mark to
     market adjustment for each loan was calculated by determining the difference between the present values, as of December 31, 1998, of the interest payments over the remaining term of the loan from January 1, 1999 to maturity using the actual interest rate as the discount rate as compared to using the assumed market rate as the discount rate. In the case of the mezzanine loan on Desert Springs, the adjustment reflects the prepayment penalty that would be payable because it is less than the mark to market adjustment.

  . Deferred Management Fees. The amount of deferred management fees (management fees earned by the manager pursuant to the management agreement and not paid currently) estimated to be payable under the Management Agreement(s) of each Partnership as of December 31, 1998 have been subtracted from the Appraised Value. The amount of such deferred management fees will be recalculated as of the Final Valuation Date.

  . Deferred Maintenance Costs. The estimated cost to complete any deferred maintenance items identified in the Engineering Study relating to the applicable Hotel or Hotels of each Partnership have been subtracted from the Appraised Value. The adjustments for this item will be reduced at the Final Valuation Date to reflect amounts expended after the Initial Valuation Date to perform such deferred maintenance. No adjustments have been made for previously budgeted capital expenditures or deferred maintenance costs estimated in the Engineering Study that are reflected in the cash flow projections used for purposes of estimating Appraised Values.

  . Transfer and Recordation Taxes and Fees. The estimated transfer and recordation taxes and fees required to be paid by each Partnership in connection with the Mergers have been subtracted from the Appraised Value. The actual transfer and recordation taxes and fees will be paid by the Operating Partnership as part of the Merger Expenses.

  The following table sets forth the adjustments to the aggregate Appraised Values made to derive the estimated Adjusted Appraised Value for each Partnership as of the Initial Valuation Date.

              CALCULATION OF ESTIMATED ADJUSTED APPRAISED VALUES
                       AS OF THE INITIAL VALUATION DATE
              (IN THOUSANDS, EXCEPT PER PARTNERSHIP UNIT AMOUNTS)

                         ATLANTA   CHICAGO   DESERT
                         MARQUIS   SUITES   SPRINGS   HANOVER     MDAH      MHP          MHP2         PHLP
                         --------  -------  --------  --------  --------  --------     --------     --------
Appraised Value......... $255,000  $34,300  $223,800  $ 49,400  $165,900  $354,261(1)  $463,300(2)  $265,800
Lender reserves.........    3,600        0     6,173         0     3,000     1,800        6,800            0
Capital expenditure re-
 serves.................   16,750        0     1,500     1,690         0         0            0            0
Mortgage debt........... (162,047) (22,284) (101,632)  (29,394)  (97,371) (192,137)(1) (259,945)(2) (161,136)
Other debt..............  (20,134)    (464)  (92,438)  (10,398)  (25,355)     (722)           0     (128,102)
Mark to market adjust-
 ment...................    4,693       94       411      (435)      399     2,878       (2,154)           0
Deferred management
 fees...................        0        0         0         0         0         0       (3,184)     (34,151)
Deferred maintenance
 costs..................     (607)     (46)     (650)      (72)     (825)     (245)      (1,673)      (5,212)
Transfer taxes..........        0     (274)        0         0         0         0            0         (814)
                         --------  -------  --------  --------  --------  --------     --------     --------
Estimated Adjusted
 Appraised Value........ $ 97,255  $11,326  $ 37,164  $ 10,791  $ 45,748  $165,835     $203,144     $      0
                         ========  =======  ========  ========  ========  ========     ========     ========
Limited partners'
 share.................. $ 22,255  $11,213  $ 36,792  $ 10,349  $ 45,215  $140,032     $176,814     $      0
Per Partnership Unit.... $ 41,991  $33,471  $ 40,880  $123,202  $109,216  $140,032     $237,334     $      0

--------
(1) Excludes 49.5% of the $122,300,000 Appraised Value of the Harbor Beach Resort and the $82,266,000 in mortgage debt encumbering the Hotel.
(2) Excludes 50% of the $126,200,000 Appraised Value of the Santa Clara Marriott Hotel but includes 100% of the $42,500,000 in mortgage debt encumbering the Hotel for which MHP2 is responsible.

  Continuation Value. AAA estimated the Continuation Value of each Partnership using the following methodology:

  . Estimated Future Cash Distributions. AAA prepared estimates of future partnership cash flow for the Partnership for the 12-year period from January 1, 1998 through December 31, 2009 based upon the estimated 1998 NOI before incentive management fees used in the Appraisals and for each subsequent year applying an assumed annual stabilized growth rate (ranging from 3.40% to 4.50%, depending upon the Partnership, as shown in the table below) developed by AAA for this analysis. For each year in the projection period, AAA estimated the amount of cash available for distribution to limited partners after payment of all management fees, debt service, owner funded capital expenditures based on the Engineering Study and other partnership expenses and after application of the applicable partnership agreement provisions. AAA assumed that each Partnership's FF&E reserves were adequate and understood that Host determined that there were no reserve shortfalls or surpluses.

  . Refinancing Assumptions. For debt that matures during the 12-year period, AAA assumed that the debt would be refinanced with interest rates ranging from 7.25% to 8.60% per annum and a 20 to 25-year amortization schedule, with estimated refinancing costs of 2% of the refinanced amount being paid from operating cash flow (or added to the principal balance of the loan, if cash flow was estimated to be insufficient).

  . Determination of Residual Value. To estimate the residual value of the limited partners' interest in the Partnership at the end of the 12-year period, AAA assumed that the Hotel(s) would be sold as of December 31, 2009 at their then market value. AAA estimated the market value of each Hotel as of such date by applying an exit capitalization rate that it deemed appropriate, using the factors described above in connection with the "--Appraised Value," which are set forth in the table below, to the estimated Adjusted NOI for 2009 (estimated as described above). AAA then subtracted estimated sales costs of 2.0% of the estimated market value, added lender reserves, and subtracted the estimated outstanding principal balance of debt as of December 31, 2009 and deferred management fees to arrive at net sales proceeds available for distribution to partners. AAA then determined what portion of such estimated net sales proceeds would be distributable to the Partnership's limited partners under the various partnership and debt agreements.

  . Discounting Distributions to Present Value. As a final step, AAA discounted the estimated future cash distributions to the limited partners from operations and estimated net sales proceeds (plus lender reserves) to their present value as of January 1, 1998, using a discount rate of 20% per annum. AAA believes that this discount rate reflects the return on investment that investors expect from leveraged investments of this nature.

  The growth rates and exit capitalization rates used to determine the estimated Continuation Value for each Partnership are as set forth below:

                    GROWTH RATES, EXIT CAPITALIZATION RATES
             AND ESTIMATED CONTINUATION VALUE FOR EACH PARTNERSHIP

                                                                 ESTIMATED
                                       EXIT CAPITALIZATION   CONTINUATION VALUE
PARTNERSHIP               GROWTH RATE      RATE (2009)     (PER PARTNERSHIP UNIT)
-----------               -----------  ------------------- ----------------------
Atlanta Marquis..........    4.40%             9.8%               $ 45,425
Chicago Suites...........    3.70%             9.9%                 24,184
Desert Springs...........    4.50%             9.7%                 33,536
Hanover..................    3.70%             9.9%                 98,090
MDAH.....................    3.40%            10.1%                 89,340
MHP......................    3.65%(1)          9.9%                141,425
MHP2.....................    3.40%            10.4%                212,032
PHLP.....................    3.60%            10.1%                  5,040

--------
(1) Reflects the average of the stabilized growth rates of Harbor Beach Resort (3.80% each year) and Orlando World Center (3.50% beginning in 2003 to reflect the effect of the planned expansion of the Hotel).

  Liquidation Value. The Liquidation Value of each Partnership was estimated by the General Partners and represents the estimated value of the Partnership if all of its assets were sold as of December 31, 1998. Such value was based upon the Adjusted Appraised Value of each Partnership, with the following adjustments: (i) the "mark to market" adjustment used to estimate the Adjusted Appraised Value was eliminated and instead prepayment or defeasance costs that would be payable under existing debt agreements (regardless of whether the debt in fact can be prepaid on December 31, 1998) were deducted from the Appraised Value; (ii) the deduction for transfer and recordation taxes and fees used to estimate the Adjusted Appraised Value was eliminated and instead an amount equal to 2.5% of the Appraised Value of each Partnership's Hotel(s) was subtracted from the Appraised Value for estimated liquidation costs, expenses and contingencies; and (iii) the amount of participating interest payable on the Desert Springs subordinated loan held by Host was deducted from the Appraised Value to reflect the net proceeds available to partners of that Partnership. The General Partner then determined the portion of the estimated Liquidation Value that would be distributable to limited partners under the terms of the applicable partnership agreements and other contractual arrangements.

  The following table sets forth the adjustments made to Adjusted Appraised Value to estimate the Liquidation Value for each Partnership as of the Initial Valuation Date:

                  CALCULATION OF ESTIMATED LIQUIDATION VALUES
                       AS OF THE INITIAL VALUATION DATE
              (IN THOUSANDS, EXCEPT PER PARTNERSHIP UNIT AMOUNTS)

                         ATLANTA   CHICAGO   DESERT
                         MARQUIS   SUITES   SPRINGS   HANOVER    MDAH      MHP          MHP2         PHLP
                         --------  -------  --------  -------  --------  --------     --------     --------
Appraised Value......... $255,000  $34,300  $223,800  $49,400  $165,900  $354,261(1)  $463,300(2)  $265,800
Lender reserves.........    3,600        0     6,173        0     3,000     1,800        6,800            0
Capital expenditure re-
 serve..................   16,750        0     1,500    1,690         0         0            0            0
Mortgage debt........... (162,047) (22,284) (101,632) (29,394)  (97,371) (192,137)(1) (259,945)(2) (161,136)
Other debt..............  (20,134)    (464)  (89,669) (10,398)  (25,355)     (722)           0     (128,102)
Prepayment/defeasance
 costs..................  (10,972)       0    (8,821)  (2,168)        0   (10,794)     (20,551)           0
Deferred management
 fees...................        0        0         0        0         0         0       (3,184)     (34,151)
Deferred maintenance
 costs..................     (607)     (46)     (650)     (72)     (825)     (245)      (1,673)      (5,212)
Sales costs.............   (6,375)    (858)   (5,595)  (1,235)   (4,148)   (8,857)     (11,583)      (6,645)
                         --------  -------  --------  -------  --------  --------     --------     --------
Estimated Liquidation
 Value.................. $ 75,215  $10,648  $ 25,106  $ 7,823  $ 41,201  $143,306     $173,164     $      0
                         ========  =======  ========  =======  ========  ========     ========     ========
Limited partners'
 share.................. $    215  $10,541  $ 24,855  $ 7,432  $ 40,714  $124,261     $152,829     $      0
Per Partnership Unit.... $    406  $31,467  $ 27,617  $88,474  $ 98,343  $124,261     $205,140     $      0

--------
(1) Excludes 49.5% of the $122,300,000 Appraised Value of the Harbor Beach Resort and the $82,266,000 in mortgage debt encumbering the Hotel.
(2) Excludes 50% of the $126,200,000 Appraised Value of the Santa Clara Marriott Hotel but includes 100% of the $42,500,000 in mortgage debt encumbering the Hotel for which MHP2 is responsible.

  Estimated Exchange Values. The following table sets forth the estimated Exchange Value of each Partnership (based upon the greatest of its estimated Adjusted Appraised Value, estimated Continuation Value and estimated Liquidation Value), the estimated minimum and pro forma number of OP Units to be received and the estimated Note Election Amount for each Partnership, all on a per Partnership Unit basis as of the Initial Valuation Date. The estimated Exchange Value for each Partnership will be received by each Limited Partner retaining OP Units in the Merger. The estimated Note Election Amount for each Partnership (which will be received by Limited Partners electing to receive Notes in exchange for OP Units) is equal to the Liquidation Value (or, if greater, 60% of the Exchange Value) for that Partnership. The estimated values set forth below may increase or decrease as a result of various adjustments, which will be finally calculated as of the Final Valuation Date but will not change as a result of less than all of the Partnerships participating in the Mergers. The actual number of OP Units to be received by the Limited Partners will be based on the average closing price on the NYSE of a Host REIT Common Share for the 20 trading days after the Effective Date.

                        ESTIMATED EXCHANGE VALUES,

               NUMBER OF OP UNITS AND NOTE ELECTION AMOUNT

                        PER PARTNERSHIP UNIT(/1/)

                                                                                ESTIMATED   ESTIMATED
                             ESTIMATED       ESTIMATED    ESTIMATED  ESTIMATED   MINIMUM    PRO FORMA    ESTIMATED
                         ADJUSTED APPRAISED CONTINUATION LIQUIDATION EXCHANGE   NUMBER OF   NUMBER OF  NOTE ELECTION
      PARTNERSHIP              VALUE           VALUE        VALUE    VALUE(2)  OP UNITS(3) OP UNITS(4)   AMOUNT(5)
      -----------        ------------------ ------------ ----------- --------- ----------- ----------- -------------
Atlanta Marquis.........      $41,991         $45,425      $   406    $45,425                 2,271       $27,255
Chicago Suites..........       33,471          24,184       31,467     33,471                 1,674        31,467
Desert Springs..........       40,880          33,536       27,617     40,880                 2,044        27,617
Hanover.................      123,202          98,090       88,474    123,202                 6,160        88,474
MDAH....................      109,216          89,340       98,343    109,216                 5,461        98,343
MHP.....................      140,032         141,425      124,261    141,425                 7,071       124,261
MHP2....................      237,334         212,032      205,140    237,334                11,867       205,140
PHLP....................            0           5,040            0      5,040                   252         3,024

--------

(1) A Partnership Unit in all of the Partnerships except for Chicago Suites ($35,000) and PHLP ($10,000) represents an original investment of $100,000.
(2) The estimated Exchange Value is equal to the greatest of estimated Adjusted Appraised Value, estimated Continuation Value and estimated Liquidation Value.

(3) Assumes the price of an OP Unit is $ , which is the maximum price for purposes of the Mergers.

(4) Assumes the price of an OP Unit is $20.00, which is the price used for purposes of the pro forma financial statements.

(5) The principal amount of Notes is equal to the greater of (i) the Liquidation Value or (ii) 60% of the Exchange Value (the "Note Election Amount").

PRICE OF OP UNITS TO PAY EXCHANGE VALUES TO LIMITED PARTNERS

  Each Limited Partner of a Participating Partnership will receive OP Units with a deemed value equal to the Exchange Value of such Limited Partner's Partnership Interests. The price of an OP Unit for this purpose will be equal to the average closing price on the NYSE of a Host REIT Common Share for the 20 trading days after the Effective Date of the Mergers (but in no event
greater than $   per share). The closing price per share of Host common stock
on the NYSE was $  , on      , 1998.

  Limited Partners at the Effective Date of the Mergers who retain OP Units will receive cash distributions from their respective Partnerships for all of 1998 and, if the Mergers do not occur in 1998, any portion of 1999 prior to the Mergers for which period they do not receive a cash distribution from the Operating Partnership. Cash distributions will be made by each Partnership in accordance with its partnership agreement on or before June 1, 1999 in respect of 1998 operations and, if the Mergers do not occur prior to January 1, 1999, within 90 days after the Effective Date of the Mergers in respect of any 1999 operations. Limited Partners at the Effective Date of the Mergers who receive Notes in exchange for OP Units will participate in the same distributions from the Partnerships as Limited Partners who retain OP Units but will not receive any distributions from the Operating Partnership with respect to periods after the Effective Date of the Mergers.

  No fractional OP Units will be issued. Fractional amounts less than or equal to 0.50 of an OP Unit will be rounded down to the next whole number and fractional amounts greater than 0.50 will be rounded up to the next whole number of OP Units.

VALUATION OF GENERAL PARTNERS' INTERESTS IN THE PARTNERSHIPS AND ALLOCATION OF OP UNITS TO THE GENERAL PARTNERS

  The value of each General Partner's interest will be equal to the aggregate Exchange Value of the Partnership minus the aggregate Exchange Value of the Limited Partners' Partnership Interests (giving effect to the applicable distribution preferences in each partnership agreement). The number of OP Units that will be received by each General Partner will be equal to the value of its interest in the Partnership divided by the same price per OP Unit used to determine the number of OP Units to be received by the Limited Partners. The total number of OP Units that will be owned directly or indirectly by Host REIT (including OP Units owned by the General Partners) will be equal to the number of outstanding shares of common stock of Host at the Effective Date.

  The following table sets forth the estimated value of the interest of each General Partners and its affiliates in a Partnership based upon the estimated aggregate Exchange Value of the Limited Partners' Partnership Interests as of the Initial Valuation Date and the minimum and pro forma number of OP Units estimated to be received by the General Partners and their affiliates in respect thereof.

   ESTIMATED VALUES OF GENERAL PARTNERS' AND THEIR AFFILIATES' INTERESTS AND
                            NUMBER OF OP UNITS

                              (IN THOUSANDS)

                          ATLANTA CHICAGO DESERT
                          MARQUIS SUITES  SPRINGS HANOVER  MDAH     MHP      MHP2    PHLP
                          ------- ------- ------- ------- ------- -------- -------- -------
Aggregate Exchange Val-
 ue.....................  $88,662 $11,326 $37,164 $10,791 $45,748 $153,385 $203,144 $12,096
Limited Partners' share
 of aggregate Exchange
 Value..................   24,075  11,213  36,792  10,349  45,215  141,425  176,814   9,072
                          ------- ------- ------- ------- ------- -------- -------- -------
Value of General Part-
 ner's interest(1)......   64,587     113     372     442     533   11,960   26,330   3,024
Value of Host's limited
 partner interest.......       68       0       0   4,928     218   68,344   93,035       5
                          ------- ------- ------- ------- ------- -------- -------- -------
Total Host interest.....  $64,655 $   113 $   372 $ 5,370 $   751 $ 80,304 $119,365 $ 3,029
                          ======= ======= ======= ======= ======= ======== ======== =======
Number of OP Units:
 Minimum(2).............
 Pro Forma(3)...........    3,233       6      19     269      38    4,015    5,968     151

--------

(1) For Atlanta Marquis, amount includes the Class B Limited Partnership interest owned by an affiliate of the General Partner.

(2)Assumes the price of an OP Unit is $   , which is the maximum price for
  purposes of the Mergers.

(3)Assumes the price of an OP Unit is $20.00, which is the price used for purposes of the pro forma financial statements.

                         FAIRNESS ANALYSIS AND OPINION

FAIRNESS ANALYSIS

  The General Partners believe that the Mergers provide substantial benefits and are fair to the Limited Partners of each Partnership and recommend that all Limited Partners consent to the Mergers. The General Partners base this recommendation primarily on (i) their view that the expected benefits of the Mergers for the Limited Partners outweigh the risks and potential detriments of the Mergers to the Limited Partners (see "Background and Reasons for the Mergers and the REIT Conversion--Reasons for the Mergers" and "Risk Factors"),
(ii) their view that the value of the OP Units allocable to the Limited Partners on the basis of the Exchange Value established for each Partnership represents fair consideration for the Partnership Interests held by the Limited Partners in each Partnership and is fair to the Limited Partners from a financial point of view, and (iii) the Appraisals and Fairness Opinion of AAA. See "--Fairness Opinion."

  No Merger is conditioned upon the consummation of any other Merger. The General Partners have considered this fact in evaluating the fairness of the Mergers. The General Partners believe that the fairness of the Mergers will not be materially affected by the presence or absence of any individual Partnership or by any particular combination of Partnerships and that the Mergers will be fair to the Limited Partners, individually and as a whole, if they are consummated with any combination of Participating Partnerships. The General Partners base this belief primarily on the fact that the consideration to be paid to the Limited Partners in each individual Partnership has been established based upon such Partnership's Exchange Value, without regard to any possible combination of Partnerships.

  In reaching the conclusions implicit in the above recommendation, the General Partners have taken into account the following considerations placing the greatest weight on the first two consideration:

  . The General Partners have concluded that the Exchange Value for each Partnership, which is equal to the greatest of its Adjusted Appraised Value, Continuation Value and Liquidation Value, represents fair consideration for the Partnership Interests of the Limited Partners in the Mergers in relation to such Partnership. The General Partners also have concluded that the Exchange Value established for the Limited Partners in each Partnership fairly reflects the value of the assets held by such Partnership. In addition, the Fairness Opinion supports these conclusions.

  . Individual Limited Partners will be able to defer recognition of gain until such time as they choose to realize such gain based on their own personal considerations.

  . The General Partners have concluded that the potential benefits of the Mergers to the Limited Partners, as described under "Background and Reasons for the Mergers and the REIT Conversion--Reasons for the Mergers," outweigh the potential risks and detriments of the Mergers for the Limited Partners, as described in "Risk Factors."

  . The Fairness Opinion, in the view of the General Partners, supports the fairness of the Mergers, even though it includes qualifications, limitations and assumptions relating to its scope and other factors that Limited Partners should consider carefully. The availability of the Fairness Opinion is particularly significant in light of the absence of arm's length negotiations in establishing the terms of the Mergers.

  . Host will contribute its wholly owned full-service hotel assets, substantially all of its interests in the Hotel Partnerships and its other assets (excluding its senior living assets and the cash or securities to be distributed to its shareholders) to the Operating Partnership in exchange for (i) a number of OP Units in the aggregate equal to the number of outstanding shares of common stock of Host, (ii) preferred partnership interests in the Operating Partnership corresponding to any shares of Host preferred stock outstanding at the time of the REIT Conversion and (iii) the assumption by the Operating Partnership of all liabilities of Host (including past and future tax liabilities), other than liabilities of SLC. Following these contributions, the Operating Partnership and its subsidiaries will directly own all of Host's wholly-owned hotels and all of Host's interests in the Hotel Partnerships and Host's assets. Host will receive OP Units in respect of its general and limited partner interests in the Partnerships on substantially the same basis as the Partnership Units held by Limited Partners. Host REIT will not receive any compensation for its services as general partner to the Operating Partnership following the REIT Conversion and will benefit from the operations of the Operating Partnership only to the extent of the distributions received based upon its percentage interest in the Operating Partnership to the same extent as the other limited partners. Because Host REIT will share in the value of the Operating Partnership solely through distributions and not through any separate compensation structure, the General Partners believe that this is a factor supporting the fairness of the Mergers to the Limited Partners.

  . The General Partners believe that the value of the consideration to be received by the Limited Partners of each Partnership in the Mergers is fair in relation to the value which would be derived by such Limited Partners under any of the alternatives described under "Background and Reasons for the Mergers and the REIT Conversion--Alternatives to the Mergers," especially since the Exchange Value of each Partnership is equal to the greatest of the Adjusted Appraised Value, the Continuation Value and the Liquidation Value and historic prices paid for Partnership Units (except for Desert Springs). The General Partners do not believe that the sale of any Hotel(s) and liquidation of the associated Partnership will obtain for Limited Partners of such Partnership as much value as the value to be received by such Limited Partners following the Mergers. In addition, while the Continuation Values of three of the Partnerships (Atlanta Marquis, MHP and PHLP) are higher than the Adjusted Appraised Values of such Partnerships, the General Partners believe that the Mergers provide substantial benefits to such Limited Partners, including those benefits described under "Background and Reasons for the Mergers and the REIT Conversion--Reasons for the Mergers," especially with respect to enhanced liquidity and regular quarterly cash distributions. The General Partners believe that the following benefits are of the greatest value and importance to the Limited Partners of all of the Partnerships:

    . Enhanced Liquidity. The Mergers and the REIT Conversion will offer Limited Partners significantly enhanced liquidity with respect to their investments in the Partnerships because, commencing one year following the Effective Date, Limited Partners will be able to exercise their Unit Redemption Right at any time, subject to certain limited exceptions. Host has approximately 204 million shares of common stock outstanding and is expected to have a total common equity market capitalization of approximately $ billion after giving effect to the estimated $ million earnings and profits distribution
       (based on Host's $  closing price per share on the NYSE on      ,
       1998). The exercise of the Unit Redemption Right, however, generally would result in recognition of taxable income or gain at that time.

    . Risk Diversification. Upon consummation of the REIT Conversion, each Limited Partner's investment will be converted from an investment in an individual Partnership owning from one to eight hotels into an investment in an enterprise that initially will own or control approximately 120 Hotels and will have a total market capitalization of approximately $ billion, thereby reducing the dependence upon the performance of, and the exposure to the risks associated with, any particular Hotel or group of Hotels currently owned by an individual Partnership and spreading such risk over a broader and more varied portfolio, including more diverse geographic locations and multiple brands.

    . Reduction in Leverage and Interest Costs. It is expected that the Operating Partnership will have a significantly lower leverage to value ratio than any of the Partnerships currently, each of which has a leverage ratio that exceeds 55% and typically averages between 75% and 80% (calculated as a percentage of Appraised Value), resulting in interest and debt service savings and greater financial stability.

    . Regular Quarterly Cash Distributions. The General Partners expect that the Operating Partnership will make regular quarterly cash distributions to holders of OP Units. Host expects that these distributions will be higher than the estimated cash distributions for 1998 of all Partnerships except MHP and MHP2, and, in any event, the ability to receive distributions quarterly and in regular amounts would be enhanced.

    . Substantial Tax Deferral. The General Partners expect that Limited Partners of the Participating Partnerships who do not elect to receive Notes in exchange for OP Units generally should be able to obtain the benefits of the Mergers while continuing to defer recognition for federal income tax purposes of at least a substantial portion, if not all, of the gain with respect to their Partnership Interests that otherwise would be recognized in the event of a liquidation of the Partnership or a sale or other disposition of its assets in a taxable transaction (although Limited Partners in Atlanta

       Marquis, MHP and PHLP may (although are not expected to) recognize a relatively modest amount of ordinary income as the result of required sales of personal property by each such Partnership to a Non-Controlled Subsidiary in order to facilitate Host REIT's qualification as a REIT).

  . The General Partners believe that the economic terms of the leases of the Hotels are fair and reasonable from the standpoint of the Operating Partnership.

  The General Partners believe that the factors described above, which support the fairness of the Mergers to the Limited Partners of the Partnerships, when weighed against the factors that may be disadvantageous, taken as a whole, indicate that the Mergers are fair to the Limited Partners of all of the Partnerships.

FAIRNESS OPINION

  AAA, an independent financial advisory firm with substantial real estate and partnership transaction experience, was engaged by the General Partners to perform the Appraisals and to render the Fairness Opinion that (i) the Exchange Value and the methodologies and underlying assumptions used to determine the Exchange Value, the Adjusted Appraised Value, the Continuation Value and the Liquidation Value of each Partnership (including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of the Hotels) are fair and reasonable, from a financial point of view, to the Limited Partners of each Partnership and (ii) the methodologies used to determine the value of an OP Unit and the allocation of the equity interest in the Operating Partnership to be received by the limited partners of each Partnership are fair and reasonable to the Limited Partners of each Partnership. The Fairness Opinion is addressed to each Partnership and it may be relied upon by each of the Limited Partners of the Partnerships. The full text of the Fairness Opinion, which contains a description of the assumptions and qualifications applicable to the review and analysis by AAA, is set forth in Appendix B to this Consent Solicitation and should be read in its entirety. The material assumptions and qualifications to the Fairness Opinion are summarized below, although this summary does not purport to be a complete description of the various inquiries and analyses undertaken by AAA in rendering the Fairness Opinion. Arriving at a fairness opinion is a complex analytical process not necessarily susceptible to partial analysis or amenable to summary description. For a more complete description of the assumptions and qualifications that limit the scope of the Fairness Opinion, see "-- Qualifications to Fairness Opinion" and "--Assumptions" below.

  Although the General Partners advised AAA that certain assumptions were appropriate in their view, the General Partners imposed no conditions or limitations on the scope of the investigation by AAA or the methods and procedures to be followed by AAA in rendering the Fairness Opinion. The fees and expenses of AAA will be treated as a Merger Expense and will be paid by the Operating Partnership. In addition, the General Partners have agreed to indemnify AAA against certain liabilities. See "--Compensation and Material Relationships."

  Qualifications to Fairness Opinion. In the Fairness Opinion, AAA specifically states that it did not: (a) specifically consider other methodologies for allocation of the OP Units, (b) address or conclude that other methodologies for allocation of the OP Units to the Partnerships might not have been more favorable to the Limited Partners in certain of the Partnerships, (c) negotiate with the General Partners or Host, (d) participate in establishing the terms of the Mergers, (e) provide an opinion as to the terms and conditions of the Mergers other than those explicitly stated in the Fairness Opinion, (f) make any independent review of the capital expenditure estimates set forth in the Engineering Study, (g) with respect to the specific reference to the allocation of the equity interest in the OP to be received by the limited partners of each Partnership, AAA has assumed that the average closing price on the NYSE of a Host REIT Common Share for the 20 trading days after the Effective Date of the Mergers represents a fair price or (h) make any estimates of the Partnerships' contingent liabilities.

  In connection with preparing the Fairness Opinion, AAA was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the analysis set forth in Appendix B. AAA will not deliver any additional written opinion of the analysis, other than to update the written opinion if requested by the Operating Partnership.

  Experience of AAA. AAA is the world's largest independent valuation consulting firm and is regularly and continually engaged in the valuation of commercial real estate and businesses and their securities in connection with tender offers, mergers and acquisitions, recapitalizations and reorganizations, divestitures, employee stock ownership plans, leveraged buyout plans, private placements, limited partnerships, estate and corporate matters, other financial advisory matters and other valuation purposes.

  AAA was selected because of its experience in the valuation of businesses and their securities in connection with tender offers, mergers and acquisitions, recapitalizations and reorganizations, including transactions involving hotel partnerships. In addition, Host and its affiliates have previously engaged AAA to provide appraisals and fairness opinions in connection with other transactions. The General Partners considered two other firms for purposes of performing the appraisals and rendering the Fairness Opinion and received proposals from each. The General Partners selected AAA based upon price and experience.

  Summary of Materials Considered and Investigation Undertaken. As a basis for rendering the Fairness Opinion, AAA has made such reviews, studies and analyses as it deemed necessary and pertinent in order to provide it with a reasonable basis for the Fairness Opinion, including, but not limited to, the following: (i) reviewed the transaction documents and SEC reporting and/or filing documents, including drafts of the Form S-4 for the Mergers; (ii) provided the Market Value of each Hotel owned by each Partnership in a separate short form appraisal report and each such report was reviewed and certified by an MAI appraiser as to its preparation in accordance with the requirements of the Standards of Professional Practice of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation; as part of the Appraisals, AAA reviewed historical operating statements, 1998 budget and year-to-date results, and other financial information as it deemed necessary as a basis for the Fairness Opinion and the Appraisals also considered market transactions of similar lodging properties as appropriate as a basis for the Market Value of each Hotel; (iii) reviewed the methodologies used by each of the General Partners in their determination of the Exchange Value of each Partnership, including the nature and amount of all adjustments to the Appraised Values in determining such Exchange Values; AAA reviewed and tested for the fairness and reasonableness of all adjustments as well as for consideration of all adjustments deemed to be appropriate by AAA; (iv) reviewed the methodologies used by each of the General Partners in their determination of the value of an OP Unit and the allocation of the equity interest in the Operating Partnership to be received by the partners of each Partnership, and AAA reviewed and tested for the fairness and reasonableness of the methods and measurements made by the General Partners; (v) reviewed the General Partners' determination of the Liquidation Value of each Partnership, and AAA reviewed and tested for the fairness and reasonableness of all adjustments proposed by the General Partners, as well as for consideration of all adjustments deemed appropriate by AAA; (vi) provided an estimate of the Continuation Value of each Partnership based upon the estimated present value of expected benefits to be received by each limited partner interest as though the Mergers did not occur and each Partnership's assets were sold within a twelve year period; AAA, as part of its analysis and review, determined appropriate rates of growth in house profit or net operating income, as well as reviewed other key variables affecting partnership cash flows and other economic/financial factors affecting the Partnerships' expected operations and results; (vii) reviewed the terms of the ground leases of the Hotels and the partnership agreement of each Partnership; (viii) reviewed audited and unaudited historical income statements, balance sheets and statements of sources and uses of funds of each Partnership and Host and pro forma financial information for Host REIT; (ix) reviewed audited and unaudited historical operating statements of each Hotel, as well as current operating statements and budgets; (x) conducted real estate valuation and financial due diligence with respect to the Partnerships and their underlying assets, liabilities and equity; (xi) reviewed internal Marriott International, Host and Partnership financial analyses and other internally generated data for each Hotel; and (xii) discussed all of the foregoing information, where appropriate, with management of Marriott International, Host and the Partnerships and their respective employees.

  Assumptions. In rendering its opinion, AAA relied, without independent verification, on the accuracy and completeness in all material respects of certain relevant publicly available information and information provided to AAA by the Host and the Hotels. AAA assumed that all information furnished by Host, the Hotels and the Partnerships and their representatives, upon which AAA relied, presented an accurate description in all material respects of the current and prospective status of the Hotels and the Partnerships from an operational and financial point of view. AAA also noted that the Fairness Opinion was based upon financial, economic, market and other considerations as they existed and could be evaluated on the date thereof.

  Conclusions. AAA concluded that, based upon and subject to its analysis and assumptions and limiting conditions, and as of the date of the Fairness
Opinion: (i) the Exchange Value and the methodologies and underlying assumptions used to determine the Exchange Value, the Adjusted Appraised Value, the Continuation Value and the Liquidation Value of each Partnership (including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of the Hotels) are fair and reasonable, from a financial point of view, to the Limited Partners of each Partnership and (ii) the methodologies used to determine the value of an OP Unit and the allocation of the equity interest in the Operating Partnership to be received by the limited partners of each Partnership are fair and reasonable to the Limited Partners of each Partnership.

  Summary of Methodology. AAA evaluated each Partnership's Hotel(s) based upon the income capitalization approach and broadly applied the sales comparison approach. Appraisers typically use up to three approaches in valuing real property: the cost approach, the income capitalization approach and the sales comparison approach. The type and age of a property, market conditions and the quantity and quality of data affect the applicability of each approach in a specific appraisal situation. Since the Hotels are viable, existing, ongoing enterprises with an established market presence, work force and management team, the cost approach was not considered by AAA in the Appraisals. The income capitalization approach estimates a Hotel's capacity to produce income through an analysis of the market, operating expenses and net income. Net income may then be processed into a value through either (or a combination of) two methods: direct capitalization or discounted cash flow analysis. The sales comparison approach looks at similar properties which have recently sold or are currently offered for sale in the market and are analyzed and compared with the Hotel being valued. For further description of the methodology employed by AAA in the Appraisals, see "Determination of Exchange Values and Allocation of OP Units."

  Compensation and Material Relationships. AAA has been paid a fee of $335,000 for its services as described herein, including the Appraisals and preparing to deliver the Fairness Opinion. In addition, AAA will be reimbursed for all reasonable out-of-pocket expenses, including legal fees, and will be indemnified against certain liabilities, including certain liabilities under the securities laws. The fee was negotiated between Host, the General Partners and AAA. Payment of the fee to AAA is not dependent upon completion of the Mergers. AAA has been previously engaged by Host and its affiliates to provide appraisals, fairness opinions and solvency opinions in connection with other transactions.

                      THE MERGERS AND THE REIT CONVERSION

GENERAL

  Limited Partners of each Partnership are being asked to approve the acquisition of their Partnership by the Operating Partnership through the merger of their Partnership with a Merger Partnership as part of the REIT Conversion. In each Merger, the Participating Partnership will survive, and each Limited Partner thereof will receive OP Units with a deemed value equal to the Exchange Value of his Partnership Interests (or, if the Limited Partner elects to tender such OP Units to the Operating Partnership, a Note in a principal amount equal to the Note Election Amount of his Partnership Interests). If the REIT Conversion, including the Mergers and the Blackstone Acquisition, is consummated as contemplated, the Operating Partnership will acquire and initially own, or have controlling interests in, approximately 120 full-service Hotels located throughout the United States and Canada, containing approximately 57,500 rooms and operating primarily under the Marriott, Ritz-Carlton, Four Seasons, Swissotel and Hyatt brand names.

THE REIT CONVERSION

  The transactions summarized below collectively constitute the REIT Conversion. If the required approvals for the various transactions are obtained and other conditions to the different steps in the REIT Conversion are satisfied or waived, these transactions are expected to occur at various times prior to the end of 1998 (or as soon thereafter as practicable). The Mergers of the Participating Partnerships are expected to occur at the final stage of the REIT Conversion.

  . Contribution of Host's Lodging Assets to the Operating Partnership. As a preliminary step, at various times during 1998, Host will contribute its wholly owned full-service hotel assets, substantially all of its interests in the Hotel Partnerships and its other assets (excluding its senior living assets and the cash to be distributed to its shareholders) to the Operating Partnership in exchange for (i) a number of OP Units equal to the number of outstanding shares of common stock of Host at the time of the REIT Conversion, (ii) preferred partnership interests in the Operating Partnership corresponding to any shares of Host preferred stock outstanding at the time of the REIT Conversion and (iii) the assumption by the Operating Partnership of all liabilities of Host (including past and future tax liabilities), other than liabilities of SLC. Following these contributions, the Operating Partnership and its subsidiaries will directly own all of Host's wholly owned hotels and all of Host's interests in the Hotel Partnerships and Host's other assets (excluding its senior living assets and the cash to be distributed to its shareholders).

  . Debt Refinancing. In August 1998, Host refinanced $1.55 billion of outstanding public bonds through offers to purchase such debt securities for cash and a concurrent solicitation of consents to amend the terms of the debt securities to permit the transactions constituting the REIT Conversion. Host obtained the funds for this Bond Refinancing primarily from the issuance of new debt securities and the New Credit Facility. See "Business and Properties--Indebtedness."

  . Treatment of Convertible Preferred Securities. Prior to the Effective Date, Host will seek the consent of holders of the $550 million of outstanding Convertible Preferred Securities to the REIT Conversion. In the REIT Conversion, the Operating Partnership will assume primary liability for repayment of the convertible subordinated debentures of Host underlying the Convertible Preferred Securities. As the successor to Host, Host REIT also will be liable on the debentures and the debentures will become convertible into Common Shares, but the Operating Partnership will have primary responsibility for payment of the debentures, including all costs of conversion. Upon conversion by a Convertible Preferred Securities holder, the Operating Partnership will acquire Common Shares from Host REIT in exchange for an equal number of OP Units and distribute the Common Shares to the Convertible Preferred Securities holder. As a result of the distribution of SLC common stock and cash to Host REIT shareholders and the Blackstone Entities in connection with the merger of Host into Host REIT, the conversion ratio of the Convertible Preferred Securities will be adjusted pursuant to the anti-dilution provisions of the debentures. See "Business and Properties--Indebtedness."

  . The Mergers. On the Effective Date, each Participating Partnership will merge with a Merger Partnership. The Participating Partnerships will be the surviving entities of the Mergers and will continue in existence as indirect subsidiaries of the Operating Partnership. In the Mergers, each Limited Partner will receive a number of OP Units with a deemed value equal to the Exchange Value of his respective Partnership Interests. If, at the time of the vote on the Merger of his Partnership, a Limited Partner elects to receive a Note in exchange for OP Units, such Limited Partner will, upon receipt of his OP Units, tender such OP Units to the Operating Partnership in exchange for a Note with a principal amount equal to the Note Election Amount of his Partnership Interests. The General Partners and their affiliates will also receive OP Units in exchange for their interests in the Partnerships and such entities will continue to be wholly owned subsidiaries of Host REIT. Partnerships that do not participate in a Merger will continue as separate partnerships, but the Operating Partnership likely would contribute some or all of the interests in certain of these Partnerships (such as Atlanta Marquis, Desert Springs, Hanover, MHP and MHP2) that it receives from Host and its subsidiaries to a Non-Controlled Subsidiary.

  . Restructuring of the Private Partnerships. The Operating Partnership will acquire the partnership interests from unaffiliated partners of certain Private Partnerships in exchange for OP Units and, accordingly, will own all of the interests in those Private Partnerships. For those Private Partnerships in which the unaffiliated partners have not elected to exchange their interests for OP Units, (i) the Operating Partnership will be a partner in the partnership if the unaffiliated partners consent to a Lease of the partnership's Hotel(s) to a Lessee or (ii) if the requisite consents to enter into a Lease are not obtained, the Operating Partnership may transfer its interest in such partnership to a Non-Controlled Subsidiary.

  . The Blackstone Acquisition. On the Effective Date, the Operating Partnership will acquire from the Blackstone Entities ownership of, or controlling interests in, twelve hotels and two mortgage loans, one secured by one of the acquired hotels and one secured by an additional hotel. In addition, Host will acquire a 25% interest in the Swissotel management company from the Blackstone Entities, which Host will transfer to SLC. In exchange for the assets contributed by the Blackstone Entities, the Operating Partnership will issue approximately
     43.7 million OP Units, assume or repay debt and make cash payments totaling approximately $862 million and distribute up to 18% of the shares of SLC common stock to the Blackstone Entities. Fifty percent of the OP Units issued in the Blackstone Acquisition will become redeemable on July 1, 1999, an additional 25% will become redeemable on October 1, 1999, and the balance will become redeemable on January 1, 2000. Holders of OP Units issuable in the Blackstone Acquisition will have registration rights under a shelf registration statement with respect to Host REIT Common Shares received in connection with the exercise of their redemption rights.

      In connection with the Blackstone Acquisition, Host agreed to cause a person designated by Blackstone Real Estate Acquisitions L.L.C. ("Blackstone") to be appointed to serve as a director of Host (or a trustee of Host REIT following the REIT Conversion) and to continue to include a person designated by Blackstone in the slate of directors or trustees nominated by the board of directors or trustees for so long as Blackstone and its affiliates own at least 5% of the outstanding OP Units. Mr. Schreiber has been appointed to be the initial Blackstone designee. If the Blackstone Acquisition does not close, the Blackstone designee will resign. Host also agreed that, if more than two directors of SLC also are directors of Host REIT, Blackstone will be entitled to designate a director of SLC. The Operating Partnership does not expect that there will be any common directors of SLC and Host REIT.

      Host also agreed to certain limitations on sales of the properties acquired in the Blackstone Acquisition lasting for five years after the REIT Conversion for 50% of the properties and for an additional five years for the remaining properties.

  . Contribution of Assets to Non-Controlled Subsidiaries. The Operating Partnership will organize the Non-Controlled Subsidiaries to hold various assets (not exceeding 20% of the assets of the Operating Partnership) contributed by Host and its subsidiaries to the Operating Partnership, the direct ownership of which by the Operating Partnership could jeopardize Host REIT's status as a REIT. These assets primarily will consist of partnership or other interests in hotels which are not leased, certain furniture, fixtures and equipment used in the Hotels and certain international hotels in which Host owns interests. In exchange for the contribution of these assets to the Non-Controlled Subsidiaries, the Operating Partnership will receive nonvoting common stock representing 95% of the total economic interests of the Non-Controlled Subsidiaries. In addition, the Operating Partnership and, prior to the Mergers (assuming they participate in the Mergers), Atlanta Marquis, Hanover, MHP and PHLP, will sell to a NonControlled Subsidiary an estimated $200 million in value of personal property associated with certain Hotels for notes or cash that has been contributed or loaned to the Non-Controlled Subsidiary by the Operating Partnership, or a combination thereof. The Operating Partnership could not lease this personal property to the Lessees without potentially jeopardizing Host REIT's qualification as a REIT. The Non-Controlled Subsidiary will lease such personal property to the applicable Lessees. The Incentive Compensation Trust, a Delaware statutory business trust, will acquire all of the voting common stock representing the remaining 5% of the total economic interests, and 100% of the control, of each Non-Controlled Subsidiary. The income beneficiaries of the Incentive Compensation Trust will be employees of Host REIT eligible to participate in the Comprehensive Stock Incentive Plan (excluding Trustees of Host REIT and certain other highly compensated employees). Upon termination of the Incentive Compensation Trust, the residual assets, if any, are to be distributed to a charitable organization designated in its declaration of trust.

  . Leases of Hotels. The Operating Partnership, its subsidiaries and its controlled partnerships, including the Partnerships, will lease virtually all of their Hotels to the Lessees pursuant to the Leases. See "Business and Properties--The Leases." The leased Hotels will be operated by the Lessees under their existing brand names pursuant to their existing Management Agreements, which will be assigned to the Lessees for the terms of the applicable Leases but under which the Operating Partnership will remain obligated. See "Business and Properties--The Management Agreements."

  . Host REIT Merger and Shareholder Distribution. Host will merge into Host REIT upon obtaining shareholder approval of the merger. Pursuant to the merger agreement, Host shareholders will receive, for each share of Host common stock, one Host REIT Common Share. Immediately following the merger, each shareholder of Host REIT will receive, for each common share of Host REIT, a taxable distribution consisting of a fraction of a share of common stock of SLC and cash or securities in an amount to be determined. The aggregate value of the SLC common stock and cash or securities to be distributed to Host REIT shareholders is currently estimated to be approximately $400 to $550 million (approximately $2.00 to $2.75 per share). The actual amount of the distribution will be based upon the estimated amount of accumulated earnings and profits of Host as of the last day of its taxable year ending on or immediately following the Effective Date. In addition, under the terms of the Blackstone Acquisition the Blackstone Entities are entitled to receive a pro-rata distribution to the extent they did not elect to receive additional OP Units in lieu thereof. The distribution to the Blackstone Entities will approximate $80 million to $115 million if the REIT Conversion is consummated. Following the distribution, SLC's principal assets will include the senior living assets of Host, which are expected to consist of 31 retirement communities, a 25% interest in the Swissotel management company acquired from the Blackstone Entities and controlling interests in the Lessees.

  Following the REIT Conversion, assuming the Full Participation Scenario, the organizational structure of Host REIT will be as follows:

                           [FLOW CHART APPEARS HERE]
--------

(1) Immediately following the merger of Host into Host REIT and the distribution of SLC common stock to Host REIT's shareholders and the Blackstone Entities, the shareholders of SLC will consist of the shareholders of Host REIT and the Blackstone Entities. The common ownership of the two public companies, however, will diverge over time.

(2) Represents Limited Partners and others who retain OP Units and do not receive Notes; excludes Host and its subsidiaries.
(3) The Operating Partnership will own all or substantially all of the equity interests in the Participating Partnerships, certain Private Partnerships and other Host subsidiaries that own Hotels, both directly and through other direct or indirect, wholly owned subsidiaries of the Operating Partnership or Host REIT. Host will contribute its partial equity interests in the Non-Participating Partnerships and those Private Partnerships whose partners have not elected to exchange their interests for OP Units to the Operating Partnership, and the Operating Partnership will either hold such partial interests or contribute them to the Non-Controlled Subsidiaries.

THE MERGERS

  Issuance of OP Units. If Limited Partners holding the requisite percentage of outstanding Partnership Interests in a Partnership vote to approve a Merger, then such Participating Partnership will merge with a Merger Partnership, with the Participating Partnership being the surviving entity. Each Limited Partner of the Participating Partnership will receive OP Units with an aggregate deemed value equal to the Exchange Value of such Limited Partner's Partnership Interests. The General Partners and their affiliates that own limited partner interests in the Partnerships also will receive OP Units in exchange for their general and limited partner interests in the Partnerships. The price attributed to an OP Unit, the Exchange Value of each Partnership and the allocation of OP Units will be established in the manner described in detail under "Determination of Exchange Values and Allocation of OP Units."

  Right to Exchange OP Units for Notes. At the time they vote on the Merger of their Partnership, Limited Partners can elect to tender the OP Units they will receive in the Merger (if their Partnership approves the Merger) to the Operating Partnership in exchange for a Note. The principal amount of the Note received by a Limited Partner will be equal to the Note Election Amount of his Partnership Interest, which will be less than the value of the OP Units that such Limited Partner otherwise would have received (because the Note Election Amount will be less than the Exchange Value for each Partnership). Holders of Notes will receive interest payments on a semi-annual basis on June 15 and December 15 of each year. Such election will, however, cause a Limited Partner to recognize gain at the time he receives the Note. See "Description of the Notes" and "Federal Income Tax Consequences--Tax Treatment of Limited Partners Who Exercise Their Right to Make the Note Election."

  No fractional OP Units will be issued by the Operating Partnership in the Mergers. In lieu thereof, fractional amounts less than or equal to 0.50 of a OP Unit will be rounded down to the next whole number of OP Units and fractional amounts greater than 0.50 will be rounded up to the next whole number of OP Units.

  For a description of the OP Units, including restrictions on transfer and the Unit Redemption Right, see "Description of OP Units."

  1998 Distributions. Limited Partners at the Effective Date of the Mergers who retain OP Units will receive cash distributions from their respective Partnerships for all of 1998 and, if the Mergers do not occur in 1998, any portion of 1999 prior to the Mergers for which they do not receive a cash distribution from the Operating Partnership. Cash distributions will be made by each Partnership in accordance with its partnership agreement on or before June 1, 1999 in respect of 1998 operations and, if the Mergers do not occur prior to January 1, 1999, within 90 days after the Effective Date of the Mergers in respect of any 1999 operations. Limited Partners at the Effective Date of the Mergers who receive a Note in exchange for OP Units will participate in the same distributions from the Partnerships as Limited Partners who retain OP Units but will not receive any distributions from the Operating Partnership with respect to periods after the Effective Date of the Mergers.

  Ownership Interest of Host in the Partnerships. The table below sets forth the current ownership interests of Host in the Partnerships. Following the REIT Conversion, assuming all of the Partnerships participate in the Mergers, the Partnerships will be wholly owned by the Company.

PARTNERSHIP                  LIMITED PARTNER INTERESTS GENERAL PARTNER INTERESTS
-----------                  ------------------------- -------------------------
Atlanta Marquis.............        Class A 0.28%                0.42%
                                   Class B 100.0
Chicago Suites..............                0                       1
Desert Springs..............                0                       1
Hanover.....................               47.62                    5
MDAH........................                0.48                    1
MHP.........................               48.33                    1
MHP2........................               52.62                    1
PHLP........................                0.06                    1

  Vote Required for Merger. In the case of Atlanta Marquis, a majority of Class A limited partner interests must vote to approve the Merger. Host and its affiliates own 0.28% of the outstanding Class A limited partner interests. In the case of each of Chicago Suites and PHLP, the approval required for each Merger is a majority of the outstanding limited partner interests in such Partnership. There are no restrictions on the ability of Host to vote its limited partner interests; however, Host owns no limited partner interests in Chicago Suites and only 0.06% of the outstanding limited partner interests in PHLP. In MDAH, a majority of limited partner interests must vote to approve the Merger. Host is not entitled to vote its 0.48% limited partner interest in MDAH on the Merger. In the case of Desert Springs, Hanover, MHP and MHP2, a majority of the limited partner interests held by Limited Partners must be present in person or by proxy for the vote to be recognized and a majority of the limited partner interests actually voting on the Merger must vote for the Merger to approve it. Host is required to vote its limited partner interests in Hanover, MHP and MHP2 in the same manner as the majority of the other limited partner interests actually voting on the matter vote. Host or its subsidiaries own 47.62%, 48.33% and 52.62% of the limited partner interests in Hanover, MHP and MHP2, respectively. Host does not own any limited partner interests in Desert Springs. The approval of the Merger by the requisite percentage of limited partner interests of a Partnership will cause the Partnership to participate in the Merger and will bind all Limited Partners of such Partnership, including Limited Partners who voted against or abstained from voting with respect to the Merger. See "Voting Procedures--Required Vote and Other Conditions."

  Amendments to Partnership Agreements. In order to consummate each Merger as currently proposed, there are a number of amendments required to be made to the partnership agreements of the Partnerships. A vote in favor of a Merger will be deemed to constitute consent to such amendments. The effectiveness of such amendments will be conditioned upon the Partnership's participation in a Merger. The required amendments include (i) permitting the Partnership to enter into the Leases with the Lessees; (ii) reducing to one the number of appraisals of the fair market value of a Partnership's Hotel(s) that the Partnership must provide to the Limited Partners before the General Partner can cause a Partnership to sell its assets to the General Partner or an affiliate; and (iii) other amendments required to delete obsolete references, reflect the passage of time or allow the transactions constituting the Mergers or otherwise necessary or desirable to consummate the Mergers and the REIT Conversion.

  No Partner Liability. Each Partnership will make certain representations and warranties to the Operating Partnership regarding itself and its Hotels in connection with its Merger. The merger agreements in which such representations and warranties are contained will provide that the Operating Partnership will have no recourse against any of the partners in the Participating Partnerships in the event the Operating Partnership suffers a loss as a result of any inaccuracies in such representations and warranties.

  Closing Adjustments. The General Partners currently expect that the Adjusted Appraised Value of each Partnership will be greater than either the Continuation Value or Liquidation Value of each Partnership (except for Atlanta Marquis, MHP and PHLP, where the Continuation Value is expected to be the greatest of the three values), which means that the Exchange Values of such Partnerships (other than Atlanta Marquis, MHP and PHLP) will be equal to their Adjusted Appraised Values. The Adjusted Appraised Values of the Partnerships may increase or decrease as a result of adjustments made prior to the Effective Date to reflect (i) the amount of lender and capital expenditure reserves and the amount of deferred management fees, (ii) any amounts actually expended by a Partnership after the Initial Valuation Date to perform deferred maintenance previously used in determining the estimated Exchange Value of such Partnership and (iii) any changes in the Partnership's other reserves, such as for litigation expenses and indemnification costs and for any revised estimates of transfer and recordation taxes and fees. See "Determination of Exchange Values and Allocation of OP Units."

  Effective Time of the Mergers. The Effective Time will be after the merger of Host into Host REIT becomes effective (but within one day thereof), which is expected to occur during the final stage of the REIT Conversion. This is expected to occur on or about December 30, 1998, subject to satisfaction or waiver of the conditions to the REIT Conversion. There is no assurance that the Effective Time will occur before January 1, 1999, and if the Effective Time occurs on or after January 1, 1999, the effectiveness of Host REIT's election of REIT status could be delayed until January 1, 2000, which would result in Host REIT continuing to pay corporate-level income taxes in 1999 and could cause the Blackstone Acquisition not to be consummated.

CONDITIONS TO CONSUMMATION OF THE MERGERS

  Participation by each Partnership in a Merger is subject to the satisfaction or waiver of certain conditions, including, among other things, consent of (i) Limited Partners holding the requisite percentage of Partnership Interests in such Partnership (as described above) and (ii) certain lenders and other third parties. Each Merger also is contingent upon the consummation of the remainder of the required portions of the REIT Conversion.

CONDITIONS TO CONSUMMATION OF THE REIT CONVERSION

  The consummation of the REIT Conversion is subject to the satisfaction or waiver of a number of conditions, including the conditions set forth below.

  . Host Shareholder Approval. Shareholders owning 66 2/3% of the outstanding shares of Host's common stock shall have approved the merger of Host into Host REIT.

  . REIT Qualification. Host's Board of Directors shall have determined, based upon the advice of counsel, that Host REIT can elect to be treated as a REIT for federal income tax purposes effective no later than the first full taxable year commencing after the REIT Conversion.

  . NYSE Listing. The Common Shares shall have been approved for listing on the NYSE.

  . Consents of Partners of Other Partnerships. Host shall have received consents from outside partners in Private Partnerships to a lease of the Hotels owned by such Private Partnerships to the extent required to enable Host REIT to qualify as a REIT.

  . Third-Party Consents. Host shall have received all required third-party consents to the REIT Conversion, including consents of lenders, Marriott International and certain of its subsidiaries and ground lessors, and consents to transfer material operating licenses and permits and the Management Agreements.

  . No Adverse Tax Legislation. The United States Congress shall not have enacted legislation, or proposed legislation with a reasonable possibility of being enacted, that would have the effect of
     (i) substantially impairing the ability of Host REIT to qualify as a REIT or the Operating Partnership to qualify as a partnership, (ii) substantially increasing the federal tax liabilities of Host REIT resulting from the REIT Conversion or (iii) substantially reducing the expected benefits to Host REIT resulting from the REIT Conversion. The determination that this condition has been satisfied will be made by Host, in its discretion.

RIGHT TO EXCLUDE PARTNERSHIPS

  The Operating Partnership has reserved the right to exclude any Partnership from participation in the REIT Conversion (even if the requisite percentage of Limited Partners has voted to approve the Merger of the Partnership and each of the other conditions to such Merger has been satisfied or waived) if the Operating Partnership determines, in its sole discretion, that such exclusion is in the best interests of the Operating Partnership. Any such Partnership that is so excluded shall be treated as a Non-Participating Partnership, as described below, and its Limited Partners will continue to hold their respective Partnership Interests.

EXTENSION, AMENDMENT AND TERMINATION OF THE MERGERS

  The Operating Partnership and the General Partners reserve the right, subject to limitations under applicable law, to (i) amend the terms of any Merger or the REIT Conversion by giving written notice of such amendment to the Limited Partners, (ii) extend the Solicitation Period or delay consummation of any Merger, (iii) terminate the solicitation of consents pursuant to this Consent Solicitation as to any or all of the Partnerships and
(iv) terminate the REIT Conversion or any Merger whether or not all of the conditions thereto have been satisfied or waived. If the terms of any Merger or the REIT Conversion are amended in a manner determined by the Operating Partnership and the General Partners to constitute a material adverse change with respect to any Limited Partner, they will promptly disclose such amendment in a manner reasonably calculated to inform the applicable Limited Partners of such amendment and will extend the Solicitation Period for an appropriate time period if the Solicitation Period would otherwise expire during such extension period.

  If an event occurs or any matter is brought to the attention of the Operating Partnership that, in its judgment, materially affects, whether adversely or not, one or more of the Partnerships, any Merger or the REIT Conversion, the Operating Partnership reserves the right (but does not have the obligation) to terminate the solicitation of consents with respect to the Merger of any Partnership, decide not to consummate the REIT Conversion, modify the terms of REIT Conversion or any Merger or take such other actions as may be in its best interests.

EFFECT OF REIT CONVERSION ON NON-PARTICIPATING PARTNERSHIPS

  Each Non-Participating Partnership will continue to operate as a separate legal entity with its own assets and liabilities and with its current Limited Partners. There will be no change in its investment objectives, policies or restrictions or the fees or distributions payable to the applicable General Partner or Manager. Each Non-Participating Partnership will remain subject to the terms of its current partnership agreement. Host may contribute some or all of its ownership interest in a Non-Participating Partnership to a taxable Non-Controlled Subsidiary.

EXPENSES

  The Operating Partnership and the Partnerships will incur substantial costs and expenses in connection with structuring and consummating the Mergers, including legal fees, accounting fees and other costs and expenses associated with these transactions.

  The Merger Expenses, whether or not the Mergers are approved by the Partnerships, will be borne as follows: If some or all of the Mergers are consummated, the Merger Expenses of the Participating Partnerships would be borne by the Operating Partnership. Transfer and recordation taxes and fees incurred in connection with any Merger will be paid by the Operating Partnership, but the amount of such taxes will be taken into account in determining the Exchange Value for the applicable Partnership (except Atlanta Marquis, MHP and PHLP, which have an Exchange Value equal to their respective estimated Continuation Values). If a Merger is rejected, then the General Partner of such Partnership would pay such Partnership's share of the Merger Expenses. The REIT Conversion Expenses, other than the Merger Expenses, will be borne by Host and the Operating Partnership.

  Assuming the Full Participation Scenario, the expenses of the Mergers are estimated to be as follows:

                                MERGER EXPENSES

Information Agent........................................................ $
Printing, postage and brochures..........................................
Travel, public relations, graphics, etc..................................
Transfer fees, taxes and title...........................................
Legal fees and expenses..................................................
Appraisals (including fees and expenses).................................
Fairness Opinion (including fees and expenses)...........................
Environmental and Engineering (including fees and expenses)..............
Accounting fees and expenses.............................................
Miscellaneous............................................................
                                                                          -----
  Total Merger Expenses.................................................. $
                                                                          =====

ACCOUNTING TREATMENT

  The contribution by Host of its assets (other than its senior living assets, the cash to be distributed to its shareholders and certain other assets) to the Operating Partnership in exchange for OP Units and the subsequent contributions by the Operating Partnership of certain of such assets to the Non-Controlled Subsidiaries will be accounted for at Host's historical (carryover) basis. The acquisition of the Hotel Partnerships in exchange for OP Units and the Blackstone Acquisition will be accounted for as purchases.

                            BUSINESS AND PROPERTIES

BUSINESS OF THE OPERATING PARTNERSHIP

  Host REIT and the Operating Partnership have been formed primarily to continue, in an UPREIT structure, the hotel real estate ownership business currently conducted by Host. The primary business objectives of Host REIT and the Operating Partnership will be to (i) achieve long-term sustainable growth in Funds From Operations per OP Unit or Common Share, (ii) increase asset values by improving and expanding the initial Hotels, as appropriate, (iii) acquire additional existing and newly developed upscale and luxury full-service hotels in targeted markets (primarily focusing on downtown hotels in core business districts in major metropolitan markets and select airport and resort /convention locations), (iv) develop and construct upscale and luxury full-service hotels and (v) potentially pursue other real estate investments. Host REIT will operate as a self-managed and self-administered REIT and its operations will be conducted solely through the Operating Partnership and its subsidiaries. Following the REIT Conversion, the Hotels will consist of approximately 120 hotels, representing approximately 57,500 rooms, located throughout the United States and Canada.

  The Hotels will be generally operated under the Marriott, Ritz-Carlton, Four Seasons, Swissotel and Hyatt brand names and managed by subsidiaries of Marriott International and other companies. These brand names are among the most respected and widely recognized brand names in the lodging industry. Subsequent to the REIT Conversion, the Hotels will be leased by the Operating Partnership to the Lessees and will be managed on behalf of the Lessees by subsidiaries of Marriott International and other companies (the "Managers").

  Host REIT will be the sole general partner of the Operating Partnership and will manage all aspects of the business of the Operating Partnership. This will include decisions with respect to (i) sales and purchases of hotels, (ii) the financing of the hotels, (iii) the leasing of the hotels and (iv) capital expenditures for the hotels (subject to the terms of the leases and the Management Agreements). Host REIT will be managed by its Board of Trustees and will have no employees who are not also employees of the Operating Partnership.

  Under current federal income tax law, REITs are not permitted to derive revenues directly from the operations of hotels. Therefore, the Operating Partnership will lease the Hotels, through its subsidiaries, to the Lessees under the Leases. See "--The Leases" below. The Lessees will pay rent to the Operating Partnership generally equal to a specified Base Rent plus, to the extent it would exceed Base Rent, Percentage Rent. The Lessees will operate the Hotels pursuant to the Management Agreements with the Managers. Each of the Management Agreements provides for certain base and incentive management fees, plus reimbursement of certain costs, as further described below. See "-- The Management Agreements." Such fees will be the obligation of the Lessees and not the Operating Partnership (although the obligation to pay such fees could adversely affect the ability of the Lessees to pay the required rent to the Operating Partnership).

  The Leases, through the Percentage Rent provisions, are designed to allow the Operating Partnership to participate in any growth in room sales at the Hotels above specified levels, which management expects can be achieved through increases in room rates and occupancies. Although the economic trends affecting the hotel industry will be the major factor in generating growth in lease revenues, the abilities of the Lessees and the Managers will also have a material impact on future sales growth.

  In addition to external growth generated by new acquisitions, the Operating Partnership intends to carefully and periodically review its portfolio to identify opportunities to selectively enhance existing assets to improve operating performance. The Operating Partnership's Leases will provide the Operating Partnership with the right to approve and finance major capital improvements.

GENERAL

  The Company's primary focus is on the acquisition of upscale and luxury full-service hotel lodging properties. Since the beginning of 1994 through the date hereof, the Company has acquired 76 full-service hotels representing more than 35,000 rooms for an aggregate purchase price of approximately $3.6 billion. Based upon data provided by Smith Travel Research, the Company believes that its full-service hotels outperform the industry's average occupancy rate by a significant margin and averaged 78.4% occupancy for 1997 compared to a 71.1% average occupancy for competing hotels in the upscale and luxury full-service segment of the lodging industry, the segment which is most representative of the Company's full-service hotels.

  The upscale and luxury full-service segments of the lodging industry are benefiting from a favorable supply and demand relationship in the United States, especially in the principal sub-markets in which the Company operates, considering hotels of similar size and quality. Management believes that demand increases have primarily resulted from a strong domestic economic environment and a corresponding increase in business travel. In spite of increased demand for rooms, the room supply growth rate in the full-service segment has not similarly increased. Management believes that this slower increase in the supply growth rate in the full-service segment is attributable to many factors, including (i) the limited availability of attractive building sites for full-service hotels, (ii) the lack of available financing for new full-service hotel construction and (iii) the availability of existing full-service properties for sale at a discount to their replacement cost. The relatively high occupancy rates of the Company's hotels, along with increased demand for full-service hotel rooms, have allowed the Managers of the Company's hotels to increase average daily room rates by selectively raising room rates and by replacing certain discounted group business with higher-rate group and transient business. As a result, on a comparable basis, room revenue per available room ("REVPAR") for the Company's full-service properties increased approximately 12.6% in 1997. The Company expects this supply/demand imbalance in the upscale and luxury full-service segments to continue, which should result in improved REVPAR at its hotel properties in the near term; however, there can be no assurance that such supply/demand imbalance will continue or that REVPAR will continue to improve.

BUSINESS OBJECTIVES

  The Operating Partnership's primary business objective is to increase its Funds from Operations per OP Unit and cash flow and enhance its value by:

  . Acquiring additional existing upscale and luxury full-service hotels, including Marriott and Ritz-Carlton hotels and other hotels operated by leading management companies such as Four Seasons, Hyatt and Swissotel, which satisfy the Operating Partnership's investment criteria, including entering into joint ventures when the Operating Partnership believes its return on investment will be maximized by doing so.

  . Developing new upscale and luxury full-service hotels, including Marriott and Ritz-Carlton hotels and other hotels operated by leading management companies such as Four Seasons, Hyatt and Swissotel, which satisfy the Operating Partnership's investment criteria, employing transaction structures which mitigate risk to the Operating Partnership.

  . Participating in the growth in sales for each of the hotels through leases which provide for the payment of rent based upon the lessees' gross hotel sales in excess of specified thresholds.

  . Enhancing existing hotel operations by completing selective capital improvements which are designed to increase gross hotel sales.

BUSINESS STRATEGY

  The Company's primary business strategy is to continue to focus on maximizing the profitability of its existing full-service hotel portfolio and acquiring and, in limited cases, constructing, additional high quality, full-service hotel properties, including controlling interests in joint ventures, partnerships or other entities holding such hotel properties. Although competition for acquisitions has increased, the Company believes that the upscale and luxury full-service segments of the market offer opportunities to acquire assets at attractive multiples of cash flow and at discounts to replacement value, including underperforming hotels which can be improved by conversion to the Marriott or Ritz-Carlton brands. The Company believes that the upscale and luxury full-service segments are very promising because:

  . There is a limited supply of new upscale and luxury full-service hotel rooms currently under construction in the sub-markets in which the Company operates. According to Smith Travel Research, from 1988 to 1991, upscale and luxury full-service room supply for the Company's competitive set increased an average of approximately 4% annually which resulted in an oversupply of rooms in the industry. However, this growth slowed to an average of approximately 1% from 1992 through 1997. Furthermore, the lead time from conception to completion of construction of a full-service hotel is generally three to five years or more in the markets in which the Company is principally pursuing acquisitions, which management believes will contribute to the continued low growth of room supply relative to the growth of room demand in the upscale and luxury full-service segments through 2000.

  . Many desirable hotel properties continue to be held by inadvertent owners such as banks, insurance companies and other financial institutions, both domestic and international, which are motivated and willing sellers. In recent years, the Company has acquired a number of properties from inadvertent owners at significant discounts to replacement cost, including luxury hotels operating under the Ritz-Carlton brand. While in the Company's experience to date, these sellers have been primarily U.S. financial organizations, the Company believes that numerous international financial institutions are also inadvertent owners of U.S. lodging properties and have only recently begun to dispose of such properties. The Company expects that there will be increased opportunities to acquire lodging properties from international financial institutions and expects to dedicate significant resources to aggressively pursue these opportunities.

  . The Company believes that there are numerous opportunities to improve the performance of acquired hotels by replacing the existing hotel manager with Marriott International and converting the hotel to the Marriott brand. Based upon data provided by Smith Travel Research, the Company believes that Marriott-flagged properties have consistently outperformed the industry. Demonstrating the strength of the Marriott brand name, the average occupancy rate for the Company's comparable full-service properties was 79.4%, compared to the average occupancy rate of 71.1% for competing upscale and luxury full-service hotels. In addition, the Company's comparable properties generated a 29% REVPAR premium over its competitive set. Accordingly, management anticipates that any additional full-service properties acquired by the Company in the future and converted from other brands to the Marriott brand should achieve higher occupancy rates and average room rates than has previously been the case for those properties as the properties begin to benefit from Marriott's brand name recognition, reservation system and group sales organization. The Company intends to pursue additional full-service hotel acquisitions, some of which may be conversion opportunities. Sixteen of the Company's 76 acquired full-service hotels from the beginning of 1994 through the date hereof were converted to the Marriott brand following their acquisition.

  . The Company intends to increase its pool of potential acquisition candidates by considering acquisitions of select non-Marriott and non-Ritz-Carlton hotels that offer long-term growth potential and are consistent with the overall quality of its current portfolio. The Company will focus on upscale and luxury full-service properties in difficult to duplicate locations with high barriers to entry, such as hotels located in downtown, airport and resort/convention locations, which are operated by quality managers. In April 1998, the Company reached a definitive agreement with the Blackstone Entities to acquire interests in twelve upscale and luxury full-service hotels and a mortgage loan secured by a thirteenth hotel in the U.S. and certain other assets in a transaction valued at the time of the agreement at approximately $1.735 billion, including the assumption of debt. The Company expects to pay approximately $862 million in cash and assumed debt, issue approximately 43.7 million OP Units and distribute up to 18% of the shares of SLC common stock to the Blackstone Entities in exchange for the assets received from the Blackstone Entities. The Blackstone portfolio consists of two Ritz-Carltons, three Four Seasons (including one in which the Operating Partnership's only interest will be a mortgage loan), one Grand Hyatt, three Hyatt Regencies and four Swissotel properties. See "--Blackstone Acquisition."

  The Company believes it is well qualified to pursue its acquisition and development strategy. Management has extensive experience in acquiring and financing lodging properties and believes its industry knowledge, relationships and access to market information provide a competitive advantage with respect to identifying, evaluating and acquiring hotel assets.

  During 1997, the Company acquired, or purchased controlling interests in, 17 full-service hotels, containing 8,624 rooms, for an aggregate purchase price of approximately $765 million (including the assumption of approximately $418 million of debt). The Company also completed the acquisition of the 504-room New York Marriott Financial Center, following the acquisition of the mortgage on the hotel for $101 million in late 1996.

  The Company holds minority interests and serves as a general partner or limited partner in various partnerships that own, as of the date hereof, an aggregate of 240 hotel properties, 20 of which are full-service properties, managed or franchised by Marriott International. In 1997, the Company acquired, or obtained controlling interests in, five affiliated partnerships, adding 10 hotels to its portfolio. In January, the Company acquired a controlling interest in MHP. MHP owns the 1,503-room Marriott Orlando World Center and a 50.5% interest in the 624-room Marriott Harbor Beach Resort. In April, the Company acquired a controlling interest in the 353-room Hanover Marriott. In the fourth quarter, the Company acquired the Chesapeake Hotel Limited Partnership ("CHLP"). CHLP owns the 430-room Boston Marriott Newton; the 681-room Chicago Marriott O'Hare; the 595-room Denver Marriott Southeast; the 588-room Key Bridge Marriott in Virginia; the 479-room Minnesota Airport Marriott; and the 221-room Saddle Brook Marriott in New Jersey. In December 1997, the Company obtained a controlling interest in the partnership that owns the 884-room Marriott's Desert Springs Resort and Spa in California.

  In 1998, the Company acquired a controlling interest in the partnership that owns the Atlanta Marriott Marquis, containing 1,671 rooms, for approximately $239 million, including the assumption of approximately $164 million of mortgage debt. The Company also acquired a controlling interest in a partnership that owns three full-service hotels, containing a total of 1,029 rooms, for approximately $50 million and the outstanding interest in the 289-room Park Ridge Marriott in New Jersey for $24 million. More recently, the Company acquired the 281-room Ritz-Carlton, Phoenix for $75 million, the 397-room Ritz-Carlton in Tysons Corner, Virginia for $96 million and the 487-room Torrance Marriott for $52 million. The Company is continually engaged in discussions with respect to other potential acquisition properties.

  In addition to investments in partnerships in which it already held minority interests, the Company has been successful in adding properties to its portfolio through partnership arrangements with either the seller of the property or the incoming managers (typically Marriott International or a Marriott franchisee). During 1997, the Company acquired interests in five such partnerships which owned five full-service hotels, including the 197-room Waterford Hotel in Oklahoma City, Oklahoma; the 404-room Norfolk Waterside Marriott in Norfolk, Virginia; the 380-room Hartford/Farmington Marriott near Farmington, Connecticut; the 380-room former Manhattan Beach Radisson Plaza in Manhattan Beach, California; and the 299-room Ontario Airport Marriott in Ontario, California. The Waterford Hotel and the Manhattan Beach Radisson Plaza have been converted to the Marriott brand. As discussed above, in 1998, the Company acquired a controlling interest in a partnership that owns three hotels: the 359-room Albany Marriott in New York; the 350-room San Diego Marriott Mission Valley in California; and the 320-room Minneapolis Marriott Southwest in Minnesota. The Company has the financial flexibility and, due to its existing partnership investment portfolio, the administrative infrastructure in place to accommodate such arrangements. The Company views this ability as a competitive advantage and expects to enter into similar arrangements to acquire additional properties in the future.

  The Company believes there is a significant opportunity to acquire additional Ritz-Carlton hotels due to the Company's relationship with Marriott International and due to the number of Ritz-Carlton brand hotels currently owned by inadvertent owners. The Company also intends to purchase upscale and luxury full-service hotels with the intention of converting them to the Ritz-Carlton brand.

  The Company currently owns six international properties, with 2,550 rooms, located in Canada and Mexico. The overbuilding and economic stress currently being experienced in some European and Pacific Rim countries may eventually lead to additional international acquisition opportunities. The Company will acquire international properties only when such acquisitions achieve satisfactory returns after adjustments for currency and country risks.

  In addition to acquisitions, the Company plans to selectively develop new upscale and luxury full-service hotels in major urban markets and convention/resort locations with strong growth prospects, unique or difficult to duplicate sites, high barriers to entry for other new hotels and limited new supply. The Company intends to target only development projects that show promise of providing financial returns that represent a premium to acquisitions. In 1997, the Company announced that it will develop the 717-room Tampa Convention Center Marriott for $104 million, including a $16 million subsidy provided by the City of Tampa.

  The Company may also expand certain existing hotel properties where strong performance and market demand exists. Expansions to existing properties creates a lower risk to the Company as the success of the market is generally known and development time is significantly shorter than new construction. The Company recently committed to add approximately 500 rooms and an additional 15,000 square feet of meeting space to the 1,503-room Marriott Orlando World Center.

HOTEL LODGING INDUSTRY

  The upscale and luxury full-service segments of the lodging industry continue to benefit from a favorable cyclical imbalance in the supply/demand relationship in which room demand growth has exceeded supply growth, which has remained fairly limited. The lodging industry posted strong gains in revenues and profits in 1997, as demand growth continued to outpace additions to supply. The Company believes that upscale and luxury full-service hotel room supply growth will remain limited through at least 1998. Accordingly, the Company believes this supply/demand imbalance will result in improving occupancy and room rates which should result in improved REVPAR and operating profit.

  Following a period of significant overbuilding in the mid-to-late 1980s, the lodging industry experienced a severe downturn. Since 1991, new hotel construction, excluding casino-related construction, has been modest and largely offset by the number of rooms taken out of service each year. Due to an increase in travel and an improving economy, hotel occupancy has grown steadily over the past several years and room rates have improved. The Company believes that room demand for upscale and luxury full-service properties will continue to grow at approximately the rate of inflation. Increased room demand should result in increased hotel occupancy and room rates. According to Smith Travel Research, upscale and luxury full-service occupancy for the Company and its competitive set grew in 1997 to 72.5%, while room rate growth continued to exceed inflation. While room demand has been rising, new hotel supply growth has been minimal. Smith Travel Research data shows that upscale and luxury full-service room supply increased an average of only 1% annually from 1991 through 1997. According to Coopers & Lybrand, hotel supply in the upscale and luxury full-service segment is expected to grow annually at 1.8% to 1.9% through 1998. The increase in room demand and minimal growth in new hotel supply has also led to increased room rates. The Company believes that these recent trends will continue, with overall occupancy increasing slightly and room rates increasing at more than one and one-half times the rate of inflation in 1998.

  As a result of the overbuilding in the mid-to-late 1980s, many full-service hotels have not performed as originally planned. Cash flow has often not covered debt service requirements, causing lenders (e.g., banks, insurance companies and savings and loans) to foreclose and become "inadvertent owners" who are motivated to sell these assets. In the Company's experience to date, these sellers have been primarily U.S. financial organizations. The Company believes that numerous international financial institutions are also inadvertent owners of lodging properties and expects there will be increased opportunities to acquire lodging properties from international financial institutions. While the interest of inadvertent owners to sell has created attractive acquisition opportunities with strong current yields, the lack of supply growth and increasing room night demand should contribute to higher long-term returns on invested capital. Given the relatively long lead time to develop urban, convention and resort hotels, as well as the lack of project financing, management believes the growth in room supply in this segment will be limited, at least until the year 2000.

HOTEL LODGING PROPERTIES

  The Company's lodging portfolio, as of the date hereof, consists of 101 upscale and luxury full-service hotels with over 49,000 rooms. The Company's hotel lodging properties represent quality assets in the upscale and luxury full-service lodging segments. All but three of the Company's hotel properties are currently operated under the Marriott or Ritz-Carlton brand names.

  The following tables set forth certain information with respect to the operations of the Hotels to be owned by the Operating Partnership following the REIT Conversion on a historical and pro forma basis for fiscal year 1997 and for the First Two Quarters 1998.

                                                                 FISCAL YEAR 1997
                                                    -------------------------------------------
                                                                              AVERAGE
      PARTNERSHIP        NO. OF HOTELS NO. OF ROOMS HOTEL REVENUES OCCUPANCY DAILY RATE REVPAR
      -----------        ------------- ------------ -------------- --------- ---------- -------
                                                    (IN THOUSANDS)
Atlanta Marquis(1)......        1          1,671      $   36,471     69.8%    $127.36   $ 88.95
Chicago Suites..........        1            256           6,568     83.2      146.83    122.14
Desert Springs..........        1            884          26,626     73.0      169.55    123.77
Hanover.................        1            353           6,735     80.8      123.55     99.82
MDAH....................        6          1,692          26,699     76.4      102.97     78.63
MHP(2)..................        2          2,127          75,211     80.3      155.44    124.84
MHP2(3).................        4          3,411          69,014     80.7      133.75    107.91
PHLP(4).................        8          3,181          50,323     78.5      105.21     82.63
Blackstone Hotels.......       12          5,520         147,524     72.8      166.72    121.33
Host (historical)(5)....       95         45,718         946,726     78.4      133.74    104.84
Host (pro forma)(5)(6)
 .......................      121         57,048       1,281,520     77.7      132.73    103.17

                                                              FIRST TWO QUARTERS 1998
                                                    -------------------------------------------
                                                                              AVERAGE
      PARTNERSHIP        NO. OF HOTELS NO. OF ROOMS HOTEL REVENUES OCCUPANCY DAILY RATE REVPAR
      -----------        ------------- ------------ -------------- --------- ---------- -------
                                                    (IN THOUSANDS)
Atlanta Marquis(1)......        1          1,671       $ 19,060      69.1%    $138.66   $ 95.81
Chicago Suites..........        1            256          3,358      82.0      159.98    131.18
Desert Springs..........        1            884         27,291      79.7      214.47    170.93
Hanover.................        1            353          3,391      71.5      142.62    101.97
MDAH....................        6          1,692         14,521      77.0      114.66     88.29
MHP(2)..................        2          2,127         47,968      85.0      176.75    150.24
MHP2(3).................        4          3,411         37,946      80.4      152.56    122.66
PHLP(4).................        8          3,181         29,480      81.1      117.81     95.54
Blackstone Hotels.......       12          5,520         79,346      72.0      175.53    126.41
Host (historical)(5)....      101         49,019        577,472      78.6      145.04    114.02
Host (pro forma)(5)(6)
 .......................      123         57,558        704,123      77.9      145.74    113.61

--------

(1) Atlanta Marquis has an 80% residual interest in the Atlanta Marriott Marquis and, for 1998, is expected to receive substantially all of the cash flow from the hotel.

(2) Includes Marriott's Harbor Beach Resort, in which MHP owns a 50.5% interest.

(3) Includes the Santa Clara Marriott, in which MHP2 owns a 50% interest and Host owns the remaining 50% interest.
(4) Includes the Tampa Westshore Marriott and the Raleigh Crabtree Marriott, which are currently consolidated by Host. A subsidiary of Host provided 100% non-recourse financing totaling approximately $35 million to PHLP, in which Host owns the sole general partner interest, for the acquisition of these two hotels.

(5) Includes the hotels owned by Desert Springs, Hanover, MHP and MHP2 for both fiscal year 1997 and First Two Quarters 1998 and Atlanta Marquis for First Two Quarters 1998.

(6) Includes the hotels owned by all Hotel Partnerships and the Blackstone Hotels, assuming the Full Participation Scenario.

  One commonly used indicator of market performance for hotels is room revenue per available room, or REVPAR, which measures daily room revenues generated on a per room basis. This does not include food and beverage or other ancillary revenues generated by the property. REVPAR represents the combination of the average daily room rate charged and the average daily occupancy achieved. The Company has reported annual increases in REVPAR since 1993.

  To maintain the overall quality of the Company's lodging properties, each property undergoes refurbishments and capital improvements on a regularly scheduled basis. Typically, refurbishing has been provided at intervals of five years, based on an annual review of the condition of each property. For the First Two Quarters 1998, First Two Quarters 1997, fiscal year 1997, 1996 and 1995, the Company spent $79 million, $60 million, $131 million, $87 million and $56 million, respectively, on capital improvements to existing properties. As a result of these expenditures, the Company will be able to maintain high quality rooms at its properties.

  The Company's hotels average nearly 500 rooms. Twelve of the Company's hotels have more than 750 rooms. Hotel facilities typically include meeting and banquet facilities, a variety of restaurants and lounges, swimming pools, gift shops and parking facilities. The Company's hotels primarily serve business and pleasure travelers and group meetings at locations in downtown and suburban areas, near airports and at resort convention locations throughout the United States. The properties are generally well situated in locations where there are significant barriers to entry by competitors including downtown areas of major metropolitan cities at airports and resort/convention locations where there are limited or no development sites. Marriott International serves as the manager for 85 of the 101 hotels owned by the Company and all but three are part of Marriott International's full-service hotel system. The average age of the properties is 15 years, although several of the properties have had substantial, more recent renovations or major additions. In 1997, for example, the Company substantially completed a two-year $30 million capital improvement program at the New York Marriott Marquis which included renovations to all guestrooms, refurbishment of ballrooms, restaurant updates and retail additions. In early 1998, the Company completed a $15 million capital improvement program at the Denver Marriott Tech Center. The program included replacement of guestroom interiors, remodeling of the lobby, ballroom, meeting rooms and corridors, as well as renovations to the exterior of the building.

  The chart below sets forth performance information for the Company's comparable hotels:

                                        FIRST TWO QUARTERS      FISCAL YEAR
                                        --------------------  ----------------
                                          1998       1997      1997     1996
                                        ---------  ---------  -------  -------
   Comparable Full-Service Hotels(1)
   Number of properties................        78         78       54       54
   Number of rooms.....................    38,589     38,589   27,074   27,044
   Average daily rate.................. $  146.64  $  135.21  $134.49  $121.58
   Occupancy percentage................      79.6%      79.8%    79.4%    78.0%
   REVPAR.............................. $  116.66  $  107.85  $106.76  $ 94.84
   REVPAR % change.....................       8.2%       --      12.6%     --

--------

(1) Consists of the 78 properties owned by the properties for the entire First Two Quarters 1998 and First Two Quarters 1997, respectively, and the 54 properties owned by the Company for the entire 1997 and 1996 fiscal years, respectively, except for the 85-room Sacramento property, which is operated as an independent hotel. These properties, for the respective periods, represent the "comparable properties." Properties held for less than all of the periods discussed above, respectively, are not considered comparable.

  The chart below sets forth certain performance information for the Company's hotels:

                                FIRST TWO QUARTERS          FISCAL YEAR
                                --------------------  -------------------------
                                  1998       1997      1997     1996     1995
                                ---------  ---------  -------  -------  -------
Number of properties...........       101         86       95       79       55
Number of rooms................    49,019     40,387   45,718   37,210   25,932
Average daily rate(1)..........   $145.04    $135.74  $133.74  $119.94  $110.30
Occupancy percentage(1)........      78.6%      79.7%    78.4%    77.3%    75.5%
REVPAR(1)......................   $114.02    $108.15  $104.84  $ 92.71  $ 83.32

--------

(1) Excludes the information related to the 85-room Sacramento property, which is operated as an independent hotel.

  Revenues in 1997 for nearly all of the Company's hotels were improved or comparable to 1996. This improvement was achieved through steady increases in customer demand, as well as yield management techniques applied by the manager to maximize REVPAR on a property-by-property basis. REVPAR for comparable properties increased 12.6% for fiscal year 1997 as average room rates increased almost 11% and average occupancy increased over one percentage point. Overall, this resulted in outstanding sales growth. Sales expanded at a 9% rate for comparable hotels and house profit margins increased by over two percentage points. For the First Two Quarters 1998, REVPAR for comparable properties increased 8.2% as average room rates increased 8.5% and average occupancy decreased slightly. Sales for the First Two Quarters 1998 expanded at 9% rate for comparable hotels and the house profit margin increased by one percentage point. The Company believes that its hotels consistently outperform the industry's average REVPAR growth rates. The relatively high occupancy rates of the Company's hotels, along with increased demand for upscale and luxury full-service hotel rooms, allowed the managers of the Company's hotels to increase average room rates by selectively raising room rates and replacing certain discounted group business with higher-rate group and transient business. The Company believes that these favorable REVPAR growth trends should continue due to the limited new construction of full-service properties and the expected improvements from the conversion of seven properties to the Marriott brand in 1996 and 1997.

  A number of the Company's full-service hotel acquisitions were converted to the Marriott brand upon acquisition--most recently the Coronado Island Marriott Resort and the Manhattan Beach Marriott were converted in the second half of 1997. The conversion of these properties to the Marriott brand is intended to increase occupancy and room rates as a result of Marriott International's nationwide marketing and reservation systems, its Marriott Rewards program, group sales force, as well as customer recognition of the Marriott brand name. The Marriott brand name has consistently delivered occupancy and REVPAR premiums over other brands. Based upon data provided by Smith Travel Research, the Company's comparable properties have an eight percentage point occupancy premium and a 29% REVPAR premium over its competitive set for 1997. The Company actively manages the conversions and, in many cases, has worked closely with the manager to selectively invest in enhancements to the physical product to make the property more attractive to guests or more efficient to operate. The invested capital with respect to these properties is primarily used for the improvement of common areas, as well as upgrading soft and hard goods (i.e., carpets, drapes, paint, furniture and additional amenities). The conversion process typically causes periods of disruption to these properties as selected rooms and common areas are temporarily taken out of service. Historically, the conversion properties have shown improvements as the benefits of Marriott International's marketing and reservation programs, group sales force and customer service initiatives take hold. In addition, these properties have generally been integrated into Marriott International's systems covering purchasing and distribution, insurance, telecommunications and payroll processing.

  Following the REIT Conversion, the Lessees and the Managers will continue to focus on cost control in an attempt to ensure that hotel sales increases serve to maximize house and operating profit. While control of fixed costs serves to improve profit margins as hotel sales increase, it also results in more properties reaching financial performance levels that allow the Managers to share in the growth of profits in the form of incentive management fees. The Company believes this is a positive development as it strengthens the alignment of the Company's, the Lessees' and the Managers' interests.

  During 1996, the Company completed its divestiture of limited-service properties through the sale and leaseback of 16 Courtyard and 18 Residence Inn properties. These properties, along with 37 Courtyard properties sold and leased back during 1995, continue to be reflected in the Company's revenues and are managed by Marriott International under long-term management agreements. Following the REIT Conversion, these properties will be subleased to a subsidiary of SLC. During 1997, limited-service properties represented 2% of the Company's hotel EBITDA, compared to 5% in 1996, and the Company expects this percentage to continue to decrease as the Company continues to acquire primarily full-service properties.

  The following table presents full-service hotel information by geographic region for fiscal year 1997:

                                 AVERAGE                             AGGREGATE
                                  NUMBER            AVERAGE          RENOVATION
                                 OF GUEST  AVERAGE   DAILY          EXPENDITURES
GEOGRAPHIC REGION                 ROOMS   OCCUPANCY  RATE   REVPAR  (IN "000'S)
-----------------                -------- --------- ------- ------- ------------
Atlanta.........................   441      76.5%   $131.69 $100.74   $ 4,115
Florida.........................   511      80.9     131.78  106.64    14,007
Mid-Atlantic....................   364      76.1     111.71   85.00     3,477
Midwest.........................   418      74.3     107.65   79.99     2,751
New York........................   708      84.7     173.85  147.22    15,232
Northeast.......................   367      75.2      96.75   72.72     9,260
South Central...................   525      76.5     120.81   92.39    15,190
Western.........................   519      79.5     140.07  111.39    19,806
Latin America...................   436      62.7     129.54   81.17       290
  Average-all regions...........   485      78.4     133.74  104.84       --

HOTEL PROPERTIES

  The following table sets forth, as of the date hereof, the location and number of rooms relating to each of the Company's hotels. All of the properties are operated under Marriott brands by Marriott International, unless otherwise indicated.

LOCATION                                                                   ROOMS
--------                                                                   -----
Alabama
 Grand Hotel Resort and Golf Club.........................................   306
Arizona
 Scottsdale Suites........................................................   251
 The Ritz-Carlton, Phoenix (1)............................................   281
California
 Coronado Island Resort (2)...............................................   300
 Costa Mesa Suites........................................................   253
 Desert Springs Resort and Spa (3)(4).....................................   884
 Manhattan Beach (5)......................................................   380
 Marina Beach (6).........................................................   368
 Newport Beach............................................................   570
 Newport Beach Suites.....................................................   250
 Ontario Airport (7)......................................................   299
 Sacramento Airport (6)(8)................................................    85
 San Diego Marriott Hotel and Marina (6).................................. 1,355
 San Diego Mission Valley (9).............................................   350
 San Francisco Airport....................................................   684
 San Francisco Fisherman's Wharf (10).....................................   285
 San Francisco Moscone Center (6)......................................... 1,498
 San Ramon (6)............................................................   368
 Santa Clara (6)..........................................................   754
 The Ritz-Carlton, Marina del Rey (11)(1).................................   306
 Torrance.................................................................   487
Colorado
 Denver Southeast (12)....................................................   595
 Denver Tech Center.......................................................   625
 Denver West (6)..........................................................   307
 Marriott's Mountain Resort at Vail.......................................   349
Connecticut
 Hartford/Farmington (7)..................................................   380
 Hartford/Rocky Hill (6)..................................................   251
Florida
 Fort Lauderdale Marina...................................................   580
 Harbor Beach Resort (3)(4)...............................................   624
 Jacksonville (9).........................................................   256
 Miami Airport (6)........................................................   782
 Orlando World Center (3)(4).............................................. 1,503
 Palm Beach Gardens (6)(10)...............................................   279
 Singer Island (Holiday Inn) (8)..........................................   222
 Tampa Airport (6)........................................................   295
 Tampa Westshore (6)(13)..................................................   309
 The Ritz-Carlton, Naples (1).............................................   463
Georgia
 Atlanta Marriott Marquis (3)(4).......................................... 1,671
 Atlanta Midtown Suites (6)...............................................   254
 Atlanta Norcross.........................................................   222
 Atlanta Northwest........................................................   400
 Atlanta Perimeter (6)....................................................   400
 JW Marriott Hotel at Lenox (6)...........................................   371
 The Ritz-Carlton, Atlanta (1)............................................   447
 The Ritz-Carlton, Buckhead (1)...........................................   553
Illinois
 Chicago/Deerfield Suites.................................................   248

LOCATION                                                                   ROOMS
--------                                                                   -----
 Chicago/Downers Grove Suites.............................................   254
 Chicago/Downtown Courtyard...............................................   334
 Chicago O'Hare (12)......................................................   681
Indiana
 South Bend (6)...........................................................   300
Louisiana
 New Orleans (4).......................................................... 1,290
Maryland
 Bethesda (6).............................................................   407
 Gaithersburg/Washingtonian Center........................................   284
Massachusetts
 Boston/Newton (3)........................................................   430
Michigan
 Detroit Romulus..........................................................   245
Minnesota
 Minneapolis/Bloomington (12).............................................   479
 Minneapolis City Center (6)..............................................   583
 Minneapolis Southwest (9)................................................   320
Missouri
 Kansas City Airport (6)..................................................   382
 St. Louis Pavilion (6)...................................................   672
New Hampshire
 Nashua...................................................................   251
New Jersey
 Hanover (3)(4)...........................................................   353
 Newark Airport (6).......................................................   590
 Park Ridge ..............................................................   289
 Saddle Brook (12)........................................................   221
New York
 Albany (9)...............................................................   359
 New York Marriott Financial Center (14)..................................   504
 New York Marriott Marquis (6)............................................ 1,911
 Marriott World Trade Center (6)..........................................   820
North Carolina
 Charlotte Executive Park (10)............................................   298
 Raleigh Crabtree Valley (13).............................................   375
Oklahoma
 Oklahoma City............................................................   354
 Oklahoma City Waterford (5)..............................................   197
Oregon
 Portland.................................................................   503
Pennsylvania
 Philadelphia (Convention Center) (6)..................................... 1,200
 Philadelphia Airport (6).................................................   419
 Pittsburgh City Center (6)(10)...........................................   400
Texas
 Dallas/Fort Worth........................................................   492
 Dallas Quorum (6)........................................................   547
 El Paso (6)..............................................................   296
 Houston Airport (6)......................................................   566
 JW Marriott Houston......................................................   503
 Plaza San Antonio (10)...................................................   252
 San Antonio Rivercenter (4)(6)...........................................   999
 San Antonio Riverwalk (6)................................................   500

LOCATION                                                                  ROOMS
--------                                                                  ------
Utah
 Salt Lake City (6).....................................................     510
Virginia
 Dulles Airport (6).....................................................     370
 Key Bridge (12)........................................................     588
 Norfolk Waterside (7)..................................................     404
 Pentagon City Residence Inn............................................     300
 The Ritz-Carlton, Tysons Corner........................................     397
 Washington Dulles Suites...............................................     254
 Westfields.............................................................     335
 Williamsburg...........................................................     295
Washington, D.C.
 Washington Metro Center................................................     456
Canada
 Calgary................................................................     380
 Toronto Airport (15)...................................................     423
 Toronto Eaton Centre (6)...............................................     459
 Toronto Delta Meadowvale (8)...........................................     374
Mexico
 Mexico City Airport (15)...............................................     600
 JW Marriott Hotel, Mexico City (15)....................................     314
                                                                          ------
 TOTAL..................................................................  49,019
                                                                          ======

  Properties that are currently not consolidated by Host and are subject to the Mergers:

HOTEL                                                           STATE      ROOMS
-----                                                           -----      -----
MDAH
 Fairview Park............................................. Virginia         395
 Dayton.................................................... Ohio             399
 Research Triangle Park.................................... North Carolina   224
 Detroit Marriott Southfield............................... Michigan         226
 Detroit Marriott Livonia.................................. Michigan         224
 Fullerton (6)............................................. California       224
                                                                           -----
                                                                           1,692
                                                                           -----

HOTEL                                                           STATE      ROOMS
-----                                                           -----      -----
Chicago Suites
 Marriott O'Hare Suites (6)................................ Illinois         256
                                                                           -----
PHLP
 Albuquerque (6)........................................... New Mexico       411
 Greensboro-High Point (6)................................. North Carolina   299
 Houston Medical Center (6)................................ Texas            386
 Miami Biscayne Bay (6).................................... Florida          605
 Marriott Mountain Shadows Resort.......................... Arizona          337
 Seattle SeaTac Airport.................................... Washington       459
                                                                           -----
                                                                           2,497
                                                                           -----
 TOTAL.................................................................... 4,445
                                                                           =====

  Properties that are included in the Blackstone portfolio are as follows:

HOTEL                                                           STATE     ROOMS
-----                                                           -----     -----
Four Seasons, Atlanta...................................... Georgia         246
Four Seasons, Philadelphia................................. Pennsylvania    365
Grand Hyatt, Atlanta....................................... Georgia         439
Hyatt Regency, Burlingame.................................. California      793
Hyatt Regency, Cambridge................................... Massachusetts   469
Hyatt Regency, Reston...................................... Virginia        514
Swissotel, Atlanta......................................... Georgia         348
Swissotel, Boston.......................................... Massachusetts   498
Swissotel, Chicago......................................... Illinois        630
The Drake (Swissotel), New York............................ New York        494
The Ritz-Carlton, Amelia Island............................ Florida         449
The Ritz-Carlton, Boston (5)............................... Massachusetts   275
                                                                          -----
 TOTAL................................................................... 5,520
                                                                          =====

--------
 (1) Property is operated as a Ritz-Carlton. The Ritz-Carlton Hotel Company, L.L.C. manages the property and is wholly owned by Marriott International.
 (2) This property was acquired by the Company and converted to the Marriott brand in 1997.
 (3) The Company acquired a controlling interest in the partnership that owns this property in 1997 or 1998. The Company previously owned a general partner interest in the partnership.
 (4) Property is held within a partnership and is currently consolidated by Host.
 (5) The Company acquired a controlling interest in the newly-formed partnership that owns this property in 1997. The property was converted to the Marriott brand and is operated as a Marriott franchised property.
 (6) The land on which the hotel is built is leased under a long-term lease agreement.
 (7) The Company acquired a controlling interest in the newly-formed partnership that owns this property in 1997. The property is operated as a Marriott franchised property.

 (8) Property is not operated under the Marriott brand and is not managed by Marriott International.
 (9) The Company acquired a controlling interest in the partnership that owns this property in 1998. The property will be operated as a Marriott franchised property.
(10) Property is operated as a Marriott franchised property.
(11) Property was acquired by the Company in 1997.
(12) The Company acquired the partnership that owns this property in 1997. The Company previously owned a general partner interest in the partnership.
(13) Property is owned by PHLP. A subsidiary of the Company provided 100% non-recourse financing totaling approximately $35 million to PHLP, in which the Company owns the sole general partner interest, for the acquisition of these two hotels. The Company consolidates these properties in the accompanying financial statements.
(14) The Company completed the acquisition of this property in early 1997. The Company previously had purchased the mortgage loan secured by the hotel in late 1996.
(15) Property will be transferred to the Non-Controlled Subsidiary in conjunction with the REIT Conversion and no longer consolidated by the Company.

1998 ACQUISITIONS

  In January 1998, the Company acquired an interest in Atlanta Marquis, which owns an interest in the 1,671-room Atlanta Marriott Marquis Hotel, for approximately $239 million, including the assumption of approximately $164 million of mortgage debt. The Company previously owned a 1.3% general and limited partnership interest. In March 1998, the Company acquired a controlling interest in the partnership that owns three hotels: the 359-room Albany Marriott, the 350-room San Diego Marriott Mission Valley and the 320-room Minneapolis Marriott Southwest for approximately $50 million. In the second quarter of 1998, the Company acquired the partnership that owns the 289-room Park Ridge Marriott in Park Ridge, New Jersey for $24 million. The Company previously owned a 1% managing general partner interest and a note receivable interest in such partnership. In addition, the Company acquired the 281-room Ritz-Carlton, Phoenix for $75 million, the 397-room Ritz-Carlton in Tysons Corner, Virginia for $96 million and the 487-room Torrance Marriott near Los Angeles, California for $52 million. In April 1998, the Company, through the Operating Partnership, entered into an agreement to acquire certain assets from various affiliates of The Blackstone Group. See "-- Blackstone Acquisition."

BLACKSTONE ACQUISITION

  In April 1998, the Company reached a definitive agreement with the Blackstone Entities to acquire ownership of, or controlling interests in, twelve hotels and two mortgage loans, one secured by one of the acquired hotels and one secured by an additional hotel. In addition, the Company will acquire a 25% interest in the Swissotel management company from the Blackstone Entities, which the Company will transfer to SLC in connection with the distribution of SLC common stock to the Company's shareholders and the Blackstone Entities. In exchange for these assets, the Operating Partnership will issue approximately 43.7 million OP Units, assume or repay debt and make cash payments totaling approximately $862 million and distribute approximately
 % of the shares of SLC common stock to the Blackstone Entities. Each OP Unit will be exchangeable for one Host REIT Common Share (or its cash equivalent, at the Company's election). Upon completion of the Blackstone Acquisition and the REIT Conversion, the Blackstone Entities will own approximately % of the primary shares outstanding of Host REIT Common Shares. John G. Schreiber, co-chairman of the Blackstone Real Estate Partners' investment committee, has joined the Board of Directors of the Company.

  The Blackstone portfolio is one of the premier collections of hotel real estate properties. It includes: The Ritz-Carlton, Amelia Island (449 rooms); The Ritz-Carlton, Boston (275 rooms); Hyatt Regency Burlingame at San Francisco Airport (793 rooms); Hyatt Regency Cambridge, Boston (469 rooms); Hyatt Regency Reston, Virginia (514 rooms); Grand Hyatt Atlanta (439 rooms); Four Seasons Philadelphia (365 rooms); Four Seasons Atlanta (246 rooms); The Drake (Swissotel) New York (494 rooms); Swissotel Chicago (630 rooms); Swissotel Boston (498 rooms) and Swissotel Atlanta (348 rooms). Additionally, the transaction includes: the first mortgage loan on the Four Seasons Beverly Hills (285 rooms); as two office buildings in Atlanta--the offices at The Grand (97,879 sq. ft.) and the offices at the Swissotel (67,110 sq. ft.); and a 25% interest in the Swissotel U.S. management company.

  At the closing of the REIT Conversion, the Blackstone portfolio will be contributed to the Operating Partnership and its hotels will be leased to subsidiaries of SLC and will continue to be managed on behalf of the Lessees under their existing management agreements. The Operating Partnership's acquisition of the Blackstone portfolio is subject to certain conditions, including the REIT Conversion being consummated by March 31, 1999.

INVESTMENTS IN AFFILIATED PARTNERSHIPS

  The Company and certain of its subsidiaries also manage the Company's partnership investments and conduct the partnership services business. As such, as of the date hereof, the Company and/or its subsidiaries own an investment in, and generally serve as a general partner or managing general partner for, 18 unconsolidated partnerships which collectively own 20 Marriott full-service hotels, 120 Courtyard hotels, 50 Residence Inns and 50 Fairfield Inns. In addition, the Company holds notes receivable (net of reserves) from partnerships totaling approximately $23 million at January 2, 1998. Thirteen of the 20 full-service hotels owned by the unconsolidated partnerships will be acquired by the Operating Partnership in connection with the REIT Conversion.

  As the managing general partner of these partnerships, the Company and its subsidiaries are responsible for the day-to-day management of partnership operations, which includes payment of partnership obligations from partnership funds, preparation of financial reports and tax returns and communications with lenders, limited partners and regulatory bodies. The Company or its subsidiaries are usually reimbursed for the cost of providing these services.

  Hotel properties owned by the unconsolidated partnerships generally were acquired from the Company or its subsidiaries in connection with limited partnership offerings. These hotel properties are currently operated under management agreements with Marriott International. As the managing general partner of such partnerships, the Company or its subsidiaries oversee and monitor Marriott International's performance pursuant to these agreements.

  The Company's interests in these partnerships range from 1% to 50%. Cash distributions provided from these partnerships are tied to the overall performance of the underlying properties and the overall level of debt owed by the partnership. Partnership distributions to the Company were $1 million for the First Two Quarters 1998, $4 million for the First Two Quarters 1997, $5 million in each of 1997 and 1996 and $3 million in 1995. All partnership debt is nonrecourse to the Company and its subsidiaries, except that the Company is contingently liable under various guarantees of debt obligations of certain of these partnerships. Such commitments are limited in the aggregate to $60 million at January 2, 1998. Subsequent to year-end, such maximum commitments were reduced to $20 million in connection with the refinancing and acquisition of a controlling interest in the Atlanta Marriott Marquis. In most cases, fundings of such guarantees represent loans to the respective partnerships.

MARKETING

  As of the date hereof, 85 of the Company's 101 hotel properties are managed or franchised by Marriott International as Marriott or Ritz-Carlton brand hotels. Thirteen of the 16 remaining hotels are operated as Marriott brand hotels under franchise agreements with Marriott International. The Company believes that these Marriott-managed and franchised properties will continue to enjoy competitive advantages arising from their participation in the Marriott International hotel system. Marriott International's nationwide marketing programs and reservation systems as well as the advantage of the strong customer preference for Marriott brands should also help these properties to maintain or increase their premium over competitors in both occupancy and room rates. Repeat guest business in the Marriott hotel system is enhanced by the Marriott Rewards program, which expanded the previous Marriott Honored Guest Awards program. Marriott Rewards membership includes more than 7.5 million members.

  The Marriott reservation system provides Marriott reservation agents complete descriptions of the rooms available for sale and up-to-date rate information from the properties. The reservation system also features connectivity to airline reservation systems, providing travel agents with access to available rooms inventory for all Marriott and Ritz-Carlton lodging properties. In addition, software at Marriott's centralized reservations centers enables agents to immediately identify the nearest Marriott or Ritz-Carlton brand property with available rooms when a caller's first choice is fully occupied.

COMPETITION

  The Company's hotels compete with several other major lodging brands in each segment in which they operate. Competition in the industry is based primarily on the level of service, quality of accommodations, convenience of locations and room rates. Although the competitive position of each of the Company's hotel properties differs from market to market, the Company believes that its properties compare favorably to their competitive set in the markets in which they operate on the basis of these factors. The following table presents key participants in segments of the lodging industry in which the Company competes:

SEGMENT                  REPRESENTATIVE PARTICIPANTS
-------                  ---------------------------
Luxury Full-Service..... Ritz-Carlton; Four Seasons
Upscale Full-Service.... Crowne Plaza; Doubletree; Hyatt; Hilton; Marriott Hotels, Resorts
                         and Suites; Radisson; Red Lion; Sheraton; Swissotel; Westin; Wyndham

RELATIONSHIP WITH HM SERVICES

  On December 29, 1995, the Company distributed to its shareholders through a special dividend (the "Special Dividend") all of the outstanding shares of common stock of Host Marriott Services Corporation ("HM Services"), formerly a direct, wholly owned subsidiary of the Company which, as of the date of the Special Dividend, owned and operated the food, beverage and merchandise concessions at airports, on tollroads and at stadiums and arenas and other tourist attractions. The Special Dividend provided Company shareholders with one share of common stock of HM Services for every five shares of Company common stock held by such shareholders on the record date of December 22, 1995.

  For the purpose of governing certain of the ongoing relationships between the Company and HM Services after the Special Dividend, and to provide an orderly transition, the Company and HM Services have entered into various agreements, including agreements to (i) allocate certain responsibilities with respect to employee compensation, benefit and labor matters; (ii) define the respective parties' rights and obligations with respect to deficiencies and refunds of Federal, state and other income or franchise taxes relating to the Company's businesses for tax years prior to the Special Dividend and with respect to certain tax attributes of the Company after the Special Dividend;
(iii) provide certain administrative and other support services to each other for a transitional period on an as-needed basis and (iv) to provide for the issuance of HM Services common stock in connection with the exercise of certain outstanding warrants to purchase shares of Company common stock.

RELATIONSHIP WITH MARRIOTT INTERNATIONAL; MARRIOTT INTERNATIONAL DISTRIBUTION

  Prior to October 8, 1993, the Company was named "Marriott Corporation." In addition to conducting its existing hotel ownership business and the business of HM Services (prior to its distribution to shareholders through the Special Dividend), Marriott Corporation engaged in lodging and senior living services management, timeshare resort development and operation, food service and facilities management and other contract services businesses (the "Management Business"). On October 8, 1993, the Company completed the Marriott International Distribution (as defined herein). Marriott International conducts the Management Business as a separate publicly traded company.

  The Company and Marriott International have entered into agreements which provide, among other things, for Marriott International to (i) manage or franchise various hotel properties owned or leased by the Company, (ii) advance up to $225 million to the Company under the Marriott International line of credit, which was terminated in 1997, (iii) provide first mortgage financing of $109 million for the Philadelphia Marriott Hotel, which was repaid in December 1996, (iv) provide financing for certain Company acquisitions, (v) guarantee the Company's performance in connection with certain loans or other obligations and (vi) provide certain limited administrative services. The Company views its relationship with Marriott International as providing various advantages, including access to high quality management services, strong brand names and superior marketing and reservation systems.

  Marriott International has the right to purchase up to 20% of the voting stock of the Company if certain events involving a change of control (or potential change of control) of the Company occur, subject to certain limitations. See "Certain Relationships and Related Transactions--Relationship Between Host and Marriott International."

EMPLOYEES

  Currently, the Company and its subsidiaries collectively have approximately 225 corporate employees, and approximately 300 other employees (primarily employed at one of its non-U.S. hotels) which are covered by collective bargaining agreements that are subject to review and renewal on a regular basis. The Company believes that it has good relations with its labor unions and has not experienced any material business interruptions as a result of labor disputes. Following the REIT Conversion, the Operating Partnership expects to have 175 employees. The balance of the Company's current employees are expected to become employees of SLC following the REIT Conversion.

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

ENVIRONMENTAL AND REGULATORY MATTERS

  Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws may impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, certain environmental laws and common law principles could be used to impose liability for release of asbestos-containing materials ("ACMs"), and third parties may seek recovery from owners or operators of real properties for personal injury associated with exposure to released ACMs. Environmental laws also may impose restrictions on the manner in which property may be used or business may be operated, and these restrictions may require expenditures. In connection with its current or prior ownership or operation of hotels, the Company may be potentially liable for any such costs or liabilities. Although the Company is currently not aware of any material environmental claims pending or threatened against it, no assurance can be given that a material environmental claim will not be asserted against the Company.

LEGAL PROCEEDINGS

  Following the Mergers and the REIT Conversion, the Operating Partnership will assume all liability arising under legal proceedings filed against Host and will indemnify Host REIT as to all such matters. Host and the other defendants believe all of the lawsuits in which Host is a defendant, including the following lawsuits, are without merit and the defendants intend to defend vigorously against such claims. However, no assurance can be given as to the outcome of any of the lawsuits.

  Texas Multi-Partnership Lawsuit. On March 16, 1998, limited partners in several limited partnerships sponsored by Host filed a lawsuit, Robert M. Haas, Sr. and Irwin Randolph Joint Tenants, et al v. Marriott International, Inc., et al., Case No. 98-CI-04092, in the 57th Judicial District Court of Bexar County, Texas, alleging that the defendants conspired to sell hotels to the partnerships for inflated prices and that they charged the partnerships excessive management fees to operate the partnerships' hotels. The plaintiffs further allege that the defendants committed fraud, breached fiduciary duties and violated the provisions of various contracts. The plaintiffs are seeking unspecified damages. Although the partnerships have not been named as defendants, their partnership agreements include provisions which require the partnerships to indemnify the general partners against losses, expenses and fees. The defendants filed answers and defenses to the petition.

  Limited Service Transaction. On February 11, 1998, a group of four individuals, all of whom are limited partners in partnerships sponsored by Host, filed a putative class action lawsuit, Ruben, et al. v. Host Marriott Corporation, et al., Civil Action No. 16186, in Delaware State Chancery Court, alleging that the proposed merger of the partnerships (the "Consolidation") into an UPREIT structure constitutes a breach of the fiduciary duties owed to the limited partners of the partnerships by Host and the general partners of the partnerships. In addition, the plaintiffs allege that the Consolidation breaches various agreements relating to the partnerships. The plaintiffs are seeking, among other things, certification of a class, injunctive relief to prohibit the consummation of the Consolidation or, in the alternative, rescission of the merger and damages. Although the partnerships have not been named as defendants, their partnership agreements include provisions which require the partnerships to indemnify the general partners against losses, expenses and fees. The defendants have filed a motion to dismiss.

  Atlanta Marquis. Certain limited partners of Atlanta Marriott Marquis Limited Partnership ("AMMLP"), filed a putative class action lawsuit, Hiram and Ruth Strum v. Marriott Marquis Corporation, et al., Case No. 97-CV-3706, in the U.S. District Court for the Northern District of Georgia, on December 12, 1997 against AMMLP's general partner, its directors and Host, regarding the merger of AMMLP into a new partnership (the "AMMLP Merger") as part of refinancing of the partnership's debt. The plaintiffs allege that the defendants misled the limited partners in order to induce them to approve the AMMLP Merger, violated securities regulations and federal roll-up regulations and breached their fiduciary duties to the partners. The plaintiffs sought to enjoin, or in the alternative, rescind, the AMMLP Merger and damages. The partnership agreement includes provisions which require the partnership to indemnify the general partners against losses, expenses and fees. The defendants have filed a motion to dismiss.

  Another limited partner of AAMLP sought similar relief and filed a separate lawsuit, styled Poorvu v. Marriott Marquis Corporation, et al., Civil Action No. 16095-NC, on December 19, 1997, in Delaware State Chancery Court. The defendants have filed an answer to the complaint.

  Courtyard II. A group of partners in Courtyard by Marriott II Limited Partnership ("CBM II") filed a lawsuit, Whitey Ford, et al. v. Host Marriott Corporation, et al., Case No. 96-CI-08327, on June 7, 1996, in the 285th Judicial District Court of Bexar County, Texas, against Host, Marriott International and others alleging breach of fiduciary duty, breach of contract, fraud, negligent misrepresentation, tortious interference, violation of the Texas Free Enterprise and Antitrust Act of 1983 and conspiracy in connection with the formation, operation and management of CBM II and its hotels. The plaintiffs are seeking unspecified damages. On January 29, 1998, two other limited partners filed a petition in intervention seeking to convert the lawsuit into a class action. The defendants have filed an answer, the class has been certified, class counsel has been appointed and discovery is underway.

  MHP2. Two groups of limited partners of Marriott Hotel Properties II Limited Partnership ("MHP2"), are each asserting putative class claims in a lawsuit, on April 24, 1996, Leonard Rosenblum, as Trustee of the Sylvia Bernice Rosenblum Trust, et al. v. Marriott MHP Two Corporation, et al., Case No. 96-8377-CIV-HURLEY, and, on December 18, 1997, Mackenzie Patterson Special Fund 2, L.P. et al. v. Marriott MHP Two Corporation, et al., Case No. 97-8989-CIV-HURLEY respectively, against Host and certain of its affiliates alleging that the defendants violated their fiduciary duties and engaged in fraud and coercion in connection with a tender offer for MHP2 units. The plaintiffs sought certification as a class action to enjoin the tender offer and damages. The Rosenblum plaintiffs filed a fifth amended complaint and the defendants filed a motion to dismiss and the case has been remanded to state court. The Mackenzie Patterson plaintiffs filed a response to the judge's order to show cause why the complaint should not be dismissed and the defendants responded to the plaintiffs' filing and the case has been dismissed.

  PHLP. On July 15, 1998, one limited partner in PHLP filed a class action lawsuit styled Michael C. deBerardinis v. Host Marriott Corporation, Civil Action No. WMN 98-2263, in the United States District Court for the District of Maryland. The plaintiff alleges that Host misled the limited partners in order to induce them into approving the sale of one of the Partnership's hotels, violated the securities regulations by issuing a false and misleading consent solicitation and breached fiduciary duties and the partnership agreement. The complaint seeks unspecified damages. Host has not yet been served with the complaint but intends to vigorously defend against the claims asserted in the lawsuit.

THE LEASES

  In order for Host REIT to qualify as a REIT, neither Host REIT nor the Operating Partnership may operate the Hotels or related properties. Accordingly, the Operating Partnership will lease the Hotels to the Lessees, which will be subsidiaries of SLC. The following summary of the principal terms of the Leases is qualified in its entirety by reference to the Leases, a form of which has been filed as an exhibit to the Registration Statement of which this Consent Solicitation is a part.

  Lessees. There will be a separate Lessee for each Hotel or group of Hotels that has separate mortgage financing or that has owners other than the Operating Partnership and its wholly owned subsidiaries. Each Lessee will be a Delaware limited liability company, whose purpose will be limited to acting as lessee under the applicable Lease(s) and will be a subsidiary of SLC. SLC's principal business following the Effective Date will consist of owning the senior living facilities and operating hotels leased from the Company. SLC will succeed to hotel's current asset management group, which is responsible for maintaining the performance of no hotel managers and evaluating requests for capital expenditures.

  The Lessees under leases of Hotels that are managed by subsidiaries of Marriott International will be owned 99% by a wholly owned subsidiary of SLC and 1% by Marriott International or its appropriate subsidiary. The operating agreement for such lessees will provide that the SLC member of the Lessee will have full control over the management of the business of the Lessee, except with respect to certain decisions for which the consent of both members will be required. These decisions include (i) terminating any Management Agreement for the

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

Hotels leased by the Lessee, except by reason of a default by the Manager or pursuant to an express termination right in the Management Agreement; (ii) asserting that the Manager is not an independent contractor or is not entitled to injunctive relief preventing termination (except for terminations described in clause (i)); (iii) dissolving, liquidating, consolidating, merging or selling all or substantially all of the assets of the Lessee; (iv) engaging in any other business or acquiring any assets or incurring any liabilities not reasonably related to the conduct of the Lessee's business or (v) instituting voluntary bankruptcy proceedings or consenting to involuntary bankruptcy proceedings. Upon any termination of the applicable Management Agreement, these special voting rights of the Manager will cease and the SLC member will be required to purchase the Manager's interest in the Lessee at its fair market value.

  Lease Terms. Each Lease will have a fixed term ranging from seven to ten years (depending upon the Lease), subject to earlier termination upon the occurrence of certain contingencies described in the Leases (including, particularly, the provisions described herein under "Damage to the Hotels," "Condemnation of the Hotels," "Termination of Leases upon Disposition of the Hotels" and "Termination of the Leases upon Changes in Tax Laws"). The Lessee will have a right of first offer to renew its Leases within a specified period prior to expiration. If the Lessee does not accept the terms offered by the Operating Partnership, the Operating Partnership will be free to lease the applicable Hotel for rental rates that are at least 90% of the rates offered to the Lessee.

  Minimum Rent; Percentage Rent; Additional Charges. Each Lease will require the Lessee to pay (i) Minimum Rent (as defined below) in a fixed dollar amount per annum plus (ii) to the extent it exceeds Minimum Rent, Percentage Rent based upon specified percentages of aggregate sales from the applicable Hotel, including room sales, food and beverage sales and telephone and other sales ("Gross Revenues"), in excess of specified thresholds.

  "Minimum Rent"will be a fixed dollar amount specified in each Lease less the FF&E Adjustment (which is described under "FF & E Limitation" below).

  The amount of Minimum Rent and the Percentage Rent thresholds will be increased each year by a percentage of any increase in the Consumer Price Index ("CPI") during the previous twelve months. Neither Minimum Rent nor Percentage Rent thresholds will be decreased because of changes in the CPI.

  Rental payments will be made on a Fiscal Year basis. [The "Fiscal Year" shall mean the fiscal year used by the Manager.] Payments of rent will be made within two days after the required payment date under the Management Agreement for each Accounting Period. "Accounting Period" shall mean the four week accounting periods which are used in Marriott International's accounting system. The amount of rent payable for each Accounting Period will be the sum of Minimum Rent due for that Accounting Period, plus, to the extent it would exceed rent paid year-to-date, Percentage Rent. Payments of rent with respect to the period commencing on the first day of the Accounting Period including December 31 and ending December 31 of each year will be prorated based upon the number of days from the end of the last accounting period prior to December 31 through December 31 relative to the total number of days in such Accounting Period. Similarly, rent for the period commencing January 1 of each year and ending on the last day of the Accounting Period including January 1 will be prorated based upon the number of days from January 1 through the end of such Accounting Period relative to the total number of days in such Accounting Period. A final adjustment of the Percentage Rent for each calendar year will be made after financial statements are available. The rent payable on any payment date will never be less than zero, other than at the time of the final adjustment of the Percentage Rent for any Fiscal Year.

  The Leases will provide for a rent reduction in the event of damage, destruction or a partial taking.

  Lessee Expenses. Each Lessee will be responsible for paying all of the expenses of operating the applicable Hotel(s), including all personnel costs, utility costs and general repair and maintenance of the facilities. The Lessee will also be responsible for all fees payable to the applicable manager, including base and incentive management fees, chain services payments and franchise or system fees, with respect to periods covered by the term of the Lease. The Lessee will not be obligated to bear the cost of any capital improvements or capital repairs to the Hotels or the other expenses borne by the Lessor, as described below.

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

  Lessor Expenses. The Lessor will be responsible for the following expenses: real estate taxes, personal property taxes, casualty insurance on the structures, ground rent payments, required expenditures for FF&E (including maintaining the FF&E reserve, to the extent such is required by the manager) and major capital expenditures.

  The consent of the Lessor and Lessee will be required for major capital expenditures or a change in the amount of the FF&E reserve payment.

  Parent Guarantee. SLC will enter into a limited guarantee of the Lease obligations of each Lessee. For each of the four identified "pools" of Hotels, the cumulative limit of the guarantee at any time will be 15% of the aggregate rents under all Leases paid with respect to the preceding 12 full calendar months (with an annualized amount based on the Minimum Rent for Leases that have not been in effect for 12 full calendar months).

  Security. The obligations of the Lessee will be secured by a pledge of all personal property (tangible and intangible) of the Lessee related to or used in connection with the operation of the Hotels (including any cash and receivables from the manager or others held by the Lessee as part of "hotel working capital").

  Working Capital. Each Lessor will sell the existing hotel working capital (including Inventory and Fixed Asset Supplies (as defined in the Uniform System of Accounts for Hotels), net receivables due from the manager, net of accounts payable and accrued expenses) to the applicable Lessee upon the commencement of the Lease at a price equal to the book value of such assets. The purchase price will be represented by a note that bears interest at a rate per annum equal to the "applicable federal rate" in effect on the commencement date. A portion of the Minimum Rent under the Lease will represent payment of interest on the working capital. The principal amount of the purchase price will be payable upon termination of the Lease. At the termination or expiration of the Lease, the Lessee will transfer to the Lessor the then existing working capital, in satisfaction, in whole or in part, of the principal of such loan. To the extent that the value of the working capital delivered to the Lessor exceeds the value of the working capital delivered by the Lessor to the Lessee at the commencement of the Lease, the Lessor shall pay to the Lessee cash equal to the difference. To the extent that the value of the working capital delivered to the Lessor is less than the value of the working capital delivered by the Lessor to the Lessee at the commencement of the Lease, the Lessee shall pay to the Lessor cash equal to the difference.

  Termination of Leases upon Disposition of Hotels. In the event the Lessor enters into an agreement to sell or otherwise transfer any Hotel free and clear of the applicable Lease, the Lessor must pay the Lessee a termination fee equal to the fair market value of the Lessee's leasehold interest in the remaining term of the Lease. For purposes of determining the fair market value, a discount rate of 12% per annum will be assumed, and the annual income for each remaining year of the Lease will be assumed to be the income generated by the Lessee during the 12 months preceding the termination date (which shall be determined on a pro forma basis if the Hotel has not been in operation for at least 12 months). Alternatively, the Lessor will be entitled
(i) to substitute a comparable Hotel or Hotels (in terms of economics for the Lessor and the Lessee) for any Hotel that is sold or (ii) to sell the Hotel subject to the lease (subject to the Lessee's reasonable approval if the sale is to an entity that does not have sufficient financial resources and liquidity to fulfill the "owner's" obligations under the Management Agreement, or is controlled by a person convicted of a felony involving moral turpitude), without being required to pay a termination fee.

  Termination of Leases upon Changes in Tax Laws. In the event that changes in the federal income tax laws allow the Lessors, or a subsidiary or an affiliate of the Lessors, to directly operate the Hotels without jeopardizing Host REIT's status as a REIT, the Lessors will have the right to terminate the Leases, in return for paying the Lessee the fair market value of the remaining terms of the Leases, valued in the same manner as provided above under "Termination of Leases upon Disposition of the Hotels." The payment will be payable in cash or shares of Host REIT, at the election of Host REIT.

  Damage or Destruction. If a Hotel is partially or totally destroyed, and is no longer suitable for use as a Hotel (as determined by the applicable Lessee), the Lease of such Hotel shall automatically terminate and the insurance proceeds shall be retained by the Lessor, except to the extent of any personal property owned by the

Lessee. In this event, no termination fee shall be owed to Lessee. If a Hotel is partially destroyed, but is still suitable for use as a Hotel (as determined by the applicable Lessee), the Lessee shall apply the insurance proceeds to restore the Hotel to its preexisting condition, with the Lessor at its election being responsible for any shortfall in insurance proceeds. If and to the extent any damage or destruction results in a reduction of Gross Revenues which would otherwise be realizable from the operation of the Hotel, the applicable Lessor shall receive all loss of income insurance and Lessee shall have no obligation to pay rent in excess of the Percentage Rent realizable from Gross Revenues generated by the Hotel during the period of destruction.

  Events of Default. A Lease may be terminated without penalty by the applicable Lessor if any of the following Events of Default occur:

  .  Failure to pay Rent within ten days after the due date;

  . Failure to comply with or observe any of the terms of the lease for 30 days after notice from Lessor, including failure to properly maintain the Hotel (other than by reason of the failure of the Lessor to perform its obligations under the Lease);

  .  Failure of SLC to maintain minimum required total asset value;

  . Filing of any petition for relief, bankruptcy or liquidation by the Lessee or any parent company of the Lessee;

  . Lessee voluntarily ceases to operate the Hotel for 30 consecutive days, except as a result of a casualty, condemnation or emergency situation; or

  .  A change in control of SLC, the Lessee or OpCo, a subsidiary of SLC

  Assignment of Lease. A Lessee will be permitted to sublet all or part of the Hotel or assign its interest under its Lease, without the consent of the Lessor, to any wholly owned or majority controlled subsidiary of SLC or OpCo, provided SLC continues to meet the Minimum Net Worth requirements in the Lease. Transfers to other parties will be permitted if approved by the Lessor.

  Subordination to Qualifying Mortgage Debt. The rights of each Lessee will be expressly subordinate to qualifying mortgage debt and any refinancing thereof. A default under the loan documents may result in the termination of the Lease by the lender. The lender will not be required to provide a non-disturbance agreement to the lessee.

  The Lessor (and the Operating Partnership) will be obligated to compensate the Lessee, on a basis equal to the lease termination provision, if the Lease is terminated because of a non-monetary default under the terms of a loan that occurs because of an action or omission by the Lessor (or its affiliates) or a monetary default where there is not an Unsecured Event of Default of Lessee. In addition, if any loan is not refinanced in a timely manner, and the loan amortization schedule is converted to a cash flow sweep amortization structure, the Lease will terminate after a twelve-month cure period and the Lessor (and the Operating Partnership) will owe a termination fee as provided above and will also compensate Lessee for any cost revenue resulting from the cash flow sweep amortization.

  Indemnification. Each Lessee will indemnify the applicable Lessor for any loss suffered by the Lessor as a result of the Lessee's actions or inactions in operating the properties, including accident or injury to any person on the properties or misuse of the properties by Lessee (including actions of the manager and its employees). Each Lessee will maintain liability insurance as required by the applicable management agreement.

  Each Lessee will indemnify the applicable Lessor for any liability resulting from environmental matters caused by the Lessee's intentionally wrongful acts or grossly negligent failures, except for pre-existing conditions in which case Lessor will indemnify Lessee.

  Personal Property Limitation. If a Lessor reasonably anticipates that the average tax basis of the items of the Lessor's FF&E and other personal property that are leased to the applicable Lessee will exceed 15% of the aggregate average tax basis of the real and personal property subject to the applicable Lease, the following procedures will apply:


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


  . The Lessor would not be obligated to acquire and lease to the Lessee any replacement FF&E that would cause the applicable limits to be exceeded (the "Excess FF&E").

  . The Lessee would be responsible for obtaining the Excess FF&E from another source, but would agree to give a right of first opportunity to a Non-Controlled Subsidiary to lease the Excess FF&E to the Lessee at an annual rental equal to the Market Leasing Factor (as defined below) times the cost of the Excess FF&E. If the Non-Controlled Subsidiary does not agree to such a lease, then Lessee will obtain the Excess FF&E from another source.

  . The annual Base Rent under the applicable Lease would be reduced by an amount (the "FF&E Adjustment") equal to (x) the Market Leasing Factor times the cost of the Excess FF&E (if the Non-Controlled Subsidiary agrees to acquire and lease the FF&E to the Lessee) or (y) 110% of the Market Leasing Factor times the cost of the replacement FF&E (if the Non-Controlled Subsidiary does not agree to acquire and lease the FF&E to the Lessee), for a period equal to the weighted average useful life of the Excess FF&E.

  The Market Leasing Factor for the first two years under a Lease will be set forth on a schedule to the Lease. For each year thereafter, the Market Leasing Factor will be based upon the median of the leasing rates of at least three nationally recognized companies engaged in the business of leasing similar personal property.

  Assignment of Management Agreements. The Management Agreements applicable to each Hotel will be assigned to the applicable Lessee for the term of the Lease of such Hotel. The Lessee will be obligated to perform all of the obligations of the Lessor under the Management Agreement during the term of its Lease, other than the obligations relating to payment of property taxes, property casualty insurance and ground rent, maintaining a reserve fund for FF&E replacements, and capital expenditures, for which the Lessor will retain responsibility. Although the Lessee will assume obligations of the Lessor under the Management Agreement, the Lessor will not be released from its obligations and, if the Lessee fails to perform any obligations, the Manager will be entitled to seek performance by or damages from the Lessor.

  The assignment of each Management Agreement will prohibit the Lessee from taking the following actions with respect to the Management Agreement without notice to the Lessor and, if the action would have a material adverse effect on the Lessor, the consent of the Lessor: (i) terminate the Management Agreement prior to the expiration of the term thereof; (ii) amend or modify the Management Agreement; (iii) waive (or fail to enforce) any right of the "Owner" under the Management Agreement; (iv) waive any breach or default by the Manager under the Management Agreement (or fail to enforce any right of the "Owner" in connection therewith); (v) agree to any change in the Manager or consent to any assignment by the Manager; or (vi) take any other action which materially adversely affects Lessor's rights or obligations under the Management Agreement for periods following termination of the Lease (whether upon the expiration of its term or upon earlier termination as provided for herein).

  Change in Manager. A Lessee will be permitted to change the Manager or the brand affiliation of a Hotel only with the approval of the applicable Lessor, which approval will not be unreasonably withheld; provided that the replacement manager is a nationally recognized manager with substantial experience in managing hotels of comparable quality. No such replacement can extend beyond the term of the Lease without the consent of the Lessor, and any replacement must be acceptable to the lender under any qualifying mortgage debt of the Lessor.

THE MANAGEMENT AGREEMENTS

 General

  The Lessees will lease the Hotels from the Hotel Partnerships under the Management Agreements between the Hotel Partnerships and the subsidiaries of Marriott International and other companies that currently manage the Hotels. Following the REIT Conversion as a result of their assumptions of obligations under the Management Agreements, the Lessees will have substantially all of the rights and obligations of the "Owners" of the Hotels under the Management Agreements for the period during which the Leases are in effect (including the obligation to pay the management and other certain fees thereunder) and will hold the Operating Partnership harmless with respect thereto. See "The Leases--Assignment of Management Agreements."

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

 Relationship with Marriott International

  Subsidiaries of Marriott International will serve as Managers for a majority of the Operating Partnership's Hotels which will be leased to the Lessees, pursuant to the Management Agreements. Marriott International and its subsidiaries also provide various other services to Host REIT and its affiliates and to SLC and its affiliates. With respect to these contractual arrangements, the potential exists for disagreement as to contract compliance. Additionally, the possible desire of Host REIT and the Operating Partnership to finance, refinance or effect a sale of any of the Hotels leased to the Lessees and managed by subsidiaries of Marriott International may, depending upon the structure of such transactions, result in a need to modify the Management Agreements with respect to such Hotel. Any such modification proposed by Host REIT or the Operating Partnership may not be acceptable to Marriott International or the applicable Lessee, and the lack of consent from either Marriott International or the applicable Lessee that has assumed the Management Agreement could adversely affect the Operating Partnership's ability to consummate such financing or sale. In addition, certain situations could arise where actions taken by Marriott International in its capacity as manager of competing lodging properties would not necessarily be in the best interests of the Operating Partnership, Host REIT or the Lessees. Nevertheless, the Operating Partnership believes that there is sufficient mutuality of interest between the Operating Partnership, the Lessees and Marriott International to result in a mutually productive relationship.

 Management Services Provided by Marriott International and Affiliates

  Under each Management Agreement related to a Marriott International-managed Hotel, the Manager will provide complete management services to the applicable Lessees in connection with its management of such Lessee's Hotels following the REIT Conversion. Except where specifically noted, these relationships are identical to those that exist between the applicable Manager and Host or the applicable Hotel Partnership currently, and that would exist between the Operating Partnership's subsidiaries and the Manager in the event the Leases expire or otherwise terminate while the Management Agreements remain in effect. The services provided by each Manager to each Lessee will include the following:

  Operational Services. The Managers will have sole responsibility and exclusive authority for all activities necessary for the day-to-day operation of the Hotels, including establishment of all room rates, the processing of reservations, procurement of inventories, supplies and services, periodic inspection and consultation visits to the Hotels by the Managers' technical and operational experts and promotion and publicity of the Hotels. The Manager will receive compensation from the Lessee in the form of a base management fee and an Incentive Management Fee, which are normally calculated as percentages of gross revenues and operating profits, respectively.

  Executive Supervision and Management Services. The Managers will provide all managerial and other employees for the Hotels; review the operation and maintenance of the Hotels; prepare reports, budgets and projections; provide other administrative and accounting support services, such as planning and policy services, financial planning, divisional financial services, risk planning services, product planning and development, employee planning, corporate executive management, legislative and governmental representation and certain in-house legal services; and protect the "Marriott" trademark and other tradenames and service marks. The Manager also will provide a national reservations system.

  Chain Services. The Management Agreements will require the Manager to furnish certain services (the "Chain Services") that are furnished generally on a central or regional basis to hotels in the Marriott hotel system. Such services will include the following: (i) the development and operation of computer systems and reservation services, (ii) regional management and administrative services, regional marketing and sales services, regional training services, manpower development and relocation costs of regional personnel and (iii) such additional central or regional services as may from time to time be more efficiently performed on a regional or group level. Costs and expenses incurred in providing such services are allocated among all hotels in the Marriott hotel system managed by the Manager or its affiliates and each applicable Lessee will be required to reimburse the Manager for its allocable share of such costs and expenses.

  Working Capital and Fixed Asset Supplies. The Lessee will be required to maintain working capital for each Hotel and fund the cost of fixed asset supplies, which principally consist of linen and similar items. The applicable Lessee will also be responsible for providing funds to meet the cash needs for the operations of the Hotels if at any time the funds available from operations are insufficient to meet the financial requirements of the Hotels.

  Use of Affiliates. The Manager employs the services of its affiliates to provide certain services under the Management Agreements. Certain of the Management Agreements provide that the terms of any such employment must be no less favorable to the applicable Lessee, in the reasonable judgment of the Manager, than those that would be available from the Manager.

  FF&E Replacements. The Management Agreements generally provide that once each year the Manager will prepare a list of FF&E to be acquired and certain routine repairs that are normally capitalized to be performed in the next year ("FF&E Replacements") and an estimate of the funds necessary therefor. Under the terms of the Leases, the Operating Partnership, as lessor, is required to provide to the applicable Lessee, all necessary FF&E for the operation of the Hotels (including funding any required FF&E Replacements). For purposes of funding the FF&E Replacements, a specified percentage (generally 5%) of the gross revenues of the Hotel will be deposited by the Manager into a book entry account (the "FF&E Reserve Account"). These amounts will be treated under the Leases as paid by the Lessees to the Operating Partnership and will be credited against their rental payments. If the Manager determines that more than 5% of the gross revenues of the Hotel will be required to fund repairs for a certain period, the Manager may increase the percentage of gross revenues to be deposited into the FF&E Reserve Account for such periods. In such event, the Operating Partnership may elect to agree to such increases which shall be treated as deductions for purposes of calculating operating profits under the Management Agreement or to make a lump-sum contribution to the FF&E Reserve Account of the additional amounts required. If the Operating Partnership adopts the first election, the deductions will be credited against the rental obligations of the Lessee. If the Operating Partnership fails to elect either option within thirty days of the request for additional funds or fails to pay the lump-sum within 60 days of its election to do so, the Manager may terminate the Management Agreement. Under certain circumstances, the Manager may make repairs in addition to those set forth on its list, but in no event may it expend more than the amount in the FF&E Reserve Account without the consent of the Operating Partnership and the Lessee.

  Under certain of the Management Agreements, the Operating Partnership must approve the FF&E Replacements, including any FF&E Replacements proposed by the Manager that are not contained on the annual list which was approved by the Operating Partnership and the Lessee. If the Manager and the Operating Partnership agree, the Operating Partnership will acquire or otherwise provide the FF&E Replacements set forth on the approved list. If the Operating Partnership and the Manager are unable to agree on the list within 60 days of its submission, the Operating Partnership will be required to make only those FF&E Replacements specified on such list that are no more extensive than the system standards for FF&E Replacements that the Manager requires for Marriott hotels. For purposes of funding the FF&E Replacements required to be paid for by the Operating Partnership, each Management Agreement and the Operating Partnership's loan agreements require the Operating Partnership to deposit a designated amount into the FF&E Reserve Account periodically. The Lessees will have no obligation to fund the FF&E Reserve Accounts (and any amounts deposited therein by the Manager from funds otherwise due the Lessee under the Management Agreement will be credited against the Lessee's rental obligation).

  Under each Lease, the Operating Partnership will be responsible for the costs of FF&E Replacements and for decisions with respect thereto (subject to its obligations to the Lessee under the Lease).

  Building Alterations, Improvements and Renewals. The Management Agreements require the Manager to prepare an annual estimate of the expenditures necessary for major repairs, alterations, improvements, renewals and replacements to the structural, mechanical, electrical, heating, ventilating, air conditioning, plumbing and vertical transportation elements of each Hotel. Such estimate will be submitted to the Operating Partnership and the Lessee for their approval. In addition to the foregoing, the Management Agreements generally provide that the Manager may propose such changes, alterations and improvements to the Hotel as are required, in the

Manager's reasonable judgment, to keep the Hotel in a competitive, efficient and economical operating condition or in accordance with Marriott standards. The cost of the foregoing shall be paid from the FF&E Reserve Account; to the extent that there are insufficient funds in such account, the Operating Partnership is required to pay any shortfall. Under the Management Agreements (and the Leases), neither the Operating Partnership nor the Lessee may unreasonably withhold consent to repairs and other changes which are required under applicable law or any of the Manager's "life-safety" standards and, if the Operating Partnership and the Lessee fail to approve any of the other proposed repairs or other changes within 60 days of the request therefor, the Manager may terminate the Management Agreement. Under certain other of the Management Agreements, if the Operating Partnership and the Manager are unable to agree on the estimate within 60 days of its submission, the Operating Partnership will be required to make only those expenditures that are no more extensive than the Manager requires for Marriott hotels generally, as the case may be. Under the terms of the Leases, the Operating Partnership will be responsible for the costs of the foregoing items and for decisions with respect thereto (subject to its obligations to the Lessees under the Leases).

  Service Marks. During the term of the Management Agreements, the service mark "Marriott" and other symbols, logos and service marks currently used by the Manager and its affiliates may be used in the operation of the Hotels. Marriott International (or its applicable affiliates) intends to retain its legal ownership of these marks. Any right to use the service marks, logo and symbols and related trademarks at a Hotel will terminate with respect to that Hotel upon termination of the Management Agreement with respect to such Hotel.

  Termination Fee. Certain of the Management Agreements provide that if the Management Agreement is terminated prior to its full term due to casualty, condemnation or the sale of the Hotel, the Manager will receive a termination fee as specified in the specific Management Agreement. Under the Leases, the responsibility for the payment of any such termination fee as between the Lessee and the Operating Partnership will depend upon the cause for such termination.

  Termination for Failure to Perform. Substantially all of the Management Agreements may be terminated based upon a failure to meet certain financial performance criteria, subject to the Manager's right to prevent such termination by making certain payments to the Lessee based upon the shortfall in such criteria.

  Events of Default. Events of default under the Management Agreements include, among others, the following: (i) the failure of either party to make payments pursuant to the Management Agreement within ten days after written notice of such nonpayment has been made, (ii) the failure of either party to perform, keep or fulfill any of the covenants, undertakings, obligations or conditions set forth in the Management Agreement and the continuance of such default for a period of 30 days after notice of said failure or, if such default is not susceptible of being cured within 30 days, the failure to commence said cure within 30 days or thereafter fails to diligently pursue such efforts to completion, (iii) if either party files a voluntary petition in bankruptcy or insolvency or a petition for reorganization under any bankruptcy law or admits that it is unable to pay its debts as they become due, (iv) if either party consents to an involuntary petition in bankruptcy or fails to vacate, within 90 days from the date of entry thereof, any order approving an involuntary petition by such party; or (v) if an order, judgment or decree by any court of competent jurisdiction, on the application of a creditor, adjudicating either party as bankrupt or insolvent or approving a petition seeking reorganization or appointing a receiver, trustee, or liquidator or all or a substantial part of such party's assets is entered, and such order, judgment or decree's continues unstayed and in effect for any period of 90 days.

  As described above, all fees payable under the Management Agreements will become obligations of the Lessees, to be paid by the Lessees, as modified prior to the consummation of the REIT Conversion, for so long as the Leases remain in effect. The Lessees' obligations to pay these fees, however, could adversely affect the ability of one or more Lessees to pay Base Rent or Percentage Rent payable under the Leases, even though such amounts otherwise are due and owing to the Operating Partnership.

NONCOMPETITION AGREEMENTS

  Following the REIT Conversion, Host REIT, the Operating Partnership and SLC will be subject to the noncompetition agreements currently in effect between Host and Marriott International. See "Certain Relationships and Related Transactions--Relationship Between Host and Marriott International."

INDEBTEDNESS

  As of June 19, 1998, the Company had the following debt outstanding:

                                                                 OUTSTANDING
                                                              PRINCIPAL BALANCE
                                                              AT JUNE 19, 1998
                                                             ------------------
                                                                (IN MILLIONS)
Properties Notes, with a rate of 9 1/2% due May 2005.......        $   600
New Properties Notes, with a rate of 8 7/8% due July 2007..            600
Acquisitions Notes, with a rate of 9% due December 2007....            350
Senior Notes, with an average rate of 9 3/4% at June 19,
 1998, maturing through 2012...............................             35
                                                                   -------
  Total Notes..............................................          1,585
                                                                   -------
Mortgage debt (non-recourse) secured by $2.6 billion of
 real estate assets,
 with an average rate of 8.5% at June 19, 1998, maturing
 through 2022..............................................          1,868(1)
Line of Credit, secured by $500 million of real estate as-
 sets, with a variable rate of Eurodollar plus 1.7% or Base
 Rate (as defined) plus 0.7% at the option of the Operating
 Partnership (7.4% at June 19, 1998) due June 2004 ........             22
                                                                   -------
  Total Mortgage Debt......................................          1,890
                                                                   -------
Other notes, with an average rate of 7.4% at June 19, 1998,
 maturing through 2017.....................................             87
Capital lease obligations..................................              8
                                                                   -------
  Total Other Debt.........................................             95
                                                                   -------
  Total Debt...............................................        $ 3,570(2)
                                                                   =======

--------
(1) Includes consolidated mortgage indebtedness of Atlanta Marquis, Desert Springs, Hanover, MHP and MHP2, which, on an individual Partnership basis, is as follows:

                                 OUTSTANDING
                             PRINCIPAL BALANCE AT MATURITY  INTEREST      1998
                                 JUNE 19, 1998      DATE      RATE    DEBT SERVICE
                             -------------------- --------- --------- -------------
                                (IN MILLIONS)                         (IN MILLIONS)
   Atlanta Marquis
     First mortgage debt...          $163         02/11/10      7.4%      $12.4
                                     ----                                 -----
   Desert Springs
     First mortgage debt...           102         12/11/22      7.8%        9.4
     Mezzanine debt........            20         12/12/10   10.365%        2.8
                                     ----                                 -----
       Total Desert Springs
        debt...............           122                                  12.2
                                     ----                                 -----
   Hanover
     Mortgage debt.........            30         08/01/04     8.58%        3.0
                                     ----                                 -----
   MHP
     First mortgage debt...           151         01/01/08     7.48%       12.7
     Second mortgage debt..            83         05/01/00    9.125%        9.2
     Construction loan.....             3         01/01/08     7.48%        --
                                     ----                                 -----
       Total MHP debt......           237                                  21.9
                                     ----                                 -----
   MHP2
     Mortgage debt.........           220         10/11/07     8.22%       22.6
                                     ----                                 -----
       Total consolidated
        debt included
        above..............          $772                                 $72.1
                                     ====                                 =====

(2) The consolidated Company debt of $3,570 million does not include indebtedness of Chicago Suites, MDAH and PHLP, which, on an individual Partnership basis, is as follows, and would increase the Operating Partnership's total indebtedness to $3,873 million at June 19, 1998.

                                 OUTSTANDING
                             PRINCIPAL BALANCE AT MATURITY                           1998
                                JUNE 19, 1998       DATE        INTEREST RATE    DEBT SERVICE
                             -------------------- --------    ------------------ -------------
                                (IN MILLIONS)                                    (IN MILLIONS)
   Chicago Suites
     Mortgage debt.........         $ 24.3        06/12/01    3 month LIBOR + 2%     $ 3.4
                                    ------
   MDAH
     Note A................           73.1        12/15/99        LIBOR + 1%           6.4
     Note B................           27.8        12/15/99          LIBOR              2.2
     Note C................            9.3        12/15/10       No interest           --
                                    ------                                           -----
                                     110.2                                             8.6
                                    ------
   PHLP
     Mortgage debt.........          168.9        12/22/98(1)    LIBOR + 1.5%          N/A(2)
                                    ------
       Total unconsolidated
        debt...............         $303.4
                                    ======

  --------
  (1) Maturity can be extended to December 1999.

  (2) Interest expense is budgeted at $14.2 million for 1998. Minimum principal payments are $6.0 million. On February 23, 1998, $3.8 million was repaid in principal from 1997 excess cash. A principal payment is budgeted to be made in February 1999 from 1998 excess cash.

  Aggregate debt maturities at June 19, 1998, excluding capital lease obligations, are (in millions):

   1998.................................................................. $  302
   1999..................................................................     29
   2000..................................................................    133
   2001..................................................................     76
   2002..................................................................    150
   Thereafter............................................................  2,871
                                                                          ------
                                                                          $3,561
                                                                          ======

  Bond Refinancing. On August 5, 1998, HMH Properties issued $1.7 billion of 7 7/8% senior notes issued in two series, consisting of $500 million due 2005 and $1.2 billion due 2008 (the "New Senior Notes"). The New Senior Notes are guaranteed by Host Marriott and Host Marriott Hospitality, Inc. and certain subsidiaries of HMH Properties and are secured by pledges of equity interests in certain subsidiaries of HMH Properties. The guarantee by Host Marriott will terminate on the Effective Date.

  The indenture under which the New Senior Notes were issued contains covenants restricting the ability of HMH Properties and certain of its subsidiaries to incur indebtedness, acquire or sell assets or make investments in other entities, and make distributions to equityholders of HMH Properties and (following the REIT Conversion) the Operating Partnership. The New Senior Notes also contain a financial covenant requiring the maintenance of a specified ratio of unencumbered assets to unsecured debt.

  Credit Facility. On August 5, 1998, HMH Properties, Inc. ("HMH Properties") a subsidiary of Host that will merge into the Operating Partnership prior to the Effective Date, entered into a $1.25 billion credit facility (the "Credit Facility") provided by a syndicate of financial institutions (the "Lenders") led by Bankers Trust Company. The Credit Facility provides the Company with
(i) a $350 million term loan facility (subject to increases as provided in the succeeding paragraph) and (ii) a $900 million revolving credit facility. The Credit Facility will have an initial term of three years with two one-year options to extend. The proceeds of the Credit

Facility, along with the proceeds from the New Senior Notes, were used to fund the purchase of $1.55 billion of senior notes of HMH Properties at the initial closing on August 5, 1998, and repay $22 million of outstanding borrowings under a line of credit provided by the Lenders to certain subsidiaries of Host and will be used (i) to acquire full-service hotels and other real estate assets including, under certain circumstances, senior living properties, (ii) under certain circumstances, to develop new full-service hotels and (iii) for general working capital purposes.

  The term loan facility was funded on the closing date of the Credit Facility. The $350 million term loan facility may be increased by up to $250 million after the initial closing and will be available, subject to terms and conditions thereof and to the commitment of sufficient Lenders, in up to two drawings to be made on or prior to the second anniversary of the closing of the Credit Facility. The Lenders will advance funds under the revolving credit facility as requested by the Company with minimum borrowing amounts and frequency limitations to be agreed upon, subject to customary conditions including, but not limited to, (i) no existing or resulting default or event of default under the Credit Facility and (ii) continued accuracy of representations and warranties in all material respects.

  The interest rate applicable to the Credit Facility and the unused commitment fee applicable to the revolving portion of the Credit Facility will be calculated based on a spread over LIBOR that will fluctuate based on the quarterly recalculation of a leverage ratio set forth in the Credit Facility. The Credit Facility will provide that in the event that the Company achieves one of several investment grade long-term unsecured indebtedness ratings, the spread over LIBOR applicable to the Credit Facility will be fixed based on the particular rating achieved. If the Company elects to exercise its one-year extensions, the Company will be required to amortize approximately 22.5% per annum of the principal amount outstanding under the Credit Facility at the end of the initial three-year term.

  The Company's obligations under the Credit Facility will be guaranteed, subject to certain conditions, on a senior basis by Host Marriott Corporation ("Host Marriott"), Host Marriott Hospitality, Inc. and certain of HMH Properties' existing and future subsidiaries. The guarantee of Host Marriott will terminate on the Effective Date. In addition, certain subsidiaries of Host Marriott other than HMH Properties and its subsidiaries may, under certain circumstances, guarantee the obligations under the Credit Facility in the future. Borrowings under the Credit Facility will rank pari passu with the New Senior Notes and other existing and future senior indebtedness of the Company. The Credit Facility is secured, on an equal and ratable basis, with the New Senior Notes by a pledge of the capital stock of certain direct and indirect subsidiaries of HMH Properties. In addition, the Credit Facility may under certain circumstances in the future be secured by a pledge of capital stock of certain subsidiaries of Host Marriott other than HMH Properties and its subsidiaries.

  The Credit Facility includes financial and other covenants that require the maintenance of certain ratios with respect to, among other things, maximum leverage, limitations on indebtedness, minimum net worth and interest and fixed charge coverage and restrict payment of distributions and investments, acquisitions, and sales of assets by the Company.

                        DISTRIBUTION AND OTHER POLICIES

  The following is a discussion of the anticipated policies with respect to distributions, investments, financing, lending, conflicts of interest and certain other activities of the Operating Partnership and Host REIT. Upon consummation of the REIT Conversion, the Operating Partnership's policies with respect to these activities will be determined by the Board of Trustees of Host REIT and may be amended or revised from time to time at the discretion of the Board of Trustees without notice to, or a vote of, the shareholders of Host REIT or the limited partners of the Operating Partnership, except that changes in certain policies with respect to conflicts of interest must be consistent with legal and contractual requirements.

DISTRIBUTION POLICY

  Host REIT and the Operating Partnership intend to pay regular quarterly distributions to holders of Common Shares and OP Units. The distributions to shareholders per Common Share will be in an amount equal to the amount distributed by the Operating Partnership per OP Unit. The Operating Partnership will establish its initial distribution at a level that will enable Host REIT to distribute to its shareholders an amount equal to 100% of its taxable income. The Operating Partnership anticipates that distributions will be paid from cash provided by operations. To the extent that cash provided by operations is insufficient, the Operating Partnership intends to borrow funds in order to make distributions to holders of OP Units to enable Host REIT to distribute 100% of its taxable income. Based upon Host's preliminary estimates of its taxable income for 1999, Host currently estimates that this policy will result in an initial annual distribution of approximately $1.00 to $1.10 per OP Unit ($0.25 to $0.275 per quarter). Investors are cautioned that Host expects that its preliminary estimate may materially change as a result of issuances of additional common or preferred stock by Host prior to the REIT Conversion (which could reduce the distribution per OP Unit), changes in operations, changes in the preliminary estimate of taxable income for 1999 and various other factors (some of which may be beyond the control of Host). The actual distributions made by the Operating Partnership will be affected by a number of factors, including the rental payments received by the Operating Partnership from the Lessees with respect to the Leases on the Hotels, the operating expenses of the Operating Partnership, the interest expense incurred in borrowing, the taxable income of the Operating Partnership, unanticipated capital expenditures and distributions required to be made on any preferred units issued by the Operating Partnership. No assurance can be given that the Operating Partnership's estimates will prove accurate or that any level of distributions will be made or sustained. The Operating Partnership anticipates that distributions will exceed net income determined in accordance with generally accepted accounting principles due to non-cash expenses, primarily depreciation and amortization.

  For a discussion of the tax treatment of distributions to holders of OP Units, see "Federal Income Tax Consequences--Tax Treatment of Holders of OP Units--Treatment of Operating Partnership Distributions." For a discussion of the annual distribution requirements applicable to REITs, see "Federal Income Tax Consequences--Taxation of Host REIT Following the REIT Conversion--Annual Distribution Requirements Applicable to REITs." For a discussion of the tax treatment of distributions to the holders of Common Shares, see "Federal Income Tax Consequences--Taxation of Taxable U.S. Shareholders of Host REIT Generally," "Taxation of Tax-Exempt Shareholders of Host REIT" and "--Taxation of Non-U.S. Shareholders of Host REIT."

INVESTMENT POLICIES

  Investments in Real Estate or Interests in Real Estate. Host REIT is required to conduct all of its investment activities through the Operating Partnership. The Operating Partnership's investment objectives are to (i) achieve long-term sustainable growth in Funds From Operations per OP Unit or Common Share, (ii) increase asset values by improving and expanding the initial Hotels, as appropriate, (iii) acquire additional existing and newly developed upscale and luxury full-service hotels in targeted markets, (iv) develop and construct upscale and luxury full-service hotels and (v) potentially pursue other real estate investments. The Operating Partnership's business will be primarily focused on upscale and luxury full-service hotels. Where appropriate, and subject to REIT qualification rules and limitations contained in the Partnership Agreement, the Operating Partnership may sell certain of its hotels.

  The Operating Partnership also may participate with other entities in property ownership through joint ventures or other types of co-ownership. Equity investments may be subject to existing mortgage financing and other indebtedness or such financing or indebtedness may be incurred in connection with acquiring investments. Any such financing or indebtedness will have priority over the Operating Partnership's equity interest in such property.

  Investments in Real Estate Mortgages. While the Operating Partnership will emphasize equity real estate investments, it may, in its discretion, invest in mortgages and other similar interests. The Operating Partnership does not intend to invest to a significant extent in mortgages or deeds of trust, but may acquire mortgages as a strategy for acquiring ownership of a property or the economic equivalent thereof, subject to the investment restrictions applicable to REITs. See "Business and Properties--Blackstone Acquisition," "Federal Income Tax Consequences--Taxation of Host REIT Following the REIT Conversion--Income Tests Applicable to REITs" and "--Asset Tests Applicable to REITs." As of June 19, 1998, the Operating Partnership held two mortgages secured by hotels. In addition, the Operating Partnership may invest in mortgage-related securities and/or may seek to issue securities representing interests in such mortgage-related securities as a method of raising additional funds.

  Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers. Subject to the percentage ownership limitations and gross and asset income tests necessary for REIT qualification, the Operating Partnership also may invest in securities of other entities engaged in real estate activities or invest in securities of other issuers, including for the purpose of exercising control over such entities. The Operating Partnership may acquire all or substantially all of the securities or assets of other REITs or similar entities where such investments would be consistent with the Operating Partnership's investment policies. No such investments will be made, however, unless the Board of Trustees determines that the proposed investment would not cause either Host REIT or the Operating Partnership to be an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

FINANCING POLICIES

  The Operating Partnership's and Host REIT's organizational documents currently contain no restrictions on incurring debt. Host REIT and the Operating Partnership, however, will have a policy of incurring debt only if upon such incurrence the debt-to-total market capitalization of Host REIT and the Operating Partnership would be % or less. In addition, the Indenture limits the amount of Debt (as defined in the Indenture, see "Description of the Notes--Limitations on Incurrence of Debt") that the Operating Partnership may incur if, immediately after giving effect to the incurrence of such additional Debt, the aggregate principal amount of all outstanding Debt of the Operating Partnership and its Subsidiaries (as defined in the Indenture) on a consolidated basis (i) is greater than 60% of the Total Market Capitalization (as defined herein) of the Operating Partnership on the date of such incurrence or (ii) is greater than 75% of the Operating Partnership's undepreciated total assets on the date of such incurrence. Indentures for debt issued to replace the public bonds may contain other restrictions. The Operating Partnership may, from time to time, reduce its outstanding indebtedness by repurchasing a portion of such outstanding indebtedness, subject to certain restrictions contained in the Partnership Agreement and the terms of its outstanding indebtedness. The Operating Partnership will from time to time reevaluate its borrowing policies in light of then current economic conditions, relative costs of debt and equity capital, market values of properties, growth and acquisition opportunities and other factors. Consequently, the Operating Partnership's financing policy is subject to modification and change. The Operating Partnership may modify its borrowing policy without any vote of the shareholders of Host REIT or the limited partners of the Operating Partnership.

  To the extent that the Board of Trustees determines to seek additional capital, Host REIT or the Operating Partnership may raise such capital through equity offerings, debt financing or retention of cash flow or a combination of these methods. As long as the Operating Partnership is in existence, the net proceeds of all equity capital raised by Host REIT will be contributed to the Operating Partnership in exchange for OP Units in the Operating Partnership, which will dilute the ownership interest of limited partners of the Operating Partnership.

  In the future, the Operating Partnership may seek to extend, expand, reduce or renew its New Credit Facility, or obtain new credit facilities or lines of credit, subject to its general policy relating to the ratio of debt-to-total market capitalization, for the purpose of making acquisitions or capital improvements or providing working capital or meeting the taxable income distribution requirements for REITs under the Code. In the future, Host REIT and the Operating Partnership also may determine to issue securities senior to the Common Shares or OP Units, including preferred shares and debt securities (either of which may be convertible into Common Shares or OP Units or may be accompanied by warrants to purchase Common Shares or OP Units).

  The Operating Partnership has not established any limit on the number or amount of mortgages that may be placed on any single hotel or on its portfolio as a whole, although the Operating Partnership's objective is to reduce its reliance on secured indebtedness.

LENDING POLICIES

  The Operating Partnership may consider offering purchase money financing in connection with the sale of a hotel where the provision of such financing will increase the value received by the Operating Partnership for the hotel sold.

CONFLICTS OF INTEREST POLICIES

  Host REIT's Board of Trustees is subject to provisions of Maryland law designed to address conflicts of interest. There can be no assurance, however, that these policies and provisions or these agreements always will be successful in eliminating the influence of such conflicts. If they are not successful, decisions could be made that may fail to reflect fully the interests of all limited partners of the Operating Partnership.

  Absence of Arm's Length Negotiations. Pursuant to Maryland law (where Host REIT is organized), any contract or transaction between Host REIT and a trustee, or any entity in which the trustee is a trustee or has a material financial interest, generally must be (i) disclosed to the Board of Trustees and approved by the affirmative vote of a majority of the trustees not having such an interest ("disinterested trustees"), (ii) disclosed to the shareholders and approved by the affirmative vote of a majority of the disinterested shareholders or (iii) be in fact fair and reasonable to Host REIT. In addition, under Delaware law (where the Operating Partnership is formed), Host REIT, as general partner, has a fiduciary duty to the Operating Partnership and, consequently, such transactions are subject to the duties of care and loyalty that Host REIT, as general partner, owes to limited partners of the Operating Partnership (to the extent such duties have not been eliminated pursuant to the terms of the Partnership Agreement). The Partnership Agreement provides that (i) in considering to dispose of any of the assets of the Operating Partnership, Host REIT shall take into account the tax consequences to it of any such disposition and shall have no liability to the Operating Partnership or the limited partners for decisions based upon or influenced by such tax consequences (and the Operating Partnership generally is obligated to pay any taxes Host REIT incurs as result of such transactions), (ii) Host REIT, as general partner, is under no obligation to consider the separate interests of the limited partners (including, without limitation, tax consequences) in deciding whether to cause the Operating Partnership to take, or decline to take, any action and (iii) any act or omission by Host REIT, as a general partner, undertaken in the good faith belief that such action is necessary or desirable to protect the ability of Host REIT to continue to qualify as a REIT or to allow Host REIT to avoid incurring liability for taxes under Section 857 or 4981 of the Code (relating to required distributions) is deemed approved by all limited partners.

  Officers and Trustees of Host REIT. Host REIT has adopted a policy which would require that all material contracts and transactions between Host REIT, the Operating Partnership or any of its subsidiaries, on the one hand, and a trustee or executive officer of Host REIT or any entity in which such trustee or executive officer is a trustee or has a material financial interest, on the other hand, must be approved by the affirmative vote of a majority of the disinterested trustees. Where appropriate in the judgment of the disinterested trustees, the Board of Trustees may obtain a fairness opinion or engage independent counsel to represent the interests of nonaffiliated security holders, although the Board of Trustees will have no obligation to do so.

POLICIES WITH RESPECT TO OTHER ACTIVITIES

  The Operating Partnership may, but does not presently intend to, make investments other than as previously described. Host REIT will make investments only through the Operating Partnership. Host REIT and the Operating Partnership will have authority to offer their securities and to repurchase or otherwise reacquire their securities and may engage in such activities in the future. Host REIT and the Operating Partnership also may make loans to joint ventures in which they may participate in the future to meet working capital needs. Neither Host REIT nor the Operating Partnership will engage in trading, underwriting, agency distribution or sale of securities of other issuers. At all times, Host REIT intends to cause the Operating Partnership to make investments in such a manner as to be consistent with the requirements of the Code for Host REIT to qualify as a REIT unless, because of changing circumstances or changes in the Code (or the regulations promulgated thereunder), the Board of Trustees determines that (i) it is no longer in the best interests of Host REIT to continue to qualify as a REIT and
(ii) that the Operating Partnership will still qualify as a partnership for federal income tax purposes, or, alternatively, it is no longer in the interests of the holders of OP Units for the Operating Partnership to continue to qualify as a partnership. Host REIT's policies with respect to such activities may be reviewed and modified from time to time by Host REIT's trustees without notice to, or the vote of, its shareholders.

                            SELECTED FINANCIAL DATA

  The following table presents certain selected historical financial data of the Company which has been derived from the Company's audited Combined Consolidated Financial Statements for the five most recent fiscal years ended January 2, 1998 and the unaudited condensed combined consolidated financial statements for the First Two Quarters 1998 and First Two Quarters 1997. The income statement data for fiscal year 1993 does not reflect the Marriott International Distribution and related transactions and, accordingly, the table presents data for the Company for 1993 that includes amounts attributable to Marriott International. As a result of the Marriott International Distribution and related transactions, the assets, liabilities and businesses of the Company have changed substantially.

  The information contained in the following table is not comparable to the operations of the Operating Partnership on a going-forward basis because the historical information relates to an operating entity which owns and operates its hotels, while the Operating Partnership will own the Hotels but will lease them to the Lessees and receive rental payments in connection therewith.

                         FIRST TWO QUARTERS                   FISCAL YEAR
                         --------------------  ----------------------------------------------
                           1998       1997     1997(1)  1996(2)  1995(3)  1994(1)  1993(1)(4)
                         ---------  ---------  -------  -------  -------  -------  ----------
                             (UNAUDITED)                (IN MILLIONS)
INCOME STATEMENT DATA:
  Revenues.............. $     708  $     522  $1,110   $  732   $  484   $  380     $  659
  Operating profit......       355        215     432      233      114      152         92
  Interest expense......       151        122     287      237      178      165        164
  Income (loss) from
   continuing
   operations...........        93         32      47      (13)     (62)     (13)        56
  Net income (loss)(5)..        93         37      50      (13)    (143)     (25)        50
OTHER OPERATING DATA:
  Cash from operations..       206        193     432      201      142      146        415
  Cash used in investing
   activities...........       (49)      (200)   (807)    (504)    (208)    (178)      (262)
  Cash provided by (used
   in) financing
   activities...........      (155)      (188)    165      806      200       26       (389)
  Comparative FFO(6)
   (unaudited)..........       190        145     285      164      136      N/A        N/A
  Depreciation and
   amortization.........       114        102     231      168      122      113        N/A
RATIO DATA (UNAUDITED):
  Ratio of earnings to
   fixed charges(7).....       2.0x       1.5x    1.3x     1.0x     --       --         N/A
  Deficiency of earnings
   to fixed charges(7)..       --         --      --       --        70       12        N/A
BALANCE SHEET DATA:
  Cash, cash equivalents
   and short-term
   marketable
   securities........... $     542  $     509  $  848   $  704   $  201   $   67     $   73
  Total assets..........     6,194      5,324   5,907    5,152    3,557    3,366      3,362
  Debt..................     3,570      2,715   3,466    2,647    2,178    1,871      2,113

--------

(1) In the First Two Quarters 1997 and fiscal year 1997, the Company recognized a $5 million and $3 million, respectively, extraordinary gain, net of taxes, on the extinguishment of certain debt. In 1994, the Company recognized a $6 million extraordinary loss, net of taxes, on the required redemption of senior notes. In 1993, the Company recognized a $4 million extraordinary loss, net of taxes, on the completion of an exchange offer for its then outstanding bonds.

(2) Fiscal year 1996 includes 53 weeks.

(3) Operating results for 1995 include a $10 million pre-tax charge to write down the carrying value of five limited service properties to their net realizable value and a $60 million pre-tax charge to write down an undeveloped land parcel to its estimated sales value. In 1995, the Company recognized a $20 million extraordinary loss, net of taxes, on the extinguishment of debt.
(4) Operating results for 1993 include the operations of Marriott
    International through the Marriott International Distribution date of October 8, 1993. These operations had a net pre-tax effect on income of $211 million for the year ended December 31, 1993 and are recorded as "Profit from operations distributed to Marriott International" on the Company's consolidated statements of operations and are, therefore, not included in sales, operating profit before corporate expenses and interest, interest expense and interest income for the same period. The net pre-tax effect of these operations is, however, included in income before income taxes, extraordinary item and cumulative effect of changes in accounting principles and in net income for the same periods. Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," was adopted in the first quarter of 1993. In the second quarter of 1993, the Company changed its accounting method for assets held for sale. During 1993, the Company recorded a $34 million credit to reflect the adoption of SFAS No. 109 and a $32 million charge, net of taxes, to reflect the change in its accounting method for assets held for sale. Operating results in 1993 included pre-tax expenses related to the Marriott International Distribution totaling $13 million.
(5) The Company recorded a loss from discontinued operations, net of taxes, as a result of the Special Dividend (as defined herein) of $61 million in 1995, $6 million in 1994, and $4 million in 1993. The 1995 loss from discontinued operations includes a pre-tax charge of $47 million for the adoption of SFAS No. 121, "Accounting For the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of," a pre-tax $15 million restructuring charge and an extraordinary loss of $10 million, net of taxes, on the extinguishment of debt.

(6) The Company considers Comparative Funds From Operations ("Comparative FFO," which represents Funds From Operations, as defined by the National Association of Real Estate Investment Trusts, Inc. ("NAREIT"), plus deferred tax expense) a meaningful disclosure that will help the investment community to better understand the financial performance of the Company, including enabling its shareholders and analysts to more easily compare the Company's performance to REITs. FFO is defined by NAREIT as net income computed in accordance with GAAP, excluding gains or losses from debt restructurings and sales of properties, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. FFO should not be considered as an alternative to net income, operating profit, cash flows from operations or any other operating or liquidity performance measure prescribed by GAAP. FFO is also not an indicator of funds available to fund the Company's cash needs, including its ability to make distributions. The Company's method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

(7) The ratio of earnings to fixed charges is computed by dividing net income before interest expense and other fixed charges by total fixed charges, including interest expense, amortization of debt issuance costs and the portion of rent expense that is deemed to represent interest. The deficiency of earnings to fixed charges is largely the result of depreciation and amortization of $122 million and $113 million in 1995 and 1994, respectively.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS
                            AND FINANCIAL CONDITION

LACK OF COMPARABILITY FOLLOWING THE CONSOLIDATION

  Because the Company's Hotels will be leased following the Mergers and the REIT Conversion, the Company does not believe that the historical results of operations will be comparable to the results of operations of the Company following the Mergers and the REIT Conversion. For pro forma information giving effect to the Mergers and the REIT Conversion (including the Leases), see "Unaudited Pro Forma Financial Information."

HISTORICAL RESULTS OF OPERATIONS

  Revenues primarily represent house profit from the Company's hotel properties, net gains (losses) on property transactions and equity in the earnings (losses) of affiliates. House profit reflects the net revenues flowing to the Company as property owner and represents gross hotel sales less property-level expenses (excluding depreciation, management fees, property taxes, ground and equipment rent, insurance and certain other costs which are classified as operating costs and expenses included in the accompanying financial statements). Other operating costs and expenses include idle land carrying costs and certain other costs.

  The Company's hotel operating costs and expenses are, to a great extent, fixed. Therefore, the Company derives substantial operating leverage from increases in revenue. This operating leverage is somewhat diluted, however, by the impact of base management fees which are calculated as a percentage of sales, variable lease payments and incentive management fees tied to operating performance above certain established levels. Successful hotel performance resulted in certain of the Company's properties reaching levels which allowed the manager to share in the growth of profits in the form of higher management fees. The Company expects that this trend will continue in 1998 as the upscale and luxury full-service segments continue to strengthen. At these higher operating levels, the Company's and the managers' interests are closely aligned, which helps to drive further increases in profitability, but moderates operating leverage.

  For the periods discussed herein, the Company's hotel properties have experienced substantial increases in room revenues generated per available room ("REVPAR"). REVPAR is a commonly used indicator of market performance for hotels which represents the combination of the average daily room rate charged and the average occupancy achieved. REVPAR does not include food and beverage or other ancillary revenues generated by the property. The REVPAR increase primarily represents strong percentage increases in room rates, while occupancy increases have been more moderate. Increases in average room rates have generally been achieved by the managers through shifting occupancies away from discounted group business to higher-rated group and transient business and by selectively increasing room rates. This has been made possible by increased travel due to improved economic conditions and by the favorable supply/demand characteristics existing in the upscale and luxury full-service segments of the lodging industry. The Company expects this favorable relationship between supply growth and demand growth to continue in the upscale and luxury markets in which it operates, which should result in improved REVPAR and operating profits at its hotel properties in the near term. However, there can be no assurance that REVPAR will continue to increase in the future.

FIRST TWO QUARTERS 1998 COMPARED TO FIRST TWO QUARTERS 1997 (HISTORICAL)

  Revenues. Revenues primarily represent house profit from the Company's hotel properties, net gains (losses) on property transactions and equity in earnings (losses) of affiliates. Revenues increased $186 million, or 36%, to $708 million for the twenty-four weeks ended June 19, 1998 ("First Two Quarters 1998") from $522 million for the twenty-four weeks ended June 20, 1997 ("First Two Quarters 1997"). The Company's revenue and operating profit were impacted by improved lodging results for comparable full-service hotel properties, the addition of 18 full-service hotel properties during 1997 and eight full-service properties during the First Two Quarters 1998 and the gain on the sale of two hotel properties in the First Two Quarters 1998.

  Hotel sales (gross hotel sales, including room sales, food and beverage sales, and other ancillary sales such as telephone sales) increased $317 million, or 25%, to $1,574 million in the First Two Quarters 1998, reflecting the REVPAR increases for comparable units and the addition of full-service properties in 1997 and 1998. Improved results for the Company's full-service hotels were driven by strong increases in REVPAR for comparable units of 8.2% to $116.66 for the First Two Quarters 1998. Results were further enhanced by a one percentage point increase in the house profit margin for comparable full-service properties. On a comparable basis for the Company's full-service hotel properties, average room rates increased over eight percent, while average occupancy decreased slightly.

  Operating Costs and Expenses. Operating costs and expenses principally consist of depreciation, management fees, property taxes, ground, building and equipment rent, insurance and certain other costs. Operating costs and expenses increased $46 million to $353 million in the First Two Quarters 1998 from $307 million for the First Two Quarters 1997, primarily representing increased hotel operating costs, including depreciation and management fees. Hotel operating costs increased $52 million to $343 million for the First Two Quarters 1998 primarily due to the addition of 26 full-service properties during 1997 and the First Two Quarters 1998 and increased management fees and rentals tied to improved property results. As a percentage of hotel revenues, hotel operating costs and expenses decreased to 53% of revenues in the First Two Quarters 1998 from 57% of revenues in the First Two Quarters 1997 due to the significant increases in REVPAR discussed above, as well as the operating leverage as a result of a significant portion of the Company's hotel operating costs and expenses being fixed.

  Operating Profit. As a result of the changes in revenues and operating costs and expenses discussed above, the Company's operating profit increased $140 million, or 65%, to $355 million for the First Two Quarters 1998. Hotel operating profit increased $88 million, or 40%, to $309 million, or 47% of hotel revenues, for the First Two Quarters 1998 from $221 million, or 43% of hotel revenues, for the First Two Quarters 1997. Specifically, hotels in New York City and Toronto reported significant improvements for the First Two Quarters 1998. Results in Mexico City have also improved as the Mexican economy continues to strengthen. Properties in Florida reported some minor softness in results due to exceptionally poor weather in 1998.

  Minority Interest. Minority interest expense increased $6 million to $30 million for the First Two Quarters 1998, primarily reflecting the impact of the consolidation of affiliated partnerships and the acquisition of controlling interests in newly-formed partnerships during 1997 and the First Two Quarters 1998.

  Corporate Expenses. Corporate expenses increased $2 million to $20 million for the First Two Quarters 1998. As a percentage of revenues, corporate expenses decreased to 2.8% of revenues for the First Two Quarters 1998 from 3.4% in the First Two Quarters 1997, reflecting the Company's efforts to carefully control its corporate expenses in spite of the substantial growth in revenues.

  REIT Conversion Expenses. REIT Conversion Expenses reflect the professional fees and other expenses associated with the Company's conversion to a REIT.

  Interest Expense. Interest expense increased 24% to $151 million in the First Two Quarters 1998, primarily due to additional debt of approximately $580 million assumed in connection with the 1997 and 1998 full-service hotel additions, as well as the issuance of $600 million of 8 7/8% senior notes in July 1997.

  Dividends on Convertible Preferred Securities. The Dividends on Convertible Preferred Securities reflect the dividends accrued on the $550 million in 6.75% Convertible Preferred Securities issued by the Company in December 1996.


  Interest Income. Interest income increased $4 million to $26 million for the First Two Quarters 1998, primarily reflecting interest earned on cash held for future hotel investments.

  Income before Extraordinary Item. Income before extraordinary item for the First Two Quarters 1998 was $93 million, compared to $32 million for the First Two Quarters 1997.

  Extraordinary Gain. In March 1997, the Company purchased 100% of the outstanding bonds secured by a first mortgage on the San Francisco Marriott Hotel. The Company purchased the bonds for $219 million, which was an $11 million discount to the face value of $230 million. In connection with the redemption and defeasance of the bonds, the Company recognized an extraordinary gain of $5 million, which represents the $11 million discount and the write-off of deferred financing fees, net of taxes.

  Net Income. The Company's net income for the First Two Quarters 1998 was $93 million compared to $37 million for the First Two Quarters 1997.

1997 COMPARED TO 1996 (HISTORICAL)

  Revenues. Revenues increased $378 million, or 52%, to $1.1 billion for 1997. The Company's revenue and operating profit were impacted by:

  -- improved lodging results for comparable full-service hotel properties;

  -- the addition of 23 full-service hotel properties during 1996 and 18 full-service properties during 1997;

  -- the 1996 sale and leaseback of 16 Courtyard properties and 18 Residence
     Inns; and

  -- the 1997 results including 52 weeks versus 53 weeks in 1996.

  Hotel sales increased $864 million, or 44%, to over $2.8 billion in 1997, reflecting the REVPAR increases for comparable units and the addition of full-service properties during 1996 and 1997. Improved results for the Company's full-service hotels were driven by strong increases in REVPAR for comparable units of 12.6% in 1997. Results were further enhanced by a more than two percentage point increase in the house profit margin for comparable full-service properties. On a comparable basis for the Company's full-service properties, average room rates increased almost 11%, while average occupancy increased over one percentage point.

  Operating Costs and Expenses. Operating costs and expenses increased $179 million to $678 million for 1997, primarily representing increased hotel operating costs, including depreciation and management fees. Hotel operating costs increased $188 million to $649 million, primarily due to the addition of 41 full-service properties during 1996 and 1997, and increased management fees and rentals tied to improved property results. As a percentage of hotel revenues, hotel operating costs and expenses decreased to 59% of revenues for 1997, from 64% of revenues for 1996, reflecting the impact of increased 1997 revenues on relatively fixed operating costs and expenses.

  Operating Profit. As a result of the changes in revenues and operating costs and expenses discussed above, the Company's operating profit increased $199 million, or 85%, to $432 million in 1997. Hotel operating profit increased $188 million, or 73%, to $444 million, or 41% of hotel revenues, for 1997 compared to $256 million, or 36% of hotel revenues, for 1996. In nearly all markets, the Company's hotels recorded improvements in comparable operating results. In particular, the Company's hotels in the Northeast, Mid-Atlantic and Pacific coast regions benefited from the upscale and luxury full-service room supply and demand imbalance. Hotels in New York City, Philadelphia, San Francisco/Silicon Valley and in Southern California performed particularly well. In 1998, the Company expects results to be strong in these markets and other gateway cities in which the Company owns hotels. In 1997, the Company's suburban Atlanta properties (three properties totaling 1,022 rooms) generally reported decreased results due to higher activity in 1996 related to the Summer Olympics and the impact of the additional supply added to the suburban areas. However, the majority of the Company's hotel rooms in Atlanta are in the core business districts in downtown and Buckhead where they realized strong year-over-year results and were only marginally impacted by the additional supply.

  Minority Interest. Minority interest expense increased $26 million to $32 million for 1997, primarily reflecting the impact of the consolidation of affiliated partnerships and the acquisition of controlling interests in newly-formed partnerships during 1996 and 1997.

  Corporate Expenses. Corporate expenses increased $2 million to $45 million in 1997. As a percentage of revenues, corporate expenses decreased to 4.1% of revenues in 1997 from 5.9% of revenues in 1996. This reflects the Company's efforts to carefully control its corporate expenses in spite of the substantial growth in revenues.

  Interest Expense. Interest expense increased $50 million to $287 million in 1997, primarily due to the additional mortgage debt of approximately $1.1 billion assumed in connection with the 1996 and 1997 full-service hotel additions, as well as the issuance of $600 million of 8 7/8% senior notes in July 1997.

  Dividends on Convertible Preferred Securities of Subsidiary Trust. The dividends on the Convertible Preferred Securities reflect the dividends on the $550 million in 6.75% Convertible Preferred Securities issued by the Company in December 1996.

  Interest Income. Interest income increased $4 million to $52 million for 1997, primarily reflecting the interest income on the available proceeds generated by the December 1996 offering of Convertible Preferred Securities and the proceeds generated by the issuance of the 8 7/8% senior notes in July 1997.

  Income (Loss) Before Extraordinary Items. Income before extraordinary items for 1997 was $47 million, compared to a $13 million loss before extraordinary items for 1996 as a result of the items discussed above.

  Extraordinary Gain (Loss). In March 1997, the Company purchased 100% of the outstanding bonds secured by a first mortgage on the San Francisco Marriott Hotel. The Company purchased the bonds for $219 million, which was an $11 million discount to the face value of $230 million. In connection with the redemption and defeasance of the bonds, the Company recognized an extraordinary gain of $5 million, which represents the $11 million discount less the write-off of unamortized deferred financing fees, net of taxes. In December 1997, the Company refinanced the mortgage debt secured by the Marriott's Orlando World Center. In connection with the refinancing, the Company recognized an extraordinary loss of $3 million, which represents payment of a prepayment penalty and the write-off of unamortized deferred financing fees, net of taxes.

  Net Income (Loss). The Company's net income in 1997 was $50 million, compared to a net loss of $13 million in 1996.

1996 COMPARED TO 1995 (HISTORICAL)

  Revenues. Revenues increased $248 million, or 51%, to $732 million in 1996. The Company's revenue and operating profit were impacted by:

  -- improved lodging results for comparable full-service hotel properties;

  -- the addition of nine full-service hotel properties during 1995 and 23 full-service properties during 1996;

  -- the 1996 and 1995 sale and leaseback of 53 of the Company's Courtyard properties and 18 of the Company's Residence Inns;

  -- the 1996 change in the estimated depreciable lives and salvage values for certain hotel properties which resulted in additional depreciation expense of $15 million;

  -- the 1996 results including 53 weeks versus 52 weeks in 1995;

  -- the $60 million pre-tax charge in 1995 to write down the carrying value of one undeveloped land parcel to its estimated sales value;

  -- a $10 million pre-tax charge in 1995 to write down the carrying value of certain Courtyard and Residence Inn properties held for sale to their net realizable values included in "Net gains (losses) on property transactions"; and

  -- the 1995 sale of four Fairfield Inns.

  Hotel revenues increased $243 million, or 51%, to $717 million in 1996, as all three of the Company's lodging concepts reported growth in REVPAR. Hotel sales increased $590 million, or 44%, to $1.9 billion in 1996, reflecting the REVPAR increases for comparable units and the addition of full-service properties during 1995 and 1996.

  Improved results for the Company's full-service hotels were driven by strong increases in REVPAR for comparable units of 11% in 1996. Results were further enhanced by an almost two percentage point increase in the house profit margin for comparable full-service properties. On a comparable basis for the Company's full-service properties, average room rates increased 8%, while average occupancy increased over two percentage points.

  Operating Costs and Expenses. Operating costs and expenses increased $129 million to $499 million for 1996, primarily representing increased hotel operating costs, including depreciation, partially offset by the $60 million pre-tax charge in 1995 to write down the carrying value of one undeveloped land parcel to its estimated sales value. Hotel operating costs increased $180 million to $461 million, primarily due to the addition of 32 full-service properties during 1995 and 1996, increased management fees and rentals tied to improved property results and a change in the depreciable lives and salvage values of certain large hotel properties ($15 million). As a percentage of hotel revenues, hotel operating costs and expenses increased to 64% of revenues for 1996, from 59% of revenues for 1995, reflecting the impact of the lease payments on the Courtyard and Residence Inn properties which have been sold and leased back, and the change in depreciable lives and salvage values for certain large hotel properties discussed above, as well as the shifting emphasis to full-service properties. Full-service hotel rooms accounted for 100% of the Company's total hotel rooms on January 3, 1997, versus 84% on December 29, 1995.

  Operating Profit. As a result of the changes in revenues and operating costs and expenses discussed above, the Company's operating profit increased $119 million, or 104%, to $233 million in 1996. Hotel operating profit increased $63 million, or 33%, to $256 million, or 36% of hotel revenues, for 1996 compared to $193 million, or 41% of hotel revenues, for 1995. Across the board, the Company's hotels recorded substantial improvements in comparable operating results. In addition, several hotels, including the New York Marriott Marquis, the New York Marriott East Side, the Philadelphia Marriott, the San Francisco Marriott and the Miami Airport Marriott posted particularly significant improvements in operating profit for the year. The Company's Atlanta properties also posted outstanding results, primarily due to the 1996 Summer Olympics. Additionally, several hotels which recently converted to the Marriott brand, including the Denver Marriott Tech Center, the Marriott's Mountain Resort at Vail and the Williamsburg Marriott, recorded strong results compared to the prior year as they completed renovations and began to realize the benefit of their conversions.

  Corporate Expenses. Corporate expenses increased $7 million to $43 million in 1996. As a percentage of revenues, corporate expenses decreased to 5.9% of revenues in 1996 from 7.4% of revenues in 1995. This reflects the Company's efforts to carefully control its corporate administrative expenses in spite of the substantial growth in revenues.

  Interest Expense. Interest expense increased 33% to $237 million in 1996, primarily due to the additional mortgage debt of approximately $696 million incurred in connection with the 1996 full-service hotel additions and the issuance of $350 million of notes issued by HMC Acquisition Properties, Inc., a wholly-owned subsidiary of the Company, in December 1995, partially offset by the net impact of the 1995 redemptions of Host Marriott Hospitality, Inc. notes ("Hospitality Notes").

  Loss from Continuing Operations. The loss from continuing operations for 1996 decreased $49 million to $13 million, as a result of the changes discussed above.

  Net Loss. The Company's net loss in 1996 was $13 million, compared to a net loss of $143 million in 1995, which included a $61 million loss from discontinued operations and a $20 million extraordinary loss primarily representing premiums paid on bond redemptions and the write-off of deferred financing fees and discounts on the debt.

PRO FORMA RESULTS OF OPERATIONS

  Because the Company's Hotels will be leased following the REIT Conversion, the Company does not believe that the historical results of operations will be comparable to the results of operations of the Company following the REIT Conversion. Accordingly, a comparison of the Company's pro forma results of operations for the First Two Quarters 1998 to First Two Quarters 1997 and fiscal year 1997 to fiscal year 1996 have been included below. The following discussion and analysis should be read in conjunction with the Company's combined consolidated financial statements and the Company's unaudited pro forma financial statements and related notes thereto included elsewhere in this Consent Solicitation. The following discussion and analysis has been prepared assuming the following two scenarios:

  . All Partnerships participate and no Notes are issued ("100% Participation with No Notes Issued").

  . All Partnerships participate and Notes are issued with respect to 100% of the OP Units allocable to each Partnership ("100% Participation with Notes Issued").

  These presentations do not purport to represent what combination will result from the Mergers and the REIT Conversion, but instead are designed to illustrate what the composition of the Company would have been like under the above scenarios. Furthermore, the unaudited pro forma financial statements do not purport to represent what the Company's results of operations or cash flows would actually have been if the Mergers and REIT Conversion had in fact occurred on such date or at the beginning of such period or to project the Company's results of operations or cash flows for any future date or period.

  The following table presents the results of operations for the First Two Quarters 1998 and the First Two Quarters 1997 on a pro forma basis under the scenarios discussed above:

                                    100% PARTICIPATION     100% PARTICIPATION
                                   WITH NO NOTES ISSUED     WITH NOTES ISSUED
                                   ----------------------  --------------------
                                    FIRST TWO QUARTERS     FIRST TWO QUARTERS
                                   ----------------------  --------------------
                                      1998        1997       1998       1997
                                   ----------  ----------  ---------  ---------
                                                 (IN MILLIONS)
Rental revenues(1)...............  $      625  $      560  $     625  $     560
Total revenues...................         634         567        634        567
Operating costs and expenses.....         297         288        296        288
Operating profit before minority
 interest, corporate expenses and
 interest expense................         337         279        338        279
Minority interest................         (11)         (7)       (11)        (7)
Corporate expenses...............         (20)        (18)       (20)       (18)
Interest expense.................        (203)       (206)      (211)      (214)
Dividends on Convertible
 Preferred Securities............         (17)        (17)       (17)       (17)
Interest income..................          20          12         20         12
                                   ----------  ----------  ---------  ---------
Income (loss) before income
 taxes...........................         106          43         99         35
Provision for income taxes.......          (5)         (2)        (5)        (2)
                                   ----------  ----------  ---------  ---------
Income before extraordinary items
 ................................  $      101  $       41  $      94  $      33
                                   ==========  ==========  =========  =========

--------

(1) Lease amounts reflect estimates as the leases have not been finalized, however, the negotiations are substantially complete. The Company does not believe that the final lease amounts will be materially different from the amounts presented.

100% PARTICIPATION WITH NO NOTES ISSUED--FIRST TWO QUARTERS 1998 COMPARED TO FIRST TWO QUARTERS 1997 (PRO FORMA)

  Revenues. Revenues primarily represent lease revenues, net gains (losses) on property transactions and equity in earnings (losses) of affiliates, including the Non-Controlled Subsidiaries. Revenues increased $67 million, or 12%, to $634 million for the First Two Quarters 1998 from $567 million for the First Two Quarters 1997.

  Hotel sales (gross hotel sales, including room sales, food and beverage sales, and other ancillary sales such as telephone sales) increased $133 million, or 7.5%, to over $1.9 billion in the First Two Quarters 1998, reflecting the REVPAR increases for the Company's hotels. Improved results for the Company's hotels were driven by strong increases in REVPAR of 8.2% to $113.61 for the First Two Quarters 1998. Average room rates increased 9%, while average occupancy decreased nearly one percentage point to 77.9%.

  Operating Costs and Expenses. Operating costs and expenses principally consist of depreciation, property taxes, ground, rent, insurance and certain other costs. Operating costs and expenses increased $9 million to $297 million in the First Two Quarters 1998. As a percentage of rental revenues, hotel operating costs and expenses decreased to 47% of rental revenues in the First Two Quarters 1998 from 50% of rental revenues in the First Two Quarters 1997 due to the significant increases in REVPAR discussed above, as well as the operating leverage as a result of a significant portion of the Company's hotel operating costs and expenses being fixed.

  Operating Profit. As a result of the changes in revenues and operating costs and expenses discussed above, the Company's operating profit increased $58 million, or 21%, to $337 million for the First Two Quarters 1998. Hotel operating profit increased $56 million, or 20%, to $333 million, or 53% of rental revenues, for the First Two Quarters 1998 from $278 million, or 50% of rental revenues, for the First Two Quarters 1997. Once again, the Company's hotel recorded significant improvements in comparable operating results. Specifically, hotels in New York City, Boston, Toronto and Atlanta reported significant improvements for the First Two Quarters 1998. Properties in Florida reported some temporary declines in operating results due to exceptionally poor weather in 1998.

  Minority Interest. Minority interest expense increased $4 million to $11 million for the First Two Quarters 1998, primarily reflecting improved lodging results.

  Corporate Expenses. Corporate expenses increased $2 million to $20 million for the First Two Quarters 1998 due to increased staffing levels and the impact of inflation.

  Interest Expense. Interest expense decreased $3 million to $203 million in the First Two Quarters 1998, primarily due to the impact of principal amortization on the Company's mortgage debt.

  Dividends on Convertible Preferred Securities. The Dividends on Convertible Preferred Securities reflect the dividends accrued during the First Two Quarters 1998 and First Two Quarters 1997 on the $550 million in 6.75% Convertible Preferred Securities issued by the Company in December 1996.

  Interest Income. Interest income increased $8 million to $20 million for the First Two Quarters 1998, primarily reflecting interest earned on cash, cash equivalents and short-term marketable securities held for future hotel investments.

  Income before Extraordinary Items. Income before extraordinary items for the First Two Quarters 1998 was $101million, compared to $41 million for the First Two Quarters 1997.

100% PARTICIPATION WITH NOTES ISSUED--FIRST TWO QUARTERS 1998 COMPARED TO FIRST TWO QUARTERS 1997 (PRO FORMA)

  Revenues. Revenues increased $67 million, or 12%, to $634 million for the First Two Quarters 1998 from $567 million for the First Two Quarters 1997.

  Hotel sales (gross hotel sales, including room sales, food and beverage sales, and other ancillary sales such as telephone sales) increased $133 million, or 7.5%, to over $1.9 billion in the First Two Quarters 1998, reflecting the REVPAR increases for the Company's hotels. Improved results for the Company's hotels were driven by strong increases in REVPAR of 8.2% to $113.61 for the First Two Quarters 1998. Average room rates increased 9%, while average occupancy decreased nearly one percentage point to 77.9%.

  Operating Costs and Expenses. Operating costs and expenses increased $8 million to $296 million in the First Two Quarters 1998. As a percentage of rental revenues, hotel operating costs and expenses decreased to 46% of revenues in the First Two Quarters 1998 from 50% of rental revenues in the First Two Quarters 1997 due to the significant increases in REVPAR discussed above, as well as the operating leverage as a result of a significant portion of the Company's hotel operating costs and expenses being fixed.

  Operating Profit. As a result of the changes in revenues and operating costs and expenses discussed above, the Company's operating profit increased $59 million, or 21%, to $338 million for the First Two Quarters 1998. Hotel operating profit increased $56 million, or 20%, to $334 million, or 54% of rental revenues, for the First Two Quarters 1998 from $279 million, or 50% of rental revenues, for the First Two Quarters 1997. Once again, the Company's hotels recorded significant improvements in comparable operating results. Specifically, hotels in New York City, Boston, Toronto and Atlanta reported significant improvements for the First Two Quarters 1998. Properties in Florida reported some temporary declines in operating results due to exceptionally poor weather in 1998.

  Minority Interest. Minority interest expense increased $4 million to $11 million for the First Two Quarters 1998, primarily reflecting improved lodging results.

  Corporate Expenses. Corporate expenses increased $2 million to $20 million for the First Two Quarters 1998 due to increased staffing levels and the impact of inflation.

  Interest Expense. Interest expense decreased $3 million to $214 million in the First Two Quarters 1998, primarily due to the impact of principal amortization on the Company's mortgage debt.

  Dividends on Convertible Preferred Securities. The Dividends on Convertible Preferred Securities reflect the dividends accrued during the First Two Quarters 1998 and First Two Quarters 1997 on the $550 million in 6.75% Convertible Preferred Securities issued by the Company in December 1996.

  Interest Income. Interest income increased $8 million to $20 million for the First Two Quarters 1998, primarily reflecting interest earned on cash, cash equivalents and short term marketable securities held for future hotel investments.

  Income (loss) before Extraordinary Items. Income before extraordinary items for the First Two Quarters 1998 was $94 million, compared to $33 million for the First Two Quarters 1997.

  The following table presents the results of operations 1997 and 1996 on a pro forma basis under the two pro forma scenarios:

                                                   100%            100%
                                               PARTICIPATION   PARTICIPATION
                                               WITH NO NOTES    WITH NOTES
                                                  ISSUED          ISSUED
                                               --------------  --------------
                                                FISCAL YEAR     FISCAL YEAR
                                               --------------  --------------
                                                1997    1996    1997    1996
                                               ------  ------  ------  ------
                                                      (IN MILLIONS)
Rental revenues(1)............................ $1,164  $1,054  $1,164  $1,054
Total revenues................................  1,179   1,061   1,179   1,061
Operating costs and expenses..................    642     603     640     601
Operating profit before minority interest,
 corporate expenses and interest expense......    537     458     539     460
Minority interest.............................     (9)     (9)     (9)     (9)
Corporate expenses............................    (44)    (39)    (44)    (39)
Interest expense..............................   (437)   (452)   (454)   (469)
Dividends on Convertible Preferred
 Securities...................................    (37)    (37)    (37)    (37)
Interest income...............................     28      28      28      28
                                               ------  ------  ------  ------
Income (loss) before income taxes.............     38     (51)     23     (66)
Benefit (provision) for income taxes..........     (2)      3      (1)      3
                                               ------  ------  ------  ------
Income (loss) before extraordinary items ..... $   36  $  (48) $   22  $  (63)
                                               ======  ======  ======  ======

--------

(1) Lease amounts reflect estimates as the leases have not been finalized, however, the negotiations are substantially complete. The Company does not believe that the final lease amounts will be materially different from the amounts presented.

100% PARTICIPATION WITH NO NOTES ISSUED--1997 COMPARED TO 1996 (PRO FORMA)

  Revenues. Revenues increased $118 million, or 11%, to $1,179 million for 1997. The Company's revenue and operating profit were principally impacted by improved lodging results for its hotel properties, which led to a substantial increase in rental revenues. The 1997 results also included 52 weeks versus 53 weeks in 1996.

  Hotel sales increased $256 million, or 7.3%, to nearly $3.8 billion in 1997, reflecting the increases in REVPAR. Improved results for the Company's full-service hotels were driven by strong increases in REVPAR of 9.1% to $103.02 in 1997. Average room rates increased nearly 9%, while average occupancy increased slightly to 77.8%.

  Operating Costs and Expenses. Operating costs and expenses increased $39 million to $642 million for 1997. As a percentage of rental revenues, hotel operating costs and expenses decreased to 54% of revenues for 1997, from 56% of revenues for 1996, reflecting the impact of increased 1997 revenues on relatively fixed operating costs and expenses.

  Operating Profit. As a result of the changes in revenues and operating costs and expenses discussed above, the Company's operating profit increased $79 million, or 17%, to $537 million in 1997. Hotel operating profit increased $71 million, or 15%, to $534 million, or 46% of rental revenues, for 1997 compared to $463 million, or 44% of rental revenues, for 1996. In nearly all markets, the Company's hotels recorded improvements in comparable operating results. In particular, the Company's hotels in the Northeast, Mid-Atlantic and Pacific coast regions benefited from the upscale and luxury full-service room supply and demand imbalance. Hotels in New York City, Philadelphia, San Francisco/Silicon Valley and in Southern California performed particularly well. In 1998, the Company expects results to be strong in these markets and other gateway cities in which the Company owns hotels. In 1997, the Company's suburban Atlanta properties (three properties totaling 1,022 rooms) generally reported decreased results due to higher activity in 1996 related to the Summer Olympics and the impact of the additional supply added to the suburban areas. However, the majority of the Company's hotel rooms in Atlanta are in the core business districts in downtown and Buckhead where they realized strong year-over-year results and were only marginally impacted by the additional supply.

  Minority Interest. Minority interest expense remained at $9 million in 1997.

  Corporate Expenses. Corporate expenses increased $5 million to $44 million in 1997 due to increased staffing levels and the impact of inflation.

  Interest Expense. Interest expense decreased $15 million to $437 million in 1997, primarily due to the impact of principal amortization on the Company's mortgage debt.

  Dividends on Convertible Preferred Securities of Subsidiary Trust. The dividends on the Convertible Preferred Securities reflect the dividends on the $550 million in 6.75% Convertible Preferred Securities issued by the Company.

  Interest Income. Interest income remained unchanged at $28 million for 1997, reflecting the interest income earned on the loan to the Non-Controlled Subsidiary for its acquisition of furniture and equipment and loans to SLC.

  Income (Loss) Before Extraordinary Items. Income before extraordinary items for 1997 was $36 million, compared to a $48 million loss before extraordinary items for 1996 as a result of the items discussed above.

100% PARTICIPATION WITH NOTES ISSUED--1997 COMPARED TO 1996 (PRO FORMA)

  Revenues. Revenues increased $118 million, or 11%, to $1,179 million for 1997. The Company's revenue and operating profit were principally impacted by improved lodging results for the Company's hotel properties, which led to a substantial increase in rental revenues. The 1997 results also included 52 weeks versus 53 weeks in 1996.

  Hotel sales increased $256 million, or 7.3%, to nearly $3.8 billion in 1997, reflecting increases in REVPAR. Improved results for the Company's full-service hotels were driven by strong increases in REVPAR of 9.1% to $103.02 in 1997. Average room rates increased nearly 9%, while average occupancy increased slightly to 77.8%.

  Operating Costs and Expenses. Operating costs and expenses increased $39 million to $640 million for 1997. As a percentage of rental revenues, hotel operating costs and expenses decreased to 54% of revenues for 1997, from 56% of revenues for 1996, reflecting the impact of increased 1997 rental revenues on relatively fixed operating costs and expenses.

  Operating Profit. As a result of the changes in revenues and operating costs and expenses discussed above, the Company's operating profit increased $79 million, or 17%, to $539 million in 1997. Hotel operating profit increased $71 million, or 15%, to $535 million, or 46% of rental revenues, for 1997 compared to $465 million, or 44% of rental revenues, for 1996. In nearly all markets, the Company's hotels recorded improvements in comparable operating results. In particular, the Company's hotels in the Northeast, Mid-Atlantic and Pacific coast regions benefited from the upscale and luxury full-service room supply and demand imbalance. Hotels in New York City, Philadelphia, San Francisco/Silicon Valley and in Southern California performed particularly well. In 1998, the Company expects results to be strong in these markets and other gateway cities in which the Company owns hotels. In 1997, the Company's suburban Atlanta properties (three properties totaling 1,022 rooms) generally reported decreased results due to higher activity in 1996 related to the Summer Olympics and the impact of the additional supply added to the suburban areas. However, the majority of the Company's hotel rooms in Atlanta are in the core business districts in downtown and Buckhead where they realized strong year-over-year results and were only marginally impacted by the additional supply.

  Minority Interest. Minority interest remained at $9 million for 1997.

  Corporate Expenses. Corporate expenses increased $5 million to $44 million in 1997 due to increased staffing levels and the impact of inflation.

  Interest Expense. Interest expense decreased $13 million to $454 million in 1997, reflecting the impact of principal amortization on the Company's mortgage debt.

  Dividends on Convertible Preferred Securities of Subsidiary Trust. The dividends on the Convertible Preferred Securities reflect the dividends on the $550 million in 6.75% Convertible Preferred Securities issued by the Company.

  Interest Income. Interest income remained unchanged at $28 million for 1997, reflecting the interest income earned on the loan to the Non-Controlled Subsidiary for its acquisition of furniture and equipment and loans to SLC.

  Income (Loss) Before Extraordinary Items. Income before extraordinary items for 1997 was $22 million, compared to a $63 million loss before extraordinary items for 1996 as a result of the items discussed above.

LIQUIDITY AND CAPITAL RESOURCES



  The Company funds its capital requirements with a combination of operating cash flow, debt and equity financing and proceeds from sales of selected properties and other assets. The Company utilizes these sources of capital to acquire new properties, fund capital additions and improvements, and make principal payments on debt.

  Capital Transactions. The Company has recently substantially changed its debt financing through the following series of transactions which were intended to facilitate the consummation of the REIT Conversion.

  On April 20, 1998, the Host Marriott and certain of its subsidiaries filed a shelf registration statement on Form S-3 (the "Shelf Registration") with the Securities and Exchange Commission for $2.5 billion in securities, which may include debt, equity or any combination thereof. The Company anticipates that any net proceeds from the sale of offered securities will be used for refinancing of the Company's indebtedness, for acquisitions and general corporate purposes.

  On August 5, 1998, HMH Properties, Inc. ("HMH Properties"), an indirect wholly-owned subsidiary of the Company, which owns 61 of the Company's hotels, purchased substantially all of its (i) $600 million in 9 1/2% senior notes due 2005, (ii) $350 million in 9% senior notes due 2007 and (iii) $600 million in 8 7/8% senior notes due 2007 (collectively, the "Old Senior Notes"). Concurrently with each offer to purchase, HMH Properties solicited consents (the "1998 Consent Solicitations") from registered holders of the Old Senior Notes to certain amendments to eliminate or modify substantially all of the restrictive covenants and certain other provisions contained in the indentures pursuant to which the Old Senior Notes were issued. HMH Properties simultaneously utilized the Shelf Registration to issue an aggregate of $1.7 billion in senior notes (the "New Senior Notes"). The New Senior Notes were issued in two series, $500 million of 7 7/8 Series A notes due in 2005 and $1.2 billion of 7 7/8 Series B notes due in 2008. The 1998 Consent Solicitations facilitated the merger of HMC Capital Resources Holdings Corporation ("Capital Resources"), a wholly-owned subsidiary of the Company, with and into HMH Properties. Capital Resources, the owner of eight of the Company's hotel properties, was the obligor under the $500 million credit facility (the "Old Credit Facility").

  In conjunction with the issuance of the New Senior Notes, HMH Properties entered into a $1.25 billion credit facility (the "New Credit Facility") with a group of commercial banks. The New Credit Facility will initially have a three year term with two one-year extension options. Borrowings under the New Credit Facility generally bear interest at the Eurodollar rate plus 1.75%. The interest rate and commitment fee (currently 0.35%) on the unused portion of the New Credit Facility fluctuate based on certain financial ratios. The New Senior Notes and the New Credit Facility are guaranteed by Host Marriott and its wholly owned subsidiary, Host Marriott Hospitality, Inc. and certain subsidiaries of HMH Properties and are secured by pledges of equity interests in certain subsidiaries of HMH Properties.

  The New Credit Facility and the indenture under which the New Senior Notes were issued contain covenants restricting the ability of HMH Properties and certain of its subsidiaries to incur indebtedness, grant liens on their assets, acquire or sell assets or make investments in other entities, and make distributions to equityholders of HMH Properties, Host Marriott, and (following the REIT Conversion) the Operating Partnership and Host REIT. The New Credit Facility and the New Senior Notes also contain certain financial covenants relating to, among other things, maintaining certain levels of tangible net worth and certain ratios of EBITDA to interest and fixed charges, total debt to EBITDA, unencumbered assets to unsecured debt, and secured debt to total debt.

  The New Credit Facility replaces the Company's Old Credit Facility. The net proceeds from the offering and borrowings under the New Credit Facility were used by the Company to purchase substantially all of the Existing Senior Notes, to repay amounts outstanding under the Existing Credit Facility and to make bond premium and consent payments totaling $178 million. These costs, along with the write-off of deferred financing fees of approximately $55 million related to the Existing Senior Notes and the Existing Credit Facility, will be recorded as a pre-tax extraordinary loss on the extinguishment of debt in the third quarter of 1998.

  In June 1997, HMC Capital Resources Corporation ("Capital Resources"), a wholly owned subsidiary of the Company, entered into a revolving line of credit agreement ("the Existing Credit Facility") with a group of commercial banks under which it may borrow up to $500 million for certain permitted uses. As a result of this transaction, the Company terminated its line of credit with Marriott International.

  In July 1997, HMH Properties, Inc. ("Properties") and HMC Acquisition Properties, Inc. ("Acquisitions"), indirect, wholly-owned subsidiaries of the Company, completed consent solicitations with holders of their senior notes (the "1997 Consent Solicitations") to amend certain provisions of their senior notes indentures. The 1997 Consent Solicitations facilitated the merger of Acquisitions with and into Properties (the "Properties Merger"). The amendments to the indentures also increased the ability of Properties to acquire, through certain subsidiaries, additional properties subject to non-recourse indebtedness and controlling interests in corporations, partnerships and other entities holding attractive properties and increased the threshold for distributions to affiliates to the excess of Properties' earnings before interest expense, income taxes, depreciation and amortization and other non-cash items subsequent to the 1997 Consent Solicitations over 220% of Properties' interest expense. Properties paid dividends to the Company of $54 million, $29 million and $36 million in 1997, 1996 and 1995, respectively, as permitted under the indentures.

  Concurrent with the 1997 Consent Solicitations and the Properties Merger, Properties issued an aggregate of $600 million of 8 7/8% senior notes at par with a maturity of July 2007. Properties received net proceeds of approximately $570 million, net of the costs of the 1997 Consent Solicitations and the offering.

  In addition to the capital resources provided by its new debt financings, Host Marriott Financial Trust (the "Issuer"), a wholly owned subsidiary trust of Host Marriott, has outstanding 11 million shares of 6 3/4% convertible quarterly income preferred securities (the "Convertible Preferred Securities"), with a liquidation preference of $50 per share (for a total liquidation amount of $550 million) issued in December 1996. The Convertible Preferred Securities represent an undivided beneficial interest in the assets of the Issuer and, pursuant to various agreements entered into in connection with the transaction, are fully, irrevocably and unconditionally guaranteed by Host. Proceeds from the issuance of the Convertible Preferred Securities were invested in 6 3/4% Convertible Subordinated Debentures (the "Debentures") due December 2, 2026 issued by Host. The Issuer exists solely to issue the Convertible Preferred Securities and its own common securities (the "Common Securities") and invest the proceeds therefrom in the Debentures, which are its sole assets. Each of the Convertible Preferred Securities is convertible at the option of the holder into shares of Host common stock at the rate of
2.6876 shares per Convertible Preferred Security (equivalent to a conversion price of $18.604 per share of Host common stock). The Debentures are convertible at the option of the holders into shares of Company common stock at a conversion rate of 2.6876 shares for each $50 in principal amount of Debentures. The Issuer will only convert Debentures pursuant to a notice of conversion by a holder of Securities. During 1997 and 1996, no shares were converted into common stock. Holders of the Convertible Preferred Securities are entitled to receive preferential cumulative cash distributions at an annual rate of 6 3/4% accruing from the original issue date, commencing March 1, 1997, and payable quarterly in arrears thereafter. The distribution rate and the distribution and other payment dates for the Convertible Preferred Securities will correspond to the interest rate and interest and other payment dates on the Debentures. Host may defer interest payments on the Debentures for a period not to exceed 20 consecutive quarters. If interest payments on the Debentures are deferred, so too are payments on the Convertible Preferred Securities. Under this circumstance, Host will not be permitted to declare or pay any cash distributions with respect to its capital stock or debt securities that rank pari passu with or junior to the Debentures. Subject to certain restrictions, the Convertible Preferred Securities are redeemable at the Issuer's option upon any redemption by Host of the Debentures after December 2, 1999. Upon repayment at maturity or as a result of the acceleration of the Debentures upon the occurrence of a default, the Debentures shall be subject to mandatory redemption, from which the proceeds will be applied to redeem Convertible Preferred Securities and Common Securities, together with accrued and unpaid distributions.

  The obligation for the Convertible Preferred Securities has been pushed down to these financial statements because it is expected that, upon the REIT Conversion, the Operating Partnership will assume primary liability for repayment of the convertible debentures of Host underlying the Convertible Preferred Securities. Upon conversion by a Convertible Preferred Securities holder, the Operating Partnership will purchase Common Shares from Host REIT in exchange for a like number of OP Units and distribute the Common Shares to the Convertible Preferred Securities holder.

  In March 1996, Host Marriott completed the issuance of 31.6 million shares of common stock for net proceeds of nearly $400 million.

  In December 1995, Acquisitions issued $350 million of 9% senior notes (the "Acquisitions Notes"). The Acquisitions Notes were issued at par and have a final maturity of December 2007. The net proceeds totaled $340 million and were utilized to repay in full the outstanding borrowings of $210 million under Acquisitions' $230 million revolving credit facility (the "Revolver"), which was then terminated to acquire three full-service properties and to finance future acquisitions of full-service hotel properties with the remaining proceeds.

  In May 1995, two wholly owned subsidiaries of Host Marriott Hospitality, Inc. ("Hospitality"), a wholly- owned subsidiary of the Company, issued an aggregate of $1 billion of 9.5% senior secured notes in two concurrent offerings. Properties, and Host Marriott Travel Plazas, Inc. ("HMTP"), the operator/manager of HM Services' food, beverage and merchandise concessions business, issued $600 million and $400 million, respectively, of senior notes. The net proceeds of approximately $971 million were used to defease, and subsequently redeem, all of Hospitality's remaining bonds and to repay borrowings under the line of credit with Marriott International. The HMTP senior notes were included in the HM Services' special dividend.

  During 1995, the Company replaced its line of credit with a line of credit from Marriott International pursuant to which the Company had the right to borrow up to $225 million. The line of credit with Marriott International was terminated as a result of the Capital Resources transaction discussed above.

  Asset Dispositions. The Company historically has sold, and may from time to time in the future consider opportunities to sell, certain of its real estate properties at attractive prices when the proceeds could be redeployed into investments with more favorable returns. During the second quarter of 1998, the Company sold the 662-room New York Marriott East Side for proceeds of $191 million and recorded a pre-tax gain of approximately $40 million and the Napa Valley Marriott for proceeds of $21 million and recorded a pre-tax gain of approximately $10 million. During 1997, the Company sold the 255-room Sheraton Elk Grove Suites for proceeds of approximately $16 million. The Company also sold 90% of its 174-acre parcel of undeveloped land in Germantown, Maryland, for approximately $11 million, which approximated its carrying value. During the first and second quarters of 1996, 16 of the Company's Courtyard properties and 18 of the Company's Residence Inn properties were sold (subject to a leaseback) to Hospitality Properties Trust for approximately $314 million and the Company will receive approximately $35 million upon expiration of the leases. A gain on the transactions of approximately $46 million was deferred and is being amortized over the initial term of the leases.

During the first and third quarters of 1995, 37 of the Company's Courtyard properties were sold to and leased back from Hospitality Properties Trust for approximately $330 million. The Company received net proceeds from the two 1995 transactions of approximately $297 million and will receive approximately $33 million upon expiration of the leases. A deferred gain of $14 million on the sale/leaseback transactions is being amortized over the initial term of the leases. In 1995, the Company also sold its four remaining Fairfield Inns for net cash proceeds of approximately $6 million, which approximated their carrying value.

  In cases where the Company has made a decision to dispose of particular properties, the Company assesses impairment of each individual property to be sold on the basis of expected sales price less estimated costs of disposal. Otherwise, the Company assesses impairment of its real estate properties based on whether it is probable that undiscounted future cash flows from such properties will be less than their net book value. If a property is impaired, its basis is adjusted to its fair market value. In the second quarter of 1995, the Company made a determination that its owned Courtyard and Residence Inn properties were held for sale and recorded a $10 million charge to write down the carrying value of five individual Courtyard and Residence Inn properties to their estimated net sales values.

  Capital Acquisitions, Additions and Improvements. The Company seeks to grow primarily through opportunistic acquisitions of full-service hotels. The Company believes that the upscale and luxury full-service hotel segments of the market offer opportunities to acquire assets at attractive multiples of cash flow and at discounts to replacement value, including under performing hotels which can be improved by conversion to the Marriott or Ritz-Carlton brands. During 1997, the Company acquired eight full-service hotels (3,600 rooms) and controlling interests in nine additional full-service hotels (5,024 rooms) for an aggregate purchase price of approximately $766 million (including the assumption of approximately $418 million of debt). The Company also completed the acquisition of the 504-room New York Marriott Financial Center, after acquiring the mortgage on the hotel for $101 million in late 1996. During 1996, the Company acquired six full-service hotels (1,964 rooms) for an aggregate purchase price of $189 million and controlling interests in 17 additional full-service properties (8,917 rooms) for an aggregate purchase price of approximately $1.1 billion (including the assumption of $696 million of debt). During 1995, the Company acquired nine hotels totaling approximately 3,900 rooms in separate transactions for approximately $390 million ($141 million of which was financed through first mortgage financing on four of the hotels).

  In First Quarter 1998, the Company acquired a controlling interest in the partnership that owns the 1,671-room Atlanta Marriott Marquis Hotel for $239 million, including the assumption of $164 million of mortgage debt. The Company also acquired a controlling interest in the partnership that owns the 359-room Albany Marriott, the 350-room San Diego Marriott Mission Valley and the 320-room Minneapolis Marriott Southwest for approximately $50 million. In the second quarter of 1998, the Company acquired the 289-room Park Ridge Marriott for $24 million and acquired the 281-room Ritz-Carlton, Phoenix for $75 million. The Company is continually engaged in discussions with respect to other potential acquisition properties. In addition, the Company acquired the 397-room Ritz-Carlton, Tysons Corner, Virginia and the 487-room Torrance Marriott near Los Angeles, California.

  On April 17, 1998, the Company announced that it had reached a definitive agreement with the Blackstone Entities to acquire interests in twelve world-class luxury hotels and certain other assets in a transaction valued at approximately $1.735 billion, including the assumption of debt. The Company expects to pay approximately $862 million in cash and assumed debt and to issue approximately 43.7 million OP Units. The Blackstone portfolio consists of two Ritz-Carltons, two Four Seasons, one Grand Hyatt, three Hyatt Regencies and four Swissotel properties and the mortgage on a third Four Seasons. These hotels are located in major urban and convention/resort markets with significant barriers to new competition. The Blackstone Acquisition is expected to close simultaneously with the REIT Conversion. At that time, the Blackstone hotels and other assets will be purchased by the Operating Partnership. The hotels will be leased to Lessees and will be managed on behalf of the Lessees under their existing management contracts.

  Under the terms of its hotel management agreements, the Company is generally required to spend approximately 5% of gross hotel sales to cover the capital needs of the properties, including major guest room and common area renovations which occur every five to six years.

  The Company completed the construction of the 1,200-room Philadelphia Marriott, which opened on January 27, 1995. The construction costs of this hotel were funded 60% through a loan from Marriott International which was repaid in the fourth quarter of 1996. In March 1997, the Company obtained a $90 million mortgage which bears interest at a fixed rate of 8.49% and matures in 2009. Construction of a second hotel in Philadelphia, the 419-room Philadelphia Airport Marriott (the "Airport Hotel"), was completed and opened on November 1, 1995. The Airport Hotel was financed principally with $40 million of proceeds from an industrial development bond financing. The Company also completed construction of a 300-room Residence Inn in Arlington, Virginia, which opened in March 1996. Capital expenditures for these three hotels totaled $11 million in 1996 and $64 million in 1995.

  In November 1997, the Company announced that it had committed to develop and construct the 717-room Tampa Convention Center Marriott for a cost estimated at approximately $88 million, net of an approximate $16 million subsidy provided by the City of Tampa.

  The Company may also expand certain existing hotel properties where strong performance and market demand exists. Expansions to existing properties creates a lower risk to the Company as the success of the market is generally known and development time is significantly shorter than new construction. The Company recently committed to add approximately 500 rooms and an additional 15,000 square feet of meeting space to the 1,503-room Marriott's Orlando World Center.

  Debt Payments. At January 2, 1998, the Company and its subsidiaries had $1,585 million of senior notes, $1,784 million of non-recourse mortgage debt secured by real estate assets and $97 million of unsecured and other debt.

  Scheduled maturities over the next five years were $763 million as of January 2, 1998, a significant portion of which represents the maturity of the mortgage on the New York Marriott Marquis of approximately $270 million in December 1998. Management anticipates that the mortgage will be refinanced by the end of 1998 on comparable terms. The Company's interest coverage, defined as EBITDA divided by cash interest expense, improved to nearly 2.5 times in 1997 from 2.0 times in 1996.

  At January 2, 1998, the Company was party to an interest rate exchange agreement with a financial institution (the contracting party) with an aggregate notional amount of $100 million. Under this agreement, the Company collects interest based on specified floating interest rates of one month LIBOR (rate of 6% at January 2, 1998) and pays interest at fixed rates (rate of 7.99% at January 2, 1998). This agreement expires in 1998, in conjunction with the maturity of the mortgage on the New York Marriott Marquis. Also in 1997, the Company was party to two additional interest rate swap agreements with an aggregate notional amount of $400 million. These agreements expired in May 1997. The Company realized a net reduction of interest expense of $1 million in 1997, $6 million in 1996 and $5 million in 1995 related to interest rate exchange agreements. The Company monitors the creditworthiness of its contracting parties by evaluating credit exposure and referring to the ratings of widely accepted credit rating services. The Standard and Poors' long-term debt ratings for the contracting party is A- for its sole outstanding interest rate exchange agreement. The Company is exposed to credit loss in the event of non-performance by the contracting party to the interest rate swap agreement; however, the Company does not anticipate non-performance by the contracting party.

  Cash Flows.   The Company's cash flow from continuing operations in 1997,
1996 and 1995 totaled $432 million, $205 million and $110 million, respectively. Cash flow from operations in the First Two Quarters 1998 and First Two Quarters 1997 totaled $206 million and $193 million, respectively. Cash flow from operations increased principally due to improved lodging results and the significant acquisitions of hotels.

  The Company's cash used in investing activities from continuing operations in 1997, 1996 and 1995 totaled $807 million, $504 million and $156 million, respectively. Cash used in investing activities was $49 million and $200 million for the First Two Quarters 1998 and the First Two Quarters 1997, respectively. Cash from investing activities primarily consists of net proceeds from the sales of certain assets, offset by the acquisition of hotels and other capital expenditures previously discussed, as well as the purchases and sales of short-term marketable securities. Cash used in investing activities was significantly impacted by the purchase of $354 million of short-term marketable securities in 1997 and the net sale of $308 million of short-term marketable securities in the First Two Quarters 1998.

  The Company's cash from financing activities from continuing operations was $165 million for 1997, $806 million for 1996 and $204 million for 1995. Cash used in financing activities was $155 million and $188 million, respectively, for the First Two Quarters 1998 and First Two Quarters 1997. The Company's cash from financing activities primarily consists of the proceeds from debt and equity offerings, the issuance of the Convertible Preferred Securities, mortgage financing on certain acquired hotels and borrowings under the Line of Credit, offset by redemptions and payments on senior notes, prepayments on certain hotel mortgages and other scheduled principal payments.



  The ratio of earnings to fixed charges was 2.0 to 1.0, 1.5 to 1.0, 1.3 to 1.0, 1.0 to 1.0 and .7 to 1.0 for the First Two Quarters 1998, the First Two Quarters 1997, 1997, 1996 and 1995, respectively. The deficiency of earnings to fixed charges of $70 million for 1995 is largely the result of depreciation and amortization of $122 million. In addition, the deficiency for 1995 was impacted by the $60 million pre-tax charge to write down the carrying value of one undeveloped land parcel to its estimated sales value.

 Comparative FFO.

  The Company believes that Comparative Funds From Operations ("Comparative FFO," which represents Funds From Operations, as defined by the National Association of Real Estate Investment Trusts, Inc. plus deferred tax expense) is a meaningful disclosure that will help the investment community to better understand the financial performance of the Company, including enabling its shareholders and analysts to more easily compare the Company's performance to REITs. FFO is defined by NAREIT as net income computed in accordance with GAAP, excluding gains or losses from debt restructurings and sales of properties, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. FFO should not be considered as an alternative to net income, operating profit, cash flows from operations or any other operating or liquidity performance measure prescribed by GAAP. FFO is also not an indicator of funds available to fund the Company's cash needs, including its ability to make distributions. The Company's method of calculating FFO may be different from methods used by other REITs and, accordingly, is not comparable to such other REITs. Comparative FFO increased $45 million, or 31%, to $190 million in the First Two Quarters 1998. Comparative FFO increased $121 million, or 74%, to $285 million in 1997. The following is a reconciliation of the Company's income
(loss) before extraordinary items to Comparative FFO (in millions):

                                            FIRST TWO QUARTERS   FISCAL YEAR
                                            ------------------   ------------
                                              1998       1997    1997   1996
                                            ---------  --------- -----  -----
   Income (loss) before extraordinary
    items.................................. $      93  $      32 $  47  $ (13)
   Real estate related depreciation and
    amortization...........................       114        101   231    168
   Other real estate activities............       (52)         2     5      7
   Partnership adjustments.................        (8)       --    (13)     1
   REIT Conversion expenses................         6        --    --     --
   Deferred taxes..........................        37         10    15      1
                                            ---------  --------- -----  -----
     Comparative FFO....................... $     190  $     145 $ 285  $ 164
                                            =========  ========= =====  =====

  The Company considers Comparative FFO to be an indicative measure of the Company's operating performance due to the significance of the Company's long-lived assets and because such data is considered useful by the investment community to better understand the Company's results, and can be used to measure the Company's ability to service debt, fund capital expenditures and expand its business; however, such information should not be considered as an alternative to net income, operating profit, cash from operations or any other operating or liquidity performance measure prescribed by generally accepted accounting principles. Cash expenditures for various long-term assets and income taxes have been, and will be, incurred which are not reflected in the Comparative FFO presentation.

  Partnership Activities. The Company has general and limited partner interests in numerous limited partnerships which own 240 hotels (including 20 full-service hotels) as of the date hereof, managed by Marriott International. Debt of the hotel limited partnerships is typically secured by first mortgages on the properties and is generally nonrecourse to the partnership and the partners. However, the Company has committed to advance amounts to certain affiliated limited partnerships, if necessary, to cover certain future debt service requirements. Such commitments were limited, in the aggregate, to an additional $60 million at January 2, 1998. Subsequent to year-end, this amount was reduced to $20 million in connection with the refinancing and acquisition of a controlling interest in the partnership which owns the Atlanta Marriott Marquis. Amounts repaid to the Company under these guarantees totaled $2 million and $13 million in 1997 and 1996, respectively. Fundings by the Company under these guarantees amounted to $10 million in 1997 and $8 million for 1995.

  Leases. The Company leases certain property and equipment under noncancelable operating leases, including the long-term ground leases for certain hotels, generally with multiple renewal options. The leases related to the 53 Courtyard properties and 18 Residence Inn properties sold during 1995 and 1996 are non- recourse to the Company and contain provisions for the payment of contingent rentals based on a percentage of sales in excess of stipulated amounts. The Company remains contingently liable on certain leases related to divested non-lodging properties. Such contingent liabilities aggregated $110 million at January 2, 1998. However, management considers the likelihood of any substantial funding related to these divested properties' leases to be remote.

  Inflation. The Company's hotel lodging properties are impacted by inflation through its effect on increasing costs and on the managers' ability to increase room rates. Unlike other real estate, hotels have the ability to change room rates on a daily basis, so the impact of higher inflation generally can be passed on to customers.

  A substantial portion of the Company's debt bears interest at fixed rates. This debt structure largely mitigates the impact of changes in the rate of inflation on future interest costs. However, the Company currently is exposed to variable interest rates through an interest rate exchange agreement with a financial institution with an aggregate notional amount of $100 million. Under this agreement, the Company collects interest based on the specified floating rates of one month LIBOR (rate of 6% at January 2, 1998) and pays interest at fixed rates (rate of 7.99% at January 2, 1998). This agreement expires in 1998 in conjunction with the maturity of the mortgage on the New York Marriott Marquis. The Company's Line of Credit and the mortgage on the San Diego Marriott Hotel and Marina ($199 million at January 2, 1998) bears interest based on variable rates. Accordingly, the amount of the Company's interest expense under the interest rate swap agreements and the floating rate debt for a particular year will be affected by changes in short-term interest rates.

  Year 2000 Issues. Over the last few years, the Company has invested in implementing new accounting systems which are Year 2000 compliant. Accordingly, the Company believes that future costs associated with Year 2000 issues will be minimal and not material to the Company's consolidated financial statements.

  However, the Company does rely upon accounting software used by the managers and operators of its properties to obtain financial information. Management believes that the managers and operators have begun to implement changes to the property specific software to ensure that software will function properly in the Year 2000 and does not expect to incur significant costs related to these modifications.

  Accounting Standards. The Company adopted Statements of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" during 1995. Adoption of these statements did not have a material effect on the Company's continuing operations. See the discussion below for a discussion of the impact of the adoption of SFAS No. 121 on discontinued operations.

  SFAS No. 121 requires that an impairment loss be recognized when the carrying amount of an asset exceeds the sum of the undiscounted estimated future cash flows associated with the asset. Under SFAS No. 121, the Company reviewed the impairment of its assets employed in its operating group business lines (airport, toll plaza and sports and entertainment) on an individual operating unit basis. For each individual operating unit determined to be impaired, an impairment loss equal to the difference between the carrying value and the fair market value of the unit's assets was recognized. Fair market value was estimated to be the present value of expected future cash flows of the individual operating unit, as determined by management, after considering such factors as future air travel and toll-pay vehicle data and inflation. As a result of the adoption of SFAS No. 121, the Company recognized a non-cash, pre-tax charge against earnings during the fourth quarter 1995 of $47 million, which was reflected in discontinued operations.

  In the fourth quarter of 1996, the Company adopted SFAS No. 123, "Accounting for Stock Based Compensation." The adoption of SFAS No. 123 did not have a material effect on the Company's financial statements.

  During 1997, the Company adopted SFAS No. 128, "Earnings Per Share," SFAS No. 129, "Disclosure of Information About Capital Structure" and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." The adoption of these statements did not have a material effect on the Company's consolidated financial statements and the appropriate disclosures required by these statements have been incorporated herein.

  In the First Quarter 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in financial statements. The objective of SFAS No. 130 is to report a measure of all changes in equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners. Comprehensive income is the total of net income and all other nonowner changes in equity.

  The Company's only component of other comprehensive income is the right to receive up to 1.4 million shares of Host Marriott Services Corporation's common stock or an equivalent cash value subsequent to exercise of the options held by certain former and current employees of Marriott International. For the First Quarter 1998 and First Quarter 1997, the Company had no other comprehensive income. As of June 19, 1998 and January 2, 1998, the Company's accumulated other comprehensive income was approximately $11 million and $10 million, respectively.

                                  MANAGEMENT

TRUSTEES AND EXECUTIVE OFFICERS OF HOST REIT

  The following table sets forth certain information with respect to persons who will be Trustees immediately after the completion of the REIT Conversion, and the executive officers of Host REIT (or the Operating Partnership), all of whom are currently directors, executive officers or key employees of Host.

          NAME            AGE POSITION WITH HOST REIT (OR THE OPERATING PARTNERSHIP)
          ----            --- ------------------------------------------------------
Richard E. Marriott(1)..   59 Chairman of the Board of Trustees
J.W. Marriott, Jr.(1)...   66 Trustee
R. Theodore Ammon.......   48 Trustee
Robert M. Baylis........   59 Trustee
Ann Dore McLaughlin.....   56 Trustee
Harry L. Vincent, Jr....   78 Trustee
John G. Schreiber.......   51 Trustee
Terence C. Golden.......   53 Trustee, President and Chief Executive Officer
Robert E. Parsons,
 Jr. ...................   42 Executive Vice President and Chief Financial Officer
Christopher J.
 Nassetta...............   35 Executive Vice President and Chief Operating Officer
Christopher G.
 Townsend...............   50 Senior Vice President, General Counsel and Corporate Secretary
Donald D. Olinger.......   39 Senior Vice President and Corporate Controller

--------
(1) Richard E. Marriott and J.W. Marriott, Jr. are brothers.

  The following is a biographical summary of the experience of the Trustees and officers of Host REIT:

  Richard E. Marriott. Mr. Richard E. Marriott has been a Director of Host since 1979 and is a Director of Marriott International, Inc., Host Marriott Services Corporation, Potomac Electric Power Company and the Polynesian Cultural Center, and he is Chairman of the Board of First Media Corporation. He also serves as a Director of certain subsidiaries of Host and is a past President of the National Restaurant Association. In addition, Mr. Marriott is the President and a Trustee of the Marriott Foundation for People with Disabilities. Mr. Marriott's term as a Director of Host expires at the 2001 annual meeting of shareholders. Mr. Marriott joined Host in 1965 and has served in various executive capacities. In 1984, he was elected Executive Vice President, and in 1986, he was elected Vice Chairman of the Board of Directors. In 1993, Mr. Marriott was elected Chairman of the Board. Mr. Marriott also has been responsible for management of Host's government affairs functions.

  J.W. Marriott, Jr. Mr. J.W. Marriott, Jr. has been a Director of Host since 1964 and is Chairman of the Board and Chief Executive Officer of Marriott International, Inc., and a Director of Host Marriott Services Corporation, General Motors Corporation and the U.S.-Russia Business Council. He also serves on the Boards of Trustees of the Mayo Foundation, Georgetown University and the National Geographic Society. He is on the President's Advisory Committee of the American Red Cross, the Executive Committee of the World Travel & Tourism Council and is a member of the Business Council and the Business Roundtable. Mr. Marriott's term as a Director of Host expires at the 1999 annual meeting of shareholders.

  R. Theodore Ammon. Mr. Ammon has been a Director of Host since 1992 and is a private investor and Chairman of Big Flower Holdings, Inc. He was formerly a General Partner of Kohlberg Kravis Roberts & Company (a New York and San Francisco-based investment firm) from 1990 to 1992, and was an executive of such firm prior to 1990. Mr. Ammon is also a member of the Board of Directors of Samsonite Corporation and Culligan Water Technologies, Inc. In addition, he serves on the Board of Directors of the New York YMCA, Jazz @ Lincoln Center and the Institute of International Education and on the Board of Trustees of Bucknell University. Mr. Ammon's term as a Director of Host expires at the 2001 annual meeting of shareholders.

  Robert M. Baylis. Mr. Baylis has been a Director of Host since 1996 and is a Director of The International Forum, an executive education program of the Wharton School of the University of Pennsylvania. He was formerly Vice Chairman of CS First Boston. Mr. Baylis also serves as a Director of New York Life Insurance Company, Covance, Inc. and Gryphon Holdings, Inc. In addition, he is an overseer of the University of Pennsylvania Museum of Archeology and Anthropology. Mr. Baylis's term as a Director of Host expires at the 2000 annual meeting of shareholders.

  Ann Dore McLaughlin. Ms. McLaughlin has been a Director of Host since 1993 and currently is Chairman of the Aspen Institute. She formerly served as President of the Federal City Council from 1990 until 1995. Ms. McLaughlin has served with distinction in several U.S. Administrations in such positions as Secretary of Labor and Under Secretary of the Department of the Interior. She also serves as a Director of AMR Corporation, Fannie Mae, General Motors Corporation, Kellogg Company, Nordstrom, Potomac Electric Power Company, Union Camp Corporation, Donna Karan International, Inc., Vulcan Materials Company, Harman International Industries, Inc. and Sedgwick Group plc. Ms. McLaughlin's term as a Director of Host expires at the 2000 annual meeting of shareholders.

  Harry L. Vincent, Jr. Mr. Vincent has been a Director of Host since 1969 and is a retired Vice Chairman of Booz-Allen & Hamilton, Inc. He also served as a Director of Signet Banking Corporation from 1973 until 1989. Mr. Vincent's term as a Director of Host expires at the 1999 annual meeting of shareholders.

  John G. Schreiber. Mr. Schreiber has been a Director of Host since 1998 and is President of Schreiber Investments, Inc. and a Senior Advisor and Partner of Blackstone Real Estate Advisors, L.P. Mr. Schreiber serves as a Trustee of AMLI Residential Properties Trust and as a Director of Urban Shopping Centers, Inc., JMB Realty Corporation and a number of mutual funds advised by T. Rowe Price Associates, Inc. Prior to his retirement as an officer of JMB Realty Corporation in 1990, Mr. Schreiber was Chairman and CEO of JMB/Urban Development Company and an Executive Vice President of JMB Realty Corporation.

  Terence C. Golden. Mr. Golden has been a Director of Host since 1995 and was named President and Chief Executive Officer of Host in 1995. Mr. Golden also serves as a Director of certain subsidiaries of Host. He also serves as Chairman of Bailey Realty Corporation and Bailey Capital Corporation and various affiliated companies. In addition, Mr. Golden is Chairman of the Washington Convention Center and a Director of Prime Retail, Inc., Cousins Properties, Inc., The Morris and Gwendolyn Cafritz Foundation and the District of Columbia Early Childhood Collaborative. He is also a member of the Executive Committee of the Federal City Council. Mr. Golden's term as a Director of Host expires at the 2000 annual meeting of shareholders. Prior to joining Host, Mr. Golden was Chairman of Bailey Realty Corporation and prior to that had served as Chief Financial Officer of The Oliver Carr Company. Before joining The Oliver Carr Company, he served as Administrator of the General Services Administration and as Assistant Secretary of Treasury, and he was co-founder and national managing partner of Trammel Crow Residential Companies.

  Robert E. Parsons, Jr. Mr. Parsons joined Host's Corporate Financial Planning staff in 1981 and was made Assistant Treasurer in 1988. In 1993, Mr. Parsons was elected Senior Vice President and Treasurer of Host, and in 1995, he was elected Executive Vice President and Chief Financial Officer of Host.

  Christopher J. Nassetta. Mr. Nassetta joined Host in October 1995 as Executive Vice President and was elected Chief Operating Officer of Host in 1997. Prior to joining Host, Mr. Nassetta served as President of Bailey Realty Corporation from 1991 until 1995. He had previously served as Chief Development Officer and in various other positions with The Oliver Carr Company from 1984 through 1991.

  Christopher G. Townsend. Mr. Townsend joined Host's Law Department in 1982 as a Senior Attorney. In 1984, Mr. Townsend was made Assistant Secretary of Host, and in 1986, he was made Assistant General Counsel. In 1993, Mr. Townsend was elected Senior Vice President, Corporate Secretary and Deputy General Counsel. In January 1997, he was elected General Counsel.

  Donald D. Olinger. Mr. Olinger joined Host in 1993 as Director--Corporate Accounting. Later in 1993, Mr. Olinger was promoted to Senior Director and Assistant Controller. He was promoted to Vice President--

Corporate Accounting in 1995. In 1996, he was elected Senior Vice President and Corporate Controller. Prior to joining Host, Mr. Olinger was with the public accounting firm of Deloitte & Touche.

COMMITTEES OF THE BOARD OF TRUSTEES

  Promptly following the consummation of the REIT Conversion, the Board of Trustees of Host REIT will establish the following committees:

  Audit Committee. The Audit Committee will be comprised of five Trustees who are not employees of the Trust, namely, R. Theodore Ammon (Chair), Harry L. Vincent, Jr., Ann Dore McLaughlin, John G. Schreiber and Robert M. Baylis. The Audit Committee will meet at least three times a year with the independent auditors, management representatives and internal auditors; recommend to the Board of Trustees appointment of independent auditors; approve the scope of audits and other services to be performed by the independent and internal auditors; consider whether the performance of any professional service by the auditors other than services provided in connection with the audit function could impair the independence of the outside auditors; and review the results of internal and external audits, the accounting principles applied in financial reporting, and financial and operational controls. The independent auditors and internal auditors will have unrestricted access to the Audit Committee and vice versa.

  Compensation Policy Committee. The Compensation Policy Committee will be comprised of six Trustees who are not employees of the Trust, namely, Harry L. Vincent, Jr. (Chair), R. Theodore Ammon, John G. Schreiber, Robert M. Baylis, J.W. Marriott, Jr. and Ann Dore McLaughlin. The Compensation Policy Committee's functions will include recommendations on policies and procedures relating to senior officers' compensation and various employee stock plans, and approval of individual salary adjustments and stock awards in those areas.

  Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will be comprised of six Trustees who are not employees of the Trust, namely, Ann Dore McLaughlin (Chair), Harry L. Vincent, Jr., John
G. Schreiber, R. Theodore Ammon, J.W. Marriott, Jr. and Robert M. Baylis. It will consider candidates for election as Trustees and will be responsible for keeping abreast of and making recommendations with regard to corporate governance in general. In addition, the Nominating and Corporate Governance Committee will fulfill an advisory function with respect to a range of matters affecting the Board of Trustees and its Committees, including the making of recommendations with respect to qualifications of Trustee candidates, compensation of Trustees, the selection of committee chairs, committee assignments and related matters affecting the functioning of the Board.

  Host REIT may from time to time form other committees as circumstances warrant. Such committees will have authority and responsibility as delegated by the Board of Trustees.

COMPENSATION OF TRUSTEES

  Trustees who are also officers of Host REIT will receive no additional compensation for their services as Trustees. Trustees elected by the holders of Common Shares and who are not officers will receive an annual retainer fee of $25,000 as well as an attendance fee of $1,250 for each shareholders' meeting, meeting of the Board of Trustees or meeting of a committee of the Board of Trustees, regardless of the number of meetings held on a given day. The chair of each committee of the Board of Trustees will receive an additional annual retainer fee of $1,000, except for the chair of the Compensation Policy Committee, Mr. Vincent, who will receive an annual retainer fee of $6,000. (The higher annual retainer fee paid to the chair of the Compensation Policy Committee relates to his additional duties which include, among other things, the annual performance appraisal of the chief executive officer on behalf of the Board, although the final appraisal is determined by the Board.) Any individual Trustee receiving these fees may elect to defer payment of all such fees or any portion thereof pursuant to Host REIT's Executive Deferred Compensation Plan and/or Host REIT's Non-Employee Trustees' Deferred Stock Compensation Plan. Trustees will also be reimbursed for travel expenses and other out-of-pocket costs incurred in attending meetings or in visiting hotels or other properties controlled by Host REIT or by Marriott International.

  In 1997, the following Trustees of the Company received special one-time awards of Company common stock in the amounts indicated: Mr. Ammon, 4,000 shares; Mr. Baylis, 7,000 shares; Ms. McLaughlin, 7,000 shares and Mr. Vincent, 7,000 shares. The special one-time awards of Company common stock vest at the rate of 10% per year of a Trustees service on the Board, with credit given for each year of service already completed, and will also become fully vested upon the death or disability of the Trustees.

EXECUTIVE COMPENSATION

  The table below sets forth a summary of the compensation paid by Host for the last three fiscal years to the Chief Executive Officer and the four additional most highly compensated executive officers of Host for Host's fiscal year 1997 (the "Named Executive Officers").

                                                                           LONG-TERM
                                                                          COMPENSATION
                                                                      --------------------
                                        ANNUAL COMPENSATION              AWARDS    PAYOUTS
                                 ----------------------------------   ------------ -------
                                                                       RESTRICTED
NAME AND                  FISCAL                       OTHER ANNUAL      STOCK      LTIP      ALL OTHER
PRINCIPAL POSITION         YEAR  SALARY(1)(2) BONUS(3) COMPENSATION   AWARDS(4)(5) PAYOUTS COMPENSATION(6)
------------------        ------ ------------ -------- ------------   ------------ ------- ---------------
Richard E. Marriott.....   1997    $271,449   $108,580   $110,789(7)  $         0    $        $ 22,668(8)
 Chairman of the           1996     262,951    105,180    114,969(7)            0               21,439(8)
 Board                     1995     250,554    100,000    107,463(7)            0               12,634
Terence C. Golden(9)....   1997     619,045    557,141     58,783(10)     354,693               66,105
 President and Chief       1996     600,017    480,013          0      10,476,603              560,827(11)
 Executive Officer         1995     190,656    152,152          0               0                    0
Robert E. Parsons, Jr...   1997     338,889    254,167          0               0               36,231
 Executive Vice            1996     328,447    263,490          0       3,658,277               26,273
 President and Chief       1995     213,767    123,649          0               0               10,951
 Financial Officer
Christopher J.
 Nassetta(9)............   1997     338,889    254,167          0               0               36,231
 Executive Vice            1996     328,447    263,490          0       3,647,513              119,168(11)
 President and Chief       1995      78,000     50,700          0               0                    0
 Operating Officer
Christopher G.
 Townsend...............   1997     202,962    111,629          0       1,015,800               18,405
 Senior Vice President,    1996     186,232    102,428          0               0               15,891
 General Counsel           1995     156,375     93,825          0               0                7,658

--------
(1) Fiscal year 1996 base salary earnings were for 53 weeks.
(2) Salary amounts include base salary earned and paid in cash during the fiscal year, the amount of base salary deferred at the election of the executive officer under the Host Marriott Corporation Executive Deferred Compensation Plan (the "Deferred Compensation Plan") and the increase in base salary for the period October 1, 1997 through the end of the fiscal year which was paid in 1998.
(3) Bonus includes the amount of cash bonus earned pursuant to Host's Performance-Based Annual Incentive Bonus Plan (which was approved by the shareholders in 1996) and to the named individual's performance-based bonus plan during the fiscal year, which is either paid subsequent to the end of each fiscal year or deferred under the Deferred Compensation Plan.
(4) During 1997, the Compensation Policy Committee (the "Committee") of the Board of Directors approved the grant of restricted stock to certain key employees of Host, including Mr. Townsend. In 1996, the Committee approved similar grants of restricted stock to certain key employees of Host, including Messrs. Golden, Parsons and Nassetta. Mr. Golden also received grants of restricted stock on November 6, 1997 and on August 1, 1996 which were pursuant to the terms of his restricted stock agreement with Host. Messrs. Golden, Parsons and Nassetta each received awards which vest over a five-year period, and Mr. Townsend received an award which vests over a three-year period. All such awards consist of shares subject to restrictions relating primarily to continued employment ("General Restrictions") and shares subject to annual performance objectives such as financial performance of Host ("Performance Restrictions"). Performance objectives are established by the Committee and are subject to annual review and revision. Sixty percent of the shares awarded to each executive officer have annual Performance Restrictions, and forty percent of the shares awarded have General Restrictions conditioned upon continued employment. In addition, Messrs. Parsons and Nassetta each received an award of restricted stock which vests sixty percent on December 31, 1998 and forty percent on December 31, 2000, subject to the attainment of certain performance criteria and to the named individual's continued employment ("Special Team Awards"). All Special Team Awards are presented above as "Restricted Stock Awards," and the value stated above is the fair market value on the date of the grant. At Mr. Golden's request and in order to motivate the management team to enhance shareholder value, the Committee issued these Special Team Awards of the shares of restricted stock to key executives of Host in connection with Mr. Golden's joining Host. The dollar value of those awards has been reflected in the Restricted Stock Awards column of the table for the Named Executive Officers. In the event that the executives to whom restricted stock was granted do not continue in the employ of Host or do not meet the performance criteria set by the Committee, those shares will be forfeited, and the Committee has retained the right to grant any forfeited restricted shares to Mr. Golden.
(5) The aggregate number and value of shares of deferred stock and restricted stock subject to "General Restrictions" and "Performance Restrictions" (see footnote 4 above) held by each Named Executive Officer as of the end of fiscal year 1997 are as follows: Mr. R.E. Marriott, 264,000 shares valued at $5,071,440; Mr. Golden, 655,231 shares valued at $12,586,987;
      Mr. Nassetta, 240,267 shares valued at $4,615,529; Mr. Parsons, 261,531 shares valued at $5,073,335; and Mr. Townsend, 56,321 shares valued at $1,078,485. During the period in which any restrictions apply, holders of restricted stock are entitled to receive all dividends or other distributions paid with respect to such stock. Under the terms of certain restricted stock award agreements granted under the long-term incentive plan, each share of restricted stock vests upon a change in control of Host. The stock bonus awards granted by Host are generally derived based on dividing 20% of each individual's annual cash bonus award by the average of the high and low trading prices for a share of common stock on the last trading day of the fiscal year. No voting rights or dividends are attributed to award shares until such award shares are distributed. Stock bonus awards may be denominated as current awards or deferred awards. A current award is distributed in 10 annual installments commencing one year after the award is granted. A deferred award is distributed in a lump sum or in up to 10 annual installments following termination of employment. Deferred award shares contingently vest pro rata in annual installments commencing one year after the stock bonus award is granted to the employee. Awards are not subject to forfeiture once the employee reaches age 55 with 10 years of service with Host or upon (i) retirement after 20 years of service, (ii) disability or (iii) death.
(6)   Amounts included in "All Other Compensation" represent total matching
      Host contribution amounts received under the Retirement and Savings Plan and the Deferred Compensation Plan. In 1997, the amounts attributable to the Retirement and Savings Plan account for each Named Executive Officer were as follows: Mr. R.E. Marriott, $9,024; Mr. Golden, $7,939; Mr. Nassetta, $9,024; Mr. Parsons, $9,500; and Mr. Townsend, $8,448. The amounts attributable to the Deferred Compensation Plan for each named executive officer were as follows: Mr. R.E. Marriott, $13,644; Mr.
      Golden, $58,166; Mr. Nassetta, $27,207; Mr. Parsons, $26,731; and Mr. Townsend, $9,957.
(7)   Amount includes $92,000 in 1997, $86,700 in 1996, and $86,200 in 1995 for
      the allocation of Host personnel for non-Host business.
(8) Effective beginning in 1996, Mr. R.E. Marriott waived (i) payments due to be made to him under the Deferred Compensation Plan following his retirement and (ii) common stock due to be distributed to him under Host's 1993 Comprehensive Stock Incentive Plan (the "1993 Stock Incentive Plan") following his retirement. In connection with this waiver, Host entered into an arrangement to purchase life insurance policies for the benefit of a trust established by Mr. R.E. Marriott. The cost of the life insurance policies to Host has been actuarially determined and will not exceed the projected after-tax cost Host expected to incur in connection with the payments under the Deferred Compensation Plan and the stock distributions under the 1993 Stock Incentive Plan that were waived by Mr. R.E. Marriott.
(9) Mr. Golden joined Host as President and Chief Executive Officer on September 1, 1995. Mr. Nassetta joined Host as Executive Vice President on October 1, 1995.
(10) Amount represents reimbursement of travel expenses of Mr. Golden's spouse when she accompanies him on Host business trips.
(11) As part of their restricted stock agreements with Host, Messrs. Golden and Nassetta were awarded 44,910 and 8,421 shares of Host common stock, respectively, on February 1, 1996. The value of the shares was $516,465 for Mr. Golden and $96,842 for Mr. Nassetta.

  For a comparison of the reimbursements and distributions currently payable to the General Partners and their affiliates and the reimbursements and distributions to be paid by Host REIT, on a pro forma basis, to the General Partners following the Consolidation, see "Background and Reasons for the Mergers and the REIT Conversion-- Reimbursements and Distributions to General Partners."

EMPLOYMENT AGREEMENTS

  The Operating Partnership will have employment agreements with certain of its executive officers. The terms of such agreements currently are under negotiation and are not expected to be finalized until the Effective Date.

COMPREHENSIVE STOCK INCENTIVE PLAN

  Host sponsors the Host Marriott Corporation 1997 Comprehensive Stock Incentive Plan (the "Comprehensive Stock Incentive Plan") for purposes of attracting and retaining highly qualified employees. Host has reserved shares of Host common stock for issuance pursuant to the Comprehensive Stock Incentive Plan. As part of the REIT Conversion, Host intends to exchange the shares of Host common stock issued or reserved under the Comprehensive Stock Incentive Plan for Host REIT Common Shares and SLC common stock, using the applicable conversion ratio.

  Under the terms of the Comprehensive Stock Incentive Plan, Host may award eligible full-time employees (i) options to purchase Host common stock, (ii) deferred shares of Host common stock, (iii) restricted shares of Host common stock, (iv) stock appreciation rights, (v) special recognition awards or (vi) other equity-based awards, including but not limited to, phantom shares of Host common stock, performance shares of Host common stock, bonus shares of Host common stock, dividend equivalent units or similar securities or rights. After the REIT Conversion, all grants under the Comprehensive Stock Incentive Plan will be for Host REIT Common Shares.

  Host intends to continue to award options under the Comprehensive Stock Incentive Plan after the REIT Conversion. Options granted to officers and key employees of Host have an exercise price of not less than the fair market value on the date of grant. Incentive stock options granted under the Comprehensive Stock Incentive Plan expire no later than 10 years after the date of grant and non-qualified stock options expire up to 15 years after the date of grant.

  Under the terms of the Comprehensive Stock Incentive Plan, Host may award deferred shares of Host common stock to eligible full-time employees. Deferred shares may be granted as part of a bonus award or deferred stock agreement. After the REIT Conversion, Host intends to award deferred shares of Host REIT Common Shares under the Comprehensive Stock Incentive Plan. Deferred shares generally vest over ten years in annual installments commencing one year after the date of grant.

  The Comprehensive Stock Incentive Plan also provides for the issuance of restricted shares of Host common stock to officers and key executives to be distributed over the next three or five years in annual installments based on continued employment and the attainment of certain performance criteria. Host intends to issue restricted shares of Host REIT Common Shares after the REIT Conversion.

  Under the terms of the Comprehensive Stock Incentive Plan, Host may grant bonus awards to eligible full-time employees. Bonus awards may be part of a management incentive program which pays part of the annual performance bonus awarded to managers and other key employees in shares of Host common stock. A bonus award entitles the holder to receive a distribution of Host's common stock in accordance with the underlying agreement. Holders of bonus awards vest in the shares covered by their award over ten years in annual installments commencing one year after grant. Unless the holder of a bonus award elects otherwise, vested shares are distributed in 10 consecutive, approximately equal, annual installments. After the REIT Conversion, Host intends to award bonus awards for shares of Host REIT Common Shares.

  The Comprehensive Stock Incentive Plan authorizes Host to grant stock appreciation rights ("SAR") to eligible full-time employees. SARs awarded under the Comprehensive Stock Incentive Plan give the holder the right to an amount equal to the appreciation in the value of the Host common shares over the fair a specified price. SARs may be paid in the Host common stock, cash or other form or combination form of payout. After the REIT Conversion, Host intends to award SARs on Host REIT Common Shares.

  Under the Comprehensive Stock Incentive Plan, Host may award an eligible full-time employee or officer a Special Recognition Award. Special Recognition Awards may be paid in the form of Host common stock or an option to purchase Host common stock at an amount not less than fair market value on the date of grant. After the REIT Conversion, Host intends to award Special Recognition Awards or Host REIT Common Shares to eligible full-time employees or officers.

STOCK PURCHASE PLAN

  Host sponsors the Host Marriott Corporation Employee Stock Purchase Plan (the "Stock Purchase Plan"). Under the terms of the Stock Purchase Plan, an individual who is: (i) an active eligible employee on the last day of the prior plan year, (ii) working more than 20 hours per week, and (iii) customarily employed more than five months in a calendar year may, on the first day of the plan year, purchase Host common stock through contributions or payroll deductions at the lower of the fair market value on the first or last day of such plan year. Host intends to continue the Stock Purchase Plan after the REIT Conversion.

401(K) PLAN

  Host sponsors the Host Marriott Corporation Retirement and Saving Plan (the "401(k) Plan"). The 401(k) Plan has received a favorable ruling from the IRS as to its tax-qualified status. The 401(k) Plan is available to all eligible employees immediately upon their date of hire. A participant may elect to contribute from 1% to 15% of his compensation to the 401(k) Plan. Each year, Host makes a fixed matching contribution equal to 50% of the first 6% of the compensation contributed to the 401(k) Plan by employees. In addition, Host may make a discretionary contribution, in an amount, if any, determined annually by the Board, to the 401(k) Plan for the benefit of eligible employees.

  Under the terms of the 401(k) Plan, participants may elect to invest part or all of their plan benefits in Host common stock. As part of the REIT Conversion, all shares of Host common stock held under the 401(k) Plan will be converted to Host REIT Common Shares and SLC Common Stock. After the REIT Conversion, Host intends to allow the 401(k) Plan's participants to elect to invest all or part of their plan benefits in Host REIT Common Shares and SLC common stock.

DEFERRED COMPENSATION PLAN

  Host sponsors the Host Marriott Corporation Executive Deferred Compensation Plan for Non-Employee Trustees (the "Deferred Compensation Plan") for purposes for attracting and retaining qualified non-employee Trustees. Under the terms of the Deferred Compensation Plan, a non-employee Trustee may elect to defer payment of part or all of his Trustees fees from Host until such individual is no longer a member of the Board. Currently, fees that are deferred under the Deferred Compensation Plan are converted into shares of Host common stock using the fair market value of such shares on the date of deferral. After the REIT Conversion, Host intends to invest Trustees fees deferred under the Deferred Compensation Plan in Host REIT Common Shares.

  Non-Employee Trustees may elect to receive payment of their benefits under the Deferred Compensation Plan in cash or Host common stock. After the REIT Conversion, Host intends to allow participation of the Deferred Compensation Plan to elect to receive their benefits in cash or Host REIT Common Shares.

LIMITATION OF LIABILITY AND INDEMNIFICATION

  The Maryland REIT Law permits a Maryland real estate investment trust to include in its Declaration of Trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) acts committed in bad faith or active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Declaration of Trust of Host REIT contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

  The Declaration of Trust of Host REIT authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any present or former trustee or officer or (ii) any individual who, while a trustee of Host REIT and at the request of Host REIT, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her status as a present or former Trustee or officer of Host REIT. The Bylaws of Host REIT obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer who is made party to the proceeding by reason of his service in that capacity or (b) any individual who, while a trustee or officer of Host REIT and at the request of Host REIT, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he may become subject by reason of such status. The Declaration of Trust and Bylaws also permit Host REIT to indemnify and advance expenses to any person who served as a predecessor of Host REIT in any of the capacities described above and to any employee or agent of Host REIT or a predecessor of Host REIT. The Bylaws require Host REIT to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

  The Maryland REIT Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the MGCL for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In accordance with the MGCL, the Bylaws of Host REIT require it, as a condition to advancing expenses, to obtain (1) a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by Host REIT as authorized by the Bylaws and (2) a written statement by or on his behalf to repay the amount paid or reimbursed by Host REIT if it shall ultimately be determined that the standard of conduct was not met.

  The Partnership Agreement also provides for indemnification of Host REIT and its officers and trustees to the same extent that indemnification is provided to officers and trustees of Host REIT in its Declaration of Trust, and limits the liability of Host REIT and its officers and trustees to the Operating Partnership and its respective partners to the same extent that the liability of the officers and trustees of Host REIT to Host REIT and its shareholders is limited under Host REIT's Declaration of Trust.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers or persons controlling the registrant pursuant to the foregoing provisions, Host REIT has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATIONSHIP BETWEEN HOST AND MARRIOTT INTERNATIONAL

  Host and Marriott International, prior to October 8, 1993, were operated as a single consolidated company. On October 8, 1993 in connection with the issuance of a special dividend (the "Marriott International Distribution"), the consolidated company's businesses were split between Host and Marriott International. Thereafter, Host retained the capital intensive lodging real estate business (the "Ownership Business") and the airport/tollroad concessions business (the "Host/Travel Plazas Business"), while Marriott International took over the management of the lodging and service management businesses (the "Management Business"). (On December 29, 1995, Host distributed the Host/Travel Plazas Business to the shareholders of Host Marriott Services Corporation; see "--Relationship between Host and Host Marriott Services Corporation" below.) On the date of the Marriott International Distribution, Host and its subsidiaries and Marriott International and its subsidiaries entered into certain contractual arrangements governing their relationship following the Marriott International Distribution.

  J.W. Marriott, Jr. and Richard E. Marriott beneficially own approximately 10.6%, and 10.2%, respectively, of the outstanding shares of common stock of Marriott International. By reason of their ownership of such shares of common stock of Marriott International and their positions as Chairman and a Director, respectively, of Marriott International, J.W. Marriott, Jr. and Richard E. Marriott, who will also be a Trustee and Chairman, respectively, of Host REIT, could be deemed in control of Marriott International within the meaning of the federal securities laws. Other members of the Marriott family might also be deemed control persons of Marriott International by reason of their ownership of shares of Marriott International and/or their relationship to other family members.

  Prior to the Marriott International Distribution, Host and Marriott International entered into a Distribution Agreement (the "Marriott International Distribution Agreement"), which provided for, among other things, (i) the division between Host and Marriott International of certain liabilities and (ii) certain other agreements governing the relationship between Host and Marriott International following the Marriott International Distribution.

  Subject to certain exceptions, the Marriott International Distribution Agreement provided for, among other things, assumptions of liabilities and cross-indemnities designed to allocate, effective as of the Marriott International Distribution, financial responsibility for the liabilities arising out of or in connection with the Management Business to Marriott International and its subsidiaries, and financial responsibility for the liabilities arising out of or in connection with the Ownership Business and Host/Travel Plazas Business, along with the consolidated company's liabilities under a substantial portion of its pre-existing financing and long-term debt obligations, to Host and its retained subsidiaries. The agreements executed in connection with the Marriott International Distribution Agreement also set forth certain specific allocations of liabilities between Host and Marriott International.

  Under the Marriott International Distribution Agreement, Marriott International has a right, until June 2017, to purchase up to 20% of each class of Host's voting stock (determined after assuming full exercise of the right) at its then fair market value (based on an average of trading prices during a specified period), upon the occurrence of certain specified events generally involving a change in control of Host (the "Marriott International Purchase Right"). The Marriott International Purchase Right may be exercised for a 30-day period following the date a person or group of affiliated persons has (i) become the beneficial owner of 20% or more of the total voting power of the then outstanding shares of Host's voting stock or (ii) announced a tender offer for 30% more of the total voting power of the then outstanding shares of Host's common stock. The purchase price for the common stock to be purchased upon the exercise of the Marriott International Purchase Right is determined by taking the average of the closing sale price of the common stock during the 30 consecutive trading days preceding the date the Marriott International Purchase Right becomes exercisable.The Marriott International Purchase Right will continue in effect with respect to Host REIT after the Mergers, subject to certain limitations intended to protect the REIT status of Host REIT.

  The Marriott International Purchase Right will have an antitakeover effect to the extent that any person considering acquiring a substantial or controlling block of Host REIT's Common Shares will face the possibility that its ability to exercise control would be impaired by the exercise of Marriott International's Purchase Right. In addition, the exercise price of the Marriott International Purchase Right could be lower than the price at which a potential acquiror might be willing to purchase a 20% block of Common Shares because the purchase price for the Marriott International Purchase Right is based on the average trading price during a 30-day period which may be prior to the announcement of a takeover event. This potential price differential might have a further antitakeover effect by discouraging potential acquirors of Host REIT.

  For the purpose of governing certain of the ongoing relationships between Host and Marriott International after the Marriott International Distribution, Host and Marriott International have entered into other agreements. Host believes that the agreements are fair to both parties and contain terms which are generally comparable to those which would have been reached in arm's-length negotiations with unaffiliated parties. Among such other agreements between Host and Marriott International are:

    (i) Lodging Management and Franchise Agreements. Marriott International and certain of its subsidiaries have entered into management agreements with Host and certain of its subsidiaries to manage for fees the Marriott Hotels, Resorts and Suites, Ritz-Carlton hotels, Courtyard hotels and Residence Inns owned or leased by Host and its subsidiaries. Marriott International has also entered into franchise agreements with Host and certain of its subsidiaries to allow Host to use the Marriott brand, associated trademarks, reservation systems and other related items in connection with Host's operation of ten Marriott hotels not managed by Marriott International.

    Each of those management and franchise agreements reflects market terms and conditions and is substantially similar to the terms of management and franchise agreements with other third-party owners regarding lodging facilities of a similar type. In 1997, Host paid to Marriott International fees of $166 million from the managed and franchised lodging properties owned or leased by Host.

    In addition, Host or one of its subsidiaries is a partner in several unconsolidated partnerships (some of which will be consolidated in connection with the REIT Conversion) that, at the end of 1997, owned 241 lodging properties operated by Marriott International or certain of its subsidiaries under long-term agreements. In such cases, Host or its subsidiary typically serves as the general partner. In 1997, these unconsolidated partnerships paid to Marriott International fees of $119 million pursuant to such agreements. The partnerships also paid $23 million in rent to Marriott International in 1997 for land leased from Marriott International upon which certain of the limited service partnerships' hotels are located.

    In connection with the REIT Conversion, these management and franchise agreements will be assigned to the Lessees for the term of the applicable Leases (but the Operating Partnership will remain obligated in the event the Lessees fail to perform their obligations).

    (ii) Credit Agreement. In 1995, Marriott International and a subsidiary of Host entered into a Credit Agreement pursuant to which the subsidiary had the right to borrow up to $225 million from Marriott International. In 1997, however, Host entered into a revolving line of credit agreement with third parties, and as a result, Host terminated the revolving line of credit under the Credit Agreement with Marriott International. Host remains subject to various covenants and guaranty reimbursement obligations under the Credit Agreement.

    (iii) Tax Sharing Agreement. Host and Marriott International have entered into a tax sharing agreement that defines the parties' rights and obligations with respect to deficiencies and refunds of federal, state and other income or franchise taxes relating to Host's businesses for tax years prior to the Marriott International Distribution and with respect to certain tax attributes of Host after the Marriott International Distribution. Host and Marriott International have agreed to cooperate with each other and to share information in preparing tax returns and in dealing with other tax matters.

    (iv) Noncompetition Agreements. Host and Marriott International entered into a noncompetition agreement that defines the parties' rights and obligations with respect to certain businesses operated by

  Marriott International and Host. In general, under the noncompetition agreements, Host and its subsidiaries are prohibited from entering into or acquiring any business that competes with the hotel management business as conducted by Marriott International until October 8, 2000. See "--Senior Living Communities Acquisitions."

    (v) Administrative Services Agreements. Marriott International and Host have entered into a number of agreements pursuant to which Marriott International has agreed to provide certain continuing administrative services to Host and its subsidiaries. Such services are provided on market terms and conditions. In general, the administrative services agreements can be kept in place at least through the end of 1998.

    (vi) Marriott International Guarantees. In connection with the Marriott International Distribution, Host and Marriott International entered into agreements pursuant to which Marriott International has agreed to guarantee Host's performance in connection with certain partnership, real estate and project loans and other Host obligations. Such guarantees are limited in an aggregate principal amount of up to $107 million at June 19, 1998. Marriott International has not been required to make any payments pursuant to the guarantees.

  In addition to the foregoing agreements, Host and Marriott International have had occasion to enter into other agreements in the ordinary course of business. Host believes that such agreements are fair to both parties and contain terms which are generally comparable to those which would have been reached in arm's-length negotiations with unaffiliated parties. Among such other agreements between Host and Marriott International are:

    (a) Hotel Acquisitions. Marriott International has provided, and Host expects that Marriott International in the future will provide, financing to Host for a portion of the cost of acquiring properties to be operated or franchised by Marriott International. In 1997, Marriott International did not provide any new acquisition financing, although Host remained indebted to Marriott International for acquisition financing from prior years. Marriott International provided Host with $70 million of mortgage financing in 1995 for the acquisition of three full-service hotels at an average interest rate of 8.5%. Marriott International subsequently sold one of the loans in 1996. In 1996, Marriott International and Host formed a joint venture (which will be owned by a Non-Controlled Subsidiary) and Marriott International provided Host with $29 million in debt financing at an average interest rate of 12.7% and with $28 million in preferred equity, for the acquisition of two full-service hotels in Mexico City.

    (b) Senior Living Communities Acquisitions. On June 21, 1997, Host acquired the outstanding common stock of Forum Group, Inc. (the "Forum Group") from Marriott Senior Living Services, Inc., a subsidiary of Marriott International. Host purchased the Forum Group portfolio of 29 premier senior living communities for approximately $460 million, including approximately $270 million in debt ($59 million of which was provided by Marriott International). In 1997, Host had completed $56 million of the approximately $107 million expansion plan to add approximately 1,060 units to these communities. As a result, an additional $33 million of debt financing has been provided by Marriott International and Marriott International may provide additional financing as the expansion plan is completed. The properties will continue to be managed by Marriott International. From the date of acquisition through the end of 1997, Host paid to Marriott International management fees of $6 million from the senior living properties owned by Host. In connection with the acquisition, Host and Marriott International entered into a noncompetition agreement that defines the parties' rights and obligations with respect to the operation of senior living services by Marriott International and Host. In general, under the noncompetition agreement, Host and its subsidiaries are prohibited from entering into or acquiring any business that competes with the senior living management business as conducted by Marriott International until 2017. In 1997, Host also acquired all but 1% of the remaining 50% interest in the joint venture which owned the 418-unit Leisure Park senior living community from Marriott International for approximately $23 million, including approximately $15 million of mortgage debt assumed by Host. As part of the REIT Conversion, the senior living communities business will be distributed to Host's shareholders; thus, the Limited Partners whose Partnership participates in a Merger will not own an interest in this business.

RELATIONSHIP BETWEEN HOST AND HOST MARRIOTT SERVICES CORPORATION

  On December 29, 1995, Host issued a special dividend (the "HMSC Distribution") which split Host's businesses between Host and Host Marriott Services Corporation ("HM Services"). Prior to December 29, 1995, HM Services was a wholly owned subsidiary of Host. Thereafter, Host retained the capital intensive lodging real estate business (the "Ownership Business"), while HM Services took over the airport/tollroad concessions business (the "Host/Travel Plazas Business"). Host and its subsidiaries and HM Services and its subsidiaries have entered into certain relationships following the HMSC Distribution.

  Richard E. Marriott and J.W. Marriott, Jr. beneficially own approximately 6.75% and 6.88%, respectively, of the outstanding shares of common stock of HM Services. By reason of their ownership of such shares of common stock of HM Services and their positions as Directors of HM Services, Richard E. Marriott and J.W. Marriott, Jr., who are also Chairman and a Director, respectively, of Host, could be deemed in control of HM Services within the meaning of the federal securities laws. Other members of the Marriott family might also be deemed control persons of HM Services by reason of their ownership of shares of HM Services and/or their relationship to other family members.

  Prior to the HMSC Distribution, Host and HM Services entered into a Distribution Agreement (the "HMSC Distribution Agreement"), which provided for, among other things, (i) certain asset transfers to occur prior to the HMSC Distribution, (ii) the HMSC Distribution, (iii) the division between Host and HM Services of certain liabilities and (iv) certain other agreements governing the relationship between Host and HM Services following the HMSC Distribution.

  Subject to certain exceptions, the HMSC Distribution Agreement provides for, among other things, assumptions of liabilities and cross-indemnities designed to allocate, effective as of the HMSC Distribution, financial responsibility for the liabilities arising out of or in connection with the Host/Travel Plazas Business to HM Services and its subsidiaries and financial responsibility for the liabilities arising out of or in connection with the Ownership Business to Host and its retained subsidiaries. The agreements executed in connection with the HMSC Distribution Agreement also set forth certain specific allocations of liabilities between Host and HM Services. The HMSC Distribution Agreement also provides that HM Services will assume its proportionate share of Host's current obligation for certain employee benefit awards denominated in Host common stock currently held by employees of Marriott International.

  For the purpose of governing certain of the ongoing relationships between Host and HM Services after the HMSC Distribution, Host and HM Services have entered into other agreements. Host believes that the agreements are fair to both parties and contain terms which are generally comparable to those which would have been reached in arm's-length negotiations with unaffiliated parties. Among such other agreements between Host and HM Services are:

    (i) Tax Sharing Agreement. Host and HM Services have entered into a tax sharing agreement that defines the parties' rights and obligations with respect to deficiencies and refunds of federal, state and other income or franchise taxes relating to Host's businesses for tax years prior to the HMSC Distribution and with respect to certain tax attributes of Host after the HMSC Distribution. Host and HM Services have agreed to cooperate with each other and to share information in preparing tax returns and in dealing with other tax matters.

    (ii) Guarantees of Concession Agreements. Host and HM Services have entered into agreements pursuant to which Host has agreed to guarantee HM Services' performance in connection with certain tollroad concessions operated by HM Services. Host has not been required to make any payment pursuant to the guarantees and does not anticipate making any such payment in 1998.

    (iii) Employee Benefits Allocation Agreement. Host and HM Services have entered into an Employee Benefits Allocation and Other Employment Matters Agreement (the "Employee Benefits Allocation Agreement") that provides for the allocation of certain responsibilities with respect to employee compensation, benefits and labor matters. In general, the Employee Benefits Allocation Agreement provides that Host retain all employee liabilities for employees who on or after the HMSC Distribution were employees of Host, and that HM Services retain all employee liabilities for employees who on or after the HMSC Distribution were employees of HM Services. Pursuant to the Employee Benefits Allocation Agreement, and in connection with the HMSC Distribution, Host also adjusted outstanding awards under Host employee benefit plans.

                          PRINCIPAL SECURITY HOLDERS

  The following table sets forth, as of January 31, 1998, the beneficial ownership of OP Units and Common Shares of (i) each person who is expected to hold more than a 5% interest in the Operating Partnership or Host REIT, (ii) trustees of Host REIT, (iii) the Chief Executive Officer and the four most highly compensated executive officers of Host REIT and (iv) the trustees and executive officers of Host REIT as a group. Unless otherwise indicated in the footnotes, all of such interests are owned directly and the indicated person or entity has sole voting and investment power.

  The "Percent of All Common Shares and OP Units" represents the number of Common Shares and OP Units the person is expected to hold immediately after the REIT Conversion, as a percentage of the total number of Common Shares and OP Units expected to be outstanding immediately after the REIT Conversion (including OP Units held by Host REIT). The information in this table assumes that all transactions comprising the REIT Conversion are consummated as currently expected. The address of each beneficial owner is 10400 Fernwood Road, Bethesda, Maryland 20817 unless otherwise indicated.

                                                                      PERCENT  PERCENT OF
                                    PERCENT OF NUMBER OF  PERCENT OF  OF ALL   ALL COMMON
                          NUMBER OF   ALL OP     COMMON     COMMON    COMMON   SHARES AND
          NAME            OP UNITS   UNITS(1)  SHARES(2)  SHARES(3)  SHARES(4) OP UNITS(5)
          ----            --------- ---------- ---------- ---------- --------- -----------
R. Theodore Ammon.......                           14,750     *
Robert M. Baylis........                           12,750     *
Terence C. Golden(6)....                          828,085     *
J.W. Marriott,
 Jr.(6)(7)(8)...........                       13,276,630    6.51
Richard E.
 Marriott(6)(8)(9)......                       13,212,326    6.48
Ann Dore McLaughlin.....                            8,750     *
John G. Schreiber.......                                0       0
Harry L. Vincent, Jr....                           21,850     *
Christopher J
 Nassetta(6)............                          371,230     *
Robert E. Parsons,
 Jr.(6).................                          428,413     *
Christopher G.
 Townsend(6)............                          115,274     *
Blackstone
 Entities(11)...........                                0       0
Dresdner RCM Global
 Investors LLC(12)......                       13,595,975    6.66
FMR Corp.(13)...........                       22,532,574   11.04
Southeastern Asset
 Management, Inc.(14)...                       26,469,000   12.97
ALL DIRECTORS AND
 EXECUTIVE OFFICERS AS A
 GROUP (11
 PERSONS)(6)(10)........                       24,308,476   11.71

--------
 (1) Represents the number of OP Units held by the person as a percentage of the total number of OP Units issued to participants in the REIT
     Conversion (      OP Units).
 (2) Consists of Common Shares received in the REIT Conversion as a result of ownership of Host.
 (3) Represents the number of Common Shares held by the person as a percentage of the total number of Common Shares expected to be outstanding
     immediately following the REIT Conversion (     Common Shares). Ownership
     of less than 1% is reflected as * in the table.
 (4) Assumes that all OP Units held by the person are redeemed for Common Shares. The total number of Common Shares outstanding used in calculating
     this percentage (     Common Shares plus the number of OP Units
     beneficially owned) assumes that none of the OP Units held by other persons are redeemed for Common Shares.
 (5) Assumes that all OP Units held by the person are redeemed for Common Shares. The total number of Common Shares outstanding used in calculating
     this percentage (     Common Shares) assumes that all of the OP Units
     held by other persons are redeemed for Common Shares.
 (6) Includes (i) the shares of unvested restricted stock granted under Host's 1993 and 1997 Comprehensive Stock Incentive Plans, which are voted by the holder thereof, and (ii) the following number of shares which could be acquired by the named persons through the exercise of stock options within 60 days of January 31, 1998: for J.W. Marriott, Jr., 810,447 shares; for Richard E. Marriott, 55,700 shares; for Mr. Parsons, 20,225 shares; for Mr. Townsend, 6,975 shares; and for all directors and executive officers as a group, 918,147 shares. Does not include any other shares reserved, contingently vested or awarded under the above-named Plan.

 (7) Includes: (i) 1,977,450 shares held in trust for which J.W. Marriott, Jr. is the trustee or a co-trustee; (ii) 68,426 shares held by the wife of J.W. Marriott, Jr.; (iii) 703,031 shares held in trust for which the wife of J.W. Marriott, Jr. is the trustee or a co-trustee; (iv) 2,451,787 shares held by the J. Willard Marriott Foundation of which J.W. Marriott, Jr. is a co-trustee; (v) 2,707,590 shares held by a limited partnership whose general partner is a corporation of which J.W. Marriott, Jr. is the controlling shareholder; and (vi) 80,000 shares held by a limited partnership whose general partner is J.W. Marriott, Jr. Does not include shares held by the adult children of J.W. Marriott, Jr.; J.W. Marriott, Jr. disclaims beneficial ownership of all such shares.
 (8) By virtue of their ownership of shares of Host common stock and their positions as Chairman and Director, respectively, Richard E. Marriott and J.W. Marriott, Jr. could be deemed in control of Host within the meaning of the federal securities laws. Other members of the Marriott family might also be deemed control persons by reason of their ownership of shares and/or their relationship to other family members. J.W. Marriott, Jr., Richard E. Marriott, their mother Alice S. Marriott and other members of the Marriott family and various trusts established by members of the Marriott family owned beneficially an aggregate of 25,446,833 shares, or 12.47% of the total shares outstanding of Host common stock as of January 31, 1998.
 (9) Includes: (i) 1,874,709 shares held in trust for which Richard E. Marriott is the trustee or a co-trustee; (ii) 68,219 shares held by the wife of Richard E. Marriott; (iii) 603,828 shares held in trust for which the wife of Richard E. Marriott is the trustee or a co-trustee; (iv) 2,451,787 shares held by the J. Willard Marriott Foundation of which Richard E. Marriott is a co-trustee; and (v) 2,302,729 shares held by a corporation of which Richard E. Marriott is the controlling shareholder. Does not include shares held by the adult children of Richard E. Marriott; Richard E. Marriott disclaims beneficial ownership of all such shares.
(10) Includes the total number of shares held by trusts for which both J.W. Marriott, Jr. and Richard E. Marriott are co-trustees. Beneficial ownership of such shares is attributable to each of J.W. Marriott, Jr. and Richard E. Marriott in the table above under the Director subheading, but such shares are included only once in reporting the total number of shares owned by all directors and executive officers as a group. All directors and executive officers as a group (other than members of the Marriott family) owned beneficially an aggregate of 1,846,327 shares, or 0.90% of the total shares outstanding of Host common stock as of January 31, 1998. In addition, Host's Retirement and Savings Plan owned 57,318 shares, or 0.03% of the total shares outstanding of Host common stock as of January 31, 1998.

(11) The Blackstone Entities constitute a series of affiliated partnerships. Initially, a majority of the OP Units received pursuant to the Blackstone Acquisition will be held by such affiliated partnerships, but eventually will be distributed by such affiliated partnerships to their partners.

(12) Represents shares of Host Common Stock held by Dresdner RCM Global Investors LLC ("Dresdner RCM") and its affiliates, RCM Limited L.P. ("RCM Limited") and RCM General Corporation ("RCM General"), and by Dresdner Bank AG, of which Dresdner RCM is a wholly owned subsidiary. Dresdner RCM has reported in a Schedule 13G under the Exchange Act, filed with the Commission, sole dispositive power over 12,943,675 shares and shared dispositive power over 282,000 shares. Of these shares, Dresdner RCM has reported sole voting power over 8,854,200 shares and does not share voting power with respect to any shares. In addition, Dresdner Bank AG has reported in a separate Schedule 13G under the Exchange Act, filed with the Commission, sole dispositive and voting power over 370,300 shares of Host common stock, and such shares are included in the number reported in this table. The principal business address of Dresdner RCM, RCM Limited and RCM General is Four Embarcadero Center, San Francisco, California 94111. The principal business address of Dresdner Bank AG is Jurgen Ponto-Platz 1, 60301 Frankfurt, Germany.
(13) Represents shares of Host common stock held by FMR Corp. ("FMR") and its subsidiaries, Fidelity Management Trust Company ("FMT") and Fidelity Management & Research Company ("FM&R"). FMR has reported in a Schedule 13G under the Exchange Act, filed with the Commission, that FMR, through its control of FM&R and certain investment funds for which FM&R acts as an investment adviser, has sole power to dispose of 22,474,835 shares of Host common stock owned by such investment funds, including the 15,610,500 shares of Host common stock (or 7.65% of the total shares outstanding of Host common stock as of January 31, 1998) held by the Fidelity Magellan Fund. FMR has no power to vote or direct the voting of the shares of Host Common Stock owned by the investment funds, which power resides with the Board of Trustees of such investment funds. FMR, through its control of FMT and certain institutional accounts for which FMT serves as investment manager, has sole dispositive power over 57,739 shares, the sole power to vote or direct the voting of 44,301 shares, and no power to vote or direct the voting of 13,438 shares of Host common stock owned by the institutional accounts. The principal business address for FMR, FMT and FM&R is 82 Devonshire Street, Boston, Massachusetts 02109.

(14) Represents shares of Host common stock held by Southeastern Asset Management, Inc. ("SAM"). SAM has reported in a Schedule 13G under the Exchange Act, filed with the Commission, sole dispositive power over 14,466,900 shares and shared dispositive power over 11,322,100 shares. Of these shares, SAM has reported sole voting power over 12,191,900 shares and shared voting power over 11,322,100 shares. The principal business address of SAM is 6075 Poplar Avenue, Suite 900, Memphis, Tennessee 38119.

                            DESCRIPTION OF OP UNITS

  Limited Partners whose Partnership participates in a Merger will receive OP Units in exchange for their Partnership Interests. Limited Partners who elect to receive Notes will tender the OP Units they receive to the Operating Partnership in exchange for Notes. See "The Mergers and the REIT Conversion-- The Mergers--Issuance of OP Units" and "--Exchange of OP Units for Notes." Commencing one year after the Mergers, each limited partner in the Operating Partnership (other than Host REIT) will be entitled to have each of his OP Units redeemed by the Operating Partnership at any time for cash equal to the fair market value at the time of redemption of one Common Share (subject to adjustment to reflect any stock split, stock dividend or other transaction affecting the number of Common Shares outstanding but not affecting the number of OP Units outstanding), or, at the option of Host REIT, one Common Share (subject to adjustment as described herein). The material terms of the Common Shares, including a summary of certain provisions of Host REIT's Declaration of Trust and Bylaws, are set forth in "Description of Shares of Beneficial Interest." The material terms of the OP Units, including a summary of certain provisions of the Partnership Agreement, are set forth below. The following description of the terms and provisions of the OP Units and certain other matters does not purport to be complete and is subject to, and qualified in its entirety by, reference to applicable provisions of Delaware law and the Partnership Agreement. A copy of the Partnership Agreement in substantially the form in which it will be adopted (subject to such modifications as do not materially and adversely affect the rights of the holders of OP Units to be issued in the Mergers) is attached as Appendix A to this Consent Solicitation. Each person acquiring OP Units in the Mergers or thereafter will be deemed bound by the terms and conditions of the Partnership Agreement. For a comparison of the voting and certain other rights of Limited Partners of the Partnerships, holders of OP Units in the Operating Partnership and shareholders of Host REIT, see "Comparison of Ownership of Partnership Interests, OP Units and Common Shares."

GENERAL

  Holders of OP Units (other than Host REIT in its capacity as general partner) will hold a limited partnership interest in the Operating Partnership, and all holders of OP Units (including Host REIT in its capacity as general partner) will be entitled to share in cash distributions from, and in the profits and losses of, the Operating Partnership. Because Host REIT will hold a number of OP Units equal to the number of Common Shares outstanding, each OP Unit generally will receive distributions in the same amount paid on each Common Share. See "Distribution and Other Policies-- Distribution Policy."

  Holders of OP Units will have the rights to which limited partners are entitled under the Partnership Agreement and the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act). The OP Units to be issued in the Mergers will not be listed on any exchange or quoted on any national market system. The Partnership Agreement imposes certain restrictions on the transfer of OP Units, as described below.

FORMATION

  The Operating Partnership was formed as a Delaware limited partnership under the Delaware Act on April 15, 1998. Upon the consummation of the REIT Conversion, Host REIT will be admitted to the Operating Partnership as the sole general partner of the Operating Partnership. Following the REIT Conversion, Host REIT will hold a substantial number of the OP Units. Of the OP Units allocated to Host REIT, a 0.1% interest in the Operating Partnership will be held by Host REIT as the general partner of the Operating Partnership, and the remaining OP Units allocated to Host REIT will be held by Host REIT as a limited partner in the Operating Partnership.

PURPOSES, BUSINESS AND MANAGEMENT

  The purpose of the Operating Partnership includes the conduct of any business that may be lawfully conducted by a limited partnership formed under the Delaware Act, except that the Partnership Agreement requires the business of the Operating Partnership to be conducted in such a manner that will permit Host REIT to qualify as a REIT under Section 856 of the Code, unless Host REIT ceases to qualify as a REIT for reasons other than the conduct of the business of the Operating Partnership. Subject to the foregoing limitation, the Operating Partnership may enter into partnerships, joint ventures or similar arrangements and may own interests directly or indirectly in any other entity.

  Host REIT, as general partner of the Operating Partnership, has the exclusive power and authority to conduct the business of the Operating Partnership subject to the consent of the limited partners in certain limited circumstances discussed below. No limited partner may take part in the operation, management or control of the business of the Operating Partnership by virtue of being a holder of OP Units.

  In particular, the limited partners expressly acknowledge in the Partnership Agreement that Host REIT is acting on behalf of the Operating Partnership's limited partners and Host REIT's shareholders collectively, and is under no obligation to consider the tax consequences to limited partners when making decisions for the benefit of the Operating Partnership. Host REIT intends to make decisions in its capacity as general partner of the Operating Partnership so as to maximize the profitability of Host REIT and the Operating Partnership as a whole, independent of the tax effects on the limited partners. See "Federal Income Tax Consequences--Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers." Host REIT and the Operating Partnership will have no liability to a limited partner as a result of any liabilities or damages incurred or suffered by, or benefits not derived by, a limited partner as a result of the act or omission of Host REIT as general partner of the Operating Partnership unless Host REIT acted, or failed to act, in bad faith and the act or omission was material to the loss, liability or benefit not derived.

HOST REIT MAY NOT ENGAGE IN OTHER BUSINESSES; CONFLICTS OF INTEREST

  Host REIT, as general partner, may not conduct any business other than the business of the Operating Partnership without the consent of limited partners holding percentage interests in the Operating Partnership ("Percentage Interests") that are more than 50% of the aggregate Percentage Interests of the outstanding limited partnership interests entitled to vote thereon, including any such interests held by Host REIT. the holders of a majority of the limited partnership interests (not including the limited partnership interests held by Host REIT in its capacity as a limited partner in the Operating Partnership). Other persons (including officers, trustees, employees, agents and other affiliates of Host REIT) will not be prohibited under the Partnership Agreement from engaging in other business activities. However, Host REIT, on behalf of the Operating Partnership, has adopted certain policies regarding noncompetition provisions and avoidance of conflicts of interest. See "Distribution and Other Policies--Conflicts of Interest Policies." In addition, the Partnership Agreement does not prevent another person or entity that acquires control of Host REIT in the future from conducting other businesses or owning other assets, even though such businesses or assets may be ones that it would be in the best interests of the limited partners for the Operating Partnership to own.

DISTRIBUTIONS; ALLOCATIONS OF INCOME AND LOSS

  The Partnership Agreement provides for the quarterly distribution of Available Cash (as determined in the manner provided in the Partnership Agreement), to Host REIT and the limited partners as holders of OP Units in proportion to their percentage interests in the Operating Partnership. "Available Cash" is generally defined as net income plus depreciation and amortization and any reduction in reserves and minus interest and principal payments on debt, capital expenditures, any additions to reserves and other adjustments. At the time of the REIT Conversion, neither Host REIT nor the limited partners will be entitled to any preferential or disproportionate distributions of Available Cash (except to the extent that Host REIT receives preferred units in the Operating Partnership with economic rights that mirror the economic rights of any preferred stock that Host has outstanding at the time of the REIT Conversion). The Partnership Agreement provides for the allocation to Host REIT, as general partner, and the limited partners of items of Operating Partnership income and loss as described in "Federal Income Tax Consequences--Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers--Allocations of Operating Partnership Income, Gain, Loss and Deductions."

BORROWING BY THE OPERATING PARTNERSHIP

  Host REIT is authorized to cause the Operating Partnership to borrow money and to issue and guarantee debt as it deems necessary for the conduct of the activities of the Operating Partnership, including financing and refinancing the assets of the Operating Partnership. Such debt may be secured by mortgages, deeds of trust, liens or encumbrances on properties of the Operating Partnership. Host REIT also may cause the Operating Partnership to borrow money to enable the Operating Partnership to make distributions, including distributions to holders of OP Units, including Host REIT, in an amount sufficient to permit Host REIT, as long as it qualifies as a REIT, to avoid the payment of any federal income tax. See "Distribution and Other Policies--Financing Policies."

REIMBURSEMENT OF HOST REIT; TRANSACTIONS WITH HOST REIT AND ITS AFFILIATES

  Host REIT will not receive any compensation for its services as general partner of the Operating Partnership. Host REIT, however, as a partner in the Operating Partnership, has the same right to allocations and distributions as other partners in the Operating Partnership. In addition, the Operating Partnership will pay all expenses relating to the Operating Partnership's organization, the REIT Conversion, the acquisition and ownership of its assets and its operations. The Operating Partnership will be responsible for and will pay (or reimburse) all expenses and liabilities of any nature that Host REIT may incur (including expenses and liabilities arising out of the REIT Conversion and expenses related to the ongoing operations of Host REIT and to the management and administration of any subsidiaries of Host REIT permitted under the Partnership Agreement). The Operating Partnership also will be responsible for paying any and all taxes incurred by Host REIT, except that the Operating Partnership will not be responsible for any taxes that Host REIT would not have been required to pay if it qualified as a REIT for federal income tax purposes or any taxes imposed on Host REIT by reason of its failure to distribute to its shareholders an amount equal to its taxable income. The Operating Partnership, however, will not be responsible for expenses or liabilities incurred by Host REIT that are excluded from the scope of the indemnification provisions of the Partnership Agreement.

  Except as expressly permitted by the Partnership Agreement, Host REIT and its affiliates will not engage in any transactions with the Operating Partnership, except on terms that are fair and reasonable and no less favorable to the Operating Partnership than would be obtained from an unaffiliated third party.

LIABILITY OF HOST REIT AND LIMITED PARTNERS

  Host REIT, as general partner of the Operating Partnership, will be liable for all general recourse obligations of the Operating Partnership to the extent not paid by the Operating Partnership. Host REIT will not be liable for the nonrecourse obligations of the Operating Partnership.

  The limited partners of the Operating Partnership will not be required to make additional capital contributions to the Operating Partnership. Assuming that a limited partner does not take part in the control of the business of the Operating Partnership and otherwise acts in conformity with the provisions of the Partnership Agreement, the liability of a limited partner for obligations of the Operating Partnership under the Partnership Agreement and the Delaware Act will be limited, subject to certain exceptions, generally to the loss of such limited partner's investment in the Operating Partnership represented by his OP Units. Under the Delaware Act, a limited partner may not receive a distribution from the Operating Partnership if, at the time of the distribution and after giving effect thereto, the liabilities of the Operating Partnership, other than liabilities to parties on account of their interests in the Operating Partnership and liabilities for which recourse is limited to specified property of the Operating Partnership, exceed the fair value of the Operating Partnership's assets, other than the fair value of any property subject to nonrecourse liabilities of the Operating Partnership, but only to the extent of such liabilities. The Delaware Act provides that a limited partner who receives a distribution knowing at the time that it violates the foregoing prohibition is liable to the Operating Partnership for the amount of the distribution. Unless otherwise agreed, such a limited partner will not be liable for the return of such distribution after the expiration of three years from the date of such distribution.

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

  The Operating Partnership expects to qualify to conduct business in various states in which the conduct of its business requires such qualification. Maintenance of limited liability may require compliance with certain legal requirements of those jurisdictions and certain other jurisdictions. Limitations on the liability of a limited partner for the obligations of a limited partnership have not been clearly established in many jurisdictions. Accordingly, if it were determined that the right, or exercise of the right by the limited partners, to make certain amendments to the Partnership Agreement or to take other action pursuant to the Partnership Agreement constituted "control" of the Operating Partnership's business for the purposes of the statutes of any relevant jurisdiction, the limited partners might be held personally liable for the Operating Partnership's obligations. The Operating Partnership will operate in a manner Host REIT deems reasonable, necessary and appropriate to preserve the limited liability of the limited partners.

EXCULPATION AND INDEMNIFICATION OF HOST REIT

  The Partnership Agreement generally provides that Host REIT, as general partner of the Operating Partnership, will incur no liability to the Operating Partnership or any limited partner for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission, unless Host REIT acted, or failed to act, in bad faith and the act or omission was material to the loss, liability or benefit not derived. In addition, Host REIT is not responsible for any misconduct or negligence on the part of its agents, provided Host REIT appointed such agents in good faith. Host REIT may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors, and any action it takes or omits to take in reliance upon the opinion of such persons, as to matters that Host REIT reasonably believes to be within their professional or expert competence, shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

  The Partnership Agreement also provides for indemnification of Host REIT, the trustees and officers of Host REIT and such other persons as Host REIT may from time to time designate against any judgments, penalties, fines, settlements and reasonable expenses actually incurred by such person in connection with the proceeding unless it is established that: (i) the act or omission of the indemnified person was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the indemnified person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful. The Operating Partnership is obligated to advance to an indemnified person reasonable expenses incurred or expected to be incurred by such indemnified person if such indemnified person certifies to the Operating Partnership that his conduct has met the standards for indemnification and that he will repay any amounts received if it is determined subsequently that his conduct did not meet such standards.

SALES OF ASSETS

  Under the Partnership Agreement, Host REIT generally has the exclusive authority to determine whether, when and on what terms the assets of the Operating Partnership (including the Hotels) will be sold. In addition, Host REIT is not required to take into account the tax consequences to the limited partners in deciding whether to cause the Operating Partnership to undertake a specific transaction. A sale of all or substantially all of the assets of the Operating Partnership (or a merger of the Operating Partnership with another entity) requires an affirmative vote of limited partners holding percentage interests in the Operating Partnership ("Percentage Interests") that are more than 50% of the aggregate Percentage Interests of the outstanding limited partnership interests entitled to vote thereon (including OP Units held by Host REIT).

REMOVAL OR WITHDRAWAL OF HOST REIT; TRANSFER OF HOST REIT'S INTERESTS

  The Partnership Agreement provides that the limited partners may not remove Host REIT as general partner of the Operating Partnership with or without cause (unless neither Host REIT nor its parent entity is a "public company," in which case Host REIT may be removed with or without cause by limited partners holding percentage interests in the Operating Partnership ("Percentage Interests") that are more than 50% of the

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


aggregate Percentage Interests of the outstanding limited partnership interests entitled to vote thereon, including any such interests held by the general partner). In addition, Host REIT may not transfer any of its interests as general or limited partner of the Operating Partnership or withdraw as a general partner, except, in each case, in connection with a merger or sale of all or substantially all of its assets, provided that (i) the limited partners of the Operating Partnership either will receive, or will have the right to receive, substantially the same consideration as holders of Common Shares,
(ii) following such merger or other consolidation, substantially all of the assets of the surviving entity consist of OP Units and (iii) such transaction has been approved by partners holding Percentage Interests that are more than 50% of the aggregate Percentage Interest of the outstanding interests in the Operating Partnership entitled to vote thereon (including any such interests held by Host REIT). Host REIT initially will hold a majority of the OP Units and thus would control the outcome of this vote. See "--Sales of Assets."

  Although Host REIT cannot transfer its partnership interests except in a transaction in which substantially all of the assets of the surviving entity consist of OP Units, the Partnership Agreement does not prevent a transaction in which another entity acquires control (or all of the shares of beneficial interest) of Host REIT and that other entity owns assets and conducts businesses outside of the Operating Partnership.

CERTAIN VOTING RIGHTS OF HOLDERS OF OP UNITS DURING THE FIRST YEAR FOLLOWING THE MERGERS

  During the first year following the Mergers, if a vote of the shareholders of Host REIT is required, then (i) a sale of all or substantially all of the assets of the Operating Partnership, (ii) a merger involving the Operating Partnership and (iii) any issuance of OP Units in connection with an issuance of Common Shares representing 20% or more of the outstanding Common Shares which would require shareholder approval under the rules of the NYSE, would require the approval of a majority of all outstanding OP Units (or, in the case of clause (iii), a majority of the OP Units that are voted, provided that at least a majority of the OP Units are voted), including OP Units held by Host REIT, voting as a single class with Host REIT voting its OP Units in the same proportion as its shareholders vote. In addition, during the one-year period following the Mergers, any taxable sale or sales of Hotels representing more than 10% of the aggregate Appraised Value of the Hotels of any Partnership would require, in addition to any other approval requirements, the approval of a majority of all outstanding OP Units held by persons who formerly were Limited Partners of such Partnership, voting as a separate class.

RESTRICTIONS ON TRANSFERS OF INTERESTS BY LIMITED PARTNERS

  The Partnership Agreement provides that no limited partner shall, without the prior written consent of Host REIT (which consent may be withheld in Host REIT's sole and absolute discretion), sell, assign, distribute or otherwise transfer all or any portion of his interest in the Operating Partnership, except that a limited partner may transfer, without the consent of Host REIT, all or a portion of its limited partnership interest (i) in the case of a limited partner who is an individual, to a member of his immediate family, any trust formed for the benefit of himself and/or members of his immediate family, or any partnership, limited liability company, joint venture, corporation or other business entity comprised only of himself and/or members of his immediate family and entities the ownership interests in which are owned by or for the benefit of himself and/or members of his immediate family,
(ii) in the case of a limited partner which is a trust, to the beneficiaries of such trust, (iii) in the case of a limited partner which is a partnership, limited liability company, joint venture, corporation or other business entity to which OP Units were transferred pursuant to (i) above, to its partners, owners, or stockholders, as the case may be, who are members of the immediate family of or are actually the person(s) who transferred OP Units to it pursuant to (i) above, (iv) in the case of a limited partner which acquired OP Units as of the closing of the Mergers and which is a partnership, limited liability company, joint venture, corporation or other business entity, to its partners, owners, stockholders or Affiliates thereof, as the case may be, or the Persons owning the beneficial interests in any of its partners, owners or stockholders or Affiliates thereof (it being understood that this clause (iv) will apply to all of each Person's partnership interests whether the OP Units relating thereto were acquired on the date hereof or hereafter), (v) in the case of a limited partner which is a partnership, limited liability company, joint venture, corporation or other business entity other than any of the

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


foregoing described in clause (iii) or (iv), in accordance with the terms of any agreement between such limited partner and the Operating Partnership pursuant to which such partnership interest was issued, (vi) pursuant to a gift or other transfer without consideration, (vii) pursuant to applicable laws of descent or distribution, (viii) to another limited partner and (ix) pursuant to a grant of security interest or other encumbrance effected in a bona fide transaction or as a result of the exercise of remedies related thereto. All of the foregoing transfers are subject to the provisions of the Partnership Agreement which require compliance with securities laws, prohibit transfers affecting the tax status of the Operating Partnership or the qualification of Host REIT as a REIT for tax purposes, prohibit transfers to holders of nonrecourse liabilities of the Operating Partnership and are also subject to the rules on substitution of limited partners. In addition, Limited Partners will be permitted to dispose of their OP Units following the first anniversary of the Mergers by exercising their Unit Redemption Right. See "-- Unit Redemption Right" below.

  The right of any permitted transferee of OP Units to become a substitute limited partner is subject to the consent of Host REIT, which consent Host REIT may withhold in its sole and absolute discretion. If Host REIT does not consent to the admission of a transferee of OP Units as a substitute limited partner, the transferee will succeed to all economic rights and benefits attributable to such OP Units (including the Unit Redemption Right), but will not become a limited partner or possess any other rights of limited partners (including the right to vote).

  Transfers of OP Units may be effected only by means of entries in the record of the Operating Partnership, and Host REIT will require evidence satisfactory to it of compliance with all transfer restrictions prior to recording any transfer.

UNIT REDEMPTION RIGHT

  Subject to certain limitations, holders of OP Units (other than Host REIT) may exercise the Unit Redemption Right by providing notice to the Operating Partnership at any time commencing one year after the Mergers. Unless Host REIT elects to assume and perform the Operating Partnership's obligation with respect to the Unit Redemption Right, as described below, the redeeming holder of OP Units will receive cash from the Operating Partnership in an amount equal to the market value of the OP Units to be redeemed. The market value of an OP Unit for this purpose will be equal to the average of the daily market price of a Common Share on the NYSE for the ten consecutive trading days before the day on which the redemption notice was given. The market price for each such trading day shall be the closing price, regular way, on such day, or if no such sales take place on such day, the average of the closing bid and asked prices on such day. In lieu of the Operating Partnership's acquiring the OP Units for cash, Host REIT will have the right (except as described below, if the Common Shares are not publicly traded) to elect to acquire the OP Units directly from a holder of OP Units exercising the Unit Redemption Right, in exchange for either cash or Common Shares, and, upon such acquisition, Host REIT will become the owner of such OP Units. In either case, acquisition of such OP Units by Host REIT will be treated as a sale of the OP Units to Host REIT for federal income tax purposes. See "Federal Income Tax Consequences-- Tax Consequences of the Mergers--Unit Redemption Right." Upon exercise of the Unit Redemption Right, the right of the holder of OP Units to receive distributions for the OP Units so redeemed or exchanged will cease. At least 1,000 OP Units (or all remaining OP Units owned by the holder of OP Units if less than 1,000 OP Units) must be redeemed each time the Unit Redemption Right is exercised. The redemption generally will occur on the tenth business day after notice of the exercise of the Unit Redemption Right by a holder of OP Units is given to the Operating Partnership, except that no redemption or exchange can occur if delivery of Common Shares would be prohibited either under the provisions of Host REIT's Declaration of Trust relating to restrictions on ownership and transfer of Common Shares or under applicable federal or state securities laws as long as the Common Shares are publicly traded. See "Description of Shares of Beneficial Interest--Restrictions on Ownership and Transfer."

  In the event that the Common Shares are not publicly traded but another entity whose stock is publicly traded owns more than 50% of the beneficial interests of Host REIT (referred to as the "Parent Entity"), the Unit Redemption Right will be determined by reference to the publicly traded shares of the Parent Entity and the

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

general partner will have the right to elect to acquire the OP Units to be redeemed for publicly traded stock of the Parent Entity. In the event that the Common Shares are not publicly traded and there is no Parent Entity with publicly traded stock, the Unit Redemption Right would be based upon the fair market value of the Operating Partnership's assets at the time the Unit Redemption Right is exercised (as determined in good faith by Host REIT), and, unless otherwise agreed by the redeeming limited partner, Host REIT and the Operating Partnership would be obligated to satisfy the Unit Redemption Right in cash, payable on the thirtieth business day after notice to the Operating Partnership of exercise of the Unit Redemption Right.

NO WITHDRAWAL BY LIMITED PARTNERS

  No limited partner has the right to withdraw from or reduce his capital contribution to the Operating Partnership, except as a result of the redemption, exchange or transfer of OP Units pursuant to the terms of the Partnership Agreement.

ISSUANCE OF LIMITED PARTNERSHIP INTERESTS

  Host REIT is authorized, without the consent of the limited partners, to cause the Operating Partnership to issue additional OP Units to Host REIT, to the limited partners or to other persons for such consideration and upon such terms and conditions as Host REIT deems appropriate. The Operating Partnership also may issue to any of the foregoing persons or entities partnership interests in different series or classes, which may be senior to the OP Units, including with respect to distributions and upon liquidation. If additional OP Units or partnership interests in different series or classes of equity securities are issued to Host REIT, then Host REIT must issue additional Common Shares or securities having substantially similar rights to such partnership interests, and must contribute the proceeds received by Host REIT from such issuance to the Operating Partnership. Consideration for additional partnership interests may be cash or any property or other assets permitted by the Delaware Act. No limited partner has preemptive, preferential or similar rights with respect to capital contributions to the Operating Partnership or the issuance or sale of any partnership interests therein.

MEETINGS; VOTING

  Meetings of the limited partners may be called only by Host REIT, on its own motion or upon written request of limited partners owning at least 25% of the then outstanding OP Units (including those held by Host REIT). Limited partners may vote either in person or by proxy at meetings. Any action that is required or permitted to be taken by the limited partners may be taken either at a meeting of the limited partners or without a meeting if consents in writing setting forth the action so taken are signed by limited partners holding Percentage Interests which are not less than the minimum Percentage Interest that would be necessary to authorize or take such action at a meeting of the limited partners at which all limited partners entitled to vote on such action were present. On matters as to which limited partners are entitled to vote, each limited partner (including Host REIT to the extent it holds limited partnership interests) will have a vote equal to its Percentage Interest. A transferee of OP Units who has not been admitted as a substituted limited partner with respect to such OP Units will have no voting rights with respect to such OP Units, even if such transferee holds other OP Units as to which it has been admitted as a limited partner. The Partnership Agreement does not provide for annual meetings of the limited partners, and Host REIT does not anticipate calling such meetings.

AMENDMENT OF THE PARTNERSHIP AGREEMENT

  Amendments to the Partnership Agreement may be proposed by Host REIT or by limited partners owning at least 25% of the then outstanding OP Units. Generally, the Partnership Agreement may be amended with the approval of Host REIT, as general partner, and limited partners (including Host REIT) holding Percentage Interests that are more than 50% of the aggregate Percentage Interests of the outstanding limited partnership interests entitled to vote thereon. Certain provisions regarding, among other things, the rights and duties of Host REIT as general partner (e.g., restrictions on Host REIT's power to conduct businesses other than owning OP Units, the dissolution of the Operating Partnership or the rights of limited partners), may not be amended without

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


the approval of limited partners (excluding Host REIT) holding Percentage Interests that are more than 50% of the aggregate Percentage Interest of the outstanding limited partnership interests entitled to vote thereon. Notwithstanding the foregoing, Host REIT, as general partner, will have the power, without the consent of the limited partners, to amend the Partnership Agreement as may be required to (i) add to the obligations of Host REIT as general partner or surrender any right or power granted to Host REIT as general partner, (ii) reflect the admission, substitution, termination or withdrawal of partners in accordance with the terms of the Partnership Agreement, (iii) establish the rights, powers, duties and preferences of any additional partnership interests issued in accordance with the terms of the Partnership Agreement, (iv) reflect a change that does not materially adversely affect any limited partner, or cure any ambiguity, correct or supplement any provisions of the Partnership Agreement not inconsistent with law or with other provisions of the Partnership Agreement, or make other changes concerning matters under the Partnership Agreement that are not otherwise inconsistent with the Partnership Agreement or applicable law or (v) satisfy any requirements of federal, state or local law.

  Certain amendments that would, among other things, (i) convert a limited partner's interest into a general partner's interest, (ii) modify the limited liability of a limited partner, (iii) alter the interest of a partner in profits or losses, or the rights to receive any distributions (except as permitted under the Partnership Agreement with respect to the admission of new partners or the issuance of additional OP Units (including partnership interests in a different class or series to the extent otherwise authorized under the Partnership Agreement), which actions will have the effect of changing the percentage interests of the partners and thus altering their interests in profits, losses and distributions), (iv) amend the limited partners' right to transfer or (v) alter the Unit Redemption Right, must be approved by Host REIT and each limited partner that would be adversely affected by such amendment.

BOOKS AND REPORTS

  Host REIT is required to keep the Operating Partnership's books and records at the principal office of the Operating Partnership. The books of the Operating Partnership are required to be maintained for financial and tax reporting purposes on an accrual basis. The limited partners will have the right to receive copies of the most recent Commission filings by Host REIT and the Operating Partnership, the Operating Partnership's federal, state and local income tax returns, a list of limited partners, the Partnership Agreement, the partnership certificate and all amendments thereto and certain information about the capital contributions of the partners. Host REIT may keep confidential from the limited partners any information that Host REIT believes to be in the nature of trade secrets or other information the disclosure of which Host REIT in good faith believes is not in the best interests of the Operating Partnership or which the Operating Partnership is required by law or by agreements with unaffiliated third parties to keep confidential.

  Host REIT will furnish to each limited partner, no later than the date on which Host REIT mails its annual report to its shareholders, an annual report containing financial statements of the Operating Partnership (or Host REIT, if it prepares consolidated financial statements including the Operating Partnership) for each fiscal year, including a balance sheet and statements of operations, cash flow, partners' equity and changes in financial position. The financial statements will be audited by a nationally recognized firm of independent public accountants selected by Host REIT. In addition, if and to the extent that Host REIT mails quarterly reports to its shareholders, Host REIT will furnish to each limited partner, no later than the date on which Host REIT mails such reports to its shareholders, a report containing unaudited financial statements of the Operating Partnership (or Host REIT, if it prepares consolidated financial statements including the Operating Partnership) as of the last day of the calendar quarter and such other information as may be required by applicable law or regulation or as Host REIT deems appropriate.

  Host REIT will use reasonable efforts to furnish to each limited partner, within 90 days after the close of each taxable year, the tax information reasonably required by the limited partners for federal and state income tax reporting purposes.

POWER OF ATTORNEY

  Pursuant to the terms of the Partnership Agreement, each limited partner and each assignee appoints Host REIT, any liquidator and the authorized officers and attorneys-in-fact of each, as such limited partner's or

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

assignee's attorney-in-fact to do the following: execute, swear to, acknowledge, deliver, file and record in the appropriate public offices various certificates, documents and other instruments (including, among other things, the Partnership Agreement and the certificate of limited partnership and all amendments or restatements thereof) that Host REIT deems appropriate or necessary to effectuate the terms or intent of the Partnership Agreement. The Partnership Agreement provides that such power of attorney is irrevocable, will survive the subsequent incapacity of any limited partner and the transfer of all or any portion of such limited partner's or assignee's OP Units and will extend to such limited partner's or assignee's heirs, successors, assigns and personal representatives.

DISSOLUTION, WINDING UP AND TERMINATION

  The Operating Partnership will continue until December 31, 2098, unless sooner dissolved and terminated. The Operating Partnership will be dissolved prior to the expiration of its term and its affairs wound up upon the occurrence of the earliest of: (i) the withdrawal of Host REIT as general partner without the permitted transfer of Host REIT's interest to a successor general partner (except in certain limited circumstances); (ii) an election to dissolve the Operating Partnership prior to December 31, 2058 made by Host REIT with the consent of the limited partners who hold 90% of the OP Units (including OP Units held by Host REIT), (iii) the sale of all or substantially all of the Operating Partnership's assets and properties for cash or for marketable securities; (iv) the entry of a decree of judicial dissolution of the Operating Partnership pursuant to the provisions of the Delaware Act; (v) the entry of a final non-appealable order for relief in a bankruptcy proceeding of the general partner, or the entry of a final non-appealable judgment ruling that the general partner is bankrupt or insolvent (except that, in either such case, in certain circumstances the limited partners (other than Host REIT) may vote to continue the Operating Partnership and substitute a new general partner in place of Host REIT); or (vi) an election by Host REIT in its sole and absolute discretion on or after December 31, 2058. Upon dissolution, Host REIT, as general partner, or any liquidator will proceed to liquidate the assets of the Operating Partnership and apply the proceeds therefrom in the order of priority set forth in the Partnership Agreement.

OWNERSHIP LIMITATION

  In order to help the Operating Partnership avoid being treated as a corporation for federal income tax purposes, the Partnership Agreement expressly provides that no Person (other than Host REIT and the wholly owned subsidiaries (direct and indirect) thereof) may own, actually or constructively, more than 4.9% by value of any class of interests in the Operating Partnership. The Partnership Agreement contains self-executing mechanisms intended to enforce this prohibition. For a description of the consequences of the Operating Partnership being treated as a corporation for federal income tax purposes, see "Federal Income Tax Consequences--Tax Status of the Operating Partnership." As general partner of the Operating Partnership, Host REIT, in its sole and absolute discretion, may waive or modify this ownership limitation if it is satisfied that ownership in excess of this limit will not cause the Operating Partnership to be treated as a corporation for federal income tax purposes. Host has agreed to grant The Blackstone Group an exception to this prohibition subject to the condition that neither The Blackstone Group, nor any person or entity that would be considered to own OP Units owned by The Blackstone Group, may own, directly or by attribution, 10% or more of the stock of SLC or the equity of any of the Lessees.

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

                 DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

  The summary of the terms of the shares of beneficial interest of Host REIT set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the Declaration of Trust and Bylaws of Host REIT, copies of which have been filed as Exhibits to the Registration Statement of which this Consent Solicitation is a part.

GENERAL

  The Declaration of Trust of Host REIT provides that Host REIT may issue up to 751 million shares of beneficial interest, consisting of 750 million Common
Shares and one million preferred shares. As of         1998,    Common Shares
were issued and outstanding.

  As permitted by the Maryland REIT Law, the Declaration of Trust contains a provision permitting the Board of Trustees, without any action by the shareholders of Host REIT, to amend the Declaration of Trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that Host REIT has authority to issue.

  Both the MGCL and Host REIT's Declaration of Trust provide that no shareholder of Host REIT will be liable for any debt or obligation of Host REIT solely as a result of his status as a shareholder of Host REIT. Host REIT's Bylaws further provide that Host REIT shall indemnify each present or former shareholder against any claim or liability to which the shareholder may become subject by reason of his being or having been a shareholder and that Host REIT shall reimburse each shareholder for all reasonable expenses incurred by him in connection with any such claim or liability. However, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory liability, the shareholders may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by Host REIT. Inasmuch as Host REIT carries public liability insurance which it considers adequate, any risk of personal liability to shareholders is limited to situations in which Host REIT's assets plus its insurance coverage would be insufficient to satisfy the claims against Host REIT and its shareholders.

COMMON SHARES

  Subject to the preferential rights of any other shares of beneficial interest and to the provisions of the Declaration of Trust regarding restrictions on transfers of shares of beneficial interest, holders of Common Shares are entitled to receive distributions if, as and when authorized and declared by the Board of Trustees, out of assets legally available therefor and to share ratably in the assets of Host REIT legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of Host REIT. Host REIT currently intends to pay regular quarterly distributions.

  Subject to the provisions of Host REIT's Declaration of Trust regarding restrictions on transfer of shares of beneficial interest, each outstanding Common Share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of shares of beneficial interest, the holders of Common Shares will possess the exclusive voting power. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding Common Shares can elect all of the trustees then standing for election and the holders of the remaining shares of beneficial interest, if any, will not be able to elect any trustees.

  Holders of Common Shares have no preferences, conversion, sinking fund, redemption rights or preemptive rights to subscribe for any securities of Host REIT. Assuming, as expected, that the Common Shares are listed on the NYSE, holders of the Common Shares will generally have no dissenters' appraisal rights. Subject to the exchange provisions of Host REIT's Declaration of Trust regarding restrictions on transfer, Common Shares have equal distribution, liquidation and other rights.


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

  Pursuant to the Maryland REIT Law, a Maryland REIT generally cannot dissolve, amend its declaration of trust or merge, unless approved by the affirmative vote or written consent of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the Maryland REIT's declaration of trust. Host REIT's Declaration of Trust does not provide for a lesser percentage in such situations. Under the Maryland REIT Law, a declaration of trust may permit the trustees by a two-thirds vote to amend the declaration of trust from time to time to qualify as a REIT under the Code or the Maryland REIT Law without the affirmative vote or written consent of the shareholders. Host REIT's Declaration of Trust permits such action by the Board of Trustees.

PREFERRED SHARES

  The Declaration of Trust authorizes the Board of Trustees to issue one million preferred shares and to classify any unissued preferred shares or to reclassify any previously classified but unissued preferred shares of any series from time to time, in one or more series. Prior to issuance of shares of each series, the Board of Trustees is required by Maryland REIT Law and the Declaration of Trust to set, subject to the provisions of the Declaration of Trust regarding the restriction on transfer of shares of beneficial interest, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such series. Thus, the Board of Trustees could authorize the issuance of preferred shares with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control of Host REIT that might involve a premium price for holders of Common Shares or otherwise be in their best interest. As of the date hereof, no preferred shares are outstanding, but Host REIT may issue preferred shares in the future, including as a result of the issuance of perpetual preferred stock by Host prior to the REIT Conversion.

POWER TO ISSUE ADDITIONAL COMMON SHARES AND PREFERRED SHARES

  Host REIT believes that the power of the Board of Trustees to issue additional authorized but unissued Common Shares or preferred shares and to classify or reclassify unissued Common Shares or preferred shares and thereafter to cause Host REIT to issue such classified or reclassified shares of beneficial interest in one or more series will provide Host REIT with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the Common Shares, will be available for issuance without further action by Host REIT's shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which Host REIT's securities may be listed or traded. Although the Board of Trustees has no intention at the present time of doing so, it could authorize Host REIT to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of Host REIT that might involve a premium price for holders of Common Shares or otherwise be in their best interest.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

  For Host REIT to qualify as a REIT under the Code, no more than 50% in value of its outstanding shares of beneficial interest may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be treated as a REIT has been made) or during a proportionate part of a shorter taxable year. In addition, if Host REIT, or one or more owners (actually or constructively) of 10% or more of Host REIT, actually or constructively owns 10% or more of a tenant of Host REIT (or a tenant of any partnership in which Host REIT is a partner), the rent received by Host REIT (either directly or through any such partnership) from such tenant will not be qualifying income for purposes of the REIT gross income tests of the Code. A REIT's shares also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be treated as a REIT has been made).

  Because the Board of Trustees believes it is desirable for Host REIT to qualify as a REIT, the Declaration of Trust, subject to certain exceptions, provides that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than (i) 9.8% of the lesser of the number or value of Common Shares outstanding (subject to an exception for Common Shares held prior to the REIT Conversion so long as the holder thereof would not own more than 9.8% in value of the outstanding shares of beneficial interest of Host REIT) or (ii) 9.8% of the lesser of the number or value of the issued and outstanding preferred shares of any class or series of Host REIT (the "Ownership Limit"). The Ownership Limitation prohibits Marriott International and its subsidiaries and affiliates (including members of the Marriott family) from collectively owning shares of beneficial interests in excess of the Ownership Limit, but contains an exception that would permit Marriott International to exercise its right to purchase up to 20% of each class of Host REIT's voting stock in connection with a change in control of Host REIT (but only in the event that Marriott International and its subsidiaries and affiliates (including members of the Marriott family) do not own at such time or thereafter, directly and by attribution, 10% or more of SLC or any of the Lessees). See "Certain Relationships and Related Transactions--Relationship Between Host and Marriott International." The ownership attribution rules under the Code are complex and may cause Common Shares owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition or ownership of less than 9.8% of the Common Shares (or the acquisition or ownership of an interest in an entity that owns, actually or constructively, Common Shares) by an individual or entity could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of the outstanding Common Shares and thus subject such Common Shares to the Ownership Limit. The Board of Trustees may grant an exemption from the Ownership Limit with respect to one or more persons who would not be treated as "individuals" for purposes of the Code if it is satisfied, based upon an opinion of counsel and such other evidence as is satisfactory to the Board of Trustees in its sole discretion, that such ownership will not cause a person who is an individual to be treated as owning Common Shares in excess of the Ownership Limit, applying the applicable constructive ownership rules, and will not otherwise jeopardize Host REIT's status as a REIT (for example, by causing any tenant of the Operating Partnership or the Partnerships (including but not limited to SLC and the Lessees) to be considered a "related party tenant" for purposes of the REIT qualification rules). As a condition of such waiver, the Board of Trustees may require undertakings or representations from the applicant with respect to preserving the REIT status of Host REIT.

  The Board of Trustees of Host REIT will have the authority to increase the Ownership Limit from time to time, but will not have the authority to do so to the extent that after giving effect to such increase, five beneficial owners of Common Shares could beneficially own in the aggregate more than 49.5% of the outstanding Common Shares.

  The Declaration of Trust further prohibits (a) any person from actually or constructively owning shares of beneficial interest of Host REIT that would result in Host REIT being "closely held" under Section 856(h) of the Code or otherwise cause Host REIT to fail to qualify as a REIT and (b) any person from transferring shares of beneficial interest of Host REIT if such transfer would result in shares of beneficial interest of Host REIT being owned by fewer than 100 persons.

  Any person who acquires or attempts or intends to acquire actual or constructive ownership of shares of beneficial interest of Host REIT that will or may violate any of the foregoing restrictions on transferability and ownership is required to give notice immediately to Host REIT and provide Host REIT with such other information as Host REIT may request in order to determine the effect of such transfer on Host REIT's status as a REIT.

  If any purported transfer of shares of beneficial interest of Host REIT or any other event would otherwise result in any person violating the Ownership Limit or the other restrictions in the Declaration of the Trust, then any such purported transfer will be void and of no force or effect with respect to the purported transferee (the "Prohibited Transferee") as to that number of shares that exceeds the Ownership Limit (referred to as "excess shares") and the Prohibited Transferee shall acquire no right or interest (or, in the case of any event other than a purported transfer, the person or entity holding record title to any such shares in excess of the Ownership Limit

(the "Prohibited Owner") shall cease to own any right or interest) in such excess shares. Any such excess shares described above will be transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by Host REIT (the "Beneficiary"). Such automatic transfer shall be deemed to be effective as of the close of business on the Business Day (as defined in the Declaration of Trust) prior to the date of such violating transfer. Within 20 days of receiving notice from Host REIT of the transfer of shares to the trust, the trustee of the trust (who shall be designated by Host REIT and be unaffiliated with Host REIT and any Prohibited Transferee or Prohibited Owner) will be required to sell such excess shares to a person or entity who could own such shares without violating the Ownership Limit, and distribute to the Prohibited Transferee an amount equal to the lesser of the price paid by the Prohibited Transferee for such excess shares or the sales proceeds received by the trust for such excess shares. In the case of any excess shares resulting from any event other than a transfer, or from a transfer for no consideration (such as a gift), the trustee will be required to sell such excess shares to a qualified person or entity and distribute to the Prohibited Owner an amount equal to the lesser of the fair market value of such excess shares as of the date of such event or the sales proceeds received by the trust for such excess shares. In either case, any proceeds in excess of the amount distributable to the Prohibited Transferee or Prohibited Owner, as applicable, will be distributed to the Beneficiary. Prior to a sale of any such excess shares by the trust, the trustee will be entitled to receive, in trust for the Beneficiary, all dividends and other distributions paid by Host REIT with respect to such excess shares, and also will be entitled to exercise all voting rights with respect to such excess shares. Subject to Maryland law, effective as of the date that such shares have been transferred to the trust, the trustee shall have the authority (at the trustee's sole discretion and subject to applicable law) (i) to rescind as void any vote cast by a Prohibited Transferee prior to the discovery by Host REIT that such shares have been transferred to the trust and (ii) to recast such vote in accordance with the desires of the trustee acting for the benefit of the Beneficiary. However, if Host REIT has already taken irreversible corporate action, then the trustee shall not have the authority to rescind and recast such vote. Any dividend or other distribution paid to the Prohibited Transferee or Prohibited Owner (prior to the discovery by Host REIT that such shares had been automatically transferred to a trust as described above) will be required to be repaid to the trustee upon demand for distribution to the Beneficiary. If the transfer to the trust as described above is not automatically effective (for any reason) to prevent violation of the Ownership Limit, then the Declaration of Trust provides that the transfer of the excess shares will be void.

  In addition, shares of beneficial interest of Host REIT held in the trust shall be deemed to have been offered for sale to Host REIT, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift, the market value at the time of such devise or gift) and (ii) the market value of such shares on the date Host REIT, or its designee, accepts such offer. Host REIT will have the right to accept such offer until the trustee has sold the shares of beneficial interest held in the Trust. Upon such a sale to Host REIT, the interest of the Beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the Prohibited Owner.

  The foregoing restrictions on transferability and ownership will not apply if the Board of Trustees determines that it is no longer in the best interests of Host REIT to attempt to qualify, or to continue to qualify, as a REIT.

  All certificates representing shares of beneficial interest shall bear a legend referring to the restrictions described above.

  All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% (or such other percentage between 1/2 of 1% and 5% as provided in the rules and regulations promulgated under the Code) of the lesser of the number or value of the outstanding shares of beneficial interest of Host REIT must give a written notice to the Operating Partnership within 30 days after the end of each taxable year. In addition, each shareholder will, upon demand, be required to disclose to Host REIT in writing such information with respect to the direct, indirect and constructive ownership of shares of beneficial interest as the Board of Trustees deems reasonably necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

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

  These ownership limitations could have the effect of delaying, deferring or preventing a takeover or other transaction in which holders of some, or a majority, of Common Shares might receive a premium for their Common Shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

CHANGES IN CONTROL PURSUANT TO MARYLAND LAW

  Possible Limitations on Changes in Control Pursuant to Maryland Law. Under the MGCL, as applicable to REITs, certain "business combinations" (including certain issuances of equity securities) between a Maryland REIT and any Interested Shareholder or an affiliate of the Interested Shareholder, are prohibited for five years after the most recent date on which the Interested Shareholder becomes an Interested Shareholder. Thereafter, any such business combination must be approved by two super-majority shareholder votes unless, among other conditions, the trust's common shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for its common shares. The Board of Trustees of Host REIT has not opted out of the business combination provisions of the MGCL. Consequently, the five-year prohibition and the super-majority vote requirements will apply to a business combination involving Host REIT; however, as permitted by the MGCL, Host REIT's Board of Trustees may elect to opt out of these provisions in the future.

  In addition, also under the MGCL, as applicable to real estate investments, "control shares" acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror, by officers or by trustees who are employees of the trust. "Control shares" are voting shares which, if aggregated with all other such shares previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

  A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of trustees of the trust to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the trust may itself present the question at any shareholders meeting.

  If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the trust may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

  The control share acquisition statute does not apply to (a) shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction or (b) acquisitions approved or exempted by the declaration of trust or bylaws of the trust. The Board of Trustees of Host REIT has not opted out of the control share provisions of the MGCL but, as permitted by the MGCL, may elect to opt out of these provisions in the future.

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

                           DESCRIPTION OF THE NOTES

  The Notes will be issued under the Indenture between the Operating
Partnership and          , as trustee (the "Indenture Trustee"). A copy of the
form of Indenture is filed as an exhibit to the Registration Statement of which this Consent Solicitation is a part. The terms of the Notes include those provisions contained in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes are subject to all such terms, and holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to and qualified in its entirety by reference to the Indenture. As used in this section, the term "Operating Partnership" means Host Marriott, L.P. and not any of its Subsidiaries, unless otherwise expressly stated or the context otherwise requires.

GENERAL

  A separate series of Notes will be issued to Limited Partners of each Partnership who elect to receive Notes in exchange for the OP Units issued to them in the Mergers. The terms of each series of Notes will be substantially identical, except with respect to the provisions for mandatory prepayment of principal, as described below (see "--Principal and Interest"). The Notes will be direct, senior unsecured and unsubordinated obligations of the Operating Partnership and will rank pari passu with each other and with all other unsecured and unsubordinated indebtedness of the Operating Partnership from time to time outstanding. The Notes will be recourse obligations of the Operating Partnership, but the holders thereof will not have recourse against any partner of the Operating Partnership (including Host REIT, as general partner of the Operating Partnership). The Notes will be effectively subordinated to mortgages and other secured indebtedness of the Operating Partnership to the extent of the value of the property securing such indebtedness. The Notes also will be effectively subordinated to all existing and future third party indebtedness and other liabilities of the Operating Partnership's Subsidiaries (including the Partnerships). As of June 19, 1998, on a pro forma basis assuming the Full Participation Scenario, the Operating Partnership and its Subsidiaries would have had aggregate consolidated debt of approximately $5.1 billion to which the Notes were effectively subordinated or which ranked equal with such Notes.

  The Notes will mature on December 15, 2005 (the "Maturity Date") or approximately seven years following the Effective Date. The Notes are not subject to any sinking fund provisions, although the Operating Partnership is required to make mandatory prepayments of principal in certain events. See "-- Principal and Interest."

  Except as described under "--Limitations on Incurrence of Debt" and "-- Merger, Consolidation or Sale," the Indenture does not contain any other provisions that would limit the ability of the Operating Partnership or any of its Subsidiaries to incur indebtedness or that would afford Holders (as defined below) of the Notes protection in the event of (i) a highly leveraged or similar transaction involving the Operating Partnership, the management of the Operating Partnership or Host REIT, or any subsidiary of any of them, (ii) a change of control of the Operating Partnership or Host REIT or (iii) a reorganization, restructuring, merger or similar transaction involving the Operating Partnership that may adversely affect the holders of the Notes. In addition, subject to the limitations set forth under "--Merger, Consolidation or Sale," the Operating Partnership may, in the future, enter into certain transactions such as the sale of all or substantially all of its assets or the merger or consolidation of the Operating Partnership that would increase the amount of the Operating Partnership's indebtedness or substantially reduce or eliminate the Operating Partnership's assets, which may have an adverse effect on the Operating Partnership's ability to service its indebtedness, including the Notes. The Operating Partnership and its management have no present intention of engaging in a highly leveraged or similar transaction involving the Operating Partnership.

  The Notes will be issued in fully registered form.

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

PRINCIPAL AND INTEREST

  The principal amount of the Notes with respect to each Partnership will be equal to the Note Election Amount for such Partnership, which will be equal to the Liquidation Value or, if greater, 60% of the Exchange Value for such Partnership.

  The Notes will bear interest at a fixed rate of interest equal to % per annum, which was determined based on 120% of the applicable federal rate as of the Record Date. Interest will accrue from the closing of the Mergers or from the immediately preceding Interest Payment Date (as defined below) to which interest has been paid, payable semi-annually in arrears on each June 15 and December 15, commencing June 15, 1999 (each, an "Interest Payment Date"), and on the Maturity Date, to the persons (the "Holders") in whose names the Notes are registered in the security register for the Notes at the close of business on the date 15 calendar days prior to such payment day regardless of whether such day is a Business Day, as defined below (each, a "Regular Record Date"). Interest on the Notes will be computed on the basis of a 360 day year of twelve 30- day months. As of August 7, 1998, the interest rate on the Notes would have been 6.82% per annum.

  The principal of each Note payable on the Maturity Date will be paid against presentation and surrender of such Note at the corporate trust office of the
Trustee, located initially c/o                   , in such coin or currency of
the United States of America as at the time of payment is legal tender for payment of public and private debts.

  If any Interest Payment Date or a Maturity Date falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or such Maturity Date, as the case may be. "Business Day" means any day, other than a Saturday or Sunday, on which banking institutions in The City of New York are open for business.

  In the event that, following the closing of the Mergers, any Partnership (i) sells or otherwise disposes of any Hotel and realizes net cash proceeds in excess of (a) the amount required to repay mortgage indebtedness (outstanding immediately prior to the Mergers) secured by such Hotel or otherwise required to be applied to the reduction of indebtedness of such Partnership and (b) the costs incurred by the Partnership in connection with such sale or other disposition or (ii) refinances (whether at maturity or otherwise) any indebtedness secured by any Hotel and realizes net cash proceeds in excess of
(a) the amount of indebtedness secured by such Hotel at the time of the Mergers, calculated prior to any repayment or other reduction in the amount of such indebtedness in the Mergers and (b) the costs incurred by the Operating Partnership or such Partnership in connection with such refinancing ("Net Cash Proceeds"), the Operating Partnership will be required to prepay an aggregate amount of principal of the series of Notes related to such Partnership equal to 80% of such Net Cash Proceeds, together with interest accrued on the principal being prepaid to the date of prepayment. Notice of any mandatory principal prepayment will be given to Holders of the applicable series at their addresses, as shown in the security register for the Notes, not more than 60 nor less than 30 days prior to the date fixed for prepayment, which date shall be not more than 60 days after the applicable sale or other disposition of such Hotel. The notice of redemption will specify, among other items, the principal amount of the Notes held by each Holder to be redeemed.

OPTIONAL REDEMPTION

  The Notes of any series may be redeemed at any time at the option of the Operating Partnership, in whole or from time to time in part, at a redemption price equal to the sum of the principal amount of the Notes being redeemed plus accrued interest thereon to the redemption date (collectively, the "Redemption Price").

  If notice has been given as provided in the Indenture and funds for the redemption of any Notes called for redemption shall have been made available on the redemption date referred to in such notice, such Notes will cease to bear interest on the date fixed for such redemption specified in such notice and the only right of the Holders of the Notes will be to receive payment of the Redemption Price.

  Notice of any optional redemption of any Notes will be given to Holders at their addresses, as shown in the security register for the Notes, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the Notes held by such Holder to be redeemed.

  If less than all the Notes of any series are to be redeemed at the option of the Operating Partnership, the Operating Partnership will notify the Indenture Trustee at least 45 days prior to giving notice of redemption (or such shorter period as is satisfactory to the Indenture Trustee) of the aggregate principal amount of Notes to be redeemed and their redemption date. The Indenture Trustee shall select, in such manner as it shall deem fair and appropriate, Notes to be redeemed in whole or in part.

LIMITATIONS ON INCURRENCE OF DEBT

  The Operating Partnership will not, and will not permit a Subsidiary to, incur any Debt (as defined below), other than intercompany Partnership Debt (representing Debt to which the only parties are Host REIT, the Operating Partnership and/or any of their Subsidiaries, but only so long as such Debt is held solely by any of Host REIT, the Operating Partnership and any Subsidiary) that is subordinate in right of payment to the Notes, if, immediately after giving effect to the incurrence of such additional Debt, the aggregate principal amount of all outstanding Debt of the Operating Partnership and its Subsidiaries on a consolidated basis, determined in accordance with GAAP, is
(i) greater than 60% of the Total Market Capitalization (as defined below) of the Operating Partnership on the date of such incurrence or (ii) greater than 75% of the Operating Partnership's undepreciated total assets on the date of such incurrence.

  As used in the Indenture and the description thereof herein:

    "Debt" of the Operating Partnership or any Subsidiary means, without duplication, any indebtedness of the Operating Partnership and its Subsidiaries, whether or not contingent, in respect of (i) borrowed money evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Operating Partnership and its Subsidiaries, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable or (iv) any lease of property by the Operating Partnership and its Subsidiaries as lessee which is reflected in the Operating Partnership's consolidated balance sheet as a capitalized lease in accordance with GAAP, in the case of items of indebtedness under
  (i) through (iii) above to the extent that any such items (other than letters of credit) would appear as a liability on the Operating Partnership's consolidated balance sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation by the Operating Partnership or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person (other than the Operating Partnership or any Subsidiary) (it being understood that "Debt" shall be deemed to be incurred by the Operating Partnership and its Subsidiaries on a consolidated basis whenever the Operating Partnership and its Subsidiaries on a consolidated basis shall create, assume, guarantee or otherwise become liable in respect thereof; Debt of a Subsidiary of the Operating Partnership existing prior to the time it became a Subsidiary of the Operating Partnership shall be deemed to be incurred upon such Subsidiary's becoming a Subsidiary of the Operating Partnership; and Debt of a person existing prior to a merger or consolidation of such person with the Operating Partnership or any Subsidiary of the Operating Partnership in which such person is the successor to the Operating Partnership or such Subsidiary shall be deemed to be incurred upon the consummation of such merger or consolidation); provided, however, that the term Debt shall not include any such indebtedness that has been the subject of an "in substance" defeasance in accordance with GAAP.

    "Total Market Capitalization" means, as of any date, the sum of (i) the product of (x) the closing price of a Common Share on the NYSE on the immediately preceding trading day times (y) the total number of OP Units then outstanding (including OP Units held by Host REIT), plus (ii) the aggregate liquidation preference of all outstanding preferred units of limited partnership interest in the Operating Partnership, plus (iii) the aggregate principal amount of all outstanding Debt of Host REIT and its subsidiaries on a consolidated basis determined in accordance with GAAP (determined on a pro forma basis after giving effect to the incurrence of any Debt on such date and the application of the proceeds thereof).

    "Subsidiary" means a corporation, partnership, limited liability company, trust, real estate investment trust or other entity a majority of the voting power of the voting equity securities of which are owned, directly or indirectly, by the Operating Partnership or by one or more Subsidiaries of the Operating Partnership, or a partnership or limited liability company, of which the general partner or managing member is the Operating Partnership or a Subsidiary of the Operating Partnership or one or more corporations which, either individually or in the aggregate, would be Significant Subsidiaries (as defined below, except that the investment, asset and equity thresholds for purposes of this definition shall be 5%), the majority of the value of the equity interests of which are owned, directly or indirectly, by the Operating Partnership or by one or more Subsidiaries.

MERGER, CONSOLIDATION OR SALE

  The Operating Partnership may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other corporation, limited liability company, association, partnership, real estate investment trust, company or business trust (any such entity, a "Corporation"), provided that (i) the Operating Partnership shall be the continuing Corporation, or the successor Corporation or its transferees or assignees of such assets (if other than the Operating Partnership) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets by lease (subject to the continuing obligations of the Operating Partnership set forth in the Indenture) or otherwise shall expressly assume payment of the principal of and interest on all the Notes and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture; (ii) the successor Corporation formed by or resulting from any such consolidation or merger or which shall have received the transfer of assets shall be a United States Corporation; (iii) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Operating Partnership or any Subsidiary of the Operating Partnership as a result thereof as having been incurred by the Operating Partnership or such Subsidiary at the time of such transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (iv) an officer's certificate and legal opinion covering such conditions shall be delivered to the Indenture Trustee.

EVENTS OF DEFAULT, NOTICE AND WAIVER

  The following events are "Events of Default" with respect to the Notes of any series: (i) default for 30 days in the payment of any installment of interest on any Note of such series; (ii) default in the payment of the principal of any Note at its maturity; (iii) default in the payment of any mandatory prepayment of principal on or before the date 90 days after the applicable sale or other disposition of a Hotel giving rise to the obligation to make such prepayment; (iv) default in the performance of any other covenant or warranty of the Operating Partnership contained in the Indenture, such default having continued for 60 days after written notice as provided in the Indenture; (v) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Operating Partnership or any Significant Subsidiary or any of their respective property;
(vi) any other Event of Default provided in the Indenture with respect to the Notes. The term "Significant Subsidiary" means each significant subsidiary (as defined in Regulation S-X promulgated under the Securities Act) of the Operating Partnership.

  If an Event of Default under the Indenture occurs and is continuing, then in every such case the Indenture Trustee or the Holders of not less than 25% in principal amount of the Outstanding Notes (as defined below) may declare the principal amount of all of the Notes to be due and payable immediately by written notice thereof to the Operating Partnership (and to the Indenture Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to Notes has been made, but before a judgment or decree for payment of the money due has been obtained by the Indenture Trustee, the Holders of not less than a majority of the principal amount of Outstanding Notes may rescind and annul such declaration and its consequences if (i) the Operating Partnership shall have paid or deposited with the Indenture Trustee all required payments of the principal of and interest on the Notes, plus certain fees, expenses, disbursements and advances of the Indenture Trustee and (ii) all Events of Default, other than the nonpayment of accelerated principal of (or specified portion thereof), or premium (if any) or interest on the Notes have been cured or waived as provided in the Indenture. The Indenture also provides that the Holders of not less than a majority of the principal amount of the Outstanding Notes (as defined below) may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of or interest payable on any Note or (y) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Note (as defined below) affected thereby.

  The Indenture Trustee will be required to give notice to the Holders of Notes within 90 days of a default under the Indenture unless such default has been cured or waived; provided, however, that the Indenture Trustee may withhold notice to the Holders of any default (except a default in the payment of the principal of or interest on any Note or in the payment of any mandatory prepayment installment in respect of any Note) if specified Responsible Officers (as defined in the Indenture) of the Indenture Trustee consider such withholding to be in the interest of such Holders.

  The Indenture provides that no Holders of Notes may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the Indenture Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Notes (as defined below), as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any Holder of Notes from instituting suit for the enforcement of payment of the principal of (and premium, if any) interest on such Notes at the respective due dates thereof.

  Subject to provisions in the Indenture relating to its duties in case of default, the Indenture Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any Holders of any Outstanding Notes (as defined below) under the Indenture, unless such Holders shall have offered to the Indenture Trustee thereunder reasonable security or indemnity. The Holders of not less than a majority in principal amount of the Outstanding Notes (as defined below) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or of exercising any trust or power conferred upon the Indenture Trustee. However, the Indenture Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the Indenture Trustee in personal liability or which may be unduly prejudicial to the Holders of Notes of such series not joining therein.

  Within    days after the close of each fiscal year, the Operating
Partnership must deliver to the Indenture Trustee a certificate, signed by one of several specified officers of Host REIT, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof.

MODIFICATION OF THE INDENTURE

  Modifications and amendments of the Indenture will be permitted to be made only with the consent of the Holders of not less than a majority in principal amount of all Outstanding Notes (as defined below) which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holders of each such Note affected thereby, (i) change the Stated Maturity of the principal of or premium (if any) or any installment of interest on, any such Note; (ii) reduce the principal amount of, or the rate or amount of interest on, any such Note,
(iii) change the place of payment, or the coin or currency, for payment of principal of, premium, if any, or interest on any such Note; (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any such Note; (v) reduce the above stated percentage of outstanding Notes of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or (vi) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holders of each such Note affected thereby. A Note shall be deemed outstanding (an "Outstanding Note") if it has been authenticated and delivered under the Indenture unless, among other things, such Note has been canceled or redeemed.

  The Indenture provides that the Holders of not less than a majority in principal amount of Outstanding Notes have the right to waive compliance by the Operating Partnership with certain covenants in the Indenture.

  Modifications and amendments of the Indenture will be permitted to be made by the Operating Partnership and the Indenture Trustee without the consent of any Holder of Notes for any of the following purposes: (i) to evidence the succession or addition of another Person to the Operating Partnership as obligor under the Indenture; (ii) to add to the covenants of the Operating Partnership for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Operating Partnership in the Indenture;
(iii) to add Events of Default for the benefit of the Holders of the Notes;
(iv) to permit or facilitate the issuance of the Notes in uncertificated form, provided, that such action shall not adversely affect the interests of the Holders of Notes in any material respect; (v) to secure the Notes; (vi) to establish the form or terms of additional notes of any series; (vii) to provide for the acceptance of appointment by a successor Indenture Trustee or facilitate the administration of the trusts under the Indenture by more than one Indenture Trustee; (viii) to cure any ambiguity, defect or inconsistency in the Indenture, provided that such action shall not adversely affect the interests of Holders of Notes in any material respect; and (ix) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of Notes or additional notes under the Indenture, provided that such action shall not adversely affect the interests of the Holders of the Notes in any material respect.

  The Indenture contains provisions for convening meetings of the Holders of Notes. A meeting will be permitted to be called at any time by the Trustee, and also, upon request, by the Operating Partnership or the Holders of at least 10% in principal amount of the Outstanding Notes, in any such case upon notice given as provided in the Indenture. Except for any consent that must be given by the Holder of each Note affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present will be permitted to be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Notes of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Notes may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Notes. Any resolution passed or decision taken at any meeting of Holders of Notes duly held in accordance with the Indenture will be binding on all Holders of Notes. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Notes; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Notes, the Persons holding or representing such specified percentage in principal amount of the Outstanding Notes will constitute a quorum.

  Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of Holders of Notes of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding Notes affected thereby, or of the Holders of such series and one or more additional series:
(i) there shall be no minimum quorum requirement for such meeting and (ii) the principal amount of the Outstanding Notes that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture.

SATISFACTION AND DISCHARGE

  The Operating Partnership may discharge certain obligations to Holders of Notes that have not already been delivered to the Indenture Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Indenture Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Notes are payable in an amount sufficient to pay the entire indebtedness on such Notes in respect of principal and interest to the date of such deposit (if such Notes have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be.


NO CONVERSION RIGHTS

  The Notes will not be convertible into or exchangeable for any capital stock of Host REIT or equity interest in the Operating Partnership.

GOVERNING LAW

  The Indenture will be governed by and shall be construed in accordance with the laws of the State of New York.

                    COMPARISON OF OWNERSHIP OF PARTNERSHIP
                     INTERESTS, OP UNITS AND COMMON SHARES

  The information below highlights a number of the significant differences between the Partnerships, the Operating Partnership and Host REIT relating to, among other things, form of organization, investment objectives, policies and restrictions, asset diversification, capitalization, management structure, compensation and fees and investor rights, and compares certain legal rights associated with the ownership of Partnership Interests, OP Units and Common Shares, respectively. These comparisons are intended to assist Limited Partners in understanding how their investments will be changed if, as a result of the Mergers and the REIT Conversion, their Partnership Interests are exchanged for OP Units, which are redeemable at the option of the holder thereof beginning one year after the Mergers, for either Common Shares or the cash equivalent thereof, at the option of Host REIT. THIS DISCUSSION IS SUMMARY IN NATURE AND DOES NOT CONSTITUTE A COMPLETE DISCUSSION OF THESE MATTERS. LIMITED PARTNERS SHOULD CAREFULLY REVIEW THE BALANCE OF THIS CONSENT SOLICITATION FOR ADDITIONAL IMPORTANT INFORMATION.

      PARTNERSHIPS           OPERATING PARTNERSHIP            HOST REIT
-------------------------------------------------------------------------------

                     FORM OF ORGANIZATION AND PURPOSE

All of the Partnerships    The Operating Partner-     Host REIT is a Maryland
are Delaware limited       ship is a Delaware lim-    REIT and will be the
partnerships, except for   ited partnership. Fol-     sole general partner of
Chicago Suites, which is   lowing the Mergers, the    the Operating Partner-
a Rhode Island limited     Operating Partnership      ship. Host REIT will
partnership. The General   will succeed to the own-   make an election to be
Partner of each Partner-   ership of the Partici-     taxed as a REIT under
ship is Host or a direct   pating Partnerships        the Code and intends to
or indirect wholly owned   through wholly owned       maintain its qualifica-
subsidiary of Host. The    subsidiaries. The sole     tion as a REIT. Host
purpose of each Partner-   general partner of the     REIT's only significant
ship, other than Atlanta   Operating Partnership      asset will be its inter-
Marquis, generally in-     will be Host REIT. The     est in the Operating
cludes investing in, ac-   Participating Partner-     Partnership and conse-
quiring, developing, op-   ships, as wholly owned     quently an indirect in-
erating, selling or dis-   subsidiaries of the Op-    vestment in the Hotels
posing of hotel proper-    erating Partnership,       owned by subsidiaries of
ties or interests in ho-   will own the Partnership   the Operating Partner-
tel properties and en-     Hotels and lease them to   ship. See "Distribution
gaging in other activi-    the Lessees. Following     and Other Policies."
ties related or inciden-   the REIT Conversion and
tal thereto. The purpose   the Blackstone Acquisi-
of Atlanta Marquis is to   tion, the Operating
acquire and own a gen-     Partnership and its sub-
eral partner interest in   sidiaries initially will
a hotel partnership and    own approximately 120
to engage in other ac-     full-service hotels op-
tivities related or in-    erating primarily under
cidental thereto.          the Marriott, Ritz-Carl-
                           ton, Four Seasons,
                           Swissotel and Hyatt
                           brand names. The Operat-
                           ing Partnership will
                           seek to invest in a real
                           estate portfolio primar-
                           ily consisting of
                           upscale and luxury full-
                           service hotels. The
                           business of the Operat-
                           ing Partnership will be
                           limited to and conducted
                           in such a manner as to
                           permit Host REIT at all
                           times to be qualified as
                           a REIT under the Code.
                           See "Distribution and
                           Other Policies."

      PARTNERSHIPS           OPERATING PARTNERSHIP            HOST REIT
-------------------------------------------------------------------------------

                         LENGTH AND TYPE OF INVESTMENT

Each of the Partnerships   The Operating Partner-     Host REIT has a perpet-
is a finite-life entity    ship has a stated term     ual term and intends to
which expire as follows:   of approximately 100       continue its operations
Atlanta Marquis, 2085;     years. Events which may    for an indefinite time
Chicago Suites, 2063;      cause the dissolution of   period. To the extent
Desert Springs, 2087;      the Operating Partner-     Host REIT sells or refi-
Hanover, 2086; MDAH,       ship prior to the expi-    nances its assets, the
2089; MHP, 2106; MHP2,     ration of the stated       net proceeds therefrom
2088 and PHLP, 2080.       term include: (i) the      will generally be re-
Other events which may     withdrawal of Host REIT    tained by Host REIT
cause the dissolution of   as general partner with-   (through the Operating
certain Partnerships in-   out the permitted trans-   Partnership) for working
clude: (i) the bank-       fer of Host REIT's in-     capital and other gen-
ruptcy of the Partner-     terest to a successor      eral purposes, except to
ship, (ii) the with-       general partner (except    the extent distributions
drawal or removal of the   in certain limited cir-    thereof must be made to
General Partner, unless    cumstances), (ii) the      permit Host REIT to
a substitute general       entry of a decree of ju-   qualify as a REIT for
partner is elected by      dicial dissolution of      tax purposes. See "Dis-
the Limited Partners,      the Operating Partner-     tribution and Other Pol-
(iii) the dissolution or   ship pursuant to the       icies--Investment Poli-
bankruptcy of the Gen-     provisions of the Dela-    cies."
eral Partner, unless a     ware Act, (iii) the en-
substitute general part-   try of a final non-ap-
ner is elected by the      pealable order for re-
Limited Partners, (iv)     lief in a bankruptcy
the sale or disposition    proceeding of the gen-
of all or substantially    eral partner, or the en-
all of the property of     try of a final non-ap-
the Partnership or         pealable judgment ruling
(v) any event that makes   that the general partner
it unlawful for the        is bankrupt or insolvent
business of the Partner-   (except that, in either
ship to be carried on or   such case, in certain
for the Partners to        circumstances the lim-
carry it on in a limited   ited partners (other
partnership. Partners      than Host REIT) may vote
are entitled to receive    to continue the Operat-
cash distributions out     ing Partnership and sub-
of the Partnership's net   stitute a new general
operating income, if       partner in place of Host
any, and to receive cash   REIT), or (iv) on or af-
distributions, if any,     ter December 31, 2058,
upon refinancing of a      on election by Host
Partnership's debt or      REIT, in its sole and
liquidation of the Part-   absolute discretion. The
nership's real estate      Operating Partnership
investments. See "Back-    has no specific plans
ground and Reasons for     for disposition of the
the Mergers and the REIT   assets acquired through
Conversion--Background     the REIT Conversion or
of the Partnerships."      that may be subsequently
                           acquired. To the extent
                           the Operating Partner-
                           ship sells or refinances
                           its assets, the net pro-
                           ceeds therefrom will
                           generally be retained by
                           the Operating Partner-
                           ship for working capital
                           and new investments
                           rather than being dis-
                           tributed to its partners
                           (including Host REIT),
                           except to the extent
                           distributions thereof
                           must be made to permit
                           Host REIT to qualify as
                           a REIT for tax purposes.
                           See "Background and Rea-
                           sons for the Mergers and
                           the REIT Conversion--
                           Reasons for the Mergers"
                           and "Distribution and
                           Other Policies--Invest-
                           ment Policies."

  The Partnerships are structured to dissolve when the assets of the Partnerships are liquidated (or after approximately 75-120 years, if no liquidation occurs sooner). In contrast, the Operating Partnership and Host REIT as an enterprise are intended to be infinite life entities which will constitute an operating company and will reinvest the proceeds of asset dispositions, if any, in new properties or other appropriate investments consistent with the Operating Partnership's and Host REIT's investment objectives.

      PARTNERSHIPS           OPERATING PARTNERSHIP            HOST REIT
-------------------------------------------------------------------------------

                                   LIQUIDITY

The Partnership Units in   Each limited partner       The Common Shares of
each of the Partnerships   will have the right,       Host REIT will be freely
represent relatively il-   beginning one year after   transferable upon regis-
liquid investments with    the closing of the         tration under the Secu-
a limited resale market    Mergers, to exercise his   rities Act. The Common
for such Partnership       Unit Redemption Right.     Shares will be listed on
Units. The trading vol-    Upon redemption, such      the NYSE. A public mar-
ume of such Partnership    limited partner will       ket currently exists for
Units in the resale mar-   receive, at the election   Host's common stock. The
ket is thin and the        of Host REIT, either       breadth and strength of
prices at which Partner-   Common Shares of Host      this market will depend
ship Units trade are       REIT or the cash           upon, among other
generally not equal to     equivalent thereof in      things, the number of
their net asset value.     exchange for such OP       Common Shares outstand-
No Limited Partner can     Units. A limited partner   ing, Host REIT's finan-
require a Partnership to   may in certain             cial results and pros-
dispose of the Partner-    circumstances transfer     pects and the general
ship's assets or redeem    his OP Units. See          interest in Host REIT's
the Limited Partner's      "Description of OP         dividend yield compared
interest in the Partner-   Units--Restrictions on     to that of other debt
ship.                      Transfers of Interests     and equity securities.
                           by Limited Partners."      See "Background and Rea-
                                                      sons for the Mergers and
                                                      the REIT Conversion--
                                                      Reasons for the Merg-
                                                      ers."


  Partnership Units in the Partnerships have a relatively limited resale market. Beginning one year after the Mergers, limited partners of the Operating Partnership (other than Host REIT) will be able to exercise their Unit Redemption Right and receive, at the option of Host REIT, either cash or Common Shares on a one-for-one basis (subject to adjustment). The Common Shares of Host REIT will be freely transferable upon registration under the Securities Act. Shareholders of Host REIT are expected to achieve liquidity of their investment by selling the Common Shares in the open market.

      PARTNERSHIPS           OPERATING PARTNERSHIP            HOST REIT
-------------------------------------------------------------------------------

                           NATURE OF INVESTMENT

The Partnership Inter-     The OP Units constitute    The Common Shares con-
ests of each Partnership   equity interests enti-     stitute equity interests
constitute equity inter-   tling each limited part-   in Host REIT. Host REIT
ests entitling each        ner to his pro rata        is entitled to receive
partner to his pro rata    share of cash distribu-    its pro rata share of
share of cash distribu-    tions made to the lim-     distributions made by
tions made to the part-    ited partners of the Op-   the Operating Partner-
ners of the Partnership.   erating Partnership. The   ship with respect to the
The Partnerships gener-    Operating Partnership      OP Units it holds, and
ally maintain a policy     generally intends to re-   each shareholder will be
of long-term ownership     tain and reinvest pro-     entitled to his pro rata
for current cash flow      ceeds of the sale of       share of any dividends
and long-term apprecia-    property or excess refi-   or distributions paid
tion. The partnership      nancing proceeds in its    with respect to the Com-
agreement for each Part-   business. See "Distribu-   mon Shares. The divi-
nership specifies how      tion and Other Poli-       dends payable to the
the cash available for     cies."                     shareholders are not
distribution, whether                                 fixed in amount and are
arising from operation,                               only paid if, when and
sales or refinancing, is                              as declared by the Board
to be shared among the                                of Trustees. In order to
General Partner and the                               qualify as a REIT, Host
Limited Partners. The                                 REIT must distribute at
distributions payable to                              least 95% of its taxable
the partners are not                                  income (excluding capi-
fixed in amount and de-                               tal gains), and any tax-
pend upon the operating                               able income (including
results and net sale or                               capital gains) not dis-
refinancing proceeds                                  tributed will be subject
available from the dis-                               to corporate income tax.
position of the Partner-                              See "Distribution and
ship's assets.                                        Other Policies."

  The limited partnership interests in the Partnerships and the Operating Partnership, and the Common Shares in Host REIT, constitute equity interests in each, respectively. Each limited partner is entitled to his pro rata share of the cash distributions of his respective Partnership or the Operating Partnership, and each shareholder is entitled to his pro rata share of any dividends or distributions of Host REIT which are paid with respect to the Common Shares.

      PARTNERSHIPS           OPERATING PARTNERSHIP            HOST REIT
-------------------------------------------------------------------------------

                      PROPERTIES AND DIVERSIFICATION


The investment portfolio   As a result of the REIT    As a result of the REIT
of each of the Partner-    Conversion, the Operat-    Conversion, Host REIT
ships currently con-       ing Partnership will       will be the sole general
sists, directly or indi-   initially own a portfo-    partner and a substan-
rectly of one to eight     lio of approximately 120   tial limited partner of
Hotels and certain re-     Hotels. The ownership of   the Operating Partner-
lated assets. The small    these Hotels, along with   ship, which will ini-
number of Hotels owned     future hotel acquisi-      tially own a portfolio
by each Partnership lim-   tions by the Operating     of approximately 120 Ho-
its each Partnership's     Partnership, will diver-   tels.
ability to diversify its   sify the investment
investment risk over ge-   risks to limited part-
ographic locations, mar-   ners over a broader and
kets and economic condi-   more varied group of ho-
tions. See "Background     tels and geographic lo-
and Reasons for the        cations and will reduce
Mergers and the REIT       the dependence of an in-
Conversion--Background     vestment upon the per-
of the Partnerships."      formance of, and the ex-
                           posure to the risks as-
                           sociated with, any one
                           or more Hotels currently
                           owned by a Partnership.

  The investment portfolio of each Partnership is currently limited to between one and eight Hotels (and certain related assets) in limited geographic locations. Through the REIT Conversion, and through additional investments that may be made from time to time, Host REIT and the Operating Partnership intend to create an investment portfolio substantially larger, more varied and more geographically diversified than the assets of any of the Partnerships individually. In addition, the larger portfolio will diversify the risks to the limited partners and shareholders over a broader group of Hotels, thereby reducing the dependence of an investment upon the performance of, and the exposure to the risks associated with, any particular Hotel or group of Hotels currently owned by an individual Partnership.

      PARTNERSHIPS           OPERATING PARTNERSHIP            HOST REIT
-------------------------------------------------------------------------------

                   ADDITIONAL EQUITY/POTENTIAL DILUTION

                           The Operating Partner-     Host REIT may issue ad-
Each Partnership was de-   ship is authorized to      ditional equity securi-
signed as a finite-life    issue OP Units and other   ties, including shares
investment vehicle. None   partnership interests      of beneficial interest
of the Partnerships are    (including partnership     which may be classified
authorized to raise ad-    interests of different     as one or more classes
ditional funds for (or     series or classes that     or series of common or
reinvest net sale or re-   may be senior to OP        preferred shares and
financing proceeds in)     Units) as determined by    contain certain prefer-
new investments, absent    Host REIT, in its sole     ences, in the discretion
amendments to their        discretion, including in   of the Board of Trust-
partnership agreements     connection with acquisi-   ees. Any proceeds from
or approval of a major-    tions of properties. The   the issuance of equity
ity of the outstanding     Operating Partnership      securities by Host REIT
limited partnership in-    may issue OP Units and     must be contributed to
terests. Since such        other partnership inter-   the Operating Partner-
Partnerships were not      ests to Host REIT, as      ship in exchange for OP
structured to issue ad-    long as such interests     Units. The issuance of
ditional equity securi-    are issued in connection   additional equity secu-
ties, there is little      with a comparable issu-    rities by Host REIT may
chance of dilution of      ance of Common Shares of   result in the dilution
the partners' share of     Host REIT and proceeds     of the interests of the
cash available for dis-    raised in connection       shareholders, as well as
tribution.                 with the issuance of       interests of holders of
                           such shares are contrib-   OP Units in the Operat-
                           uted to the Operating      ing Partnership. See
                           Partnership. In addi-      "Distribution and Other
                           tion, the Operating        Policies--Investment
                           Partnership may issue      Policies."
                           additional OP Units upon
                           exercise of the options
                           granted pursuant to op-
                           tion plans or restricted
                           shares issued under re-
                           stricted share plans or
                           other employee benefit
                           plans adopted by Host
                           REIT.

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      PARTNERSHIPS           OPERATING PARTNERSHIP            HOST REIT
-------------------------------------------------------------------------------

                              BORROWING POLICIES


The General Partner of     The Operating Partner-     Host REIT is not re-
each Partnership is gen-   ship may incur debt or     stricted under its Dec-
erally authorized to       enter into similar cred-   laration of Trust from
cause the Partnership to   it, guarantee, financing   incurring debt. However,
borrow money from the      or refinancing arrange-    under the Partnership
General Partner or oth-    ments for any purpose      Agreement, Host REIT, as
ers and issue evidence     with any person upon       general partner of the
of indebtedness neces-     such terms that Host       Operating Partnership,
sary, convenient or in-    REIT, as sole general      may not incur any debts
cidental to the accom-     partner, determines ap-    except those for which
plishment of the pur-      propriate. See "Distri-    it may be liable as gen-
poses of the Partnership   bution and Other Poli-     eral partner of the Op-
and to secure the same     cies--Borrowing Poli-      erating Partnership and
by mortgage, pledge or     cies."                     certain other limited
other lien on the assets                              circumstances. There-
of the Partnership.                                   fore, all indebtedness
                                                      incurred by Host REIT
                                                      will be through the Op-
                                                      erating Partnership.
                                                      Host REIT will have a
                                                      policy of incurring debt
                                                      only if immediately fol-
                                                      lowing such incurrence
                                                      the debt-to-total market
                                                      capitalization ratio
                                                      would be  % or less. The
                                                      Board of Trustees could
                                                      alter or eliminate this
                                                      policy. See "Distribu-
                                                      tion and Other Poli-
                                                      cies--Borrowing Poli-
                                                      cies."

  In conducting their business, each of the Partnerships, Host REIT and the Operating Partnership may incur indebtedness to the extent deemed appropriate by their general partner or Board of Trustees, as the case may be.

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      PARTNERSHIPS           OPERATING PARTNERSHIP            HOST REIT
-------------------------------------------------------------------------------

                               OTHER INVESTMENT
                                 RESTRICTIONS

The partnership agree-     There are no restric-      Neither Host REIT's Dec-
ments of all of the        tions upon the Operating   laration of Trust nor
Partnerships contain re-   Partnership's authority    its Bylaws impose any
strictions upon the ac-    to enter into certain      restrictions upon the
quisition of interests     transactions, including    types of investments
in other partnerships or   among others, making in-   that may be made by Host
hotel properties in ad-    vestments, lending Oper-   REIT, except that under
dition to such Partner-    ating Partnership funds    the Declaration of
ship's current assets.     or reinvesting the Oper-   Trust, the Board of
None of the Partnerships   ating Partnership's cash   Trustees is prohibited
are authorized to raise    flow and net sale or re-   from taking any action
additional funds for (or   financing proceeds ex-     that would terminate
reinvest net sale or re-   cept (i) restrictions      Host REIT's status as a
financing proceeds in)     precluding investments     REIT, unless a majority
new investments, absent    by the Operating Part-     of the shareholders vote
amendments to their        nership that would ad-     to terminate such sta-
partnership agreements     versely affect Host        tus. Host REIT's Decla-
or approval of a major-    REIT's status as a REIT,   ration of Trust and By-
ity of the outstanding     (ii) general restric-      laws do not impose any
limited partnership in-    tions on transactions      restrictions upon deal-
terests.                   with Affiliates and        ings between Host REIT
                           (iii) the noncompetition   and trustees, officers
                           agreements. See "Busi-     and affiliates thereof.
                           ness and Properties--      Maryland's REIT Law,
                           Noncompetition Agree-      however, requires that
                           ments."                    the material facts of
                                                      the relationship, the
                                                      interest and the trans-
                                                      action must be (i) dis-
                                                      closed to the Board of
                                                      Trustees and approved by
                                                      the affirmative vote of
                                                      a majority of the disin-
                                                      terested trustees, (ii)
                                                      disclosed to the share-
                                                      holders and approved by
                                                      the affirmative vote of
                                                      a majority of the disin-
                                                      terested shareholders or
                                                      (iii) in fact fair and
                                                      reasonable. In addition,
                                                      Host REIT has adopted a
                                                      policy which requires
                                                      that all contracts and
                                                      transactions between
                                                      Host REIT and trustees,
                                                      officers or affiliates
                                                      thereof must be approved
                                                      by the affirmative vote
                                                      of a majority of the
                                                      disinterested trustees.
                                                      Lastly, Host REIT must
                                                      conduct its investment
                                                      activities through the
                                                      Operating Partnership
                                                      for so long as the Oper-
                                                      ating Partnership ex-
                                                      ists. See "Distribution
                                                      and Other Policies--
                                                      Policies with Respect to
                                                      Other Activities."

  All of the partnership agreements of the Partnerships contain provisions which hinder further investment by the Partnership. The Partnership Agreement permits the Operating Partnership wide latitude in choosing the type of investments to pursue. Host REIT has adopted a policy to conduct all investment activities through the Operating Partnership.

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      PARTNERSHIPS           OPERATING PARTNERSHIP            HOST REIT
-------------------------------------------------------------------------------

                              MANAGEMENT CONTROL


Under each of the part-    All management powers      The Board of Trustees
nership agreements of      over the business and      will direct the manage-
the Partnerships, the      affairs of the Operating   ment of Host REIT's
General Partners are,      Partnership are vested     business and affairs
subject to certain limi-   in Host REIT, as sole      subject to restrictions
tations, vested with the   general partner, and no    contained in Host REIT's
exclusive right and        limited partner of the     Declaration of Trust and
power to conduct the       Operating Partnership      Bylaws, the Partnership
business and affairs of    will have any right to     Agreement and applicable
the Partnership and may    participate in or exer-    law. The Board of Trust-
appoint, contract or       cise control or manage-    ees will be classified
otherwise deal with any    ment power over the        into three classes of
person, including em-      business and affairs of    trustees, the majority
ployees of its affili-     the Operating Partner-     of which will be inde-
ates, to perform any       ship except (i) Host       pendent trustees. At
acts or services for the   REIT, as sole general      each annual meeting of
Partnership necessary or   partner, may not, with-    the shareholders, the
appropriate for the con-   out written consent of     successors of the class
duct of the business and   all the limited partners   of trustees whose terms
affairs of the Partner-    or such lower percentage   expire at that meeting
ship. A Limited Partner    of OP Units as may be      will be elected. The
has no right to partici-   specifically provided      policies adopted by the
pate in the management     for in the Partnership     Board of Trustees may be
and control of a Part-     Agreement or the           altered or eliminated
nership and has no voice   Delaware Act, take any     without a vote of the
in its affairs except on   action in contravention    shareholders. According-
certain limited matters    of the Partnership         ly, except for their
that may be submitted to   Agreement; (ii) Host       vote in the elections of
a vote of the Limited      REIT, as sole general      trustees and their vote
Partners under the terms   partner, may not dispose   in certain major trans-
of the partnership         of all or substantially    actions, shareholders
agreements of the Part-    all of the Operating       will have no control
nerships. Under each       Partnership's assets       over the ordinary busi-
partnership agreement,     without the consent of     ness policies of Host
Limited Partners have      the holders of a major-    REIT. The Board of
the right to remove        ity of the outstanding     Trustees cannot change
their General Partner by   OP Units (including OP     Host REIT's policy of
a majority vote (except    Units held by Host         maintaining its status
for Atlanta Marquis,       REIT); and (iii) until     as a REIT, however,
which requires a 66 2/3%   December 31, 2058, Host    without the approval of
vote of its Class A lim-   REIT may not cause or      a majority of the votes
ited partner interests),   permit the Operating       entitled to be cast
subject to certain con-    Partnership to dissolve    thereon.
ditions. Each of the       if more than 10% of the
partnership agreements     limited partners object
permits removal of the     to such dissolution.
general partner only for   Host REIT may not be re-
breach of certain provi-   moved as general partner
sions of the partnership   by the limited partners
agreement, fraud or un-    with or without cause
remedied acts of bad       unless Host REIT ceases
faith or gross negli-      to be a "public compa-
gence or breach of fidu-   ny," and then Host REIT
ciary duty. Furthermore,   could be removed as gen-
the MDAH and MHP2 part-    eral partner with or
nership agreements allow   without cause by limited
removal of the General     partners holding per-
Partner only if certain    centage interests in the
favorable legal opinions   Operating Partnership
concerning liability of    ("Percentage Interests")
the Limited Partners and   that are more than 50%
tax status of the Part-    of the aggregate Per-
nership are obtained. In   centage Interests of the
all cases of removal of    outstanding limited
the General Partner,       partnership interests
however, the Partnership   entitled to vote there-
may continue only if the   on, including any such
Limited Partners find a    interests held by the
successor general part-    general partner See
ner.                       "Risk Factors--Risks and
                           Effect of the REIT Con-
                           version--Reduced Control
                           Over Major Decisions,"
                           "Description of OP
                           Units--Purposes, Busi-
                           ness and Management" and
                           "--Dissolution, Winding
                           Up and Termination."


  Under the partnership agreements of the Partnerships and the Partnership Agreement of the Operating Partnership, the general partners are vested with the exclusive right and power to conduct the business and affairs of the partnerships. In both cases, limited partners have no voice in the affairs of the partnership except on certain limited matters. All of the Partnerships permit removal of the General Partner by the Limited Partners with cause. The Partnership Agreement of the Operating Partnership does not permit removal of Host REIT as general partner by the limited partners with or without cause unless Host REIT ceases to be a "public company," and then Host REIT could be removed as general partner with or without cause. Under the Declaration of Trust and Bylaws, the Board of Trustees directs the management of Host REIT. Except for their vote in the elections of trustees and their vote in certain major transactions, shareholders have no control over the management of Host REIT.

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      PARTNERSHIPS           OPERATING PARTNERSHIP            HOST REIT
-------------------------------------------------------------------------------

                               FIDUCIARY DUTIES

The Delaware Act and       Under the Delaware Act,    Under Maryland law, the
Rhode Island Act provide   Host REIT, as general      trustees must perform
that the General Part-     partner of the Operating   their duties in good
ners are accountable as    Partnership, is account-   faith, in a manner that
fiduciaries to the Part-   able to the Operating      they reasonably believe
nerships and are re-       Partnership as a fidu-     to be in the best inter-
quired to exercise good    ciary and, consequently,   ests of Host REIT and
faith, loyalty and in-     is required to exercise    with the care of an or-
tegrity in their deal-     good faith and integrity   dinary prudent person in
ings in conducting the     in all of its dealings     a like position. Trust-
affairs of the Partner-    with respect to partner-   ees of Host REIT who act
ships. The duty of good    ship affairs. However,     in such a manner gener-
faith requires that the    under the Partnership      ally will not be liable
General Partners deal      Agreement, Host REIT, as   to Host REIT for mone-
fairly and with complete   general partner, is un-    tary damages arising
candor toward the Lim-     der no obligation to       from their activities.
ited Partners. The duty    consider the separate
of loyalty requires        interests of the limited
that, without the Lim-     partners in deciding
ited Partners' consent,    whether to cause the Op-
the General Partners may   erating Partnership to
not have business or       take (or decline to
other interests that are   take) any actions, and
adverse to the interests   Host REIT, as general
of the Partnerships. The   partner, is not liable
duty of fair dealing       for monetary damages for
also requires that all     losses sustained, lia-
transactions between the   bilities incurred, or
General Partners and the   benefits not derived by
Partnerships be fair in    limited partners in con-
the manner in which the    nection with such deci-
transactions are ef-       sion, provided that Host
fected and in the amount   REIT, as general part-
of the consideration re-   ner, has acted in good
ceived by the General      faith and pursuant to
Partners.                  its authority under the
                           Partnership Agreement.

  The General Partners, Host REIT, as general partner of the Operating Partnership, and the Board of Trustees of Host REIT, respectively, owe fiduciary duties to their constituent parties. Although some courts have interpreted the fiduciary duties of the Board of Trustees in the same way as the duties of a general partner in a limited partnership, it is unclear whether, or to what extent, there are differences in such fiduciary duties. It is possible that the fiduciary duties of the trustees of Host REIT to the shareholders may be less than those of the General Partners to the Limited Partners and Host REIT, as general partner of the Operating Partnership, to the limited partners of the Operating Partnership.

  The Partnership Agreement contains a specific provision to the effect that Host REIT, as general partner of the Operating Partnership, is under no obligation to consider the separate interests of the limited partners of the Operating Partnership in taking partnership action. Since the partnership agreements of the Partnerships do not contain such a provision, the fiduciary duties of Host REIT, as general partner of the Operating Partnership, to the limited partners of the Operating Partnership may be less than those of the General Partners to their Limited Partners.

      PARTNERSHIPS           OPERATING PARTNERSHIP            HOST REIT
-------------------------------------------------------------------------------

                   MANAGEMENT LIABILITY AND INDEMNIFICATION

Under the Delaware Act     Under the Delaware Act,    Host REIT's Declaration
and the Rhode Island       Host REIT, as general      of Trust provides that
Act, each General Part-    partner of the Operating   the liability of Host
ner is liable for the      Partnership, is liable     REIT's trustees and of-
payment of partnership     for the payment of the     ficers to Host REIT and
obligations and debts,     obligations and debts of   its shareholders for
unless limitations upon    the Operating Partner-     money damages is limited
such liability are ex-     ship unless limitations    to the fullest extent
pressly stated in the      upon such liability are    permitted under Maryland
document or instrument     stated in the document     law. The Declaration of
evidencing the obliga-     or instrument evidencing   Trust and Maryland law
tion (e.g., a loan         the obligation. Under      provide broad indemnifi-
structured as a nonre-     the Partnership Agree-     cation to trustees and
course obligation). Each   ment, the Operating        officers, whether serv-
partnership agreement of   Partnership agrees to      ing Host REIT, or at its
the Partnerships gener-    indemnify Host REIT or     request, any other enti-
ally provides that the     any trustee or officer     ty, to the fullest ex-
General Partner will not   of Host REIT from and      tent permitted under
be held liable for any     against all losses,        Maryland law. Host REIT
costs arising out of its   claims, damages, liabil-   will indemnify its pres-
action or inaction ex-     ities, joint or several,   ent and former trustees
cept that the General      expenses (including le-    and officers, among oth-
Partner will be liable     gal fees), fines, set-     ers, against judgments,
for any costs which        tlements and other         penalties, fines, set-
arise from the General     amounts incurred in con-   tlements and reasonable
Partner's own fraud,       nection with any actions   expenses actually in-
negligence, misconduct     relating to the opera-     curred by them in con-
or other breach of fidu-   tions of the Operating     nection with any pro-
ciary duty. In cases in    Partnership as set forth   ceeding to which they
which the General Part-    in the Partnership         may be made a party by
ner is indemnified, any    Agreement in which Host    reason of their service
indemnity is payable       REIT or any such trustee   in those or other capac-
only from the assets of    or officer is involved,    ities unless it is es-
the Partnership.           unless (i) the act or      tablished that (a) the
                           omission of Host REIT      act or omission of the
                           was material to the mat-   trustee or officer was
                           ter giving rise to the     material to the matter
                           proceeding and either      giving rise to the pro-
                           was committed in bad       ceeding and (i) was com-
                           faith or was the result    mitted in bad faith or
                           of active and deliberate   (ii) was the result of
                           dishonesty; (ii) Host      active and deliberate
                           REIT or the other person   dishonesty, (b) the
                           to be indemnified actu-    trustee or officer actu-
                           ally received an im-       ally received an im-
                           proper personal benefit    proper personal benefit
                           in money, property or      in money, property or
                           services or (iii) in the   services or (c) in the
                           case of any criminal       case of any criminal
                           proceeding, Host REIT or   proceeding, the trustee
                           the other person to be     or officer had reason-
                           indemnified had reason-    able cause to believe
                           able cause to believe      that the act or omission
                           the act or omission was    was unlawful. However,
                           unlawful. The reasonable   under Maryland law, Host
                           expenses incurred by       REIT may not indemnify
                           Host REIT may be reim-     for an adverse judgment
                           bursed by the Operating    in a suit by or in the
                           Partnership in advance     right of the trust. The
                           of the final disposition   Bylaws of Host REIT re-
                           of the proceeding upon     quire it, as a condition
                           receipt by the Operating   to advancing expenses,
                           Partnership of an affir-   to obtain (a) a written
                           mation by Host REIT or     affirmation by the
                           the other person to be     trustee or officer of
                           indemnified of its good    his good faith belief
                           faith belief that the      that he has met the
                           standard of conduct nec-   standard of conduct nec-
                           essary for indemnifica-    essary for indemnifica-
                           tion has been met and an   tion by Host REIT as au-
                           undertaking by Host REIT   thorized by the Bylaws
                           to repay the amount if     and (b) a written state-
                           it is determined that      ment by or on his behalf
                           such standard was not      to repay the amount paid
                           met.                       or reimbursed by Host
                                                      REIT if it shall ulti-
                                                      mately be determined
                                                      that the standard of
                                                      conduct was not met.

  In each of the Partnerships, the General Partners will only be held liable for costs which arise from the General Partners' own fraud, negligence, misconduct or other breach of fiduciary duty, and may be indemnified in certain cases. While Host REIT, as general partner of the Operating Partnership, is generally liable for the payment of the obligations and debts of the Operating Partnership, the Operating Partnership generally agrees to indemnify Host REIT, except regarding certain unauthorized acts of Host REIT. The liability of Host REIT's trustees and officers is limited to the fullest extent permitted under Maryland law and such trustees and officers are indemnified by Host REIT to the fullest extent permitted by Maryland law.

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      PARTNERSHIPS           OPERATING PARTNERSHIP            HOST REIT
-------------------------------------------------------------------------------

                          LIABILITY OF INVESTORS

Under each of the part-    Under the Partnership      Under Maryland law,
nership agreements, the    Agreement and the Dela-    shareholders are not
Delaware Act and the       ware Act, the liability    personally liable for
Rhode Island Act, the      of limited partners for    the debts or obligations
liability of Limited       the Operating Partner-     of Host REIT.
Partners for the Part-     ship's debts and obliga-
nership's debts and ob-    tions is generally lim-
ligations is generally     ited to the amount of
limited to the amount of   their investment in the
their investment in the    Operating Partnership,
Partnership, together      together with an inter-
with an interest in un-    est in undistributed in-
distributed income, if     come, if any.
any.


  In the Partnerships and the Operating Partnership, a limited partner's liability is limited to the amount of his investment. Shareholders of Host REIT generally have no liability for the debts and obligations of Host REIT.

      PARTNERSHIPS           OPERATING PARTNERSHIP            HOST REIT
-------------------------------------------------------------------------------

                         ANTITAKEOVER PROVISIONS

For each of the Partner-   Except in limited cir-     The Declaration of Trust
ships, a change in man-    cumstances (see "Voting    and Bylaws of Host REIT
agement may be effected    Rights" below) Host        contain a number of pro-
only by removal of the     REIT, in its capacity as   visions that may have
General Partner. See       general partner of the     the effect of delaying
"Management Control"       Operating Partnership,     or discouraging a change
above for a discussion     has exclusive management   in control of Host REIT
of the ability to remove   power over the business    that might be in the
a General Partner. A       and affairs of the Oper-   best interests of share-
transfer of limited        ating Partnership. Host    holders. These provi-
partnership interests in   REIT may not be removed    sions include, among
a Partnership is gener-    as general partner of      others, (i) a Board of
ally restricted if (i)     the Operating Partner-     Trustees with three-year
it is on a day other       ship by the limited        staggered terms, (ii)
than the first day in an   partners with or without   authorized capital stock
accounting period, (ii)    cause (unless Host REIT    that may be classified
it would, when combined    is no longer a "public     and issued as a variety
with the total of other    company," in which case    of equity securities in
partnership interests      the general partner may    the discretion of the
transferred within past    be removed with or with-   Board of Trustees, in-
12 consecutive months,     out cause by limited       cluding securities hav-
in the opinion of coun-    partners holding per-      ing superior voting
sel, result in the Part-   centage interests in the   rights to the Common
nership being deemed to    Operating Partnership      Shares, (iii) restric-
have been terminated       ("Percentage Interests")   tions on business combi-
within the meaning of      that are more than 50%     nations with persons who
Section 708 of the Code    of the aggregate Per-      acquire more than a cer-
(except for MHP2), (iii)   centage Interests of the   tain percentage of Com-
it would, in the opinion   outstanding limited        mon Shares, (iv) a re-
of counsel for the as-     partnership interests      quirement that trustees
signee or assignor, re-    entitled to vote there-    be removed only for
quire the filing of a      on, including any such     cause and only by a vote
registration statement     interests held by the      of shareholders holding
under the Securities       general partner. Under     at least a majority of
Act, or would otherwise    the Partnership Agree-     all the shares entitled
be in violation of any     ment, Host REIT may, in    to be cast for the elec-
federal or state securi-   its sole and absolute      tion of trustees and (v)
ties or blue sky laws,     discretion, prevent a      certain ownership limi-
(iv) it would result in    limited partner from       tations which are de-
the assignor or assignee   transferring his inter-    signed to protect Host
holding a fraction of a    est or any rights as a     REIT's status as a REIT
partnership unit, (v) it   limited partner except     under the Code. See "De-
would, in the opinion of   in certain limited cir-    scription of Shares of
counsel, result in the     cumstances. Host REIT      Beneficial Interest."
Partnership being          may exercise this right
treated as an associa-     of approval to deter,
tion taxable as a corpo-   delay or hamper attempts
ration, (vi) it would,     by Persons to acquire a
in the opinion of coun-    majority interest in the
sel, result in the Part-   Operating Partnership.
nership failing to ob-     In addition, Host REIT
tain or continue in ef-    has the power to impose
fect any license permit-   limits on transfers if,
ting the service or sale   and to the extent, nec-
of alcoholic beverages     essary to cause the Op-
at one or more hotels or   erating Partnership not
(vii) it is an assign-     to be a "publicly traded
ment to a tax-exempt en-   partnership" that would
tity or non-U.S. person    be taxed as a corpora-
within the meaning of      tion, including the pro-
Section 7701(a)(30) of     hibition contained in
the Code. In addition to   the Partnership Agree-
such restrictions, the     ment restricting the
General Partners of At-    ownership, actually or
lanta Marquis, Chicago     constructively, of more
Suites, Hanover, Desert    than 4.9% by value of
Springs and MHP may, in    any class of interests
their sole discretion,     in the Operating Part-
restrict any transfer of   nership. See "Descrip-
limited partnership in-    tion of OP Units."
terests. In each of the
Partnerships, an as-
signee of a limited
partner interest may not
become a substitute lim-
ited partner, entitling
him to vote on matters
that may be submitted to
the Limited Partners for
approval, unless the
General Partner consents
to such substitution.


  Certain provisions of the governing documents of the Partnerships, the Operating Partnership and Host REIT could be used to deter attempts to obtain control of the Partnerships, the Operating Partnership and Host REIT in transactions not approved by the General Partners, the general partner of the Operating Partnership or the Board of Trustees, respectively.

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      PARTNERSHIPS           OPERATING PARTNERSHIP            HOST REIT
-------------------------------------------------------------------------------

                              VOTING RIGHTS


Generally, the Limited     Under the Partnership      Host REIT will be man-
Partners of the Partner-   Agreement, the limited     aged and controlled by a
ships have voting rights   partners have voting       Board of Trustees con-
only as to major part-     rights as to the sale of   sisting of three classes
nership transactions to    substantially all of the   having staggered terms
the extent provided in     assets of the Operating    of office. Each class is
the partnership agree-     Partnership, certain       to be elected by the
ments of each Partner-     consolidations and merg-   shareholders at annual
ship. Such voting rights   ers and amendments of      meetings of Host REIT.
include: acquisition of    the Partnership Agree-     Maryland law requires
interests in other prop-   ment. Otherwise, all de-   that certain major
erties, incurrence of      cisions relating to the    transactions, including
certain debt, merger or    operation and management   most amendments to Host
consolidation with an-     of the Operating Part-     REIT's Declaration of
other entity, sale of      nership will be made by    Trust, may not be con-
all or substantially all   Host REIT, in its capac-   summated without the ap-
of the assets of a Part-   ity as general partner     proval of shareholders.
nership, certain amend-    of the Operating Part-     Each Common Share will
ments to the partnership   nership. During the        have one vote and Host
agreement, expansion of    first year following the   REIT's Declaration of
one or more hotels in      Mergers, the limited       Trust permits the Board
certain cases, dissolu-    partners have voting       of Trustees to classify
tion of the Partnership    rights as to the sale of   and issue shares of cap-
or removal of the Gen-     all or substantially all   ital stock in one or
eral Partner.              of the assets of the Op-   more series having vot-
                           erating Partnership, a     ing power which may dif-
                           merger involving the Op-   fer from that of the
                           erating Partnership,       Common Shares. See "De-
                           certain issuances of OP    scription of Shares of
                           Units and for certain      Beneficial Interest."
                           limited partners, cer-
                           tain sales of hotels
                           that are held by the Op-
                           erating Partnership.

  The limited partners of the Partnerships and the Operating Partnership have only limited voting rights. The shareholders of Host REIT will have voting rights that permit them to elect the Board of Trustees and to approve or disapprove certain major transactions. See "Risk Factors--Reduced Control over Major Decisions."

      PARTNERSHIPS           OPERATING PARTNERSHIP            HOST REIT
-------------------------------------------------------------------------------

Sale Other Than to an Affiliate


The Atlanta Marquis,       Under the Partnership      Under Maryland law, the
Desert Springs and Hano-   Agreement, Host REIT       Board of Trustees is re-
ver partnership agree-     generally has the exclu-   quired to obtain ap-
ments allow the sale of    sive authority to deter-   proval of the sharehold-
all or substantially all   mine whether, when and     ers by the affirmative
of the assets of the       on what terms the assets   vote of two-thirds of
partnership to a buyer     of the Operating Part-     all the votes entitled
without the consent of     nership (including the     to be cast on the matter
the Limited Partners.      Hotels) will be sold.      in order to sell all or
The Chicago Suites part-   See "Description of OP     substantially all of the
nership agreement allows   Units-- Sales of As-       assets of Host REIT. No
the sale of its Hotel or   sets." However, Host       approval of the share-
a material portion of      REIT, as general partner   holders is required for
its assets with the con-   of the Operating Part-     the sale of less than
sent of a majority of      nership, generally may     substantially all of
the outstanding limited    not sell, exchange,        Host REIT's assets.
partner interests and      transfer or otherwise
the receipt of an ap-      dispose of all or sub-
praisal from an MAI        stantially all of the
qualified appraiser. The   Operating Partnership's
MDAH partnership agree-    assets in a single
ment allows the sale of    transaction or a series
the Fairview Park Hotel,   of related transactions
or more than two other     (including by way of
MDAH Hotels, only with     merger, consolidation or
the consent of a major-    other combination with
ity of the outstanding     any other Persons),
limited partner inter-     without the consent of
ests including any lim-    more than 50% of the
ited partner interests     outstanding limited
held by the General        partnership interests,
Partner. The MHP part-     including any limited
nership agreement allows   partnership interests
the General Partner to     held by Host REIT. In
sell or dispose of any     addition, during the
assets of MHP, including   first year following the
its interest in the Har-   Mergers, the holders of
bor Beach Partnership,     OP Units of the Operat-
to any person. The MHP2    ing Partnership have
partnership agreement      certain voting rights if
allows the sale of any     a vote of shareholders
Hotel or the Partner-      is required. In connec-
ship's interest in the     tion with a sale of all
Santa Clara Partnership    or substantially all of
with the consent of a      the assets of the Oper-
majority of the out-       ating Partnership, the
standing limited partner   approval of a majority
interests, including any   of all outstanding OP
limited partner inter-     Units would be required,
ests held by the General   including the OP Units
Partner.                   held by Host REIT, vot-
                           ing as single class with
The PHLP partnership       Host REIT voting its OP
agreement allows the       Units in the same pro-
sale of an asset which     portion as its share-
has a cost basis at the    holders vote, would be
time of sale in excess     required. In addition,
of 5% of the aggregate     during the first year
cost basis of all assets   following the Mergers,
of PHLP only with the      any taxable sale or
consent of a majority of   sales of Hotels repre-
the outstanding limited    senting more than 10% of
partner interests, in-     the aggregate Appraised
cluding any limited        Value of the Hotels of
partner interests held     any Partnership would
by the General Partner.    require, in addition to
                           any other approval re-
                           quirements, the approval
                           of a majority of all
                           outstanding OP Units
                           held by persons who for-
                           merly were Limited Part-
                           ners of such Partner-
                           ship, voting as a sepa-
                           rate class.

  Under Maryland law, the Board of Trustees is required to obtain approval of the shareholders by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter in order to sell all or substantially all of the assets of Host REIT. No approval of the shareholders is required for the sale of less than substantially all of Host REIT's assets.

  Under each of the partnership agreements, the Partnership Agreement and Host REIT's Declaration of Trust, the sale of assets may be effected with various levels of limited partner or shareholder consent. Under most of the partnership agreements and the Declaration of Trust, the sale of assets which do not amount to all or substantially all of the assets of the Partnerships, the Operating Partnership or Host REIT does not require any consent of the limited partners or shareholders, respectively.

      PARTNERSHIPS           OPERATING PARTNERSHIP            HOST REIT
--------------------------------------------------------------------------------

 Sale to the General Partner or
Its Affiliates


The General Partners of    The Operating Partner-     The Declaration of Trust
MDAH and MHP2 may cause    ship shall not, directly   has no specified addi-
those Partnerships to      or indirectly, sell,       tional requirements for
sell any of their assets   transfer or convey any     sales of assets to af-
to its General Partner     property to any affili-    filiates of Host REIT.
or an affiliate of the     ate of Host REIT that is
General Partner (A) with   not also a subsidiary of
the consent of the Lim-    the Operating Partner-
ited Partners holding of   ship, except as ex-
a majority of the out-     pressly permitted in the
standing limited partner   Partnership Agreement or
interests in the Part-     except on terms that are
nership (with, in the      fair and reasonable and
case of MDAH, the Gen-     no less favorable to the
eral Partner being         Operating Partnership
barred from voting any     than would be obtained
limited partner inter-     from an unaffiliated
ests it or its affiliate   third party.
holds or, in the case of
MHP2, the General Part-
ner being required to
vote its or its affili-
ate's limited partner
interests in the same
manner as the majority
of "outside" limited
partner interests actu-
ally voted (so long as a
majority of the outside
limited partners are
present for purposes of
a vote by submitting
ballots or otherwise))
and (B) by complying
with certain notice and
independent appraisal
requirements as follows:
(i) the General Partner
must provide to its Lim-
ited Partners at least
30 days' notice of the
proposed sale, which no-
tice must set forth the
price and other material
terms and conditions of
the proposed transac-
tion, (ii) the Partner-
ship must obtain three
appraisals of the fair
market sales value of
the Hotel(s) to be sold,
which appraisals must be
prepared by independent,
nationally recognized
appraisers who have been
selected by the General
Partner and are experi-
enced in the valuation
of hotel properties (the
cost of all such ap-
praisals must be borne
by the General Partner
or its affiliate), (iii)
such appraisers may not
have, directly or indi-
rectly, any material in-
terest in or material
business or professional
relationship with the
General Partner or any
of its affiliates and
the compensation of each
such appraiser must be
determined in accordance
with a written contract
before such appraisal is
prepared, (iv) the price
at which the sale is ef-
fected must not be less
than the average of the
three amounts determined
by the three appraisers,
disregarding entirely
any appraisal that dif-
fers by more than 20%
from the amount deter-
mined by the appraiser
whose determination is
between the highest and
lowest of the amounts
determined by the three
appraisers, (v) the pur-
chase price must be pay-
able in cash, (vi) no
real estate commission
may be paid by the Part-
nership in connection
with such sale and
(vii) the General Part-
ner must include copies
of such appraisals with
the notice to its Lim-
ited Partners.

      PARTNERSHIPS           OPERATING PARTNERSHIP            HOST REIT
-------------------------------------------------------------------------------

The General Partners of
Atlanta Marquis, Desert
Springs, Hanover and MHP
may cause those Partner-
ships to sell any hotels
to the General Partner
or any affiliate (A)
with the consent of Lim-
ited Partners holding of
a majority of the out-
standing limited partner
interests in the Part-
nership (with the Gen-
eral Partners or their
affiliates of Desert
Springs, Hanover and MHP
being required to vote
any limited partner in-
terests it holds in the
same manner as the ma-
jority of "outside" lim-
ited partner interests
actually voted (so long
as a majority of the
outside limited partners
are present for purposes
of a vote by submitting
ballots or otherwise)),
and (B) by complying
with certain notice and
independent appraisal
requirements as follows:
(i) the General Partner
must provide notice of
the proposed sale to its
Limited Partners, who
thereafter have 30 days
to elect a nationally
recognized appraiser
having the approval of
the holders of a major-
ity of the limited part-
ner interests, (ii) such
appraiser has 30 days
from the date of elec-
tion to prepare and sub-
mit to the General Part-
ner an appraisal of the
fair market value of the
Hotel in question, (iii)
the purchaser must sub-
mit to the General Part-
ner an appraisal of the
fair market value of the
Hotel, such appraisal to
be submitted within the
time limit provided by
clause (ii) above in the
case of the appraisal to
be submitted by the ap-
praiser elected by the
Limited Partners and
(iv) the General Partner
must thereafter seek the
required consent and in-
clude therewith copies
of the two appraisals.
If the Limited Partners
do not select an ap-
praiser as provided in
(i) above or such ap-
praiser does not supply
an appraisal within the
time frame in (ii)
above, then the General
Partner must submit
three appraisals with
its request for consent,
one such appraisal pre-
pared by an appraiser
selected by the pur-
chaser and the other two
appraisals prepared by
appraisers selected by
the first appraiser (all
of such appraisal costs
to be borne by the pur-
chaser).

The Chicago Suites and
PHLP partnership agree-
ments contain no special
provisions concerning a
sale of partnership as-
sets to the General
Partner or its
affiliates.

  Under most of the partnership agreements and the Partnership Agreement, in addition to the general restrictions on sale of assets, there are provisions which must be met when partnership assets are sold to the general partner or an affiliate of the general partner. Under the Declaration of Trust of Host REIT, however, there are no specified additional requirements.

-------------------------------------------------------------------------------
      PARTNERSHIPS           OPERATING PARTNERSHIP            HOST REIT
-------------------------------------------------------------------------------

Merger


The partnership agree-     Under the Partnership      Under Maryland law, the
ment of MDAH allows a      Agreement, Host REIT       Board of Trustees is re-
merger of the Partner-     generally may not cause    quired to obtain ap-
ship with the consent of   a merger or consolida-     proval of the sharehold-
a majority of the out-     tion of the Operating      ers by the affirmative
standing limited partner   Partnership without the    vote of two-thirds of
interests, but the Gen-    consent of a majority of   all the votes entitled
eral Partner may not       the outstanding partner-   to be cast on the matter
vote any of its limited    ship interests (includ-    in order to merge or
partner interests. The     ing the partnership in-    consolidate Host REIT.
partnership agreement of   terests held by Host
MHP2 allows a merger of    REIT) and the general
the Partnership with the   partner. In addition,
consent of a majority of   during the one-year pe-
the outstanding limited    riod following the Merg-
partner interests, in-     ers, the holders of OP
cluding the limited        Units of the Operating
partner interests held     Partnership have certain
by the General Partner,    voting rights if a vote
unless the General Part-   of shareholders is re-
ner has an interest in     quired in connection
the transaction, in        with a merger. In such
which case it must vote    case, approval of a ma-
all of its or its affil-   jority of all outstand-
iates limited partner      ing OP Units, including
interests in the same      the OP Units held by
manner as the majority     Host REIT, voting as a
of "outside" limited       single class with Host
partner interests actu-    REIT voting its OP Units
ally voted (so long as a   in the same proportion
majority of the outside    as its shareholders
limited partners are       vote, would be required.
present for purposes of
a vote by submitting
ballots or otherwise).
Each of the Atlanta Mar-
quis, Chicago Suites,
Desert Springs, Hanover,
MHP and PHLP partnership
agreements contain no
merger provision. Under
the Delaware Act and the
Rhode Island Act, a
merger may be effected
upon approval by its
General Partner and the
holders of a majority of
the limited partnership
interests of each class
of limited partner. In
Atlanta Marquis, the
General Partner may vote
the limited partner in-
terests it holds. In
Chicago Suites and PHLP,
the General Partner
holds no limited partner
interests and a merger
may be effectuated by
the affirmative vote of
a majority of the out-
standing limited partner
interests. In Desert
Springs, Hanover and
MHP, the General Partner
may vote its limited
partner interests.


  Under applicable law, the partnership agreements of the Partnerships, the Partnership Agreement, and the Declaration of Trust of Host REIT, the merger of the respective partnerships and Host REIT is permitted subject to a certain level of limited partner or shareholder consent, respectively.

-------------------------------------------------------------------------------
      PARTNERSHIPS           OPERATING PARTNERSHIP            HOST REIT
-------------------------------------------------------------------------------

Dissolution



Upon breach of certain     The Operating Partner-     Under Maryland law, the
provisions of its part-    ship will continue until   Board of Trustees must
nership agreement,         December 31, 2098, un-     obtain approval of hold-
breach of fiduciary du-    less sooner dissolved      ers of at least two-
ty, fraud or unremedied    and terminated. The Op-    thirds of the outstand-
acts of bad faith or       erating Partnership will   ing Common Shares in or-
gross negligence, each     be dissolved prior to      der to dissolve Host
of Chicago Suites, Des-    the expiration of its      REIT.
ert Springs, Hanover,      term, and its affairs
MDAH, MHP, MHP2 and PHLP   wound up, (i) until De-
may be dissolved with      cember 31, 2058 with the
the consent of a major-    consent of the limited
ity of the outstanding     partners who hold 90% of
limited partner inter-     the OP Units (including
ests and without the       OP Units held by Host
consent of the General     REIT) or (ii) a decision
Partner. In the case of    to dissolve the Operat-
Desert Springs, Hanover    ing Partnership made by
and MHP, the General       Host REIT on or after
Partner must vote any      December 31, 2058 in its
limited partner inter-     sole and absolute dis-
ests it or its affili-     cretion or (iii) with
ates hold in the same      the consent of a major-
manner as the majority     ity of the partners
of "outside" limited       holding at least a ma-
partner interests actu-    jority of the outstand-
ally voted (so long as a   ing partnership inter-
majority of the outside    ests to sell all or sub-
limited partners are       stantially all of the
present for purposes of    Operating Partnership's
a vote by submitting       assets and properties.
ballots or otherwise).     Upon dissolution, Host
The Atlanta Marquis        REIT, as general part-
partnership agreement      ner, or any liquidator
contains no provision      will proceed to liqui-
concerning the ability     date the assets of the
of the limited partners    Operating Partnership
to dissolve the Partner-   and apply the proceeds
ship. In the absence of    therefrom in the order
such a provision, the      of priority set forth in
Delaware Act provides      the Partnership Agree-
that a limited partner-    ment.
ship may be dissolved by
the affirmative vote of
the general partner and
66 2/3% of the limited
partnership interests.
The Rhode Island Act
provides that a limited
partnership may be dis-
solved by the written
consent of all partners
to such dissolution.

  Under each of the partnership agreements, the Partnership Agreement and Host REIT's Declaration of Trust, the respective entities may be dissolved with the consent of a certain percentage of the outstanding interests.

-------------------------------------------------------------------------------
      PARTNERSHIPS           OPERATING PARTNERSHIP            HOST REIT
-------------------------------------------------------------------------------

Amendments


The Chicago Suites and     Amendments to the Part-    Amendments to Host
PHLP partnership agree-    nership Agreement may be   REIT's Declaration of
ments allow the General    proposed by Host REIT,     Trust must be approved
Partner to amend the       as general partner of      by the Board of Trustees
partnership agreement      the Operating Partner-     and by the vote of at
with the consent of a      ship, or any limited       least two-thirds of the
majority of the out-       partner holding 25% or     votes entitled to be
standing limited partner   more of the limited        cast at a meeting of
interests. The Desert      partnership interests.     shareholders, except
Springs, Hanover, MHP      Subject to certain ex-     that an amendment of the
and MHP2 partnership       ceptions, such proposed    provisions relating to
agreements allow the       amendment must be ap-      the classified Board of
General Partner to amend   proved by the vote of      Trustees and the power
the partnership agree-     Host REIT, as general      to remove trustees must
ment with the consent of   partner, and limited       be approved by an 80%
a majority of outstand-    partners holding Per-      vote. An amendment re-
ing limited partner in-    centage Interests that     lating to termination of
terests, including any     are more than 50% of the   REIT status requires a
such interests held by     aggregate Percentage In-   majority of the votes
the General Partner, un-   terests of the outstand-   entitled to be cast
less the General Partner   ing limited partnership    thereon.
has an interest in the     interests entitled to
vote, in which case, the   vote thereon including
General Partner must       any such limited part-
vote any limited partner   nership interests held
interests it holds in      by Host REIT (which ini-
the same manner as the     tially will hold approx-
majority of "outside"      imately 77% of the OP
limited partner inter-     Units, following the
ests actually voted (so    REIT Conversion, assum-
long as a majority of      ing the full Participa-
the outside limited        tion Scenario). In addi-
partners are present for   tion, with certain ex-
purposes of a vote by      ceptions, Host REIT, as
submitting ballots or      general partner, has
otherwise). The MDAH       broad discretion to
partnership agreement      amend the Partnership
allows the General Part-   Agreement without the
ner to amend the part-     consent of the limited
nership agreement with     partners.
the consent of a major-
ity of outstanding lim-
ited partner interests,
but the General Partner
is prohibited from vot-
ing its limited partner
interests. In the case
of Desert Springs, Hano-
ver, MDAH, MHP and MHP2,
amendments may be made
with the consent of a
majority in interest of
the Limited Partners,
except certain amend-
ments to the partnership
agreements generally re-
quire the unanimous con-
sent of the Limited
Partners, including:
(i) converting the in-
terest of a Limited
Partner into a general
partner's interest; (ii)
any act adversely af-
fecting the liability of
a Limited Partner; (iii)
altering the interest of
a Partner in net prof-
its, net losses, gain,
loss or distributions of
cash available for dis-
tribution, sale proceeds
or refinancing proceeds;
(iv) reducing the per-
centage of Partners
which is required to
consent to any action in
the partnership agree-
ment; (v) limiting in
any manner the liability
of the General Partner
(vi) permitting the Gen-
eral Partner to take
certain actions which
are prohibited by the
Partnership Agreement,
(vii) causing the Part-
nership to be taxed, for
federal income tax

-------------------------------------------------------------------------------
      PARTNERSHIPS           OPERATING PARTNERSHIP            HOST REIT
-------------------------------------------------------------------------------

Amendments (cont'd)

purposes, as an associa-
tion taxable as a corpo-
ration or (viii) effect-
ing any amendment or
modification to clauses
(i) through (vii) above.

In the case of Atlanta
Marquis, amendments to
the partnership agree-
ment may be made by the
General Partner with the
consent of a majority of
interest of the Class A
Limited Partners, except
certain amendments gen-
erally require the unan-
imous consent of all the
Partners, including: (i)
converting the interest
of a Limited Partner
into a general partner's
interest; (ii) modifying
the limited liability of
a Limited Partner; (iii)
permitting the General
Partner to take certain
actions which are pro-
hibited by the Partner-
ship Agreement (i.e.,
take an action which re-
quires the consent of
the Limited Partners
without such consent);
(iv) causing the Part-
nership to be taxed for
federal income tax pur-
poses as an association
taxable as a corpora-
tion; or (v) affecting
any amendment or modifi-
cation to the require-
ments set forth in
clauses (i) through
(iv) above.

In the case of Chicago
Suites and PHLP, amend-
ments to the Partnership
Agreements may be made
by the General Partner
with the consent of the
majority of interest of
the Limited Partners,
except the unanimous
consent of all Partners
adversely affected is
required for certain
amendments, including
(i) converting the in-
terest of a Limited
Partner into a general
partner's interest; (ii)
modifying the limited
liability of a Limited
Partner; (iii) altering
the interest of a Part-
ner in net profits, net
losses, gain, loss or
distributions of cash
available for distribu-
tion, sale proceeds or
refinancing proceeds; or
(iv) reducing the per-
centage of Partners
which is required to
consent to any action in
the partnership agree-
ment.

  Under both the partnership agreements and the Partnership Agreement, amendments to the respective partnership agreement may be made with the consent of the limited partners. Under the provisions of the Partnership Agreement, Host REIT, as general partner of the Operating Partnership, has broad discretion to make amendments without the consent of the limited partners. Amendment of Host REIT's Declaration of Trust requires the consent of both the Board of Trustees and a certain percentage of the votes entitled to be cast at a meeting of shareholders.

      PARTNERSHIPS           OPERATING PARTNERSHIP            HOST REIT
-------------------------------------------------------------------------------

                   COMPENSATION, FEES AND DISTRIBUTIONS

Under the partnership      Host REIT will not         The trustees of Host
agreements of the          receive any compensation   REIT will receive
Partnerships, the          for its services as        compensation for their
General Partners do not    general partner of the     services as described
receive any fees or        Operating Partnership.     herein under
other compensation from    Host REIT, however, has    "Management."
their Partnerships in      the same right to
exchange for their         allocations and
services as general        distributions as other
partner. The General       partners of the
Partner of each            Operating Partnership.
Partnership is entitled,   In addition, the
however, to                Operating Partnership
reimbursement for the      will pay (or reimburse
cost of providing any      Host REIT for) all
administrative or other    expenses that Host REIT
services rendered to its   incurs (subject to
Partnership. The General   several very limited
Partners are also          exceptions), including
entitled to                expenses incurred
distributions with         relating to the REIT
respect to their           Conversion, the ongoing
respective percentage      operation of Host REIT
interests in the           and any other offering
Partnerships, as well as   of additional OP Units
certain additional back-   or Common Shares,
end participations in      including all expenses,
cash flow and excess       damages and other
sale and refinancing       payments resulting from
proceeds after the         or arising in connection
Limited Partners have      with litigation related
received certain           to any of the foregoing,
investment returns. See    and expenses for
"Background and Reasons    federal, state and local
for the Mergers and the    income taxes incurred by
REIT Conversion--          Host REIT.
Reimbursements and
Distributions to the
General Partners."

  Neither the General Partners nor Host REIT, as general partner of the Operating Partnership, receive compensation in exchange for their services as general partner. The trustees of Host REIT, however, do receive compensation for their services as trustees.

                             ERISA CONSIDERATIONS

STATUS OF HOST REIT AND THE OPERATING PARTNERSHIP UNDER ERISA

  This section discusses the extent to which the fiduciary requirements of ERISA and the prohibited transaction provisions of ERISA and the Code would apply to Host REIT or the Operating Partnership because one or more investors in Host REIT or the Operating Partnership is an ERISA Plan or Other Plan.

  If the underlying assets of Host REIT are deemed to be assets of an investing ERISA Plan and Other Plan ("Plan Assets"), (i) the prudence standards and other provisions of Part 4 of Title I of ERISA and the prohibited transaction provisions of ERISA and the Code would be applicable to any transactions involving Host REIT's assets, and (ii) persons who exercise any authority or control over Host REIT's assets, or who provide investment advice to Host REIT for a fee or other compensation, would be (for purposes of ERISA and the Code) fiduciaries of ERISA Plans and Other Plans that acquire Common Shares of Host REIT. Similarly, if the underlying assets of the Operating Partnership are deemed to be Plan Assets, (i) the prudence standards and other provisions of Part 4 of Title I of ERISA and the prohibited transaction provisions of ERISA and the Code would be applicable to any transactions involving the Operating Partnership's assets, and (ii) persons who exercise any authority or control over the Operating Partnership's assets, or who provide investment advice to the Operating Partnership for a fee or other compensation, would be (for purposes of ERISA and the Code) fiduciaries of ERISA Plans and Other Plans that acquire Common Shares of Host REIT.

  The United States Department of Labor ("DOL"), which has certain administrative responsibility over ERISA Plans and certain Other Plans, has issued a regulation defining plan assets for certain purposes ("DOL Regulation"). The DOL Regulation generally provides that when an ERISA Plan or Other Plan acquires a security that is an equity interest in an entity and that security is neither a "publicly offered security" nor a security issued by an investment company registered under the 1940 Act, the assets of the ERISA Plan or Other Plan include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless it is established either that the entity is an "operating company" (as defined in the DOL Regulation) or that equity participation in the entity by "benefit plan investors" is not "significant."

  The DOL Regulation defines a "publicly offered security" as a security that is "widely-held," "freely transferable," and either part of a class of securities registered under the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days, or such later time as may be allowed by the Commission (the "Registration Period"), after the end of the fiscal year of the issuer during which the offering occurred). Host REIT anticipates that the Common Shares will be considered "publicly offered securities," and therefore the underlying assets of Host REIT would not be deemed to be Plan Assets of any ERISA Plan or Other Plan that invests in the Common Shares.

  The DOL Regulation defines "benefit plan investors" to consist of any employee benefit plan as defined in section 3(3) of ERISA, any Other Plan, or any entity whose underlying assets include Plan Assets by reason of an employee benefit plan's investment in the entity. Equity participation in an entity by "benefit plan investors" is deemed "significant" if, immediately after the most recent acquisition of any equity interest in the entity, 25% or more of the value of any class of equity interest is held by "benefit plan investors." Furthermore, for purposes of determining the percentage interest in a class of equity held by "benefit plan investors," the value of interests held by persons who either have discretionary authority or control over the entity's assets, or who provide investment advice for a fee, or are affiliates of such persons, is disregarded.

  Based upon the value of the interests in the Partnerships owned by "benefit plan investors" relative to the value of the interests in the Partnerships owned by other Partnership investors, and the expected Exchange Value for each of the Partnerships, the Operating Partnership believes that immediately following the REIT Conversion "benefit plan investors" will not own a "significant" percentage of OP Units, and, thus, the underlying assets of the Operating Partnership will not constitute Plan Assets of any ERISA Plan or Other Plan that owns OP Units. Furthermore, the Partnership Agreement will restrict ownership of OP Units by benefit plan investors to less than 25%.

                        FEDERAL INCOME TAX CONSEQUENCES

INTRODUCTION

  The following discussion summarizes the federal income tax consequences reasonably anticipated to be material to a Limited Partner in connection with
(i) the acquisition of the Partnerships by the Operating Partnership through the mergers of the Merger Partnerships into the Partnerships and the resulting distribution of OP Units to the Limited Partners; (ii) the ownership and subsequent disposition by the Limited Partners of such OP Units; (iii) the acquisition and ownership of Notes received by Limited Partners who elect to tender the OP Units received in the Mergers to the Operating Partnership in exchange for Notes (the "Note Election"); and (iv) the ownership and disposition of Common Shares that could be issued to Limited Partners upon the exercise of their Unit Redemption Right. The following discussion is intended to address only those federal income tax consequences that are generally relevant to all Limited Partners in the Partnerships. Accordingly, it does not discuss all aspects of federal income taxation that might be relevant to a specific Limited Partner in light of his particular investment or tax circumstances. Therefore, it is imperative that a Limited Partner review the following discussion and consult with his own tax advisors to determine the interaction of his individual tax situation with the anticipated tax consequences of the Mergers and the REIT Conversion and the subsequent ownership and disposition of OP Units, Notes and/or Common Shares, as applicable.

  The following discussion provides general information only, is not exhaustive of all possible tax considerations and is not intended to be (and should not be construed as) tax advice. For example, this summary does not give a detailed description of any state, local or foreign tax considerations. In addition, the discussion does not purport to deal with all aspects of taxation that may be relevant to Limited Partners subject to special treatment under the federal income tax laws, including, without limitation, insurance companies, financial institutions or broker-dealers, tax-exempt organizations (except to the extent discussed under the heading "Taxation of Tax-Exempt Shareholders of Host REIT") or foreign corporations and persons who are not citizens or residents of the United States (except to the extent discussed under the heading "Taxation of Non-U.S. Shareholders of Host REIT").

  The information in this section is based on the Code, current, temporary and proposed Treasury Regulations thereunder, the legislative history of the Code, current administrative interpretations and practices of the IRS (including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS), and court decisions, all as of the date hereof. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and court decisions will not significantly change the current law or adversely affect existing interpretations of current law. Any such change could apply retroactively to transactions preceding the date of the change. No assurance can be provided that the statements set forth herein (which do not bind the IRS or the courts) will not be challenged by the IRS or will be sustained by a court if so challenged. With the one exception described in the next sentence below, neither Host REIT, the Operating Partnership nor the General Partners have requested or plan to request any rulings from the IRS concerning the tax consequences of the Mergers or the treatment of either the Operating Partnership or Host REIT subsequent to the REIT Conversion. The Operating Partnership has requested from the IRS a ruling to the effect that certain indebtedness that might be incurred by the Operating Partnership that is not secured by any particular property of the Operating Partnership, the proceeds of which may be used to repay indebtedness of the Operating Partnership or one or more Hotel Partnerships after the REIT Conversion, would qualify as "nonrecourse liabilities" for purposes of Code
Section 752 and as "qualified nonrecourse financing" for purposes of Code
Section 465. This ruling request is discussed below, in "Tax Consequences of the Mergers--IRS Ruling Request Regarding Allocation of Partnership Liabilities."

  Host REIT, the Operating Partnership and the General Partners have obtained an opinion of counsel to the effect that the discussion set forth in this section, to the extent it contains descriptions of applicable federal income tax law, is correct in all material respects. Such opinion, however, does not purport to address the tax consequences of the Mergers and the REIT Conversion to any particular Limited Partner in a Partnership in light of his particular circumstances, nor does it purport to predict whether, and the extent to which, future events and transactions, only some of which may be within the control of Host REIT and/or the Operating Partnership, will have a material adverse impact on the income tax positions of Limited Partners, either in particular Partnerships or as a whole.

  The following description does not address the income tax consequences of the Mergers for Host or the General Partners.

  The following discussion is not intended to be, and should not be construed by a Limited Partner as, tax advice. THE SPECIFIC TAX ATTRIBUTES OF A PARTICULAR LIMITED PARTNER COULD HAVE A MATERIAL IMPACT ON THE TAX CONSEQUENCES OF THE MERGERS, THE SUBSEQUENT OWNERSHIP AND DISPOSITION OF OP UNITS OR NOTES AND/OR THE SUBSEQUENT OWNERSHIP AND DISPOSITION OF COMMON SHARES. THEREFORE, IT IS ESSENTIAL THAT EACH LIMITED PARTNER CONSULT WITH HIS OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE FEDERAL INCOME TAX LAWS TO SUCH LIMITED PARTNER'S PERSONAL TAX SITUATION, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION. THE FOLLOWING DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING.

SUMMARY OF TAX OPINIONS

  Hogan & Hartson L.L.P. ("Hogan & Hartson"), counsel to Host REIT, Host and the Operating Partnership, has provided to Host REIT and the Operating Partnership an opinion letter (substantially in the form of Appendix C hereto) as to certain federal income tax consequences to the Operating Partnership and the Limited Partners resulting from the REIT Conversion and the Mergers. The opinion letter is based upon certain assumptions and certain factual representations provided by Host REIT, Host, the Operating Partnership and the General Partners. These representations generally involve factual matters relating to the organization, ownership and operations (including the income, assets, businesses, liabilities and properties) of the Partnerships and the Hotels contributed to the Operating Partnership by Host and the Blackstone Entities prior to the REIT Conversion and the Mergers and of Host REIT, the Operating Partnership and the Partnerships following the REIT Conversion and the Mergers.

  The specific opinions that Hogan & Hartson has provided (as they relate to the Limited Partners and the impact on them of the Mergers and the REIT Conversion) are:

    1. The proposed method of operation of the Operating Partnership is such that it, each of the Partnerships and each of the Subsidiary Partnerships will be treated as a partnership for federal income tax purposes and will not be subject to tax as a corporation or an association taxable as a corporation.

    2. Except for any gain attributable to the sale of personal property to a Non-Controlled Subsidiary in connection with the REIT Conversion, the Mergers will not result in the recognition of taxable gain or loss at the time of the Mergers to a Limited Partner (i) who does not exercise his Unit Redemption Right on a date sooner than the date two years after the date of the consummation of the Mergers; (ii) who does not receive a cash distribution (or a deemed cash distribution resulting from relief from liabilities, including as a result of the prepayment of certain indebtedness) in connection with the Mergers in excess of such Limited Partner's aggregate adjusted basis in his Partnership Interest at the time of the Mergers; (iii) who does not receive a Note upon the exercise of his right to make the Note Election; (iv) who is not required to recognize gain by reason of the exercise by another Limited Partner in the same Partnership of his right to make the Note Election; and (v) whose "at risk" amount does not fall below zero as a result of the Mergers.

    3. The Unit Redemption Right will not be considered "other consideration" such that its receipt in the Mergers would result in a Limited Partner being treated under the "disguised sale" rules (as set forth in Section 707 of the Code and the Treasury Regulations thereunder) as having sold all or a portion of his Partnership Interest to the Operating Partnership in the Mergers.

    4. A Limited Partner's exercise of his Unit Redemption Right more than two years after the date of consummation of the Mergers will not cause the Mergers to constitute a taxable transaction for the Limited Partner (or for the other Limited Partners in the same Partnership).

    5. It is more likely than not that a Limited Partner's exercise of his Unit Redemption Right more than one year after the date of consummation of the Mergers but less than two years after such date will not cause the Mergers to constitute a taxable transaction for the Limited Partner (or for the other Limited Partners in the same Partnership).

    6. Although the matter is not free from doubt, a Limited Partner who does not exercise his right to make the Note Election should not be required to recognize gain by reason of the exercise of such right by another Limited Partner in the same Partnership. In any event, such Limited Partner would not recognize gain in excess of the amount of such Limited Partner's allocable share of such gain (determined pursuant to his Partnership's partnership agreement).

    7. A Limited Partner's relief from Partnership liabilities allocable to such Limited Partner in connection with the Mergers and the REIT Conversion and/or any subsequent repayment of certain indebtedness encumbering the Hotels will not cause such Limited Partner to recognize taxable gain at the time of the Mergers unless (and only to the extent that) the amount thereof exceeds such Limited Partner's adjusted basis in his Partnership Interest at the time of the Mergers.

    8. The discussion herein under the heading "Federal Income Tax Consequences," and under such heading in each of the Partnership Supplements to the Consent Solicitation, to the extent each such discussion contains descriptions of applicable federal income tax law, is correct in all material respects.

  In addition, on the Effective Date, Hogan & Hartson expects to provide to Host REIT and the Operating Partnership an opinion letter (substantially in the form of Appendix D hereto) to the effect that (i) Host REIT, beginning with its first taxable year commencing after the consummation of the REIT Conversion, will be organized in conformity with the requirements for qualification as a REIT, and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code; and (ii) the Leases will be respected as leases for federal income tax purposes. The receipt of this opinion letter is a condition to the REIT Conversion and each of the Mergers. This opinion letter will be based upon certain assumptions and certain factual representations provided by Host REIT, Host, the Operating Partnership and the General Partners. These representations generally will involve factual matters relating to the organization, ownership and operations (including the income, assets, businesses, liabilities, properties and accumulated undistributed earnings and profits) of Host REIT, the Operating Partnership, the Hotel Partnerships, the Subsidiary Partnerships (as defined below), the Non-Controlled Subsidiaries, the Incentive Compensation Trust, SLC and the Lessees following the REIT Conversion.

  The opinions already rendered by Hogan & Hartson are based on the Code and Treasury Regulations in effect on the date hereof, current administrative interpretations and positions of the IRS and existing court decisions and the opinions to be rendered by Hogan & Hartson on the Effective Date will be based on the same authorities as of the Effective Date. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and court decisions will not significantly change the law or the above conclusions reached by counsel. In addition, any such change could apply retroactively to transactions preceding the date of change. Moreover, opinions of counsel merely represent counsel's best judgment with respect to the probable outcome on the merits and are not binding on the IRS or the courts. Accordingly, even if there is no change in applicable law, no assurance can be provided that such opinions (which do not bind the IRS or the courts) will not be challenged by the IRS or will be sustained by a court if so challenged. With the exception of the ruling request described below in "Tax Consequences of the Mergers--IRS Ruling Request Regarding Allocation of Partnership Liabilities," neither Host REIT, the Operating Partnership nor the General Partners have requested or plan to request any rulings from the IRS concerning the tax consequences of the Mergers or the treatment of either the Operating Partnership or Host REIT subsequent to the REIT Conversion.

TAX STATUS OF THE OPERATING PARTNERSHIP

  An entity classified as a partnership for federal income tax purposes generally is not itself a taxable entity and incurs no federal income tax liability. Therefore, partners are required to take into account in computing their federal income tax liability their allocable shares of income, gains, losses, deductions and credits of the partnership, regardless of whether cash distributions are made by the partnership to the partners. A distribution of money by a partnership to a partner generally is not taxable unless the amount of the distribution is in excess of the partner's adjusted basis in his partnership interest.

  Pursuant to Treasury Regulations under Section 7701 of the Code, a partnership will be treated as a partnership for federal income tax purposes unless it elects to be treated as a corporation or would be treated as a corporation because it is a "publicly traded partnership." Neither the Operating Partnership, any of the Hotel Partnerships, nor any of the partnerships or limited liability companies in which either the Operating Partnership or the Hotel Partnerships will have an interest following the REIT Conversion (the "Subsidiary Partnerships") will elect to be treated as a corporation, and therefore, subject to the disclosure below, each will be treated as a partnership for federal income tax purposes (or if it has only one partner or member, disregarded entirely for federal income tax purposes).

  Pursuant to Section 7704 of the Code, however, a partnership that does not elect to be treated as a corporation nevertheless will be treated as a corporation for federal income tax purposes if it is a "publicly traded partnership," unless at least ninety percent (90%) of its income consists of "qualifying income" within the meaning of that section. A "publicly traded partnership" is any partnership (i) the interests in which are traded on an established securities market or (ii) the interests in which are readily tradable on a "secondary market (or the substantial equivalent thereof)." OP Units will not be traded on an established securities market. There is a significant risk, however, that after the Unit Redemption Right becomes exercisable, the OP Units would be considered readily tradable on the substantial equivalent of a secondary market.

  Hogan & Hartson is of the opinion that, based upon representations by Host REIT and the Operating Partnership as to the expected ownership and operations of the Operating Partnership, even if the Operating Partnership were considered to be a publicly traded partnership because OP Units were considered to be readily tradable on the substantial equivalent of a secondary market, the proposed method of operation of the Operating Partnership is such that it will qualify as a partnership for federal income tax purposes because it will have sufficient "qualifying income." In this regard, the income requirements generally applicable to REITs and the definition of "qualifying income" under Section 7704 of the Code are similar in most key respects. There is one significant difference, however, that is relevant to the Operating Partnership. For a REIT, rent from a tenant does not qualify as "rents from real property" if the REIT and/or one or more actual or constructive owners of 10% or more of the REIT actually or constructively own 10% or more of the tenant; under Section 7704 of the Code, however, rent from a tenant is not qualifying income if a partnership and/or one or more actual or constructive owners of 5% or more of the partnership actually or constructively own 10% or more of the tenant. A substantial majority of the Operating Partnership's income will come from rent payments by the Lessees, which will be indirectly controlled subsidiaries of SLC. Accordingly, because The Blackstone Group, Host REIT and any owner of 10% or more of Host REIT will own (or be deemed to own) 5% or more of the Operating Partnership, if The Blackstone Group, Host REIT and/or any owner of 10% or more of Host REIT were to own (or be deemed to own) 10% or more of SLC, none of the rent from the Lessees would be qualifying income for purposes of determining whether the Operating Partnership should be taxed as a corporation. In order to avoid this result, the SLC Articles of Incorporation expressly provide that no person, including The Blackstone Group, Host REIT and any owner of 10% or more of Host REIT, may own more than 9.8% by value of the interests in SLC and the SLC Articles of Incorporation contain self-executing mechanisms intended to enforce this prohibition. In addition, the Partnership Agreement prohibits any person or entity (other than The Blackstone Group and Host REIT) from owning, actually and/or constructively, more than 4.9% of the value of the Operating Partnership, and Host REIT's Declaration of Trust prohibits any person or entity (including The Blackstone Group and the Marriott family and their affiliated entities as a group) from owning, actually and/or constructively, more than 9.8% of the lesser of the number or value of the total outstanding shares of Host REIT. Assuming that all of these prohibitions are enforced at all times, then so long as the Operating Partnership's income is such that Host REIT could meet the gross income tests applicable to REITs (see "Federal Income Taxation of Host REIT Following the Mergers--Income Tests Applicable to REITs" and "--Ownership of Partnership Interests by a REIT"), the Operating Partnership's "qualifying income" should be sufficient for it to avoid being classified as a corporation even if it were considered a publicly traded partnership.

  If the Operating Partnership were considered a publicly traded partnership (because the OP Units were considered readily tradable on the substantial equivalent of a secondary market) but not treated as a corporation for federal income tax purposes because it meets the "qualifying income" exception, a Limited Partner still could be subject to certain special rules applicable to publicly traded partnerships. In particular, if the Operating Partnership were a publicly traded partnership, a Limited Partner would be unable to apply unused passive activity losses arising in connection with his investment in the Partnership or other investments to offset his allocable share of Operating Partnership gain and income. Conversely, any Operating Partnership losses allocable to a Limited Partner could be used only as an offset against such Limited Partner's allocable share of Operating Partnership income and gains and not against income and gains from other passive activities. The Operating Partnership and the General Partners have estimated that each Limited Partner in Atlanta Marquis, Chicago Suites, Desert Springs, MDAH and MHP who purchased his Partnership Interest at the time of the original offering of such Partnership Interests, has held such Partnership Interest continuously since that time, and whose Partnership Interest has been his only investment in a passive activity would have a passive activity loss carryforward as of December 31, 1998.

  The entire discussion of the federal income tax consequences of the Mergers and the subsequent ownership of OP Units is based on the Operating Partnership being classified as a partnership for federal income tax purposes. If the Operating Partnership instead were taxable as a corporation, most, if not all, of the tax consequences described below would be inapplicable. In particular, the Operating Partnership itself would be subject to federal and state income tax, thereby reducing the cash available for distribution to holders of OP Units. Under such circumstances, the Mergers should be treated for federal income tax purposes as contributions of the Partnership Interests to a corporation under Section 351 of the Code, and, accordingly, a Limited Partner would recognize gain or loss on the transaction to the extent that the Partnership liabilities allocable to the Limited Partner at the time of the Mergers (see "Tax Consequences of the Mergers--Relief from Liabilities/Deemed Cash Distribution" below) exceeded the Limited Partner's adjusted basis in his Partnership Interest (i.e., the Limited Partner had a "negative capital account"). Finally, under such circumstances, Host REIT would not qualify as a REIT because the value of Host REIT's ownership interest in the Operating Partnership would exceed 5% of Host REIT's assets and Host REIT would be considered to hold more than 10% of the voting securities of another corporation (see "Federal Income Taxation of Host REIT Following the Mergers-- Asset Tests Applicable to REITs"), which would adversely affect the value of the Common Shares (and, indirectly, the value of the OP Units) (see "Federal Income Taxation of Host REIT Following the Mergers--Failure of Host REIT to Qualify as a REIT"). However, as described above, Hogan & Hartson, counsel to the Operating Partnership, is of the opinion that the proposed method of operation of the Operating Partnership (as represented by the Operating Partnership and Host) is such that it will be treated as a partnership for federal income tax purposes and will not be subject to tax as a corporation or an association taxable as a corporation. As noted previously, an opinion of counsel does not bind the courts and no assurance can be provided that such opinion will not be challenged by the IRS or will be sustained by a court if so challenged.

TAX CONSEQUENCES OF THE MERGERS

  Overview. As described in greater detail above (see "The Mergers and the REIT Conversion"), the Operating Partnership will acquire the Partnerships through the mergers of the Merger Partnerships into the Partnerships, resulting in the receipt of OP Units by the partners of the Partnerships. The Operating Partnership intends that the Mergers will be treated for federal income tax purposes as the transfer by the partners of their interests in the Partnerships to the Operating Partnership in exchange for OP Units (which OP Units may be tendered for Notes, at the election of the Limited Partner) and the discussion herein assumes that the Mergers will be so treated. There can be no assurance, however, that the IRS will not seek to recharacterize each Merger as either (i) the liquidation of a Partnership followed by the distribution by the Partnership of its assets to its partners and the subsequent transfers by such partners of such assets to the Operating Partnership in exchange for OP Units (which OP Units may be tendered for Notes, at the election of each Limited Partner) or (ii) the transfer by a Partnership of its assets to the Operating Partnership in exchange for OP Units and/or Notes and the subsequent distribution of such OP Units and/or Notes to its partners. For a discussion of the tax consequences that would occur if the Mergers are recharacterized in either of these two alternative manners, see "--Alternative Recharacterizations of the Mergers."

  Section 721 of the Code provides that no gain or loss is recognized in the case of a contribution of property to the partnership in exchange for an interest in the partnership. The nonrecognition rule of Section 721 ordinarily applies even when the property transferred is subject to liabilities (so long as the assumption of such liabilities does not result in a deemed distribution of cash in excess of a transferor's basis in the property transferred to a partnership). Accordingly, Section 721 generally would apply to prevent the recognition of gain by a Limited Partner in the Mergers. However, there are several potential exceptions to the availability of nonrecognition treatment under Section 721, including the following:

    1. Any decrease in a contributing partner's liabilities (including its share of liabilities with respect to a partnership interest contributed to another partnership), if not offset by a corresponding increase in the partner's share of other partnership liabilities, could cause the partner to recognize taxable gain as a result of the partner being deemed to have received a cash distribution from the partnership. This recognition of gain could occur even if the decrease arose in connection with a contribution that would otherwise qualify for tax-free treatment under Section 721 of the Code. A decrease in a partner's liabilities (and a resulting deemed cash distribution) also might occur after a contribution upon a repayment by the partnership of all or part of such liabilities. For example, a Limited Partner would be deemed to receive a cash distribution upon the prepayment or repayment of existing indebtedness of his Partnership, unless such prepayment or repayment were accompanied by the incurrence of new debt in an equal or greater amount that would be considered to be nonrecourse liabilities properly attributable to the Hotels owned by the Partnership whose existing debt was repaid.

    2. A contribution of property that is treated in whole or in part as a "disguised sale" of the contributed property under the Code.

    3. A contribution of property to a partnership that is classified as an "investment company" under the Code.

    4. Recapture under Section 465(e) of the Code.

  The Operating Partnership, the General Partners and Hogan & Hartson believe that the foregoing exceptions, which are discussed in greater detail below, should not result in the recognition of taxable gain or loss at the time of the Mergers to a Limited Partner (i) who does not receive a distribution (or a deemed distribution resulting from relief from liabilities) that exceeds such Limited Partner's aggregate adjusted basis in his OP Units after the Mergers and (ii) whose at risk amount does not go below zero as a result of the Mergers. See, however, "--Taxable Income Attributable to Sales of Personal Property in Connection with the REIT Conversion." The Operating Partnership and the General Partners also believe that a Limited Partner who acquired his Partnership Interests in the original offering of such interests and who has held such interests at all times since (a) should not be considered to receive, as a result of the Mergers, a distribution (or a deemed distribution resulting from relief from liabilities) that exceeds such Limited Partner's aggregate adjusted basis in his OP Units at the time of the Mergers and (b) should not have his "at risk" amount fall below zero as a result of the Mergers. See "--Assumptions Used in Determining Tax Consequences of the Mergers" below. The adjusted tax basis of a Limited Partner who did not acquire his Partnership Interest in the original offering of such interests, however, could vary materially from that of a Limited Partner who did so, and, thus, the Mergers could result in the receipt by such Limited Partner of a distribution (or deemed distribution) of cash in excess of such Limited Partner's adjusted tax basis in his Partnership Interest and/or a reduction in his "at risk" amount below zero, either of which could result in the recognition of income or gain by such Limited Partner.

  Even if a Limited Partner does not recognize gain at the time of the Mergers as a result of the foregoing exceptions to nonrecognition treatment, a variety of events and transactions subsequent to the Mergers (including a sale or other disposition of one or more Hotels owned by the Partnerships or a refinancing or repayment of indebtedness currently secured by one or more of the Hotels owned by the Partnerships) could cause a Limited Partner to recognize all or part of the gain that has been deferred through the Mergers. See "--Effect of Subsequent Events" below. Certain Hotels (including all of the Blackstone Hotels) will be covered by agreements with third parties that will restrict the Operating Partnership's ability to dispose of those properties or refinance their indebtedness. In addition, if Atlanta Marquis chooses to participate in the Mergers, the Operating Partnership will succeed to an existing agreement that will restrict its ability to dispose of the Hotel owned by Atlanta Marquis or refinance the indebtedness secured by such Hotel for approximately 11 1/2 years following the Mergers (without compensating certain outside partners for the resulting adverse tax consequences). As for the remaining properties (including the Hotels owned by the Partnerships, the Partnership Agreement of the Operating Partnership does not impose any restrictions on the Operating Partnership's ability to dispose of the Hotels or to refinance indebtedness secured by the Hotels. In addition, the Partnership Agreement provides that Host REIT, as general partner of the Operating Partnership, is not required to take into account the tax consequences for the Limited Partners in deciding whether to cause the Operating Partnership to undertake specific transactions and the Limited Partners, as holders of OP Units, have no right to approve or disapprove such transactions owned by the Partnerships. See "Description of OP Units--Sales of Assets."

  Taxable Income Attributable to Sales of Personal Property in Connection with the REIT Conversion. As discussed below in "Federal Income Taxation of Host REIT Following the REIT Conversion--Income Tests Applicable to REITs," if the rent attributable to personal property leased in connection with the lease of each Hotel is greater than 15% of the total rent received under the lease of such Hotel, the portion of the rent attributable to the personal property will not constitute qualifying income to Host REIT (the "15% Personal Property Test"). The Operating Partnership and the General Partners have determined that the percentage of rent attributable to the personal property to be leased in connection with the lease of certain of the Hotels owned by Atlanta Marquis, Hanover, MHP and PHLP would not satisfy the 15% Personal Property Test. Accordingly, immediately prior to the Mergers, the Operating Partnership will require each of those Partnerships, if it chooses to participate in the Mergers, to sell to a Non-Controlled Subsidiary a portion of the personal property associated with some or all of its Hotels. This sale, which will be a taxable transaction, would result in the recognition by each such Partnership of taxable income to the extent that there is a difference between the fair market value of the personal property at the time of the sale and the adjusted tax basis of such property at that time. However, the Operating Partnership and the General Partners for these Partnerships do not anticipate that, given the value of this personal property relative to its tax basis, any of the Partnerships actually will recognize taxable income as a result of these sales. If any such taxable income is recognized by a Partnership, this taxable income will be allocated to the partners of each such Partnership, except that the Limited Partners of Hanover will not be allocated any portion of such taxable income. The actual amount of any such income will be determinable only at the time of the sale and will be affected by the specific personal property selected to be sold and the fair market value and adjusted basis of that personal property. Pursuant to the partnership agreement of each Partnership, such taxable gain, if any, will be recharacterized as ordinary recapture income and will be allocated to the partners in the same proportions and to the same extent that such partners were allocated any deductions directly or indirectly giving rise to the treatment of such gains as recapture income prior to the Mergers.

  Relief from Liabilities/Deemed Cash Distribution. A Limited Partner will be deemed to receive a cash distribution in connection with the Mergers to the extent that his share of Operating Partnership liabilities immediately after the Mergers is less than his share of Partnership liabilities immediately prior to the Mergers. A Limited Partner will recognize taxable gain as a result of this deemed cash distribution, however, only to the extent that the deemed cash distribution exceeds such Limited Partner's adjusted tax basis in his Partnership Interest immediately prior to the Mergers. Whether the deemed cash distribution results in taxable gain depends upon a number of circumstances that can be determined only with full knowledge of the circumstances of both the Operating Partnership and the particular Limited Partner.

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

  Under the applicable provisions of the Code, partners in a partnership include their share of the partnership's liabilities, as determined in accordance with the Treasury Regulations under Section 752 of the Code, in calculating the basis of their partnership interests. Partners also include in the basis of their partnership interests the adjusted tax basis of any capital contributions that they have actually made to the partnership and their allocable share of all partnership income and gains; partners reduce the basis in their partnership interests by the amount of all distributions that they receive from the partnership and their allocable share of all partnership losses. For purposes of these rules, if a partner's share of the partnership's liabilities is reduced for any reason, the partner is deemed to have received a cash distribution equal to the amount of such reduction.

  In the case of the Mergers, these rules generally will be applied by reference to a Limited Partner's share of liabilities in a Partnership immediately before the Mergers and such Limited Partner's share of liabilities in the Operating Partnership immediately after the Mergers. Any deemed cash distribution resulting from a reduction in such Limited Partner's share of liabilities will be considered to be a deemed cash distribution from the Operating Partnership (rather than from the Partnership with respect to which such Limited Partner's share of liabilities would be reduced). A Limited Partner may offset his share of the liabilities of the Operating Partnership against the elimination of the Limited Partner's share of liabilities of a Partnership in determining the amount of the deemed cash distribution to the Limited Partner from the Operating Partnership; however, if a Limited Partner is deemed under these rules to receive a cash distribution from the Operating Partnership in an amount in excess of the basis of the Partnership Interest owned by that Limited Partner immediately prior to the Mergers, the Limited Partner may recognize taxable gain. If a Limited Partner owns interests in more than one Participating Partnership, then such Limited Partner should be able to aggregate his bases in such Partnership Interests in determining whether such Limited Partner is deemed to receive a taxable cash distribution from the Operating Partnership so long as the intended characterization of the Mergers is respected (i.e., the Mergers are treated as contributions by the Limited Partners of their Partnership Interests in exchange for OP Units).

  Section 752 of the Code and the Treasury Regulations thereunder provide that a partner's share of partnership liabilities includes the partner's share of partnership recourse liabilities plus the partner's share of partnership nonrecourse liabilities. A partnership liability is a recourse liability to the extent that any partner (or a person related to any partner) bears the "economic risk of loss" for that liability within the meaning of the Treasury Regulations; a partnership liability is nonrecourse to the extent that no partner (or related person) bears the "economic risk of loss." No Limited Partner (other than possibly Host REIT or an affiliate of Host REIT) will have any share of any recourse liability of the Operating Partnership. The following paragraphs describe the manner in which a Limited Partner's share of the nonrecourse liabilities of the Operating Partnership will be determined.

  Pursuant to Section 752 of the Code and the Treasury Regulations thereunder, a partner's share of partnership nonrecourse liabilities is determined under a three-tier approach. Under this approach, a partner's share of partnership nonrecourse liabilities equals the sum of (i) the partner's share of "partnership minimum gain," determined in accordance with the rules of Section 704(b) of the Code and the Treasury Regulations thereunder ("tier one"); (ii) the amount of any taxable gain that would be allocated to the partner under
Section 704(c) of the Code (or in the same manner as Section 704(c) of the Code in connection with a revaluation of partnership property) if the partnership disposed of all partnership property (in a taxable transaction) subject to one or more nonrecourse liabilities of the partnership in full satisfaction of such liabilities and for no other consideration ("Section 704(c) Minimum Gain" or "tier two"); and (iii) the partner's share of "excess nonrecourse liabilities" (i.e., those not allocated under (i) and (ii) above), which are allocated in accordance with the partner's "share of partnership profits" ("tier three"). A partner's "share of partnership profits" is determined by taking into account all facts and circumstances of the economic arrangement among the partners.

  At the time of the Mergers, the Operating Partnership will not have any "partnership minimum gain," determined in accordance with the rules of Section 704(b) of the Code and the Treasury Regulations thereunder. Therefore, each nonrecourse liability of the Operating Partnership secured by a Hotel (or considered allocable to such Hotel pursuant to Section 752 of the Code and the Treasury Regulations thereunder) will be allocated to each Limited Partner in accordance with "tiers" two and three described in the Treasury Regulations under

Section 752 of the Code. First, pursuant to "tier two," such liabilities will be allocated to each Limited Partner in the amount of such Limited Partner's share of any Section 704(c) Minimum Gain with respect to such Hotel, after taking into account any reduction in the liabilities occurring in connection with the Mergers. Next, pursuant to "tier three," any remaining nonrecourse liabilities will be allocated to each Limited Partner in accordance with such Limited Partner's share of Operating Partnership profits, taking into account for such purposes Host REIT's share of Operating Partnership profits.

  The nonrecourse liabilities, if any, allocable to a Limited Partner by reason of Section 704(c) Minimum Gain will depend upon a number of factors, including, for example, (i) the Limited Partner's share of existing Section 704(c) Minimum Gain of the Partnerships at the time of the Mergers; (ii) the extent to which the Operating Partnership causes nonrecourse liabilities as to which there exists Section 704(c) Minimum Gain immediately prior to the Mergers to be repaid or refinanced in connection with the Mergers in a manner that reduces or eliminates that Section 704(c) Minimum Gain; and (iii) the method selected by the Operating Partnership to allocate gain under Section 704(c) of the Code. The Operating Partnership generally will elect to allocate gain under Section 704(c) of the Code under the "traditional method," with a provision for a curative allocation of gain on sale to the extent prior allocations of depreciation with respect to a specific Hotel were limited by the "ceiling rule" applicable under such method (although there may be certain exceptions). In the case of the Limited Partners of a Participating Partnership that owns a Hotel with Section 704(c) Minimum Gain, this method may not result in as great an allocation of Operating Partnership nonrecourse liabilities by reason of Section 704(c) Minimum Gain to the Limited Partners as might be allocated pursuant to another method. However, the use of this method will decrease the ordinary taxable income that will be allocated to such Limited Partners (by reason of depreciation adjustments), as compared with the amount that would be allocated had another method been selected. See "Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers-- Tax Allocations With Respect to Book-Tax Difference on Contributed Hotels."

  The Operating Partnership will allocate any "excess nonrecourse liabilities" in accordance with a Limited Partner's share of Operating Partnership profits as represented by the Limited Partner's percentage ownership interest the Operating Partnership.

  Host REIT and the Operating Partnership believe that immediately after the Mergers, and taking into account the election described above and the assumptions set forth below (see "--Assumptions Used in Determining Tax Consequences of the Mergers"), each Limited Partner who does not exercise his right to make the Note Election and whose adjusted basis in his Partnership Interest is equal to or greater than the Original Limited Partner's Adjusted Basis (as defined below in "--Assumptions Used in Determining Tax Consequences of the Mergers") for that Partnership will be allocated nonrecourse liabilities in an amount such that such Limited Partner will not be deemed for federal income tax purposes to have received a deemed cash distribution in excess of such Limited Partner's basis in his Partnership Interest as a result of the Mergers. However, although it is unlikely, a Limited Partner whose adjusted basis in his Partnership Interest is less than the Original Limited Partner's Adjusted Basis for that Partnership could be deemed for federal income tax purposes to have received a deemed cash distribution in excess of such Limited Partner's basis in his Partnership Interest as a result of the Mergers.

  IRS Ruling Request Regarding Allocation of Partnership Liabilities. Except as described herein, the Operating Partnership has no current plan or intention to cause the prepayment of the nonrecourse liabilities encumbering the Hotels owned by the Partnerships. The Operating Partnership, however, will have to repay mortgage indebtedness secured by a Hotel at the time such indebtedness matures. There can be no assurance that at such time the Operating Partnership will be able to obtain nonrecourse mortgage indebtedness secured only by such Hotel in an amount sufficient to avoid a deemed cash distribution to the former Limited Partners in the Partnership that owns the Hotel. These considerations are particularly relevant with respect to the Limited Partners in PHLP, where the existing mortgage indebtedness, which matures in December 1999, will have to be refinanced within one year following the Mergers. Moreover, the Operating Partnership's current longterm financing strategy is to have as little debt as possible that is secured by individual Hotels and to have as much debt as possible in the form of unsecured debt, held either by the public or by institutional investors, which debt

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

may or may not be recourse to Host REIT, as general partner of the Operating Partnership. In view of these considerations and the potential adverse consequences to Limited Partners in certain Partnerships, the Operating Partnership has requested from the IRS a ruling to the effect that such unsecured indebtedness of the Operating Partnership that is issued initially to institutional investors and is not recourse to Host REIT (i) would qualify as "nonrecourse liabilities" for purposes of Code Section 752, (ii) to the extent the proceeds thereof are applied to repay existing nonrecourse mortgage indebtedness secured by one or more Hotels, would be considered to be "secured" by those Hotels for purposes of computing the Section 704(c) Minimum Gain with respect to such Hotels (and thus would be allocable under "tier two" to the former Limited Partners in the Partnership owning those Hotels) and
(iii) would constitute "qualified nonrecourse financing" secured by such Hotels for purposes of Code Section 465. The IRS has recently issued a ruling to that effect to another taxpayer, and has indicated to the Operating Partnership's representatives that it is favorably inclined to issue that ruling to the Operating Partnership.

  Assumptions Used in Determining Tax Consequences of the Mergers. The estimated adjusted tax basis in the OP Units used by the Operating Partnership and the General Partners for purposes of this discussion has been computed based on the assumption that each of the Limited Partners acquired his Partnership Interest in the original offering of such Partnership Interests (this basis is referred to as an "Original Limited Partner's Adjusted Basis"). The General Partners have set forth on Appendix E to this Consent Solicitation for each Partnership (i) the Original Limited Partner's Adjusted Basis as of December 31, 1997 and (ii) an estimate of the Original Limited Partner's Adjusted Basis as of December 31, 1998 (computed without regard to the Mergers and based upon the assumptions set forth in Appendix E to this Consent Solicitation). The General Partners also have set forth on Appendix E to this Consent Solicitation for each Limited Partner whose adjusted basis in his Partnership Interest is the same as the Original Limited Partner's Adjusted Basis (i) the Partnership liabilities allocable to such Limited Partner as of December 31, 1997 and (ii) an estimate of the Partnership liabilities allocable to such Limited Partner as of December 31, 1998 (computed without regard to the Mergers and based upon the assumptions set forth in Appendix E to this Consent Solicitation). The actual adjusted tax basis of a Limited Partner in his Partnership Interest (and thus the Partnership liabilities allocable, and the gain, if any, to such Limited Partner resulting from the Mergers and the REIT Conversion) could vary materially from the amount set forth in Appendix E to this Consent Solicitation, depending upon a number of factors, including when, and the manner in which, such Limited Partner acquired his Partnership Interest. See "Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers--Initial Basis of OP Units."

  Also, the determination of the amount of the Operating Partnership's nonrecourse liabilities that will be allocated to a Limited Partner following the Mergers assumes that the method to be used by the Operating Partnership to allocate the liabilities among the Hotels will be respected for federal income tax purposes. Finally, the Operating Partnership and the General Partners assumed that the Mergers will be treated for federal income tax purposes as the transfer by the Partners of their interests in the Partnerships to the Operating Partnership in exchange for OP Units. There can be no assurance, however, that the IRS will not seek to recharacterize each Merger as either
(i) the liquidation of a Partnership followed by the distribution by the Partnership of its assets to its Partners and the subsequent transfers by such Partners of such assets to the Operating Partnership in exchange for OP Units or (ii) the transfer by a Partnership of its assets to the Operating Partnership in exchange for OP Units and/or Notes and the subsequent distribution of such OP Units and/or Notes to its Partners. If the Mergers are recharacterized in such a manner, the tax consequences of the Mergers to the Limited Partners likely will be materially affected.

  Disguised Sale Regulations. The Mergers also will not be tax free to a Limited Partner to the extent that a Merger is treated as a "disguised sale" of all or a portion of such Limited Partner's Partnership Interest under the Code or Treasury Regulations. Section 707 of the Code and the Treasury Regulations thereunder (the "Disguised Sale Regulations") generally provide that, unless one of certain prescribed exceptions is applicable, a partner's contribution of property to a partnership and a simultaneous transfer of money or other consideration (other than an interest in the partnership) from the partnership to the partner will be treated as a sale, in whole or in part, of such property by the partner to the partnership. Further, the Disguised Sale Regulations provide generally that transfers of money or other consideration between a partnership and a partner that are made within

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

two years of each other are presumed to be a sale unless the facts and circumstances clearly establish that either the transfers do not constitute a sale or an exception to disguised sale treatment applies.

  For purposes of these rules, certain reductions in a partner's share of partnership liabilities are treated as a transfer of money or other property from the partnership to the partner which may give rise to a disguised sale, even if that reduction would not otherwise result in a taxable deemed cash distribution in excess of the partner's basis in his partnership interest. The method of computing the existence and amount of any such reduction under the Disguised Sale Regulations is different from, and generally more onerous than, that applied under the rules discussed at "--Relief From Liabilities/Deemed Cash Distribution," above. However, if a transfer of property by a partner to a partnership is not otherwise treated as part of a disguised sale, then any reduction in the partner's share of "qualified liabilities" (discussed below) also will not be treated as part of a disguised sale. Moreover, even if some or all of the transfer does otherwise constitute a disguised sale, the amount of the reduction in the partner's share of "qualified liabilities" may, in some cases, be computed under a more favorable method than the amount of the reduction in the partner's share of other liabilities.

  1. Impact of Distributions of Cash Flow from the Operating Partnership. Cash distributions from a partnership to a partner may be treated as a transfer of property for purposes of the "disguised sale" rules. However, one exception to "disguised sale" treatment in the Disguised Sale Regulations relates to distributions of "operating cash flow," as such term is defined in the Disguised Sale Regulations. Operating cash flow distributions are presumed not to be a part of a sale of property to a partnership unless the facts and circumstances clearly establish that the distribution of operating cash flow is part of a sale. The Disguised Sale Regulations define operating cash flow distributions as distributions which (i) are not presumed to be guaranteed payments for capital under the Disguised Sale Regulations, (ii) are not reasonable preferred returns under the Disguised Sale Regulations and (iii) are not characterized by the parties as distributions to the partner acting in a capacity other than as a partner, to the extent of the net cash flow of the partnership from operations multiplied by the lesser of the percentage interest of the partner receiving the distribution for that year or the partner's percentage interest in overall partnership profits for the life of the partnership. The Disguised Sale Regulations contain a safe harbor for calculating a partner's interest in such operating cash flow.

  Except with respect to Limited Partners who exercise the Note Election (see "--Disguised Sale Regulations--Impact of Limited Partners Who Exercise the Note Election" and "Tax Treatment of Limited Partners Who Exercise Their Right to Make the Note Election"), no distribution of cash or other property will be made by the Operating Partnership to the participating Limited Partners at the time of the Mergers. Host REIT and the Operating Partnership believe that the Operating Partnership's periodic distributions of cash to holders of OP Units subsequent to the Mergers will qualify as distributions of "operating cash flow" under the Disguised Sale Regulations, and that there will be no facts or circumstances indicating that such distributions should be considered part of a sale. Immediately prior to the Mergers, the Partnerships may distribute to their partners any excess cash on hand and, following the Mergers, the Partnerships will distribute to their former partners cash flow for the period ending with the Mergers. However, because such distributions will be made by the Partnerships, rather than the Operating Partnership, the distributions should not give rise to a "disguised sale" issue so long as the distributions were not financed with debt which was incurred in anticipation of the Mergers or cash provided by the Operating Partnership.

  2. Impact of Assumption of Liabilities by the Operating Partnership. As described above, a second exception to the "disguised sale" presumption relates to the assumption of "qualified liabilities" in connection with a contribution of property to a partnership. For purposes of the Disguised Sale Regulations, a "qualified liability" in connection with a transfer of property to a partnership includes (i) any liability incurred more than two years prior to the earlier of the transfer of the property or the date the partner agrees in writing to the transfer, as long as the liability has encumbered the transferred property throughout the two-year period; (ii) a liability that was not incurred in anticipation of the transfer of the property to a partnership, but that was incurred by the partner within the two-year period prior to the earlier of the date the partner agrees in writing to transfer the property or the date the partner transfers the property to a partnership and that has encumbered the transferred property since it was incurred; (iii) a liability that is traceable under the Treasury Regulations to capital expenditures with respect to the property; and (iv) a liability that was incurred in the ordinary course of the trade or business in which property transferred to the partnership was used or held, but only if all the assets related to that trade or business are transferred, other than assets that are not material to a continuation of the trade or business. However, a recourse liability is not a "qualified liability" unless the amount of the liability does not exceed the fair market value of the transferred property (less any other liabilities that are senior in priority and encumber such property or any allocable liabilities described in (iii) or
(iv) above) at the time of transfer. A liability incurred within two years of the transfer is presumed to be incurred in anticipation of the transfer unless the facts and circumstances clearly establish that the liability was not incurred in anticipation of the transfer. However, to the extent that the proceeds of a partner or partnership liability are allocable under the Treasury Regulations to payments discharging all or part of any other liability of that partner or of the partnership, as the case may be, the newer liability is considered the same as the older liability for purposes of the Disguised Sale Regulations. Finally, if a partner treats a liability described in (ii) above as a "qualified liability" because the facts clearly establish that it was not incurred in anticipation of the transfer, such treatment must be disclosed to the IRS in the manner set forth in the Disguised Sale Regulations.

  The Operating Partnership and the General Partners believe, based upon their review of the facts and circumstances surrounding each liability, that all direct or indirect liabilities of the Partnerships fall into one of the four categories of "qualified liabilities" described above. However, the Operating Partnership and the General Partner estimate that approximately $19.3 million of Desert Springs indebtedness ($22,200 per Desert Springs Partnership Unit) and $8.8 million of MHP indebtedness ($8,800 per MHP Partnership Unit), as of December 31, 1998, may be "qualified liabilities" solely by reason of exception (ii) in the preceding paragraph (i.e., a liability incurred within two years of the Mergers but not in anticipation of the Mergers), and thus Desert Springs and its Limited Partners and MHP and its Limited Partners may be required to make disclosure with respect to the indebtedness in their tax returns for the year in which the Mergers occur. There can be no assurance, however, that the IRS will not challenge the position of either Desert Springs or MHP that this indebtedness is a "qualified liability."

  3. Impact of Unit Redemption Right. For a discussion of the impact of the receipt and exercise of the Unit Redemption Right upon the potential characterization of the Mergers as disguised sales, see "--Unit Redemption Right," below.

  4. Impact of Limited Partners Who Exercise the Note Election. If the Mergers are recharacterized as partnership level transfers of Partnership assets, as described below in "--Alternative Recharacterizations of the Mergers--Transfer of Partnership Assets," there can be no assurance that the IRS would not assert that a Limited Partner who does not exercise his right to make the Note Election in connection with the Mergers must nevertheless recognize gain under the Disguised Sale Regulations if another Limited Partner in the Partnership does exercise such right and receives Notes in exchange for OP Units in connection with the Mergers. As described in such section below, however, Hogan & Hartson is of the opinion that, although the matter is not free from doubt, a Limited Partner who does not exercise his right to make the Note Election should not be required to recognize gain by reason of another Limited Partner's exercise of such right. As noted previously, an opinion of counsel does not bind the courts, and no assurance can be provided that such opinion will not be challenged by the IRS or will be sustained by a court if so challenged.

  5. Effect of Disguised Sale Characterization. If a transfer of property to a partnership and one or more transfers of money or other consideration (including the assumption of or taking subject to a liability) by the partnership to that partner are treated as a disguised sale, then the transfers will be treated as a sale of property, in whole or in part, to the partnership by the partner acting in a capacity other than as a member of a partnership, rather than as a contribution under Section 721 of the Code followed by a partnership distribution. Accordingly, in any case in which a Limited Partner's transfer of his Partnership Interest to the Operating Partnership is found to be a "disguised sale," all or a substantial portion of the gain represented by the excess of the fair market value of such Partnership Interest (plus all liabilities attributable to such Partnership Interest) over the Limited Partner's tax basis in the Partnership Interest could be recognized by the Limited Partner.

  A transfer that is treated as a sale is treated as a sale for all purposes of the Code and the sale is considered to take place on the date that, under general principles of federal income tax law, the partnership is considered to

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

become the owner of the property. If the transfer of money or other consideration from the partnership to the partner occurs after the transfer of property to the partnership, the partner and the partnership are treated as if, on the date of the transfer of the property, the partnership transferred to the partner an obligation to transfer to the partner money or other consideration. Moreover, if a transfer of property to a partnership is treated as part of a sale without regard to the partnership's assumption of or taking subject to a "qualified liability," as defined above, then the partnership's assumption of or taking subject to that liability is treated as a transfer of additional consideration to the transferring partner. The amount of such "qualified liability" treated as additional consideration is generally the lesser of (x) the amount of the "qualified liability" and (y) an amount determined by multiplying the "qualified liability" by the partner's "net equity percentage." The "net equity percentage" is generally the amount of consideration received by such partner (other than relief from "qualified liabilities") divided by the partner's net equity in the property sold, as calculated under the Disguised Sale Regulations.

  Investment Partnership Regulations. If a transfer of property to a partnership (such as the transfer of the Partnership Interests to the Operating Partnership, which will be deemed to occur when the Merger Partnerships merge into the Partnerships) were considered to be a transfer to an "investment company," as defined in the Treasury Regulations, gain would be recognized on such transfer under Section 721 of the Code. In the case of a transfer of property to a partnership, the Code and the Treasury Regulations provide that such transfer would be treated as having been made to an investment company if the transfer results in a diversification of the interests of two or more transferors, and the transferee is a partnership more than 80% of the value of whose assets are "stock and securities." For this purpose, the Code defines "stock and securities" to include the following: money; stocks and other equity investments in a corporation; evidences of indebtedness, options, forward or futures contracts, notional principal contracts and derivatives; foreign currency; certain interests in precious metals; interests in a regulated investment company or another REIT, common trust funds, and publicly traded partnerships; and other interests in noncorporate entities that are convertible into or exchangeable for any of the listed assets. The Treasury Regulations further provide that a transfer ordinarily will result in diversification for this purpose if two or more persons contribute non-identical assets. Although the transfers to the Operating Partnership will result in the diversification of the interests of the Partners, no significant portion of the Operating Partnership's assets will constitute "stock and securities" as defined heretofore. Accordingly, the transfers to the Operating Partnership will not constitute transfers to an "investment company," as defined in the current Treasury Regulations.

  The tax consequences of the Mergers described above are based in part on the conclusion that the deemed contributions of the Partnership Interests to the Operating Partnership will not be treated as transfers to an investment company under Section 721 of the Code and the Treasury Regulations. The Operating Partnership, however, might not meet the IRS's guidelines for obtaining an advance ruling with respect to this issue. Revenue Procedure 98-3 states that the question of whether Section 721 of the Code applies to the contribution of widely held developed or undeveloped real property to a partnership in exchange for an interest in the partnership is an area under "extensive study" with respect to which the IRS will not issue rulings or determination letters when (i) the contribution is the result of solicitation by promoters, brokers or investment houses or (ii) the interest in the transferee partnership is issued in a form designed to render it readily tradable. The key terms used in this Revenue Procedure have not been defined and the IRS has not issued Treasury Regulations, proposed Treasury Regulations, rulings or other pronouncements with respect to such contributions. The IRS could take the position in the future that contributions of the sort described in the Revenue Procedure do not qualify for nonrecognition treatment under Section 721 of the Code, that such contributions should include the contributions of Partnership Interests to the Operating Partnership as part of the Mergers and that such conclusions should apply retroactively. It is by no means clear, however, that even if the IRS were to take such position, a court would sustain it.

  If Section 721 of the Code were not to apply to the deemed contributions of Partnership Interests to the Operating Partnership, then such contributions would be treated as taxable exchanges for federal income tax purposes. Each Limited Partner would be treated as if he had sold, in a fully taxable transaction, his Partnership Interest to the Operating Partnership in exchange for an amount equal to (x) the value of the OP Units received and (y) the liabilities of the Partnership allocable to his Partnership Interest. Any gain or loss on such a sale would generally be treated as capital gain or loss under the Code. For a discussion of the treatment of capital

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

gain and loss under the Code, see "Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers--Disposition of OP Units by Limited Partners," below.

  Section 465(e) Recapture. In general, the "at risk" rules of Section 465 of the Code limit the use of losses, see "--Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers--Limitations on Deductibility of Losses," below. Under Section 465(e) of the Code, a taxpayer may be required to include in gross income (i.e., to "recapture") losses previously allowed to the taxpayer with respect to an "activity," if the amount for which the taxpayer is "at risk" in the activity is less than zero at the close of the taxable year.

  The identification of a taxpayer's activities for purposes of the "at risk" rules and the determination of a taxpayer's amount at risk in an activity are complex and uncertain. However, as a general matter, a taxpayer's amount at risk in an activity is increased by the taxpayer's income, and reduced by the taxpayer's losses, from the activity. Therefore, any income taken into account by a Limited Partner as a result of a deemed cash distribution, disguised sale treatment or investment company treatment is likely to reduce the extent to which Section 465(e) of the Code would apply to that Limited Partner. In addition to the foregoing, a Limited Partner's amount at risk includes such Limited Partner's share of his Partnership's "qualified nonrecourse financing" (as defined in Section 465(b)(6) of the Code and as discussed in the next paragraph).

  Nevertheless, it is possible that the consummation of the Mergers and the REIT Conversion or the repayment of certain qualified nonrecourse financing of the Operating Partnership or the Hotel Partnerships at the time of or following the Mergers and the REIT Conversion could, singularly or in combination, cause a Limited Partner's amount at risk in relation to the OP Units received in the Mergers to be reduced below zero and could, therefore, cause an income inclusion to the Limited Partner under Section 465(e) of the Code. In this regard, the definition of "qualified nonrecourse financing" is different from, and more restrictive than, the definition of "nonrecourse liabilities" under Section 752 of the Code. Hence, it is possible that a Limited Partner could incur a reduction in his share of "qualified nonrecourse financing" that causes him to recognize income under Section 465(e) of the Code even though he has a sufficient share of "nonrecourse liabilities" under
Section 752 of the Code so that he would not be deemed to have received a taxable deemed cash distribution in connection with the Mergers. However, the Operating Partnership and the General Partners expect that the majority of the current indebtedness with respect to the Hotel Partnerships and the Hotels contributed by the Blackstone Entities that will be assumed by the Operating Partnership as part of the Mergers and the REIT Conversion should qualify as "qualified nonrecourse financing." The Operating Partnership and the General Partners believe, based upon and subject to the assumptions and other limitations described above in "--Assumptions Used in Determining the Tax Consequences of the Mergers," that a Limited Partner who acquired his Partnership Interest in the original offering by his Partnership of such Partnership Interests and has held the Partnership Interest at all times since will have a positive at risk amount immediately following the Mergers and the REIT Conversion. However, there can be no assurance that indebtedness incurred by the Operating Partnership in the future to refinance existing debt would qualify as "qualified nonrecourse financing" or that the repayment of obligations assumed by the Operating Partnership in connection with a refinancing of such obligations would not cause income inclusion to a Limited Partner under Section 465(e) of the Code. If, however, the Operating Partnership can obtain the requested ruling from the IRS described above (see "--IRS Ruling Request Regarding Allocation of Partnership Liabilities"), the Operating Partnership believes that most, if not all, of the indebtedness incurred by the Operating Partnership to refinance existing mortgage indebtedness of the Partnerships should constitute "qualified nonrecourse financing" for purposes of the "at risk" rules.

  The "at risk" provisions of the Code generally do not apply to losses attributable to real property placed in service by the taxpayer prior to January 1, 1987, or to losses attributable to a partnership in which the taxpayer acquired its interests before that date. Pursuant to these guidelines, the "at risk" rules have not been applicable to date to those PHLP, MHP and Hanover Limited Partners who acquired their Partnership Interests at the time of the original offerings of the Partnership Interests in their Partnerships or at any time prior to January 1, 1987 and who have held those Partnership Interests since that time. These Limited Partners, however, will become subject to the "at risk" rules as a result of the Mergers and their receipt of OP Units in connection therewith (since the OP Units do not qualify for the "grandfather" rule).

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


  Unit Redemption Right. The Partnership Agreement provides that, subject to certain limitations, a Limited Partner may, commencing one year after the consummation of the Mergers, upon notice to the Operating Partnership, require the Operating Partnership to redeem all or a portion of such Limited Partner's OP Units for an amount of cash equal to the deemed fair market value of such OP Units at the time of redemption (the "Redemption Amount"). See "Description of OP Units Unit Redemption Right." The Redemption Amount shall equal the value on a defined valuation date of a number of Common Shares per OP Unit determined pursuant to a defined "conversion factor," which the Operating Partnership expects will be one. Thus, it is intended that the Redemption Amount will be determined by reference to a number of Common Shares equal to the number of OP Units being redeemed. In addition, Host REIT may, in its sole and absolute discretion, elect to assume and satisfy the Operating Partnership's redemption obligation by purchasing from a redeeming Limited Partner the OP Units that such Limited Partner wishes to redeem for an amount equal to the Redemption Amount, payable at the option of Host REIT in either Common Shares or cash. If Host REIT assumes the redemption obligation in the manner just described, the Partnership Agreement provides that the redemption will be treated by Host REIT, the Operating Partnership and the redeeming Limited Partner as a sale of OP Units by such Limited Partner to Host REIT at the time of such purchase. A Limited Partner's rights described in this paragraph are referred to as the "Unit Redemption Right."

  Based upon certain representations of the Operating Partnership and Host REIT, Hogan & Hartson, counsel to Host REIT, has opined as follows with respect to the Unit Redemption Right: (1) the Unit Redemption Right will not be considered "other consideration" such that its receipt would result in a Limited Partner being treated under the Disguised Sale Regulations as having sold all or a portion of his Partnership Interest to the Operating Partnership in the Mergers; (2) a Limited Partner's exercise of his Unit Redemption Right more than two years after the date of consummation of the Mergers will not cause the Mergers to constitute a taxable transaction for the Limited Partner (or for the other Limited Partners in the same Partnership); and (3) it is more likely than not that a Limited Partner's exercise of his Unit Redemption Right more than one year after the date of consummation of the Mergers but less than two years after such date will not cause the Mergers to constitute a taxable transaction for the Limited Partner (or for the other Limited Partners in the same Partnership). As noted previously, however, an opinion of counsel does not bind the courts, and no assurance can be provided that such opinion will not be challenged by the IRS or will be sustained by a court if so challenged.

  In the event the Disguised Sale Regulations were determined to apply to a Limited Partner who exercises his Unit Redemption Right, such Limited Partner would be treated as though he sold, in a fully taxable transaction, property to the Operating Partnership on the date of the consummation of the Mergers and received on such date an obligation of the Operating Partnership to transfer money or other consideration to him. Such disguised sale treatment might result in taxable gain being allocated only to the redeeming Limited Partner. If, however, the Mergers were recharacterized as partnership level transfers of Partnership assets as described below in "--Alternative Recharacterizations of the Mergers--Transfer of Partnership Assets," there could be no assurance that the IRS would not assert that any such gain is allocable to all partners who were partners in a Partnership with such redeeming Limited Partner on the date of consummation of the Mergers.

  For a discussion of the expected federal income tax effects of a Limited Partner's exercise of his Unit Redemption Right (other than the effects of such exercise on the Mergers described in this section), see "Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers--Tax Treatment of Exercise of Unit Redemption Right" below.

  Impact of Partnership Anti-Abuse Regulations. The United States Treasury has issued a final regulation (the "Anti-Abuse Rule") under the partnership provisions of the Code (the "Partnership Provisions") that authorizes the IRS, in certain "abusive" transactions involving partnerships, to disregard the form of the transaction and recast it for federal tax purposes as the IRS deems appropriate. The Anti-Abuse Rule applies where a partnership is formed or utilized in connection with a transaction (or series of related transactions) with a principal purpose of substantially reducing the present value of the partners' aggregate federal tax liability in a manner inconsistent with the intent of the Partnership Provisions. The Anti-Abuse Rule states that the Partnership Provisions are intended to permit taxpayers to conduct joint business (including investment) activities through a

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


flexible economic arrangement that accurately reflects the partners' economic agreement and clearly reflects the partners' income without incurring any entity-level tax. The purposes for structuring a transaction involving a partnership are determined based upon all of the facts and circumstances, including a comparison of the purported business purpose for a transaction and the claimed tax benefits resulting from the transaction. A reduction in the present value of the partner's aggregate federal tax liability through the use of a partnership does not, by itself, establish inconsistency with the intent of the Partnership Provisions.

  The Anti-Abuse Rule contains an example in which a corporation that elects to be treated as a REIT contributes substantially all of the proceeds from a public offering to a partnership in exchange for a general partnership interest. The limited partners of the partnership contribute real property assets to the partnership, subject to liabilities that exceed their respective aggregate bases in such property. In addition, some of the limited partners have the right, beginning two years after the formation of the partnership, to require the redemption of their limited partnership interests in exchange for cash or REIT stock (at the REIT's option) equal to the fair market value of their respective interests in the partnership at the time of the redemption. The example concludes that the use of the partnership is not inconsistent with the intent of the Partnership Provisions and, thus, cannot be recast by the IRS.

  Based upon the foregoing, Hogan & Hartson and Host REIT believe that the Anti-Abuse Rule will not have any adverse impact on either Host REIT's ability to qualify as a REIT, or the federal income tax consequences of the Mergers and the REIT Conversion with respect to the Limited Partners. However, the Unit Redemption Right does not conform in all respects to the redemption rights contained in the foregoing example. Moreover, the Anti-Abuse Rule is extraordinarily broad in scope and is applied based upon an analysis of all of the facts and circumstances. As a result, there can be no assurance that the IRS will not attempt to apply the Anti-Abuse Rule to the Operating Partnership and Host REIT. If the conditions of the Anti-Abuse Rule are met, the IRS is authorized to take appropriate enforcement action, including disregarding the Operating Partnership for federal income tax purposes or treating one or more of its partners as nonpartners (including, perhaps, as shareholders of Host
REIT). If the Operating Partnership were ignored for federal income tax purposes, the Partnerships could be treated as receiving (and then distributing to the Limited Partners) Common Shares in the mergers of the Merger Partnerships into the Partnerships, instead of OP Units, which would be a fully taxable exchange for the Limited Partners.

  Withholding. If a Limited Partner is not considered a U.S. resident for tax purposes, withholding (in an amount equal to 10% of the "amount realized" by such Limited Partner, which would include both the value of the OP Units received and such Limited Partner's share of the liabilities of his Partnership, as determined for federal income tax purposes) under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") may be required. As a condition to the receipt of OP Units in the Mergers, each Limited Partner who does not want to be subject to such withholding will have to provide to the Operating Partnership either a certification, made under penalties of perjury, that it is a United States citizen or resident (or if an entity, an entity organized under the laws of the United States) or, alternatively, a withholding certificate from the IRS providing that no withholding is required with respect to such Limited Partner in connection with the Mergers. A Limited Partner who is not a United States citizen or resident (or if an entity, not an entity organized under the laws of the United States) should consult with his U.S. tax advisor with respect to obtaining a withholding certificate from the IRS.

  Alternative Recharacterizations of the Mergers. As described above, the Operating Partnership and the General Partners intend that the Mergers will be treated for federal income tax purposes as the transfer by the partners of their interests in the Partnerships to the Operating Partnership in exchange for OP Units (which OP Units may be tendered for Notes, at the election of the Limited Partner), and the discussion herein assumes that the Mergers will be so treated. The IRS, however, may seek to recharacterize each Merger as either
(i) the liquidation of a Partnership, followed by the distribution by the Partnership of its assets to its partners and the subsequent transfers by such partners of such assets to the Operating Partnership in exchange for OP Units (which OP Units may be tendered for Notes, at the election of the Limited Partner), or (ii) the transfer by a Partnership of its assets to the Operating Partnership in exchange for OP Units and/or Notes and the subsequent distribution of such OP Units and/or Notes to its partners.


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


  1. Liquidation of Partnerships. If each of the Mergers were treated as the liquidation of a Partnership followed by the distribution by the Partnership of its assets to its partners and the subsequent transfers by such partners of such assets to the Operating Partnership in exchange for OP Units, the resulting tax consequences to a Limited Partner would be the same in all material respects as those described in "--Overview," above. Section 731 of the Code provides that a distribution by a partnership to a partner of property, other than "money" (which would include a distribution of "marketable securities" in certain circumstances), does not result in taxable gain to the partner. A partner will recognize gain on a partnership distribution of money only to the extent that the money exceeds the partner's basis in his partnership interest. If the Partnerships are treated as having distributed their assets to their partners, the General Partners believe that any money (or marketable securities, where applicable) deemed distributed to a Limited Partner whose adjusted basis in his Partnership Interest is equal to or greater than the Original Limited Partner's Adjusted Basis for his Partnership Interest would not exceed such Limited Partner's basis in his Partnership Interest. Accordingly, Section 731 would generally apply to prevent the recognition of gain by such a Limited Partner upon the distribution to such Limited Partner of his share of the assets of the Partnership. (If a Limited Partner's adjusted basis in his Partnership is materially less than the Original Limited Partner's Adjusted Basis for his Partnership, then such a Limited Partner might be required to recognize gain under Section 731 by reason of such a recharacterization.)

  Pursuant to Section 732 of the Code, upon receipt of the liquidating distribution, the Limited Partner would take a basis in the assets received equal to his basis in his Partnership Interest. The contribution of such assets by such Limited Partner to the Operating Partnership would be treated under Section 721 of the Code in the same manner as the contributions by the Limited Partners of their Partnership Interests to the Operating Partnership described above in "--Overview." Accordingly, subject to the exceptions discussed above in "--Overview," Section 721 of the Code would generally apply to prevent the recognition of gain by a Limited Partner in the Mergers (i) who does not receive a cash distribution (or a deemed cash distribution resulting from relief from liabilities) that exceeds such Limited Partner's aggregate adjusted basis in his OP Units after the Mergers; (ii) whose "at risk" amount does not go below zero as a result of the Mergers; and (iii) who does not make the Note Election.

  2. Transfer of Partnership Assets. The IRS also may seek to recharacterize each of the Mergers as the transfer by the Partnership of its assets to the Operating Partnership in exchange for OP Units (and possibly Notes, to the extent the Limited Partners in such Partnership make the Note Election) and the subsequent distribution of such OP Units (and possibly Notes) to its partners. If the Mergers are treated for federal income tax purposes as partnership level transfers of Partnership assets to the Operating Partnership, Host REIT and the Operating Partnership intend to take the position that, in exchange for such assets, each Partnership would receive solely OP Units from the Operating Partnership, which the Partnership then would distribute to its partners. A Limited Partner who exercised his right to make the Note Election would then redeem the OP Units for a Note. For a discussion of the treatment of such Limited Partners, see "Tax Treatment of Limited Partners Who Exercise Their Right to Make the Note Election." If the partnership level transfer of assets were so treated, the Partnerships would not recognize gain on such transfers under Section 721 of the Code, and accordingly, the Limited Partners, subject to the exception discussed in "-- Overview" above, would not recognize gain.

  There can be no assurance, however, that the IRS would not assert that in exchange for its assets, each Partnership should be deemed to have received from the Operating Partnership a mixture of OP Units and Notes, to the extent the Limited Partners in such Partnership make the Note Election. If so treated, a Partnership would recognize gain equal to the difference between
(x) the initial issue price (i.e., the face amount) of the Notes that it would be deemed to have received from the Operating Partnership and (y) the adjusted basis of the portion of the assets considered transferred to the Operating Partnership for the Notes. In that event, all Limited Partners in the Partnership would recognize their share of such gain, regardless of whether or not they exercised their right to make the Note Election. Hogan & Hartson is of the opinion, however, that although the matter is not entirely free from doubt, the Partnerships should not be treated as receiving from the Operating Partnership the Notes that are ultimately issued to the Limited Partners who exercise their right to make the Note Election. As noted previously, however, an opinion of counsel does not bind the courts, and no assurance can be provided that such opinion will not be challenged by the IRS or will be sustained by a court if so challenged.

  Under Section 731 of the Code, the deemed subsequent distribution of OP Units (and possibly Notes) by each Partnership to its partners would not result in the recognition of gain by the Limited Partners, unless the distribution of the OP Units is treated as a distribution of "marketable securities" under Section 731(c) of the Code.

  Section 731(c) of the Code provides that "money" includes marketable (actively traded) securities, which would include publicly traded REIT shares or equity interests in another entity that are readily convertible into or exchangeable for money or marketable securities. The Common Shares that can be issued to a Limited Partner upon exercise of the Unit Redemption Right (and which in any event will determine the amount received by a Limited Partner upon such exercise) will be marketable securities. Accordingly, the OP Units might be considered "exchangeable for money or marketable securities" and therefore treated as "money" under Section 731(c). Regulations under Section 731(c) provide, however, that a distribution of a marketable security will not be treated as a distribution of "money" under Section 731(c) if (i) the security was acquired by the partnership in a nonrecognition transaction; (ii) the value of any marketable securities and money exchanged by the partnership (that is, by a Partnership) in the nonrecognition transaction was less than 20 percent of the value of all the assets exchanged in such transaction; and
(iii) the partnership distributes the security within five years of the date the security was acquired by the partnership. The Operating Partnership and General Partners believe that, if the Mergers were characterized in this manner, the distributions of OP Units by the Partnerships would not be treated as distributions of "money" because the conditions described above will be satisfied. Hence, even if the Mergers were recharacterized in this manner, the Limited Partners should not be required to recognize gain under Section 731(c) of the Code on the deemed distributions by the Partnerships of the OP Units.

  Effect of Subsequent Events. In addition to any gain that might be recognized by the Limited Partners at the time of the Mergers, a variety of future events and transactions could cause some or all of the Limited Partners holding OP Units to recognize part or all of the taxable gain that otherwise has been deferred through the Mergers, including, but not limited to, the following:

    (i) the sale or other taxable disposition of one or more of the individual Hotels (see "--Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers--Sale of Individual Hotels" below);

    (ii) the reduction in the amount of existing nonrecourse liabilities secured by one or more of the individual Hotels as a result of a refinancing or repayment thereof, or any other refinancing or repayment of nonrecourse liabilities with the proceeds of public or private debt financing obtained by the Operating Partnership, which debt financing is not secured by individual assets of the Operating Partnership or is secured by assets of the Operating Partnership other than those that were owned by a Partnership immediately prior to the Mergers (except to the extent covered by the ruling from the IRS that the Operating Partnership is seeking, as described in "IRS Ruling Request Regarding Allocation of Partnership Liabilities" above) (see "--Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers--Refinancing of the Indebtedness Secured by Individual Hotels" below);

    (iii) the issuance of additional OP Units, including in connection with either the issuance of Common Shares or other equity interests by Host REIT or the acquisition of additional properties in exchange for OP Units or other equity interests in the Operating Partnership;

    (iv) an increase to the tax basis of the Hotels resulting from capital expenditures; and

    (v) the elimination over time of the disparity between the current tax basis of the Hotels and the "book basis" of the Hotels based upon their fair market values at the time of the Mergers (see "--Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers--Tax Allocations with Respect to BookTax Difference on Contributed Hotels" below), which could have the effect of reducing the amount of indebtedness allocable to the Limited Partners for basis purposes and therefore can result in deemed cash distributions.

  In addition, Limited Partners can expect that the aggregate adjusted tax basis in their OP Units following the Mergers will be substantially lower following the Mergers than such Limited Partners' aggregate adjusted basis in their Partnership Interests immediately before the Mergers. See "--Tax Treatment of Limited Partners

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


Who Hold OP Units Following the Mergers--Initial Tax Basis of OP Units" below. The Limited Partners of Atlanta Marquis, Desert Springs, MHP and PHLP can expect to receive taxable distributions of cash and taxable deemed cash distributions resulting from the reduction of their share of Operating Partnership and Partnership nonrecourse liabilities sooner than would have been the case if the Mergers had not occurred. See "--Relief From
Liabilities/Deemed Cash Distributions" above.

  Certain Hotels (including all of the Blackstone Hotels) will be covered by agreements with third parties that will restrict the Operating Partnership's ability to dispose of those properties or refinance their debt. In addition, if Atlanta Marquis chooses to participate in the Mergers, the Operating Partnership will succeed to an existing agreement that will restrict its ability to dispose of the Hotel owned by Atlanta Marquis or refinance the indebtedness secured by such Hotel for approximately 11 1/2 years following the Mergers without compensating certain outside partners for the resulting adverse tax consequences. As for the remaining properties (including all of the Hotels owned by the Partnerships), the Partnership Agreement does not impose any restrictions on the Operating Partnership's ability to dispose of the Hotels or to refinance debt secured by the Hotels (or to direct that the Partnerships engage in such transactions). In addition, Host REIT, as general partner of the Operating Partnership, is not required to take into account the tax consequences to the limited partners in deciding whether to cause the Operating Partnership to undertake specific transactions, and such limited partners have no right to approve or disapprove such transactions. See "Description of OP Units-- Sales of Assets."

TAX TREATMENT OF LIMITED PARTNERS WHO EXERCISE THEIR RIGHT TO MAKE THE NOTE ELECTION

  A Limited Partner who exercises his right to make the Note Election and receives a Note in exchange for OP Units in connection with the Mergers will be treated as having made a taxable disposition of his Partnership Interest. The amount realized in connection with such disposition will equal the sum of the "issue price" of the Note (i.e., the face amount of the Note) plus the portion of the Partnership's liabilities allocable to the Limited Partner for federal income tax purposes immediately prior to the disposition of the Partnership Interest. To the extent the amount realized exceeds the Limited Partner's adjusted basis in his Partnership Interest, the Limited Partner will recognize gain. For a discussion of the federal income tax rates applicable to the net capital gain from the sale of a capital asset, see "--Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers--Disposition of OP Units by Limited Partners."

  A Limited Partner who exercises his right to make the Note Election may be eligible to defer at least a portion of that gain under the "installment sale" rules. Those rules, however, may not permit the Limited Partner to defer all of the gain, and to the extent that the face amount of the Note outstanding at the end of the taxable year (plus any other installment obligations received by the Limited Partner during the year) exceeds $5,000,000, will require that the Limited Partner who defers gain pay to the IRS interest on the resulting tax that has been deferred. The Limited Partner, for instance, will not be eligible to defer gain to the extent that such gain would be taxed as ordinary income under the depreciation recapture provisions of the Code. In addition, to the extent that the Limited Partner's share of Partnership liabilities exceeds his adjusted tax basis in his Partnership Interest immediately prior to the Mergers (that is, to the extent the Limited Partner has a "negative capital account" for tax purposes), the Limited Partner will not be eligible to defer that amount of gain recognized upon the receipt of the Note (and, thus, a Limited Partner who has a "negative capital account" and makes the Note Election will recognize "phantom income" to the extent of that "negative capital account"). Lastly, if a Limited Partner disposes of his Note, any gain that had been deferred would be recognized in the year of disposition.

  The gain, if any, required to be recognized by a Limited Partner in connection with the Note Election can be offset by unused passive activity losses from his Partnership and other investments. For purposes of determining the gain recognized by a Limited Partner as a result of making the Note Election, an Original Limited Partner's Adjusted Basis will reflect such Limited Partner's share of the syndication costs incurred by his Partnership at formation.

  THE SPECIFIC TAX ATTRIBUTES OF A PARTICULAR LIMITED PARTNER WHO EXERCISES HIS RIGHT TO MAKE THE NOTE ELECTION COULD HAVE A MATERIAL IMPACT ON THE TAX

CONSEQUENCES OF THE MERGERS AND THE SUBSEQUENT OWNERSHIP AND DISPOSITION OF NOTES. THEREFORE, IT IS ESSENTIAL THAT EACH LIMITED PARTNER CONSIDERING MAKING THE NOTE ELECTION CONSULT WITH HIS OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE FEDERAL INCOME TAX LAWS TO SUCH PARTNER'S RESPECTIVE PERSONAL TAX SITUATION, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

TAX TREATMENT OF LIMITED PARTNERS WHO HOLD OP UNITS FOLLOWING THE MERGERS

  Income and Deductions in General. Each Limited Partner that holds OP Units following the Mergers will be required to report on his income tax return his allocable share of income, gains, losses, deductions and credits of the Operating Partnership. Such items must be included on the Limited Partner's federal income tax return without regard to whether the Operating Partnership makes a distribution of cash or other assets to the Limited Partner. No federal income tax will be payable by the Operating Partnership.

  Treatment of Operating Partnership Distributions. Distributions of money (including, for such purposes, deemed distributions resulting from decreases in a Limited Partner's share of Operating Partnership liabilities) by the Operating Partnership to a Limited Partner generally will not be taxable to such Limited Partner for federal income tax purposes to the extent of the Limited Partner's aggregate basis in his OP Units immediately before the distribution. Distributions of money in excess of such basis generally will be considered to be gain in the amount of such excess, a portion of which may be ordinary income. As discussed above (see "Tax Consequences of the Mergers Relief from Liabilities/Deemed Cash Distribution"), any reduction in a Limited Partner's share of the Operating Partnership's nonrecourse liabilities, either through repayment, refinancing with recourse liabilities, refinancing with nonrecourse liabilities secured by the other Hotels or otherwise, will be treated as a distribution of money to such Limited Partner. An issuance of additional OP Units by the Operating Partnership without a corresponding increase in debt, which causes a decline in the overall debt to market capitalization ratio of the Operating Partnership, will also decrease the existing Limited Partners' share of nonrecourse liabilities of the Operating Partnership thus resulting in a corresponding deemed distribution of money.

  A non-pro rata distribution of money or property may result in ordinary income to a Limited Partner, regardless of his basis in his OP Units, if such distribution reduces the Limited Partner's share of the Operating Partnership's "unrealized receivables" (including depreciation recapture) and/or "substantially appreciated inventory items" (both as defined in Section 751 of the Code) (collectively, "Section 751 Assets"). To that extent, the Limited Partner will be treated as having received a distribution of his proportionate share of the Section 751 Assets and having exchanged such assets with the Operating Partnership in return for a portion of the actual distribution made equal to the fair market value of his proportionate share of the Section 751 Assets. This latter deemed exchange will generally result in the Limited Partner's realization of ordinary income under Section 751(b) of the Code. Such income will equal the excess of (i) the portion of such distribution deemed received in exchange for his proportionate share of the
Section 751 Assets over (ii) the Limited Partner's basis in the share of such
Section 751 Assets deemed relinquished in the exchange. Although the Operating Partnership does not currently expect to make an actual non-pro rata distribution of money or property, a deemed distribution of money resulting in connection with the Mergers and the REIT Conversion or upon the Operating Partnership's subsequent issuance of additional OP Units (as a result of a reduction in nonrecourse liabilities or the shifting of nonrecourse liabilities from existing partners to new partners or Host REIT) would constitute a non-pro rata distribution for purposes of Section 751(b).

  The IRS has ruled that the change in an existing partner's share of Section 751 Assets that would normally occur upon such an issuance, when coupled with such deemed distribution of money, will cause the application of Section 751(b) of the Code. The Partnership Agreement provides, however, that recapture income will be allocated, to the extent possible, to the partners of the Operating Partnership who were allocated the deductions giving rise to the treatment of gain as recapture income (including by reason of any deductions previously allocated to the Limited Partners as holders of Partnership Interests). Such allocations, if respected, along with allocations in accordance with Section 704(c) principles, should minimize the risk of recognition of ordinary

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

income under Section 751(b) of the Code upon an Operating Partnership offering of additional interests. The IRS may contend, however, that such a deemed exchange of Section 751 Assets has occurred and, therefore, that ordinary income must be realized under Section 751(b) of the Code by partners whose percentage interests in the Operating Partnership have decreased due to such offering of additional interests.

  Initial Tax Basis of OP Units. In general, a Limited Partner will have an initial tax basis in his OP Units received in the Mergers ("Initial Basis") equal to the aggregate basis in his Partnership Interest, adjusted as set forth below to reflect the effects of the Mergers (that is, reduced to reflect any deemed cash distribution resulting from a reduction in the Limited Partner's share of Partnership liabilities and increased to reflect any income or gain required to be recognized in connection with the Mergers (including income attributable to the sale of personal property by certain Partnerships in connection with the REIT Conversion)).

  If a Limited Partner's share of nonrecourse liabilities decreases as a result of the Mergers (see "--Tax Consequences of the Mergers--Relief from Liabilities/Deemed Cash Distribution"), such Limited Partner may have an Initial Basis in his OP Units that is significantly lower than the basis in his Partnership Interest immediately before the Mergers. A Limited Partner whose basis is so reduced can expect to receive taxable distributions of cash and taxable deemed distributions of cash resulting from a reduction of such Limited Partner's share of Operating Partnership nonrecourse liabilities sooner than he would have if such basis reduction had not occurred. Such basis reduction also will affect the Limited Partner's ability to deduct his share of any Operating Partnership tax losses. For the effect on a Limited Partner of a reduction in basis that may result from the Mergers, see "--Tax Consequences of the Mergers--Relief from Liabilities/Deemed Cash Distribution" and "--Treatment of Operating Partnership Distributions" above and "-- Limitations on Deductibility of Losses" below.

  A Limited Partner's Initial Basis in his OP Units generally will be increased by any capital contributions made by the Limited Partner to the Operating Partnership and by the Limited Partner's share of (a) Operating Partnership taxable income and (b) subsequent increases in nonrecourse liabilities incurred by the Operating Partnership, if any. Generally, a Limited Partner's Initial Basis in his OP Units will be decreased (but not below zero) by his share of (i) Operating Partnership distributions, (ii) subsequent decreases in liabilities of the Operating Partnership, including any decrease in his share of nonrecourse liabilities of the Operating Partnership (see "--Tax Consequences of the Mergers--Relief from Liabilities/Deemed Cash Distribution"), (iii) losses of the Operating Partnership and (iv) nondeductible expenditures of the Operating Partnership that are not chargeable to capital.

  Allocations of Operating Partnership Income, Gain, Loss and Deduction. The Partnership Agreement provides that if the Operating Partnership operates at a net loss, net losses shall be allocated to Host REIT and the limited partners in proportion to their respective percentage ownership interests in the Operating Partnership, provided that net losses that would have the effect of creating a deficit balance in a limited partner's capital account (as specially adjusted for such purpose) ("Excess Losses") will be reallocated to Host REIT, as general partner of the Operating Partnership. The Partnership Agreement also provides that, if the Operating Partnership operates at a net profit, net income shall be allocated first to Host REIT to the extent of Excess Losses with respect to which Host REIT has not previously been allocated net income and any remaining net income shall be allocated in proportion to the respective percentage ownership interests of Host REIT and the limited partners. Finally, the Partnership Agreement provides that if the Operating Partnership has preferred units outstanding, income will first be allocated to such preferred units to the extent necessary to reflect and preserve the economic rights associated with such preferred units.

  Under Section 704(b) of the Code, a partnership's allocation of any item of income, gain, loss or deduction to a partner will be given effect for federal income tax purposes so long as it has "substantial economic effect," or is otherwise in accordance with the "partner's interest in the partnership." If an allocation of an item does not satisfy this standard, it will be reallocated among the partners on the basis of their respective interests in the partnership, taking into account all facts and circumstances. The Operating Partnership believes that the allocations of items of income, gain, loss and deduction under the Partnership Agreement, as described above, will be considered to have substantial economic effect under the applicable Treasury Regulations.

  Tax Allocations with Respect to Book-Tax Difference on Contributed Hotels. Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property and the adjusted tax basis of such property at the time of contribution (referred to as "Book-Tax Difference"). It is anticipated that, at the time of the Mergers, there will exist a substantial amount of Book-Tax Difference with respect to each of the Hotels. Because of prior depreciation deductions, this will be the case even if a particular Hotel has not appreciated in value in economic terms.

  The Partnership Agreement requires allocations of income, gain, loss and deduction attributable to the Hotels with respect to which there is a Book-Tax Difference be made in a manner that is consistent with Section 704(c) of the Code. The Partnership Agreement provides Host REIT, as general partner, with substantial latitude in determining how to apply the Section 704(c) requirements to the Operating Partnership. Host REIT generally intends to use the "traditional method" described in the Treasury Regulations under Section 704(c), with a provision for a curative allocation of gain on sale to the extent prior allocations of depreciation with respect to a specific Hotel were limited by the "ceiling rule" applicable under the traditional method (although there may be certain exceptions). Under the traditional method, in the case of a Hotel with respect to which there is a Book-Tax Difference, a Limited Partner who was a Limited Partner in the Partnership that is deemed to have contributed such Hotel will be allocated less depreciation (or perhaps no depreciation) with respect to such Hotel (and thus more taxable income) than would be the case if the Mergers had not occurred and the Limited Partner continued to hold his Partnership Interest. For such Limited Partner, these incremental allocations of income should be offset, at least in part, by depreciation deductions allocable to such Limited Partner with respect to (i) the Hotels held by the Operating Partnership through its ownership interests in Hotel Partnerships in which the Limited Partner was not a limited partner prior to the Mergers and (ii) the Hotels contributed by Host and the Blackstone Entities in connection with the Mergers. Nevertheless, it is possible that, as a result of these various allocations, the income allocable to a Limited Partner from the Operating Partnership (and, possibly, in the case of Limited Partners from some Partnerships, the resulting tax liability attributable to such income) could equal or exceed, perhaps by a substantial amount, the actual cash distributions to be received by the Limited Partner from the Operating Partnership.

  In light of the complexity of the governing rules affecting the calculation and allocation of depreciation with respect to properties contributed to a partnership, particularly when a number of those properties are subject to the separate adjustments required in connection with a technical termination under
Section 708 of the Code, the number of Hotels that the Operating Partnership will be acquiring in connection with the Mergers and the REIT Conversion and the impact on these calculations of other outside events, including equity offerings by Host or Host REIT and other acquisitions undertaken by Host, Host REIT or the Operating Partnership prior to or in connection with the REIT Conversion, the Operating Partnership and the General Partners believe that it is impossible to predict with any degree of precision the impact that the Mergers and the REIT Conversion will have on the future depreciation allocable by the Operating Partnership to the Limited Partners who participate in the Mergers.

  If a Hotel with a Book-Tax Difference is sold, any Book-Tax Difference remaining at the time the Hotel is sold would be required to be allocated exclusively to the partners who were partners in the Partnership that owned that Hotel, even though the proceeds of such sale would be allocated proportionately among all the partners in the Operating Partnership (and likely would be retained by the Operating Partnership, rather than distributed to holders of OP Units and Common Shares of Host REIT). Under the "traditional method" of allocation that will be used by the Operating Partnership, however, the gain required to be specially allocated under these rules would generally not exceed the gain that is actually recognized by the Partnership on the sale and allocated to the Operating Partnership (although the Partnership Agreement provides that the Operating Partnership may make a curative allocation of gain on sale to the extent prior allocations of depreciation with respect to a specific Partnership Hotel were limited by the "ceiling rule" applicable under the traditional method, which may cause the gain allocated to the former partners of a Partnership that sells a Hotel after the Mergers to exceed the gain actually recognized by the Partnership and allocated to the Operating Partnership). For a discussion of the impact to the Limited Partners of the Book-Tax Difference from a sale of a Hotel, see "--Sale of Individual Hotels" below.

  The Partnership Agreement also requires that any gain allocated to the Limited Partners (i) upon the sale or other taxable disposition of any Operating Partnership asset or (ii) due to the allocation of gain to the Operating Partnership from its interest in a Partnership, shall, to the extent possible, and after taking into account other required allocations of gain pursuant to the Partnership Agreement, be characterized as recapture income in the same proportions and to the same extent that such Limited Partners have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as recapture income (including by reason of any deductions previously allocated to them as holders of Partnership Interests).

  Sale of Individual Hotels. The current value of each of the Hotels exceeds its adjusted basis by a significant amount. Therefore, the Hotels owned by the Partnerships have significant Book-Tax Differences. In the event Host REIT were to cause a Partnership to sell a Hotel, the former Partners in that Partnership who hold OP Units would be specially allocated by the Operating Partnership an amount of taxable gain equal to the Hotel's Book-Tax Difference at the time of the sale, which will equal the Book-Tax Difference at the time of the Mergers, adjusted as described above in "Tax Allocations with Respect to Book-Tax Difference on Contributed Hotels." This special allocation will be made to the former Limited Partners in that Partnership in accordance with the manner in which gain would have been allocated under the applicable partnership agreement if the Partnership had sold all of its assets at the time of the Mergers for an amount equal to the aggregate Appraised Value of its Hotels. Such former Limited Partners would report the additional gain on their individual federal income tax returns. In addition, such former Limited Partners would not be entitled to any special distributions from the Operating Partnership in connection with such a sale, and thus they would not necessarily receive cash distributions from the Operating Partnership sufficient to pay such additional taxes. Although certain Hotels (including all of the Blackstone Hotels and the Hotel owned by Atlanta Marquis) will be covered by agreements with third parties that will restrict the Operating Partnership's ability to dispose of those properties, the Partnership Agreement does not impose any restriction upon the Operating Partnership's ability to cause a Partnership to sell any of the individual Hotels owned by the Partnerships. If a former Limited Partner is required to recognize gain from the sale of a Hotel, however, such a Limited Partner with passive losses or passive loss carryforwards may be able to use such losses to offset such gain, unless the Operating Partnership is treated as a publicly traded partnership for federal income tax purposes. See "--Tax Status of the Operating Partnership" above.

  The estimated Book-Tax Difference per Partnership Unit with respect to the Hotels owned by each of the Partnerships (computed assuming that the value of the OP Units received in the Mergers equals, but does not exceed, the Exchange Value of each Partnership) is set forth below. The amount of the Book-Tax Difference could be substantially different for a Limited Partner in a Partnership who acquired his Partnership Interest subsequent to the formation of such Partnership.

                                                                  704(C)
                                                           BOOK-TAX DIFFERENCE
PARTNERSHIP                                               (PER PARTNERSHIP UNIT)
-----------                                               ----------------------
Atlanta Marquis..........................................        $202,346
Chicago Suites...........................................          14,933
Desert Springs...........................................          57,753(1)
Hanover..................................................          56,489(2)
MDAH.....................................................          71,013(3)
MHP......................................................         221,883
MHP2.....................................................         183,556(4)
PHLP.....................................................          55,892

--------

(1) For a Limited Partner who purchased his Partnership Unit for cash. $57,552 for a Limited Partner who purchased his Partnership Unit for an installment note.

(2) For a Limited Partner who purchased his Partnership Unit for cash. $44,089 for a Limited Partner who purchased his Partnership Unit for an installment note.

(3) For a Limited Partner who purchased his Partnership Unit for cash and did not elect to reduce his basis in such Partnership Unit to defer the recognition of "cancellation of debt income" in 1993 ($76,165 for a Limited Partner who paid cash and did elect to reduce basis). $71,953 for a Limited Partner who purchased his Partnership Unit for an installment note and did not reduce basis ($77,105 for a Limited Partner who purchased an installment note and did elect to reduce basis).

(4) For a Limited Partner who purchased his Partnership Unit for cash. $182,646 for a Limited Partner who purchased his Partnership Unit for an installment note.

  Refinancing of the Indebtedness Secured by Individual Hotels.   As described
above under "Tax Consequences of the Mergers--Relief from Liabilities/Deemed Cash Distribution," Host REIT does not expect that a participating Limited Partner whose adjusted basis in his Partnership Interest is equal to or greater than the Original Limited Partner's Adjusted Basis for his Partnership Interest would recognize taxable gain at the time of the Mergers as a result of relief from liabilities resulting in a taxable deemed distribution in connection with the Mergers (based upon the assumptions set forth under the caption "--Assumptions Used in Determining Tax Consequences of the Mergers" above). However, there can be no assurance that any future refinancing of the indebtedness securing the Hotels would not result in a reduction of the liabilities allocated to the Limited Partners, thus resulting in a taxable deemed distribution. Although certain Hotels (including all of the Blackstone Hotels and the Hotel owned by Atlanta Marquis) will be covered by agreements with third parties which will restrict the Operating Partnership's ability to refinance the indebtedness encumbering those Hotels, the Partnership Agreement does not impose any restriction on the Operating Partnership's ability to refinance (or cause a Partnership to refinance) the indebtedness secured by any of the Hotels owned by the Partnership. Except as described herein, the Operating Partnership has no present plan to prepay any of the indebtedness secured by the Hotels owned by the Partnerships. The Operating Partnership, however, will have to repay mortgage indebtedness securing the Hotels owned by the Partnerships at the time such indebtedness matures. There can be no assurance that, at such time, the Operating Partnership will be able to obtain nonrecourse mortgage indebtedness secured only by those Hotels in an amount sufficient to avoid a deemed cash distribution to the former Limited Partners in that Partnership. (These considerations are particularly relevant with respect to the PHLP Limited Partners, where the existing mortgage indebtedness, which matures in December 1999, will need to be refinanced within one year following the Mergers.) Moreover, it is important to note that the Operating Partnership's current long-term financing strategy is to have as little debt as possible that is secured by individual Hotels and to have as much of its debt as is possible in the form of unsecured debt, held either by the public or by institutional investors, which debt may or may not be recourse to Host REIT, as general partner of the Operating Partnership. Depending upon its terms, such debt may not qualify as either "nonrecourse liabilities" for purposes of the rules under Section 752 of the Code (see "Tax Consequences of the Mergers--Relief from Liabilities/Deemed Cash Distribution") or as "qualified nonrecourse financing" for purposes of the "at risk" rules (see "Tax Consequences of the Mergers--Section 465(e) Recapture"). As described above (see "Tax Consequences of the Mergers IRS--Ruling Request Regarding Allocation of Partnership Liabilities"), the Operating Partnership has requested from the IRS a ruling to the effect that such unsecured indebtedness of the Operating Partnership that is issued initially to institutional investors and is not recourse to Host REIT (i) would qualify as "nonrecourse liabilities" for purposes of Code Section 752, (ii) to the extent the proceeds thereof are applied to repay existing nonrecourse mortgage indebtedness secured by one or more Hotels, would be considered to be "secured" by those Hotels for purposes of computing the Section 704(c) Minimum Gain with respect to such Hotels (and thus would be allocable under "tier two" to the former Limited Partners in the Partnership owning those Hotels), and
(iii) would constitute "qualified nonrecourse financing" secured by such Hotels for purposes of Code Section 465.

  Generally, the maximum amount of gain that a Limited Partner could recognize as a result of a reduction in nonrecourse liabilities is (i) the amount by which his share of the liabilities of his Partnership (determined as set forth in "Tax Consequences of the Mergers--Relief from Liabilities/Deemed Cash Distribution") immediately prior to the Mergers exceeds his adjusted basis in his Partnership Interest immediately prior to the Mergers (which amount generally should be reflected as a "negative capital account" with respect to the Partnership Interest held at the time of the Mergers), plus
(ii) actual cash distributions received with respect to OP Units subsequent to the Mergers to the extent such cash distributions exceed the net taxable income allocated to the Limited Partner with respect to the OP Units. The table below sets forth the estimated "capital accounts" for the Limited Partners in each of the Partnerships (per Partnership Unit) as of the time of the Mergers (computed assuming that each Limited Partner's adjusted basis in his Partnership Interest is the same as the Original Limited Partner's Adjusted Basis for his Partnership, as described under "--Assumptions Used in Determining Tax Consequences of the Mergers" above).

                                                                ESTIMATED
                                                             CAPITAL ACCOUNT
PARTNERSHIP                                               (PER PARTNERSHIP UNIT)
-----------                                               ----------------------
Atlanta Marquis..........................................       $(156,921)
Chicago Suites...........................................       $  18,538
Desert Springs...........................................       $ (16,873)(1)
Hanover..................................................       $  66,713(2)
MDAH.....................................................       $  38,203(3)
MHP......................................................       $ (80,458)
MHP2.....................................................       $  53,778(4)
PHLP.....................................................       $ (50,852)

--------

(1) For a Limited Partner who purchased his Partnership Unit for cash. ($16,672) for a Limited Partner who purchased his Partnership Unit for an installment note.

(2) For a Limited Partner who purchased his Partnership Unit for cash. $79,113 for a Limited Partner who purchased his Partnership Unit for an installment note.

(3) For a Limited Partner who purchased his Partnership Unit for cash and did not elect to reduce his basis in such Partnership Unit to defer the recognition of "cancellation of debt income" in 1993 ($33,051 for a Limited Partner who paid cash and did elect to reduce basis). $37,263 for a Limited Partner who purchased his Partnership Unit for an installment note and did not reduce basis ($32,111 for a Limited Partner who purchased an installment note and did elect to reduce basis).

(4) For a Limited Partner who purchased his Partnership Unit for cash. $54,688 for a Limited Partner who purchased his Partnership Unit for an installment note.

  Dissolution of the Operating Partnership. In the event of the dissolution of the Operating Partnership, see "Description of OP Units--Dissolution, Winding Up and Termination" above, a distribution of Operating Partnership property (other than money) will not result in taxable gain to a holder of OP Units (except to the extent provided in Sections 737, 704(c)(1)(B) and 731(c) of the Code), and a Limited Partner that holds OP Units at the time of the dissolution will hold such distributed property with a basis equal to the adjusted basis of his OP Units, reduced by any money distributed in liquidation. The liquidation of the Operating Partnership, however, will be taxable to a Limited Partner that holds OP Units to the extent that any money distributed in liquidation (including any money deemed distributed as a result of relief from liabilities) exceeds such Limited Partner's adjusted tax basis in his OP Units. If Host REIT were to issue to Limited Partners Common Shares of Host REIT upon dissolution of the Operating Partnership, a Limited Partner likely would be treated as if it had exchanged his OP Units for such Common Shares and would recognize gain or loss as if such OP Units were sold in a fully taxable exchange. See " --Tax Treatment of Exercise of Unit Redemption Right" below.

  Limitations on Deductibility of Losses; Treatment of Passive Activities and Portfolio Income. The passive loss limitations generally provide that individuals, estates, trusts and certain closely held corporations and personal service corporations can only deduct losses from passive activities (generally activities in which the taxpayer does not materially participate, which would include the investment in the Operating Partnership for Limited Partners) to the extent that such losses are not in excess of the taxpayer's income from passive activities or investments. A Limited Partner will be able to offset losses from other passive activities (including the Partnerships) against income from the Operating Partnership that is considered passive income (but not portfolio income) so long as the Operating Partnership is not treated as a publicly traded partnership. The Operating Partnership and the General Partners believe, however, that there is a substantial risk that the Operating Partnership will be treated as a publicly traded partnership for purposes of the passive loss rules. See " --Tax Status of the Operating Partnership" above. In the event that the Operating Partnership is classified as a publicly traded partnership, any losses or deductions of the Operating Partnership allocable to a Limited Partner could not be used to offset passive income from other passive activities. Similarly, losses from other passive activities (including losses attributable to the Partnerships for periods prior to the Mergers) could not be applied to offset income of the Operating Partnership allocated to a Limited Partner. It is estimated that each Limited Partner in Atlanta Marquis, Chicago Suites, Desert Springs, MDAH and MHP who purchased his Partnership Interest at the time of the original offering of such Interests, has held such Partnership Interest continuously since that time and whose Partnership Interest has been his only investment in a passive activity would have a passive activity loss carryforward as of December 31, 1998.

  In addition to the foregoing limitations, a Limited Partner who holds OP Units may not deduct from taxable income his share of Operating Partnership losses, if any, to the extent that such losses exceed the lesser of (i) the adjusted tax basis of his OP Units at the end of the Operating Partnership's taxable year in which the loss occurs and (ii) the amount for which such holder is considered "at risk" at the end of that year. In general, a Limited Partner will initially be "at risk" to the extent of the basis in his OP Units (unless he borrowed amounts on a nonrecourse basis to acquire or carry his Partnership Interest), including for such purpose only such Limited Partner's share of the Operating Partnership's liabilities, as determined under Section 752 of the Code, that are considered "qualified nonrecourse financing" for purposes of the "at risk" rules. The Operating Partnership believes that the existing debt secured by the Hotels (to the extent not guaranteed by or loaned by Host or one of the General Partners) will constitute qualified nonrecourse financing for this purpose, but there can be no assurance that the IRS might not contend otherwise. There can be no assurance that debt incurred by the Operating Partnership in the future to refinance existing debt would be considered qualified nonrecourse financing. After consummation of the Mergers, in general, a Limited Partner's "at risk" amount will increase or decrease as the adjusted basis in his OP Units increases or decreases. Losses disallowed to a holder of OP Units as a result of these rules can be carried forward and may be allowable to such holder to the extent that his adjusted basis or "at risk" amount (whichever was the limiting factor) is increased in a subsequent year. The "at risk" rules apply to an individual partner, an individual shareholder of a corporate partner that is an S corporation and a corporate partner if fifty percent (50%) or more of the value of stock of such corporate partner is owned directly or indirectly by five or fewer individuals at any time during the last half of the taxable year.

  The "at risk" provisions of the Code generally do not apply to losses attributable to real property placed in service prior to January 1, 1987, by the taxpayer or to losses attributable to a partnership in which the taxpayer acquired its interests before that date. Pursuant to these rules, the "at risk" rules have not been applicable to date to those Hanover, MHP and PHLP Limited Partners who acquired their Partnership Interests at the time of the original offerings of the Interests in their Partnerships and who have held those Partnership Interests since that time. These Limited Partners, however, will become subject to the "at risk" rules as a result of the Mergers and their receipt of OP Units in connection therewith (since the OP Units do not qualify for the "grandfather" rule).

  Section 754 Election. The Operating Partnership will make the election permitted by Section 754 of the Code effective for its first taxable year commencing immediately after the REIT Conversion. It is irrevocable unless the consent of the IRS is obtained. The election will generally permit a purchaser of OP Units in 1999 or thereafter, such as Host REIT when it acquires OP Units from Limited Partners upon a redemption of OP Units, to adjust its share of the basis in the Operating Partnership's properties ("inside basis") pursuant to Section 743(b) of the Code to fair market value (as reflected by the value of consideration paid for the OP Units), as if such purchaser had acquired a direct interest in the Operating Partnership's assets. The Section 743(b) adjustment is attributed solely to a purchaser of OP Units and is not added to the bases of the Operating Partnership's assets associated with all of the holders of OP Units in the Operating Partnership. An acquirer of OP Units (such as Host REIT when it acquires OP Units from Limited Partners upon a redemption of OP Units) that obtains a Section 743(b) adjustment by reason of such acquisition will be allowed depreciation with respect to such adjustment beginning as of the date of the exchange as if the adjustment were new property placed in service as of that date. A similar basis adjustment would be permitted for the Operating Partnership when there is a distribution or a deemed distribution to a holder of OP Units that results in the recognition of gain to such holder of OP Units.

  Effect of the Mergers on Depreciation. Under Section 708(b)(1)(B) of the Code, a partnership will be considered to have been terminated if, within a twelve-month period, there is a sale or exchange of 50% or more of the interests in partnership capital and profits. As a result of the Mergers, each of the Partnerships will terminate under Section 708(b)(1)(B) of the Code.
Section 168(i)(7) of the Code provides, in effect, that when a partnership terminates under Section 708(b)(1)(B) of the Code, the partnership must begin new depreciation periods for its property. As a result, the remaining bases of the Hotels owned by the Partnerships acquired by the Operating Partnership in the Mergers will be depreciated over 39 years, rather than over the remaining current life of the Hotels (which range from less than one year to 39 years). The Partnerships are presently depreciating such remaining bases over shorter, in some cases significantly shorter, periods of time. Thus, the Mergers will adversely affect the computation of depreciation deductions with respect to the Hotels owned by the Participating Partnerships (as well as certain other Private Partnerships in which the Operating Partnership will acquire an interest in connection with the REIT Conversion), as compared to the computation of depreciation deductions with respect to the Hotels owned by such Partnerships prior to the Mergers. The effect upon the depreciation deductions to be taken with respect to the Hotels held by each such Partnership will (in a majority, but not in all, of the cases) be significant.

  Disposition of OP Units by Limited Partners. If OP Units are sold or otherwise disposed of, the determination of gain or loss from the sale or other disposition will be based upon the difference between the amount realized and the tax basis for such OP Units. See "--Initial Tax Basis of OP Units" above. Upon the sale of OP Units, the "amount realized" will be measured by (i) the sum of the cash and fair market value of other property received for the OP Units plus (ii) the portion of the Operating Partnership's liabilities considered allocable to the OP Units sold. Similarly, upon a gift of OP Units, a Limited Partner will be deemed to have received cash equal to the portion of the Operating Partnership's nonrecourse liabilities considered allocable to such OP Units. To the extent that the amount of cash or property received plus the allocable share of the Operating Partnership's nonrecourse liabilities exceeds the Limited Partner's basis for the OP Units, such Limited Partner will recognize gain. The tax liability resulting from such gain could exceed the amount of cash received upon such disposition.

  Such gain will be capital gain if the OP Units have been held by the Limited Partner as a capital asset. However, to the extent that the amount realized upon the sale of OP Units attributable to a partner's share of the Operating Partnership's inventory items and/or "unrealized receivables" (as defined in Section 751 of the Code) exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Unrealized receivables include, to the extent not previously includible in Operating Partnership income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income if the Operating Partnership had sold its assets at their fair market value at the time of the transfer of the OP Units, such as "depreciation recapture" under Sections 1245 and 1250 of the Code.

  For corporations, the maximum rate of tax on the net capital gain from a sale or exchange of a capital asset held for more than twelve months is currently 35%. The Taxpayer Relief Act of 1997 (the "1997 Act") altered the taxation of capital gain income for non-corporate taxpayers. Pursuant to the 1997 Act, for individuals, trusts and estates, the maximum rate of tax on the net capital gain from a sale or exchange of a capital asset held for more than 18 months is currently 20% and the maximum rate for capital assets held for more than one year but not more than 18 months is currently 28%. In addition, the maximum rate for net capital gains attributable to the sale of depreciable real property held for more than 18 months is currently 25% (rather than 20%) to the extent of the prior deductions for "unrecaptured Section 1250 gain" (that is, previously claimed depreciation deductions that would not be recaptured as ordinary income). The 1997 Act also provides special rules for "qualified 5-year gain" and other changes to prior law. The recently enacted Internal Revenue Service Restructuring and Reform Act of 1998 (the "IRS Restructuring Act"), however, reduced the holding period requirement established by the 1997 Act for the application of the 20% and 25% capital gain tax rates to 12 months from 18 months for sales of capital gain assets after December 31, 1997.

  The 1997 Act provides the IRS with authority to issue regulations that could, among other things, apply these rates on a look-through basis in the case of "pass-through" entities such as the Operating Partnership. The IRS has not yet issued such regulations, and if it does not issue such regulations in the future, the rate of tax that would apply to the disposition of OP Units by an individual, trust or estate likely would be determined based upon the period of time over the which such individual, trust or estate held such OP Units. No assurance, however, can be provided that the IRS will not issue regulations that would provide that the rate of tax that would apply to the disposition of OP Units by an individual, trust or estate would be determined based upon the nature of the assets of the Operating Partnership and the periods of time over which the Operating Partnership held such assets. Moreover, no assurance can be provided that such regulations would not be applied retroactively. If such regulations were to apply to the disposition of OP Units, any gain on such sale possibly could be treated partly as gain from the sale of a capital asset held for more than one year, partly as gain from the sale of a capital asset held for one year or less and partly as gain that is considered "unrecognized Section 1250 gain." Limited Partners are urged to consult with their own tax advisors with respect to the new rules contained in the 1997 Act and in the IRS Restructuring Act.

  Tax Treatment of Exercise of Unit Redemption Right. In the event that a Limited Partner exercises his Unit Redemption Right (see "Description of OP Units--Unit Redemption Right"), it is generally anticipated that Host REIT will elect to exercise its right under the Partnership Agreement to acquire the redeeming Limited Partner's OP Units in exchange for cash or Common Shares; however, Host REIT will be under no obligation to exercise such right. In the event that Host REIT does so elect, such transaction will be a fully taxable sale to the redeeming Limited Partner, and such redeeming Limited Partner will be treated as realizing in connection with such sale an amount equal to the amount of the cash or the value of the Common Shares received in the exchange plus the amount of Operating Partnership liabilities allocable to the redeemed OP Units at the time of the redemption.

  If Host REIT does not elect to assume the obligation to redeem a Limited Partner's OP Units, the Operating Partnership generally will be required to redeem such OP Units for cash. If the Operating Partnership redeems OP Units for cash that Host REIT contributes to the Operating Partnership to effect such redemption, the redemption likely will be treated as a sale of such OP Units to Host REIT in a fully taxable transaction, although the matter is not free from doubt. In that event, the redeeming Limited Partner will recognize taxable gain or loss to the extent that the amount he is treated as realizing (the amount of the cash received in the exchange plus the amount of Operating Partnership liabilities allocable to the redeemed OP Units at the time of the redemption) exceeds or is less than, respectively, his adjusted tax basis in his OP Units redeemed. If, instead, the Operating Partnership chooses to redeem a Limited Partner's OP Units for cash that is not contributed by Host REIT to effect the redemption, the tax consequences will be the same as described in the previous sentence, except that if the Limited Partner redeems less than all of his OP Units, the Limited Partner will not be permitted to recognize any taxable loss in connection with the redemption and will recognize taxable gain on the redemption only to the extent that the sum of cash and the share of Operating Partnership liabilities allocable to the redeemed OP Units exceeds the Limited Partner's adjusted tax basis in all of his OP Units held immediately before the redemption (rather than just the basis of the OP Units redeemed).

  For a discussion of the impact of the receipt and exercise of a Limited Partner's Unit Redemption Right upon the tax consequences of the Mergers, see "Tax Consequences of the Mergers--Unit Redemption Right" above.

  Tax Shelter Registration. Under Section 6111 of the Code, the person principally responsible for organizing certain "tax shelters" must register the "tax shelter" with the IRS. Host REIT may be required to

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register the Operating Partnership with the IRS as a "tax shelter" pursuant to this provision. The following rules will apply if such registration is required. Host REIT will be required to provide each Limited Partner with the tax shelter registration number assigned to the Operating Partnership by the IRS. Each Limited Partner will then be required to include this tax shelter registration number on any tax return on which the Limited Partner claims any deduction, credit, loss or other tax benefit, or reports any income, from the Operating Partnership. Each Limited Partner must report the tax shelter registration number by preparing a Form 8271 ("Investor Reporting of Tax Shelter Registration Number") with respect to the Operating Partnership and attaching it to his return. The penalty for failure to include the tax shelter registration number in a return is $250 per failure per return.

  In addition, if a Limited Partner transfers any OP Units, he is required to provide the transferee with the Operating Partnership's tax shelter registration number generally in the same manner and form in which such registration number is originally provided to the Limited Partner by Host REIT. The penalty for failure to provide the tax shelter registration number to a transferee of OP Units is $100 per occurrence.

  In connection with the registration of the Operating Partnership as a tax shelter, Host REIT would be required, under Section 6112 of the Code, to maintain a list of all investors purchasing OP Units. Such list must include the name, address and taxpayer identification number of each purchaser, the number of OP Units acquired and the date of acquisition. Section 6112 requires that such list be maintained and made available for inspection upon the request of the IRS for a period of seven years.

  In addition, Section 6112 requires that any Limited Partner who transfers any OP Units maintain and make available to the IRS, for seven years, a list specifying the name, address and taxpayer identification number of the transferee of such OP Units, as well as the date of transfer. As an alternative to maintaining such list for seven years, a Limited Partner may satisfy its obligation under Section 6112 by sending the information required to be included on such list to Host REIT at the time the OP Units are transferred. The penalty for failure either to maintain such a list or to send the required information to Host REIT is $50.

  REGISTRATION OF THE OPERATING PARTNERSHIP WITH THE INTERNAL REVENUE SERVICE AND THE ISSUANCE OF A REGISTRATION NUMBER DOES NOT INDICATE THAT THIS INVESTMENT OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE INTERNAL REVENUE SERVICE.

  Operating Partnership Income Tax Information Returns and Operating Partnership Audit Procedures. The Operating Partnership plans to furnish the holders of OP Units with the tax information reasonably required by the holders of OP Units for federal and state income tax reporting purposes within 90 days of the close of each of the Operating Partnership's taxable years.

  The federal income tax information returns filed by the Operating Partnership may be audited by the IRS. The Code contains partnership audit procedures governing the manner in which IRS audit adjustments of partnership items are resolved. The Operating Partnership will be able to elect (i) to participate in the simplified pass-through system for audits that was enacted as part of the 1997 Act, which election is available to partnerships that have 100 or more partners and meet certain other requirements set forth in the 1997 Act; or (ii) to have its audits governed under the audit rules which were enacted as part of the Tax Equity and Fiscal Responsibility Act of 1982 ("TEFRA"). The Operating Partnership has not yet made this determination, but in making the determination, Host REIT, as general partner of the Operating Partnership, will not be required (but will be expressly permitted) to take into account the tax consequences of the determination to any holder of OP Units and the holders of OP Units will have no right to approve or disapprove of such determination.

  Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss, deduction and credit is determined at the partnership level in a unified partnership proceeding, rather than in separate proceedings with each partner. The Code provides for one person to be designated as the

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

"Tax Matters Partner" for these purposes. The Partnership Agreement appoints Host REIT as the Tax Matters Partner for the Operating Partnership.

  Under TEFRA, the Tax Matters Partner is authorized, but not required, to take certain actions on behalf of the Operating Partnership and the Limited Partners and can extend the statute of limitations for assessment of tax deficiencies against Limited Partners with respect to Operating Partnership items. The Tax Matters Partner will make a reasonable effort to keep each Limited Partner informed of administrative and judicial tax proceedings with respect to Operating Partnership items in accordance with Treasury Regulations issued under Section 6223 of the Code. In connection with adjustments to Operating Partnership tax returns proposed by the IRS, the Tax Matters Partner may bind any Limited Partner with less than a one percent (1%) profits interest in the Operating Partnership to a settlement with the IRS unless the Limited Partner elects, by filing a statement with the IRS, not to give such authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review (to which all the Limited Partners are bound) of a final Operating Partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, such review may be sought by any Limited Partner having at least a one percent (1%) interest in the profits of the Operating Partnership and by partners in the Operating Partnership having, in the aggregate, at least a five percent (5%) profits interest. Only one judicial proceeding will go forward, however, and each Limited Partner with an interest in the outcome may participate.

  The Limited Partners will generally be required to treat Operating Partnership items on their federal income tax returns in a manner consistent with the treatment of the items on the Operating Partnership information return. In general, that consistency requirement is waived if the Limited Partner files a statement with the IRS identifying the inconsistency. Failure to satisfy the consistency requirement, if not waived, will result in an adjustment to conform the treatment of the item by the Limited Partner to the treatment on the Operating Partnership return. Even if the consistency requirement is waived, adjustments to the Limited Partner's tax liability with respect to Operating Partnership items may result from an audit of the Operating Partnership's information return or the Limited Partner's tax return. Intentional or negligent disregard of the consistency requirement may subject a Limited Partner to substantial penalties. In addition, an audit of the Operating Partnership's information return may also lead to an audit of an individual Limited Partner's tax return and such audit could result in the adjustment of nonpartnership items.

  If a partnership makes an election to have the simplified audit procedure for large partnerships enacted as part of the 1997 Act apply, there would be differences in the rights of Limited Partners. For example, as under the TEFRA rules, the IRS would challenge a reporting position taken by the Operating Partnership by conducting a single administrative proceeding, the outcome under which would bind all partners. Unlike partners in a TEFRA partnership, however, partners in an electing large partnership under the 1997 Act have no individual right to notice of the adjustment proceedings and no individual right to participate in the proceedings. Like other partnerships, an electing partnership under the 1997 Act may request judicial review of a partnership adjustment. However, unlike partnerships governed by TEFRA, the individual partners in an electing large partnership have no right to file petitions for readjustment of the partnership items. Finally, a partner in an electing partnership must report all partnership items consistently with their treatment on the partnership return. Unlike the comparable TEFRA audit rule, an inconsistency cannot be excused by notifying the IRS of the differing treatment. Limited Partners who fail to report partnership items consistently with their treatment on the partnership return are subject to accuracy-related and fraud penalties.

  Alternative Minimum Tax on Items of Tax Preference. The Code contains different sets of minimum tax rules applicable to corporate and non-corporate taxpayers. The discussion below relates only to the alternative minimum tax applicable to non-corporate taxpayers. LIMITED PARTNERS THAT ARE CORPORATIONS SHOULD CONSULT WITH THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF THE CORPORATE MINIMUM TAX PROVISIONS FOLLOWING CONSUMMATION OF THE MERGERS.

  Non-corporate taxpayers are subject to an alternative minimum tax to the extent the tentative minimum tax ("TMT") exceeds the regular income tax otherwise payable. The rate of tax imposed on alternative minimum

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


taxable income ("AMTI") in computing TMT is 26% for AMTI under $175,000 and 28% for AMTI over $175,000. AMTI consists of the taxpayer's taxable income, as adjusted under Sections 56 and 58 of the Code, plus his items of tax preference; certain taxpayers are entitled to an exemption amount equal to $45,000 for a joint return or a return filed as a surviving spouse, $33,750 for a single return and $22,500 for married persons filing separate returns, estates and trusts. These exemption amounts will be phased out if the AMTI of a taxpayer exceeds certain thresholds.

  In computing alternative minimum taxable income, for all depreciable property placed in service after May 13, 1993, an alternative cost recovery (depreciation) system is substituted for the regular tax cost recovery (depreciation) system. For example, cost recovery for real property is computed on the straight-line basis over a 40-year life, rather than the 27.5- or 39-year lives used under the regular tax system. The 1997 Act eliminates this requirement for any property placed in service after December 31, 1998. The limitation on deduction of passive activity losses (as recomputed for AMTI purposes) applies to the calculation of AMTI. The utilization of itemized deductions is also limited.

  The Operating Partnership will not be subject to the alternative minimum tax, but the Limited Partners are required to take into account on their own tax returns their respective shares of the Operating Partnership's tax preference items and adjustments (and their shares of tax preference items and adjustments of the Partnerships and other Subsidiaries which are allocated to the Operating Partnership) in order to compute alternative minimum taxable income. Since the impact of this tax depends on each Limited Partner's particular situation, the Limited Partners are urged to consult their own tax advisors as to the applicability of the alternative minimum tax following consummation of the Mergers.

  State and Local Taxes. In addition to the federal income tax aspects described above, a Limited Partner should consider the potential state and local tax consequences of owning OP Units. Tax returns may be required and tax liability may be imposed both in the state or local jurisdictions where a Limited Partner resides and in each state or local jurisdiction in which the Operating Partnership has assets or otherwise does business. Thus, Limited Partners holding OP Units may be subject to state and local taxation in a number of jurisdictions in which the Operating Partnership directly or indirectly holds real property and would be required to file periodic tax returns in those jurisdictions. In this regard, immediately following the Mergers, the Operating Partnership expects that it will own properties in approximately 28 states across the United States as well as the District of Columbia. The Operating Partnership anticipates providing the Limited Partners with any information reasonably necessary to permit them to satisfy state and local return filing requirements. Furthermore, the Operating Partnership will be subject to a wide range of different state filing requirements; for example, in certain states, the Operating Partnership may elect to file composite returns on behalf of its non-resident partners, while in other states it may be required to withhold state taxes with respect to its non-resident partners. The Operating Partnership will deduct the former Limited Partners' share of any such state taxes imposed from its distributions to such partners. To the extent that a Limited Partner pays income tax with respect to the Operating Partnership to a state where it is not resident (or the Operating Partnership is required (or elects) to pay such tax on behalf of the Limited Partner), the Limited Partner may be entitled, in whole or in part, to a deduction or credit against income tax that otherwise would be owed to his state of residence with respect to the same income. A Limited Partner should consult with his personal tax advisor with respect to the state and local income tax implications for such Limited Partner of owning OP Units.

FEDERAL INCOME TAXATION OF HOST REIT FOLLOWING THE MERGERS

  General. Host REIT plans to make an election to be taxed as a REIT under Sections 856 through 859 of the Code, effective for its first taxable year commencing after the REIT Conversion. Host REIT believes that, commencing with such first taxable year, it will be organized and will operate in such a manner as to qualify for taxation as a REIT under the Code, and Host REIT intends to continue to operate in such a manner, but no assurance can be given that it in fact will continue to operate in such a manner so as to qualify or remain qualified.

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


  The sections of the Code and the corresponding Treasury Regulations that govern the federal income tax treatment of a REIT and its shareholders are highly technical and complex. The following sets forth a summary of the material aspects of these rules, which summary, however, is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

  Hogan & Hartson has acted as counsel to Host REIT in connection with the REIT Conversion and Host REIT's election to be taxed as a REIT. Host REIT expects that Hogan & Hartson will provide to Host REIT at the Closing an opinion to the effect that, beginning with Host REIT's first taxable year commencing after the REIT Conversion, Host REIT will be organized in conformity with the requirements for qualification as a REIT, and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion will be conditioned upon certain representations made by Host REIT and the Operating Partnership as to factual matters relating to the organization and operation of Host REIT, the Operating Partnership, the Hotel Partnerships, the Subsidiary Partnerships, the Non-Controlled Subsidiaries, the Incentive Compensation Trust and SLC and the Lessees, including the structure of each Lease. In addition, this opinion will be based upon the factual representations of Host REIT concerning its business and properties as described in this Consent Solicitation and will assume that the actions described in this Consent Solicitation are completed in a timely fashion. Moreover, such qualification and taxation as a REIT depends upon Host REIT's ability to meet on an ongoing basis (through actual annual operating results, distribution levels and diversity of share ownership) the various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Hogan & Hartson. Accordingly, no assurance can be given that the actual results of Host REIT's operations for any particular taxable year will satisfy such requirements. Further, the anticipated income tax treatment described in this Consent Solicitation may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. See "--Failure of Host REIT to Qualify as a REIT" below.

  If Host REIT qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on its net income that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and shareholder levels) that generally results from investment in a regular corporation. However, Host REIT will be subject to federal income tax as follows:

  1. Host REIT will be taxed at regular corporate rates on any undistributed "REIT taxable income," including undistributed net capital gains (provided, however, that properly designated undistributed capital gains will effectively avoid taxation at the shareholder level). A REIT's "REIT taxable income" is the otherwise taxable income of the REIT subject to certain adjustments, including a deduction for dividends paid.

  2. Under certain circumstances, Host REIT may be subject to the "alternative minimum tax" on its items of tax preference.

  3. If Host REIT has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income.

  4. If Host REIT has net income from "prohibited transactions" (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax.

  5. If Host REIT should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which Host REIT fails the 75% or 95% test multiplied by (b) a fraction intended to reflect Host REIT's profitability.

  6. If Host REIT should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year and (iii) any undistributed taxable income from prior periods, Host REIT would be subject to a 4% excise tax on the excess of such required distribution over the sum of amounts actually distributed and amounts retained but with respect to which federal income tax was paid.

  7. If Host REIT acquires any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the asset in the hands of Host REIT is determined by reference to the basis of the asset in the hands of the C corporation (a "Built-In Gain Asset"), and Host REIT recognizes gain on the disposition of such asset during the ten-year period beginning on the date on which such asset was acquired by Host REIT (the "Recognition Period"), then, to the extent of the asset's "Built-In Gain" (i.e., the excess of (a) the fair market value of such asset over (b) Host REIT's adjusted basis in the asset, determined when Host REIT acquired the asset), such gain will be subject to tax at the highest regular corporate rate applicable.

  Host REIT will own an indirect interest in appreciated assets that Host held before the REIT Conversion. Such appreciated assets will have a "carryover" basis and thus will be "Built-In Gain Assets" with respect to Host REIT. Under IRS Notice 88-19, unless Host REIT were to elect to be subject to corporate income tax on any Built-In Gain recognized with respect to such Built-In Gain Assets during the Recognition Period commencing on the first day of Host REIT's first taxable year as a REIT, Host would have to pay federal corporate income tax on the Built-In Gain at the time of the REIT Conversion. In connection with the REIT Conversion, Host REIT will make the election provided for in Notice 88-19 with respect to all of Host's assets that will be owned by the Operating Partnership subsequent to the REIT Conversion. As a result of this election, if such appreciated property is sold within the ten-year period following the REIT Conversion, Host REIT will generally be subject to regular corporate tax on that gain to the extent of the Built-In Gain in that property at the time of the REIT Conversion. The total amount of gain on which Host REIT can be taxed is limited to its net Built-In Gain (defined for these purposes as the excess of the aggregate fair market value of its assets at the time it became a REIT over the adjusted tax bases of those assets at that time) at the time of the REIT Conversion. This tax could be very material, however, and may result in the Operating Partnership and Host REIT seeking to avoid a taxable disposition of any significant assets owned by Host at the time of the REIT Conversion for the ten taxable years following the REIT Conversion (even though such disposition might otherwise be in the best interests of the Operating Partnership and Host REIT). However, it is likely that substantial deferred liabilities of Host will be recognized over the next ten years (notwithstanding Host REIT's status as a REIT), and the IRS could assert substantial additional liabilities for taxes against Host for taxable years prior to the time Host REIT qualifies as a REIT. Under the terms of the REIT Conversion and the Partnership Agreement, the Operating Partnership will be responsible for paying (or reimbursing Host REIT for the payment of) all such tax liabilities as well as any other liabilities (including contingent liabilities and liabilities attributable to litigation that Host REIT may incur) whether such liabilities are incurred by reason of Host's activities prior to the REIT Conversion or the activities of Host REIT subsequent thereto.

  The Operating Partnership will pay (or reimburse Host REIT for) all taxes incurred by Host REIT (except for taxes imposed on Host REIT by reason of its failure to qualify as a REIT or to distribute to its shareholders an amount equal to its "REIT taxable income," including net capital gains). This obligation by the Operating Partnership would include any federal corporate income tax imposed on Built-In Gain.

  Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (i) which is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (iii) which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code; (iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) (the "not closely held" requirement); and (vii) which meets certain other tests, described below, regarding the nature of its income and assets.

  The Code provides that conditions (i) to (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (v) and (vi) will not apply until after the first taxable year for which Host REIT makes the election to be taxed as a REIT. For purposes of conditions (v) and (vi), pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception in the case of condition
(vi). Compliance with condition (v) shall be determined by disregarding the ownership of Host REIT shares by any person(s) who: (1) acquired such Host REIT shares as a gift or bequest or pursuant to a legal separation or divorce;
(2) is the estate of any person making such transfer to the estate; or (3) is a company established exclusively for the benefit of (or wholly-owned by) either the person making such transfer or a person described in (1) or (2). In connection with condition (vi), Host REIT is required to send annual letters to its shareholders requesting information regarding the actual ownership of its shares. If Host REIT complies with this requirement, and it does not know, or exercising reasonable diligence would not have known, whether it failed to meet condition (vi), then it will be treated as having met condition (vi). If Host REIT fails to send such annual letters, it will be required to pay either a $25,000 penalty or, if the failure is intentional, a $50,000 penalty. The IRS may require Host REIT, under those circumstances, to take further action to ascertain actual ownership of its shares, and failure to comply with such an additional requirement would result in an additional $25,000 (or $50,000) penalty. No penalty would be assessed in the first instance, however, if the failure to send the letters is due to reasonable cause and not to willful neglect.

  Host REIT believes that it will meet conditions (i) through (iv). In addition, Host REIT believes that it will have outstanding (commencing with its first taxable year as a REIT) Common Shares with sufficient diversity of ownership to allow it to satisfy conditions (v) and (vi). With respect to condition (vi), Host REIT intends to comply with the requirement that it send annual letters to its shareholders requesting information regarding the actual ownership of its shares. In addition, Host REIT's Declaration of Trust provides for restrictions regarding the transfer and ownership of Common Shares, which restrictions are intended to assist Host REIT in continuing to satisfy the share ownership requirements described in (v) and (vi) above. Such ownership and transfer restrictions are described in "Description of Shares of Beneficial Interest--Restrictions on Ownership and Transfer." These restrictions, together with compliance with the annual shareholder letter requirement described above, however, may not ensure that Host REIT will, in all cases, be able to satisfy the share ownership requirements described above. If Host REIT fails to satisfy such share ownership requirements, Host REIT's status as a REIT will terminate. See "--Failure of Host REIT to Qualify as a REIT."

  A corporation may not elect to become a REIT unless its taxable year is the calendar year. Although Host currently has adopted a 52-53 week year ending on the Friday closest to January 1, Host REIT will adopt a calendar year taxable year in connection with the REIT Conversion.

  In order to qualify as a REIT, Host REIT cannot have at the end of any taxable year any undistributed "earnings and profits" that are attributable to a "C corporation" taxable year. A REIT has until the close of its first taxable year in which it has non-REIT earnings and profits to distribute such accumulated earnings and profits. In connection with the REIT Conversion, Host intends to make a distribution to its existing shareholders of cash (and possibly securities) and that portion of the SLC common stock that will not be transferred to the Blackstone Entities. The aggregate amount of such distribution is currently expected to be in the range of $400-550 million and is intended to eliminate a substantial portion, if not all, of Host's undistributed earnings and profits. To the extent, however, that Host has any such undistributed earnings and profits at the time of the REIT Conversion (including earnings and profits resulting from either transactions undertaken in contemplation of the REIT Conversion or the REIT Conversion itself), such earnings and profits (the "Acquired Earnings") will carry over to Host REIT and will be treated as accumulated earnings and profits of a REIT attributable to non-REIT years. Host REIT will be required to distribute these earnings and profits prior to the end of 1999 (the first taxable year for which the REIT election of Host REIT is expected to be effective). Failure to do so would result in disqualification of Host REIT as a REIT at least for taxable year 1999. If Host REIT should be so disqualified for taxable year 1999, subject to the satisfaction by Host REIT of certain "deficiency dividend" procedures described below in "--Annual Distribution Requirements Applicable to REITs" and assuming that Host REIT otherwise satisfies the requirements for qualification as a REIT, Host REIT should qualify as a REIT for taxable year 2000 and thereafter. Host REIT believes that, prior to December 31, 1999, the distributions made in

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


connection with the REIT Conversion, together with any distributions of Acquired Earnings made after the REIT Conversion but prior to December 31, 1999, will be sufficient to distribute all of the Acquired Earnings, but there are substantial uncertainties relating to the estimate of the Acquired Earnings, as described below, and the value of noncash consideration to be distributed as part of Acquired Earnings, and, thus, there can be no assurance this requirement will be met.

  The estimated amount of the Acquired Earnings will be based on the consolidated earnings and profits of Host (including each of its predecessors) accumulated from 1929, the first year that the predecessor of Host was a C corporation, through and including Host's 1998 taxable year, determined based on the available tax returns and certain assumptions with respect to both such returns and other matters. The calculation of the Acquired Earnings, however, depends upon a number of factual and legal interpretations related to the activities and operations of Host and its corporate affiliates during its entire corporate existence and is subject to review and challenge by the IRS. There can be no assurance that the IRS will not examine the tax returns of Host and its affiliates for all years prior to and including the REIT Conversion and propose adjustments to increase their taxable income. The impact of such proposed adjustments, if any, may be material. If the IRS were to examine Host's calculation of its earnings and profits (and thus the amount of Acquired Earnings, if any), the IRS can consider all taxable years of Host, its affiliates and its predecessors as open for review for purposes of such determination. Hogan & Hartson will express no opinion as to the amount of the earnings and profits of Host and its predecessors and, accordingly, for purposes of its opinion as to the qualification of Host REIT as a REIT following the REIT Conversion, Hogan & Hartson is relying upon a representation from Host REIT that it will have made distributions by the end of 1999 in an amount sufficient for it to be considered to have satisfied the requirement that it have eliminated any Acquired Earnings by such time.

  Qualified REIT Subsidiary. If Host REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," that subsidiary will be disregarded for federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary will be treated as assets, liabilities and items of Host REIT itself. Generally, a qualified REIT subsidiary is a corporation all of the capital stock of which is owned by one REIT. Host REIT anticipates owning one or more qualified REIT subsidiaries for purposes of holding de minimis indirect interests in the Hotel Partnerships. A "qualified REIT subsidiary" will not be subject to federal corporate income taxation, although it may be subject to state and local taxation in certain jurisdictions.

  Ownership of Partnership Interests by a REIT. In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the REIT for purposes of Section 856 of the Code (including satisfying the gross income tests and the asset tests). Thus, Host REIT's proportionate share of the assets and items of income of the Operating Partnership (including the Operating Partnership's share of such items of the Hotel Partnerships and any other subsidiaries that are partnerships or LLCs) will be treated as assets and items of income of Host REIT for purposes of applying the requirements described herein. A summary of the rules governing the federal income taxation of partnerships and their partners is provided below in "--Tax Aspects of Host REIT's Ownership of OP Units." As the sole general partner of the Operating Partnership, Host REIT will have direct control over the Operating Partnership and indirect control over the Hotel Partnerships and the partnerships in which the Operating Partnership or the Hotel Partnerships have a controlling interest and intends to operate these entities consistent with the requirements for qualification of Host REIT as a REIT.

  Income Tests Applicable to REITs. In order to maintain qualification as a REIT, Host REIT annually must satisfy two gross income requirements. First, at least 75% of Host REIT's gross income (excluding gross income from "prohibited transactions") for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of Host REIT's gross income (excluding gross income from "prohibited transactions") for each taxable year must be derived

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from such real property investments, dividends, interest, certain hedging instruments and gain from the sale or disposition of stock or securities, including certain hedging instruments (or from any combination of the foregoing).

  Rents paid pursuant to the Leases (together with dividends and interest received from the Non-Controlled Subsidiaries) will constitute substantially all of the gross income of Host REIT. Several conditions must be satisfied in order for rents received by Host REIT, including the rents received pursuant to the Leases, to qualify as "rents from real property" in satisfying the gross income requirements for a REIT described in the preceding paragraph. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if Host REIT, or an actual or constructive owner of 10% or more of Host REIT, actually or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property" (as discussed above in "--Tax Consequences of the Mergers--Taxable Income Attributable to Sales of Personal Property in Connection with the REIT Conversion") (the "15% Personal Property Test").

  Finally, if (i) Host REIT operates or manages a property or furnishes or renders services to the tenants at the property other than through an independent contractor from whom Host REIT derives no revenue, excluding for these purposes services "usually or customarily rendered" in connection with the rental of real property and not otherwise considered "rendered to the occupant," and (ii) the greater of (a) the income derived from such services or (b) 150% of the cost of providing such services (the "Impermissible Tenant Service Income") exceeds one percent of the total amount received by Host REIT with respect to the property (or, if such services are not available to all tenants at a property, possibly with respect to each tenant to whom the services are made available), then no amount received by Host REIT with respect to the property (or, where possibly applicable, such tenant) will qualify as "rents from real property." If the Impermissible Tenant Service Income is one percent or less of the total amount received by the REIT with respect to the property (or, where possibly applicable, such tenant), then only the Impermissible Tenant Service Income will not qualify as "rents from real property." To the extent that services other than those customarily furnished or rendered in connection with the rental of real property are rendered to the tenants of the property by an independent contractor, the cost of the services must be borne by the independent contractor.

  The Operating Partnership and each Hotel Partnership that owns Hotels (together with certain other subsidiaries of the Operating Partnership that may own Hotels) will enter into a Lease with a Lessee that is an SLC subsidiary, pursuant to which the owner of such Hotels will lease the Hotels that it owns to the Lessee for a term of years (ranging from seven to ten years, depending upon the particular Hotel) commencing on or before the Effective Date of the REIT Conversion. In addition, the Operating Partnership will lease to the Lessees, on similar terms, the Hotels contributed by the Blackstone Entities. Each Lease will provide for thirteen payments per annum of the specified Base Rent plus, to the extent that it would exceed the Base Rent, Percentage Rent, which Percentage Rent will be calculated based upon the gross sales of the Hotels subject to the particular Lease, plus certain other amounts. See "Business and Properties--The Leases."

  Neither Host REIT nor the Operating Partnership will (i) provide any services to the Lessees with respect to the operation of the Hotels; (ii) charge rent for any Hotel that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above); (iii) rent any Hotel to a Related Party Tenant (unless the Board of Trustees determines in its discretion that the rent received from such Related Party Tenant is not material and will not jeopardize Host REIT's status as a REIT); or (iv) derive rental income attributable to personal property other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease (unless the Board of Trustees determines in its discretion that the amount of such rent attributable to personal property is not material and will not jeopardize Host REIT's status as a REIT).

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


  In order for the rent paid pursuant to the Leases to constitute "rents from real property," (i) the Lessees must not be regarded as Related Party Tenants; and (ii) the Leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. A Lessee will be regarded as a Related Party Tenant only if Host REIT and/or one or more actual or constructive owners of 10% or more of Host REIT, actually or constructively, own 10% or more of such Lessee through an ownership interest in SLC. In order to help preclude the Lessees from being regarded as Related Party Tenants, (i) the Articles of Incorporation of SLC will expressly prohibit any person, including Host REIT (and/or any 10% or greater shareholder of Host REIT), from owning more than 9.8% of the lesser of the number or value of SLC; (ii) the Declaration of Trust of Host REIT will expressly prohibit any person or entity from owning, directly or by attribution, more than 9.8% of the lesser of the number or value of Host REIT's Common Shares (subject to an exception for Common Shares held prior to the REIT Conversion, so long as the holder thereof would not own more than 9.8% in value of the outstanding shares of beneficial interest of Host REIT) or any other class or series of shares of Host REIT; and (iii) the Partnership Agreement of the Operating Partnership will expressly prohibit any person or entity (other than Host REIT and the Blackstone Entities) from owning more than 4.9% by value of any class of interests in the Operating Partnership. Each of these prohibitions will contain self-executing enforcement mechanisms. Assuming that these prohibitions are enforced at all times (and no waivers thereto are granted), the Lessees should not be regarded as Related Party Tenants. However, there is no assurance that the ownership restrictions described herein will ensure, in all cases, that the Lessees will not be regarded as Related Party Tenants.

  The determination of whether the Leases are true leases depends upon an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following: (i) the intent of the parties; (ii) the form of the agreement;
(iii) the degree of control over the property that is retained by the property owner (e.g., whether the lessee has substantial control over the operation of the property or whether the lessee was required simply to use its best efforts to perform its obligations under the agreement); and (iv) the extent to which the property owner retains the risk of loss with respect to the property (e.g., whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property) or the potential for economic gain (e.g., appreciation) with respect to the property.

  In addition, Section 7701(e) of the Code provides that a contract that purports to be a service contract (or a partnership agreement) is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether or not: (i) the service recipient is in physical possession of the property; (ii) the service recipient controls the property; (iii) the service recipient has a significant economic or possessory interest in the property (e.g., the property's use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in savings in the property's operating costs or the recipient bears the risk of damage to or loss of the property); (iv) the service provider does not bear any risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract; (v) the service provider does not use the property concurrently to provide significant services to entities unrelated to the service recipient; and (vi) the total contract price does not substantially exceed the rental value of the property for the contract period. Since the determination of whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case.

  The Leases have been structured with the intent to qualify as true leases for federal income tax purposes. For example, with respect to each Lease (i) the Operating Partnership (or, where appropriate, the applicable Hotel Partnership or other lessor entity) and the Lessee intend for their relationship to be that of a lessor and lessee and such relationship is documented by a lease agreement, (ii) the Lessee has the right to exclusive possession and use and quiet enjoyment of the Hotels covered by the Lease during the term of the Lease, (iii) the Lessee bears the cost of, and will be responsible for, day-to-day maintenance and repair of the Hotels (other than the cost of certain capital expenditures), and will dictate how the Hotels are operated and maintained, (iv) the Lessee bears all of the costs and expenses of operating the Hotels (including the cost of any inventory used in their operation) during the term of the Lease (other than the cost of certain furniture, fixtures and equipment, and certain capital expenditures), (v) the Lessee benefits from any savings (and bears the burdens of any increases) in the costs of operating the Hotels during the term of the Lease, (vi) in the event of damage or destruction to a Hotel, the Lessee is at economic risk because it will be obligated either (A) to restore the property to its prior condition, in which event it will bear all costs of such restoration in excess of any insurance proceeds or (B) in certain circumstances, terminate the Lease, (vii) the Lessee has indemnified the Operating Partnership (or, where appropriate, the applicable Hotel Partnership or other lessor entity) against all liabilities imposed on the Operating Partnership (or, where appropriate, the applicable Hotel Partnership or other lessor entity) during the term of the Lease by reason of (A) injury to persons or damage to property occurring at the Hotels or (B) the Lessee's use, management, maintenance or repair of the Hotels, (viii) the Lessee is obligated to pay, at a minimum, substantial Base Rent for the period of use of the Hotels under the Lease, (ix) the Lessee stands to incur substantial losses (or reap substantial gains) depending on how successfully it operates the Hotels, and (x) Host REIT and the Operating Partnership believe that each Lessee reasonably expects to derive a meaningful profit, after expenses and taking into account the risks associated with the Lease, from the operation of the Hotels during the term of its Leases. Moreover, upon termination of a Lease, each Hotel is expected to have a remaining useful life equal to at least 20% of its expected useful life on the date of the consummation of the REIT Conversion, and a fair market value equal to at least 20% of its fair market value on the date of the consummation of the REIT Conversion.

  Based upon representations made by Host REIT and the Operating Partnership (including, but not limited to, a representation as to the matters described in the previous paragraph), Hogan & Hartson, counsel to Host REIT, expects to provide to Host REIT an opinion letter to the effect that the Leases will be respected as leases for federal income tax purposes. As noted previously, however, an opinion of counsel does not bind the IRS or the courts. Moreover, Limited Partners should be aware that there are no controlling Treasury Regulations, published IRS rulings or judicial decisions involving leases with terms substantially the same as the Leases that discuss whether such leases constitute true leases for federal income tax purposes. Therefore, there can be no assurance that the IRS will not assert a contrary position or that such position will be sustained by a court if so challenged. If the Leases are recharacterized as service contracts or partnership agreements, rather than true leases, or disregarded altogether for tax purposes, all or part of the payments that the Operating Partnership receives from the Lessees would not be considered rent or would not otherwise satisfy the various requirements for qualification as "rents from real property." In that case, Host REIT very likely would not be able to satisfy either the 75% or 95% gross income tests and, as a result, would lose its REIT status.

  As indicated above, "rents from real property" must not be based in whole or in part on the income or profits of any person. Payments made pursuant to the Leases should qualify as "rents from real property" since they will be based on either a fixed dollar amount (i.e., Base Rent) or specified percentages of gross sales (i.e., Percentage Rents) which percentages will be fixed at the time the Leases are entered into. The foregoing assumes that the Leases (i) are not renegotiated during their term in a manner that has the effect of basing either Percentage Rent or Base Rent on income or profits and (ii) are not in reality used as a means of basing rent on income or profits. More generally, the rent payable under the Leases would not qualify as "rents from real property" if, considering the Leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing rent on income or profits. Because each of the Base Rent and the Percentage Rent will be based on fixed dollar amounts and fixed percentages of the gross sales of each Hotel that are established in the Leases, and Host REIT has represented that (i) the percentages will not be renegotiated during the terms of the Leases in a manner that has the effect of basing rent on income or profits and (ii) the Leases conform with normal business practice, the rent payable under the Leases should not be considered based in whole or in part on the income or profits of any person. Furthermore, Host REIT has represented that, with respect to other properties that it acquires in the future, it will not charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage of gross revenues, as described above).

  Host REIT may lease certain items of personal property to the Lessees in connection with the Leases. The 15% Personal Property Test provides that if a lease provides for the rental of both real and personal property and the portion of the rent attributable to personal property is 15% or less of the total rent due under the lease, then all rent paid pursuant to such lease qualifies as "rent from real property." If, however, a lease provides for the

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


rental of both real and personal property, and the portion of the rent attributable to personal property exceeds 15% of the total rent due under the lease, then the portion of the rent that is attributable to personal property does not qualify as "rent from real property." The amount of rent attributable to personal property is that amount which bears the same ratio to total rent for the taxable year as the average of the adjusted tax bases of the personal property at the beginning and end of the year bears to the average of the aggregate adjusted tax bases of both the real and personal property at the beginning and end of such year. Host REIT has represented that, with respect to each Lease that includes a lease of items of personal property, the amount of rent attributable to personal property with respect to such Lease, determined as set forth above, will not exceed 15% of the total rent due under the Lease (except for several Leases where the rent attributable to personal property, which would constitute non-qualifying income for purposes of the 75% and 95% gross income tests, would not be material relative to the overall gross income of Host REIT). Each Lease permits the Operating Partnership to take certain measures, including requiring the Lessee to purchase certain furniture, fixtures and equipment or to lease such property from a third party (including a Non-Controlled Subsidiary), if necessary to ensure that all of the rent attributable to personal property with respect to such Lease will qualify as "rent from real property." In order to protect Host REIT's ability to qualify as a REIT, the Operating Partnership will require, immediately prior to the Mergers, that certain of the Hotel Partnerships (including Atlanta Marquis, Hanover, MHP and PHLP) sell a portion of the personal property associated with some or all of the Hotels owned by such Partnerships to a Non-Controlled Subsidiary. See "Tax Consequences of the Mergers--Taxable Income Attributable to Sales of Personal Property in Connection with the REIT Conversion." In connection with the REIT Conversion, the Operating Partnership also plans to sell to a Non-Controlled Subsidiary substantial personal property associated with a number of Hotels currently owned by Host or being acquired in connection with the REIT Conversion. The Non-Controlled Subsidiary will separately lease all such personal property directly to the applicable Lessee and will receive rental payments which Host REIT believes represents the fair rental value of such personal property directly from the Lessees.

  If any of the Hotels were to be operated directly by the Operating Partnership or a Hotel Partnership as a result of a default by a Lessee under the applicable Lease, such Hotel would constitute foreclosure property until the close of the third tax year following the tax year in which it was acquired (or for up to an additional three years if an extension is granted by the IRS), provided that (i) the operating entity conducts operations through an independent contractor (which might, but would not necessarily in all circumstances, include Marriott International and its subsidiaries) within 90 days after the date the Hotel is acquired as the result of a default by a Lessee, (ii) the operating entity does not undertake any construction on the foreclosed property other than completion of improvements that were more than 10% complete before default became imminent, and (iii) foreclosure was not regarded as foreseeable at the time the applicable Hotel Partnership entered into such Leases. For as long as any of these Hotels constitute foreclosure property, the income from the Hotels would be subject to tax at the maximum corporate rates, but it would qualify under the 75% and 95% gross income tests. However, if any of these Hotels does not constitute foreclosure property at any time in the future, income earned from the disposition or operation of such property will not qualify under the 75% and 95% gross income tests.

  "Interest" generally will not qualify under the 75% or 95% gross income tests if it depends in whole or in part on the income or profits of any person. However, interest will not fail to so qualify solely by reason of being based upon a fixed percentage or percentages of receipts or sales. Host REIT does not expect to derive significant amounts of interest that will not qualify under the 75% and 95% gross income tests.

  One or more Non-Controlled Subsidiaries will hold various assets contributed by Host and its subsidiaries to the Operating Partnership, the ownership of which by the Operating Partnership might jeopardize Host REIT's status as a REIT. These assets primarily will consist of partnership or other interests in Hotels that are not leased and certain foreign hotels in which Host owns interests. In addition, as described above, the Operating Partnership and the Hotel Partnerships (including Atlanta Marquis, Hanover, MHP and PHLP, if they participate in the Mergers) will sell to a Non-Controlled Subsidiary approximately $200 million in value of personal property associated with certain Hotels, in order to facilitate Host REIT's compliance with the 15% Personal Property Test. The Operating Partnership will own 100% of the nonvoting stock of each Non-Controlled

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


Subsidiary but none of the voting stock (or control) of that Non-Controlled Subsidiary. Each Non-Controlled Subsidiary is taxable as a regular "C" corporation. The Operating Partnership's share of any dividends received from a Non-Controlled Subsidiary should qualify for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. The Operating Partnership does not anticipate that it will receive sufficient dividends from the Non-Controlled Subsidiaries to cause it to exceed the limit on non-qualifying income under the 75% gross income test.

  Given the magnitude and scope of Host's existing operations, Host REIT inevitably will have some gross income from various sources (including, but not limited to, "safe harbor" leases, the operation of the Hotel in Sacramento, minority partnership interests in partnerships that own hotels that are not leased under leases that produce rents qualifying as "rents from real property" and rent attributable to personal property at a few Hotels that does not satisfy the 15% Personal Property Test) that fails to constitute qualifying income for purposes of one or both of the 75% or 95% gross income tests. Host REIT, however, believes that, even taking into account the anticipated sources of non-qualifying income, its aggregate gross income from all sources will satisfy the 75% and 95% gross income tests applicable to REITs for each taxable year commencing subsequent to the date of the REIT Conversion.

  If Host REIT fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if Host REIT's failure to meet such tests was due to reasonable cause and not due to willful neglect, Host REIT attaches a schedule of the sources of its income to its federal income tax return and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances Host REIT would be entitled to the benefit of these relief provisions. For example, if Host REIT fails to satisfy the gross income tests because nonqualifying income that Host REIT intentionally incurs exceeds the limits on such income, the IRS could conclude that Host REIT's failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances involving Host REIT, Host REIT will not qualify as a REIT. As discussed above in "Federal Income Taxation of Host REIT Following the Mergers--General," even if these relief provisions apply, a tax would be imposed with respect to the excess net income.

  Any gain realized by Host REIT on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business (including Host REIT's share of any such gain realized by the Operating Partnership) will be treated as income from a "prohibited transaction" that is subject to a 100% penalty tax. Such prohibited transaction income may also have an adverse effect upon Host REIT's ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends upon all the facts and circumstances with respect to the particular transaction. The Operating Partnership intends that both it and the Hotel Partnerships will hold the Hotels for investment with a view to long-term appreciation, to engage in the business of acquiring and owning the Hotels (and other hotels) and to make such occasional sales of the Hotels as are consistent with the Operating Partnership's investment objectives. There can be no assurance, however, that the IRS might not contend that one or more of such sales is subject to the 100% penalty tax.

  Asset Tests Applicable to REITs. Host REIT, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of Host REIT's total assets must be represented by real estate assets, including for this purpose (i) its allocable share of real estate assets held by partnerships in which Host REIT owns an interest (including its allocable share of the assets held through the Operating Partnership) and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of Host REIT, cash, cash items and government securities. Second, not more than 25% of Host REIT's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by Host REIT may not exceed 5% of the value of Host REIT's total assets and Host REIT may not own more than 10% of any one issuer's outstanding voting securities.

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


  The Operating Partnership does not own any of the voting stock of a Non-Controlled Subsidiary but it will own 100% of the nonvoting stock of each Non-Controlled Subsidiary. The Operating Partnership may also own nonvoting stock, representing substantially all of the equity, in other corporate entities that serve as partners or members in the various entities that hold title to the Hotels. Host REIT will represent, however, that neither Host REIT, the Operating Partnership nor any of the Hotel Partnerships Subsidiary Partnerships will own more than 10% of the voting securities of any entity that would be treated as a corporation for federal income tax purposes. In addition, Host REIT and its senior management believe, and Host REIT will represent, that the securities of any one issuer owned by Host REIT, the Operating Partnership, the Hotel Partnerships and any Subsidiary Partnerships (including Host REIT's pro rata share of the value of the securities of each Non-Controlled Subsidiary) will not exceed 5% of the total value of Host REIT's assets. There can be no assurance, however, that the IRS might not contend that the value of such securities exceeds the 5% value limitation or that nonvoting stock of a Non-Controlled Subsidiary or another corporate entity owned by the Operating Partnership should be considered "voting stock" for this purpose.

  After initially meeting the asset tests at the close of any quarter, Host REIT will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter (including, for example, as a result of Host REIT increasing its interest in the Operating Partnership as a result of the exercise of the Unit Redemption Right or an additional capital contribution of proceeds from an offering of Common Shares by Host REIT), the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. Host REIT intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance. If Host REIT fails to cure noncompliance with the asset tests within such time period, Host REIT would cease to qualify as a REIT.

  Clinton Administration's Proposed Changes to REIT Asset Test. The Clinton Administration's fiscal year 1999 budget proposal, announced on February 2, 1998, includes a proposal to amend the 10% voting securities test. The proposal would require a REIT to own no more than 10% of the vote or value of all classes of stock of any corporation (except for qualified REIT subsidiaries or corporations that qualify as REITs). Corporations (referred to herein as "subsidiary corporations") existing prior to the effective date of the proposal generally would be "grandfathered"; i.e., the REIT would be subject to the existing 10% voting securities test (described above) with respect to grandfathered subsidiary corporations. However, such grandfathered status would terminate with respect to a subsidiary corporation if the subsidiary corporation engaged in a new trade or business or acquired substantially new assets.

  Because the Operating Partnership will own 100% of the nonvoting stock of each Non-Controlled Subsidiary, and Host REIT will be deemed to own an interest in each Non-Controlled Subsidiary equal to its proportionate interest in the Operating Partnership, Host REIT would not satisfy the proposed 10% value limitation with respect to any of the Non-Controlled Subsidiaries. Whether any of the Non-Controlled Subsidiaries would qualify as a grandfathered subsidiary corporation as the proposal is currently drafted would depend upon the effective date of the proposal (which is not yet known). If a Non-Controlled Subsidiary otherwise eligible for "grandfathered" status were to engage in a new trade or business or were to acquire substantial new assets, or if Host REIT were to make a capital contribution to a Non-Controlled Subsidiary otherwise eligible for "grandfathered" status, its grandfathered status would terminate and Host REIT would fail to qualify as a REIT. Moreover, Host REIT would not be able to own, directly or indirectly, more than 10% of the vote or value of any subsidiary corporation formed or acquired after the effective date of the proposal. Thus, the proposal, if enacted, would materially impede Host REIT's ability to engage in new third-party management or similar activities (and, if enacted prior to the REIT Conversion, might materially impair Host's ability to complete the REIT Conversion.)

  Annual Distribution Requirements Applicable to REITs. Host REIT, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal

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to (i) the sum of (a) 95% of Host REIT's REIT taxable income (computed without regard to the dividends paid deduction and Host REIT's net capital gain) and
(b) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. In addition, if Host REIT disposes of any Built-In Gain Asset during its Recognition Period, Host REIT will be required, pursuant to Treasury Regulations which have not yet been promulgated, to distribute at least 95% of the Built-In Gain (after tax), if any, recognized on the disposition of such asset. See "--General" above for a discussion of "Built-In Gain Assets." Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before Host REIT timely files its tax return for such year and if paid on or before the first regular dividend payment date after such declaration. Host REIT intends to make timely distributions sufficient to satisfy these annual distribution requirements. In this regard, the Partnership Agreement authorizes Host REIT, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit Host REIT to meet these distribution requirements.

  To the extent that Host REIT does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its REIT taxable income, as adjusted, it will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. Host REIT, however, may designate some or all of its retained net capital gain, so that, although the designated amount will not be treated as distributed for purposes of this tax, a shareholder would include its proportionate share of such amount in income, as capital gain, and would be treated as having paid its proportionate share of the tax paid by Host REIT with respect to such amount. The shareholder's basis in its Common Shares would be increased by the amount the shareholder included in income and decreased by the amount of the tax the shareholder is treated as having paid. Host REIT would make an appropriate adjustment to its earnings and profits. For a more detailed description of the tax consequences to a shareholder of such a designation, see "--Taxation of Taxable U.S. Shareholders of Host REIT Generally."

  It is expected that Host REIT's REIT taxable income will be less than its cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, Host REIT anticipates that it will generally have sufficient cash or liquid assets to enable it to satisfy the distribution requirements described above. It is possible, however, that Host REIT, from time to time, may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and
(ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of Host REIT. If such timing differences occur, in order to meet the distribution requirements, Host REIT may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

  Host REIT intends to calculate its REIT taxable income based upon the conclusion that the Hotel Partnerships, the Subsidiary Partnerships or the Operating Partnership, as applicable, is the owner of the Hotels for federal income tax purposes. As a result, Host REIT expects that the depreciation deductions with respect to the Hotels will reduce its REIT taxable income. This conclusion is consistent with the conclusion above that the Leases will be treated as true leases for federal income tax purposes. If the IRS were to challenge successfully this position, in addition to failing in all likelihood the 75% and 95% gross income tests described above, Host REIT also might be deemed retroactively to have failed to meet the REIT distribution requirements and would have to rely on the payment of a "deficiency dividend" in order to retain its REIT status.

  Under certain circumstances, Host REIT may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in Host REIT's deduction for dividends paid for the earlier year. Thus, Host REIT may be able to avoid being taxed on amounts distributed as deficiency dividends; however, Host REIT will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

  Furthermore, if Host REIT should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year,
(ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, Host REIT would be subject to a 4% excise tax on the excess

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

of such required distribution over the sum of amounts actually distributed and amounts retained with respect to which the REIT pays federal income tax.

  Failure of Host REIT to Qualify as a REIT. If Host REIT fails to qualify for taxation as a REIT in any taxable year, and if the relief provisions do not apply, Host REIT will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which Host REIT fails to qualify will not be deductible by Host REIT nor will they be required to be made. As a result, Host REIT's failure to qualify as a REIT would significantly reduce the cash available for distribution by Host REIT to its shareholders and could materially reduce the value of the Common Shares and, consequently, the OP Units. In addition, if Host REIT fails to qualify as a REIT, all distributions to shareholders will be taxable as ordinary income, to the extent of Host REIT's current and accumulated earnings and profits, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, Host REIT also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances Host REIT would be entitled to such statutory relief.

TAXATION OF TAXABLE U.S. SHAREHOLDERS OF HOST REIT GENERALLY

  As used herein, the term "U.S. Shareholder" means a holder of Common Shares who (for United States federal income tax purposes) is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source, or
(iv) a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

  Distributions by Host REIT. As long as Host REIT qualifies as a REIT, distributions made by Host REIT out of its current or accumulated earnings and profits (and not designated as capital gain dividends) will constitute dividends taxable to its taxable U.S. Shareholders as ordinary income. Such distributions will not be eligible for the dividends received deduction in the case of U.S. Shareholders that are corporations. To the extent that Host REIT makes distributions (not designated as capital gain dividends) in excess of its current and accumulated earnings and profits, such distributions will be treated first as a tax-free return of capital to each U.S. Shareholder, reducing the adjusted basis which such U.S. Shareholder has in its Common Shares for tax purposes by the amount of such distribution (but not below zero), with distributions in excess of a U.S. Shareholder's adjusted basis in its Common Shares taxable as capital gains (provided that the Common Shares have been held as a capital asset). Dividends declared by Host REIT in October, November or December of any year and payable to a shareholder of record on a specified date in any such month shall be treated as both paid by Host REIT and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by Host REIT on or before January 31 of the following calendar year.

  Distributions made by Host REIT that are properly designated by Host REIT as capital gain dividends will be taxable to taxable non-corporate U.S. Shareholders (i.e., individuals, estates or trusts) as gain from the sale or exchange of a capital asset held for more than one year (to the extent that they do not exceed Host REIT's actual net capital gain for the taxable year) without regard to the period for which such non-corporate U.S. Shareholder has held his Common Shares. In the event that Host REIT designates any portion of a dividend as a "capital gain dividend," a U.S. Shareholder's share of such capital gain dividend would be an amount which bears the same ratio to the total amount of dividends paid to such U.S. Shareholder for the year as the aggregate amount designated as a capital gain dividend bears to the aggregate amount of all dividends paid on all classes of shares for the year. On November 10, 1997, the IRS issued Notice 97-64, which provides generally that Host REIT may classify portions of its designated capital gain dividend as (i) a 20% gain distribution (which would be taxable to non-corporate U.S. Shareholders at a maximum rate of 20%), (ii) an unrecaptured Section 1250 gain distribution (which would be taxable to non-corporate U.S. Shareholders at a maximum rate of 25%) or (iii) a

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


28% rate gain distribution (which would be taxable to non-corporate U.S. Shareholders at a maximum rate of 28%). If no designation is made, the entire designated capital gain dividend will be treated as a 28% rate gain distribution. Notice 97-64 provides that a REIT must determine the maximum amounts that it may designate as 20% and 25% rate capital gain dividends by performing the computation required by the Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%. Notice 97-64 further provides that designations made by the REIT only will be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type. On July 22, 1998, as part of the IRS Restructuring Act, the holding period requirement for the application of the 20% and 25% capital gain tax rates was reduced to 12 months from 18 months for sales of capital gain assets on or after January 1, 1998. Although Notice 97-64 will apply to sales of capital gain assets after July 28, 1997 and before January 1, 1998, it is expected that the IRS will issue clarifying guidance (most likely applying the same principles set forth in Notice 97-64) regarding a REIT's designation of capital gain dividends in light of the new holding period requirements. For a discussion of the capital gain tax rates applicable to non-corporate U.S. Shareholders, see"--1997 Act and IRS Restructuring Act Changes to Capital Gain Taxation" below.

  Distributions made by Host REIT that are properly designated by Host REIT as capital gain dividends will be taxable to taxable corporate U.S. Shareholders as long-term gain (to the extent that they do not exceed Host REIT's actual net capital gain for the taxable year) at a maximum rate of 35% without regard to the period for which such corporate U.S. Shareholder has held his Common Shares. Such U.S. Shareholders may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

  U.S. Shareholders may not include in their individual income tax returns any net operating losses or capital losses of Host REIT. Instead, such losses would be carried over by Host REIT for potential offset against future income (subject to certain limitations). Distributions made by Host REIT and gain arising from the sale or exchange by a U.S. Shareholder of Common Shares will not be treated as passive activity income, and, as a result, U.S. Shareholders generally will not be able to apply any "passive losses" against such income or gain. In addition, taxable distributions from Host REIT generally will be treated as investment income for purposes of the investment interest limitation. Capital gain dividends and capital gains from the disposition of shares (including distributions treated as such), however, will be treated as investment income only if the U.S. Shareholder so elects, in which case such capital gains will be taxed at ordinary income rates.

  Host REIT will notify shareholders after the close of its taxable year as to the portions of distributions attributable to that year that constitute ordinary income, return of capital and capital gain. Host REIT may designate (by written notice to its shareholders) its net capital gain so that with respect to retained net capital gains, a U.S. Shareholder would include its proportionate share of such gain in income, as long-term capital gain, and would be treated as having paid its proportionate share of the tax paid by Host REIT with respect to the gain. The U.S. Shareholder's basis in its Common Shares would be increased by its share of such gain and decreased by its share of such tax. With respect to such long-term capital gain of a U.S. Shareholder that is an individual or an estate or trust, the IRS, as described above in this section, has authority to issue regulations that could apply the special tax rate applicable generally to the portion of the long-term capital gains of an individual or an estate or trust attributable to deductions for depreciation taken with respect to depreciable real property. IRS Notice 97-64, described above in this section, did not address the taxation of non-corporate REIT shareholders with respect to retained net capital gains.

  Sale of Shares. Upon any sale or other disposition of Common Shares, a U.S. Shareholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on such sale or other disposition and
(ii) the holder's adjusted basis in such Common Shares for tax purposes. Such gain or loss will be capital gain or loss if the Common Shares have been held by the U.S. Shareholder as a capital asset. In the case of a U.S. Shareholder who is an individual or an estate or trust, such gain or loss will be long-term capital gain or loss, subject to a 28% tax rate, if such shares have been held for more than one year but not more than 18 months, and long-term capital gain or

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

loss, subject to a 20% tax rate, if such shares have been held for more than 18 months. In the case of a U.S. Shareholder that is a corporation, such gain or loss will be long-term capital gain or loss if such shares have been held for more than one year. In general, any loss recognized by a U.S. Shareholder upon the sale or other disposition of Common Shares that have been held for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions received by such U.S. Shareholder from Host REIT that were required to be treated as long-term capital gains. For a U.S. Shareholder that is an individual, trust or estate, the long-term capital loss will be apportioned among the applicable long-term capital gain groups to the extent that distributions received by such U.S. Shareholder were previously so treated.

  1997 Act and IRS Restructuring Act Changes to Capital Gain Taxation. The 1997 Act altered the taxation of capital gain income. Under the 1997 Act, individuals, trusts and estates that hold certain investments for more than 18 months may be taxed at a maximum long-term capital gain rate of 20% on the sale or exchange of those investments. Individuals, trusts and estates that hold certain assets for more than one year but not more than 18 months may be taxed at a maximum long-term capital gain rate of 28% on the sale or exchange of those investments. The 1997 Act also provides a maximum rate of 25% for "unrecaptured Section 1250 gain" for individuals, trusts and estates, special rules for "qualified 5-year gain" and other changes to prior law. The recently enacted IRS Restructuring Act, however, reduced the holding period requirement established by the 1997 Act for the application of the 20% and 25% capital gain tax rates to 12 months from 18 months for sales of capital gain assets after December 31, 1997. The 1997 Act allows the IRS to prescribe regulations on how the 1997 Act's capital gain rates will apply to sales of capital assets by "pass-through entities" (including REITs, such as Host REIT) and to sales of interests in "pass-through entities." For a discussion of the rules under the 1997 Act that apply to the taxation of distributions by the Company to its shareholders that are designated by Host REIT as "capital gain dividends," see "--Distributions by Host REIT" above. Shareholders are urged to consult with their own tax advisors with respect to the rules contained in the 1997 Act and the IRS Restructuring Act.

BACKUP WITHHOLDING FOR HOST REIT DISTRIBUTIONS

  Host REIT will report to its U.S. Shareholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any. Under the backup withholding rules, a U.S. Shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Shareholder that does not provide Host REIT with a correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, Host REIT may be required to withhold a portion of its capital gain distributions to any U.S. Shareholders who fail to certify their non-foreign status to Host REIT. See "--Taxation of Non-U.S. Shareholders of Host REIT."

TAXATION OF TAX-EXEMPT SHAREHOLDERS OF HOST REIT

  The IRS has ruled that amounts distributed as dividends by a qualified REIT do not constitute unrelated business taxable income ("UBTI") when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt shareholder (except certain tax-exempt shareholders described below) has not held its Common Shares as "debt financed property" within the meaning of the Code and such Common Shares are not otherwise used in a trade or business, the dividend income from Host REIT will not be UBTI to a tax-exempt shareholder. Similarly, income from the sale of Common Shares will not constitute UBTI unless such tax-exempt shareholder has held such Common Shares as "debt financed property" within the meaning of the Code or has used the Common Shares in a trade or business.

  For tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under

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Code Sections 501 (c)(7), (c)(9), (c)(17) and (c)(20), respectively, income from an investment in Host REIT will constitute UBTI unless the organization is properly able to deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in Host REIT. Such prospective shareholders should consult their own tax advisors concerning these "set aside" and reserve requirements.

  Notwithstanding the above, however, the Omnibus Budget Reconciliation Act of 1993 (the "1993 Act") provides that, effective for taxable years beginning in 1994, a portion of the dividends paid by a "pension held REIT" shall be treated as UBTI as to any trust which (i) is described in Section 401(a) of the Code, (ii) is tax-exempt under Section 501(a) of the Code and (iii) holds more than 10% (by value) of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as "qualified trusts."

  A REIT is a "pension held REIT" if (i) it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code (added by the 1993 Act) provides that stock owned by qualified trusts shall be treated, for purposes of the "not closely held" requirement, as owned by the beneficiaries of the trust (rather than by the trust itself) and (ii) either (a) at least one such qualified trust holds more than 25% (by value) of the interests in the REIT or
(b) one or more such qualified trusts, each of which owns more than 10% (by value) of the interests in the REIT, hold in the aggregate more than 50% (by value) of the interests in the REIT. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (i) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to (ii) the total gross income of the REIT. A de minimis exception applies where the percentage is less than 5% for any year. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "not closely held" requirement without relying upon the "look-through" exception with respect to qualified trusts.

  Based on the anticipated ownership of Common Shares immediately following the REIT Conversion and as a result of certain limitations on transfer and ownership of Common Shares contained in the Declaration of Trust, Host REIT does not expect to be classified as a "pension held REIT."

TAXATION OF NON-U.S. SHAREHOLDERS OF HOST REIT

  The rules governing federal income taxation of the ownership and disposition of Common Shares by persons that are, for purposes of such taxation, nonresident alien individuals, foreign corporations, foreign partnerships or foreign estates or trusts (collectively, "Non-U.S. Shareholders") are complex and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of federal income tax and does not address state, local or foreign tax consequences that may be relevant to a Non-U.S. Shareholder in light of its particular circumstances. In addition, this discussion is based on current law, which is subject to change, and assumes that Host REIT qualifies for taxation as a REIT. Prospective Non-U.S. Shareholders should consult with their own tax advisers to determine the impact of federal, state, local and foreign income tax laws with regard to an investment in Common Shares, including any reporting requirements.

  Distributions by Host REIT. Distributions by Host REIT to a Non-U.S. Shareholder that are neither attributable to gain from sales or exchanges by Host REIT of United States real property interests nor designated by Host REIT as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of Host REIT. Such distributions ordinarily will be subject to withholding of United States federal income tax on a gross basis (that is, without allowance of deductions) at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the Non-U.S. Shareholder of a United States trade or business. Under certain treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT, such as Host REIT. Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. Dividends that are effectively connected with such a trade or business will be subject to tax on a net basis (that is, after allowance of deductions) at graduated rates, in the same manner as U.S. Shareholders are taxed with respect to such dividends and are generally not subject to withholding. Any such dividends received by a Non-U.S.

Shareholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Host REIT expects to withhold United States income tax at the rate of 30% on any distribution made to a Non-U.S. Shareholder unless (i) a lower treaty rate applies and any required form or certification evidencing eligibility for that lower rate is filed with Host REIT or (ii) a Non-U.S. Shareholder files an IRS Form 4224 with Host REIT claiming that the distribution is effectively connected income.

  Distributions in excess of current or accumulated earnings and profits of Host REIT will not be taxable to a Non-U.S. Shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Common Shares, but rather will reduce the adjusted basis of such Common Shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's Common Shares, they will give rise to gain from the sale or exchange of its Common Shares, the tax treatment of which is described below. As a result of a legislative change made by the Small Business Job Protection Act of 1996, it appears that Host REIT will be required to withhold 10% of any distribution in excess of Host REIT's current and accumulated earnings and profits. Consequently, although Host REIT intends to withhold at a rate of 30% on the entire amount of any distribution (or a lower applicable treaty rate), to the extent that Host REIT does not do so, any portion of a distribution not subject to withholding at a rate of 30% (or a lower applicable treaty rate) will be subject to withholding at a rate of 10%. However, the Non-U.S. Shareholder may seek a refund of such amounts from the IRS if it subsequently determined that such distribution was, in fact, in excess of current or accumulated earnings and profits of Host REIT, and the amount withheld exceeded the Non-U.S. Shareholder's United States tax liability, if any, with respect to the distribution.

  Distributions to a Non-U.S. Shareholder that are designated by Host REIT at the time of distribution as capital gain dividends (other than those arising from the disposition of a United States real property interest) generally will not be subject to United States federal income taxation, unless (i) the investment in the Common Shares is effectively connected with the Non-U.S. Shareholder's United States trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. Shareholders with respect to such gain (except that a shareholder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above) or (ii) the Non-U.S. Shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

  Pursuant to FIRPTA, distributions to a Non-U.S. Shareholder that are attributable to gain from sales or exchanges by Host REIT of United States real property interests (whether or not designated as capital gain dividends) will cause the Non-U.S. Shareholder to be treated as recognizing such gain as income effectively connected with a United States trade or business. Non-U.S. Shareholders would thus generally be taxed at the same rates applicable to U.S. Shareholders (subject to a special alternative minimum tax in the case of nonresident alien individuals). Also, such gain may be subject to a 30% branch profits tax in the hands of a Non-U.S. Shareholder that is a corporation, as discussed above. Host REIT is required to withhold 35% of any such distribution. That amount is creditable against the Non-U.S. Shareholder's federal income tax liability.

  Although the law is not entirely clear on the matter, it appears that amounts designated by Host REIT pursuant to the 1997 Act as undistributed capital gains in respect of the Common Shares held by U.S. Shareholders (see "--Annual Distribution Requirements Applicable to REITs" above) would be treated with respect to Non-U.S. Shareholders in the manner outlined in the preceding two paragraphs for actual distributions by Host REIT of capital gain dividends. Under that approach, the Non-U.S. Shareholders would be able to offset as a credit against their United States federal income tax liability resulting therefrom their proportionate share of the tax paid by Host REIT on such undistributed capital gains (and to receive from the IRS a refund to the extent their proportionate share of such tax paid by Host REIT were to exceed their actual United States federal income tax liability).

  Sale of Common Shares. Gain recognized by a Non-U.S. Shareholder upon the sale or exchange of Common Shares generally will not be subject to United States taxation unless such shares constitute a "United

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

States real property interest" within the meaning of FIRPTA. The Common Shares will not constitute a "United States real property interest" so long as Host REIT is a "domestically controlled REIT." A "domestically controlled REIT" is a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by Non-U.S. Shareholders. Host REIT is unable at this time to predict whether it will be a "domestically controlled REIT," and therefore whether the sale of Common Shares will be subject to taxation under FIRPTA. Moreover, even if Host REIT initially qualifies as a "domestically controlled REIT," because the Common Shares are expected to be publicly traded, no assurance can be given that Host REIT would continue to be a "domestically controlled REIT." Notwithstanding the foregoing, gain from the sale or exchange of Common Shares not otherwise subject to FIRPTA will be taxable to a Non-U.S. Shareholder if the Non-U.S. Shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States. In such case, the nonresident alien individual will be subject to a 30% United States withholding tax on the amount of such individual's gain.

  Even if Host REIT does not qualify as or ceases to be a domestically-controlled REIT, gain arising from the sale or exchange by a Non-U.S. Shareholder of Common Shares would not be subject to United States taxation under FIRPTA as a sale of a "United States real property interest" if (i) the Common Shares are "regularly traded" (as defined by applicable Treasury Regulations) on an established securities market (e.g., the NYSE) and (ii) such Non-U.S. Shareholder owned 5% or less of the Common Shares throughout the five-year period ending on the date of the sale or exchange. If gain on the sale or exchange of Common Shares were subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to regular United States income tax with respect to such gain in the same manner as a taxable U.S. Shareholder (subject to any applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of foreign corporations) and the purchaser of the Common Shares would be required to withhold and remit to the IRS 10% of the purchase price.

  Backup Withholding Tax and Information Reporting. Backup withholding tax (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) and information reporting will generally not apply to distributions paid to Non-U.S. Shareholders outside the United States that are treated as (i) dividends subject to the 30% (or lower treaty rate) withholding tax discussed above, (ii) capital gain dividends or
(iii) distributions attributable to gain from the sale or exchange by Host REIT of United States real property interests. As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of Common Shares by or through a foreign office of a foreign broker. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of Common Shares by a foreign office of a broker that (a) is a United States person, (b) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (c) is a "controlled foreign corporation" (generally, a foreign corporation controlled by United States shareholders) for United States tax purposes, unless the broker has documentary evidence in its records that the holder is a Non-U.S. Shareholder and certain other conditions are met or the shareholder otherwise establishes an exemption. Payment to or through a United States office of a broker of the proceeds of a sale of Common Shares is subject to both backup withholding and information reporting unless the shareholder certifies under penalty of perjury that the shareholder is a Non-U.S. Shareholder, or otherwise establishes an exemption. A Non-U.S. Shareholder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

  The IRS has recently finalized regulations regarding the withholding and information reporting rules discussed above. In general, these regulations do not alter the substantive withholding and information reporting requirements but unify certification procedures and forms and clarify and modify reliance standards. These regulations generally are effective for payments made after December 31, 2000, subject to certain transition rules. Valid withholding certificates that are held on December 31, 1999, will remain valid until the earlier of December 31, 2000 or the date of expiration of the certificate under rules currently in effect (unless otherwise invalidated due to changes in the circumstances of the person whose name is on such certificate). A Non-U.S. Shareholder should consult its own advisor regarding the effect of the new Treasury Regulations.

TAX ASPECTS OF HOST REIT'S OWNERSHIP OF OP UNITS

  General. Substantially all of Host REIT's investments will be held through the Operating Partnership, which will hold the Hotels either directly or through the Hotel Partnerships (which, in turn, may hold Hotels through certain Subsidiary Partnerships). In general, partnerships are "pass-through" entities that are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. Host REIT will include in its income its proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, Host REIT will include its proportionate share of assets held through the Operating Partnership, the Hotel Partnerships and any Subsidiary Partnerships. See "--Federal Income Taxation of Host REIT Following the Mergers--Ownership of Partnership Interests by a REIT."

  Entity Classification. If the Operating Partnership, any of the Hotel Partnerships, any of the Subsidiary Partnerships, or any other partnership or LLC in which the Operating Partnership has a direct or indirect interest were treated as an association, the entity would be taxable as a corporation and therefore would be subject to an entity level tax on its income. In such a situation, the character of Host REIT's assets and items of gross income would change and could preclude Host REIT from qualifying as a REIT (see "Federal Income Taxation of Host REIT Following the Mergers--Asset Tests Applicable to REITs" and "--Income Tests Applicable to REITs").

  At the time of the closing of the Mergers, Hogan & Hartson will deliver an opinion to Host REIT stating that, based on certain factual assumptions and representations described in the opinion, the Operating Partnership, each of the Hotel Partnerships and each of the Subsidiary Partnerships will be treated as a partnership (or disregarded) for federal income tax purposes (and not treated as an association taxable as a corporation).

  Partnership Allocations. Although a partnership agreement will generally determine the allocation of income and loss among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder. Generally, Section 704(b) and the Treasury Regulations promulgated thereunder require that partnership allocations respect the economic arrangement of the partners.

  If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The allocations of taxable income and loss provided for in the Partnership Agreement and the partnership agreements for the Hotel Partnerships (and any Subsidiary Partnerships) are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

  Tax Allocations with Respect to the Hotels.  As described above, pursuant to
Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property (such as the Hotels) that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the Book-Tax Difference associated with the property at the time of the contribution. The Partnership Agreement requires that such allocations be made in a manner consistent with Section 704(c) of the Code.

  In general, the partners of the Operating Partnership who contributed depreciated assets having an adjusted tax basis less than their fair market value at the time of contribution (which includes all of the Limited Partners owning interests in the Partnerships) will be allocated depreciation deductions for tax purposes that are lower than such deductions would be if determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets which have such a Book-Tax Difference, all income attributable to such Book-Tax Difference generally will be allocated to such partners. These allocations will tend to eliminate the Book-Tax Difference over the life of the Operating Partnership. However, the special allocation rules of Section 704(c) do not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Operating Partnership may cause Host REIT to be allocated lower depreciation and other deductions, and possibly an amount of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. Such an allocation might cause Host REIT to recognize taxable income in excess of cash proceeds, which might adversely affect Host REIT's ability to comply with the REIT distribution requirements. See "Federal Income Taxation of Host REIT Following the Mergers--Annual Distribution Requirements Applicable to REITs."

  As described above in "Tax Consequences of the Merger Relief from Liabilities/Deemed Cash Distribution," the Operating Partnership and Host REIT have determined to use generally the traditional method, with a provision for a curative allocation of gain on sale to the extent prior allocations of depreciation with respect to a specific Hotel were limited by the "ceiling rule" applicable under the traditional method, to account for Book-Tax Differences with respect to the Hotels contributed to the Operating Partnership in connection with the Mergers (although there may be certain exceptions). This method is generally a more favorable method for accounting for Book-Tax Differences from the perspective of those partners (including Host REIT) receiving OP Units in exchange for property with a low basis relative to value at the time of the Mergers and is a less favorable method from the perspective of those partners contributing cash (or "high basis" assets) to the Operating Partnership (including Host REIT, to the extent it contributes cash to the Operating Partnership).

  With respect to any property purchased by the Operating Partnership subsequent to the Mergers, such property will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code will not apply.

OTHER TAX CONSEQUENCES FOR HOST REIT AND ITS SHAREHOLDERS

  Host REIT and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it (through the Operating Partnership) or they transact business or reside. The state and local tax treatment of Host REIT and its shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders of Host REIT should consult their own tax advisors regarding the effect of state and local tax laws on an investment in Host REIT.

  A portion of the cash to be used by Host REIT to fund distributions is expected to come from each Non-Controlled Subsidiary through payments of dividends on the shares of such corporation held by the Operating Partnership (and interest on notes held by the Operating Partnership). Each Non-Controlled Subsidiary will pay federal and state income tax at the full applicable corporate rates. To the extent that a Non-Controlled Subsidiary is required to pay federal, state or local taxes, the cash otherwise available for distribution by Host REIT to its shareholders will be reduced accordingly.

                               VOTING PROCEDURES

DISTRIBUTION OF SOLICITATION MATERIALS

  This Consent Solicitation, together with the accompanying transmittal letter and the Limited Partner consent (the "Consent Form"), constitute the Solicitation Materials being distributed to the Limited Partners to obtain their votes for, against or to abstain with respect to a Merger.

  In order to participate in a Merger, the Limited Partners of each Partnership must approve such participation by a certain vote of limited partner interests as set forth in the table below under "--Required Vote and Other Conditions." Each Partnership that approves the Merger will effect a Merger as set forth below and in the Supplement relating to the individual Partnership. Each Limited Partner, therefore, should complete and return the Consent Form before the expiration of the Solicitation Period. The Solicitation Period is the time period during which Limited Partners may vote for or against the Mergers or abstain with respect thereto and indicate whether they will retain their OP Units or exchange them for Notes. The Solicitation Period will commence upon delivery of the Solicitation Materials
to the Limited Partners (on or about      , 1998) and will continue until the
later of (a)      , 1998 (a date not less than 60 calendar days from the
initial delivery of the Solicitation Materials) or (b) such later date as may be selected by the General Partners and the Operating Partnership and as to which notice is given to the Limited Partners. At their discretion, the General Partners and the Operating Partnership may elect to extend the Solicitation Period. Under no circumstances will the Solicitation Period be
extended beyond      , 1998. Any Consent Form received by the information
agent (the "Information Agent") prior to 5:00 p.m., Eastern time, on the last day of the Solicitation Period will be effective provided that such Consent Form has been properly completed and signed. THE PARTNERSHIP INTERESTS OF ATLANTA MARQUIS, CHICAGO SUITES, MDAH OR PHLP LIMITED PARTNERS WHO FAIL TO RETURN A SIGNED CONSENT FORM BY THE END OF THE SOLICITATION PERIOD OR WHO ABSTAIN WITH RESPECT THERETO WILL BE COUNTED AS VOTING AGAINST THE MERGER. THE PARTNERSHIP INTERESTS OF DESERT SPRINGS, HANOVER, MHP OR MHP2 LIMITED PARTNERS WHO FAIL TO RETURN A SIGNED CONSENT FORM BY THE END OF THE SOLICITATION PERIOD WILL NOT BE COUNTED FOR PURPOSES OF DETERMINING WHETHER A MAJORITY OF LIMITED PARTNER PARTNERSHIP INTERESTS ARE PRESENT, WHILE THE PARTNERSHIP INTERESTS OF THOSE WHO ABSTAIN WILL BE COUNTED FOR PURPOSES OF DETERMINING WHETHER A MAJORITY OF LIMITED PARTNER PARTNERSHIP INTERESTS ARE PRESENT, BUT WILL EFFECTIVELY BE COUNTED AS VOTING AGAINST THE MERGER. FAILURE OF A LIMITED PARTNER TO RETURN A SIGNED CONSENT FORM, WHETHER IT COUNTS AS A VOTE AGAINST THE MERGER OR HINDERS THE DETERMINATION OF WHETHER A MAJORITY OF LIMITED PARTNER PARTNERSHIP INTERESTS ARE PRESENT, MAY JEOPARDIZE COMPLETION OF THE MERGERS.

  The Consent Form seeks a Limited Partner's consent to the Merger and certain related matters. If a Limited Partner has interests in more than one Partnership, all of such interests will be set forth on the Consent Form and the Consent Form will provide for separate votes by the Limited Partner for each Partnership listed. LIMITED PARTNERS WHO RETURN A SIGNED CONSENT FORM BUT FAIL TO INDICATE THEIR APPROVAL OR DISAPPROVAL AS TO ANY MATTER (INCLUDING THE MERGER) WILL BE DEEMED TO HAVE VOTED TO APPROVE SUCH MATTER.

FIRPTA CERTIFICATION OR WITHHOLDING CERTIFICATE REQUIRED

  As a condition to the receipt of OP Units in the Mergers, each Limited Partner who does not want to be subject to withholding under FIRPTA, will be required to provide to the Operating Partnership either a certification, made under penalties of perjury, that it is a United States citizen or resident (or if an entity, an entity organized under the laws of the United States) or, alternatively, a withholding certificate from the IRS providing that no withholding is required with respect to such Limited Partner in connection with the Mergers. If such certification or withholding certificate is not provided, the Operating Partnership will be required to withhold an amount equal to 10% of the "amount realized" by such Limited Partner in the Mergers, including both the value of the OP Units received and such Limited Partner's share of the liabilities of his Partnership. See "Federal Income Tax Consequences--Tax Consequences of the Mergers--Withholding."

NO SPECIAL MEETINGS

  None of the Partnerships has scheduled a special meeting of its Limited Partners to discuss the Solicitation Materials or the terms of the Mergers. The General Partners, members of Host REIT's management and the Information Agent intend to solicit actively the support of the Limited Partners for the Mergers and, subject to applicable federal and state securities laws, hold informal meetings with Limited Partners, answer questions about the Mergers and the Solicitation Materials and explain the reasons for the recommendation that Limited Partners vote to approve the Mergers. Costs of solicitation will be allocated as set forth in "The Mergers and the REIT Conversion Expenses." No person will receive compensation contingent upon solicitation of a favorable vote.

REQUIRED VOTE AND OTHER CONDITIONS

  The General Partners and the Operating Partnership have conditioned participation in the Mergers by each Partnership upon obtaining the required votes set forth in the table below. See "The Mergers and the REIT Conversion-- Conditions to the Consummation of the Mergers."

       PARTNERSHIP                         REQUIRED VOTE


     Atlanta Marquis                 Consent of limited partners
                                     holding more than 50% of the
                                     outstanding limited partner
                                     interests in each class of
                                     Partnership Units and the
                                     approval of the General Partner.
                                     The General Partner holds 0.28%
                                     of the outstanding Class A
                                     limited partner interests. The
                                     General Partner may vote its
                                     Class A limited partner interests
                                     and intends to vote such Class A
                                     limited partner interests FOR the
                                     Merger.


     Chicago Suites                  Consent of limited partners
                                     holding more than 50% of the
                                     outstanding limited partner
                                     interests and the approval of the
                                     General Partner. The General
                                     Partner holds no limited partner
                                     interests.


     Desert Springs                  Consent of limited partners
                                     holding more than 50% of the
                                     outstanding limited partner
                                     interests and the approval of the
                                     General Partner. The General
                                     Partner must vote all of its
                                     limited partner interests in the
                                     same manner as the majority of
                                     limited partner interests vote so
                                     long as consents of a majority of
                                     limited partner interests held by
                                     Limited Partners are returned and
                                     not withdrawn prior to the end of
                                     the Solicitation Period. The
                                     General Partner holds no limited
                                     partner interests.


     Hanover Consent of limited partners holding more than 50% of the outstanding limited partner interests and the approval of the General Partner. An affiliate of the General Partner holds 47.62% of the outstanding limited partner interests. The affiliate of the General Partner must vote all of its limited partner interests in the same manner as the majority of limited partner interests vote so long as consents of a majority of limited partner interests held by Limited Partners are returned and not withdrawn prior to the end of the Solicitation Period.


     MDAH Consent of limited partners holding more than 50% of the outstanding limited partner interests and the approval of the General Partner. The General
                                     Partner holds 0.48% of the
                                     limited partner interests. The
                                     General Partner may not vote its
                                     limited partner interests.


     MHP Consent of limited partners holding more than 50% of the outstanding limited partner interests and the approval of the General Partner. The General
                                     Partner and its affiliate
                                     collectively hold 48.33% of the
                                     outstanding limited partner
                                     interests. The General Partner
                                     and its affiliate must vote all
                                     of their limited partner
                                     interests in the same manner as
                                     the majority of limited partner
                                     interests vote so long as
                                     consents of a majority of limited
                                     partner interests held by Limited
                                     Partners are returned and not
                                     withdrawn prior to the end of the
                                     Solicitation Period.


     MHP2 Consent of limited partners holding more than 50% of the outstanding limited partner interests and the approval of the General Partner. The General
                                     Partner and its affiliate
                                     collectively hold 52.62% of the
                                     outstanding limited partner
                                     interests. The General Partner
                                     and its affiliate must vote all
                                     of their limited partner
                                     interests in the same manner as
                                     the majority of limited partner
                                     interests other than those
                                     limited partner interests held by
                                     the General Partner and its
                                     affiliates actually voted (so
                                     long as a majority of the outside
                                     limited partners are present for
                                     purposes of a vote by submitting
                                     ballots or otherwise).


     PHLP Consent of limited partners holding more than 50% of the outstanding limited partner interests and the approval of the General Partner. The General
                                     Partner holds 0.06% of the
                                     limited partner interests. The
                                     General Partner may vote its
                                     limited partner interests and
                                     intends to vote such limited
                                     partner interests FOR the Merger.

  Record Date and Outstanding Partnership Units. The Record Date is    , 1998
for all Partnerships. As of the Record Date, the following number of Partnership Units were held of record by the number of Limited Partners indicated below:

                                    NUMBER OF  NUMBER OF     NUMBER OF UNITS
                                     LIMITED   UNITS HELD  REQUIRED FOR APPROVAL
 PARTNERSHIP                         PARTNERS  OF RECORD       OF THE MERGER
 -----------                        --------- ----------- ----------------------
Atlanta Marquis....................                530             266
Chicago Suites.....................                335             168
Desert Springs.....................                900             N/A(1)
Hanover............................                 84             N/A(1)
MDAH...............................                414             206(2)
MHP................................              1,000             N/A(1)
MHP2...............................                745             N/A(1)
PHLP...............................              1,800             901

--------

(1) The number of Partnership Units required for approval of a Merger cannot be calculated because approval requires the affirmative vote of a majority of the number of Partnership Units actually voted by Limited Partners; provided, that, the total number of Partnership Units voted by Limited Partners constitutes a majority of the outstanding Partnership Units held by Limited Partners.

(2) The General Partner of MDAH holds 2.5 Partnership Units and may not vote such Partnership Units. Therefore only 411.5 Partnership Units are eligible to be voted and the total number of Partnership Units required to approve the MDAH Merger is 206.

  Each Limited Partner is entitled to one vote for each Partnership Unit held. Accordingly, the number of Partnership Units entitled to vote with respect to the Merger is equivalent to the number of Partnership Units held of record at the Record Date.

  Investor Lists. Under Rule 14a-7 of the Exchange Act, each Partnership is required, upon the written request of a Limited Partner, to provide to the requesting Limited Partner (i) a statement of the approximate number of Limited Partners in such Limited Partner's Partnership and (ii) the estimated cost of mailing a proxy statement, form of proxy or other similar communication to such Limited Partners. In addition, a Limited Partner has the right, at his or her option, either (a) to have his Partnership mail (at the Limited Partner's expense) copies of any proxy statement, proxy form or other soliciting materials furnished by the Partnership to the Partnership's Limited Partners designated by the Limited Partner or (b) to have the Partnership deliver to the requesting Limited Partner, within five business days of the receipt of the request, a reasonably current list of the names, addresses and class of Partnership Units held by the Partnership's Limited Partners. The right to receive the list of Limited Partners is subject to the requesting Limited Partner's payment of the cost of mailing and duplication at a rate of $0.15 per page.

  Tabulation of Votes. An automated system administered by         will
tabulate the votes and dissents in connection with the Mergers.         will
make the tabulation available to the General Partners and any Limited Partner upon request. Abstentions will be tabulated with respect to the Mergers and related matters. The number of Partnership Units that must be voted in favor of the Merger for it to be approved by the respective Partnerships is shown in the table above.

                                    EXPERTS

  The financial statements and schedule of Host Marriott Hotels as of January 2, 1998 and January 3, 1997 and for each of the three years in the period ended January 2, 1998, the financial statements of HMC Senior Living Communities, Inc. as of January 2, 1998 and for the period June 21, 1997 (inception) through January 2,

1998, and the balance sheet of Host Marriott, L.P. as of June 19, 1998 and the financial statements of Atlanta Marriott Marquis II Limited Partnership, Mutual Benefit Chicago Marriott Suite Hotel Partners, L.P., Desert Springs Marriott Limited Partnership, Hanover Marriott Limited Partnership, Marriott Diversified American Hotels, L.P., Marriott Hotel Properties Limited Partnership, Marriott Hotel Properties II Limited Partnership and Potomac Hotel Limited Partnership as of December 31, 1997 and 1996 and each of the three years ended December 31, 1997 included in this Consent Solicitation and in the Supplements hereto have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

  The Appraisals and the Fairness Opinion included in this Consent Solicitation or the Registration Statement of which it is a part have been prepared by American Appraisal Associates, Inc. and are included herein and therein in reliance upon the authority of said Firm as experts are giving such reports.

                                 LEGAL MATTERS

  Certain legal matters, including certain tax matters, will be passed upon for the Operating Partnership and Host REIT by Hogan & Hartson L.L.P., Washington, D.C.

                             AVAILABLE INFORMATION

  The Partnerships (except Chicago Suites, Hanover and MDAH) are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and are required to file reports and other information with the Securities and Exchange Commission (the "Commission"), 450 Fifth Street N.W., Washington, D.C. 20549. In addition, the Operating Partnership has filed a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act) and the rules and regulations thereunder, with respect to the securities offered pursuant to this Prospectus/Consent Solicitation Statement. This Prospectus/Consent Solicitation Statement, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and financial schedules thereto. For further information concerning the Mergers, please refer to the reports of the Partnerships (except Chicago Suites, Hanover and MDAH) filed under the Exchange Act and the Operating Partnership's Registration Statement and such exhibits and schedules, copies of which may be examined without charge at, or obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and which will also be available for inspection and copying at the regional offices of the Commission located at Room 1400, 75 Park Place, New York, New York 10007 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at "http: www.sec.gov".

  A separate Supplement to this Prospectus/Consent Solicitation Statement has been prepared for each Partnership and will be delivered to each Limited Partner of the Partnership covered thereby. Upon receipt of a written request by a Limited Partner or representative so designated in writing, the General Partners will send a copy of any Supplement without charge. All requests should be directed to: Investor Relations, 10400 Fernwood Road, Bethesda, Maryland 20817, telephone number: (301) 380-2070 (between the hours of 9:00 a.m. and 4:00 p.m., eastern time).

  Statements contained in this Prospectus/Consent Solicitation Statement or any supplements hereto as to the contents of any contract or other document which is filed as an exhibit to the Registration Statement are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of such contract or document.

  Upon consummation of the REIT Conversion, Host REIT and the Operating Partnership will be required to file reports and other information with the Commission pursuant to the Exchange Act. In addition to applicable legal or NYSE requirements, if any, holders of the OP Units and the Common Shares will receive annual reports containing audited financial statements with a report thereon by Host REIT's and the Operating Partnership's independent public accountants, and quarterly reports containing unaudited financial information for each of the first three quarters of each fiscal year. If a Partnership does not participate in the Mergers and REIT Conversion, such Partnership will continue to file reports and other information with the Commission as required by law, if applicable.

                                   GLOSSARY

  "100% Participation with No Notes Issued" means all Partnerships participate in the Mergers and the REIT Conversion and no Notes are issued.

  "100% Participation with Notes Issued" means all Partnerships participate in the Mergers and the REIT Conversion and every Limited Partner elects to receive Notes.

  "15% Personal Property Test" means the test applied to determine whether a REIT satisfies the requirement under the Code that, in order for rent attributable to the lease of personal property to qualify as "rents from real property," such rent must not account for more than 15% of the total rent received under the lease of real and personal property.

  "1993 Act" means the Omnibus Budget Reconciliation Act of 1993.

  "1997 Act" means the Taxpayer Relief Act of 1997.

  "AAA" means American Appraisal Associates, Inc., an independent, nationally recognized hotel valuation and financial advisory firm that performed the Appraisals as to the Hotel(s) owned by each Partnership and rendered the Fairness Opinion.

  "Acquired Earnings" mean undistributed earnings and profits of Host REIT attributable to a "C Corporation" taxable year (including accumulated undistributed earnings and profits acquired from Host, some of which may have resulted from either transactions undertaken in contemplation of the REIT Conversion or the REIT Conversion itself).

  "ADA" means the Americans with Disabilities Act.

  "Adjusted Appraised Value" of a Partnership equals the Appraised Value of its Hotels, adjusted as of the Final Valuation Date for lender reserves, capital expenditure reserves, existing indebtedness (including a "mark to market" adjustment to reflect the fair market value of such indebtedness), certain deferred maintenance costs, deferred management fees and transfer and recordation taxes and fees.

  "Adjusted NOI" means NOI as adjusted for incentive management fees and certain capital expenditures.

  "AMTI" means alternative minimum taxable income.

  "Anti-Abuse Rule" means a regulation under the Partnership Provisions of the Code that authorizes the IRS, in certain "abusive" transactions involving partnerships, to disregard the form of the transaction and recast it for federal tax purposes as the IRS deems appropriate.

  "Appraisal" means an appraisal of a Partnership's Hotel performed by AAA as of March 1, 1998 that is an evaluation of the Market Value of a property as if available for sale in the open market.

  "Appraised Value" means the market value of each Partnership's Hotels as of March 1, 1998 as determined by AAA.

  "Atlanta Marquis" means Atlanta Marriott Marquis II Limited Partnership, a Delaware limited partnership, or, as the context may require, such entity together with its subsidiaries, or any of such subsidiaries.

  "Available Cash" means net income plus depreciation and amortization and any reduction in reserves and minus interest and principal payments on debt, capital expenditures, any additions to reserves and other adjustments.

  "Blackstone Acquisition" means the acquisition, on the Effective Date, by the Operating Partnership of twelve full-service hotels and certain other assets from the Blackstone Entities in exchange for approximately 43.7 million OP Units, assumption of debt or cash payments totaling approximately $862 million and a distribution of up to 18% of the shares of SLC common stock.

  "Blackstone Entities" mean The Blackstone Group, a Delaware limited partnership and a series of funds controlled by Blackstone Real Estate Partners, a Delaware limited partnership.

  "Blackstone Hotels" mean the twelve upscale and luxury full-service hotel properties to be acquired by Host from the Blackstone Entities in the Blackstone Acquisition.

  "Bond Refinancing" means the refinancing of $1.55 billion of outstanding public bonds through offers to purchase such debt securities for cash and a concurrent solicitation of consents to amend the terms of the debt securities to permit the transactions constituting the REIT Conversion.

  "Book-Tax Difference" means the difference between the fair market value of property contributed to a partnership at the time of contribution and the adjusted tax basis of such property at the time of such contribution.

  "Built-In Gain Asset" means an asset which has been acquired from a C corporation in a transaction in which the basis of the asset in the hands of Host REIT is determined by reference to the basis of the asset in the hands of the C corporation.

  "Business Day" means any day, other than a Saturday or Sunday, on which the banking institutions in the City of New York are open for business.

  "Chain Services" mean services generally furnished on a central or regional basis to the Hotels. Such services include the following: (i) the development and operation of computer systems and reservation services, (ii) regional management and administrative services, regional marketing and sales services, regional training services, manpower development and relocation costs of regional personnel and (iii) such additional central or regional services as may from time to time be more efficiently performed on a regional or group level.

  "Chicago Suites" means Mutual Benefit Chicago Marriott Suite Hotel Partners, L.P., a Rhode Island limited partnership.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Commission" means the U.S. Securities and Exchange Commission.

  "Common Share" means a common share of beneficial interest, $.01 par value per share, of Host REIT.

  "Company" means Host, with respect to periods prior to the REIT Conversion, and Host REIT and the Operating Partnership, or any of their subsidiaries, with respect to the period after the REIT Conversion.

  "Consent Solicitation" means the Prospectus/Consent Solicitation Statement
of the Operating Partnership dated    , 1998.

  "Continuation Value" of a Partnership represents AAA's estimate, as adopted by the General Partners, of the discounted present value as of January 1, 1998 of the limited partners' share of estimated future cash distributions and estimated net sales proceeds plus lender reserves assuming that the Partnership continues as an operating business for twelve years and its assets are sold on December 31, 2009 for their then estimated fair market value.

  "Control share acquisition" means the acquisition of control shares, subject to certain exceptions.

  "Control shares" mean voting shares which, if aggregated with all other voting shares previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval.

  "Convertible Preferred Securities" means the 6 3/4% Convertible Quarterly Income Preferred Securities issued by Host Marriott Financial Trust, with an aggregate liquidation amount of $550 million, which are guaranteed on a subordinated basis by, and convertible into the common stock of, Host.

  "CPI" means the Consumer Price Index.

  "Declaration of Trust" means the Declaration of Trust of Host REIT, dated
   , 1998.

  "Delaware Act" means the Delaware Revised Uniform Limited Partnership Act.

  "Desert Springs" means Desert Springs Marriott Limited Partnership, a Delaware limited partnership, or, as the context may require, such entity together with its subsidiaries, or any of such subsidiaries.

  "Disguised Sale Regulations" mean Section 707 of the Code and the Treasury Regulations thereunder.

  "Effective Date" means the date of the closing of the Mergers.

  "Effective Time" means the time at which the Certificates of Merger with respect to the Mergers of the Merger Partnerships with the Participating Partnerships are filed with the Secretaries of State of the State of Delaware and the State of Rhode Island.

  "EITF" means the Emerging Issues Task Force of the Financial Accounting Standards Board.

  "Employee Benefits Allocation Agreement" means the Employee Benefits Allocation and Other Employment Matters Agreement entered into by Host and HM Services that provides for the allocation of certain responsibilities with respect to employee compensation, benefits and labor matters.

  "Engineering Study" means a study prepared by an engineer retained by Host with respect to the deferred maintenance requirements for each of the Partnership's Hotels.

  "Excess FF&E" means replacement FF&E that would cause the average tax basis of the items of the Lessor's FF&E and other personal property that are leased to the applicable Lessee to exceed 15% of the aggregate average tax basis of the real and personal property subject to the applicable Lease.

  "Excess Losses" mean losses that would have the effect of creating a deficit balance in a Limited Partner's capital account.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Exchange Value" of a Partnership or Partnership Interest means the value equal to the greatest of its Adjusted Appraised Value, Continuation Value and Liquidation Value.

  "Fairness Opinion" means the fairness opinion rendered by AAA which concluded that: (i) the Exchange Value and the methodologies and underlying assumptions used to determine the Exchange Value, the Adjusted Appraised Value, the Continuation Value and the Liquidation Value of each Partnership (including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of the Hotels) are fair and reasonable, from a financial point of view, to the Limited Partners of each Partnership and (ii) the methodologies used to determine the price of an OP Unit and to allocate the equity in the Operating Partnership to be received by the Limited Partners of Partnership are fair and reasonable to the Limited Partners of each Partnership.

  "FF&E" means furniture, fixtures and equipment.

  "FF&E Adjustment" means the amount by which the annual Minimum Rent would be reduced in the case that the average tax basis of the items of the Lessor's FF&E and other personal property that are leased to the applicable Lessee exceeds 15% of the aggregate average tax basis of the real and personal property subject to the applicable Lease. The FF&E Adjustment is equal to (i) the Market Leasing Factor times the cost of the excess FF&E (if the Special Subsidiary leases the FF&E to the Lessee) or (ii) 110% of the Market Leasing Factor times the cost of the excess FF&E (if the Special Subsidiary does not lease the FF&E to the Lessee), for a period equal to the weighted average useful life of the excess FF&E.

  "FF&E Replacements" mean FF&E to be acquired and certain routine repairs that are normally capitalized to be performed in the next year.

  "Final Valuation Date" means the date that is the end of the four-week accounting period ending at least 20 days prior to the Effective Date and is the date when the Exchange Values will be finally determined.

  "FIRPTA" means the Foreign Investment in Real Property Tax Act of 1980.

  "Forum Group" means the Forum Group, Inc., which was acquired by Host on June 21, 1997 from Marriott Senior Living Services, Inc., a subsidiary of Marriott International. The Forum Group holds interests in 31 premier senior living communities.

  "Full Participation Scenario" means the REIT Conversion occurs, all the Partnerships participate and no Notes are issued.

  "Funds From Operations" or "FFO" as defined by NAREIT is net income computed in accordance with GAAP, excluding gains or losses from debt restructuring and sales of properties, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. FFO should not be considered as an alternative to net income, operating profit, cash flows from operations or any other operating or liquidity performance measure prescribed by GAAP. FFO is also not an indicator of funds available to fund the Company's cash needs, including its ability to make distributions. The Company's method of calculating FFO may be different from methods used by other REITs and, accordingly, is not comparable to such other REITs.

  "GAAP" means generally accepted accounting principles.

  "General Partner" means the general partner of a Partnership, each of which general partners is a wholly owned, direct or indirect subsidiary of Host (except in the case of PHLP, in which Host is the General Partner).

  "Gross Revenues" mean proceeds from aggregate sales from a Hotel, including room sales, food and beverage sales and telephone and other sales.

  "Hanover" means Hanover Marriott Limited Partnership, a Delaware limited partnership.

  "Holders" mean persons in whose names the Notes are registered in the security register for the Notes.

  "Host" means Host Marriott Corporation, a Delaware corporation.

  "Host REIT" means Host Marriott Trust, a Maryland real estate investment trust, which will be the sole general partner of the Operating Partnership and the successor to Host.

  "Hotel Partnership" means any Partnership or Private Partnership.

  "Hotels" mean the approximately 120 full-service hotels operating primarily under the Marriott, Ritz-Carlton, Four Seasons, Swissotel and Hyatt brand names in which the Operating Partnership and its subsidiaries will initially have controlling interests or own outright following the REIT Conversion and the Blackstone Acquisition.

  "Impermissible Tenant Service Income" means any amount charged to a tenant for services rendered by Host REIT or its affiliates other than through an independent contractor from whom Host REIT derives no revenue excluding for these purposes services "usually or customarily rendered" in connection with the rental of real property and not otherwise considered "rendered to the occupant."

  "Incentive Compensation Trust" means the Host Marriott Incentive Compensation Statutory Trust, a Delaware statutory business trust, the beneficiaries of which with respect to distributions of income are employees of Host REIT eligible to participate in the Comprehensive Stock Incentive Plan (excluding Trustees of Host REIT and certain other highly compensated employees). The Incentive Compensation Trust is the owner of the voting stock of the Non-Controlled Subsidiaries.

  "Indenture" means the indenture entered into between the Operating
Partnership and     pursuant to which the Notes will be issued.

  "Indenture Trustee" means                   , the trustee under the
Indenture.

  "Information Agent" means                     .

  "Initial Basis" means a Limited Partner's initial tax basis in his OP Units.

  "Initial Valuation Date" means                    , 1998.

  "Interest Payment Date" means each June 15 and December 15 commencing June 15, 1999.

  "Interested Shareholder" means a person who owns 10% or more of the voting power of a trust's then outstanding shares of beneficial interests or his affiliate.

  "IRS" means the Internal Revenue Service.

  "IRS Restructuring Act" means the Internal Revenue Service Restructuring and Reform Act of 1998, which was signed into law on July 22, 1998.

  "Leases" mean the lease agreements under which the Lessees will lease the Hotels from the Operating Partnership.

  "Lessees" mean the entities to which the Operating Partnership will lease the Hotels and who will operate the Hotels under the existing management agreements and pay rent to the Operating Partnership.

  "LIBOR" means the London Interbank Offered Rate.

  "Limited Partners" mean the limited partners, excluding those affiliated with Host, of the Partnerships.

  "Liquidation Value" of a Partnership represents the General Partners' estimate of the net proceeds to limited partners resulting from the assumed sale as of December 31, 1998 of the Hotel(s) of the Partnership, each at its Adjusted Appraised Value (after eliminating any "mark to market" adjustment and adding back the deduction for transfer taxes, if any, made in deriving the Adjusted Appraised Value) less (i) estimated liquidation costs, expenses and contingencies equal to 2.5% of Appraised Value and (ii) prepayment penalties or defeasance costs, as applicable.

  "Management Agreements" mean the current management agreements pursuant to which the Managers manage the Hotels. Following REIT Conversion, the management agreements will be assigned to the Lessees for the term of the applicable Lease.

  "Managers" mean the subsidiaries of Marriott International and other companies who manage the Hotels on behalf of Host or the Hotel Partnerships (and following the REIT Conversion, on behalf of the Lessees) pursuant to the existing management agreements.

  "Market Leasing Factor" means the amount used to determine the FF&E Adjustment to Minimum Rent in the case that the average tax basis of the items of the Lessor's FF&E and other personal property that are leased to the applicable Lessee exceed 15% of the aggregate average tax basis of the real and personal property subject to the applicable Lease. The Market Leasing Factor will be determined for the first two years under a Lease at the time the Lease is executed. Each year thereafter, the Market Leasing Factor will be determined by an independent valuation expert, mutually acceptable to the Lessor and the Lessee, who shall determine the amount based upon the median of the leasing rates of at least three nationally recognized companies engaged in the business of leasing similar personal property.

  "Market Value" means the most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably and assuming the price is not affected by undue stimuli. Implicit in this definition is the consummation of a sale as of a specific date and the passing of title from seller to buyer under conditions whereby: (i) the buyer and seller are typically motivated; (ii) both parties are well informed or well advised, and each is acting in what he considers his own best interest; (iii) a reasonable time frame is allowed for exposure in the open market;
(iv) payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto and (v) the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

  "Marriott International" means Marriott International, Inc., a Delaware corporation.

  "Maryland REIT Law" means Title 8 of the MGCL.

  "Maturity Date" means December 15, 2005.

  "MDAH" means Marriott Diversified American Hotels, L.P., a Delaware limited partnership.

  "Merger" means the proposed merger of a Merger Partnership into a Partnership pursuant to this Consent Solicitation, in which the Partnership is the surviving entity.

  "Merger Expenses" mean all costs and expenses incurred in connection with the proposed Mergers, including transfer and recordation taxes and fees.

  "Merger Partnership" means a newly formed direct or indirect subsidiary of the Operating Partnership which will merge with and into a Partnership.

  "MGCL" means the Maryland General Corporation Law.

  "MHP" means Marriott Hotel Properties Limited Partnership, a Delaware limited partnership, or, as the context may require, such entity together with its subsidiaries, or any of such subsidiaries.

  "MHP2" means Marriott Hotel Properties II Limited Partnership, a Delaware limited partnership, or, as the context may require, such entity together with its subsidiaries, or any of such subsidiaries.

  "Minimum Rent" means a fixed dollar amount of rent payable monthly by the Lessee to the Operating Partnership.

  "NAREIT" means the National Association of Real Estate Investment Trusts,
Inc.

  "Net Cash Proceeds" mean net cash proceeds from the (i) sale or other disposition of a Hotel for an amount in excess of (a) the amount required to repay mortgage indebtedness (outstanding immediately prior to the Mergers) secured by such Hotel or otherwise required to be applied to the reduction of indebtedness of such Partnership and (b) the costs incurred by the Partnership in connection with such sale or other disposition or (ii) refinancing (whether at maturity or otherwise) of any indebtedness secured by any Hotel in an amount in excess of (a) the amount of indebtedness secured by such Hotel at the time of the Mergers, calculated prior to any repayment or other reduction in the amount of such indebtedness in the Mergers and (b) the costs incurred by the Operating Partnership or such Partnership in connection with such refinancing.

  "New Credit Facility" means a new $1.25 billion unsecured credit facility.

  "NOI" means net operating income or the income before interests, taxes, depreciation and amortization.

  "Non-Controlled Subsidiaries" mean the one or more taxable corporations in which the Operating Partnership will own 95% of the economic interest but no voting stock and which will hold various assets contributed by Host and its subsidiaries to the Operating Partnership, which assets, if owned directly by the Operating Partnership, might jeopardize Host REIT's status as a REIT.

  "Non-Participating Partnership" means a Partnership whose Limited Partners do not vote in favor of the Merger and which does not participate in a Merger.

  "Non-U.S. Shareholders" mean persons that are, for purposes of federal income taxation, nonresident alien individuals, foreign corporations, foreign partnerships or foreign estates or trusts.

  "Note" means an unsecured % Callable Note due December 15, 2005 of the Operating Partnership which a Limited Partner, having previously so elected at the time of voting, can receive at the time of the Mergers in exchange for OP Units with a principal amount equal to the Note Election Amount of the Limited Partner's Partnership Interest.

  "Note Election Amount" means the principal amount of a Note received by a Limited Partner who elects to receive such Note in exchange for OP Units, which is equal to the greater of (i) the Liquidation Value or (ii) 60% of the Exchange Value.

  "Note Election" means the acquisition and ownership of Notes received by Limited Partners who elect to tender the OP Units received in the Mergers to the Operating Partnership in exchange for Notes.

  "NYSE" means the New York Stock Exchange, Inc.

  "OP Unit" means a unit of limited partnership interest in the Operating Partnership.

  "Operating Partnership" means Host Marriott, L.P., a Delaware limited partnership, or, as the context may require, such entity together with its subsidiaries, including the Non-Controlled Subsidiaries, or any of them; also means Host, when used to describe such entity on a pro forma basis before the REIT Conversion.

  "Original Limited Partner's Original Basis" means the amount of basis, for tax purposes, that a Limited Partner who purchased his Partnership Interest in the original offering by the Partnership of Partnership Interests and who has held such Partnership Interest at all times since would have.

  "Ownership Limit" means the prohibition against ownership, directly or by virtue of the attribution provisions of the Code, by any single shareholder of more than (i) 9.8% of the lesser of the number or value of Common Shares outstanding or (ii) 9.8% of the lesser of the number or value of the issued and outstanding preferred shares of any class or series of Host REIT.

  "Participating Partnership" means a Partnership whose Limited Partners vote in favor of the Merger and which participates in a Merger.

  "Partnership" means any of Atlanta Marquis, Chicago Suites, Desert Springs, Hanover, MDAH, MHP, MHP2 or PHLP or, as the context may require, any such entity together with its subsidiaries, or any of such subsidiaries.

  "Partnership Agreement" means the amended and restated agreement of limited partnership of the Operating Partnership substantially in the form attached hereto as Appendix A.

  "Partnership Interests" mean the interests of the Limited Partners in their respective Partnerships.

  "Partnership Provisions" mean the partnership provisions of the Code.

  "Partnership Unit" means a unit of limited partnership interest in a Partnership.

  "Percentage Rent" means an amount of rent based upon specified percentages of aggregate sales (including room sales, food and beverage sales and telephone and other sales) at each Hotel which is subject to a Lease.

  "Person" means an individual, corporation, partnership, limited liability company, trust or other entity.

  "PHLP" means Potomac Hotel Limited Partnership, a Delaware limited partnership.

  "Plan Assets" mean the underlying assets of Host REIT which are deemed to be assets of an investing ERISA Plan.

  "Private Partnership" means a partnership (other than a Partnership) or limited liability company that owns one or more full-service Hotels and that, prior to the REIT Conversion, is partially but not wholly owned by Host or one of its subsidiaries. The Private Partnerships are not participating in the Mergers.

  "Projected Year" means the twelve-month period ending February 28, 1999, used by AAA to estimate the Appraised Value of each Hotel.

  "Prohibited Owner" means a Person holding record title to any shares in excess of the Ownership Limit.

  "Prohibited Transferee" means a Person who would violate the Ownership Limit or any other restriction in the Declaration of Trust because of a transfer of shares of beneficial interest of Host REIT to such Person or any other event.

  "Recognition Period" means the ten-year period beginning on the date on which a Built-In Gain Asset is acquired by Host REIT.

  "Record Date" means    , 1998.

  "Redemption Amount" means an amount of cash equal to the deemed fair market value of OP Units at the time of redemption.

  "Redemption Price" means an amount of cash equal to the sum of the principal amount of the Notes being redeemed plus accrued interest thereon to the redemption date.

  "Regular Record Date" means a date 15 days prior to an Interest Payment Date, on which the Holders of the Notes are determined, regardless of whether such day is a Business Day.

  "REIT" means a real estate investment trust.

  "REIT Conversion" means (i) the contribution by Host of its wholly owned Hotels, its interests in the Hotel Partnerships and certain other businesses and assets to the Operating Partnership, (ii) the refinancing and amendment of the debt securities and certain credit facilities of Host substantially in the manner described herein, (iii) the Mergers (if and to the extent consummated),
(iv) the acquisition (whether by merger or otherwise) by the Operating Partnership of certain Private Partnerships or interests therein, (v) the Blackstone Acquisition (if and to the extent such acquisition is consummated),
(vi) the creation and capitalization of the Non-Controlled Subsidiaries, (vii) the merger of Host into Host REIT and subsequent distribution by Host REIT of SLC common stock, cash and possibly other consideration to Host REIT's shareholders and the Blackstone Entities, (viii) the leasing of the Hotels to subsidiaries of SLC or others and (ix) such other transactions and steps occurring prior to, substantially concurrent with or within a reasonable time after the Effective Date as may be necessary or desirable to complete the transactions contemplated herein or otherwise to permit Host REIT to elect to be treated as a REIT for federal income tax purposes.

  "Related Party Tenant" means a tenant in which Host REIT, or an actual or constructive owner of 10% or more of Host REIT, actually or constructively owns 10% or more of the interests.

  "REVPAR" means revenue per available room. REVPAR measures daily room revenues generated on a per room basis by combining the average daily room rate charged and the average daily occupancy achieved. REVPAR excludes food and beverage and other ancillary revenues generated by the hotel.

  "Rhode Island Act" means the Rhode Island Uniform Limited Partnership Act.

  "RIC" means a Regulated Investment Company.

  "SAR" means stock appreciation rights.

  "Section 704(c) Minimum Gain" means the amount of any taxable gain that would be allocated to a partner under Section 704(c) of the Code (or in the same manner as Section 704(c) of the Code in connection with a revaluation of partnership property) if the partnership disposed of all partnership property (in a taxable transaction) subject to one or more nonrecourse liabilities of the partnership in full satisfaction of such liabilities and for no other consideration.

  "Section 751 Assets" mean "unrealized receivables" (including depreciation recapture) and/or "substantially appreciated inventory items" as defined in
Section 751 of the Code.

  "Securities Act" means the Securities Act of 1933, as amended.

  "SFAS" means Statement of Financial Accounting Standard.

  "Significant Subsidiary" means each significant subsidiary (as defined in Rule 1-02(w) of Regulation S-X promulgated under the Securities Act) of the Operating Partnership.

  "SLC" means HMC Senior Communities, Inc., a Delaware corporation, or, as the context may require, such entity together with the Lessees and its other subsidiaries or any of them, which currently is a wholly owned subsidiary of Host but will become a separate public company as part of the REIT Conversion when Host distributes the common stock of SLC to Host's existing shareholders and the Blackstone Entities.

  "Solicitation Materials" mean the Consent Solicitation and the Consent Form.

  "Solicitation Period" means the period of time commencing at the time the Consent Solicitation and other Solicitation Materials are first distributed to
the Limited Partners and ending at the later of (i)      , 1998 or (ii) such
later date as the Operating Partnership may elect, in its sole and absolute discretion.

  "Subsidiary Partnerships" mean partnerships or limited liability companies in which either the Operating Partnership or the Hotel Partnerships have an interest.

  "Tax Matters Partner" means the Person designated at the partnership level to represent the partnership in a unified partnership proceeding to determine income, gain, loss, deduction and credit for each Partner. The Partnership Agreement appoints Host REIT as the Tax Matters Partner for the Operating Partnership.

  "TEFRA" means the Tax Equity and Fiscal Responsibility Act of 1982.

  "TMT" means tentative minimum tax.

  "Total Market Capitalization" means total debt plus fully diluted market equity value.

  "Treasury Regulations" mean the regulations promulgated by the IRS under the Code.

  "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

  "U.S. Shareholder" means a holder of Common Shares who (for United States federal income tax purposes) is (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have authority to control all substantial decisions of the trust.

  "UBTI" means unrelated business taxable income.

  "Unit Redemption Right" means the right of Limited Partners to redeem, beginning one year following the Effective Date, their OP Units and receive, at Host REIT's election, either Common Shares on a one-for-one basis (subject to adjustment) or cash in an amount equal to the market value of such shares.

  "UPREIT" means an umbrella partnership real estate investment trust.

                         INDEX TO FINANCIAL STATEMENTS

The following financial information is included on the pages indicated:

                      HISTORICAL FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
HOST MARRIOTT HOTELS (PREDECESSOR TO THE OPERATING PARTNERSHIP)
 Report of Independent Public Accountants.................................  F-2
 Combined Consolidated Balance Sheets as of January 2, 1998 and January 3,
  1997....................................................................  F-3
 Combined Consolidated Statements of Operations for the Fiscal Years Ended
  January 2, 1998, January 3, 1997 and December 29, 1995..................  F-4
 Combined Consolidated Statements of Cash Flows for the Fiscal Years Ended
  January 2, 1998, January 3, 1997 and December 29, 1995..................  F-5
 Notes to Combined Consolidated Financial Statements......................  F-6
 Condensed Combined Consolidated Balance Sheet as of June 19, 1998
  (unaudited)............................................................. F-29
 Condensed Combined Consolidated Statements of Operations for the Twenty-
  four Weeks Ended June 19, 1998 and June 20, 1997 (unaudited)............ F-30
 Condensed Combined Consolidated Statements of Cash Flows for the Twenty-
  four Weeks Ended June 19, 1998 and June 20, 1997 (unaudited)............ F-31
 Notes to Condensed Combined Consolidated Financial Statements
  (unaudited)............................................................. F-32

HMC SENIOR COMMUNITIES, INC., WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
OF HOST MARRIOTT CORPORATION (TENANT FINANCIAL STATEMENTS)

 Report of Independent Public Accountant.................................. F-38
 Consolidated Balance Sheet as of January 2, 1998......................... F-39
 Consolidated Statement of Operations for the Period from June 21, 1997
  (inception) through January 2, 1998..................................... F-40
 Consolidated Statement of Shareholders' Equity for the Period from June
  21, 1997 (inception) through January 2, 1998............................ F-41
 Consolidated Statement of Cash Flows for the Period from June 21, 1997
  (inception) through January 2, 1998..................................... F-42
 Notes to Consolidated Financial Statements............................... F-43
 Condensed Consolidated Balance Sheet as of June 19, 1998 (unaudited)..... F-53
 Condensed Consolidated Statement of Operations for the Twenty-four Weeks
  Ended June 19, 1998 (unaudited)......................................... F-54
 Condensed Consolidated Statement of Cash Flows for the Twenty-four Weeks
  Ended June 19, 1998 (unaudited)......................................... F-55
 Notes to Condensed Consolidated Financial Statements (unaudited)......... F-56

HOST MARRIOTT, L.P.

 Report of Independent Public Accountants................................. F-58
 Balance Sheet as of June 19, 1998........................................ F-59
 Notes to Balance Sheet................................................... F-60

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

OPERATING PARTNERSHIP

 Introduction to Unaudited Pro Forma Financial Statements of the Company.. F-62
100% Participation with No Notes Issued
 Pro Forma Balance Sheet as of June 19, 1998.............................. F-64
 Pro Forma Statements of Operations for the First Two Quarters 1998 and
  the Fiscal Year Ended January 2, 1998................................... F-68
 Pro Forma Statements of Cash Flows for the First Two Quarters 1998 and
  the Fiscal Year Ended January 2, 1998................................... F-72
100% Participation with Notes Issued
 Pro Forma Balance Sheet as of June 19, 1998.............................. F-75
 Pro Forma Statements of Operations for the First Two Quarters 1998 and
  the Fiscal Year Ended January 2, 1998................................... F-78
 Pro Forma Statements of Cash Flows for the First Two Quarters 1998 and
  the Fiscal Year Ended January 2, 1998................................... F-82

SLC

 Introduction to Unaudited Pro Forma Financial Statements of SLC.......... F-86
 Pro Forma Balance Sheet as of June 19, 1998.............................. F-87
 Pro Forma Statements of Operations for the First Two Quarters 1998 and
  the Fiscal Year Ended January 2, 1998 .................................. F-88

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Host Marriott Corporation:

  We have audited the accompanying combined consolidated balance sheets of Host Marriott Hotels (as defined in Note 1) as of January 2, 1998 and January 3, 1997, and the related combined consolidated statements of operations and cash flows for each of the three fiscal years in the period ended January 2, 1998. These financial statements are the responsibility of Host Marriott Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the combined consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined consolidated financial statements referred to above present fairly, in all material respects, the financial position of Host Marriott Hotels as of January 2, 1998 and January 3, 1997, and the results of their operations and their cash flows for each of the three fiscal years in the period ended January 2, 1998, in conformity with generally accepted accounting principles.

  As discussed in Notes 1 and 2 to the combined consolidated financial statements, in 1995 Host Marriott Hotels changed its method of accounting for the impairment of long-lived assets.

                                          Arthur Andersen LLP

Washington, D.C.
May 22, 1998

                              HOST MARRIOTT HOTELS

                      COMBINED CONSOLIDATED BALANCE SHEETS
                      JANUARY 2, 1998 AND JANUARY 3, 1997
                                 (IN MILLIONS)

                                                                  1997   1996
                                                                 ------ ------
                             ASSETS
Property and Equipment, net..................................... $4,634 $3,805
Notes and Other Receivables, net (including amounts due from
 affiliates of $23 million and $156 million, respectively)......     54    297
Due from Managers...............................................     87     89
Investments in Affiliates.......................................     13     11
Other Assets....................................................    271    246
Short-term Marketable Securities................................    354    --
Cash and Cash Equivalents.......................................    494    704
                                                                 ------ ------
                                                                 $5,907 $5,152
                                                                 ====== ======
                     LIABILITIES AND EQUITY
Debt
  Senior Notes.................................................. $1,585 $1,021
  Mortgage Debt.................................................  1,784  1,529
  Other.........................................................     97     97
                                                                 ------ ------
                                                                  3,466  2,647
Accounts Payable and Accrued Expenses...........................     59     74
Deferred Income Taxes...........................................    487    464
Other Liabilities...............................................    371    290
                                                                 ------ ------
    Total Liabilities...........................................  4,383  3,475
                                                                 ------ ------
Obligation to Host Marriott Corporation Related to Mandatorily
 Redeemable Convertible Preferred Securities of a Subsidiary
 Trust Holding Company of Host Marriott Corporation
 Substantially All of Whose Assets are the Convertible
 Subordinated Debentures Due 2026 ("Convertible Preferred
 Securities")...................................................    550    550
Equity
  Investments and Advances from Host Marriott Corporation.......    974  1,127
                                                                 ------ ------
                                                                 $5,907 $5,152
                                                                 ====== ======

            See Notes to Combined Consolidated Financial Statements.

                              HOST MARRIOTT HOTELS

                 COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS
   FISCAL YEARS ENDED JANUARY 2, 1998, JANUARY 3, 1997 AND DECEMBER 29, 1995
                                 (IN MILLIONS)

                                                            1997   1996   1995
                                                           ------  -----  -----
REVENUES
  Hotels.................................................  $1,093  $ 717  $ 474
  Net gains (losses) on property transactions............     (11)     1     (3)
  Equity in earnings of affiliates.......................       5      3    --
  Other..................................................      23     11     13
                                                           ------  -----  -----
    Total revenues.......................................   1,110    732    484
                                                           ------  -----  -----
OPERATING COSTS AND EXPENSES
  Hotels (including Marriott International management
   fees of $162 million, $101 million and $67 million,
   respectively).........................................     649    461    281
  Other (including a $60 million write-down of undevel-
   oped land in 1995)....................................      29     38     89
                                                           ------  -----  -----
    Total operating costs and expenses...................     678    499    370
                                                           ------  -----  -----
OPERATING PROFIT BEFORE MINORITY INTEREST, CORPORATE
 EXPENSES AND INTEREST...................................     432    233    114
Minority interest........................................     (32)    (6)    (2)
Corporate expenses.......................................     (45)   (43)   (36)
Interest expense.........................................    (287)  (237)  (178)
Dividends on Convertible Preferred Securities............     (37)    (3)   --
Interest income..........................................      52     48     27
                                                           ------  -----  -----
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME
 TAXES...................................................      83     (8)   (75)
Benefit (provision) for income taxes.....................     (36)    (5)    13
                                                           ------  -----  -----
INCOME (LOSS) FROM CONTINUING OPERATIONS.................      47    (13)   (62)
DISCONTINUED OPERATIONS
  Loss from discontinued operations (net of income tax
   benefit of $3 million in 1995)........................     --     --      (8)
Provision for loss on disposal (net of income tax benefit
 of $23 million in 1995).................................     --     --     (53)
                                                           ------  -----  -----
INCOME (LOSS) BEFORE EXTRAORDINARY ITEMS.................      47    (13)  (123)
Extraordinary items--Gain (loss) on extinguishment of
 debt (net of income tax expense (benefit) of $1 million
 in 1997 and ($10) million in 1995)......................       3    --     (20)
                                                           ------  -----  -----
NET INCOME (LOSS)........................................  $   50  $ (13) $(143)
                                                           ======  =====  =====

            See Notes to Combined Consolidated Financial Statements.

                              HOST MARRIOTT HOTELS

                 COMBINED CONSOLIDATED STATEMENTS OF CASH FLOWS
   FISCAL YEARS ENDED JANUARY 2, 1998, JANUARY 3, 1997 AND DECEMBER 29, 1995
                                 (IN MILLIONS)

                                                          1997   1996    1995
                                                          -----  -----  ------
OPERATING ACTIVITIES
Income (loss) from continuing operations................. $  47  $ (13) $  (62)
Adjustments to reconcile to cash from operations:
  Depreciation and amortization..........................   231    168     122
  Income taxes...........................................   (20)   (35)    (35)
  Amortization of deferred income........................    (4)    (6)     (7)
  Net (gains) losses on property transactions............    19      4      70
  Equity in earnings of affiliates.......................    (4)    (3)    --
  Other..................................................    62     49      33
  Changes in operating accounts:
    Other assets.........................................    57      9      (2)
    Other liabilities....................................    44     32      (9)
                                                          -----  -----  ------
  Cash from continuing operations........................   432    205     110
  Cash from (used in) discontinued operations............   --      (4)     32
                                                          -----  -----  ------
  Cash from operations...................................   432    201     142
                                                          -----  -----  ------
INVESTING ACTIVITIES
Proceeds from sales of assets............................    51    373     358
  Less non-cash proceeds.................................   --     (35)    (33)
                                                          -----  -----  ------
Cash received from sales of assets.......................    51    338     325
Acquisitions.............................................  (359)  (702)   (392)
Capital expenditures:
  Capital expenditures for renewals and replacements.....  (129)   (87)    (56)
  Lodging construction funded by project financing.......   --      (3)    (40)
  New investment capital expenditures....................   (29)   (69)    (64)
Purchases of short-term marketable securities............  (354)   --      --
Notes receivable collections.............................     6     13      43
Affiliate notes receivable and collections, net..........    (6)    21       2
Other....................................................    13    (15)     26
                                                          -----  -----  ------
  Cash used in investing activities from continuing
   operations............................................  (807)  (504)   (156)
  Cash used in investing activities from discontinued
   operations............................................   --     --      (52)
                                                          -----  -----  ------
  Cash used in investing activities......................  (807)  (504)   (208)
                                                          -----  -----  ------
FINANCING ACTIVITIES
Issuances of debt........................................   857     46   1,251
Issuances of Convertible Preferred Securities, net.......   --     533     --
Issuances of common stock by Host Marriott...............     6    454      13
Scheduled principal repayments...........................   (90)   (82)   (100)
Debt prepayments.........................................  (403)  (173)   (960)
Cash transfers to Host Marriott..........................  (226)   --      --
Other....................................................    21     28     --
                                                          -----  -----  ------
  Cash from financing activities from continuing
   operations............................................   165    806     204
  Cash used in financing activities from discontinued
   operations............................................   --     --       (4)
                                                          -----  -----  ------
  Cash from financing activities.........................   165    806     200
                                                          -----  -----  ------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.........  (210)   503     134
CASH AND CASH EQUIVALENTS, beginning of year.............   704    201      67
                                                          -----  -----  ------
CASH AND CASH EQUIVALENTS, end of year................... $ 494  $ 704  $  201
                                                          =====  =====  ======
Non-cash financing activities:
  Assumption of mortgage debt for the acquisition of, or
   purchase of controlling interests in, certain hotel
   properties............................................ $ 394  $ 696  $  141
                                                          =====  =====  ======

            See Notes to Combined Consolidated Financial Statements.

                           HOST MARRIOTT HOTELS

           NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

  On April 16, 1998, the Board of Directors of Host Marriott Corporation ("Host Marriott") approved a plan to reorganize Host Marriott's current business operations by spin-off of Host Marriott's senior living business ("Senior Living") and contribution of Host Marriott's hotels and certain other assets and liabilities to a newly formed Delaware limited partnership, Host Marriott, L.P. (the "Operating Partnership") whose sole general partner will be Host Marriott Trust, a newly formed Maryland Real Estate Investment Trust ("REIT") that will merge with Host Marriott Corporation, a Delaware corporation. Host Marriott's contribution of its hotels and certain assets and liabilities to the Operating Partnership (the "Contribution") in exchange for units of limited partnership interests in the Operating Partnership will be accounted for at Host Marriott's historical basis.

  The accompanying combined consolidated financial statements include the accounts of the Host Marriott hotels and the assets and liabilities expected to be included in the Contribution by Host Marriott to the Operating Partnership upon its planned conversion to a REIT (the "REIT Conversion") and is the predecessor to the Operating Partnership. In these combined consolidated financial statements, the predecessor to the Operating Partnership is referred to as "Host Marriott Hotels" or the "Company." The combined consolidated financial statements exclude the assets, liabilities, equity, operations and cash flows related to Host Marriott's portfolio of 31 senior living communities. After the REIT Conversion, Senior Living will own these assets and lease the existing hotels from the Company.

  In connection with the REIT Conversion, the Operating Partnership is proposing the purchase of remaining interests in eight public limited partnerships in which Host Marriott or its subsidiaries are general partners that own or control 24 full-service hotels. Five of the partnerships (nine hotels) are already controlled and consolidated by Host Marriott as are two of the hotels in another of the partnerships for which a subsidiary of Host Marriott provided 100% non-recourse financing for the acquisition of these two hotels. The operating Partnership is also proposing to purchase certain private partnerships in which Host Marriott or its subsidiaries are general partners in exchange for units in the Operating Partnership ("OP Units"). OP units will be convertible into one share of Host Marriott common stock for each OP unit owned or at the election of Host Marriott Trust, cash in an amount equal to the market value of such shares beginning one year after the issuance of the OP Unit.

  However, consummation of the REIT Conversion is subject to significant contingencies that are outside the control of the Company, including final Board approval, consent of shareholders, partners, bondholders, lenders, and ground lessors of Host Marriott, its affiliates and other third parties. Accordingly, there can be no assurance that the REIT Conversion will be completed.

DESCRIPTION OF BUSINESS

  As of January 2, 1998, the Company owned, or had controlling interests in, 95 upscale and luxury full-service hotel lodging properties generally located throughout the United States and operated under the Marriott and Ritz-Carlton brand names. Most of these properties are managed by Marriott International, Inc. ("Marriott International"). At that date, the Company also held minority interests in various partnerships that own 242 additional properties, including 22 full-service hotel properties, managed by Marriott International.

  On December 29, 1995, Host Marriott distributed to its shareholders through a special tax-free dividend (the "Special Dividend") its food, beverage, and merchandise concessions business at airports, on tollroads, and at arenas and other attractions (the "Operating Group"). See Note 2 for a discussion of the Special Dividend. The 1995 financial statements were restated to reflect the Operating Group as discontinued operations.

                           HOST MARRIOTT HOTELS

  The structure of Host Marriott was substantially altered on October 8, 1993 (the "Marriott International Distribution Date") when the Company distributed the stock of a wholly-owned subsidiary, Marriott International, Inc., in a special dividend (the "Marriott International Distribution"). See Note 14 for a description of the Marriott International Distribution and related transactions.

  An analysis of the activity in the "Investments and Advances from Host Marriott Corporation" follows (in millions):

   Balance, December 30, 1994.......................................... $  710
   Net loss............................................................   (143)
   Distribution of Host Marriott Services Corporation..................     91
   Issuances of common stock and other activity of Host Marriott.......     17
                                                                        ------
   Balance, December 29, 1995..........................................    675
   Net loss............................................................    (13)
   Adjustment for distribution of Host Marriott Services Corporation...     (4)
   Issuances of common stock and other activity of Host Marriott.......    469
                                                                        ------
   Balance January 3, 1997.............................................  1,127
   Net income..........................................................     50
   Cash transfers to Host Marriott.....................................   (226)
   Issuance of common stock and other activity of Host Marriott........     23
                                                                        ------
   Balance, January 2, 1998............................................ $  974
                                                                        ======

  The average balance in the "Investment and Advances from Host Marriott Corporation" was $692 million for 1995, $901 million for 1996 and $1,051 million for 1997. The "Cash transfers to Host Marriott" reflects cash transfers to Host Marriott for the purchase of the Senior Living assets which, as contemplated, will be spun-off in conjunction with the REIT Conversion.

PRINCIPLES OF CONSOLIDATION

  The combined consolidated financial statements include the accounts of the Company and its subsidiaries and controlled affiliates. Investments in affiliates over which the Company has the ability to exercise significant influence, but does not control, are accounted for using the equity method. All material intercompany transactions and balances have been eliminated.

FISCAL YEAR

  The Company's fiscal year ends on the Friday nearest to December 31. Fiscal years 1997 and 1995 included 52 weeks compared to 53 weeks for fiscal year 1996.

REVENUES AND EXPENSES

  Revenues primarily represent house profit from the Company's hotel properties because the Company has delegated substantially all of the operating decisions related to the generation of house profit from its hotel properties to the manager. Revenues also include net gains (losses) on property transactions and equity in the earnings of affiliates. House profit reflects the net revenues flowing to the Company as property owner and represents hotel properties' operating results, less property-level expenses, excluding depreciation, management fees, real and personal property taxes, ground and equipment rent, insurance and certain other costs, which are classified as operating costs and expenses in the accompanying combined consolidated financial statements. See Note 17.

                           HOST MARRIOTT HOTELS

  The Company has considered the impact of EITF 97-2 on its financial statements and has determined that it is preferable for the Company to include property-level revenues and operating costs and expenses of its hotels in its statements of operations for properties that are subject to management agreements (see Note 15). However, in connection with the pending REIT Conversion the Company will be leasing all of its hotel properties. Subsequent to the REIT Conversion, the Company expects that it will be recording lease revenue. Therefore, the Company believes that adoption of EITF 97-2 is not advisable at this time. As such, the revenues reported on the Company's financial statements continue to reflect the house profit of its hotel properties (as described further in footnote 3). In the event the REIT conversion does not occur or is unreasonably delayed the Company will change its presentation of revenues and operating costs and expenses. The effect of this change would be to increase revenues and operating costs and expenses by approximately $1.7 billion; $1.2 billion and $0.9 billion in 1997, 1996 and 1995, respectively, and would have no impact on operating profit, net income or earnings per share.

EARNINGS (LOSS) PER OP UNIT

  Basic and diluted earnings per OP Unit have been calculated based on the number of Host Marriott common shares outstanding for all periods presented because it is expected that upon the REIT Conversion the Operating Partnership will issue OP Units to Host Marriott in exchange for the Contribution equal to the number of shares of outstanding Host Marriott common stock, accordingly, the following discussion of earnings (loss) per OP Unit is on a pro forma basis as if the REIT Conversion and the Contribution had occurred.

  Basic earnings (loss) per OP Unit are computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding of Host Marriott. Diluted earnings (loss) per OP Unit are computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding plus other dilutive securities of Host Marriott. Diluted earnings
(loss) per OP Unit has not been adjusted for the impact of the Convertible Preferred Securities for 1997 and 1996 and for the comprehensive stock plan and warrants for 1996 and 1995 as they are anti-dilutive.

  Basic and diluted (loss) earnings per OP Unit on a pro forma basis are as follows:

                                                            1997 1996   1995
                                                            ---- -----  -----
   Basic earnings (loss) per OP Unit:
     Continuing operations................................. $.23 $(.07) $(.39)
     Discontinued operations (net of income taxes).........  --    --    (.39)
     Extraordinary items--Gain (loss) on extinguishment of
      debt (net of income taxes)...........................  .02   --    (.12)
                                                            ---- -----  -----
     Basic earnings (loss) per OP Unit..................... $.25 $(.07) $(.90)
                                                            ==== =====  =====
   Diluted earnings (loss) per OP Unit:
     Continuing operations................................. $.23 $(.07) $(.39)
     Discontinued operations (net of income taxes).........  --    --    (.39)
     Extraordinary items--Gain (loss) on extinguishment of
      debt (net of income taxes)...........................  .01   --    (.12)
                                                            ---- -----  -----
     Diluted earnings (loss) per OP Unit................... $.24 $(.07) $(.90)
                                                            ==== =====  =====

                           HOST MARRIOTT HOTELS

  A reconciliation of the number of shares utilized (based on Host Marriott shares) for the calculation of dilutive earnings per OP Unit follows (in millions):

                                                              1997  1996  1995
                                                              ----- ----- -----
   Weighted average number of common shares outstanding...... 203.1 188.7 158.3
   Assuming distribution of common shares granted under com-
    prehensive stock plan, less shares assumed purchased at
    average market price.....................................   4.8   --    --
   Assuming distribution of common shares issuable for war-
    rants, less shares assumed purchased at average market
    price....................................................    .3   --    --
                                                              ----- ----- -----
   Shares utilized for the calculation of diluted earnings
    per OP Unit.............................................. 208.2 188.7 158.3
                                                              ===== ===== =====

INTERNATIONAL OPERATIONS

  The combined consolidated statements of operations include the following amounts related to non-U.S. subsidiaries and affiliates of Host Marriott: revenues of $39 million and $18 million and loss before income taxes of $9 million and $2 million in 1997 and 1996, respectively. International revenues and income before income taxes in 1995 were not material.

PROPERTY AND EQUIPMENT

  Property and equipment is recorded at cost. For newly developed properties, cost includes interest, rent and real estate taxes incurred during development and construction. Replacements and improvements are capitalized.

  Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally 40 years for buildings and three to ten years for furniture and equipment. Leasehold improvements are amortized over the shorter of the lease term or the useful lives of the related assets.

  Gains on sales of properties are recognized at the time of sale or deferred to the extent required by generally accepted accounting principles. Deferred gains are recognized as income in subsequent periods as conditions requiring deferral are satisfied or expire without further cost to the Company.

  In cases where management is holding for sale particular hotel properties, the Company assesses impairment based on whether the estimated sales price less costs of disposal of each individual property to be sold is less than the net book value. A property is considered to be held for sale when the Company has made the decision to dispose of the property. Otherwise, the Company assesses impairment of its real estate properties based on whether it is probable that undiscounted future cash flows from each individual property will be less than its net book value. If a property is impaired, its basis is adjusted to its fair market value.

DEFERRED CHARGES

  Deferred financing costs related to long-term debt are deferred and amortized over the remaining life of the debt.

CASH, CASH EQUIVALENTS AND SHORT-TERM MARKETABLE SECURITIES

  The Company considers all highly liquid investments with a maturity of 90 days or less at the date of purchase to be cash equivalents. Cash and cash equivalents includes approximately $103 million and $67 million at January 2, 1998 and January 3, 1997, respectively, of cash related to certain consolidated partnerships, the use of which is restricted generally for partnership purposes to the extent it is not distributed to the partners. Short-term marketable securities include investments with a maturity of 91 days to one year at the date of purchase.

                           HOST MARRIOTT HOTELS

The Company's short-term marketable securities represent investments in U.S. government agency notes and high quality commercial paper. The short-term marketable securities are categorized as available for sale and, as a result, are stated at fair market value.

CONCENTRATIONS OF CREDIT RISK

  Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash, cash equivalents and short-term marketable securities. The Company maintains cash and cash equivalents and short-term marketable securities with various high credit-quality financial institutions. The Company performs periodic evaluations of the relative credit standing of these financial institutions and limits the amount of credit exposure with any institution.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

SELF-INSURANCE PROGRAMS

  Prior to the Marriott International Distribution Date, the Company was self-insured for certain levels of general liability, workers' compensation and employee medical coverage. Estimated costs of these self-insurance programs were accrued at present values of projected settlements for known and anticipated claims. The Company discontinued its self-insurance programs for claims arising subsequent to the Marriott International Distribution Date.

INTEREST RATE SWAP AGREEMENTS

  The Company has entered into a limited number of interest rate swap agreements to diversify certain of its debt to a variable rate or fixed rate basis. The interest rate differential to be paid or received on interest rate swap agreements is accrued as interest rates change and is recognized as an adjustment to interest expense.

NEW STATEMENTS OF FINANCIAL ACCOUNTING STANDARDS

  The Company adopted Statements of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" during 1995. Adoption of these statements did not have a material effect on the Company's continuing operations. See Note 2 for a discussion of the adoption of SFAS No. 121 on discontinued operations.

  During 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation." The adoption of SFAS No. 123 did not have a material effect on the Company's combined consolidated financial statements. (See Note 10.)

  During 1997, the Company adopted SFAS No. 128, "Earnings Per Share," SFAS No. 129, "Disclosure of Information About Capital Structure" and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." The adoption of these statements did not have a material effect on the Company's combined consolidated financial statements and the appropriate disclosures required by these statements have been incorporated herein. The Company will adopt SFAS No. 130, "Reporting Comprehensive Income," in 1998 and does not expect it to have a material effect on the Company's combined consolidated financial statements.

                           HOST MARRIOTT HOTELS

2. HM SERVICES SPECIAL DIVIDEND

  On December 29, 1995, Host Marriott distributed to its shareholders through the Special Dividend all of the outstanding shares of common stock of Host Marriott Services Corporation ("HM Services"), formerly a wholly-owned subsidiary of Host Marriott, which, as of the date of the Special Dividend, owned and operated food, beverage and merchandise concessions at airports, on tollroads and at stadiums and arenas and other tourist attractions. The Special Dividend provided Host Marriott shareholders with one share of common stock of HM Services for every five shares of Host Marriott common stock held by such shareholders on the record date of December 22, 1995. Host Marriott recorded approximately $9 million of expenses related to the consummation of the Special Dividend in 1995. Revenues for Host Marriott's discontinued operations totaled $1,158 million in 1995. The provision for loss on disposal includes the operating loss from discontinued operations from August 9, 1995 (measurement date) through December 29, 1995 of $44 million, net of taxes, and estimated expenses related to the Special Dividend of $9 million.

  Effective September 9, 1995, the Company adopted SFAS No. 121, which requires that an impairment loss be recognized when the carrying amount of an asset exceeds the sum of the undiscounted estimated future cash flows associated with the asset. As a result of the adoption of SFAS No. 121, the Company recognized a non-cash, pre-tax charge during the fourth quarter of 1995 of $47 million. Such charge has been reflected in discontinued operations for fiscal year 1995.

  For purposes of governing certain of the ongoing relationships between Host Marriott and HM Services after the Special Dividend and to provide for an orderly transition, Host Marriott and HM Services entered into various agreements including a Distribution Agreement, an Employee Benefits Allocation Agreement, a Tax Sharing Agreement and a Transitional Services Agreement. Effective as of December 29, 1995, these agreements provide, among other things, for the division between Host Marriott and HM Services of certain assets and liabilities, including but not limited to liabilities related to employee stock and other benefit plans and the establishment of certain obligations for HM Services to issue shares upon exercise of warrants (see
Note 7) and to issue shares or pay cash to Host Marriott upon exercise of stock options held by certain former employees of Host Marriott (see Note 10).

3. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                                  1997    1996
                                                                 ------  ------
                                                                 (IN MILLIONS)
   Land and land improvements................................... $  418  $  349
   Buildings and leasehold improvements.........................  4,325   3,507
   Furniture and equipment......................................    688     548
   Construction in progress.....................................     38      82
                                                                 ------  ------
                                                                  5,469   4,486
   Less accumulated depreciation and amortization...............   (835)   (681)
                                                                 ------  ------
                                                                 $4,634  $3,805
                                                                 ======  ======

  Interest cost capitalized in connection with the Company's development and construction activities totaled $1 million in 1997, $3 million in 1996 and $5 million in 1995.

  In 1997, the Company, through an agreement with the ground lessor of one of its properties terminated its ground lease and recorded a $15 million loss on the write-off of its investment, including certain transaction

                           HOST MARRIOTT HOTELS
costs, which has been included in net gains (losses) on property transactions in the accompanying combined consolidated financial statements.

  In 1996, the Company recorded additional depreciation expense of $15 million as a result of a change in the estimated depreciable lives and salvage values for certain hotel properties. Also, in 1996, the Company recorded a $4 million charge to write down an undeveloped land parcel to its net realizable value based on its expected sales value.

  In 1995, the Company made a determination that its owned Courtyard and Residence Inn properties were held for sale and recorded a $10 million charge to write down the carrying value of five of these individual properties to their estimated net realizable values. In the fourth quarter of 1995, management instituted a program to liquidate certain non-income producing assets and to reinvest the proceeds in the acquisition of full-service hotels. As part of this program, management determined that a 174-acre parcel of undeveloped land in Germantown, Maryland that was to be developed into an office project over an extended period of time would no longer be developed and instead decided to attempt to sell the property. Accordingly, the Company recorded a pre-tax charge of $60 million in the fourth quarter of 1995 to reduce the asset to its estimated sales value. In 1997, the Company sold a portion of the land parcel at its approximate net book value of $11 million.

4. INVESTMENTS IN AND RECEIVABLES FROM AFFILIATES

  Investments in and receivables from affiliates consist of the following:

                                                             OWNERSHIP
                                                             INTERESTS 1997 1996
                                                             --------- ---- ----
                                                                (IN MILLIONS)
   Equity investments
     Hotel partnerships which own 22 full-service Marriott
     Hotels, 120 Courtyard hotels, 50 Residence Inns and 50
     Fairfield Inns operated by Marriott International, as
     of January 2, 1998....................................    1%-50%  $13  $ 11
   Notes and other receivables, net........................      --     23   156
                                                                       ---  ----
                                                                       $36  $167
                                                                       ===  ====

  Hotel properties owned by affiliates generally were acquired from the Company in connection with limited partnership offerings. The Company or one of its subsidiaries typically serve as a general partner of each partnership and the hotels are operated by Marriott International under long-term agreements.

  In 1997, the Company acquired all of the outstanding interests in the Chesapeake Hotel Limited Partnership ("CHLP") that owns six hotels and acquired controlling interests in three affiliated partnerships for approximately $510 million, including the assumption of approximately $395 million of debt. These affiliated partnerships included the partnerships that own the 353-room Hanover Marriott and the 884-room Marriott's Desert Springs Resort and Spa and the Marriott Hotel Properties Limited Partnership ("MHPLP") that owns the 1,503-room Marriott Orlando World Center and a 50.5% interest in the 624-room Marriott Harbor Beach Resort. Subsequent to year-end, the Company obtained a controlling interest in the partnership that owns the 1,671-room Atlanta Marriott Marquis for approximately $239 million, including the assumption of $164 million of mortgage debt.

  In 1996, the Company purchased controlling interests in four affiliated partnerships for $640 million, including $429 million of existing debt. These affiliated partnerships included the partnership that owns the 1,355-room San Diego Marriott Hotel and Marina; the Marriott Hotel Properties II Limited Partnership that owns the 1,290-room New Orleans Marriott, the 999-room San Antonio Marriott Rivercenter, the 368-room San

                           HOST MARRIOTT HOTELS

Ramon Marriott, and a 50% limited partner interest in the 754-room Santa Clara Marriott; the Marriott Suites Limited Partnership that owns four hotels; and the partnership that owns the 510-room Salt Lake City Marriott.

  Receivables from affiliates are reported net of reserves of $144 million at January 2, 1998 and $227 million at January 3, 1997. Receivables from affiliates at January 2, 1998 include a $10 million debt service guarantee for the partnership that owns the Atlanta Marriott Marquis, which was repaid in early 1998. Receivables from affiliates at January 3, 1997 included a $140 million mortgage note at 9% that amortizes through 2003, which is eliminated in the consolidated financial statements in 1997. The Company has committed to advance additional amounts to affiliates, if necessary, to cover certain debt service requirements. Such commitments are limited, in the aggregate, to an additional $60 million at January 2, 1998. Subsequent to January 2, 1998, this amount was reduced to $20 million in connection with the refinancing and acquisition of a controlling interest in the Atlanta Marriott Marquis. Net amounts repaid to the Company under these commitments totaled $2 million and $13 million in 1997 and 1996, respectively. Net amounts funded by the Company totaled $10 million in 1997 and $8 million in 1995. There were no fundings in 1996.

  The Company's pre-tax income from affiliates includes the following:

                                                                  1997 1996 1995
                                                                  ---- ---- ----
                                                                  (IN MILLIONS)
   Interest income............................................... $11  $17  $16
   Equity in net income..........................................   5    3  --
                                                                  ---  ---  ---
                                                                  $16  $20  $16
                                                                  ===  ===  ===

  Combined summarized balance sheet information for the Company's affiliates follows:

                                                                  1997    1996
                                                                 ------  ------
                                                                 (IN MILLIONS)
   Property and equipment....................................... $1,980  $2,605
   Other assets.................................................    283     331
                                                                 ------  ------
     Total assets............................................... $2,263  $2,936
                                                                 ======  ======
   Debt, principally mortgages.................................. $2,179  $2,834
   Other liabilities............................................    412     672
   Partners' deficit............................................   (328)   (570)
                                                                 ------  ------
     Total liabilities and partners' deficit.................... $2,263  $2,936
                                                                 ======  ======

  Combined summarized operating results for the Company's affiliates follow:

                                                            1997   1996   1995
                                                            -----  -----  -----
                                                              (IN MILLIONS)
   Revenues................................................ $ 603  $ 731  $ 759
   Operating expenses:
     Cash charges (including interest).....................  (376)  (460)  (495)
     Depreciation and other non-cash charges...............  (190)  (229)  (240)
                                                            -----  -----  -----
   Income before extraordinary items.......................    37     42     24
   Extraordinary items--forgiveness of debt................    40     12    181
                                                            -----  -----  -----
     Net income............................................ $  77  $  54  $ 205
                                                            =====  =====  =====

                           HOST MARRIOTT HOTELS

5. DEBT

  Debt consists of senior notes, mortgage notes and other debt, all of which are included in these financial statements because the debt or replacement debt is expected to be contributed to the Company upon the REIT conversion. Prior to the REIT Conversion, the Company plans to exchange or repay the Properties Notes, New Properties Note and Acquisition Notes described below. Debt consists of the following:

                                                                    1997   1996
                                                                   ------ ------
                                                                   (IN MILLIONS)
   Properties Notes, with a rate of 9 1/2% due May 2005..........  $  600 $  600
   New Properties Notes, with a rate of 8 7/8% due July 2007.....     600    --
   Acquisitions Notes, with a rate of 9% due December 2007.......     350    350
   Senior Notes, with an average rate of 9 3/4% at January 2,
    1998, maturing through 2012..................................      35     71
                                                                   ------ ------
     Total Senior Notes..........................................   1,585  1,021
                                                                   ------ ------
   Mortgage debt (non-recourse) secured by $2.4 billion of real estate assets, with an average rate of 8.5% at January 2,
    1998, maturing through 2022..................................   1,762  1,529
   Line of Credit, secured by $500 million of real estate assets, with a variable rate of Eurodollar plus 1.7% or Base Rate (as defined) plus 0.7% at the option of the Company (7.6% at
    January 2, 1998) due June 2004...............................      22    --
                                                                   ------ ------
     Total Mortgage Debt.........................................   1,784  1,529
                                                                   ------ ------
   Other notes, with an average rate of 7.4% at January 2, 1998,
    maturing through 2017........................................      89     86
   Capital lease obligations.....................................       8     11
                                                                   ------ ------
     Total Other.................................................      97     97
                                                                   ------ ------
                                                                   $3,466 $2,647
                                                                   ====== ======

  In May 1995, HMH Properties, Inc. ("Properties"), a wholly-owned subsidiary of Host Marriott Hospitality, Inc., issued an aggregate of $600 million of 9 1/2% senior secured notes (the "Properties Notes"). The bonds were issued in conjunction with a concurrent $400 million offering by a subsidiary of the discontinued HM Services' business at par, and have a final maturity of May 2005. The net proceeds were used to defease, and subsequently redeem, all of the senior notes issued by Host Marriott Hospitality, Inc. and to repay borrowings under the line of credit with Marriott International. In connection with the redemptions and defeasance, the Company recognized an extraordinary loss in 1995 of $17 million, net of taxes, related to continuing operations.

  In December 1995, HMC Acquisition Properties, Inc. ("Acquisitions"), an indirect, wholly-owned subsidiary of Host Marriott, issued $350 million of 9% senior notes (the "Acquisitions Notes"). The Acquisitions Notes were issued at par and have a final maturity of December 2007. A portion of the net proceeds were utilized to repay in full the outstanding borrowings under the $230 million revolving line of credit (the "Acquisition Revolver"), which was then terminated. In connection with the termination of the Acquisition Revolver, the Company recognized an extraordinary loss in 1995 of $3 million, net of taxes.

  On July 10, 1997, Properties and Acquisitions completed consent solicitations (the "Consent Solicitations") with holders of their senior notes to amend certain provisions of their senior notes' indentures. The Consent Solicitations facilitated the merger of Acquisitions with and into Properties (the "Properties Merger"). The amendments to the indentures also increased the ability of Properties to acquire, through certain subsidiaries,

                           HOST MARRIOTT HOTELS
additional properties subject to non-recourse indebtedness and controlling interests in corporations, partnerships and other entities holding attractive properties and increased the threshold required to permit Properties to make distributions to affiliates.

  Concurrent with the Consent Solicitations and the Properties Merger, Properties issued an aggregate of $600 million of 8 7/8% senior notes (the "New Properties Notes") at par with a maturity of July 2007. Properties received net proceeds of approximately $570 million, net of the costs of the Consent Solicitations and the Offering, which will be used to fund future acquisitions of, or the purchase of interests in, full-service hotels and other lodging-related properties, as well as for general corporate purposes.

  The Properties Notes, the Acquisitions Notes and the New Properties Notes are guaranteed on a joint and several basis by certain of Properties' subsidiaries and rank pari passu in right of payment with all other existing future senior indebtedness of Properties. Properties was the owner of 58 of the Company's 95 lodging properties at January 2, 1998.

  The net assets of Properties at January 2, 1998 were approximately $518 million, substantially all of which were restricted. The indentures governing the Properties Notes, the Acquisitions Notes and the New Properties Notes contain covenants that, among other things, limit the ability to incur additional indebtedness and issue preferred stock, pay dividends or make other distributions, repurchase capital stock or subordinated indebtedness, create certain liens, enter into certain transactions with affiliates, sell certain assets, issue or sell stock of subsidiaries, and enter into certain mergers and consolidations.

  During 1997, Host Marriott, through a newly-created, wholly-owned subsidiary, HMC Capital Resources Corporation ("Capital Resources"), entered into a revolving line of credit agreement (the "Line of Credit") with a group of commercial banks under which it may borrow up to $500 million for the acquisition of lodging real estate and for Host Marriott's working capital purposes. On June 19, 2000, any outstanding borrowings on the Line of Credit convert to a term loan arrangement with all unpaid advances due June 19, 2004. Borrowings under the Line of Credit bear interest at either the Eurodollar rate plus 1.7% or the Base Rate (as defined in the agreement) plus 0.7%, at the option of Host Marriott. An annual fee of 0.35% is charged on the unused portion of the commitment. The Line of Credit was originally secured by six hotel properties contributed to Capital Resources, with a carrying value of approximately $500 million as of January 2, 1998, and is guaranteed by the Company. As a result of this transaction, Host Marriott terminated its line of credit with Marriott International. As of January 2, 1998, outstanding borrowings on the Line of Credit were approximately $22 million as a result of a borrowing to fund the acquisition of the Ontario Airport Marriott.

  Host Marriott also purchased 100% of the outstanding bonds secured by a first mortgage on the San Francisco Marriott in 1997. Host Marriott purchased the bonds for $219 million, an $11 million discount to the face value of $230 million. In connection with the redemption and defeasance of the bonds, the Company recognized an extraordinary gain of $5 million, which represents the $11 million discount less the write-off of unamortized deferred financing fees, net of taxes.

  In 1997, Host Marriott incurred approximately $418 million of mortgage debt in conjunction with the acquisition of 11 hotels.

  In conjunction with the construction of the Philadelphia Marriott, which was completed and opened in January 1995, the Company obtained first mortgage financing from Marriott International for 60% of the construction and development costs of the hotel. In the fourth quarter of 1996, Host Marriott repaid the $109 million mortgage, prior to the rate increasing to 10% per annum with an additional 2% deferred, with the proceeds from the convertible preferred securities offering discussed in Note 6. In the first quarter of 1997, Host Marriott obtained $90 million in first mortgage financing from two insurance companies secured by the Philadelphia Marriott. The mortgage bears interest at a fixed rate of 8.49% and matures in April 2009.

                           HOST MARRIOTT HOTELS

  In December 1997, Host Marriott successfully completed the refinancing of the MHPLP mortgage debt for approximately $152 million. The new mortgage bears interest at 7.48% and matures in January 2008. In connection with the refinancing, the Company recognized an extraordinary loss of $2 million which represents payment of a prepayment penalty and the write-off of unamortized deferred financing fees, net of taxes.

  At January 2, 1998, the Company was party to an interest rate exchange agreement with a financial institution (the contracting party) with an aggregate notional amount of $100 million. Under this agreement, the Company collects interest based on specified floating interest rates of one month LIBOR (rate of 6% at January 2, 1998) and pays interest at fixed rates (rate of 7.99% at January 2, 1998). This agreement expires in 1998 in conjunction with the maturity of the mortgage on the New York Marriott Marquis. Also in 1997, the Company was party to two additional interest rate swap agreements with an aggregate notional amount of $400 million which expired in May 1997. The Company realized a net reduction of interest expense of $1 million in 1997, $6 million in 1996 and $5 million in 1995 related to interest rate exchange agreements. The Company monitors the creditworthiness of its contracting parties by evaluating credit exposure and referring to the ratings of widely accepted credit rating services. The Standard and Poors' long-term debt rating for the contracting party is A-. The Company is exposed to credit loss in the event of non-performance by the contracting party to the interest rate swap agreements; however, the Company does not anticipate non-performance by the contracting party.

  Aggregate debt maturities at January 2, 1998, excluding capital lease obligations, are (in millions):

   1998.................................................................. $  316
   1999..................................................................     28
   2000..................................................................    131
   2001..................................................................    132
   2002..................................................................    156
   Thereafter............................................................  2,695
                                                                          ------
                                                                          $3,458
                                                                          ======

  Cash paid for interest for continuing operations, net of amounts capitalized, was $278 million in 1997, $220 million in 1996 and $177 million in 1995. Deferred financing costs, which are included in other assets, amounted to $96 million and $61 million, net of accumulated amortization, as of January 2, 1998 and January 3, 1997, respectively. Amortization of deferred financing costs totaled $7 million, $5 million and $4 million in 1997, 1996 and 1995, respectively.

6. OBLIGATION TO HOST MARRIOTT CORPORATION RELATED TO MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED SECURITIES OF A SUBSIDIARY TRUST HOLDING COMPANY OF HOST MARRIOTT CORPORATION SUBSTANTIALLY ALL OF WHOSE ASSETS ARE THE CONVERTIBLE SUBORDINATED DEBENTURES DUE 2026

  The obligation for the Convertible Preferred Securities has been pushed down to these financial statements because it is expected that upon the REIT Conversion the Operating Partnership will assume primary liability for repayment of the convertible debentures of Host Marriott underlying the Convertible Preferred Securities and the related common securities of the Host Marriott Financial Trust (the "Issuer"), a wholly-owned subsidiary trust of Host Marriott, will be contributed to the Operating Partnership. Upon conversion by a Convertible Preferred Securities holder, the Operating Partnership will purchase common shares from Host Marriott Trust in exchange for a like number of OP Units and distribute the common shares to the Convertible Preferred Securities holder.

  In December 1996, the Issuer issued 11 million shares of 6 3/4% convertible quarterly income preferred securities (the "Convertible Preferred
Securities"), with a liquidation preference of $50 per share (for a total

                           HOST MARRIOTT HOTELS
liquidation amount of $550 million). The Convertible Preferred Securities represent an undivided beneficial interest in the assets of the Issuer. The payment of distributions out of moneys held by the Issuer and payments on liquidation of the Issuer or the redemption of the Convertible Preferred Securities are guaranteed by Host Marriott to the extent the Issuer has funds available therefor. This guarantee, when taken together with Host Marriott obligations under the indenture pursuant to which the Debentures were issued, the Debentures, Host Marriott's obligations under the Trust Agreement and its obligations under the indenture to pay costs, expenses, debts and liabilities of the Issuer (other than with respect to the Convertible Preferred Securities) provides a full and unconditional guarantee of amounts due on the Convertible Preferred Securities. Proceeds from the issuance of the Convertible Preferred Securities were invested in 6 3/4% Convertible Subordinated Debentures (the "Debentures") due December 2, 2026 issued by Host Marriott. The Issuer exists solely to issue the Convertible Preferred Securities and its own common securities (the "Common Securities") and invest the proceeds therefrom in the Debentures, which is its sole asset. Separate financial statements of the Issuer are not presented because of Host Marriott's guarantee described above; Host Marriott's management has concluded that such financial statements are not material to investors and the Issuer is wholly-owned and essentially has no independent operations.

  Each of the Convertible Preferred Securities is convertible at the option of the holder into shares of Host Marriott common stock at the rate of 2.6876 shares per Convertible Preferred Security (equivalent to a conversion price of $18.604 per share of Company common stock). The Debentures are convertible at the option of the holders into shares of Host Marriott common stock at a conversion rate of 2.6876 shares for each $50 in principal amount of Debentures. The Issuer will only convert Debentures pursuant to a notice of conversion by a holder of Convertible Preferred Securities. During 1997 and 1996, no shares were converted into common stock.

  Holders of the Convertible Preferred Securities are entitled to receive preferential cumulative cash distributions at an annual rate of 6 3/4% accruing from the original issue date, commencing March 1, 1997, and payable quarterly in arrears thereafter. The distribution rate and the distribution and other payment dates for the Convertible Preferred Securities will correspond to the interest rate and interest and other payment dates on the Debentures. Host Marriott may defer interest payments on the Debentures for a period not to exceed 20 consecutive quarters. If interest payments on the Debentures are deferred, so too are payments on the Convertible Preferred Securities. Under this circumstance, Host Marriott will not be permitted to declare or pay any cash distributions with respect to its capital stock or debt securities that rank pari passu with or junior to the Debentures.

  Subject to certain restrictions, the Convertible Preferred Securities are redeemable at the Issuer's option upon any redemption by Host Marriott of the Debentures after December 2, 1999. Upon repayment at maturity or as a result of the acceleration of the Debentures upon the occurrence of a default, the Debentures shall be subject to mandatory redemption, from which the proceeds will be applied to redeem Convertible Preferred Securities and Common Securities, together with accrued and unpaid distributions.

  As part of the Contribution, the Operating Partnership will become an Obligor under the Convertible Preferred Securities.

7. SHAREHOLDERS' EQUITY OF HOST MARRIOTT

  It is expected that upon the REIT Conversion that the Company will issue OP Units to Host Marriott in exchange for the Contribution equal to the number of shares of outstanding Host Marriott common stock. Additionally, limited partnership units issued to partners of the eight public limited partnerships and five private limited partnerships will be convertible on a one for one basis into a share of stock of Host Marriott for each OP Unit owned or at the election of Host Marriott Trust, in an amount equal to the market value of such shares beginning one year after the issuance of the OP Unit.

                           HOST MARRIOTT HOTELS

  Six hundred million shares of common stock of Host Marriott, with a par value of $1 per share, are authorized, of which 203.8 million and 202.0 million were issued and outstanding as of January 2, 1998 and January 3, 1997, respectively. One million shares of no par value preferred stock are authorized with none outstanding. During 1995, substantially all outstanding shares of such preferred stock were converted into approximately five million shares of Host Marriott common stock with the remainder defeased.

  On March 27, 1996, Host Marriott completed the issuance of 31.6 million shares of common stock for net proceeds of nearly $400 million.

  In connection with a class action settlement, Host Marriott issued warrants to purchase up to 7.7 million shares of Host Marriott's common stock at $8.00 per share through October 8, 1996 and $10.00 per share thereafter. During 1996, 6.8 million warrants were exercised at $8.00 per share and an equivalent number of shares of Host Marriott common stock were issued. During 1997, approximately 60,000 warrants were exercised at $10.00 per share and an equivalent number of shares of Host Marriott common stock were issued. As of January 2, 1998, there were approximately 550,000 warrants outstanding.

  In February 1989, the Board of Directors of Host Marriott adopted a shareholder rights plan under which a dividend of one preferred stock purchase right was distributed for each outstanding share of Host Marriott's common stock. Each right entitles the holder to buy 1/1,000th of a share of a newly issued series of junior participating preferred stock of Host Marriott at an exercise price of $150 per share. The rights will be exercisable 10 days after a person or group acquires beneficial ownership of at least 20%, or begins a tender or exchange offer for at least 30%, of Host Marriott's common stock. Shares owned by a person or group on February 3, 1989 and held continuously thereafter are exempt for purposes of determining beneficial ownership under the rights plan. The rights are non-voting and will expire on February 2, 1999, unless exercised or previously redeemed by Host Marriott for $.01 each. If Host Marriott is involved in a merger or certain other business combinations not approved by the Board of Directors, each right entitles its holder, other than the acquiring person or group, to purchase common stock of either Host Marriott or the acquiror having a value of twice the exercise price of the right.

8. INCOME TAXES

  The accompanying financial statements reflect the deferred income taxes related to the expected future tax consequences of those temporary differences specifically allocable to the Company based on the Contribution. Upon the REIT Conversion and the Contribution it is expected that the Company will be a limited partnership and taxable income or loss will be allocated among its partners. Further, Host Marriott expects to qualify as a REIT and will allocate its taxable income or loss to its shareholders. Accordingly, upon the REIT Conversion and the Contribution, the Company will not have a Federal tax provision or a state tax provision in many states and in accordance with Statement of Financial Accounting Standards No. 109 the Company will record an adjustment to the tax provision in the fiscal year during which the REIT Conversion takes place for the tax effect of the reversal of certain of the Company's deferred taxes.

  Total deferred tax assets and liabilities at January 2, 1998 and January 3, 1997 were as follows:

                                                                 1997    1996
                                                                ------  ------
                                                                (IN MILLIONS)
   Deferred tax assets......................................... $  159  $  139
   Deferred tax liabilities....................................   (646)   (603)
                                                                ------  ------
     Net deferred income tax liability......................... $ (487) $ (464)
                                                                ======  ======

                           HOST MARRIOTT HOTELS

  The tax effect of each type of temporary difference and carryforward that gives rise to a significant portion of deferred tax assets and liabilities as of January 2, 1998 and January 3, 1997 follows:

                                                                 1997    1996
                                                                ------  ------
                                                                (IN MILLIONS)
   Investments in affiliates................................... $ (310) $ (303)
   Property and equipment......................................   (179)   (135)
   Safe harbor lease investments...............................    (65)    (73)
   Deferred tax gain...........................................    (92)    (92)
   Reserves....................................................    103      97
   Alternative minimum tax credit carryforwards................     41      26
   Other, net..................................................     15      16
                                                                ------  ------
   Net deferred income tax liability........................... $ (487) $ (464)
                                                                ======  ======

  The provision (benefit) for income taxes consists of:

                                                           1997  1996    1995
                                                           ----  -----   -----
                                                            (IN MILLIONS)
   Current-- Federal...................................... $ 19  $  (2)  $   7
   -- State...............................................    4      3       3
   -- Foreign.............................................    3      3     --
                                                           ----  -----   -----
                                                             26      4      10
                                                           ----  -----   -----
   Deferred-- Federal.....................................    8      2     (23)
   -- State...............................................    2     (1)    --
                                                           ----  -----   -----
                                                             10      1     (23)
                                                           ----  -----   -----
                                                           $ 36  $   5   $ (13)
                                                           ====  =====   =====

  At January 2, 1998, Host Marriott had approximately $41 million of alternative minimum tax credit carryforwards available which do not expire.

  Through 1997, Host Marriott settled with the Internal Revenue Service
("IRS") substantially all issues for tax years 1979 through 1993. Host
Marriott expects to resolve any remaining issues with no material impact on the combined consolidated financial statements. Host Marriott made net payments to the IRS of approximately $10 million and $45 million in 1997 and 1996, respectively, related to these settlements. Certain adjustments totaling approximately $2 million and $11 million in 1996 and 1995, respectively, were made to the tax provision related to those settlements.

  A reconciliation of the statutory Federal tax rate to the Company's effective income tax rate follows:

                                                           1997  1996    1995
                                                           ----  -----   -----
   Statutory Federal tax rate............................. 35.0% (35.0)% (35.0)%
   State income taxes, net of Federal tax benefit.........  4.9   21.7     2.5
   Tax credits............................................ (2.7)   --     (0.1)
   Additional tax on foreign source income................  6.0   40.8     --
   Tax contingencies......................................  --    25.0    14.6
   Permanent items........................................  0.1    9.0     --
   Other, net.............................................  0.1    1.0     0.7
                                                           ----  -----   -----
   Effective income tax rate.............................. 43.4%  62.5%  (17.3)%
                                                           ====  =====   =====

                           HOST MARRIOTT HOTELS

  As part of the Marriott International Distribution and the Special Dividend, Host Marriott, Marriott International and HM Services entered into tax-sharing agreements which reflect each party's rights and obligations with respect to deficiencies and refunds, if any, of Federal, state or other taxes relating to the businesses of Host Marriott, Marriott International and HM Services prior to the Marriott International Distribution and the Special Dividend.

  Cash paid for income taxes, including IRS settlements, net of refunds received, was $56 million in 1997, $40 million in 1996 and $22 million in 1995.

9. LEASES

  The Company leases certain property and equipment under non-cancelable operating and capital leases. Future minimum annual rental commitments for all non-cancelable leases are as follows:

                                                               CAPITAL OPERATING
                                                               LEASES   LEASES
                                                               ------- ---------
                                                                 (IN MILLIONS)
   1998.......................................................   $ 2    $  115
   1999.......................................................     2       111
   2000.......................................................     1       108
   2001.......................................................     1       106
   2002.......................................................     1       103
   Thereafter.................................................     5     1,358
                                                                 ---    ------
   Total minimum lease payments...............................    12    $1,901
                                                                        ======
   Less amount representing interest..........................    (4)
                                                                 ---
   Present value of minimum lease payments....................   $ 8
                                                                 ===

  As discussed in Note 12, Host Marriott sold and leased back 37 of its Courtyard properties in 1995 and an additional 16 Courtyard properties in 1996 to Hospitality Properties Trust. Additionally, in 1996, Host Marriott sold and leased back 18 of its Residence Inns to Hospitality Properties Trust. These leases, which are accounted for as operating leases and are included above, have initial terms expiring through 2012 for the Courtyard properties and 2010 for the Residence Inn properties, and are renewable at the option of the Company. Minimum rent payments are $51 million annually for the Courtyard properties and $17 million annually for the Residence Inn properties, and additional rent based upon sales levels are payable to the owner under the terms of the leases.

  Leases also include long-term ground leases for certain hotels, generally with multiple renewal options. Certain leases contain provision for the payment of contingent rentals based on a percentage of sales in excess of stipulated amounts.

  Certain of the lease payments included in the table above relate to facilities used in the Company's former restaurant business. Most leases contain one or more renewal options, generally for five or 10-year periods. Future rentals on leases have not been reduced by aggregate minimum sublease rentals of $124 million payable to the Company under non-cancelable subleases.

  The Company remains contingently liable at January 2, 1998 on certain leases relating to divested non-lodging properties. Such contingent liabilities aggregated $110 million at January 2, 1998. However, management considers the likelihood of any substantial funding related to these leases to be remote.

                           HOST MARRIOTT HOTELS

  Rent expense consists of:

                                                                  1997 1996 1995
                                                                  ---- ---- ----
                                                                  (IN MILLIONS)
   Minimum rentals on operating leases........................... $ 98 $83  $34
   Additional rentals based on sales.............................   20  16   17
                                                                  ---- ---  ---
                                                                  $118 $99  $51
                                                                  ==== ===  ===

10. EMPLOYEE STOCK PLANS

  It is expected that upon the REIT Conversion the Company will issue OP Units to Host Marriott in exchange for the Contribution equal to the number of shares of outstanding Host Marriott common stock. Additionally, OP Units issued to partners of the eight public limited partnerships and five private limited partnerships will be convertible on a one for one basis into shares of Host Marriott stock for each OP Unit owned or, at the election of Host Marriott Trust, in an amount equal to the market value of such shares beginning one year after the issuance of the OP Unit.

  At January 2, 1998, Host Marriott has two stock-based compensation plans which are described below. Under the comprehensive stock plan (the "Comprehensive Plan"), Host Marriott may award to participating employees (i) options to purchase Host Marriott common stock, (ii) deferred shares of Host Marriott's common stock and (iii) restricted shares of Host Marriott's common stock. In addition, Host Marriott has an employee stock purchase plan (the "Employee Stock Purchase Plan"). The principal terms and conditions of the two plans are summarized below.

  Total shares of common stock reserved and available for issuance under employee stock plans at January 2, 1998 are:

                                                                   (IN MILLIONS)
   Comprehensive Plan.............................................       28
   Employee Stock Purchase Plan...................................        3
                                                                        ---
                                                                         31
                                                                        ===

  Employee stock options may be granted to officers and key employees with an exercise price not less than the fair market value of the common stock on the date of grant. Options granted before May 11, 1990 expire 10 years after the date of grant and nonqualified options granted on or after May 11, 1990 expire up to 15 years after the date of grant. Most options vest ratably over each of the first four years following the date of the grant. In connection with the Marriott International Distribution, Host Marriott issued an equivalent number of Marriott International options and adjusted the exercise prices of its options, then outstanding, based on the relative trading prices of shares of the common stock of the two companies.

  Host Marriott continues to account for expense under its plans under the provisions of Accounting Principle Board Opinion 25 and related interpretations as permitted under SFAS No. 123. Accordingly, no compensation cost has been recognized for its fixed stock options under the Comprehensive Plan and its Employee Stock Purchase Plan.

  For purposes of the following disclosures required by SFAS No. 123, the fair value of each option granted has been estimated on the date of grant using an option-pricing model with the following weighted average assumptions used for grants in 1997, 1996 and 1995, respectively: risk-free interest rate of 6.2%, 6.6% and 6.8%, respectively, volatility of 35%, 36% and 37%, respectively, expected lives of 12 years and no dividend yield. The weighted average fair value per option granted during the year was $13.13 in 1997, $8.68 in 1996 and $5.76 in 1995.

                           HOST MARRIOTT HOTELS

  Pro forma compensation cost for 1997, 1996 and 1995 would have reduced (increased) net income (loss) by approximately $330,000, ($150,000) and ($5,000), respectively. Basic and diluted earnings per share on a pro forma basis for Host Marriott were not impacted by the pro forma compensation cost in 1997, 1996 and 1995.

  The effects of the implementation of SFAS No. 123 are not representative of the effects on reported net income in future years because only the effects of stock option awards granted in 1995, 1996 and 1997 have been considered.

  In connection with the Special Dividend, the then outstanding options held by current and former employees of Host Marriott were redenominated in both Host Marriott and HM Services stock and the exercise prices of the options were adjusted based on the relative trading prices of shares of the common stock of the two companies. For all options held by certain current and former employees of Marriott International, the number and exercise price of the options were adjusted based on the trading prices of shares of the Host Marriott's common stock immediately before and after the Special Dividend. Therefore, the options outstanding reflect these revised exercise prices. Pursuant to the Distribution Agreement between the Company and HM Services, Host Marriott has the right to receive up to 1.4 million shares of HM Services' common stock or an equivalent cash value subsequent to exercise of the options held by certain former and current employees of Marriott International. As of January 2, 1998, Host Marriott valued this right at approximately $20 million, which is included in other assets. A summary of the status of Host Marriott's stock option plan for 1997, 1996 and 1995 follows:

                                      1997                         1996                         1995
                          ---------------------------- ---------------------------- ----------------------------
                                           WEIGHTED                     WEIGHTED
                                           AVERAGE       WEIGHTED       AVERAGE                      AVERAGE
                             SHARES     EXERCISE PRICE    SHARES     EXERCISE PRICE    SHARES     EXERCISE PRICE
                          ------------- -------------- ------------- -------------- ------------- --------------
                          (IN MILLIONS)                (IN MILLIONS)                (IN MILLIONS)
Balance, at beginning of
 year...................       8.3           $  4          10.0           $  4          11.7           $  4
Granted.................        .1             20            .2             13           --             --
Exercised...............      (1.6)             4          (1.9)             4          (2.3)             4
Forfeited/Expired.......       --             --            --             --            (.3)             4
Adjustment for Special
 Dividend...............       --             --            --             --             .9              4
                              ----                         ----                         ----
  Balance, at end of
   year.................       6.8              4           8.3              4          10.0              4
                              ====                         ====                         ====
Options exercisable at
 year-end...............       6.4                          7.6                          8.5

  The following table summarizes information about stock options outstanding at January 2, 1998:

                                OPTIONS OUTSTANDING                      OPTIONS EXERCISABLE
                 ------------------------------------------------- --------------------------------
                     SHARES      WEIGHTED AVERAGE                      SHARES
                   OUTSTANDING      REMAINING     WEIGHTED AVERAGE   EXERCISABLE   WEIGHTED AVERAGE
   RANGE OF            AT          CONTRACTUAL        EXERCISE           AT            EXERCISE
EXERCISE PRICES  JANUARY 2, 1998       LIFE            PRICE       JANUARY 2, 1998      PRICE
---------------  --------------- ---------------- ---------------- --------------- ----------------
      1-3              4.4               9              $ 2              4.4             $  2
      4-6              1.7               4                6              1.7                6
      7-9               .4              12                9               .3                9
     10-12              .1              14               12              --               --
     13-15              .1              14               15              --               --
     19-22              .1              15               20              --               --
                       ---                                               ---
                       6.8                                               6.4
                       ===                                               ===

                           HOST MARRIOTT HOTELS

  Deferred stock incentive plan shares granted to officers and key employees after 1990 generally vest over 10 years in annual installments commencing one year after the date of grant. Certain employees may elect to defer payments until termination or retirement. Deferred stock incentive plan shares granted in 1990 and prior years generally vest in annual installments commencing one year after the date of grant and continuing for 10 years. Employees also could elect to forfeit one-fourth of their deferred stock incentive plan award in exchange for accelerated vesting over a 10-year period. Host Marriott accrues compensation expense for the fair market value of the shares on the date of grant, less estimated forfeitures. In 1997, 1996 and 1995, 14,000, 13,000 and 158,000 shares were granted, respectively, under this plan. The compensation cost that has been charged against income for deferred stock was $1 million in 1995 and was not material in 1996 and 1997. The weighted average fair value per share granted during each year was $15.81 in 1997, $11.81 in 1996 and $8.49 in 1995.


  In 1993, 3,537,000 restricted stock plan shares under the Comprehensive Plan were issued to officers and key executives to be distributed over the next three to 10 years in annual installments based on continued employment and the attainment of certain performance criteria. Host Marriott recognizes compensation expense over the restriction period equal to the fair market value of the shares on the date of issuance adjusted for forfeitures, and where appropriate, the level of attainment of performance criteria and fluctuations in the fair market value of Host Marriott's common stock. In 1997 and 1996, 198,000 and 2,511,000 shares of additional restricted stock plan shares were granted to certain key employees under terms and conditions similar to the 1993 grants. Approximately 161,000 and 500,000 shares were forfeited in 1996 and 1995, respectively. There were no shares forfeited in 1997. Host Marriott recorded compensation expense of $13 million, $11 million and $5 million in 1997, 1996 and 1995, respectively, related to these awards. The weighted average fair value per share granted during each year was $16.88 in 1997 and $14.01 in 1996. There were no restricted stock plan shares granted in 1995.

  Under the terms of the Employee Stock Purchase Plan, eligible employees may purchase common stock through payroll deductions at the lower of market value at the beginning or end of the plan year.

11. PROFIT SHARING AND POSTEMPLOYMENT BENEFIT PLANS

  Host Marriott contributes to profit sharing and other defined contribution plans for the benefit of employees meeting certain eligibility requirements and electing participation in the plans. The amount to be matched by Host Marriott is determined annually by the Board of Directors. Host Marriott provides medical benefits to a limited number of retired employees meeting restrictive eligibility requirements. Amounts for these items were not material in 1995 through 1997.

12. ACQUISITIONS AND DISPOSITIONS

  In 1998, the Company acquired, or purchased controlling interests in six full-service hotels totaling 3,270 rooms for an aggregate purchase price of approximately $388 million and entered into an agreement to acquire a controlling interest in the 397-room Ritz-Carlton in Tysons Corner, Virginia.

  In April 1998, Host Marriott reached a definitive agreement with various affiliates of The Blackstone Group and Blackstone Real Estate Partners (collectively, "Blackstone") to acquire interests in 12 world-class luxury hotels in the U.S. and certain other assets in a transaction valued at approximately $1.735 billion, including the assumption of two mortgages, one of which is secured by a thirteenth hotel. The Company expects to pay approximately $862 million in cash and assumed debt and to issue approximately
43.7 million Operating Partnership units. Each OP Unit will be exchangeable for one share of Host Marriott common stock (or its cash equivalent). Upon completion of the acquisition, Blackstone will own approximately 18% of the outstanding shares of Host Marriott common stock on a fully converted basis. The Blackstone portfolio consists of two Ritz-

                           HOST MARRIOTT HOTELS

Carlton, three Four Seasons, one Grand Hyatt, three Hyatt Regencies and four Swissotel properties and a mortgage on a third Four Seasons.

  In 1998, the Company sold two hotels totaling 854 rooms for approximately $212 million.

  In 1997, the Company acquired eight full-service hotels totaling 3,600 rooms for approximately $145 million. In addition, the Company acquired controlling interests in nine full-service hotels totaling 5,024 rooms for approximately $621 million, including the assumption of approximately $418 million of debt. The Company also completed the acquisition of the 504-room New York Marriott Financial Center, after acquiring the mortgage on the hotel for $101 million in late 1996.

  In 1996, the Company acquired six full-service hotels totaling 1,964 rooms for an aggregate purchase price of approximately $189 million. In addition, the Company acquired controlling interests in 17 full-service hotels totaling 8,917 rooms for an aggregate purchase price of approximately $1.1 billion, including the assumption of approximately $696 million of debt. The Company also purchased the first mortgage of the 504-room New York Marriott Financial Center for approximately $101 million.

  In 1995, the Company acquired nine full-service hotels totaling approximately 3,900 rooms in separate transactions for approximately $390 million.

  During the first and third quarters of 1995, 37 of the Company's Courtyard properties were sold and leased back from Hospitality Properties Trust for approximately $330 million. The Company received net proceeds from the two transactions of approximately $297 million and will receive approximately $33 million upon expiration of the leases. A deferred gain of $14 million on the sale/leaseback transactions is being amortized over the initial term of the leases.

  In the first and second quarters of 1996, the Company completed the sale and leaseback of 16 of its Courtyard properties and 18 of its Residence Inn properties for $349 million. The Company received net proceeds of approximately $314 million and will receive approximately $35 million upon expiration of the leases. A deferred gain of $45 million on the sale/leaseback transactions is being amortized over the initial term of the leases.

  The Company's summarized, unaudited combined consolidated pro forma results of operations, assuming the above transactions, the refinancings and new debt activity discussed in Note 5 occurred, along with the purchase of the remaining interests in the eight public partnerships and five private partnerships, the contribution and the REIT Conversion, on December 30, 1995, are as follows (in millions):

                                                                     1997  1996
                                                                    ------ ----
   Revenues........................................................ $1,061 $972
   Operating profit................................................    529  454
   Income (loss) before extraordinary items........................     37  (42)

                           HOST MARRIOTT HOTELS

13. FAIR VALUE OF FINANCIAL INSTRUMENTS

  The fair values of certain financial assets and liabilities and other financial instruments are shown below:

                                                     1997           1996
                                               --------------- ---------------
                                               CARRYING  FAIR  CARRYING  FAIR
                                                AMOUNT  VALUE   AMOUNT  VALUE
                                               -------- ------ -------- ------
                                                        (IN MILLIONS)
   Financial assets
     Short-term marketable securities.........  $  354  $  354  $  --   $  --
     Receivables from affiliates..............      23      26     156     174
     Notes receivable.........................      31      48     141     155
     Other....................................      20      20      13      13
   Financial liabilities
     Debt, net of capital leases..............   3,458   3,492   2,636   2,654
   Other financial instruments
     Obligation to Host Marriott for
      Convertible Preferred Securities........     550     638     550     595
     Interest rate swap agreements............     --      --      --        1
   Affiliate debt service commitments.........     --      --      --      --

  Short-term marketable securities and the obligation to Host Marriott for Convertible Preferred Securities are valued based on quoted market prices. Receivables from affiliates, notes and other financial assets are valued based on the expected future cash flows discounted at risk-adjusted rates. Valuations for secured debt are determined based on the expected future payments discounted at risk-adjusted rates. The fair values of the Line of Credit and other notes are estimated to be equal to their carrying value. Senior Notes are valued based on quoted market prices.

  The Company is contingently liable under various guarantees of obligations of certain affiliates (affiliate debt service commitments) with a maximum commitment of $60 million at January 2, 1998 and $117 million at January 3, 1997. A fair value is assigned to commitments with expected future fundings. The fair value of the commitments represents the net expected future payments discounted at risk-adjusted rates. Such payments are accrued on an undiscounted basis.

  The fair value of interest rate swap agreements is based on the estimated amount the Company would pay or receive to terminate the swap agreements. The aggregate notional amount of the agreements was $100 million at January 2, 1998 and $525 million at January 3, 1997.

14. MARRIOTT INTERNATIONAL DISTRIBUTION AND RELATIONSHIP WITH MARRIOTT INTERNATIONAL

  On October 8, 1993 (the "Marriott International Distribution Date"), Marriott Corporation distributed, through a special tax-free dividend (the "Marriott International Distribution"), to holders of Marriott Corporation's common stock (on a share-for-share basis), approximately 116.4 million outstanding shares of common stock of an existing wholly-owned subsidiary, Marriott International, resulting in the division of Marriott Corporation's operations into two separate companies. The distributed operations included the former Marriott Corporation's lodging management, franchising and resort timesharing operations, senior living service operations, and the institutional food service and facilities management business. Host Marriott retained the former Marriott Corporation's airport and tollroad food, beverage and merchandise concessions operations, as well as most of its real estate properties. Effective at the Marriott International Distribution Date, Marriott Corporation changed its name to Host Marriott Corporation.

                           HOST MARRIOTT HOTELS

  Host Marriott and Marriott International have entered into various agreements in connection with the Marriott International Distribution and thereafter which provide, among other things, that (i) the majority of the Company's hotel lodging properties are managed by Marriott International under agreements with initial terms of 15 to 20 years and which are subject to renewal at the option of Marriott International for up to an additional 16 to 30 years (see Note 15); (ii) 10 of the Company's full-service properties are operated under franchise agreements with Marriott International with terms of 15 to 30 years; (iii) Marriott International guarantees the Company's performance in connection with certain loans and other obligations ($107 million at January 2, 1998); (iv) the Company borrowed and repaid $109 million of first mortgage financing for construction of the Philadelphia Marriott (see
Note 5); (v) Marriott International provided the Company with $70 million of mortgage financing in 1995 for the acquisition of three full-service properties by the Company at an average interest rate of 8.5% (Marriott International subsequently sold one of the loans in November 1996); (vi) Marriott International and the Company formed a joint venture and Marriott International provided the Company with $29 million in debt financing at an average interest rate of 12.7% and $28 million in preferred equity in 1996 for the acquisition of two full-service properties in Mexico City, Mexico; (vii) in 1995, the Company also acquired a full-service property from a partnership in which Marriott International owned a 50% interest; and (viii) Marriott International provides certain limited administrative services.

  In 1997, 1996 and 1995, Host Marriott paid to Marriott International $162 million, $101 million and $67 million, respectively, in hotel management fees; $19 million, $18 million and $21 million, respectively, in interest and commitment fees under the debt financing and line of credit provided by Marriott International and $3 million, $4 million and $12 million, respectively, for limited administrative services. Host Marriott also paid Marriott International $4 million, $2 million and $1 million, respectively, in franchise fees in 1997, 1996 and 1995.

  Additionally, Marriott International has the right to purchase up to 20% of the voting stock of Host Marriott if certain events involving a change in control of Host Marriott occur.

15. HOTEL MANAGEMENT AGREEMENTS

  Most of the Company's hotels are subject to management agreements (the "Agreements") under which Marriott International manages most of the Company's hotels, generally for an initial term of 15 to 20 years with renewal terms at the option of Marriott International of up to an additional 16 to 30 years. The Agreements generally provide for payment of base management fees equal to one to four percent of sales and incentive management fees generally equal to 20% to 50% of Operating Profit (as defined in the Agreements) over a priority return (as defined) to the Company, with total incentive management fees not to exceed 20% of cumulative Operating Profit, or 20% of current year Operating Profit. In the event of early termination of the Agreements, Marriott International will receive additional fees based on the unexpired term and expected future base and incentive management fees. The Company has the option to terminate certain management agreements if specified performance thresholds are not satisfied. No agreement with respect to a single lodging facility is cross-collateralized or cross-defaulted to any other agreement and a single agreement may be canceled under certain conditions, although such cancellation will not trigger the cancellation of any other agreement.

  Pursuant to the terms of the Agreements, Marriott International is required to furnish the hotels with certain services ("Chain Services") which are generally provided on a central or regional basis to all hotels in the Marriott International hotel system. Chain Services include central training, advertising and promotion, a national reservation system, computerized payroll and accounting services, and such additional services as needed which may be more efficiently performed on a centralized basis. Costs and expenses incurred in providing such services are allocated among all domestic hotels managed, owned or leased by Marriott International or its subsidiaries. In addition, the Company's hotels also participate in the Marriott Rewards program. The cost of this program is charged to all hotels in the Marriott hotel system.

                           HOST MARRIOTT HOTELS

  The Company is obligated to provide the manager with sufficient funds to cover the cost of (a) certain non-routine repairs and maintenance to the hotels which are normally capitalized; and (b) replacements and renewals to the hotels' property and improvements. Under certain circumstances, the Company will be required to establish escrow accounts for such purposes under terms outlined in the Agreements.

  The Company has entered into franchise agreements with Marriott International for ten hotels. Pursuant to these franchise agreements, the Company generally pays a franchise fee based on a percentage of room sales and food and beverage sales as well as certain other fees for advertising and reservations. Franchise fees for room sales vary from four to six percent of sales, while fees for food and beverage sales vary from two to three percent of sales. The terms of the franchise agreements are from 15 to 30 years.

  The Company has entered into management agreements with The Ritz-Carlton Hotel Company, LLC ("Ritz-Carlton"), an affiliate of Marriott International, to manage four of the Company's hotels. These agreements have an initial term of 15 to 25 years with renewal terms at the option of Ritz-Carlton of up to an additional 10 to 40 years. Base management fees vary from two to four percent of sales and incentive management fees are generally equal to 20% of available cash flow or operating profit, as defined in the agreements.

  The Company has also entered into management agreements with hotel management companies other than Marriott International and Ritz-Carlton for 12 of its hotels (10 of which are franchised under the Marriott brand). These agreements generally provide for an initial term of 10 to 20 years with renewal terms at the option of either party of up to an additional one to 15 years. These agreements generally provide for payment of base management fees equal to one to three percent of sales. Seven of the 12 agreements also provide for incentive management fees generally equal to 15 to 20 percent of available cash flow, as defined in the agreements.

  At January 2, 1998 and January 3, 1997, $75 million and $76 million, respectively, have been advanced to the hotel managers for working capital and are included in "Due From Managers" in the accompanying combined consolidated balance sheets.

16. LITIGATION

  The Company is from time-to-time the subject of, or involved in, judicial proceedings. Management believes that any liability or loss resulting from such matters will not have a material adverse effect on the financial position or results of operations of the Company.

  In the fourth quarter of 1997, the Company reached a settlement in a lawsuit against Trinity Industries and others for claims related to construction of the New York Marriott Marquis. In settlement of the lawsuit, the Company and its affiliate received a cash settlement of approximately $70 million, the majority of which was considered a recovery of construction costs and $10 million of which has been recorded as other revenues in the accompanying combined consolidated financial statements.

17. HOTEL OPERATIONS

  As discussed in Note 1, revenues reflect house profit from the Company's hotel properties. House profit reflects the net revenues flowing to the Company as property owner and represents all gross hotel operating revenues, less all gross property-level expenses, excluding depreciation, management fees, real and personal property taxes, ground and equipment rent, insurance and certain other costs, which are classified as operating costs and expenses.

                           HOST MARRIOTT HOTELS

  Accordingly, the following table presents the details of house profit for the Company's hotels for 1997, 1996 and 1995:

                                                         1997    1996    1995
                                                        ------  ------  ------
                                                            (IN MILLIONS)
   Sales
     Rooms............................................. $1,850  $1,302  $  908
     Food and Beverage.................................    776     515     363
     Other.............................................    180     125      81
                                                        ------  ------  ------
       Total Hotel Sales...............................  2,806   1,942   1,352
                                                        ------  ------  ------
   Department Costs
     Rooms.............................................    428     313     226
     Food and Beverage.................................    592     406     284
     Other.............................................    189      63      43
                                                        ------  ------  ------
       Total Department Costs..........................  1,209     782     553
                                                        ------  ------  ------
   Department Profit...................................  1,597   1,160     799
   Other Deductions....................................   (504)   (443)   (325)
                                                        ------  ------  ------
   House Profit........................................ $1,093  $  717  $  474
                                                        ======  ======  ======

18. GEOGRAPHIC AND BUSINESS SEGMENT INFORMATION

  The Company operates in the full-service hotel segment of the lodging industry. The Company's hotels are primarily operated under the Marriott or Ritz-Carlton brands, contain an average of nearly 500 rooms, as well as supply other amenities such as meeting space and banquet facilities; a variety of restaurants and lounges; gift shops; and swimming pools. They are typically located in downtown, airport, suburban and resort areas throughout the United States.

  As of January 2, 1998, the Company's foreign operations consist of four full-service hotel properties located in Canada and two full-service hotel properties located in Mexico. There were no intercompany sales between the properties and the Company. The following table presents revenues and long-lived assets for each of the geographical areas in which the Company operates (in millions):

                           1997                1996                1995
                    ------------------- ------------------- -------------------
                             LONG-LIVED          LONG-LIVED          LONG-LIVED
                    REVENUES   ASSETS   REVENUES   ASSETS   REVENUES   ASSETS
                    -------- ---------- -------- ---------- -------- ----------
United States......  $1,071    $4,412     $714     $3,587     $482     $2,842
International......      39       222       18        218        2         40
                     ------    ------     ----     ------     ----     ------
  Total............  $1,110    $4,634     $732     $3,805     $484     $2,882
                     ======    ======     ====     ======     ====     ======

                           HOST MARRIOTT HOTELS

               CONDENSED COMBINED CONSOLIDATED BALANCE SHEET

                               JUNE 19, 1998

                         (UNAUDITED, IN MILLIONS)

                                 ASSETS
   Property and Equipment, net........................................  $ 5,054
   Notes and Other Receivables, net (including amounts due from affil-
    iates of $112 million)............................................      137
   Due from Managers..................................................       94
   Investments in Affiliates..........................................        5
   Other Assets.......................................................      362
   Short-term Marketable Securities...................................       46
   Cash and Cash Equivalents..........................................      496
                                                                        -------
                                                                         $6,194
                                                                        =======
                         LIABILITIES AND EQUITY
   Debt
     Senior Notes.....................................................  $ 1,585
     Mortgage Debt....................................................    1,890
     Other............................................................       95
                                                                        -------
                                                                          3,570
   Accounts Payable and Accrued Expenses..............................       77
   Deferred Income Taxes..............................................      464
   Other Liabilities..................................................      517
                                                                        -------
       Total Liabilities..............................................    4,628
                                                                        -------
   Obligation to Host Marriott Corporation Related to Mandatorily Re-
    deemable Convertible Preferred Securities of a Subsidiary Trust of
    Host Marriott Corporation Substantially All of Whose Assets are
    the Convertible Subordinated Debentures Due 2026 ("Convertible
    Preferred Securities")............................................      550
   Equity
     Investments and Advances from Host Marriott Corporation..........    1,016
                                                                        -------
                                                                         $6,194
                                                                        =======

    See Notes to Condensed Combined Consolidated Financial Statements.

                              HOST MARRIOTT HOTELS

            CONDENSED COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS

          TWENTY-FOUR WEEKS ENDED JUNE 19, 1998 AND JUNE 20, 1997
                             (UNAUDITED, IN MILLIONS)

                                                                  1998   1997
                                                                  -----  -----
REVENUES
  Hotels......................................................... $ 652  $ 512
  Net gains on property transactions.............................    52      2
  Equity in earnings (losses) of affiliates......................    (1)     3
  Other..........................................................     5      5
                                                                  -----  -----
    Total revenues...............................................   708    522
                                                                  -----  -----
OPERATING COSTS AND EXPENSES
  Hotels (including Marriott International management fees of
   $102 million and $78 million, respectively)...................   343    291
  Other..........................................................    10     16
                                                                  -----  -----
    Total operating costs and expenses...........................   353    307
                                                                  -----  -----
OPERATING PROFIT BEFORE MINORITY INTEREST, CORPORATE EXPENSES,
 REIT CONVERSION EXPENSES AND INTEREST...........................   355    215
Minority interest................................................   (30)   (24)
Corporate expenses...............................................   (20)   (18)
REIT Conversion expenses.........................................    (6)   --
Interest expense.................................................  (151)  (122)
Dividends on Convertible Preferred Securities....................   (17)   (17)
Interest income..................................................    26     22
                                                                  -----  -----
INCOME BEFORE INCOME TAXES AND EXTRAORDINARY ITEM................   157     56
Provision for income taxes.......................................   (64)   (24)
                                                                  -----  -----
INCOME BEFORE EXTRAORDINARY ITEM.................................    93     32
Extraordinary item--Gain on extinguishment of debt (net of
 income taxes of $3 million in 1997).............................    --      5
                                                                  -----  -----
NET INCOME....................................................... $  93  $  37
                                                                  =====  =====


       See Notes to Condensed Combined Consolidated Financial Statements.

                           HOST MARRIOTT HOTELS

         CONDENSED COMBINED CONSOLIDATED STATEMENTS OF CASH FLOWS

          TWENTY-FOUR WEEKS ENDED JUNE 19, 1998 AND JUNE 20, 1997

                         (UNAUDITED, IN MILLIONS)


                                                                  1998   1997
                                                                  -----  -----
OPERATING ACTIVITIES
Income from continuing operations................................ $  93  $  32
Adjustments to reconcile to cash from operations:
  Depreciation and amortization..................................   114    102
  Income taxes...................................................    45    --
  Gains on sales of hotel properties.............................   (51)   --
Equity in (earnings) losses of affiliates........................     1     (3)
Changes in operating accounts....................................   (23)    24
Other............................................................    27     38
                                                                  -----  -----
    Cash from operations.........................................   206    193
                                                                  -----  -----
INVESTING ACTIVITIES
Proceeds from sales of assets....................................   209      6
Acquisitions.....................................................  (358)  (156)
Capital expenditures:
  Renewals and replacements......................................   (77)   (60)
  New development projects.......................................   (18)   --
  New investment capital expenditures............................   (14)   (18)
Purchases of short-term marketable securities....................   (97)   --
Sales of short-term marketable securities........................   405    --
Notes receivable collections.....................................     4      4
Affiliate collections, net.......................................   (78)    10
Other............................................................   (25)    14
                                                                  -----  -----
    Cash used in investing activities............................   (49)  (200)
                                                                  -----  -----
FINANCING ACTIVITIES
Cash transferred to Host Marriott................................   (62)   --
Issuances of debt................................................     5     84
Issuances of common stock by Host Marriott.......................     1      3
Scheduled principal repayments...................................   (18)   (44)
Debt prepayments.................................................   (49)  (236)
Other............................................................   (32)     5
                                                                  -----  -----
    Cash used in financing activities............................  (155)  (188)
                                                                  -----  -----
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS................. $   2  $(195)
                                                                  =====  =====
Non-cash financing activities:
  Assumption of mortgage debt for the acquisition of, or purchase of controlling interests in, certain hotel properties......... $ 164  $ 258
                                                                  =====  =====

    See Notes to Condensed Combined Consolidated Financial Statements.

                           HOST MARRIOTT HOTELS

      NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

1. On April 16, 1998, the Board of Directors of Host Marriott Corporation ("Host Marriott") approved a plan to reorganize Host Marriott's current business operations by the spin-off of Host Marriott's senior living business ("SLC") and the contribution of Host Marriott's hotels and certain other assets and liabilities to a newly formed Delaware limited partnership, Host Marriott, L.P. (the "Operating Partnership") whose sole general partner will be Host Marriott Trust, a newly formed Maryland Real Estate Investment Trust ("REIT") that will merge with Host Marriott Corporation, a Delaware corporation. Host Marriott's contribution of its hotels and certain assets and liabilities to the Operating Partnership (the "Contribution") in exchange for units of limited partnership interests in the Operating Partnership will be accounted for at Host Marriott's historical basis.

   The accompanying condensed combined consolidated financial statements include the accounts of the Host Marriott hotels and the assets and liabilities expected to be included in the Contribution by Host Marriott to the Operating Partnership upon its planned conversion to a REIT (the "REIT Conversion") and is the predecessor to the Operating Partnership. In these condensed combined consolidated financial statements, the predecessor to the Operating Partnership is referred to as "Host Marriott Hotels" or the "Company." The condensed combined consolidated financial statements exclude the assets, liabilities, equity, operations and cash flows related to Host Marriott's portfolio of 31 senior living communities. After the REIT Conversion, SLC will own these assets and lease the existing hotels from the Company.

   In June 1998, as part of the REIT Conversion, Host Marriott filed a preliminary Prospectus/Consent Solicitation with the Securities and Exchange Commission. This Prospectus/Consent Solicitation Statement describes a proposal whereby the Operating Partnership will acquire by merger (the "Mergers") eight public limited partnerships (the "Partnerships") that own or control 24 full-service hotels in which Host Marriott or its subsidiaries are general partners. As more fully described in the Prospectus/Consent Solicitation Statement, limited partners of those Partnerships that participate in the Mergers will receive either OP Units or, at their election, unsecured notes due December 15, 2005 issued by the Operating Partnership ("Notes"), in exchange for their partnership interests in such Partnerships.

   However, the consummation of the REIT Conversion is subject to significant contingencies that are outside the control of Host Marriott, including final Board of Directors approval, consents of shareholders, partners, bondholders, lenders and ground lessors of Host Marriott, its affiliates and other third parties. Accordingly, there can be no assurance that the REIT Conversion will be completed.

   On April 20, 1998, Host Marriott and certain of its subsidiaries filed a shelf registration on Form S-3 (the "Shelf Registration") with the Securities and Exchange Commission for $2.5 billion in securities, which may include debt, equity or a combination thereof. Host Marriott anticipates that any net proceeds from the sale of offered securities will be used for refinancing of Host Marriott's indebtedness, potential future acquisitions and general corporate purposes.

   On August 5, 1998, HMH Properties, Inc. ("HMH Properties"), an indirect wholly-owned subsidiary of Host Marriott, which owns 61 of Host Marriott's hotels, purchased substantially all of its (i) $600 million in 9 1/2% senior notes due 2005, (ii) $350 million in 9% senior notes due 2007 and
   (iii) $600 million in 8 7/8% senior notes due 2007 (collectively, the "Old Senior Notes"). Concurrently with each offer to purchase, HMH Properties solicited consents (the "1998 Consent Solicitations") from registered holders of the Old Senior Notes to certain amendments to eliminate or modify substantially all of the restrictive covenants and certain other provisions contained in the indentures pursuant to which the Old Senior Notes were issued. HMH Properties simultaneously utilized the Shelf Registration to issue an aggregate of $1.7 billion in senior notes (the "New Senior Notes"). The New Senior Notes were issued in two series, $500 million of 7 7/8 Series A notes due in 2005 and $1.2 billion of 7 7/8 Series B notes due in 2008. The 1998 Consent Solicitations facilitated the merger of HMC Capital Resources Holdings Corporation ("Capital

                           HOST MARRIOTT HOTELS

   Resources"), a wholly-owned subsidiary of the Company, with and into HMH Properties. Capital Resources, the owner of eight of Host Marriott's hotels was the obligor under the $500 million credit facility (the "Old Credit Facility").

   In conjunction with the issuance of the New Senior Notes, HMH Properties entered into a $1.25 billion credit facility (the "New Credit Facility") with a group of commercial banks. The New Credit Facility will initially have a three year term with two one-year extension options. Borrowings under the New Credit Facility generally bear interest at the Eurodollar rate plus 1.75%. The interest rate and commitment fee (currently 0.35% on the unused portion of the New Credit Facility) fluctuates based on certain financial ratios of HMH Properties. The New Senior Notes and the New Credit Facility are guaranteed by Host Marriott and its wholly-owned subsidiary, Host Marriott Hospitality, Inc. and certain subsidiaries of HMH Properties and are secured by pledges of equity interests in certain subsidiaries of HMH Properties.

  The New Credit Facility replaces the Company's Old Credit Facility. The net proceeds from the offering and borrowings under the New Credit Facility were used by Host Marriott to purchase substantially all of the Old Senior Notes, to make repayments outstanding under the Old Credit Facility and to make bond premium and consent payments totaling approximately $178 million. These costs, along with the write-off of deferred financing fees of approximately $55 million related to the Old Senior Notes and the Old Credit Facility, will be recorded as a pre-tax extraordinary loss on the extinguishment of debt in the third quarter of 1998. The New Credit Facility and the indenture under which the New Senior Notes were issued contain covenants restricting the ability of HMH Properties and certain of its subsidiaries to incur indebtedness, grant liens on their assets, acquire or sell assets or make investments in other entities, and make distributions to equityholders of HMH Properties, Host Marriott, and (following the REIT Conversion) the Operating Partnership and Host REIT. The New Credit Facility and the New Senior Notes also contain certain financial covenants relating to, among other things, maintaining certain levels of tangible net worth and certain ratios of EBITDA to interest and fixed charges, total debt to EBITDA, unencumbered assets to unsecured debt, and secured debt to total debt.

  The accompanying condensed combined consolidated financial statements have been prepared by the Company without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted. The Company believes the disclosures made are adequate to make the information presented not misleading. However, the condensed combined consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's audited financial statements for the three fiscal years in the period ended January 2, 1998.

  In the opinion of the Company, the accompanying unaudited condensed combined consolidated financial statements reflect all adjustments necessary to present fairly the financial position of the Company as of June 19, 1998 and the results of operations and cash flows for the twenty-four weeks ended June 19, 1998 and June 20, 1997. Interim results are not necessarily indicative of fiscal year performance because of the impact of seasonal and short-term variations.

2. In April 1998, Host Marriott reached a definitive agreement with various affiliates of The Blackstone Group and Blackstone Real Estate Partners (collectively, "Blackstone") to acquire controlling interests in 12 luxury hotels and a first mortgage interest in another hotel in the U.S. and certain other assets in a transaction valued at approximately $1.735 billion. The Company expects to pay approximately $862 million in cash and assumed debt and to issue approximately 43.7 million Operating Partnership units ("OP Units"). Each OP Unit will be exchangeable for one share of Host Marriott common stock (or its cash equivalent). Upon completion of the acquisition, Blackstone will own approximately 18% of the outstanding shares of Host Marriott common stock on a fully converted basis. The Blackstone portfolio consists of two Ritz-Carltons, two Four Seasons, one Grand Hyatt, three Hyatt Regencies, four Swissotel properties and a mortgage note on a third Four Seasons.

                             HOST MARRIOTT HOTELS

   The Blackstone transaction is expected to close immediately after the REIT Conversion. At that time, Blackstone's hotels and other assets will be contributed to the Operating Partnership. The hotels will continue to be managed under the existing management contracts. Consummation of the Blackstone transaction is also subject to certain conditions, including consummation of the REIT Conversion by March 31, 1999.

3. Revenues primarily represent house profit from the Company's hotel properties, net gains (losses) on property transactions and equity in earnings (losses) of affiliates. House profit reflects the net revenues flowing to the Company as property owner and represents gross hotel operating revenues, less all gross property-level expenses, excluding depreciation, management fees, real and personal property taxes, ground and equipment rent, insurance and certain other costs, which are classified as operating costs and expenses.

  House profit generated by the Company's hotels for 1998 and 1997 consists of:

                                                       TWENTY-FOUR WEEKS ENDED
                                                       -----------------------
                                                        JUNE 19,     JUNE 20,
                                                          1998         1997
                                                       -----------  -----------
                                                            (IN MILLIONS)
  Sales
   Rooms..............................................       $1,020       $  831
   Food & Beverage....................................          444          346
   Other..............................................          110           80
                                                        -----------  -----------
    Total Hotel Sales.................................        1,574        1,257
                                                        -----------  -----------
  Department Costs
   Rooms..............................................          227          187
   Food & Beverage....................................          321          255
   Other..............................................           55           40
                                                        -----------  -----------
    Total Department Costs............................          603          482
                                                        -----------  -----------
  Department Profit...................................          971          775
  Other Deductions....................................          319          263
                                                        -----------  -----------
  House Profit........................................  $       652  $       512
                                                        ===========  ===========

   The Company has considered the impact of EITF 97-2 on its financial statements and has determined that it is preferable for the Company to include property-level revenues and operating costs and expenses of its hotels in its statements of operations for properties that are subject to management agreements (see Note 15). However, in connection with the pending REIT Conversion the Company will be leasing all of its hotel properties. Subsequent to the REIT Conversion, the Company expects that it will be recording lease revenue. Therefore, the Company believes that the adoption of EITF 97-2 is not advisable at this time. As such, the revenues reported on the Company's financial statements continue to reflect the house profit of its hotel properties (as described further in Note 3). In the event the REIT Conversion does not occur or is unreasonably delayed, the Company will change its presentation of revenues and operating costs and expenses. The effect of this change would be to increase revenues and operating costs and expenses by approximately $0.9 billion, and $0.7 billion for the twenty-four weeks ended June 19, 1998 and June 20, 1997, respectively, and would have no impact on operating profit, net income or earnings per share.

4. Basic and diluted earnings per OP Unit have been calculated based on the number of Host Marriott common shares outstanding for all periods presented because it is expected that upon the REIT Conversion the Operating Partnership will issue OP Units to Host Marriott in exchange for the Contribution equal to the number of shares of outstanding Host Marriott common stock. Accordingly, the following discussion of earnings per OP Unit is on a pro forma basis as if the REIT Conversion and Contribution had occurred.

   Basic earnings per OP Unit is computed by dividing net income by the weighted average number of shares of common stock outstanding of Host Marriott. Diluted earnings per OP Unit is computed by dividing net income plus dividends by the weighted average number of shares of common stock outstanding plus other

                           HOST MARRIOTT HOTELS
   potentially dilutive securities of Host Marriott. Diluted earnings per OP Unit was not adjusted for the impact of the Convertible Preferred Securities in 1997 as they were anti-dilutive.

  Basic and diluted earnings per OP Unit on a pro forma basis are as follows:

                                                    TWENTY-FOUR WEEKS ENDED
                                                    -----------------------
                                                     JUNE 19,      JUNE 20,
                                                       1998          1997
                                                    -----------   -----------
   Basic earnings per OP Unit:
     Income before extraordinary item.............    $       .46   $       .16
     Extraordinary item--Gain on extinguishment of
      debt (net of income taxes)..................            --            .02
                                                      -----------   -----------
       Basis earnings per OP Unit.................    $       .46   $       .18
                                                      ===========   ===========
   Diluted earnings per OP Unit:
     Income before extraordinary item.............    $       .43   $       .16
     Extraordinary item--Gain on extinguishment of
      debt (net of income taxes)..................            --            .02
                                                      -----------   -----------
       Diluted earnings per OP Unit...............    $       .43   $       .18
                                                      ===========   ===========

  A reconciliation of the number of shares utilized for the calculation of diluted earnings per OP Unit follows:

                                                        TWENTY-FOUR WEEKS ENDED
                                                        -----------------------
                                                         JUNE 19,      JUNE 20,
                                                           1998          1997
                                                        -----------   -----------
                                                             (IN MILLIONS)
   Weighted average number of common shares
    outstanding.......................................         204.0         202.6
   Assuming distribution of common shares granted
    under the comprehensive stock plan, less shares
    assumed purchased at average market price.........           4.3           5.0
   Assuming distribution of common shares upon
    redemption of Convertible Preferred Securities....          29.6           --
   Assuming distribution of common shares issuable for
    warrants, less shares assumed purchased at average
    market price......................................            .1            .3
                                                         -----------   -----------
     Shares utilized for the calculation of diluted
      earnings per OP Unit............................         238.0         207.9
                                                         ===========   ===========

5. As of June 19, 1998, the Company had minority interests in 18 affiliates that own an aggregate of 240 properties, 20 of which are full-service properties, managed primarily by Marriott International, Inc. The Company's equity in earnings (losses) of affiliates was a $1 million loss and $3 million for the twenty-four weeks ended June 19, 1998 and June 20, 1997, respectively.

  Combined summarized operating results reported by affiliates follows:

                                                    TWENTY-FOUR WEEKS ENDED
                                                    -----------------------
                                                     JUNE 19,      JUNE 20,
                                                       1998          1997
                                                    -----------   -----------
                                                         (IN MILLIONS)
   Revenues........................................   $       255   $       303
   Operating expenses:
     Cash charges (including interest).............           152           185
     Depreciation and other non-cash charges.......            69            95
                                                      -----------   -----------
   Income (loss) before extraordinary item.........            34            23
   Extraordinary item--forgiveness of debt.........             4            12
                                                      -----------   -----------
       Net income..................................   $        38   $        35
                                                      ===========   ===========

   In the first quarter of 1998, the Company obtained a controlling interest in the partnership that owns the 1,671-room Atlanta Marriott Marquis for approximately $239 million, including $164 million in assumed mortgage debt. The Company previously owned a 1.3% general and limited partnership interest.

                           HOST MARRIOTT HOTELS

   In second quarter of 1998, the Company acquired the partnership that owns the 289-room Park Ridge Marriott in Park Ridge, New Jersey for $24 million. The Company previously owned a 1% managing general partner interest and held a note receivable interest.

6. In the first quarter of 1998, the Company acquired a controlling interest in, and became the managing general partner for, the partnership that owns the 359-room Albany Marriott, the 350-room San Diego Marriott Mission Valley and the 320-room Minneapolis Marriott Southwest for approximately $50 million.

   In the second quarter of 1998, the Company acquired the 397-room Ritz-Carlton, Tysons Corner for $96 million and the 281-room Ritz-Carlton, Phoenix for $75 million. In addition, the Company acquired the 487- room Torrance Marriott near Los Angeles, California for $52 million. Also in the second quarter of 1998, the Company sold the 662-room New York Marriott East Side for approximately $191 million and recorded a pre-tax gain of approximately $40 million. The Company also sold the 191-room Napa Valley Marriott for approximately $21 million and recorded a pre-tax gain of approximately $10 million.

7. In March 1997, Host Marriott purchased 100% of the outstanding bonds secured by a first mortgage on the San Francisco Marriott Hotel. Host Marriott purchased the bonds for $219 million, an $11 million discount to the face value of $230 million. In connection with the redemption and defeasance of the bonds, the Company recognized an extraordinary gain of $5 million, which represents the $11 million discount and the write-off of deferred financing fees, net of taxes.

8. The Company operates in the full-service hotel segment of the lodging industry. The Company's hotels are primarily operated under the Marriott or Ritz-Carlton brands.

   As of June 19, 1998 and June 20, 1997, the Company's foreign operations consist of four full-service hotel properties located in Canada and two full-service hotel properties located in Mexico. There were no intercompany sales between the properties and the Company. The following table presents revenues for each of the geographical areas in which the Company operates (in millions):

                                                       TWENTY-FOUR WEEKS ENDED
                                                     ---------------------------
                                                     JUNE 19, 1998 JUNE 20, 1997
                                                     ------------- -------------
      United States.................................     $689          $508
      International.................................       19            14
                                                         ----          ----
          Total.....................................     $708          $522
                                                         ====          ====

9. In the first quarter of 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income," ("SFAS 130"). SFAS 130 establishes standards for reporting and display of comprehensive income and its components in financial statements. The objective of SFAS 130 is to report a measure of all changes in equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners. Comprehensive income is the total of net income and all other nonowner changes in equity.

   The Company's only component of other comprehensive income is the right to receive up to 1.4 million shares of Host Marriott Services Corporation's ("HMSC") common stock or an equivalent cash value subsequent to exercise of the options held by certain former and current employees of Marriott International. For the twenty-four weeks ended June 19, 1998, other comprehensive income was $1 million and consisted of the unrealized gain on the appreciation of the HMSC common stock. For the twenty-four weeks ended June 19, 1998, comprehensive income was $94 million. For the twenty-four weeks ended June 20, 1997, other comprehensive income was $3 million. For twenty-four weeks ended June 20, 1997, comprehensive income $40 million. As of June 19, 1998 and January 2, 1998, the Company's accumulated other comprehensive income of approximately $11 million and $10 million, respectively, was included in Investments and Advances from Host Marriott Corporation.

10. The obligation for the Convertible Preferred Securities has been pushed down to these financial statements because it is expected that upon the REIT Conversion the Operating Partnership will assume primary

                           HOST MARRIOTT HOTELS
     liability for repayment of the convertible debentures of Host Marriott underlying the Convertible Preferred Securities and the related common securities of Host Marriott Financial Trust (the "Issuer"), a wholly-owned subsidiary trust of Host Marriott, will be contributed to the Operating Partnership. Upon conversion by a Convertible Preferred Securities holder, the Operating Partnership will purchase common shares from Host Marriott Trust in exchange for a like number of OP Units and distribute the common shares to the Convertible Preferred Securities holder.

     In December 1996, the Issuer issued 11 million shares of 6 3/4% convertible quarterly income preferred securities (the "Convertible Preferred Securities"), with a liquidation preference of $50 per share (for a total liquidation amount of $550 million). The Convertible Preferred Securities represent an undivided beneficial interest in the assets of the Issuer. The payment of distributions out of moneys held by the Issuer and payments on liquidation of the Issuer or the redemption of the Convertible Preferred Securities are guaranteed by Host Marriott to the extent the Issuer has funds available therefor. This guarantee, when taken together with Host Marriott obligations under the indenture pursuant to which the Debentures were issued, the Debentures, Host Marriott's obligations under the Trust Agreement and its obligations under the indenture to pay costs, expenses, debts and liabilities of the Issuer (other than with respect to the Convertible Preferred Securities) provides a full and unconditional guarantee of amounts due on the Convertible Preferred Securities. Proceeds from the issuance of the Convertible Preferred Securities were invested in 6 3/4% Convertible Subordinated Debentures (the "Debentures") due December 2, 2026 issued by Host Marriott. The Issuer exists solely to issue the Convertible Preferred Securities and its own common securities (the "Common Securities") and invest the proceeds therefrom in the Debentures, which is its sole asset. Separate financial statements of the Issuer are not presented because of Host Marriott's guarantee described above; Host Marriott's management has concluded that such financial statements are not material to investors and the Issuer is wholly-owned and essentially has no independent operations.

     Each of the Convertible Preferred Securities is convertible at the option of the holder into shares of Host Marriott common stock at the rate of
     2.6876 shares per Convertible Preferred Security (equivalent to a conversion price of $18.604 per share of Company common stock). The Debentures are convertible at the option of the holders into shares of Host Marriott common stock at the conversion rate of 2.6876 shares for each $50 in principal amount of Debentures. The Issuer will only convert Debentures pursuant to a notice of conversion by a holder of Convertible Preferred Securities. During 1998 and 1997, no shares were converted into common stock.

     Holders of the Convertible Preferred Securities are entitled to receive preferential cumulative cash distributions at an annual rate of 6 3/4% accruing from the original issue date, commencing March 1, 1997, and payable quarterly in arrears thereafter. The distribution rate and the distribution and other payment dates for the Convertible Preferred Securities will correspond to the interest rate and interest and other payment dates on the Debentures. Host Marriott may defer interest payments on the Debentures for a period not to exceed 20 consecutive quarters. If interest payments on the Debentures are deferred, so too are payments on the Convertible Preferred Securities. Under this circumstance, Host Marriott will not be permitted to declare or pay any cash distributions with respect to its capital stock or debt securities that rank pari passu with or junior to the Debentures.

     Subject to certain restrictions, the Convertible Preferred Securities are redeemable at the Issuer's option upon any redemption by Host Marriott of the Debentures after December 2, 1999. Upon repayment at maturity or as a result of the acceleration of the Debentures upon the occurrence of a default, the Debentures shall be subject to mandatory redemption, from which the proceeds will be applied to redeem Convertible Preferred Securities and Common Securities, together with accrued and unpaid distributions. As part of the Contribution, the Operating Partnership will become an Obligor under the Convertible Preferred Securities.

11. In the second quarter of 1998, on behalf of SLC, Host Marriott prepaid $92 million of 9% unsecured debt provided by Marriott International. Host Marriott now holds a $92 million, 8.5% note due from SLC. Host Marriott also holds a $14.8 million, 6.375% unsecured note due from SLC which matures in December, 2007. Host Marriott holds a total of approximately $107 million in notes due from SLC which are included as notes and other receivables in the accompanying condensed combined consolidated balance sheet.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Host Marriott Corporation:

  We have audited the accompanying consolidated balance sheet of HMC Senior Communities, Inc. ("HMCSC"), which is the senior living communities' business of Host Marriott Corporation, as defined in Note 1 to the consolidated financial statements, as of January 2, 1998, and the related consolidated statements of operations, shareholder's equity and cash flows for the period from June 21, 1997 (inception) through January 2, 1998. These consolidated financial statements are the responsibility of Host Marriott Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HMCSC as of January 2, 1998 and the results of its operations and its cash flows for the period from June 21, 1997 (inception) through January 2, 1998 in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Washington, D.C.
May 1, 1998

                         HMC SENIOR COMMUNITIES, INC.,
                WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                          OF HOST MARRIOTT CORPORATION

                           CONSOLIDATED BALANCE SHEET
                                JANUARY 2, 1998
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                               ASSETS
Property and equipment, net.......................................... $633,840
Other assets.........................................................    1,332
Restricted cash......................................................   10,686
Cash and cash equivalents............................................   17,644
                                                                      --------
  Total assets....................................................... $663,502
                                                                      ========
                LIABILITIES AND SHAREHOLDER'S EQUITY
Debt................................................................. $349,934
Deferred income taxes................................................   58,705
Accounts payable and other accrued liabilities.......................   15,543
Amounts due to Marriott International, net...........................    3,172
Accrued interest.....................................................    4,906
Due to Host Marriott Corporation.....................................    2,151
Deferred revenue.....................................................    2,027
                                                                      --------
  Total liabilities..................................................  436,438
                                                                      --------
Shareholder's equity:
Common stock, 100 shares authorized, issued and outstanding, no par
 value...............................................................      --
Additional paid-in capital...........................................  226,706
Retained earnings....................................................      358
                                                                      --------
  Total shareholder's equity.........................................  227,064
                                                                      --------
    Total liabilities and shareholder's equity....................... $663,502
                                                                      ========


                See Notes to Consolidated Financial Statements.

                         HMC SENIOR COMMUNITIES, INC.,
                WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                          OF HOST MARRIOTT CORPORATION

                      CONSOLIDATED STATEMENT OF OPERATIONS

     FOR THE PERIOD FROM JUNE 21, 1997 (INCEPTION) THROUGH JANUARY 2, 1998
                                 (IN THOUSANDS)

REVENUES.............................................................. $ 36,900
                                                                       --------
OPERATING COSTS AND EXPENSES
Depreciation and amortization.........................................   10,635
Base management fees to Marriott International........................    6,481
Property taxes........................................................    3,626
Other.................................................................      187
                                                                       --------
  Total operating costs and expenses..................................   20,929
                                                                       --------
OPERATING PROFIT BEFORE CORPORATE EXPENSES AND INTEREST...............   15,971
Corporate expenses....................................................   (2,304)
Interest expense......................................................  (13,396)
Interest income.......................................................      336
                                                                       --------
INCOME BEFORE INCOME TAXES............................................      607
Provision for income taxes............................................     (249)
                                                                       --------
NET INCOME............................................................ $    358
                                                                       ========


                See Notes to Consolidated Financial Statements.

                         HMC SENIOR COMMUNITIES, INC.,
                WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                          OF HOST MARRIOTT CORPORATION

                 CONSOLIDATED STATEMENT OF SHAREHOLDER'S EQUITY

     FOR THE PERIOD FROM JUNE 21, 1997 (INCEPTION) THROUGH JANUARY 2, 1998
                                 (IN THOUSANDS)

                                                            ADDITIONAL
                                                     COMMON  PAID-IN   RETAINED
                                                     STOCK   CAPITAL   EARNINGS
                                                     ------ ---------- --------
Balance, June 21, 1997..............................  $--    $    --     $--
  Common stock issued...............................   --         --      --
  Capital contributions by Host Marriott Corpora-
   tion.............................................   --     226,706     --
  Net income........................................   --         --      358
                                                      ----   --------    ----
Balance, January 2, 1998............................  $--    $226,706    $358
                                                      ====   ========    ====



                See Notes to Consolidated Financial Statements.

                         HMC SENIOR COMMUNITIES, INC.,
                WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                          OF HOST MARRIOTT CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS

     FOR THE PERIOD FROM JUNE 21, 1997 (INCEPTION) THROUGH JANUARY 2, 1998
                                 (IN THOUSANDS)

OPERATING ACTIVITIES
Net income.......................................................... $     358
Adjustments to reconcile net income to cash provided by operating activities:
  Depreciation and amortization.....................................    10,635
  Change in amounts due to Marriott International...................    10,073
  Change in amounts due to Host Marriott............................     2,151
  Equity in earnings of affiliate...................................      (997)
  Change in other operating accounts................................     3,156
                                                                     ---------
Cash provided by operating activities...............................    25,376
                                                                     ---------
INVESTING ACTIVITIES
  Capital expenditures..............................................   (33,345)
  Increase in capital improvement reserve...........................       (67)
                                                                     ---------
Cash used in investing activities...................................   (33,412)
                                                                     ---------
FINANCING ACTIVITIES
  Contribution of cash..............................................     7,319
  Repayments of debt................................................    (2,142)
  Issuances of debt.................................................    20,407
  Change in financing reserves......................................        96
                                                                     ---------
Cash provided by financing activities...............................    25,680
                                                                     ---------
Increase in cash and cash equivalents...............................    17,644
Cash and cash equivalents, beginning of period......................       --
                                                                     ---------
Cash and cash equivalents, end of period............................ $  17,644
                                                                     =========
SUPPLEMENTAL INFORMATION--NON-CASH ACTIVITY:
  Contributions from Host Marriott Corporation:
  Property and equipment............................................ $ 601,033
  Other assets......................................................     9,892
  Debt assumed......................................................  (331,669)
  Other liabilities.................................................    (9,479)
  Deferred revenue..................................................    (2,054)
  Deferred income taxes.............................................    58,435
  Expansion costs paid by Host Marriott Corporation, which have been
   included in additional paid-in capital...........................    10,099

                See Notes to Consolidated Financial Statements.

                         HMC SENIOR COMMUNITIES, INC.,
               WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                         OF HOST MARRIOTT CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

  On June 21, 1997, Host Marriott Corporation ("Host Marriott") acquired all of the outstanding stock of Forum Group Inc. ("Forum Group") from Marriott Senior Living Services, Inc. ("MSLS"), a subsidiary of Marriott International, Inc. ("Marriott International") and concurrently contributed all of the assets and liabilities of Forum Group to HMC Senior Communities, Inc. ("HMCSC"). In connection with the acquisition, Forum Group assigned to Marriott International its interest as manager under long-term operating agreements (See Note 6).

  On April 16, 1998, the Board of Directors of Host Marriott approved a plan to reorganize Host Marriott's current business operations by spinning-off HMCSC to the shareholders of Host Marriott, and contributing Host Marriott's hotels and certain other assets and liabilities to a newly formed Delaware limited partnership, Host Marriott, L.P., whose sole general partner will be Host Marriott Trust, a newly formed Maryland Real Estate Investment Trust. After the proposed reorganization, HMCSC will lease hotels from Host Marriott, L.P. and Marriott International will continue to manage the hotels under long--term management agreements.

  Consummation of the reorganization is subject to significant contingencies, including final Board approval and consent of shareholders, partners, bondholders, lenders and ground lessors of Host Marriott, its affiliates and other third parties. Accordingly, there can be no assurance that the reorganization will be completed.

  The accompanying consolidated financial statements include the historical accounts of HMCSC, representing 31 senior living communities (the
"Communities") located in 13 states, expected to be spun-off as part of the reorganization described above.

  HMCSC operates as a unit of Host Marriott utilizing Host Marriott's employees, insurance and administrative services. HMCSC has no employees. Periodically, certain operating expenses, capital expenditures and other cash requirements of HMCSC are paid by Host Marriott and charged directly or allocated to HMCSC. Certain general and administrative costs of Host Marriott are allocated to HMCSC using a variety of methods, principally including Host Marriott's specific identification of individual cost items and otherwise through allocations based upon estimated levels of effort devoted by its general and administrative departments to individual entities or relative measures of size of the entities based on assets. In the opinion of management, the methods for allocating corporate, general and administrative expenses and other direct costs are reasonable. It is not practical to estimate the costs that would have been incurred by HMCSC if it had been operated on a stand-alone basis.

  The consolidated financial statements present the financial position, results of operations and cash flows of HMCSC beginning on June 21, 1997 (the date Host Marriott acquired the stock of the Forum Group) through January 2, 1998. Host Marriott's basis in the assets and liabilities of HMCSC has been carried over to these financial statements. All material intercompany transactions and balances between HMCSC and its subsidiaries have been eliminated.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation

  The consolidated financial statements include the accounts of HMCSC and its subsidiaries and controlled affiliates. Investments in affiliates over which HMCSC has the ability to exercise significant influence, but does

                         HMC SENIOR COMMUNITIES, INC.,
               WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                         OF HOST MARRIOTT CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

not control, are accounted for using the equity method. All material intercompany transactions and balances have been eliminated.

 Fiscal Year

  HMCSC's fiscal year ends on the Friday nearest to December 31.

 Revenues

  Revenues represent house profit from the Communities. House profit reflects the net revenues flowing to HMCSC as property owner and represents gross community operating sales less property-level expenses excluding depreciation and amortization, real and personal property taxes, insurance, management fees and certain other costs which are classified as operating costs and expenses in the accompanying statement of operations.

  Resident fees and health care service revenues are generated primarily from monthly charges for independent living units and daily charges for assisted living suites and nursing beds, and are recognized monthly based on the terms of the residents' agreements. Advance payments received for services are deferred until the services are provided. Included in resident fees revenue is ancillary revenue, which is generated on a "fee for service" basis for supplemental items requested by residents and is recognized as the services are provided.

  A portion of revenues from health care services were attributable to patients whose bills are paid by Medicare or Medicaid under contractual arrangements. Reimbursements under these contractual arrangements are subject to retroactive adjustments based on agency reviews. Revenues from health care services are recorded net of estimated contractual allowances in the accompanying consolidated financial statements. Management believes that reserves recorded are adequate to cover any adjustments arising from retroactive adjustments.

  HMCSC has considered the impact of EITF 97-2 on its financial statements and has determined that it is preferable for HMCSC to include property-level revenues and operating expenses of its senior living communities in its statements of operations. HMCSC will adopt EITF 97-2 in the fourth quarter of 1998 and restate prior periods to conform to the new presentation. The effect of this change will be to increase 1997 revenues and operating costs and expenses by approximately $74.1 million and would have no impact on operating profit or net income.

 Cash and Cash Equivalents

  All highly liquid investments with a maturity of three months or less at date of purchase are considered cash equivalents.

 Property and Equipment

  Property and equipment is recorded at cost, or if contributed by Host Marriott, is recorded at Host Marriott's basis. Replacements and improvements that extend the useful life of property and equipment are capitalized.

  Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally 40 years for buildings and three to 10 years for furniture and equipment. Leasehold improvements are amortized over the shorter of the lease term or the useful lives of the related assets.

                         HMC SENIOR COMMUNITIES, INC.,
               WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                         OF HOST MARRIOTT CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  In cases where management is holding for sale a particular Community, HMCSC assesses impairment based on whether the estimated sales price less cost of disposal of each individual property to be sold is less than the net book value. A property is considered to be held for sale when a decision is made to dispose of the Community. Otherwise, impairment is assessed based on whether it is probable that undiscounted future cash flows from each Community will be less than its net book value. If a Community is impaired, its basis is adjusted to its fair value.

 Concentration of Credit Risk

  Financial instruments that potentially subject HMCSC to significant concentration of credit risk consist principally of cash and cash equivalents. HMCSC maintains cash and cash equivalents with various high credit-quality financial institutions and limits the amount of credit exposure with any institution.

 Working Capital

  Pursuant to the terms of HMCSC's Operating Agreements (see Note 6), HMCSC is required to provide Marriott International with working capital and supplies to meet the operating needs of the Communities. Marriott International converts cash advanced by HMCSC into other forms of working capital consisting primarily of operating cash, inventories, resident deposits and trade receivables and payables which are maintained and controlled by Marriott International. Upon the termination of the Operating Agreements, Marriott International is required to convert working capital and supplies into cash and return it to HMCSC. As a result of these conditions, the individual components of working capital and supplies controlled by Marriott International are not reflected in the accompanying consolidated balance sheet.

 Deferred Revenue

  Monthly fees deferred for the non-refundable portion of the entry fees are included as deferred revenue in the accompanying balance sheet. These amounts are recognized as revenue as health care services are performed over the expected term of the residents' contracts.

 Use of Estimates in the Preparation of Financial Statements

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 New Accounting Standards

  In 1997, the Company adopted Statement of Financial Accounting Standards No. 129 "Disclosure of Information About Capital Structure." The adoption of this statement did not have a material effect on these consolidated financial statements.

                         HMC SENIOR COMMUNITIES, INC.,
               WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                         OF HOST MARRIOTT CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


3. REVENUES

  House profit generated by the Communities consist of the following for the period from June 21, 1997 (inception) through January 2, 1998 (in thousands):

   Community Sales
     Routine.......................................................... $ 99,989
     Ancillary........................................................   10,980
                                                                       --------
       Total Community Sales..........................................  110,969
                                                                       --------
   Department Costs
     Routine..........................................................   64,516
     Ancillary........................................................    9,553
                                                                       --------
       Total Department Costs.........................................   74,069
                                                                       --------
   Department Profit
     Routine..........................................................   35,473
     Ancillary........................................................    1,427
                                                                       --------
       Revenues....................................................... $ 36,900
                                                                       ========

  Community sales consist of routine and ancillary sales. Routine sales are generated from monthly charges for independent living units and daily charges for assisted living suites and nursing beds, and are recognized monthly based on the terms of the residents' agreements. Advance payments received for services are deferred until the services are provided. Ancillary sales are generated on a "fee for service" basis for supplementary items requested by residents, and are recognized as the services are provided.

  Total sales include amounts estimated by management to be reimbursable through Medicare, Medicaid and other third party payor agreements. Medicare and Medicaid represented 11% and 3%, respectively, of sales for the period from June 21, 1997 (inception) through January 2, 1998. Reimbursement arrangements are subject to audit and retroactive adjustment. Provisions are made for potential adjustments that may result. To the extent those provisions vary from settlements, sales are charged or credited when the adjustments become final. Changes in the estimate of amounts reimbursable by third party payors from prior years resulted in the recognition of $1,689,000 of additional sales for the period from June 21, 1997 (inception) through January 2, 1998. In management's opinion, any adjustments related to current and prior years' operations will be immaterial to current and future financial statements.

4. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following at January 2, 1998 (in thousands):

      Land and land improvements...................................... $102,714
      Buildings and leasehold improvements............................  518,056
      Furniture and equipment.........................................   23,705
                                                                       --------
                                                                        644,475
      Less accumulated depreciation and amortization..................  (10,635)
                                                                       --------
                                                                       $633,840
                                                                       ========

                         HMC SENIOR COMMUNITIES, INC.,
               WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                         OF HOST MARRIOTT CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  In December 1997, LTJ Senior Communities Corporation ("LTJ"), a wholly owned subsidiary of HMCSC, acquired 49% of the remaining 50% interest in Leisure Park Venture Limited Partnership (the "Partnership") which owns a 418-unit retirement community in New Jersey for approximately $23 million, including the assumption of approximately $15 million of debt. Subsequent to this acquisition, HMCSC indirectly owns a 99% interest in the Partnership. Marriott International owns the remaining 1% limited partner interest.

  In the first quarter of 1998, LTJ also acquired the Gables of Winchester in suburban Boston, a 124-unit upscale senior living community, for $21 million and entered into conditional purchase agreements for two Marriott Brighton Gardens assisted living communities with the Summit Companies of Denver, Colorado. After the anticipated completion of construction in the first quarter of 1999, HMCSC may acquire these two 160-unit properties located in Denver and Colorado Springs, Colorado, for approximately $35 million, if they achieve certain operating performance criteria. All three of these communities will be operated by Marriott International under long-term operating agreements.

5. RESTRICTED CASH

  Restricted cash consists of the following at January 2, 1998 (in thousands):

      Debt service reserve fund........................................ $ 1,528
      Fixed asset reserve fund.........................................   4,300
      Real estate tax reserve fund.....................................   3,590
      Insurance reserve fund...........................................   1,268
                                                                        -------
                                                                        $10,686
                                                                        =======

  The debt service, fixed asset, real estate tax and insurance reserve funds consist of cash transferred into segregated escrow accounts out of sales generated by the Communities, pursuant to HMCSC's secured debt agreements. These funds are periodically disbursed by the collateral agent to pay for debt service, capital expenditures, insurance premiums and real estate taxes relating to the secured properties. In some cases, to ensure prompt payment, HMCSC utilizes its unrestricted cash to pay for capital expenditures, insurance premiums and real estate taxes and is subsequently reimbursed for such payments out of funds held in the appropriate escrow account.

6. OPERATING AGREEMENTS

  The Communities are subject to operating agreements (the "Operating Agreements") which provide for Marriott International to operate the Communities, generally for an initial term of 25 to 30 years with renewal terms subject to certain performance criteria at the option of Marriott International of up to an additional five to ten years. The Operating Agreements provide for payment of base management fees generally equal to five to eight percent of gross sales and incentive management fees generally equal to zero to 20% of Operating Profit (as defined in the Operating Agreements) over a priority return to HMCSC. In the event of early termination of the Operating Agreements, Marriott International will receive additional fees based on the unexpired term and expected future base and incentive management fees. HMCSC has the option to terminate certain, but not all, management agreements if specified performance thresholds are not satisfied. No Operating Agreement with respect to a single Community is cross-collateralized or cross-defaulted to any other Operating Agreement, and any single Operating Agreement may be terminated following a default by HMCSC or Marriott International, although such termination will not trigger the cancellation of any other Operating Agreement.

                         HMC SENIOR COMMUNITIES, INC.,
               WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                         OF HOST MARRIOTT CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  Pursuant to the terms of the Operating Agreements, Marriott International is required to furnish the Communities with certain services ("Central Administrative Services") which are provided on a central or regional basis to all properties in the Marriott Retirement Community System. These services include the development and operation of computer systems, computer payroll and accounting services, marketing and public relations services, and such additional services as may from time-to-time be performed more efficiently on a central or regional level. The Operating Agreements require payment of Central Administrative Services fees equal to 2% of gross sales beginning in the third quarter of 1998.

  Marriott International is required under the Operating Agreements to deduct an amount from gross sales and place the funds into an interest-bearing reserve account to cover the cost of (a) certain routine repairs and maintenance to the Communities which are normally capitalized and (b) replacements and renewals to the Communities' property and improvements. The annual payment amount (expressed as a percentage of gross sales) generally will be 2.65% through fiscal year 2002, 2.85% for fiscal years 2003 through 2007, and 3.5% thereafter. The amount contributed for the period June 21, 1997 (inception) through January 2, 1998 was $2,025,000. The Operating Agreements provide that HMCSC shall provide Marriott International with sufficient funds to cover the cost of certain major or non-routine repairs, alterations, improvements, renewals and replacements to the Communities which are required to maintain a competitive, efficient and economical operating condition in accordance with Marriott standards or for the continued safe and orderly operation of the Communities.

7. AMOUNTS DUE TO MARRIOTT INTERNATIONAL

  The components of the amounts due to Marriott International, net, at January 2, 1998 are as follows (in thousands):

   Community operating expenses payable to Marriott International..... $ 7,648
   Management fees payable to Marriott International..................   1,262
   Community working capital due to HMCSC.............................  (6,093)
   Other, net.........................................................     355
                                                                       -------
     Total............................................................ $ 3,172
                                                                       =======

                         HMC SENIOR COMMUNITIES, INC.,
               WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                         OF HOST MARRIOTT CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


8. DEBT

  Debt consists of the following at January 2, 1998 (in thousands):

Mortgage Debt:
  Secured by eight Communities with $232 million of assets, with an interest rate of 10.01%, maturing through 2020 (balance includes fair value adjustment of $15.5 million)............................ $137,713
  Secured by nine Communities with $110 million of assets, with an in-
   terest rate of 9.93%, maturing through 2001 (balance includes fair
   value adjustment of $2.6 million)..................................   49,353
  Secured by one Community with $29 million of assets, with an average
   rate of 7.45%, maturing through 1999 (repaid in 1998)..............   26,403
                                                                       --------
                                                                        213,469
                                                                       --------
Notes payable to Marriott International, with a rate of 9%, maturing
 through 2001 (repaid in 1998)........................................   92,195
                                                                       --------
Other notes:
  Revenue Bonds with a rate of 5.875%, maturing through 2027..........   14,700
  Other notes, with an average rate of 6.6%, maturing through December
   2027...............................................................   18,943
  Capital lease obligations...........................................   10,627
                                                                       --------
                                                                         44,270
                                                                       --------
    Total debt........................................................ $349,934
                                                                       ========

  Debt maturities at January 2, 1998, excluding the unamortized fair value adjustments of approximately $18 million resulting from recording the mortgages at their fair value on June 21, 1997, are as follows (in thousands):

      1998............................................................. $ 54,515
      1999.............................................................   30,197
      2000.............................................................    4,503
      2001.............................................................   88,043
      2002.............................................................    2,504
      Thereafter.......................................................  152,046
                                                                        --------
                                                                        $331,808
                                                                        ========

  In conjunction with the acquisition of Forum Group Inc., HMCSC recorded the debt assumed at its fair value, which exceeded the face value by approximately $19 million. HMCSC is amortizing this adjustment to interest expense over the remaining life of the related debt. The amortization for the period from June 21, 1997 (inception) through January 2, 1998 totaled $834,000. Cash paid for interest for the period from June 21, 1997 (inception) through January 2, 1998 totaled $8,183,000.

  In conjunction with the June 21, 1997 acquisition of Forum Group Inc., HMCSC assumed approximately $197 million in mortgage debt, $11 million in capital lease obligations (see Note 9), as well as issued $72 million in notes payable to Marriott International. Subsequent to the acquisition, HMCSC issued additional notes payable to Marriott International for additional expansion units totaling approximately $20 million. These notes were guaranteed by Host Marriott. In the second quarter of 1998, Host Marriott repaid the $92 million in notes payable to Marriott International.

                         HMC SENIOR COMMUNITIES, INC.,
               WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                         OF HOST MARRIOTT CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  In December 1997, in connection with the acquisition of the remaining 50% interest in the Leisure Park Venture Limited Partnership (see Note 4), HMCSC assumed approximately $15 million of debt.

  The net assets of seventeen of the Communities are subject to mortgage debt which places restrictions on their assets. The net assets of the Communities totaled approximately $150 million at January 2, 1998. The indentures governing these mortgages contain covenants that, among other things, require maintenance of segregated cash collection of all rents, separate cash reserves for debt service, property improvements, real estate taxes and insurance, limit the ability to incur additional indebtedness, issue stock or admit additional partners, pay dividends or make certain distributions, enter into or cancel leases, enter into certain transactions with affiliates or sell certain assets.

  During the first quarter of 1998, Host Marriott prepaid $26.4 million in mortgage debt. Host Marriott's prepayment of the debt was recorded as a capital contribution to HMCSC, there was no gain or loss on the prepayment.

9. LEASES

  HMCSC leases certain property under non-cancelable capital and operating leases. Future minimum annual rental commitments for all non-cancelable leases are as follows:

                                                              CAPITAL  OPERATING
                                                              LEASES     LEASE
                                                              -------  ---------
                                                               (IN THOUSANDS)
      1998................................................... $ 1,274   $  278
      1999...................................................   1,287      278
      2000...................................................   1,300      278
      2001...................................................   1,320      278
      2002...................................................   1,338      278
      Thereafter.............................................  13,672    3,062
                                                              -------   ------
      Total minimum lease payments...........................  20,191   $4,452
                                                                        ======
      Less amount representing interest......................  (9,564)
                                                              -------
      Present value of minimum lease payments................ $10,627
                                                              =======

  HMCSC leases two communities under capital leases expiring in 2016. Upon the expiration of the lease or anytime prior to lease expiration, HMCSC has the first right of refusal (the "Option") to submit a counter offer to any acceptable bona fide offer from a third party within 30 days of notice from the lessor. If HMCSC fails to exercise its Option, then the lessor may proceed with the sale of the leased property and all assets therein.

  HMCSC also has one long-term operating ground lease which expires in 2013. The operating lease includes three renewal options exercisable in 5 year increments through the year 2028.

  Rent expense for the period from June 21, 1997 (inception) through January 2, 1998 was $141,000.

                         HMC SENIOR COMMUNITIES, INC.,
               WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                         OF HOST MARRIOTT CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


10. INCOME TAXES

  Total deferred tax assets and liabilities as of January 2, 1998 were as follows (in thousands):

   Deferred tax assets................................................ $ 15,125
   Deferred tax liabilities...........................................  (73,830)
                                                                       --------
     Net deferred income tax liability................................ $(58,705)
                                                                       ========

  The tax effect of each type of temporary difference and carryforward that gives rise to a significant portion of deferred tax assets and liabilities as of January 2, 1998 was as follows (in thousands):

   Property and equipment............................................. $(68,687)
   Debt adjustment to fair value at acquisition.......................    7,591
   Other, net.........................................................    2,391
                                                                       --------
     Net deferred income tax liability................................ $(58,705)
                                                                       ========

  The provision for income taxes consists of the following for the period from June 21, 1997 (inception) through January 2, 1998 (in thousands):

   Current--Federal.....................................................  $ (25)
      --State...........................................................     (5)
                                                                          -----
                                                                            (30)
                                                                          -----
   Deferred--Federal....................................................    238
      --State...........................................................     41
                                                                          -----
                                                                            279
                                                                          -----
                                                                           $249
                                                                          =====

  A reconciliation of the statutory Federal tax rate to HMCSC's effective income tax rate for the period from June 21, 1997 (inception) through January 2, 1998 follows:

   Statutory federal tax rate............................................. 35.0%
   State income taxes, net of federal tax benefit.........................  6.0
                                                                           ----
                                                                           41.0%
                                                                           ====

  HMCSC is included in the consolidated federal income tax return of Host Marriott and its affiliates (the "Group") for the period from June 21, 1997 (inception) through January 2, 1998. Tax expense is allocated to HMCSC as a member of the Group based upon the relative contribution to the Group's consolidated taxable income/loss and changes in temporary differences. This allocation method results in federal and net state tax expense allocated for all periods presented that is substantially equal to the expense that would have been recognized if HMCSC had filed separate tax returns. HMCSC reimburses Host Marriott for the allocable share of current taxes payable relating to the period that HMCSC has been included in Host Marriott's consolidated federal income tax return.

                         HMC SENIOR COMMUNITIES, INC.,
               WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                         OF HOST MARRIOTT CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

11. COMMITMENTS AND CONTINGENCIES

  On June 15, 1995, The Russell F. Knapp Revocable Trust (the "Plaintiff") filed a complaint in the United States District Court for the Southern District of Indiana (the "Indiana Court") against the general partner of one of HMCSC's subsidiary partnerships, Forum Retirement Partners, L.P. alleging breach of the partnership agreement, breach of fiduciary duty, fraud, insider trading and civil conspiracy/aiding and abetting. On February 4, 1998, the Plaintiff, MSLS, the general partner, Forum Group and HMCSC entered into a Settlement and Release Agreement (the "Settlement Agreement"), pursuant to which Host Marriott agreed to purchase, at a price of $4.50 per unit, the partnership units of each limited partner electing to join in the Settlement Agreement. HMCSC held 79% of the outstanding limited partner units in the partnership at that time. HMCSC also agreed to pay as much as an additional $1.25 per unit to the settling limited partners, under certain conditions, in the event that HMCSC within three years following the date of settlement initiates a tender offer for the purchase of units not presently held by HMCSC or the settling limited partners. On February 5, 1998, the Indiana Court entered an order approving the dismissal of the Plaintiff's case.

  In connection with the Settlement Agreement on March 25, 1998, HMCSC acquired 1,000,894 limited partner unit shares for approximately $4,504,000. The purchase price of the shares approximated fair value and accordingly, no portion of the purchase price has been expensed. As a result of this purchase, HMCSC's ownership interest in the partnership was increased to approximately 86%.

12. FAIR VALUE OF FINANCIAL INSTRUMENTS

  HMCSC believes the carrying amount of its financial instruments (excluding property indebtedness) approximates their fair value due to the relatively short maturity of these instruments. There is no quoted market value available for any of HMCSC's financial instruments.

  Valuations of debt are determined based on expected future payments discounted at risk-adjusted rates. The debt was adjusted to its fair value in conjunction with Host Marriott's acquisition of the Communities on June 21, 1997. As of January 2, 1998, the fair value of debt approximated its carrying value.

                         HMC SENIOR COMMUNITIES, INC.,
                WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                          OF HOST MARRIOTT CORPORATION

                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 JUNE 19, 1998
                  (UNAUDITED, IN THOUSANDS, EXCEPT SHARE DATA)

                                    ASSETS

Property and equipment, net......................................  $643,641
Amounts due from Marriott International, net.....................     9,006
Other assets.....................................................     3,523
Restricted cash..................................................    12,056
Cash and cash equivalents........................................    19,113
                                                                   --------
  Total assets...................................................  $687,339
                                                                   ========
                   LIABILITIES AND SHAREHOLDER'S EQUITY
Debt, including $107 million in notes due to Host Marriott Corpo-
 ration..........................................................  $321,752
Deferred income taxes............................................    61,715
Due to Host Marriott Corporation, net............................    10,580
Accounts payable and other accrued liabilities...................     9,122
Deferred revenue.................................................     1,532
                                                                   --------
  Total liabilities..............................................   404,701
                                                                   --------
Shareholder's equity:
Common stock, 100 shares authorized, issued and outstanding, no
 par value.......................................................       --
Additional paid-in capital.......................................   278,783
Retained earnings................................................     3,855
                                                                   --------
  Total shareholder's equity.....................................   282,638
                                                                   --------
  Total liabilities and shareholder's equity.....................  $687,339
                                                                   ========


           See Notes to Condensed Consolidated Financial Statements.

                         HMC SENIOR COMMUNITIES, INC.,
                WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                          OF HOST MARRIOTT CORPORATION

                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                 FOR THE TWENTY-FOUR WEEKS ENDED JUNE 19, 1998
                           (UNAUDITED, IN THOUSANDS)

REVENUES............................................................... $39,252
                                                                        -------
OPERATING COSTS AND EXPENSES
Depreciation and amortization..........................................   9,686
Base management fees to Marriott International.........................   6,068
Property taxes and insurance...........................................   3,080
Other..................................................................     372
                                                                        -------
  Total operating costs and expenses...................................  19,206
                                                                        -------
OPERATING PROFIT BEFORE CORPORATE EXPENSES AND INTEREST................  20,046
Corporate expenses.....................................................  (1,616)
Interest expense....................................................... (13,185)
Interest income........................................................     681
                                                                        -------
INCOME BEFORE INCOME TAXES.............................................   5,926
Provision for income taxes.............................................  (2,429)
                                                                        -------
NET INCOME............................................................. $ 3,497
                                                                        =======


           See Notes to Condensed Consolidated Financial Statements.

                         HMC SENIOR COMMUNITIES, INC.,
                WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                          OF HOST MARRIOTT CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                 FOR THE TWENTY-FOUR WEEKS ENDED JUNE 19, 1998
                           (UNAUDITED, IN THOUSANDS)

OPERATING ACTIVITIES
Net income...........................................................  $ 3,497
Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization......................................    9,686
  Change in amounts due to Marriott International....................   (9,602)
  Change in amounts due to Host Marriott Corporation.................    8,986
  Equity in earnings of affiliate....................................      (26)
  Change in other operating accounts.................................   (5,603)
                                                                       -------
Cash provided by operating activities................................    6,938
                                                                       -------
INVESTING ACTIVITIES
  Capital expenditures...............................................   (2,515)
  Increase in capital improvement reserve............................   (1,082)
                                                                       -------
Cash used in investing activities....................................   (3,597)
                                                                       -------
FINANCING ACTIVITIES
  Repayments of debt.................................................   (1,779)
  Change in financing reserves.......................................      (93)
                                                                       -------
Cash used in financing activities....................................   (1,872)
                                                                       -------
Increase in cash and cash equivalents................................    1,469
Cash and cash equivalents, beginning of period.......................   17,644
                                                                       -------
Cash and cash equivalents, end of period.............................  $19,113
                                                                       =======
SUPPLEMENTAL INFORMATION--NON-CASH ACTIVITY:
  Contributions from Host Marriott Corporation:
    Property and equipment...........................................  $16,972
    Other............................................................    8,701
    Mortgage debt paid by Host Marriott..............................   26,403


           See Notes to Condensed Consolidated Financial Statements.

                         HMC SENIOR COMMUNITIES, INC.,
               WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                         OF HOST MARRIOTT CORPORATION
             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

  1. On June 21, 1997, Host Marriott Corporation ("Host Marriott") acquired all of the outstanding stock of Forum Group Inc. ("Forum Group"), from Marriott Senior Living Services, Inc. ("MSLS"), a subsidiary of Marriott International, Inc. ("Marriott International") and concurrently contributed all of the assets and liabilities of Forum Group, Inc. to HMC Senior Communities, Inc. ("HMCSC"). In connection with the acquisition, Forum Group assigned to Marriott International its interest as manager under long-term operating agreements.

  On April 16, 1998, the Board of Directors of Host Marriott approved a plan to reorganize Host Marriott's current business operations by spinning-off Host Marriott's senior living business ("Senior Living") into a separate corporation, the Senior Living Communities Company and contributing Host Marriott's hotels and certain other assets and liabilities to a newly formed Delaware limited partnership, Host Marriott, L.P., whose sole general partner will be Host Marriott Trust, a newly formed Maryland Real Estate Investment Trust ("REIT"), collectively the "REIT Conversion". After the proposed REIT Conversion, HMCSC will lease hotels from Host Marriott, L.P. and Marriott International will continue to manage the hotels under long term management agreements.

  Consummation of the REIT Conversion is subject to significant contingencies, including final Board approval, consent of shareholders, partners, bondholders, lenders and ground lessors of Host Marriott, its affiliates and other third parties. Accordingly, there can be no assurance that the REIT Conversion will be completed.

  The accompanying consolidated financial statements include the historical accounts of HMCSC, representing 31 senior living communities (the
"Communities") located in 13 states, expected to be spun-off as part of the REIT Conversion described above.

  The accompanying condensed consolidated financial statements have been prepared by HMCSC without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted. HMCSC believes the disclosures made are adequate to make the information presented not misleading. However, the condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's audited financial statements for the period from June 21, 1997 (inception) through January 2, 1998.

  In the opinion of the Company, the accompanying unaudited condensed consolidated financial statements reflect all adjustments necessary to present fairly the financial position of the Company as of June 19, 1998 and the results of operations and cash flows for the twelve weeks ended June 19, 1998. Interim results are not necessarily indicative of fiscal year performance because of the impact of seasonal and short-term variations.

  2. Revenues represent house profit from the Communities. House profit reflects the net revenues flowing to HMCSC as property owner and represents gross community operating sales less property-level expenses excluding depreciation and amortization, real and personal property taxes, insurance, management fees and certain other costs which are classified as operating costs and expenses.

  Resident fees and health care service revenues are generated primarily from monthly charges for independent living units and daily charges for assisted living suites and nursing beds, and are recognized monthly based on the terms of the residents' agreements. Advance payments received for services are deferred until the services are provided. Included in resident fees revenue is ancillary revenue, which is generated on a "fee for service" basis for supplemental items requested by residents and is recognized as the services are provided.

  A portion of revenues from health care services were attributable to patients whose bills are paid by Medicare or Medicaid under contractual arrangements. Reimbursements under these contractual arrangements

                         HMC SENIOR COMMUNITIES, INC.,
               WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                         OF HOST MARRIOTT CORPORATION
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

are subject to retroactive adjustments based on agency reviews. Revenues and receivables from health care services are recorded net of estimated contractual allowances in the accompanying consolidated financial statements. Management believes that reserves recorded are adequate to cover any adjustments arising from retroactive adjustments.

  House profit generated by the Communities consist of the following for the twenty-four weeks ended June 19, 1998 (in thousands):

Community Sales
  Routine............................................................... $99,240
  Ancillary.............................................................  10,937
                                                                         -------
    Total Community Sales............................................... 110,177
                                                                         -------
Department Costs
  Routine...............................................................  61,984
  Ancillary.............................................................   8,941
                                                                         -------
    Total Department Costs..............................................  70,925
                                                                         -------
Department Profit
  Routine...............................................................  37,256
  Ancillary.............................................................   1,996
                                                                         -------
    Revenues............................................................ $39,252
                                                                         =======

  HMCSC has considered the input of EITF 97-2 on its financial statements and has determined that it is preferable for HMCSC to include property-level revenues and operating expenses of its senior living communities in its statements of operations. HMCSC will adopt EITF 97-2 in the fourth quarter of 1998 and restate prior periods to conform to the new presentation. The effect of this change will be to increase twenty-four week revenues and operating costs and expenses by approximately $71 million and would have no impact on operating profit or net income.

  3. In the first quarter of 1998, HMCSC also acquired the Gables of Winchester in suburban Boston, a 124-unit upscale senior living community, for $21 million and entered into conditional purchase agreements for two Marriott Brighton Gardens assisted living communities from the Summit Companies of Denver, Colorado. After the anticipated completion of construction in the first quarter of 1999, HMCSC may acquire these two 160-unit properties located in Denver and Colorado Springs, Colorado, for approximately $35 million, if they achieve certain operating performance criteria. All three of these communities will be operated by Marriott International under long-term operating agreements.

  4. During the first quarter of 1998, Host Marriott prepaid $26.4 million in mortgage debt. Host Marriott's prepayment of debt was recorded as a capital contribution to HMCSC. In the second quarter of 1998, Host Marriott prepaid $92 million of 9% unsecured debt provided by Marriott International related to the Communities. Host Marriott now holds a $92 million, 9% note, which is included as debt in the accompanying condensed consolidated balance sheet. Combined with the 1997 $14.8 million, 6.375% notes which mature in December 2027, Host Marriott holds a total of approximately $107 million in notes due from the Senior Living Communities Business.

  5. During the first quarter of 1998, Host Marriott prepaid $26.4 million in mortgage debt. Host Marriott's prepayment of debt was recorded as a capital contribution to HMCSC.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of Host Marriott L.P.

  We have audited the accompanying balance sheet of Host Marriott. L.P. (the "Partnership"), a Delaware limited partnership as of June 19, 1998. This balance sheet is the responsibility of the Partnership's management. Our responsibility is to express an opinion on the balance sheet based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of the Partnership as of June 19, 1998, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Washington, D.C.

August 5, 1998

                            HOST MARRIOTT, L.P.

                               BALANCE SHEET

                               JUNE 19, 1998

                                  ASSETS

Cash..................................................................... $ --
                                                                          =====

                               PARTNERS' CAPITAL

General partner.......................................................... $   1
Limited partner..........................................................    99
                                                                          -----
                                                                            100
Less: Subscription receivable............................................  (100)
                                                                          -----
                                                                          $ --
                                                                          =====

    The accompanying notes are an integral part of this balance sheet.

                           HOST MARRIOTT, L.P.

                          NOTES TO BALANCE SHEET

                              JUNE 19, 1998

NOTE 1. ORGANIZATION

  On April 16, 1998, the Board of Directors of Host Marriott Corporation ("Host Marriott") approved a plan to reorganize Host Marriott's current business operations through the spin-off of Host Marriott's senior living business ("SLC") and the contribution of Host Marriott's hotels and certain other assets and liabilities to a newly formed Delaware limited partnership, Host Marriott, L.P. (the "Operating Partnership") whose sole general partner will be Host Marriott Trust, a newly formed Maryland Real Estate Investment Trust ("REIT") that will merge with Host Marriott Corporation, a Delaware corporation. Host Marriott's contribution of its hotels and certain assets and liabilities to the Operating Partnership (the "Contribution") in exchange for units of limited partnership interests in the Operating Partnership will be accounted for at Host Marriott's historical basis.

  The accompanying balance sheet of the Operating Partnership includes its accounts as of June 19, 1998. Host Marriott Hotels is the predecessor of the Operating Partnership. The assets and liabilities of the Host Marriott Hotels will be included in the Contribution by Host Marriott to the Operating Partnership in connection with its planned conversion to a REIT (the "REIT Conversion"), anticipated to become effective January 1, 1999.

  In June 1998, as part of the REIT Conversion, Host Marriott filed a preliminary Prospectus/Consent Solicitation with the Securities and Exchange Commission. This Prospectus/Consent Solicitation Statement describes a proposal whereby the Operating Partnership will acquire by merger (the "Mergers") eight public limited partnerships (the "Partnerships") that own or control 24 full-service hotels in which Host Marriott or its subsidiaries are general partners. As more fully described in the Prospectus/Consent Solicitation Statement, limited partners of those Partnerships that participate in the Mergers will receive either OP Units or, at their election, unsecured notes due December 15, 2005 issued by the Operating Partnership ("Notes"), in exchange for their partnership interests in such Partnerships.

  However, the consummation of the REIT Conversion is subject to significant contingencies that are outside the control of Host Marriott, including final Board of Directors approval, consents of shareholders, partners, bondholders, lenders and ground lessors of Host Marriott, its affiliates and other third parties. Accordingly, there can be no assurance that the REIT Conversion or the Contribution will be completed.

  On April 20, 1998, Host Marriott and certain of its subsidiaries filed a shelf registration on Form S-3 (the "Shelf Registration") with the Securities and Exchange Commission for $2.5 billion in securities, which may include debt, equity or a combination thereof. Host Marriott anticipates that any net proceeds from the sale of offered securities will be used for refinancing of Host Marriott's indebtedness, potential future acquisitions and general corporate purposes.

  On August 5, 1998, HMH Properties, Inc. ("HMH Properties"), an indirect wholly-owned subsidiary of Host Marriott, which owns 61 of Host Marriott's hotels, purchased substantially all of its (i) $600 million in 9 1/2% senior notes due 2005, (ii) $350 million in 9% senior notes due 2007 and (iii) $600 million in 8 7/8% senior notes due 2007 (collectively, the "Old Senior Notes"). Concurrently with each offer to purchase, HMH Properties solicited consents (the "1998 Consent Solicitations") from registered holders of the Old Senior Notes to certain amendments to eliminate or modify substantially all of the restrictive covenants and certain other provisions contained in the indentures pursuant to which the Old Senior Notes were issued. HMH Properties simultaneously utilized the Shelf Registration to issue an aggregate of $1.7 billion in senior notes (the "New Senior Notes"). The New Senior Notes were issued in two series, $500 million of 7 7/8 Series A notes due in 2005 and $1.2 billion of 7 7/8 Series B notes due in 2008. The 1998 Consent Solicitations facilitated the merger of HMC Capital Resources Holdings Corporation ("Capital Resources"), a wholly-owned subsidiary of the Company, with and into HMH Properties. Capital Resources, the owner of eight of Host Marriott's hotel properties, was the obligor under the $500 million credit facility (the "Old Credit Facility").

  In conjunction with the issuance of the New Senior Notes, HMH Properties entered into a $1.25 billion credit facility (the "New Credit Facility") with a group of commercial banks. The New Credit Facility will initially have a three year term with two one year extension options. Borrowings under the New Credit Facility generally bear interest at the Eurodollar rate plus 1.75%. The interest rate and commitment fee (currently 0.35% on the unused portion of the New Credit Facility) fluctuate based on certain financial ratios.

  The New Credit Facility and the indenture under which the New Senior Notes were issued contain covenants restricting the ability of HMH Properties and certain of its subsidiaries to incur indebtedness, grant liens on their assets, acquire or sell assets or make investments in other entities, and made distributions to equityholders of HMH Properties, Host Marriott, and (following the REIT Conversion) the Operating Partnership and Host REIT. The New Credit Facility and the New Senior Notes also contain certain financial covenants relating to, among other things, maintaining certain levels of tangible net worth and certain ratios of EBITDA to interest and fixed charges, total debt to EBITDA, unencumbered assets to unsecured debt, and secured debt to total debt.

  The New Credit Facility replaces the Company's Old Credit Facility. The net proceeds from the offering and borrowings under the New Credit Facility were used by Host Marriott to purchase substantially all of the Old Senior Notes to repay amounts outstanding under the Old Credit Facility and to make bond premium and consent payments totaling approximately $178 million. These costs, along with the write-off of deferred financing fees of approximately $55 million related to the Old Senior Notes and the Old Credit Facility, will be recorded as a pre-tax extraordinary loss on the extinguishment of debt in the third quarter of 1998. The New Senior Notes and the New Credit Facility are guaranteed by Host Marriott and its wholly owned subsidiary, Host Marriott Hospitality, Inc. and certain subsidiaries of HMH Properties and are secured by pledges of equity interests in certain subsidiaries of HMH Properties.

              PRO FORMA FINANCIAL INFORMATION OF THE COMPANY

  Given the structure of Host Marriott's Consent Solicitation, the Mergers and the REIT Conversion may take a variety of different forms. The variations are dependent in part on the number and identity of the Partnerships that elect to merge and whether limited partners elect to tender their Partnership Interests for OP Units or Notes in connection with the REIT Conversion.

  There is no minimum condition to participation in the Mergers. In light of the number of possible variations, the General Partners are not able to describe all possible combinations of Hotel Partnerships that could compose the Operating Partnership. However, to assist Limited Partners in analyzing the Mergers and the REIT Conversion, the General Partners have prepared two separate sets of unaudited pro forma financial statements to show the impact of the Mergers and the REIT Conversion assuming the following two scenarios:

  .  All Partnerships participate and no Notes are issued ("100%
     Participation with No Notes Issued")

  . All Partnerships participate with Notes issued with respect to 100% of the OP Units allocable to each Partnership ("100% Participation with Notes Issued")

  The Company does not believe that the presentation of additional scenarios is relevant to investors. These presentations do not purport to represent what combination will result from the Mergers and the REIT Conversion, but instead are designed to illustrate what the composition would have been under the above scenarios. Furthermore, the unaudited pro forma financial statements do not purport to represent what the results of operations or cash flows would actually have been if the Mergers and the REIT Conversion had in fact occurred on such date or at the beginning of such period or to project the results of operations or cash flows for any future date or period.

  The unaudited pro forma financial statements are based upon available information and upon certain assumptions, as set forth in the notes to the unaudited pro forma financial statements, that the Company believes are reasonable under the circumstances.

  The unaudited pro forma statements of operations of the Company reflect the following transactions for the First Two Quarters 1998 and the fiscal year ended January 2, 1998 as if such transactions had been completed at the beginning of each period:

 Acquisitions, Dispositions and Other Activities

  .  1998 Blackstone Acquisition
  .  1998 Bond Refinancing
  . 1998 acquisition of, or purchase of controlling interests in, eight full-service properties
  .  1998 purchase of minority interests in two full-service hotels
  .  1998 disposition of two full-service properties
  . 1997 acquisition of, or purchase of controlling interests in, 18 full-service properties
  . 1997 refinancing or repayment of mortgage debt for three full-service properties

 REIT Conversion Activities

  . 1998 deconsolidation of the assets and liabilities contributed to the Non-Controlled Subsidiary, including the sale of certain furniture and equipment to the Non-Controlled Subsidiary

  .  1998 Mergers

  . 1998 acquisition of minority interests in four private Partnerships in exchange for OP Units

  . 1998 lease of certain hotel properties to SLC and conversion of revenues and certain operating expenses to rental income

  . 1998 adjustment to remove deferred taxes resulting from the change in tax status related to the REIT Conversion
  .  1998 earnings and profits cash distribution

  .  1998 interest income on loans to SLC

  The unaudited pro forma balance sheet as of June 19, 1998 reflects all of the above 1998 transactions except for the acquisition of, or purchase of controlling interests in, eight full-service properties and the disposition of two full-service properties which occurred prior to June 19, 1998, and were already reflected in the historical balance sheet.

  Limited partners should bear in mind that the assumptions regarding the number and identity of participating Partnerships, the number of OP Units to be issued and price per OP Unit are outside the control of Host Marriott and have been made for illustrative purposes only. The unaudited pro forma financial statements and accompanying notes should be read in conjunction with the historical consolidated financial statements of the Company and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere herein.

                       UNAUDITED PRO FORMA BALANCE SHEET

                              JUNE 19, 1998
                    100% PARTICIPATION WITH NO NOTES ISSUED

                  (IN MILLIONS, EXCEPT OP UNITS AMOUNTS)

                                   ACQUISITIONS, DISPOSITIONS
                                      AND OTHER ACTIVITIES
                             --------------------------------------
                                  A           B             C            E          F
                                                          DEBT          NON-
                             BLACKSTONE                 REPAYMENT    CONTROLLED
                  HISTORICAL ACQUISITION ACQUISITIONS & REFINANCING SUBSIDIARIES MERGERS
                  ---------- ----------- ------------ ------------- ------------ -------
ASSETS
Property and
 equipment,
 net............    $5,054     $1,667        $  1        $   --        $(342)     $560
Notes and other
 receivables,
 net............       137         63         --             --           63        (3)
Due from
 managers.......        94          5         --             --           (2)       14
Investments in
 affiliates.....         5        --          --             --          308       --
Other assets....       362        --          --              47           6        32
                                                             (55)
                                                              82
Receivable from
 Lessee for
 working
 capital........       --         --          --             --          --        --
Cash, cash
 equivalents and
 short-term
 marketable
 securities.....       542       (262)         (8)           267         (13)        3
                    ------     ------        ----        -------       -----      ----
                    $6,194     $1,473        $ (7)       $   341       $  20      $606
                    ------     ------        ----        -------       -----      ----
LIABILITIES AND EQUITY
Debt(K).........    $3,570     $  600        $--         $(1,550)      $  94      $327
                                                           1,692
                                                             350
Accounts payable
 and accrued
 expenses.......        77        --          --             --          (10)       12
Deferred income
 taxes..........       464        --          --             --          (35)      --
Other
 liabilities....       517        --           (7)           --          (28)      (21)
                    ------     ------        ----        -------       -----      ----
Total
 liabilities....     4,628        600          (7)           492          21       318
Convertible
 Preferred
 Securities.....       550        --          --             --          --        --
Equity
 General Partner
  and Limited
  Partner
  interests of
  Host REIT (on
  a pro forma
  basis 204.0
  million OP
  Units
  outstanding)..     1,016        --          --           (151)          (1)      --
 Limited Partner
  interests of
  third parties
  (on a pro
  forma basis
  60.4 million
  OP Units
  outstanding)..       --         873         --             --          --        288
                    ------     ------        ----        -------       -----      ----
                    $6,194     $1,473        $ (7)       $   341       $  20      $606
                    ------     ------        ----        -------       -----      ----
Book value per
 OP Unit
                     MERGERS AND REIT CONVERSION ACTIVITIES
                  ------------------------------------------------------------------
                       G            D             H           I        J
                               ADDITIONAL     EARNINGS      LEASE   DEFERRED
                    PRIVATE       REIT        & PROFITS    CONVER-    TAX      PRO
                  PARTNERSHIPS EXPENSES(1) DISTRIBUTION(2)  SION   ADJUSTMENT FORMA
                  ------------ ----------- --------------- ------- ---------- ------
ASSETS
Property and
 equipment,
 net............      $ 61        $ --         $  --        $ --     $ --     $7,001
Notes and other
 receivables,
 net............       --           --            --          --       --        260
Due from
 managers.......       --           --            --         (100)     --         11
Investments in
 affiliates.....       --           --            --          --       --        313
Other assets....       (11)         --            --          --       --        463
Receivable from
 Lessee for
 working
 capital........       --           --            --          100      --        100
Cash, cash
 equivalents and
 short-term
 marketable
 securities.....       (11)         (44)         (225)        --       --        249
                  ------------ ----------- --------------- ------- ---------- ------
                      $ 39        $ (44)       $ (225)      $ --     $ --     $8,397
                  ------------ ----------- --------------- ------- ---------- ------
LIABILITIES AND EQUITY
Debt(K).........      $--         $ --         $  --        $  --    $ --     $5,083
Accounts payable
 and accrued
 expenses.......       --           --            --          --       --         79
Deferred income
 taxes..........       --           --            --          --      (154)      275
Other
 liabilities....        (6)         --            --          --       --        455
                  ------------ ----------- --------------- ------- ---------- ------
Total
 liabilities....        (6)         --            --          --      (154)    5,892
Convertible
 Preferred
 Securities.....       --           --            --          --       --        550
Equity
 General Partner
  and Limited
  Partner
  interests of
  Host REIT (on
  a pro forma
  basis 204.0
  million OP
  Units
  outstanding)..       --          (44)         (225)         --       154       749
 Limited Partner
  interests of
  third parties
  (on a pro
  forma basis
  60.4 million
  OP Units
  outstanding)..        45          --            --          --       --      1,206
                  ------------ ----------- --------------- ------- ---------- ------
                      $ 39        $ (44)       $ (225)      $ --     $ --     $8,397
                  ------------ ----------- --------------- ------- ---------- ------
Book value per
 OP Unit                                                                      $ 7.39
                                                                              ======

              See Notes to the Unaudited Pro Forma Balance Sheet.

                  NOTES TO UNAUDITED PRO FORMA BALANCE SHEET
                    100% PARTICIPATION WITH NO NOTES ISSUED

  A. Represents the adjustment to record the Blackstone Acquisition of 12 full-service properties (5,520 rooms) and a mortgage note secured by a thirteenth full-service property including the issuance of 43.7 million OP
Units:

  .  Record property and equipment of $1,667 million
  .  Record mortgage note receivable of $63 million
  .  Record increase in due from managers of $5 million
  .  Record the use of cash of $262 million
  .  Record the assumption of mortgage debt of $600 million
  . Record the issuance of 43.7 million OP Units with a value of $873 million

  B. Represents the adjustment to record the 1998 purchase of the remaining minority interests in the Norfolk Waterside Marriott and the Calgary Marriott:

  .  Record property and equipment of $1 million


  .  Record the use of cash of $8 million

  . Record a decrease in other liabilities of $7 million related to the purchase of minority interests










  C. Represents the adjustment to record the Bond Refinancing:

  .  Record the repayment of the $1,550 million in Old Senior Notes

  . Record the issuance of $1,700 million in New Senior Notes, net of the discount of $8 million

  . Record the write-off of $55 million in deferred financing fees related to the Old Senior Notes and the Old Credit Facility

  . Record the deferred financing fees of $47 million related to the New Senior Notes and the New Credit Facility

  .  Record a draw of $350 million on the New Credit Facility

  .  Record the net cash activity of the above items as follows:

      Repayment of the Old Senior Notes..............................  $(1,550)
      Issuance of the New Senior Notes, net of the discount of $8
       million.......................................................    1,692
      Net draw on the New Credit Facility............................      350
      Deferred financing fees related to the New Senior Notes and New
       Credit Facility...............................................      (47)
      Bond tender and consent fees and other expenses................     (178)
                                                                       -------
        Net cash adjustment..........................................  $   267
                                                                       =======

  . Record the federal and state tax benefit of $82 million related to the above activity

  . Record the estimated extraordinary loss of $151 million, net of taxes, related to the Bond Refinancing

  D. Represents the estimated payment of an incremental $44 million of non-recurring REIT Conversion expenses resulting in a decrease in equity to the Operating Partnership.(1)

  E. Represents the adjustment to deconsolidate the assets and liabilities of the Non-Controlled Subsidiary and to reflect the sale of certain hotel furniture and equipment to the Non-Controlled Subsidiary:

  . Record decrease in property and equipment of $342 million, including $200 million of hotel furniture and equipment sold to the Non-Controlled Subsidiary

  . Record receivable from Non-Controlled Subsidiary for the furniture and equipment loan of $200 million, and other notes totaling $4 million

  . Transfer of a $133 million mortgage note receivable (previously eliminated in consolidation) to the Non-Controlled Subsidiary

  .  Record decrease in due from managers of $2 million

  .  Record investment in subsidiary of $308 million

  .  Record increase in other assets of $6 million

  .  Record decrease in cash of $13 million

  . Record increase in debt of $133 million related to the mortgage transferred to and due to the Non-Controlled Subsidiary as indicated above, net of $39 million of debt transferred to the Non-Controlled Subsidiary. The $133 million mortgage is a 9% callable mortgage note payable due in 2003.

  .  Record decrease in accounts payable and accrued expenses of $10 million

  .  Record decrease in deferred taxes of $35 million

  .  Record decrease in other liabilities of $28 million

  .  Record decrease in equity of $1 million

  F. Represents the adjustment to record the Mergers:

  .  Record property and equipment of $560 million

  .  Record decrease in notes receivable of $3 million

  .  Record increase in due from managers of $14 million

  .  Record other assets of $32 million
  .  Record cash of $3 million

  .  Record debt of $327 million

  .  Record accounts payable and accrued expenses of $12 million
  .  Record decrease in other liabilities of $21 million
  . Record the issuance of 14.4 million OP Units totaling approximately $288 million

  The purchase price and number of OP Units expected to be issued to the limited partners of each Partnership is (in millions, except OP Units in thousands):

                                                                    INCREASE TO
                                                PURCHASE NUMBER OF   PROPERTY
                                                 PRICE   OP UNITS  AND EQUIPMENT
                                                -------- --------- -------------
Atlanta Marquis................................   $ 24     1,205       $ 24
Desert Springs.................................     37     1,835         36
Hanover........................................      5       270          5
MHP............................................     73     3,655         54
MHP II.........................................     84     4,190         78
Chicago Suites.................................     11       560         38
MDAH...........................................     45     2,250        162
PHLP...........................................      9       455        163
                                                  ----    ------       ----
                                                  $288    14,420       $560
                                                  ====    ======       ====

  The purchase price for minority interests (Atlanta Marquis, Desert Springs, Hanover, MHP and MHP II) was allocated to property to the extent that the purchase price exceeded the minority interest liability recorded. The purchase price for the three partnerships that are presently not consolidated was allocated in accordance with APB Opinion No. 16 with the debt of each partnership recorded at estimated fair value, all assets and liabilities, except for property being recorded at historical carrying values of each partnership with the residual allocated to property. The amounts allocated to property are in all cases less than estimated current replacement cost.

  G. Represents the adjustment to record the purchase of the remaining minority interests in four Private Partnerships:

  .  Record property and equipment of $61 million
  .  Record decrease in other assets of $11 million
  .  Record use of cash of $11 million
  .  Record decrease in minority interest liabilities of $6 million
  . Record the issuance of 2.3 million OP Units totaling approximately $45 million

  H. Represents the estimated $225 million cash payment of the earnings and profits distribution to shareholders of Host Marriott./(2)/

  I. Represents the adjustment to record the transfer of working capital to SLC related to the leasing of the Operating Partnership's hotels by decreasing working capital and recording a receivable from the lessee of $100 million.

  J. Represents the adjustment to record the effect on deferred taxes for the change in tax status resulting from the REIT Conversion by decreasing deferred taxes and increasing equity by $154 million.

  K. The Company's pro forma aggregate debt maturities at June 19, 1998, excluding $8 million of capital lease obligations and the $8 million debt discount recorded in conjunction with the Bond Refinancing, are (in millions):

  1998................................................................... $  476
  1999...................................................................    134
  2000...................................................................    139
  2001...................................................................  1,054
  2002...................................................................    155
  Thereafter.............................................................  3,125
                                                                          ------
                                                                          $5,083
                                                                          ======

--------

(1) The amount of REIT Conversion expenses to be incurred is an estimate and is not known at this time.

(2) The amount of the earnings and profits distribution is an estimate only, and is subject to a number of contingencies and uncertainties at this time. The amount of the earnings and profits distribution will be based upon Host Marriott's accumulated earnings and profits for tax purposes, which could be affected by a number of factors (including, for example, actual operating results prior to REIT Conversion, extraordinary capital transactions, including those in connection with the REIT Conversion, and any adjustment resulting from routine ongoing audits of Host Marriott).

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                         FIRST TWO QUARTERS 1998
                    100% PARTICIPATION WITH NO NOTES ISSUED

           (IN MILLIONS, EXCEPT PER OP UNIT AMOUNTS AND RATIOS)

                              ACQUISITIONS, DISPOSITIONS AND OTHER ACTIVITIES
                             ------------------------------------------------------------
                                  A              B                D               F
                                               1998
                              BLACKSTONE     ACQUISI-                            BOND
                  HISTORICAL ACQUISITION       TIONS        DISPOSITIONS     REFINANCING
                  ---------- ------------    -----------    -------------    ------------
REVENUE
Rental reve-
 nues...........    $ --        $       --    $       --       $       --       $       --
Hotel revenues..      652                80            21               (6)             --
Equity in earn-
 ings (losses)
 of affiliates..       (1)              --            --               --               --
Other revenues..       57               --            --               (50)             --
                    -----       -----------   -----------      -----------      -----------
Total revenues..      708                80            21              (56)             --
                    -----       -----------   -----------      -----------      -----------
OPERATING COSTS
 AND EXPENSES
Hotels..........      343                52            11               (3)             --
Other...........       10               --            --               --               --
                    -----       -----------   -----------      -----------      -----------
Total operating
 costs and ex-
 penses.........      353                52            11               (3)             --
                    -----       -----------   -----------      -----------      -----------
OPERATING PROF-
 IT.............      355                28            10              (53)             --
Minority inter-
 est............      (30)              --             (1)               1              --
Corporate ex-
 penses.........      (20)              --            --               --               --
REIT Conversion
 expenses.......       (6)              --            --               --               --
Interest ex-
 pense..........     (151)              (24)           (1)               1               (9)
Dividends on
 Convertible
 Preferred Secu-
 rities.........      (17)              --            --               --               --
Interest in-
 come...........       26                (4)           (7)              (1)             --
                    -----       -----------   -----------      -----------      -----------
Income (loss)
 before income
 taxes..........      157               --              1              (52)              (9)
Benefit (provi-
 sion) for in-
 come taxes.....      (64)              --            --                21                4
                    -----       -----------   -----------      -----------      -----------
Income (loss)
 before extraor-
 dinary items...    $  93       $       --    $         1      $       (31)     $        (5)
                    =====       ===========   ===========      ===========      ===========
Earnings per OP
 Unit...........
Ratio of earn-
 ings to fixed
 charges........      2.0x
                    =====
                                        MERGERS AND REIT CONVERSION ACTIVITIES
                  ------------------------------------------------------------------------------------
                      G         I         J              K           O/M       H/L       N
                     NON-                            EARNINGS       OTHER     LEASE    INCOME
                  CONTROLLED           PRIVATE       & PROFITS       REIT    CONVER-    TAX      PRO
                  SUBSIDIARY MERGERS PARTNERSHIPS DISTRIBUTION(1) ACTIVITIES SION(2) ADJUSTMENT FORMA
                  ---------- ------- ------------ --------------- ---------- ------- ---------- ------
REVENUE
Rental reve-
 nues...........    $ --      $ --      $ --           $ --         $ --      $ 625    $ --     $ 625
Hotel revenues..      (12)       42       --             --           --       (777)     --       --
Equity in earn-
 ings (losses)
 of affiliates..        7       --        --             --           --        --       --         6
Other revenues..       (4)      --        --             --           --        --       --         3
                  ---------- ------- ------------ --------------- ---------- ------- ---------- ------
Total revenues..       (9)       42       --             --           --       (152)     --       634
                  ---------- ------- ------------ --------------- ---------- ------- ---------- ------
OPERATING COSTS
 AND EXPENSES
Hotels..........       (6)       25         1            --           --       (131)     --       292
Other...........       (5)      --        --             --           --        --       --         5
                  ---------- ------- ------------ --------------- ---------- ------- ---------- ------
Total operating
 costs and ex-
 penses.........      (11)       25         1            --           --       (131)     --       297
                  ---------- ------- ------------ --------------- ---------- ------- ---------- ------
OPERATING PROF-
 IT.............        2        17        (1)           --           --        (21)     --       337
Minority inter-
 est............        2        17       --             --           --        --       --       (11)
Corporate ex-
 penses.........      --        --        --             --           --        --       --       (20)
REIT Conversion
 expenses.......      --        --        --             --             6       --       --       --
Interest ex-
 pense..........       (4)      (15)      --             --           --        --       --      (203)
Dividends on
 Convertible
 Preferred Secu-
 rities.........      --        --        --             --           --        --       --       (17)
Interest in-
 come...........       (1)        1       --              (2)           2         6      --        20
                  ---------- ------- ------------ --------------- ---------- ------- ---------- ------
Income (loss)
 before income
 taxes..........       (1)       20        (1)            (2)           8       (15)     --       106
Benefit (provi-
 sion) for in-
 come taxes.....        1        (8)      --               1           (3)        6       37       (5)
                  ---------- ------- ------------ --------------- ---------- ------- ---------- ------
Income (loss)
 before extraor-
 dinary items...    $ --      $  12     $  (1)         $  (1)       $   5     $  (9)   $  37    $ 101
                  ========== ======= ============ =============== ========== ======= ========== ======
Earnings per OP
 Unit...........                                                                                $ .38
                                                                                                ======
Ratio of earn-
 ings to fixed
 charges........                                                                                  1.5x
                                                                                                ======

        See Notes to the Unaudited Pro Forma Statements of Operations.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                               FISCAL YEAR 1997
                    100% PARTICIPATION WITH NO NOTES ISSUED

           (IN MILLIONS, EXCEPT PER OP UNIT AMOUNTS AND RATIOS)

                                         ACQUISITIONS, DISPOSITIONS AND OTHER ACTIVITIES
                                        --------------------------------------------------
                                             A           B            C            D
                                        BLACKSTONE      1998         1997
                             HISTORICAL ACQUISITION ACQUISITIONS ACQUISITIONS DISPOSITIONS
                             ---------- ----------- ------------ ------------ ------------
REVENUE
Rental reve-
 nues...........               $  --       $ --        $ --         $ --         $ --
Hotel revenues..                1,093        148          84           89          (23)
Equity in earn-
 ings of affili-
 ates...........                    5        --          --           --           --
Other revenues..                   12        --          --                        --
                               ------      -----       -----        -----        -----
Total revenues..                1,110        148          84           89          (23)
                               ------      -----       -----        -----        -----
OPERATING COSTS AND
 EXPENSES
Hotels..........                  649        106          45           42          (10)
Other...........                   29        --          --           --           --
                               ------      -----       -----        -----        -----
Total operating
 costs and ex-
 penses.........                  678        106          45           42          (10)
                               ------      -----       -----        -----        -----
OPERATING PROFIT..                432         42          39           47          (13)
Minority inter-
 est............                  (32)       --           (4)           5           (1)
Corporate ex-
 penses.........                  (45)       --          --           --           --
Interest ex-
 pense..........                 (287)       (48)        (12)         (12)           3
Dividends on Convertible
 Preferred
 Securities.....                  (37)       --          --           --           --
Interest in-
 come...........                   52         (7)        (19)         (15)         --
                               ------      -----       -----        -----        -----
Income (loss) before income
 taxes..........                   83        (13)          4           25          (11)
Benefit (provi-
 sion) for in-
 come taxes.....                  (36)         5          (2)         (10)           4
                               ------      -----       -----        -----        -----
Income (loss)
 before extraor-
 dinary items ..               $   47      $  (8)      $   2        $  15        $  (7)
                               ======      =====       =====        =====        =====
Earnings per OP
Unit............
Ratio of earn-
ings to fixed
charges.........                  1.3x
                               ======
                                                      MERGERS AND REIT CONVERSION ACTIVITIES
                             ------------------------------------------------------------------------------------------
                                 E/F         G         I         J              K            M        H/L        N
                                DEBT        NON-                            EARNINGS                 LEASE     INCOME
                             REPAYMENT & CONTROLLED           PRIVATE       & PROFITS    OTHER REIT CONVER-     TAX      PRO
                             REFINANCING SUBSIDIARY MERGERS PARTNERSHIPS DISTRIBUTION(1) ACTIVITIES SION(2)  ADJUSTMENT FORMA
                             ----------- ---------- ------- ------------ --------------- ---------- -------- ---------- -------
REVENUE
Rental reve-
 nues...........                $ --       $ --      $ --      $ --           $ --         $ --     $ 1,164    $ --     $1,164
Hotel revenues..                  --         (23)       74       --             --           --      (1,442)     --        --
Equity in earn-
 ings of affili-
 ates...........                  --           7       --        --             --           --         --       --         12
Other revenues..                  --          (9)      --        --             --           --         --       --          3
                             ----------- ---------- ------- ------------ --------------- ---------- -------- ---------- -------
Total revenues..                  --         (25)       74       --             --           --        (278)     --      1,179
                             ----------- ---------- ------- ------------ --------------- ---------- -------- ---------- -------
OPERATING COSTS AND
 EXPENSES
Hotels..........                  --         (12)       51         2            --           --        (242)     --        631
Other...........                  --         (18)      --        --             --           --         --       --         11
                             ----------- ---------- ------- ------------ --------------- ---------- -------- ---------- -------
Total operating
 costs and ex-
 penses.........                  --         (30)       51         2            --           --        (242)     --        642
                             ----------- ---------- ------- ------------ --------------- ---------- -------- ---------- -------
OPERATING PROFIT..                --           5        23        (2)           --           --         (36)     --        537
Minority inter-
 est............                  --           5        17         1            --           --         --       --         (9)
Corporate ex-
 penses.........                  --           1       --        --             --           --         --       --        (44)
Interest ex-
 pense..........                  (48)        (8)      (25)      --             --           --         --       --       (437)
Dividends on Convertible
 Preferred
 Securities.....                  --         --        --        --             --           --         --       --        (37)
Interest in-
 come...........                   (3)       --          1       --              (4)           9         14      --         28
                             ----------- ---------- ------- ------------ --------------- ---------- -------- ---------- -------
Income (loss) before income
 taxes..........                  (51)         3        16        (1)            (4)           9        (22)     --         38
Benefit (provi-
 sion) for in-
 come taxes.....                   20         (3)       (6)      --               2           (4)         9       19        (2)
                             ----------- ---------- ------- ------------ --------------- ---------- -------- ---------- -------
Income (loss)
 before extraor-
 dinary items ..                $ (31)     $ --      $  10      $ (1)          $ (2)        $  5    $   (13)   $  19    $   36
                             =========== ========== ======= ============ =============== ========== ======== ========== =======
Earnings per OP
Unit............                                                                                                        $  .14
                                                                                                                        =======
Ratio of earn-
ings to fixed
charges.........                                                                                                           1.1x
                                                                                                                        =======

        See Notes to the Unaudited Pro Forma Statements of Operations.

             NOTES TO UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS
               ASSUMING 100% PARTICIPATION WITH NO NOTES ISSUED

  Revenues reflect house profit from the Company's hotel properties. House profit reflects the net revenues flowing to the Company as property owner and represents all gross hotel operating revenue, less all gross property-level expenses, excluding depreciation, management fees, real and personal property taxes, ground and equipment rent, insurance and certain other costs, which are classified as operating costs and expenses. If the REIT Conversion does not occur, the Company will revise its presentation of revenues to present gross hotel sales and hotel operating expenses (see Note 1 to the Host Marriott Hotels combined consolidated financial statements).

  A. Represents the adjustment to record the historical revenues, operating expenses, interest expense, income taxes and to reduce interest income associated with the acquisition of the equity and debt interests for the Blackstone Acquisition.

  B. Represents the adjustment to record the historical revenues, operating expenses, minority interest, interest expense, income taxes and to reduce interest income associated with the 1998 acquisition of, or purchase of controlling interests in, eight full-service properties.

  C. Represents the adjustment to record the historical revenues, operating expenses, minority interest, interest expense, income taxes and to reduce interest income associated with the 1997 acquisition of, or purchase of controlling interests in, 18 full-service properties.

  D. Represents the adjustment to record historical revenues, operating expenses, minority interest, interest expense and income taxes for the 1998 sale of the New York Marriott East Side and the Napa Valley Marriott, including the elimination of the non-recurring gains on the sales totalling $50 million and related taxes of $20 million in 1998.

  E. Represents the adjustment to reduce the interest expense and interest income associated with the refinancing or payoff of mortgage debt for three full-service properties (Marriott's Orlando World Center, the Philadelphia Marriott and the San Francisco Marriott).

  F. Represents the adjustment to record interest expense and related amortization of deferred financing fees and reduce interest income as a result of the Bond Refinancing. The adjustment excludes the estimated extraordinary loss of $151 million, net of taxes, related to the Bond Refinancing resulting from the write-off of deferred financing fees and the payment of bond tender and consent fees.

  G. Represents the adjustment for revenues, operating expenses, minority interest, interest expense, corporate expenses and income taxes to deconsolidate the Non-Controlled Subsidiary and reflect the Company's share of income as equity in earnings of affiliate.

  H. Represents the adjustment to reduce depreciation expense of $13 million and $29 million for First Two Quarters 1998 and fiscal year 1997 related to certain furniture and equipment sold to the Non-Controlled Subsidiary, record interest income of $6 million and $14 million for First Two Quarters 1998 and fiscal year 1997 earned on the 7%, $200 million in notes from the Non-Controlled Subsidiary and reduce the lease payment to the Company from the Lessee.

  I. Represents the adjustment to record the historical revenues, operating expenses, minority interest, interest expense, interest income and income taxes associated with the Mergers, including three partnerships not previously consolidated by the Company.

  J. Represents the adjustment to record additional depreciation expense and the decrease in minority interest expense related to the purchase of the remaining minority interests in the Private Partnerships.

  K. Represents the adjustment to reduce interest income for the estimated $225 million cash payment of the earnings and profits distribution to shareholders of Host Marriott.(1)

  L. Represents the adjustment to remove hotel revenues and management fees of $118 million and $213 million for First Two Quarters 1998 and fiscal year 1997, record rental revenues associated with the leasing of certain hotel properties to SLC and other lessees. Management believes the change to a lease structure described above will not impact hotel operating results because the hotel manager and asset management function will remain unchanged.(2)

  M. Represents the adjustment to record interest income on the $107 million in loans to SLC.

  N. Represents the adjustment to the income tax provision to reflect the REIT Conversion.

  O. Represents the adjustment to eliminate non-recurring expenses incurred in connection with the REIT Conversion.
--------

(1) The amount of the earnings and profits distribution is an estimate only, and is subject to a number of contingencies and uncertainties at this time. The amount of the earnings and profits distribution will be based upon Host Marriott's accumulated earnings and profits for tax purposes, which could be affected by a number of factors (including, for example, actual operating results prior to REIT Conversion, extraordinary capital transactions, including those in connection with the REIT Conversion, and any adjustment resulting from routine ongoing audits of Host Marriott).

(2) Lease amounts reflect estimates as the leases have not been finalized, however, the negotiations are substantially complete. The Company does not believe final lease amounts will be materially different from the amounts presented.

                 UNAUDITED PRO FORMA STATEMENTS OF CASH FLOWS

                         FIRST TWO QUARTERS 1998
                    100% PARTICIPATION WITH NO NOTES ISSUED
                                 (IN MILLIONS)

                                       ACQUISITIONS, DISPOSITIONS AND
                                              OTHER ACTIVITIES
                              -------------------------------------------------
                                   A           B            D            F
                              BLACKSTONE      1998                     BOND
                   HISTORICAL ACQUISITION ACQUISITIONS DISPOSITIONS REFINANCING
                   ---------- ----------- ------------ ------------ -----------
OPERATING ACTIVI-
 TIES
Income before
extraordinary
items ...........    $  93       $--          $  1        $ (31)      $   (5)
Adjustments to
reconcile to cash
provided by
operations:
 Depreciation and
 amortization....      114         33            5          --           --
 Income taxes....       45        --           --           --           --
 Gains on sales
 of total
 properties......      (51)       --           --            50          --
 Equity
 (earnings)
 losses of
 affiliates......        1        --           --           --           --
Changes in
operating
accounts.........      (23)       --           --           --           --
Other assets.....       27        --           --           --           --
                     -----       ----         ----        -----       ------
 Cash provided by
 (used in)
 operations......      206         33            6           19           (5)
                     -----       ----         ----        -----       ------
INVESTING
ACTIVITIES
Acquisitions.....     (358)       --           358          --           --
Cash received
from sale of
assets...........      209        --           --          (209)         --
Capital
expenditures.....     (109)       (11)          (3)           2          --
Purchases of
short-term
marketable
securities.......      (97)       --           --           --           --
Sales of short-
term marketable
securities.......      405        --           --           --           --
Other............      (99)       --           --            21          --
                     -----       ----         ----        -----       ------
 Cash provided by
 (used in)
 investing
 activities......      (49)       (11)         355         (186)         --
                     -----       ----         ----        -----       ------
FINANCING
ACTIVITIES
Issuances of
debt.............        5        --           --           --         2,042
Scheduled
principal
repayments.......      (18)       --           --           --           --
Debt
prepayments......      (49)       --           --            35       (1,550)
Transfers to Host
Marriott.........      (62)       --           --           --           --
Other............      (31)       --           --           --           --
                     -----       ----         ----        -----       ------
 Cash provided by
 (used in)
 financing
 activities......     (155)       --           --            35          492
                     -----       ----         ----        -----       ------
INCREASE
(DECREASE) IN
CASH AND CASH
EQUIVALENTS......    $   2       $ 22         $361        $(132)      $  487
                     =====       ====         ====        =====       ======
                                         MERGERS AND REIT CONVERSION ACTIVITIES
                   -----------------------------------------------------------------------------------
                       G         H         I              J             K/L         N/O         M
                      NON-                            EARNINGS
                   CONTROLLED           PRIVATE       & PROFITS        LEASE     OTHER REIT    TAX      PRO
                   SUBSIDIARY MERGERS PARTNERSHIPS DISTRIBUTION(1) CONVERSION(2) ACTIVITIES ADJUSTMENT FORMA
                   ---------- ------- ------------ --------------- ------------- ---------- ---------- -------
OPERATING ACTIVI-
 TIES
Income before
extraordinary
items ...........     $--      $ 12       $ (1)         $ (1)          $ (9)        $ 5        $ 37    $  101
Adjustments to
reconcile to cash
provided by
operations:
 Depreciation and
 amortization....       (4)      11          1           --             (13)        --          --        147
 Income taxes....      --       --         --            --             --          --          --         45
 Gains on sales
 of total
 properties......      --       --         --            --             --          --          --         (1)
 Equity
 (earnings)
 losses of
 affiliates......      --       --         --            --             --          --          --          1
Changes in
operating
accounts.........      --       --         --            --             --          --          --        (23)
Other assets.....      --       --         --            --             --          --          --         27
                   ---------- ------- ------------ --------------- ------------- ---------- ---------- -------
 Cash provided by
 (used in)
 operations......       (4)      23        --             (1)           (22)          5          37       297
                   ---------- ------- ------------ --------------- ------------- ---------- ---------- -------
INVESTING
ACTIVITIES
Acquisitions.....      --       --         --            --             --          --          --        --
Cash received
from sale of
assets...........      --       --         --            --             --          --          --        --
Capital
expenditures.....        1       (6)       --            --             --          --          --       (126)
Purchases of
short-term
marketable
securities.......      --       --         --            --             --          --          --        (97)
Sales of short-
term marketable
securities.......      --       --         --            --             --          --          --        405
Other............      --       --         --            --             --          --          --        (78)
                   ---------- ------- ------------ --------------- ------------- ---------- ---------- -------
 Cash provided by
 (used in)
 investing
 activities......        1       (6)       --            --             --          --          --        104
                   ---------- ------- ------------ --------------- ------------- ---------- ---------- -------
FINANCING
ACTIVITIES
Issuances of
debt.............      --       --         --            --             --          --          --      2,047
Scheduled
principal
repayments.......       (2)     --         --            --             (15)        --          --        (35)
Debt
prepayments......      --       --         --            --             --          --          --     (1,564)
Transfers to Host
Marriott.........      --       --         --            --             --          --          --        (62)
Other............      --       --         --            --             --          --          --        (31)
                   ---------- ------- ------------ --------------- ------------- ---------- ---------- -------
 Cash provided by
 (used in)
 financing
 activities......       (2)     --         --            --             (15)        --          --        355
                   ---------- ------- ------------ --------------- ------------- ---------- ---------- -------
INCREASE
(DECREASE) IN
CASH AND CASH
EQUIVALENTS......     $ (5)    $ 17       $--           $ (1)          $(37)        $ 5        $ 37    $  756
                   ========== ======= ============ =============== ============= ========== ========== =======

        See Notes to the Unaudited Pro Forma Statements of Cash Flows.

                  UNAUDITED PRO FORMA STATEMENT OF CASH FLOWS
                               FISCAL YEAR 1997
                    100% PARTICIPATION WITH NO NOTES ISSUED
                                 (IN MILLIONS)

                                      ACQUISITIONS, DISPOSITIONS AND OTHER ACTIVITIES
                             -----------------------------------------------------------------
                                  A            C            B            D            E/F
                                                                                     DEBT
                              BLACKSTONE      1997         1998                    REPAYMENT
                  HISTORICAL  ACQUISITION ACQUISITIONS ACQUISITIONS DISPOSITIONS & REFINANCING
                  ---------- ------------ ------------ ------------ ------------ -------------
OPERATING ACTIV-
ITIES
Income before
extraordinary...    $  47        $(8)         $ 15         $ 2          $(7)        $   (31)
Adjustments to
reconcile to
cash provided by
operations:
Depreciation and
amortization....      231         65            17          22           (3)            --
Income taxes....      (20)       --            --          --           --              --
Other...........       73        --            --          --            (2)            --
Changes in
operating
accounts........      101        --            --          --           --              --
                    -----        ---          ----         ---          ---         -------
Cash provided by
(used in)
operations......      432         57            32          24          (12)            (31)
                    -----        ---          ----         ---          ---         -------
INVESTING
ACTIVITIES
Acquisitions....     (359)       --            359         --           --              --
Cash received
from sale of
assets..........       51        --            --          --           --              --
Purchase of
short-term
marketable
securities......     (354)       --            --          --           --              --
Capital
expenditures....     (158)       (20)          (13)        (10)           4             --
Other...........       13        --            --          --             1             --
                    -----        ---          ----         ---          ---         -------
Cash provided by
(used in)
investing
activities......     (807)       (20)          346         (10)           5             --
                    -----        ---          ----         ---          ---         -------
FINANCING
ACTIVITIES
Issuances of
debt............      857        --            --          --           --            1,188
Scheduled
principal
payments........      (90)       --            --          --           --              --
Debt
prepayments.....     (403)       --            --          --           --           (1,147)
Transfers to
Host Marriott...     (226)       --            --          --           --              --
Other...........       27        --            --          --           --              --
                    -----        ---          ----         ---          ---         -------
Cash provided by
(used in)
financing
activities......      165        --            --          --           --               41
                    -----        ---          ----         ---          ---         -------
INCREASE
(DECREASE) IN
CASH AND CASH
EQUIVALENTS.....    $(210)       $37          $378         $14          $(7)        $    10
                    =====        ===          ====         ===          ===         =======
                                        MERGERS AND REIT CONVERSION ACTIVITIES
                  -----------------------------------------------------------------------------------
                      G         H         I              J            N           K/L          M
                     NON-                            EARNINGS
                  CONTROLLED           PRIVATE       & PROFITS    OTHER REIT     LEASE        TAX      PRO
                  SUBSIDIARY MERGERS PARTNERSHIPS DISTRIBUTION(1) ACTIVITIES CONVERSION(2) ADJUSTMENT FORMA
                  ---------- ------- ------------ --------------- ---------- ------------- ---------- -------
OPERATING ACTIV-
ITIES
Income before
extraordinary...     $--       $10       $(1)           $(2)         $  5        $(13)        $19     $   36
Adjustments to
reconcile to
cash provided by
operations:
Depreciation and
amortization....       (8)      26         2            --            --          (29)        --         323
Income taxes....      --       --        --             --            --          --          --         (20)
Other...........      --       --        --             --            --          --          --          71
Changes in
operating
accounts........      --       --        --             --            --          --          --         101
                  ---------- ------- ------------ --------------- ---------- ------------- ---------- -------
Cash provided by
(used in)
operations......       (8)      36         1             (2)            5         (42)         19        511
                  ---------- ------- ------------ --------------- ---------- ------------- ---------- -------
INVESTING
ACTIVITIES
Acquisitions....      --       --        --             --            --          --          --         --
Cash received
from sale of
assets..........      (35)     --        --             --            --          --          --          16
Purchase of
short-term
marketable
securities......      --       --        --             --            --          --          --        (354)
Capital
expenditures....        2      (11)      --             --            --          --          --        (206)
Other...........       33      --        --             --            --          --          --          47
                  ---------- ------- ------------ --------------- ---------- ------------- ---------- -------
Cash provided by
(used in)
investing
activities......      --       (11)      --             --            --          --          --        (497)
                  ---------- ------- ------------ --------------- ---------- ------------- ---------- -------
FINANCING
ACTIVITIES
Issuances of
debt............       (3)     --        --             --            --          --          --       2,042
Scheduled
principal
payments........       (6)      (7)      --             --            --          (30)        --        (133)
Debt
prepayments.....      --       --        --             --            --          --          --      (1,550)
Transfers to
Host Marriott...      --       --        --             --            --          --          --        (226)
Other...........      --       --        --             --            --          --          --          27
                  ---------- ------- ------------ --------------- ---------- ------------- ---------- -------
Cash provided by
(used in)
financing
activities......       (9)      (7)      --             --            --          (30)        --         160
                  ---------- ------- ------------ --------------- ---------- ------------- ---------- -------
INCREASE
(DECREASE) IN
CASH AND CASH
EQUIVALENTS.....     $(17)     $18       $ 1            $(2)         $  5        $(72)        $19     $  174
                  ========== ======= ============ =============== ========== ============= ========== =======

        See Notes to the Unaudited Pro Forma Statements of Cash Flows.

                  NOTES TO PRO FORMA STATEMENTS OF CASH FLOWS
                    100% PARTICIPATION WITH NO NOTES ISSUED

  A) Represents the adjustment to record depreciation expense and estimated capital expenditures for the Blackstone Acquisition.

  B) Represents the adjustment to record depreciation expense and estimated capital expenditures for the 1998 acquisition of, or purchase of controlling interests in, eight full-service properties.

  C) Represents the adjustment to record depreciation expense and capital expenditures for the 1997 acquisition of, or purchase of controlling interests in, 18 full-service properties. Cash from investing activities has also been adjusted as if the period's historical acquisitions occurred immediately prior to the period presented.

  D) Represent the adjustment to record the decrease in depreciation expense, capital expenditures and other investing activities for the sale of the New York East Side Marriott and the Napa Valley Marriott, including the elimination of the non-recurring gains on the sales totaling $50 million.

  E) Represents the adjustment to reflect the decrease in interest expense associated with the refinancing or payoff of mortgage debt for three full-service properties (Marriott Orlando World Center, the Philadelphia Marriott, and the San Francisco Marriott). Cash from financing activities has also been adjusted as if the period's historical prepayments and issuances of debt occurred immediately prior to the period presented.

  F) Represents the adjustment to reflect the issuance of the $1.7 billion of New Senior Notes net of the discount of $8 million, the retirement of the Old Senior Notes of $1.55 billion and the initial draw on the New Credit Facility of $372 million, including interest expense and commitment fees.

  G) Represents the adjustment to record the removal of depreciation, capital expenditures, the sale of certain assets and the scheduled principal amortization of notes to reflect the deconsolidation of the Non-Controlled Subsidiary.

  H) Represents the adjustment to record depreciation expense and capital expenditures related to the Mergers, including the scheduled principal amortization of notes.

  I) Represents the adjustment to record depreciation expense related to the acquisition of the Private Partnerships.

  J) Represents the adjustment to reflect the decrease in interest income, net of tax, as a result of the estimated $225 million earnings and profits distribution.(2)

  K) Represents the adjustment to revenues to reflect lease income and remove hotel revenues and management fees.(1)

  L) Represents the adjustment to reduce depreciation expense related to the sale of certain furniture and equipment to the Non-Controlled Subsidiary, including the scheduled principal amortization of notes.

  M) Represents the adjustment to the income tax provision to reflect the REIT Conversion.

  N) Represents the adjustment to record interest income on the $107 million in loans to SLC.

  O) Represents the adjustment to eliminate non-recurring expenses incurred in connection with the REIT Conversion.
--------

(1) Lease amounts reflect estimates as the leases have not been finalized, however, the negotiations are substantially complete. The Company does not believe that the final lease amounts will be materially different from the amounts presented.

(2) The amount of the earnings and profits distribution is an estimate only, and is subject to a number of contingencies and uncertainties at this time. The amount of the earnings and profit distribution will be based upon Host's accumulated earnings and profits for tax purposes, which could be affected by a number of factors (including, for example, actual operating results prior to REIT Conversion, extraordinary capital transactions, including those in connection with the REIT Conversion, and any adjustment resulting from routine ongoing audits of Host).

                       UNAUDITED PRO FORMA BALANCE SHEET

                              JUNE 19, 1998
                     100% PARTICIPATION WITH NOTES ISSUED

                  (IN MILLIONS, EXCEPT OP UNIT AMOUNTS)

                                   ACQUISITIONS, DISPOSITIONS
                                      AND OTHER ACTIVITIES                              MERGERS AND REIT CONVERSION ACTIVITIES
                             -------------------------------------- -------------------------------------------------------------
                                  A           B             C           E         F         G            D          H        I
                                                                                                                EARNINGS
                                                          DEBT         NON-                         ADDITIONAL  & PROFITS  LEASE
                             BLACKSTONE      1998       REPAYMENT   CONTROLLED           PRIVATE       REIT     DISTRIBU- CONVER-
                  HISTORICAL ACQUISITION ACQUISITIONS & REFINANCING SUBSIDIARY MERGERS PARTNERSHIPS EXPENSES(1)  TION(2)   SION
                  ---------- ----------- ------------ ------------- ---------- ------- ------------ ----------- --------- -------
ASSETS
Property and
 equipment,
 net............    $5,054     $1,667        $  1        $   --       $(342)    $507       $ 61        $ --       $ --     $ --
Notes and other
 receivables,
 net............       137         63         --             --          63       (3)       --           --         --       --
Due from
 managers.......        94          5         --             --          (2)      15        --           --         --      (100)
Investments in
 affiliates.....         5        --          --             --         308      --         --           --         --       --
Other assets....       362        --          --              47          6       32        (11)         --         --       --
                                                             (55)
                                                              82
Receivable from
 Lessee for
 working
 capital........       --         --          --             --         --       --         --           --         --       100
Cash, cash
 equivalents and
 short-term
 marketable
 securities.....       542       (262)         (8)           267        (13)       3        (11)         (44)      (225)     --
                    ------     ------        ----        -------      -----     ----       ----        -----      -----    -----
                    $6,194     $1,473        $ (7)       $   341      $  20     $554       $ 39        $ (44)     $(225)   $ --
                    ======     ======        ====        =======      =====     ====       ====        =====      =====    =====
LIABILITIES AND EQUITY
Debt(K).........    $3,570     $  600        $--         $(1,550)     $  94     $563       $--         $ --       $ --     $ --
                                                           1,692
                                                             350
Accounts payable
 and accrued
 expenses.......        77        --          --             --         (10)      12        --           --         --       --
Deferred income
 taxes..........       464        --          --             --         (35)     --         --           --         --       --
Other
 liabilities....       517        --           (7)           --         (28)     (21)        (6)         --         --       --
                    ------     ------        ----        -------      -----     ----       ----        -----      -----    -----
Total
 liabilities....     4,628        600          (7)           492         21      554         (6)         --         --       --
Convertible
 Preferred
 Securities.....       550        --          --             --         --       --         --           --         --       --
Equity..........
 General Partner
  and Limited
  Partner
  interests of
  Host REIT (on
  a pro forma
  basis 204.0
  million OP
  Units
  outstanding)..     1,016        --          --            (151)        (1)     --         --           (44)      (225)     --
 Limited Partner
  interests of
  third parties
  (on a pro
  forma basis
  46.0 million
  OP Units
  outstanding)..       --         873         --             --         --       --          45          --         --       --
                    ------     ------        ----        -------      -----     ----       ----        -----      -----    -----
                    $6,194     $1,473        $ (7)       $   341      $  20     $554       $ 39        $ (44)     $(225)   $ --
                    ======     ======        ====        =======      =====     ====       ====        =====      =====    =====
Book value per
 OP Unit........
                      J
                   DEFERRED
                     TAX      PRO
                  ADJUSTMENT FORMA
                  ---------- ------
ASSETS
Property and
 equipment,
 net............    $ --     $6,948
Notes and other
 receivables,
 net............      --        260
Due from
 managers.......      --         12
Investments in
 affiliates.....      --        313
Other assets....      --        463
Receivable from
 Lessee for
 working
 capital........      --        100
Cash, cash
 equivalents and
 short-term
 marketable
 securities.....      --        249
                  ---------- ------
                    $ --     $8,345
                  ========== ======
LIABILITIES AND EQUITY
Debt(K).........    $ --     $5,319
Accounts payable
 and accrued
 expenses.......      --         79
Deferred income
 taxes..........     (154)      275
Other
 liabilities....      --        455
                  ---------- ------
Total
 liabilities....     (154)    6,128
Convertible
 Preferred
 Securities.....      --        550
Equity..........
 General Partner
  and Limited
  Partner
  interests of
  Host REIT (on
  a pro forma
  basis 204.0
  million OP
  Units
  outstanding)..      154       749
 Limited Partner
  interests of
  third parties
  (on a pro
  forma basis
  46.0 million
  OP Units
  outstanding)..      --        918
                  ---------- ------
                    $ --     $8,345
                  ========== ======
Book value per
 OP Unit........             $ 6.67
                             ======

              See Notes to the Unaudited Pro Forma Balance Sheet.

                  NOTES TO UNAUDITED PRO FORMA BALANCE SHEET
                     100% PARTICIPATION WITH NOTES ISSUED

  A. Represents the adjustment to record the Blackstone Acquisition of 12 full-service properties (5,520 rooms) and a mortgage note secured by a thirteenth full-service property including the issuance of 43.7 million OP
Units:

  . Record property and equipment of $1,667 million
  . Record mortgage note receivable of $63 million
  . Record increase in due from managers of $5 million
  . Record the use of cash of $262 million
  . Record the assumption of mortgage debt of $600 million
  . Record the issuance of 43.7 million OP Units with a value of $873 million

  B. Represents the adjustment to record the 1998 purchase of the remaining minority interests in the Norfolk Waterside Marriott and the Calgary Marriott:

  . Record property and equipment of $1 million


  . Record the use of cash of $8 million

  . Record a decrease in other liabilities of $7 million related to the purchase of minority interests










  C. Represents the adjustment to record the Bond Refinancing:

  . Record the repayment of the $1,550 million in Old Senior Notes

  . Record the issuance of $1,700 million in New Senior Notes, net of the discount of $8 million

  . Record the write-off of $55 million in deferred financing fees related to the Old Senior Notes and the Old Credit Facility

  . Record the deferred financing fees of $47 million related to the New
    Senior Notes and the New Credit Facility

  . Record a draw of $350 million on the New Credit Facility
  . Record the net cash activity of the above items as follows:

     Repayment of the Old Senior Notes...............................  $(1,550)
     Issuance of the New Senior Notes, net of the discount of $8 mil-
      lion...........................................................    1,692
     Net draw on the New Credit Facility.............................      350
     Deferred financing fees related to the New Senior Notes and New
      Credit Facility................................................      (47)
     Bond tender and consent fees and other offering expenses........     (178)
                                                                       -------
       Net cash adjustment...........................................  $   267
                                                                       =======

  . Record the federal and state tax benefit of $82 million related to above activity

  . Record the estimated extraordinary loss of $151 million, net of taxes, related to the Bond Refinancing

  D. Represents the estimated payment of an incremental $44 million of non-recurring REIT Conversion expenses resulting in a decrease in equity to the Operating Partnership.(1)

  E. Represents the adjustment to deconsolidate the assets and liabilities of the Non-Controlled Subsidiary and to reflect the sale of certain hotel furniture and equipment to the Non-Controlled Subsidiary:

  . Record decrease in property and equipment of $342 million, including $200 million of hotel furniture and equipment sold to the Non-Controlled Subsidiary

  . Record receivable from Non-Controlled Subsidiary for the furniture and equipment loan of $200 million and other notes totaling $4 million

  . Transfer of a $133 million mortgage note receivable (previously eliminated in consolidation) to the Non-Controlled Subsidiary

  . Record decrease in due from managers of $2 million

  . Record investment in subsidiary of $308 million

  . Record increase in other assets of $6 million

  . Record decrease in cash of $13 million

  . Record increase in debt of $133 million related to the mortgage transferred to and due to the Non-Controlled Subsidiary as indicated above, net of $39 million of debt transferred to the Non-Controlled Subsidiary. The $133 million mortgage is a 9% callable mortgage note payable which matures in 2003.

  . Record decrease in accounts payable and accrued expenses of $10 million

  . Record decrease in deferred taxes of $35 million

  . Record decrease in other liabilities of $28 million

  . Record decrease in equity of $ 1 million

  F. Represents the adjustment to record the Mergers and issuance of Notes at the Note Election Amount (the greater of Liquidation Value or 60% of Exchange Value) to the Limited Partners:

  . Record property and equipment of $507 million

  . Record decrease in notes receivable of $3 million

  . Record increase in due from managers of $15 million

  . Record other assets of $32 million
  . Record cash of $3 million

  . Record debt of $563 million including $236 million of Notes to the Limited Partners at the Note Election Amount

  . Record accounts payable and accrued expenses of $12 million
  . Record decrease in other liabilities of $21 million

  The value of 7% Notes expected to be issued to the limited partners of each Partnership is (in millions):

                                                   PURCHASE PRICE-- INCREASE TO
                                                       VALUE OF     PROPERTY AND
                                                     NOTES ISSUED    EQUIPMENT
                                                   ---------------- ------------
   Atlanta Marquis................................       $ 14           $ 14
   Desert Springs.................................         25             24
   Hanover........................................          4              4
   MHP............................................         65             45
   MHPII..........................................         72             67
   Chicago Suites.................................         11             37
   MDAH...........................................         40            157
   PHLP...........................................          5            159
                                                         ----           ----
                                                         $236           $507
                                                         ====           ====

  The purchase price for minority interests (Atlanta Marquis, Desert Springs, Hanover, MHP and MHP II) was allocated to property to the extent that the purchase price exceeded the minority interest liability recorded. The purchase price for the three partnerships that are presently not consolidated was allocated in accordance with APB Opinion Number 16 with the debt of each partnership recorded at estimated fair value, all assets and liabilities, except for property being recorded at historical carrying values of each partnership with the residual allocated to property. The amounts allocated to property are in all cases less than estimated current replacement cost.

  G. Represents the adjustment to record the purchase of the remaining minority interests in four Private Partnerships:

  . Record property and equipment of $61 million
  . Record decrease in other assets of $11 million
  . Record use of cash of $11 million
  . Record decrease in minority interest liabilities of $6 million
  . Record the issuance of 2.3 million OP Units totaling approximately $45 million

  H. Represents the estimated $225 million cash payment of the earnings and profits distribution to shareholders of Host Marriott./(2)/

  I. Represents the adjustment to record the transfer of working capital to SLC related to the leasing of the Operating Partnership's hotels by decreasing working capital and recording a receivable from the lessee of $100 million.

  J. Represents the adjustment to record the effect on deferred taxes for the change in tax status resulting from the REIT Conversion by decreasing deferred taxes and increasing equity by $154 million.

  K. The Company's pro forma aggregate debt maturities at June 19, 1998, excluding $8 million of capital lease obligations and the $8 million debt discount recorded in conjunction with the Bond Refinancing, are (in millions):

      1998............................................................... $  476
      1999...............................................................    134
      2000...............................................................    139
      2001...............................................................  1,054
      2002...............................................................    155
      Thereafter.........................................................  3,361
                                                                          ------
                                                                          $5,319
                                                                          ======

--------

(1) The amount of the REIT Conversion expenses to be incurred is an estimate and is not known at this time.

(2) The amount of the earnings and profits distribution is an estimate only, and is subject to a number of contingencies and uncertainties at this time. The amount of the earnings and profits distribution will be based upon Host Marriott's accumulated earnings and profits for tax purposes, which could be affected by a number of factors (including, for example, actual operating results prior to REIT Conversion, extraordinary capital transactions, including those in connection with the REIT Conversion, and any adjustment resulting from routine ongoing audits of Host Marriott).

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                         FIRST TWO QUARTERS 1998
                     100% PARTICIPATION WITH NOTES ISSUED

           (IN MILLIONS, EXCEPT PER OP UNIT AMOUNTS AND RATIOS)

                              ACQUISITIONS, DISPOSITIONS AND OTHER ACTIVITIES
                             -------------------------------------------------
                                  A           B            D            F
                             BLACKSTONE      1998                     BOND
                  HISTORICAL ACQUISITION ACQUISITIONS DISPOSITIONS REFINANCING
                  ---------- ----------- ------------ ------------ -----------
REVENUE
Rental reve-
 nues...........    $ --        $--          $--          $--         $--
Hotel revenues..      652         80           21           (6)        --
Equity in earn-
 ings of affili-
 ates...........       (1)       --           --           --          --
Other revenues..       57        --           --           (50)        --
                    -----       ----         ----         ----        ----
Total revenues..      708         80           21          (56)        --
                    -----       ----         ----         ----        ----
OPERATING COSTS
 AND EXPENSES
Hotels..........      343         52           11           (3)        --
Other...........       10        --           --           --          --
                    -----       ----         ----         ----        ----
Total operating
 costs and ex-
 penses.........      353         52           11           (3)        --
                    -----       ----         ----         ----        ----
OPERATING PROF-
 IT.............      355         28           10          (53)        --
Minority inter-
 est............      (30)       --            (1)           1         --
Corporate ex-
 penses.........      (20)       --           --           --          --
REIT Conversion
 expenses.......       (6)       --           --           --          --
Interest ex-
 pense..........     (151)       (24)          (1)           1          (9)
Dividends on
 Convertible
 Preferred
 Securities.....      (17)       --           --           --          --
Interest in-
 come...........       26         (4)          (7)          (1)        --
                    -----       ----         ----         ----        ----
Income (loss)
 before income
 taxes..........      157        --             1          (52)         (9)
Benefit (provi-
 sion) for in-
 come taxes.....      (64)       --           --            21           4
                    -----       ----         ----         ----        ----
Income (loss)
 before extraor-
 dinary items...    $  93       $--          $  1         $(31)       $ (5)
                    =====       ====         ====         ====        ====
Earnings per OP
 Unit...........
Ratio of earn-
 ings to fixed
 charges........      2.0x
                    =====
                                         MERGERS AND REIT CONVERSION ACTIVITIES
                  -------------------------------------------------------------------------------------
                      G         I          J              K           O/M       H/L       M
                             MERGERS
                     NON-      AND                    EARNINGS                 LEASE    INCOME
                  CONTROLLED  NOTES     PRIVATE       & PROFITS    OTHER REIT CONVER-    TAX      PRO
                  SUBSIDIARY ISSUANCE PARTNERSHIPS DISTRIBUTION(1) ACTIVITIES SION(2) ADJUSTMENT FORMA
                  ---------- -------- ------------ --------------- ---------- ------- ---------- ------
REVENUE
Rental reve-
 nues...........     $--       $--       $ --           $ --         $ --      $ 625     $--     $ 625
Hotel revenues..      (12)       42        --             --           --       (777)     --       --
Equity in earn-
 ings of affili-
 ates...........        7       --         --             --           --        --       --         6
Other revenues..       (4)      --         --             --           --        --       --         3
                  ---------- -------- ------------ --------------- ---------- ------- ---------- ------
Total revenues..       (9)       42        --             --           --       (152)     --       634
                  ---------- -------- ------------ --------------- ---------- ------- ---------- ------
OPERATING COSTS
 AND EXPENSES
Hotels..........       (6)       24          1            --           --       (131)     --       291
Other...........       (5)      --         --             --           --        --       --         5
                  ---------- -------- ------------ --------------- ---------- ------- ---------- ------
Total operating
 costs and ex-
 penses.........      (11)       24          1            --           --       (131)     --       296
                  ---------- -------- ------------ --------------- ---------- ------- ---------- ------
OPERATING PROF-
 IT.............        2        18         (1)           --           --        (21)     --       338
Minority inter-
 est............        2        17        --             --           --        --       --       (11)
Corporate ex-
 penses.........      --        --         --             --           --        --       --       (20)
REIT Conversion
 expenses.......      --        --         --             --             6       --       --       --
Interest ex-
 pense..........       (4)      (23)       --             --           --        --       --      (211)
Dividends on
 Convertible
 Preferred
 Securities.....      --        --                        --           --        --       --       (17)
Interest in-
 come...........       (1)        1        --              (2)           2         6      --        20
                  ---------- -------- ------------ --------------- ---------- ------- ---------- ------
Income (loss)
 before income
 taxes..........       (1)       13         (1)            (2)           8       (15)     --        99
Benefit (provi-
 sion) for in-
 come taxes.....        1        (5)       --               1           (3)        6       34       (5)
                  ---------- -------- ------------ --------------- ---------- ------- ---------- ------
Income (loss)
 before extraor-
 dinary items...     $--       $  8      $  (1)         $  (1)       $   5     $  (9)    $ 34    $  94
                  ========== ======== ============ =============== ========== ======= ========== ======
Earnings per OP
 Unit...........                                                                                 $ .38
                                                                                                 ======
Ratio of earn-
 ings to fixed
 charges........                                                                                   1.4x
                                                                                                 ======

        See Notes to the Unaudited Pro Forma Statements of Operations.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                               FISCAL YEAR 1997
                     100% PARTICIPATION WITH NOTES ISSUED

           (IN MILLIONS, EXCEPT PER OP UNIT AMOUNTS AND RATIOS)

                                     ACQUISITIONS, DISPOSITIONS AND OTHER ACTIVITIES
                              --------------------------------------------------------------
                                   A           B            C            D           E/F
                                                                                    DEBT
                              BLACKSTONE      1998         1997                  REPAYMENT &
                   HISTORICAL ACQUISITION ACQUISITIONS ACQUISITIONS DISPOSITIONS REFINANCING
                   ---------- ----------- ------------ ------------ ------------ -----------
REVENUE
 Rental
  revenues.......    $  --       $--          $--          $--          $--         $--
 Hotel revenues..     1,093       148           84           89          (23)        --
 Equity in
  earnings of
  affiliates.....         5       --           --           --           --          --
 Other revenues..        12       --           --           --           --          --
                     ------      ----         ----         ----         ----        ----
 Total revenues..     1,110       148           84           89          (23)        --
                     ------      ----         ----         ----         ----        ----
OPERATING COSTS
 AND EXPENSES
 Hotels..........       649       106           45           42          (10)        --
 Other...........        29       --           --           --           --          --
                     ------      ----         ----         ----         ----        ----
 Total operating
  costs and
  expenses.......       678       106           45           42          (10)        --
                     ------      ----         ----         ----         ----        ----
OPERATING
 PROFIT..........       432        42           39           47          (13)        --
Minority
 interest........       (32)      --            (4)           5           (1)        --
Corporate
 expenses........       (45)      --           --           --           --          --
Interest
 expense.........      (287)      (48)         (12)         (12)           3         (48)
Dividends on
 Convertible
 Preferred
 Securities......       (37)      --           --           --           --          --
Interest income..        52        (7)         (19)         (15)         --           (3)
                     ------      ----         ----         ----         ----        ----
Income (loss)
 before income
 taxes...........        83       (13)           4           25          (11)        (51)
Benefit
 (provision) for
 income taxes....       (36)        5           (2)         (10)           4          20
                     ------      ----         ----         ----         ----        ----
Income (loss)
 before
 extraordinary
 items...........    $   47      $ (8)        $  2         $ 15         $ (7)       $(31)
                     ======      ====         ====         ====         ====        ====
Earnings per OP
 Unit............
Ratio of earnings
 to fixed
 charges.........       1.3x
                     ======
                                           MERGERS AND REIT CONVERSION ACTIVITIES
                   ----------------------------------------------------------------------------------------
                       G          I          J              K            M        H/L        N
                      NON-     MERGERS                  EARNINGS       OTHER     LEASE     INCOME
                   CONTROLLED AND NOTES   PRIVATE       & PROFITS       REIT    CONVER-     TAX      PRO
                   SUBSIDIARY ISSUANCE  PARTNERSHIPS DISTRIBUTION(1) ACTIVITIES SION(2)  ADJUSTMENT FORMA
                   ---------- --------- ------------ --------------- ---------- -------- ---------- -------
REVENUE
 Rental
  revenues.......     $--       $--         $--           $--           $--     $ 1,164     $--     $1,164
 Hotel revenues..      (23)       74         --            --            --      (1,442)     --        --
 Equity in
  earnings of
  affiliates.....        7       --          --            --            --         --       --         12
 Other revenues..       (9)      --          --            --            --         --       --          3
                   ---------- --------- ------------ --------------- ---------- -------- ---------- -------
 Total revenues..      (25)       74         --            --            --        (278)     --      1,179
                   ---------- --------- ------------ --------------- ---------- -------- ---------- -------
OPERATING COSTS
 AND EXPENSES
 Hotels..........      (12)       49           2           --            --        (242)     --        629
 Other...........      (18)      --          --            --            --         --       --         11
                   ---------- --------- ------------ --------------- ---------- -------- ---------- -------
 Total operating
  costs and
  expenses.......      (30)       49           2           --            --        (242)     --        640
                   ---------- --------- ------------ --------------- ---------- -------- ---------- -------
OPERATING
 PROFIT..........        5        25          (2)          --            --         (36)     --        539
Minority
 interest........        5        17           1           --            --         --       --         (9)
Corporate
 expenses........        1       --          --            --            --         --       --        (44)
Interest
 expense.........       (8)      (42)        --            --            --         --       --       (454)
Dividends on
 Convertible
 Preferred
 Securities......      --        --          --            --            --         --       --        (37)
Interest income..      --          1         --             (4)            9         14      --         28
                   ---------- --------- ------------ --------------- ---------- -------- ---------- -------
Income (loss)
 before income
 taxes...........        3         1          (1)           (4)            9        (22)     --         23
Benefit
 (provision) for
 income taxes....       (3)      --          --              2            (4)         9       14        (1)
                   ---------- --------- ------------ --------------- ---------- -------- ---------- -------
Income (loss)
 before
 extraordinary
 items...........     $--       $  1        $ (1)         $ (2)         $  5    $   (13)    $ 14    $   22
                   ========== ========= ============ =============== ========== ======== ========== =======
Earnings per OP
 Unit............                                                                                   $  .09
                                                                                                    =======
Ratio of earnings
 to fixed
 charges.........                                                                                      1.1x
                                                                                                    =======

        See Notes to the Unaudited Pro Forma Statements of Operations.

             NOTES TO UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS
                 ASSUMING 100% PARTICIPATION WITH NOTES ISSUED

  Revenues reflect house profit from the Company's hotel properties. House profit reflects the net revenues flowing to the Company as property owner and represents all gross hotel operating revenue, less all gross property-level expenses, excluding depreciation, management fees, real and personal property taxes, ground and equipment rent, insurance and certain other costs, which are classified as operating costs and expenses. If the REIT Conversion does not occur, the Company will revise its presentation of revenues to present gross hotel sales and hotel operating expenses (see Note 1 to the Host Marriott Hotel's combined consolidated financial statements).

  A. Represents the adjustment to record the historical revenues, operating expenses, interest expense, income taxes and to reduce interest income associated with the acquisition of the equity and debt interests for the Blackstone Acquisition.

  B. Represents the adjustment to record the historical revenues, operating expenses, minority interest, interest expense, income taxes and to reduce interest income associated with the 1998 acquisition of, or purchase of controlling interests in, eight full-service properties.

  C. Represents the adjustment to record historical revenues, operating expenses, minority interest, interest expense, income taxes and to reduce interest income associated with the 1997 acquisition of, or purchase of controlling interests in, 18 full-service properties.

  D. Represents the adjustment to record historical revenues, operating expenses, minority interest, interest expense and income taxes for the 1998 sale of the New York Marriott East Side and the Napa Valley Marriott, including the elimination of the non-recurring gains on the sales totalling $50 million and related taxes of $20 million in 1998.

  E. Represents the adjustment to reduce the interest expense and interest income associated with the refinancing or payoff of mortgage debt for three full-service properties (Marriott's Orlando World Center, the Philadelphia Marriott and the San Francisco Marriott).

  F. Represents the adjustment to record interest expense and related amortization of deferred financing fees and reduce interest income as a result of the Bond Refinancing. The adjustment excludes the estimated extraordinary loss of $151 million, net of taxes, related to the Bond Refinancing resulting from the write-off of deferred financing fees and the payment of bond tender and consent fees.

  G. Represents the adjustment for revenues, operating expenses, minority interest, interest expense, corporate expenses and income taxes to deconsolidate the Non-Controlled Subsidiary and reflect the Company's share of income as equity in earnings of affiliate.

  H. Represents the adjustment to reduce depreciation expense of $13 million and $29 million for First Two Quarters 1998 and fiscal year 1997 related to certain furniture and equipment sold to the Non-Controlled Subsidiary, record interest income of $6 million and $14 million for First Two Quarters 1998 and fiscal year 1997 earned on the 7%, $200 million in notes from the Non-Controlled Subsidiary and reduce the lease payment to the Company from the Lessee.

  I. Represents the adjustment to record the historical revenues, operating expenses, minority interest, interest expense, interest income and income taxes associated with the Mergers, including three partnerships not previously consolidated by the Company. Interest expense reflects interest on various mortgage notes and the estimated $236 million in 7% Notes issued in lieu of OP Units.

  J. Represents the adjustment to record additional depreciation expense and the decrease in minority interest expense related to the purchase of the remaining minority interests in the Private Partnerships.

  K. Represents the adjustment to reduce interest income for the estimated $225 million cash payment of the earnings and profits distribution to shareholders of Host Marriott./(1)/

  L. Represents the adjustment to remove hotel revenues and management fees of $118 million and $213 million for First Two Quarters 1998 and Fiscal 1997 and record rental revenues associated with the leasing of certain hotel properties to SLC and other lessees. Management believes the change to a lease structure described above will not impact hotel operating results because the hotel manager and asset management function will remain unchanged./(2)/

  M. Represents the adjustment to record interest income on the $107 million in loans to SLC.

  N. Represents the adjustment to the income tax provision to reflect the REIT Conversion.

  O. Represents the adjustment to eliminate non-recurring expenses incurred in connection with the REIT Conversion.
--------

(1) The amount of the earnings and profits distribution is an estimate only, and is subject to a number of contingencies and uncertainties at this time. The amount of the earnings and profits distribution will be based upon Host Marriott's accumulated earnings and profits for tax purposes, which could be affected by a number of factors (including, for example, actual operating results prior to REIT Conversion, extraordinary capital transactions, including those in connection with the REIT Conversion, and any adjustment resulting from routine ongoing audits of Host Marriott).

(2) Lease amounts reflect estimates as the leases have not been finalized, however, the negotiations are substantially complete. The Company does not believe that the final lease amounts will be materially different from the amounts presented.

                  UNAUDITED PRO FORMA STATEMENT OF CASH FLOWS

                         FIRST TWO QUARTERS 1998
                     100% PARTICIPATION WITH NOTES ISSUED
                                 (IN MILLIONS)

                               ACQUISITIONS, DISPOSITIONS  AND OTHER ACTIVITIES
                              --------------------------------------------------
                                   A            B            D            F
                               BLACKSTONE      1998                     BOND
                   HISTORICAL ACQUISITIONS ACQUISITIONS DISPOSITIONS REFINANCING
                   ---------- ------------ ------------ ------------ -----------
OPERATING ACTIVI-
TIES
Income before
extraordinary
items ...........    $  93       $ --          $  1        $ (31)      $   (5)
Adjustment to
reconcile to cash
provided by
operations:
 Depreciation and
 amortization....      114          33            5          --           --
 Income taxes....       45         --           --           --           --
 Gains on sales
 of hotel
 properties......      (51)        --           --            50          --
 Equity
 (earnings)
 losses of
 affiliates......        1         --           --           --           --
Changes in
operating
accounts.........      (23)        --           --           --           --
Other assets.....       27         --           --           --           --
                     -----       -----         ----        -----       ------
 Cash provided by
 (used in)
 operations......      206          33            6           19           (5)
                     -----       -----         ----        -----       ------
INVESTING ACTIVI-
TIES
Acquisitions.....     (358)        --           358          --           --
Cash received
from sale of
assets...........      209         --           --          (209)         --
Capital
expenditures.....     (109)        (11)          (3)           2          --
Purchases of
short-term
marketable
securities.......      (97)        --           --           --           --
Sales of short-
term marketable
securities.......      405         --           --           --           --
Other............      (99)        --           --            21          --
                     -----       -----         ----        -----       ------
 Cash provided by
 (used in)
 investing
 activities......      (49)        (11)         355         (186)         --
                     -----       -----         ----        -----       ------
FINANCING ACTIVI-
TIES
Issuances of
debt.............        5         --           --           --         2,042
Scheduled
principal
repayments.......      (18)        --           --           --           --
Debt repayments..      (49)        --           --            35       (1,550)
Transfers to Host
Marriott.........      (62)        --           --           --           --
Other............      (31)        --           --           --           --
                     -----       -----         ----        -----       ------
 Cash provided by
 (used in)
 financing
 activities......     (155)        --           --            35          492
                     -----       -----         ----        -----       ------
INCREASE
(DECREASE) IN
CASH AND CASH
EQUIVALENTS......    $   2       $  22         $361        $(132)      $  487
                     =====       =====         ====        =====       ======
                                       MERGERS AND REIT CONVERSION ACTIVITIES
                   ------------------------------------------------------------------------------
                       G         H          I              J          K/L      N/O         M
                      NON-    MERGERS                  EARNINGS      LEASE
                   CONTROLLED & NOTES    PRIVATE       & PROFITS    CONVER- OTHER REIT    TAX
                   SUBSIDIARY ISSUANCE PARTNERSHIPS DISTRIBUTION(1) SION(2) ACTIVITIES ADJUSTMENT PRO FORMA
                   ---------- -------- ------------ --------------- ------- ---------- ---------- ---------
OPERATING ACTIVI-
TIES
Income before
extraordinary
items ...........     $--       $  8       $ (1)         $ (1)       $ (9)     $  5       $ 34     $   94
Adjustment to
reconcile to cash
provided by
operations:
 Depreciation and
 amortization....       (4)       11          1           --          (13)      --         --         147
 Income taxes....      --        --         --            --          --        --         --          45
 Gains on sales
 of hotel
 properties......      --        --         --            --          --        --         --          (1)
 Equity
 (earnings)
 losses of
 affiliates......      --        --         --            --          --        --         --           1
Changes in
operating
accounts.........      --        --         --            --          --        --         --         (23)
Other assets.....      --        --         --            --          --        --         --          27
                   ---------- -------- ------------ --------------- ------- ---------- ---------- ---------
 Cash provided by
 (used in)
 operations......       (4)       19        --             (1)        (22)        5         34        290
                   ---------- -------- ------------ --------------- ------- ---------- ---------- ---------
INVESTING ACTIVI-
TIES
Acquisitions.....      --        --         --            --          --        --         --         --
Cash received
from sale of
assets...........      --        --         --            --          --        --         --         --
Capital
expenditures.....        1        (6)       --            --          --        --         --        (126)
Purchases of
short-term
marketable
securities.......      --        --         --            --          --        --         --         (97)
Sales of short-
term marketable
securities.......      --        --         --            --          --        --         --         405
Other............      --        --         --            --          --        --         --         (78)
                   ---------- -------- ------------ --------------- ------- ---------- ---------- ---------
 Cash provided by
 (used in)
 investing
 activities......        1        (6)       --            --          --        --         --         104
                   ---------- -------- ------------ --------------- ------- ---------- ---------- ---------
FINANCING ACTIVI-
TIES
Issuances of
debt.............      --        --         --            --          --        --         --       2,047
Scheduled
principal
repayments.......       (2)      --         --            --          (15)      --         --         (35)
Debt repayments..      --        --         --            --          --        --         --      (1,564)
Transfers to Host
Marriott.........      --        --         --            --          --        --         --         (62)
Other............      --        --         --            --          --        --         --         (31)
                   ---------- -------- ------------ --------------- ------- ---------- ---------- ---------
 Cash provided by
 (used in)
 financing
 activities......       (2)      --         --            --          (15)      --         --         355
                   ---------- -------- ------------ --------------- ------- ---------- ---------- ---------
INCREASE
(DECREASE) IN
CASH AND CASH
EQUIVALENTS......     $ (5)     $ 13       $--           $ (1)       $(37)     $  5       $ 34     $  749
                   ========== ======== ============ =============== ======= ========== ========== =========

        See Notes to the Unaudited Pro Forma Statements of Cash Flows.

                  UNAUDITED PRO FORMA STATEMENT OF CASH FLOWS
                               FISCAL YEAR 1997

                   100% PARTICIPATION WITH NOTES ISSUED
                                 (IN MILLIONS)

                                       ACQUISITIONS, DISPOSITIONS AND OTHER ACTIVITIES
                              -----------------------------------------------------------------
                                   A            C            B            D            E/F
                                                                                      DEBT
                               BLACKSTONE      1997         1998                   REPAYMENTS
                   HISTORICAL  ACQUISITION ACQUISITIONS ACQUISITIONS DISPOSITIONS & REFINANCING
                   ---------- ------------ ------------ ------------ ------------ -------------
OPERATING ACTIVI-
TIES
Income before ex-
traordinary
items............    $  47        $(8)         $ 15         $ 2          $(7)        $  (31)
Adjustment to
reconcile to cash
provided by oper-
ations:
 Depreciation and
 amortization....      231         65            17          22           (3)           --
 Income taxes....      (20)       --            --          --           --             --
 Other...........       73        --            --          --            (2)           --
Changes in oper-
ating accounts...      101        --            --          --           --             --
                     -----        ---          ----         ---          ---         ------
 Cash provided by
 (used in)
 operations......      432         57            32          24          (12)           (31)
                     -----        ---          ----         ---          ---         ------
INVESTING ACTIVI-
TIES
Acquisitions.....     (359)       --            359         --           --             --
Cash received
from sale of
assets...........       51        --            --          --           --             --
Purchase of
short-term mar-
ketable securi-
ties.............     (354)       --            --          --           --             --
Capital expendi-
tures............     (158)       (20)          (13)        (10)           4            --
Other............       13        --            --          --             1            --
                     -----        ---          ----         ---          ---         ------
Cash provided by
(used in)
investing
activities.......     (807)       (20)          346         (10)           5            --
                     -----        ---          ----         ---          ---         ------
FINANCING ACTIVI-
TIES
Issuances of
debt.............      857        --            --          --           --           1,188
Scheduled princi-
pal repayments...      (90)       --            --          --           --             --
Debt prepay-
ments............     (403)       --            --          --           --          (1,147)
Transfers to Host
Marriott.........     (226)       --            --          --           --             --
Other............       27        --            --          --           --             --
                     -----        ---          ----         ---          ---         ------
Cash provided by
(used in)
financing
activities.......      165        --            --          --           --              41
                     -----        ---          ----         ---          ---         ------
INCREASE
(DECREASE) IN
CASH AND  CASH
EQUIVALENTS......    $(210)       $37          $378         $14          $(7)        $   10
                     =====        ===          ====         ===          ===         ======
                                          MERGERS AND REIT CONVERSION ACTIVITIES
                   ------------------------------------------------------------------------------------
                       G         H          I              J            N           K/L          M
                      NON-    MERGERS                  EARNINGS
                   CONTROLLED & NOTES    PRIVATE       & PROFITS    OTHER REIT     LEASE        TAX      PRO
                   SUBSIDIARY ISSUANCE PARTNERSHIPS DISTRIBUTION(1) ACTIVITIES CONVERSION(2) ADJUSTMENT FORMA
                   ---------- -------- ------------ --------------- ---------- ------------- ---------- -------
OPERATING ACTIVI-
TIES
Income before ex-
traordinary
items............     $ --      $ 1        $(1)           $(2)          $5         $(13)        $14     $   22
Adjustment to
reconcile to cash
provided by oper-
ations:
 Depreciation and
 amortization....       (8)      23          2            --           --           (29)        --         320
 Income taxes....      --       --         --             --           --           --          --         (20)
 Other...........      --       --         --             --           --           --          --          71
Changes in oper-
ating accounts...      --        15        --             --           --           --          --         116
                   ---------- -------- ------------ --------------- ---------- ------------- ---------- -------
 Cash provided by
 (used in)
 operations......       (8)      39          1             (2)           5          (42)         14        509
                   ---------- -------- ------------ --------------- ---------- ------------- ---------- -------
INVESTING ACTIVI-
TIES
Acquisitions.....      --       --         --             --           --           --          --         --
Cash received
from sale of
assets...........      (35)     --         --             --           --           --          --          16
Purchase of
short-term mar-
ketable securi-
ties.............      --       --         --             --           --           --          --        (354)
Capital expendi-
tures............        2      (11)       --             --           --           --          --        (206)
Other............       33      --         --             --           --           --          --          47
                   ---------- -------- ------------ --------------- ---------- ------------- ---------- -------
Cash provided by
(used in)
investing
activities.......      --       (11)       --             --           --           --          --        (497)
                   ---------- -------- ------------ --------------- ---------- ------------- ---------- -------
FINANCING ACTIVI-
TIES
Issuances of
debt.............       (3)     --         --             --           --           --          --       2,042
Scheduled princi-
pal repayments...       (6)      (7)       --             --           --           (30)        --        (133)
Debt prepay-
ments............      --       --         --             --           --           --          --      (1,550)
Transfers to Host
Marriott.........      --       --         --             --           --           --          --        (226)
Other............      --       --         --             --           --           --          --          27
                   ---------- -------- ------------ --------------- ---------- ------------- ---------- -------
Cash provided by
(used in)
financing
activities.......       (9)      (7)       --             --           --           (30)        --         160
                   ---------- -------- ------------ --------------- ---------- ------------- ---------- -------
INCREASE
(DECREASE) IN
CASH AND  CASH
EQUIVALENTS......     $(17)     $21        $ 1            $(2)          $5         $(72)        $14     $  172
                   ========== ======== ============ =============== ========== ============= ========== =======

        See Notes to the Unaudited Pro Forma Statements of Cash Flows.

                    NOTES TO UNAUDITED CASH FLOW STATEMENTS
                     100% PARTICIPATION WITH NOTES ISSUED

  A) Represents the adjustment to record the depreciation expense and estimated capital expenditures for the Blackstone Acquisition.

  B) Represents the adjustment to record depreciation expense and estimated capital expenditures for the 1998 acquisition of, or purchase of controlling interests in, eight full-service properties.

  C) Represents the adjustment to record depreciation expense and capital expenditures for the 1997 acquisition of, or purchase of controlling interests in, 18 full service properties. Cash flows from investing activities has also been adjusted as if the period's historical acquisitions occurred immediately prior to the period presented.

  D) Represent the adjustment to record the decrease in depreciation expense, capital expenditures and other investing activities for the sale of the New York East Side Marriott and the Napa Valley Marriott, including the elimination of the non-recurring gains on the sales totaling $50 million.

  E) Represents the adjustment to reflect the decrease in interest expense associated with the refinancing or payoff of mortgage debt for three full-service properties (Marriott Orlando World Center, the Philadelphia Marriott, and the San Francisco Marriott). Cash from financing activities has also been adjusted as if the periods historical prepayments and issuances of debt occurred immediately prior to the period presented.

  F) Represents the adjustment to reflect the issuance of the $1.7 billion of New Senior Notes net of the discount of $8 million, the retirement of the Old Senior Notes of $1.55 billion and the initial draw on the New Credit Facility of $372 million, including interest expense and commitment fees.

  G) Represents the adjustment to record the removal of depreciation, capital expenditures, the sale of certain assets and the scheduled principal amortization of notes to reflect the deconsolidation of the Non-Controlled Subsidiary.

  H) Represents the adjustment to record depreciation expense and capital expenditures related to the Merger, including the scheduled principal amortization of notes.

  I) Represents the adjustment to record depreciation expense related to the acquisition of the Private Partnerships.

  J) Represents the adjustment to reflect the decrease in interest income, net of tax, as a result of the estimated $225 million earnings and profits distribution./(2)/

  K) Represent the adjustment to revenues to reflect lease income and remove hotel revenues and management fees./(1)/

  L) Represents the adjustment to reduce depreciation expense related to the sale of certain furniture and equipment to the Non-Controlled Subsidiary, including the scheduled principal amortization of notes.

  M) Represents the adjustment to the income tax provision to reflect the REIT conversion.

  N) Represents the adjustment to record interest income on the $107 million in loans to SLC.

  O) Represents the adjustment to eliminate non-recurring expenses incurred in connection with the REIT Conversion.
--------

(1) Lease amounts reflect estimates as the leases have not been finalized, however, the negotiations are substantially complete. The Company does not believe that the final lease amounts will be materially different from the amounts presented.

(2) The amount of the earnings and profits distribution is an estimate only, and is subject to a number of contingencies and uncertainties at this time. The amount of the earnings and profits distribution will be based upon Host's accumulated earnings and profits for tax purposes, which could be affected by a number of factors (including, for example, actual operating results prior to REIT Conversion, extraordinary capital transactions, including those in connection with the REIT Conversion, and any adjustment resulting from routine ongoing audits of Host).

                  PRO FORMA FINANCIAL STATEMENTS OF SLC

  The unaudited pro forma condensed consolidated statements of operations of SLC reflect the following transactions for the First Two Quarters 1998 and for the fiscal year ended January 2, 1998, as if such transactions had been completed at the beginning of each of the periods:

  . 1997 acquisition of Forum Group Inc. (the "Forum Acquisition") and one additional senior living community

  . 1998 refinancing of a $92 million note payable to Marriott International with a $92 million note payable to Host Marriott

  . 1998 retirement of $26 million of debt through a capital contribution from Host Marriott

  . 1998 acquisition of one senior living community

  . 1998 acquisition of minority interests in certain consolidated subsidiaries of SLC through contributions from Host Marriott

  . 1998 spin off of SLC from Host Marriott and the concurrent lease of hotels from Host Marriott

  . 1998 adoption of EITF 97-2 to reflect the change in presentation of revenues to present property-level sales and operating expenses

  . Adjustment to corporate expenses as if SLC were operated on a stand alone basis.

  The adjustments to the unaudited pro forma balance sheet of SLC reflect the lease of substantially all of Host Marriott's hotels in conjunction with the REIT Conversion.

  In 1998, SLC acquired one senior living community for $21 million. Also, during 1998, Host Marriott prepaid approximately $26 million of SLC's mortgage debt and repaid $92 million of unsecured debt to Marriott International. The prepayment was recorded as a capital contribution to SLC and the $92 million was repaid in exchange for a $92 million note due to Host Marriott with similar terms.

  In 1997, Host Marriott Corporation acquired 29 senior living communities from Marriott International and concurrently contributed all of the assets and liabilities obtained in the Forum Acquisition to SLC. In addition, during 1997, SLC acquired 49% of the remaining 50% interest in Leisure Park Venture Limited Partnership which owns a 418-unit retirement community in New Jersey for approximately $23 million, including the assumption of approximately $15 million in debt. SLC currently owns 99% of the partnership.

  The unaudited pro forma financial statements present the financial position and the results of operations of SLC as if the transactions described above were completed. These presentations do not purport to represent what SLC's results of operations would actually have been if the transactions described above had in fact occurred on such date or at the beginning of such period or to project SLC's results of operations for any future date or period.

  The unaudited pro forma financial statements are based upon certain assumptions, as set forth in the notes to the unaudited pro forma financial statements, that SLC believes are reasonable under the circumstances and should be read in conjunction with the Consolidated Financial Statements and Notes thereto for HMC Senior Communities, Inc.

                                    SLC



                     UNAUDITED PRO FORMA BALANCE SHEET

                            AS OF JUNE 19, 1998

                              (IN THOUSANDS)

                                                           LEASE
                                              HISTORICAL CONVERSION   PRO FORMA
                                              ---------- ----------   ---------
                   ASSETS
Property and equipment, net.................   $643,641   $    --     $643,641
Amounts due from Marriott International.....      9,006        --        9,006
Other assets................................      3,523    100,000(A)  103,523
Restricted cash.............................     12,056        --       12,056
Cash and cash equivalents...................     19,113        --       19,113
                                               --------   --------    --------
  Total assets..............................   $687,339   $100,000    $787,339
                                               ========   ========    ========
    LIABILITIES AND SHAREHOLDER'S EQUITY
Debt, including $107 million in notes due to
 Host Marriott Corporation..................   $321,752   $    --     $321,752
Deferred income taxes.......................     61,715        --       61,715
Due to Host Marriott Corporation, net.......     10,580    100,000(A)  110,580
Accounts payable and other accrued liabili-
 ties.......................................      9,122        --        9,122
Deferred revenue............................      1,532        --        1,532
                                               --------   --------    --------
  Total liabilities.........................    404,701    100,000     504,701
                                               --------   --------    --------
Shareholder's equity
Common stock, 100 shares authorized, issued
 and outstanding ...........................        --         --          --
Additional paid-in capital..................    278,783        --      278,783
Retained earnings...........................      3,855        --        3,855
                                               --------   --------    --------
  Total shareholder's equity................    282,638        --      282,638
                                               --------   --------    --------
  Total liabilities and shareholder's equi-
   ty.......................................   $687,339   $100,000    $787,339
                                               ========   ========    ========

 See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

                                    SLC

                UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                          FIRST TWO QUARTERS 1998

                              (IN THOUSANDS)

                                          C           D           E            F             G
                                        DEBT                  CORPORATE      LEASE      ADOPTION OF
                          HISTORICAL REFINANCING ACQUISITIONS EXPENSES  CONVERSION(/1/)  EITF 97-2  PRO FORMA
                          ---------- ----------- ------------ --------- --------------- ----------- ----------
Revenues
 Hotel revenues.........   $    --      $--          $--       $   --      $777,370     $1,130,103  $1,907,473
 Senior living community
  revenues..............     39,252      --            85          --           --          71,008     110,345
                           --------     ----         ----      -------     --------     ----------  ----------
 Total revenues.........     39,252      --            85          --       777,370      1,201,111   2,017,818
                           --------     ----         ----      -------     --------     ----------  ----------
Expenses
 Hotel operating costs..        --       --           --           --       118,000      1,130,103   1,248,103
 Hotel lease expense....        --       --           --           --       645,370            --      645,370
 Senior living community
  operating costs.......     19,206      --            49          --           --          71,008      90,263
                           --------     ----         ----      -------     --------     ----------  ----------
                             19,206      --            49          --       763,370      1,201,111   1,983,736
                           --------     ----         ----      -------     --------     ----------  ----------
Operating profit .......     20,046      --            36          --        14,000            --       34,082
Corporate expenses......     (1,616)     --           --        (8,384)         --             --      (10,000)
Interest expense........    (13,185)     101          253          --           --             --      (12,831)
Interest income.........        681      --             6          --           --             --          687
                           --------     ----         ----      -------     --------     ----------  ----------
Income (loss) before
 income taxes...........      5,926      101          295       (8,384)      14,000            --       11,938
Benefit (provision) for
 income taxes...........     (2,430)     (41)        (121)       3,437       (5,740)           --       (4,895)
                           --------     ----         ----      -------     --------     ----------  ----------
Income (loss) before
 extraordinary item.....   $  3,496     $ 60         $174      $(4,947)    $  8,260     $      --   $    7,043
                           ========     ====         ====      =======     ========     ==========  ==========

          See Notes to Unaudited Pro Forma Financial Statements.

                                    SLC

                UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                     FISCAL YEAR ENDED JANUARY 2, 1998

                              (IN THOUSANDS)

                                         B           C           D           E             F             G
                                       FORUM       DEBT                  CORPORATE       LEASE      ADOPTION OF
                         HISTORICAL ACQUISITION REFINANCING ACQUISITIONS EXPENSES   CONVERSION(/1/)  EITF 97-2  PRO FORMA
                         ---------- ----------- ----------- ------------ ---------  --------------- ----------- ----------
Revenues
 Hotel revenue.........   $   --      $   --       $--         $  --     $    --      $1,442,511    $2,336,497  $3,779,008
 Senior living
  community revenues...    36,900      32,842       --          7,219         --             --        135,827     212,788
                          -------     -------      ----        ------    --------     ----------    ----------  ----------
 Total revenues........    36,900      32,842       --          7,219         --       1,442,511     2,472,324   3,991,796
                          -------     -------      ----        ------    --------     ----------    ----------  ----------
Expenses
 Hotel operating
  costs................       --          --        --            --          --         213,000     2,336,497   2,549,497
 Hotel lease expense...       --          --        --            --          --       1,208,511           --    1,208,511
 Senior living
  community operating
  costs................    20,929      17,988       --          4,413         --             --        135,827     179,157
                          -------     -------      ----        ------    --------     ----------    ----------  ----------
                           20,929      17,988       --          4,413         --       1,421,511     2,472,324   3,937,165
                          -------     -------      ----        ------    --------     ----------    ----------  ----------
Operating profit ......    15,971      14,854       --          2,806         --          21,000           --       54,631
Corporate expenses.....    (2,304)     (2,098)      --            745     (14,343)           --            --      (18,000)
Interest expense.......   (13,396)     (9,921)      230           115         --             --            --      (22,972)
Interest income........       336         598       --            --          --             --            --          934
                          -------     -------      ----        ------    --------     ----------    ----------  ----------
Income (loss) before
 income taxes..........       607       3,433       230         3,666     (14,343)        21,000           --       14,593
Benefit (provision) for
 income taxes..........      (249)     (1,408)      (94)       (1,503)      5,881         (8,610)          --       (5,983)
                          -------     -------      ----        ------    --------     ----------    ----------  ----------
Income (loss) before
 extraordinary item....   $   358     $ 2,025      $136        $2,163    $ (8,462)    $   12,390    $      --   $    8,610
                          =======     =======      ====        ======    ========     ==========    ==========  ==========

          See Notes to Unaudited Pro Forma Financial Statements.

      NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS OF SLC

  A. Represents the adjustment to record the transfer of hotel working capital to SLC related to the leasing of the Company's hotels by increasing working capital and recording a payable to the Company of $100 million.

  B. Represents the adjustment to reflect the historical revenues, operating expenses, corporate expenses, interest expense and interest income for the Forum Acquisition as if such acquisition occurred at the beginning of 1997 (actual acquisition date was June 20, 1997).

  C. Represents the adjustment to record the reduction of interest expense from 9% to 8.5% related to the refinancing of $92 million of SLC's debt.

  D. Represents the adjustment to record the historical revenues, operating expenses, corporate expenses, interest expense and interest income related to the acquisition of one senior living community and minority interests in certain consolidated subsidiaries of SLC in 1998, and the acquisition of one senior living community in 1997.

  E. Represents the adjustment to record additional corporate expenses anticipated to be incurred when SLC is operated as a stand alone company subsequent to the REIT Conversion.

  F. Represents the adjustment to record the hotel revenues, hotel expenses and lease expense associated with the leasing of certain hotel properties from the Company./(1)/

  G. Represents the adjustment to reflect SLC's anticipated adoption of EITF 97-2 in the fourth quarter of 1998 by recording property-level sales and operating expenses. The adjustment has no impact on operating profit or net income.
--------

(1) Lease amounts reflect estimates as the leases have not been finalized, however, the negotiations are substantially complete. The Company does not believe that the final lease amounts will be materially different from the amounts presented.

                                                                      APPENDIX A

FORM OF AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF HOST MARRIOTT,
                                   L.P.

                               TABLE OF CONTENTS

 ARTICLE I DEFINED TERMS..................................................    1
 ARTICLE II ORGANIZATIONAL MATTERS........................................   15
    Section 2.1  Organization............................................    15
    Section 2.2  Name....................................................    15
    Section 2.3  Registered Office and Agent; Principal Office...........    16
    Section 2.4  Term....................................................    16
 ARTICLE III PURPOSE......................................................   16
    Section 3.1  Purpose and Business....................................    16
    Section 3.2  Powers..................................................    16
 ARTICLE IV CAPITAL CONTRIBUTIONS AND ISSUANCES OF PARTNERSHIP INTERESTS..   17
    Section 4.1  Capital Contributions of the Partners; Restatement of
                 Capital Accounts on the Date Hereof.....................    17
    Section 4.2  Issuances of Partnership Interests......................    17
    Section 4.3  No Preemptive Rights....................................    18
    Section 4.4  Other Contribution Provisions...........................    19
    Section 4.5  No Interest on Capital..................................    19
 ARTICLE V DISTRIBUTIONS..................................................   19
    Section 5.1  Requirement and Characterization of Distributions.......    19
    Section 5.2  Amounts Withheld........................................    21
    Section 5.3  Distributions Upon Liquidation..........................    21
    Section 5.4  Revisions to Reflect Issuance of Partnership Interests..    21
 ARTICLE VI ALLOCATIONS...................................................   21
    Section 6.1  Allocations For Capital Account Purposes................    21
    Section 6.2  Revisions to Allocations to Reflect Issuance of
                 Partnership Interests...................................    22
 ARTICLE VII MANAGEMENT AND OPERATIONS OF BUSINESS........................   22
    Section 7.1  Management..............................................    22
    Section 7.2  Certificate of Limited Partnership......................    25
    Section 7.3  Title to Partnership Assets.............................    25
    Section 7.4  Reimbursement of the General Partner....................    25
    Section 7.5  Outside Activities of the General Partner; Relationship
                 of Shares to Units; Funding Debt........................    27
    Section 7.6  Transactions with Affiliates............................    28
    Section 7.7  Indemnification.........................................    28
    Section 7.8  Liability of the General Partner........................    30
    Section 7.9  Other Matters Concerning the General Partner............    30
    Section 7.10 Reliance by Third Parties...............................    31
    Section 7.11 Restrictions on General Partner's Authority.............    31
    Section 7.12 Loans by Third Parties..................................    32
 ARTICLE VIII RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS..................   32
    Section 8.1  Limitation of Liability.................................    32
    Section 8.2  Management of Business..................................    32
    Section 8.3  Outside Activities of Limited Partners..................    32
    Section 8.4  Return of Capital.......................................    33
    Section 8.5  Rights of Limited Partners Relating to the Partnership..    33
    Section 8.6  Unit Redemption Right...................................    34

 ARTICLE IX BOOKS, RECORDS, ACCOUNTING AND REPORTS........................  36
    Section 9.1  Records and Accounting..................................   36
    Section 9.2  Fiscal Year.............................................   36
    Section 9.3  Reports.................................................   36
 ARTICLE X TAX MATTERS....................................................  37
    Section 10.1 Preparation of Tax Returns..............................   37
    Section 10.2 Tax Elections...........................................   37
    Section 10.3 Tax Matters Partner.....................................   37
    Section 10.4 Organizational Expenses.................................   38
    Section 10.5 Withholding.............................................   38
 ARTICLE XI TRANSFERS AND WITHDRAWALS.....................................  39
    Section 11.1 Transfer................................................   39
    Section 11.2 Transfers of Partnership Interests of General Partner...   39
    Section 11.3 Limited Partners' Rights to Transfer....................   40
    Section 11.4 Substituted Limited Partners............................   41
    Section 11.5 Assignees...............................................   41
    Section 11.6 General Provisions......................................   42
 ARTICLE XII RESTRICTION ON OWNERSHIP OF UNITS............................  43
    Section 12.1 Definitions.............................................   43
    Section 12.2 Ownership Limitation on Units...........................   44
    Section 12.3 Exceptions to the Ownership Limitation..................   46
    Section 12.4 Transfer of Units in Trust..............................   46
    Section 12.5 Enforcement.............................................   48
    Section 12.6 Non-Waiver..............................................   48
 ARTICLE XIII ADMISSION OF PARTNERS.......................................  48
    Section 13.1 Admission of a Successor General Partner................   48
    Section 13.2 Admission of Additional Limited Partners................   48
    Section 13.3 Amendment of Agreement and Certificate of Limited
                 Partnership.............................................   49
 ARTICLE XIV DISSOLUTION AND LIQUIDATION..................................  49
    Section 14.1 Dissolution.............................................   49
    Section 14.2 Winding Up..............................................   50
    Section 14.3 Compliance with Timing Requirements of Regulations......   50
    Section 14.4 Rights of Limited Partners..............................   51
    Section 14.5 Notice of Dissolution...................................   51
    Section 14.6 Cancellation of Certificate of Limited Partnership......   51
    Section 14.7 Reasonable Time for Winding Up..........................   51
    Section 14.8 Waiver of Partition.....................................   51
    Section 14.9 Liability of Liquidator.................................   51
 ARTICLE XV AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS..................  52
    Section 15.1 Amendments..............................................   52
    Section 15.2 Meetings of the Partners................................   53
 ARTICLE XVI GENERAL PROVISIONS...........................................  53
    Section 16.1 Addresses and Notice....................................   53
    Section 16.2 Titles and Captions.....................................   54
    Section 16.3 Pronouns and Plurals....................................   54
    Section 16.4 Further Action..........................................   54
    Section 16.5 Binding Effect..........................................   54

    Section 16.6  Creditors................................................   54
    Section 16.7  Waiver...................................................   54
    Section 16.8  Counterparts.............................................   54
    Section 16.9  Applicable Law...........................................   54
    Section 16.10 Invalidity of Provisions.................................   54
    Section 16.11 Power of Attorney........................................   55
    Section 16.12 Entire Agreement.........................................   55
    Section 16.13 No Rights as Shareholders................................   56
    Section 16.14 Limitation to Preserve REIT Status.......................   56
 EXHIBIT A PARTNERS AND PARTNERSHIP INTERESTS
 EXHIBIT B CAPITAL ACCOUNT MAINTENANCE
 EXHIBIT C SPECIAL ALLOCATION RULES
 EXHIBIT D NOTICE OF REDEMPTION
 EXHIBIT E VALUE OF CONTRIBUTED PROPERTY

                       SECOND AMENDED AND RESTATED
                       AGREEMENT OF LIMITED PARTNERSHIP
                                      OF
                              HOST MARRIOTT, L.P.

  THIS SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP, dated as
of        , 1998, is entered into by and among Host Marriott Trust, a Maryland real estate investment trust, as the General Partner of Host Marriott, L.P. (the "Partnership"), and the parties appearing on Exhibit A attached hereto, as Limited Partners, together with any other Persons who become Partners of the Partnership as provided herein.

  WHEREAS, the Partnership was formed on April 15, 1998, and, on April 15, 1998 the Partnership adopted an agreement of limited partnership, which agreement was amended and restated on August 6, 1998 (as so amended and restated, the "Prior Agreement");

  WHEREAS, the General Partner has been admitted to the partnership as an additional General Partner pursuant to the terms of the Prior Agreement;

  WHEREAS, HMC Real Estate LLC, a Delaware limited liability company and the General Partner of the Partnership, has assigned its General Partnership Interest to the General Partner effective as of the date hereof;

  WHEREAS, [Host Marriott Hospitality LLC, a Delaware limited liability company] and the initial Limited Partner, has assigned its Limited Partnership Interest to the General Partner pursuant to the terms of the Prior Agreement; and

  WHEREAS, the Partners desire to (i) continue the business of the Partnership pursuant to this Agreement, (ii) to admit certain Persons as Limited Partners of the Partnership and (iii) reflect the withdrawal of the initial General Partner and initial Limited Partner from the Partnership in their capacities as such;

  NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby amend and restate the Prior Agreement in its entirety and agree to continue the Partnership as a limited partnership under the Delaware Revised Uniform Limited Partnership Act, as amended from time to time, as follows:

                                   ARTICLE I

                                 Defined Terms

  The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

  "704(c) Value" of any Contributed Property means the fair market value of such property at the time of contribution as determined by the General Partner using such reasonable method of valuation as it may adopt; provided, however, subject to Exhibit B, the General Partner shall, in its sole and absolute discretion, use such method as it deems reasonable and appropriate to allocate the aggregate of the 704(c) Value of Contributed Properties in a single or integrated transaction among each separate property on a basis proportional to its respective fair market value. The 704(c) Values of the Contributed Properties contributed to the Partnership as of the date hereof are set forth on Exhibit E.

  "Act" means the Delaware Revised Uniform Limited Partnership Act, as it may be amended from time to time, and any successor to such statute.

  "Additional Limited Partner" means a Person admitted to the Partnership as a Limited Partner pursuant to Section 13.2 hereof and who is shown as such on the books and records of the Partnership.

  "Adjusted Capital Account" means the Capital Account maintained for each Partner as of the end of each Partnership Year (i) increased by any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) and (ii) decreased by the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6). The
foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

  "Adjusted Capital Account Deficit" means, with respect to any Partner, the deficit balance, if any, in such Partner's Adjusted Capital Account as of the end of the relevant Partnership Year.

  "Adjusted Property" means any property the Carrying Value of which has been adjusted pursuant to Exhibit B.

  "Adjustment Date" has the meaning set forth in Section 4.2.B.

  "Affiliate" means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person owning or controlling ten percent (10%) or more of the outstanding voting interests of such Person, (iii) any Person of which such Person owns or controls ten percent (10%) or more of the voting interests or
(iv) any officer, director, general partner, trustee or members of the Immediate Family of such Person or any Person referred to in clauses (i),
(ii), and (iii) above. For purposes of this definition, "control," when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing. Notwithstanding the foregoing, neither (i) a corporation whose common stock is listed on a national securities exchange or authorized for inclusion on the Nasdaq National Market, or any subsidiary thereof, or (ii) Blackstone Real Estate Advisors II L.P. or any of its Affiliates, shall be an "Affiliate" of the General Partner Entity or any Affiliate thereof unless a Person (or Persons if such Persons would be treated as part of the same group for purposes of
Section 13(d) or 13(g) of the Securities Exchange Act of 1934) directly or indirectly owns twenty percent (20%) or more of the outstanding common stock of the General Partner Entity and such other corporation.

  "Agreed Value" means (i) in the case of any Contributed Property contributed to the Partnership as of the date hereof, the amount set forth on Exhibit E as the Agreed Value of such Property; (ii) in the case of any other Contributed Property, the 704(c) Value of such property as of the time of its contribution to the Partnership, reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed; and (iii) in the case of any property distributed to a Partner by the Partnership, the Partnership's Carrying Value of such property at the time such property is distributed, reduced by any indebtedness either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution as determined under Section 752 of the Code and the regulations thereunder.

  "Agreement" means this First Amended and Restated Agreement of Limited Partnership, as it may be amended, supplemented or restated from time to time.

  "Appraised Value" means, with respect to any hotel, the value set forth in the appraisal of such hotel utilized by the General Partner in determining the number of Units to be issued to any Limited Partner.

  "Assignee" means a Person to whom one or more Units have been transferred in a manner permitted under this Agreement, but who has not become a Substituted Limited Partner, and who has the rights set forth in Section 11.5.

  "Available Cash" means, with respect to any period for which such calculation is being made:

    (a) all cash revenues and funds received by the Partnership from whatever source (excluding the proceeds of any Capital Contribution to the extent determined by the General Partner) plus the amount of any reduction (including, without limitation, a reduction resulting because the General Partner determines such amounts are no longer necessary) in reserves of the Partnership, which reserves are referred to in clause
  (b)(iv) below;

    (b) less the sum of the following (except to the extent made with the proceeds of any Capital Contribution):

      (i) all interest, principal and other debt payments made during such period by the Partnership,

      (ii) all cash expenditures (including capital expenditures) made by the Partnership during such period,

      (iii) investments in any entity (including loans made thereto) to the extent that such investments are permitted under this Agreement and are not otherwise described in clauses (b)(i) or (ii), and

      (iv) the amount of any increase in reserves established during such period which the General Partner determines is necessary or appropriate in its sole and absolute discretion.

  Notwithstanding the foregoing, Available Cash shall not include any cash received or reductions in reserves, or take into account any disbursements made or reserves established, after commencement of the dissolution and liquidation of the Partnership.

  "Book-Tax Disparities" means, with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner's share of the Partnership's Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner's Capital Account balance as maintained pursuant to Exhibit B and the hypothetical balance of such Partner's Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

  "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to close.

  "Capital Account" means the Capital Account maintained for a Partner pursuant to Exhibit B. The initial Capital Account balance for each Partner who is a Partner on the date hereof shall be the amount set forth opposite such Partner's name on Exhibit A hereto.

  "Capital Contribution" means, with respect to any Partner, any cash, cash equivalents or the Agreed Value of Contributed Property which such Partner contributes or is deemed to contribute to the Partnership pursuant to Section
4.1 or 4.2.

  "Carrying Value" means (i) with respect to a Contributed Property or Adjusted Property, the 704(c) Value of such property reduced (but not below zero) by all Depreciation with respect to such Contributed Property or Adjusted Property, as the case may be, charged to the Partners' Capital Accounts and (ii) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Exhibit B, and to reflect changes, additions (including capital improvements thereto) or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

  "Cash Amount" means an amount of cash equal to the Value on the Valuation Date of the Shares Amount.

  "Certificate" means the Certificate of Limited Partnership relating to the Partnership filed in the office of the Secretary of State of the State of Delaware, as amended from time to time in accordance with the terms hereof and the Act.

  "Class A" has the meaning set forth in Section 5.1.C.

  "Class A Share" has the meaning set forth in Section 5.1.C.

  "Class A Unit" means any Unit that is not specifically designated by the General Partner as being of another specified class of Units.

  "Class B" has the meaning set forth in Section 5.1.C.

  "Class B Share" has the meaning set forth in Section 5.1.C.

  "Class B Unit" means a Unit that is specifically designated by the General Partner as being a Class B Unit.

  "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time, as interpreted by the applicable regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

  "Common Shares" means the common shares of beneficial ownership (or other comparable equity interests) of the General Partner Entity.

  "Consent" means the consent or approval of a proposed action by a Partner given in accordance with Section 15.2.

  "Consent of the Outside Limited Partners" means the Consent of Limited Partners (excluding for this purpose any Limited Partnership Interests held
(i) by the General Partner or the General Partner Entity, (ii) any Person of which the General Partner or the General Partner Entity directly or indirectly owns or controls more than fifty percent (50%) of the voting interests, (iii) any Person directly or indirectly owning or controlling more than fifty percent (50%) of the outstanding voting interests of the General Partner or the General Partner Entity and (iv) any Person of which a Person described in clause (iii) directly or indirectly owns or controls more than fifty percent (50%) of the voting interest) holding Percentage Interests that are more than fifty percent (50%) of the aggregate Percentage Interest of all Limited Partners holding Limited Partnership Interests then entitled to vote thereon and who are not excluded for the purposes hereof.

  "Contributed Property" means each property or other asset contributed to the Partnership, in such form as may be permitted by the Act, but excluding cash contributed or deemed contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Exhibit B, such property shall no longer constitute a Contributed Property for purposes of Exhibit B, but shall be deemed an Adjusted Property for such purposes.

  "Conversion Factor" means 1.0; provided that, if the General Partner Entity
(i) declares or pays a dividend on its outstanding Shares in Shares or makes a distribution to all holders of its outstanding Shares in Shares, (ii) subdivides its outstanding Shares or (iii) combines its outstanding Shares into a smaller number of Shares, the Conversion Factor shall be adjusted by multiplying the Conversion Factor by a fraction, the numerator of which shall be the number of Shares issued and outstanding on the record date for such dividend, distribution, subdivision or combination (assuming for such purposes that such dividend, distribution, subdivision or combination has occurred as of such time) and the denominator of which shall be the actual number of Shares (determined without the above assumption) issued and outstanding on the record date for such dividend, distribution, subdivision or combination; and provided further that if an entity shall cease to be the General Partner Entity (the "Predecessor Entity") and another entity shall become the General Partner Entity (the "Successor Entity"), the Conversion Factor shall be adjusted by multiplying the Conversion Factor by a fraction, the numerator of which is the Value of one Share of the Predecessor Entity, determined as of the date when the Successor Entity becomes the General Partner Entity, and the denominator of which is the Value of one Share of the Successor Entity, determined as of that same date. (For purposes of the second provision in the preceding sentence, if any shareholders of the Predecessor Entity will receive consideration in connection with the transaction in which the Successor Entity becomes the General Partner Entity, the numerator in the fraction described above for determining the adjustment to the Conversion Factor (that is, the Value of one Share of the Predecessor Entity) shall be the sum of the greatest amount of cash and the fair market value (as determined in good faith by the General Partner) of any securities and other consideration that the holder of one Share in the Predecessor Entity could have received in such transaction (determined without regard to any provisions governing fractional shares). Any adjustment to the Conversion Factor shall become effective immediately after the effective date of the event retroactive to the record date, if any, for the event giving rise thereto, it being intended that
(x) adjustments to the Conversion Factor are to be made to avoid unintended dilution or anti-dilution as a result of transactions in which Shares are issued, redeemed or exchanged without a corresponding issuance, redemption or exchange of Units and (y) if a Specified Redemption Date shall fall between the record date and the effective date of any event of the type described above, that the Conversion Factor applicable to such redemption shall be adjusted to take into account such event.

  "Convertible Funding Debt" has the meaning set forth in Section 7.5.F.

  "Debt" means, as to any Person, as of any date of determination, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (ii) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person, (iii) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by any lien on any property owned by such Person, to the extent attributable to such Person's interest in such property, even though such Person has not assumed or become liable for the payment thereof, and (iv) obligations of such Person incurred in connection with entering into a lease which, in accordance with generally accepted accounting principles, should be capitalized.

  "Declaration of Trust" means the Declaration of Trust of the General Partner filed with the State Department of Assessments and Taxation in the State of
Maryland on        , 1998, as amended or restated from time to time.

  "Deemed Partnership Interest Value" means, as of any date with respect to any class of Partnership Interests, the Deemed Value of the Partnership Interest of such class multiplied by the applicable Partner's Percentage Interest of such class.

  "Deemed Value of the Partnership Interest" means, as of any date with respect to any class of Partnership Interests, (a) if the common shares of beneficial interest (or other comparable equity interests) of the General Partner Entity are Publicly Traded (i) the total number of shares of beneficial interest (or other comparable equity interest) of the General Partner Entity corresponding to such class of Partnership Interest (as provided for in Section 4.2.A) issued and outstanding as of the close of business on such date (excluding any treasury shares) multiplied by the Value of a share of such beneficial interest (or other comparable equity interest) on such date divided by (ii) the Percentage Interest of the General Partner Entity, held directly or indirectly through another entity, in such class of Partnership Interests on such date, and (b) otherwise, the aggregate Value of such class of Partnership Interests determined as set forth in the fourth and fifth sentences of the definition of Value. For purposes of clause (a) of the preceding sentence, "Value" means the average of the daily market price of such corresponding shares of beneficial interest (or other comparable equity interests) of the General Partner Entity for such number of consecutive trading days or the Business Day immediately preceding the date with respect to which Value must be determined (which number of days or the Business Day shall be determined by the General Partner in its sole discretion), with the market price for each such trading day being the closing price, regular way, on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices on such day. Notwithstanding any of the foregoing, with respect to any class or series of Partnership Interests that is entitled to a preference as compared to the class of Partnership Interests corresponding to common shares of beneficial interests (or other comparable equity interests) of the General Partner Entity, "Value" means the stated liquidation preference or value of such class or series of Partnership Interests provided in the instrument establishing such class or series of Partnership Interests (unless otherwise provided in such instrument).

  "Depreciation" means, for each fiscal year, an amount equal to the federal income tax depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year, except that if the

Carrying Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Carrying Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Carrying Value using any reasonable method selected by the General Partner.

  "Distribution Period" has the meaning set forth in Section 5.1.C.

  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

  "ERISA Plan Investor" means (i) a Plan, (ii) a trust which was established pursuant to a Plan, or a nominee for such trust or Plan, or (iii) an entity whose underlying assets include assets of a Plan by reason of such Plan's investment in such entity.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Funding Debt" means the incurrence of any Debt by or on behalf of the General Partner Entity for the purpose of providing funds to the Partnership.

  "General Partner" means Host Marriott Trust, a Maryland real estate investment trust, or any of its successors as a general partner of the Partnership.

  "General Partner Entity" means the General Partner; provided, however, that if (i) the common shares of beneficial interest (or other comparable equity interests) of the General Partner (i.e., the Shares that would otherwise correspond to the Class A Units) are at any time not Publicly Traded and (ii) the common shares of beneficial interest (or other comparable equity interests) of an entity that owns, directly or indirectly, fifty percent (50%) or more of the common shares of beneficial interest (or other comparable equity interests) of the General Partner are Publicly Traded, the term "General Partner Entity" shall refer to such entity whose common shares of beneficial interest (or other comparable equity securities) are Publicly Traded. If both requirements set forth in clauses (i) and (ii) above are not satisfied, then the term "General Partner Entity" shall mean the General Partner.

  "General Partner Payment" has the meaning set forth in Section 16.14.

  "General Partnership Interest" means a Partnership Interest held by the General Partner that is a general partnership interest. A General Partnership Interest may be expressed as a number of Units.

  "Immediate Family" means, with respect to any natural Person, such natural Person's spouse, parents, descendants, nephews, nieces, brothers and sisters.

  "Incapacity" or "Incapacitated" means, (i) as to any individual Partner, death, total physical disability or entry by a court of competent jurisdiction adjudicating such Partner incompetent to manage his or her Person or estate,
(ii) as to any corporation which is a Partner, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter, (iii) as to any partnership or limited liability company which is a Partner, the dissolution and commencement of winding up of the partnership or limited liability company, (iv) as to any estate which is a Partner, the distribution by the fiduciary of the estate's entire interest in the Partnership, (v) as to any trustee of a trust which is a Partner, the termination of the trust (but not the substitution of a new trustee) or (vi) as to any Partner, the bankruptcy of such Partner. For purposes of this definition, bankruptcy of a Partner shall be deemed to have occurred when (i) the Partner commences a voluntary proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) the Partner is adjudged as bankrupt or insolvent, or a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect has been entered against the Partner, (iii) the

Partner executes and delivers a general assignment for the benefit of the Partner's creditors, (iv) the Partner files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Partner in any proceeding of the nature described in clause (ii) above, (v) the Partner seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for the Partner or for all or any substantial part of the Partner's properties, (vi) any proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect has not been dismissed within one hundred twenty (120) days after the commencement thereof, (vii) the appointment without the Partner's consent or acquiescence of a trustee, receiver of liquidator has not been vacated or stayed within ninety (90) days of such appointment or (viii) an appointment referred to in clause (vii) is not vacated within ninety (90) days after the expiration of any such stay.

  "Indemnitee" means (i) any Person made a party to a proceeding by reason of its status as (A) the General Partner, (B) a Limited Partner and Affiliates thereof or (C) a trustee, director or officer of the Partnership or the General Partner and (ii) such other Persons (including Affiliates of the General Partner, a Limited Partner or the Partnership) as the General Partner may designate from time to time (whether before or after the event giving rise to potential liability), in its sole and absolute discretion.

  "Initial Holding Period" means the period commencing on the date hereof and ending on the date on which the Unit Redemption Right first becomes available under Section 8.6.

  "IRS" means the Internal Revenue Service, which administers the internal revenue laws of the United States.

  "Limited Partner" means any Person named as a Limited Partner of the Partnership in Exhibit A, as such Exhibit may be amended from time to time, or any Substituted Limited Partner or Additional Limited Partner, in such Person's capacity as a Limited Partner in the Partnership.

  "Limited Partnership Interest" means a Partnership Interest of a Limited Partner of the Partnership representing a fractional part of the Partnership Interests of all Limited Partners and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Limited Partnership Interest may be expressed as a number of Units.

  "Liquidating Event" has the meaning set forth in Section 14.1.

  "Liquidator" has the meaning set forth in Section 14.2.A.

  "Marriott International" means Marriott International, Inc., a Delaware corporation.

  "Net Income" means, for any taxable period, the excess, if any, of the Partnership's items of income and gain for such taxable period over the Partnership's items of loss and deduction for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with Exhibit B. If an item of income, gain, loss or deduction that has been included in the initial computation of Net Income is subjected to the special allocation rules in Exhibit C, Net Income or the resulting Net Loss, whichever the case may be, shall be recomputed without regard to such item.

  "Net Loss" means, for any taxable period, the excess, if any, of the Partnership's items of loss and deduction for such taxable period over the Partnership's items of income and gain for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Exhibit B. If an item of income, gain, loss or deduction that has been included in the initial computation of Net Loss is subjected to the special allocation rules in Exhibit C, Net Loss or the resulting Net Income, whichever the case may be, shall be recomputed without regard to such item.

  "New Securities" mean (i) any rights, options, warrants or convertible or exchangeable securities having the right to subscribe for or purchase shares of beneficial interest (or other comparable equity interest) of the

General Partner, excluding grants under any Share Option Plan, or (ii) any Debt issued by the General Partner that provides any of the rights described in clause (i).

  "Nonrecourse Built-in Gain" means, with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or negative pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Section 2.B of Exhibit C if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

  "Nonrecourse Deductions" has the meaning set forth in Regulations Section 1.704-2(b)(1), and the amount of Nonrecourse Deductions for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(c).

  "Nonrecourse Liability" has the meaning set forth in Regulations Section 1.752-1(a)(2).

  "Notice of Redemption" means a Notice of Redemption substantially in the form of Exhibit D.

  "OpCo" means [insert the name of a taxable corporation that would, among other things, directly or indirectly, (i) lease hotel properties from the Partnership and its subsidiaries, (ii) own the "senior living services" business currently owned by HMC Senior Communities, Inc., (iii) contract for the operation of the properties under management agreements with third party managers and (iv) pay the Partnership rent that will qualify as "rents from real property" under Section 856(d) of the Code in the case of Host Marriott Trust, and as "real property rent" under Section 7704(d) of the Code in the case of the Partnership].

  "Partner" means the General Partner or a Limited Partner, and "Partners" means the General Partner and the Limited Partners.

  "Partner Minimum Gain" means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

  "Partner Nonrecourse Debt" has the meaning set forth in Regulations Section 1.704-2(b)(4).

  "Partner Nonrecourse Deductions" has the meaning set forth in Regulations
Section 1.704-2(i)(2), and the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704- 2(i)(2).

  "Partnership" means the limited partnership formed under the Act upon the terms and conditions set forth in this Agreement, or any successor to such limited partnership.

  "Partnership Interest" means a Limited Partnership Interest or the General Partnership Interest and includes any and all rights and benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Partnership Interest may be expressed as a number of Units.

  "Partnership Minimum Gain" has the meaning set forth in Regulations Section 1.704-2(b)(2), and the amount of Partnership Minimum Gain, as well as any net increase or decrease in Partnership Minimum Gain, for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704- 2(d).

  "Partnership Record Date" means the record date established by the General Partner either (i) for the distribution of Available Cash pursuant to Section
5.1 hereof, which record date shall be the same as the record date established by the General Partner Entity for a distribution to its shareholders of some or all of its portion of such distribution, or (ii) if applicable, for determining the Partners entitled to vote on or consent to any proposed action for which the consent or approval of the Partners is sought pursuant to
Section 15.2 hereof.

  "Partnership Year" means the fiscal year of the Partnership, which shall end on the Friday falling closest to December 31 of each year.

  "Percentage Interest" means, as to a Partner holding a class of Partnership Interests, its interest in such class, determined by dividing the Units of such class owned by such Partner by the total number of Units of such class then outstanding as specified in Exhibit A, as such exhibit may be amended from time to time, multiplied by the aggregate Percentage Interest allocable to such class of Partnership Interests. If the Partnership shall at any time have outstanding more than one class of Partnership Interests, the Percentage Interest attributable to each class of Partnership Interests shall be determined as set forth in Section 4.2.B.

  "Person" means an individual, corporation, limited liability company, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act.

  "Plan" means (i) an employee benefit plan subject to Title I of ERISA or
(ii) a plan as defined in Section 4975(e) of the Code.

  "Predecessor Entity" has the meaning set forth in the definition of "Conversion Factor" herein.

  "Publicly Traded" means listed or admitted to trading on the New York Stock Exchange, the American Stock Exchange or another national securities exchange or designated for quotation on the Nasdaq National Market, or any successor to any of the foregoing.

  "Qualified REIT Subsidiary" means any Subsidiary of the General Partner that is a "qualified REIT subsidiary" within the meaning of Section 856(i) of the Code.

  "Recapture Income" means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the
Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

  "Redeeming Partner" has the meaning set forth in Section 8.6.A.

  "Redemption Amount" means either the Cash Amount or the Shares Amount, as determined by the General Partner, in its sole and absolute discretion; provided that, if the Shares are not Publicly Traded at the time a Redeeming Partner exercises its Unit Redemption Right, the Redemption Amount shall be paid only in the form of the Cash Amount unless the Redeeming Partner, in its sole and absolute discretion, consents to payment of the Redemption Amount in the form of the Shares Amount. A Redeeming Partner shall have no right, without the General Partner's consent, in its sole and absolute discretion, to receive the Redemption Amount in the form of the Shares Amount.

  "Regulation" or "Regulations" means the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

  "REIT" means a real estate investment trust under Section 856 of the Code.

  "REIT Requirements" have the meaning set forth in Section 5.1.A.

  "Residual Gain" or "Residual Loss" means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 2.B.1(a) or 2.B.2(a) of Exhibit C to eliminate Book-Tax Disparities.

  "Safe Harbor" has the meaning set forth in Section 11.6.F.

  "Securities Act" means the Securities Act of 1933, as amended.

  "Share" means a share of beneficial interest (or other comparable equity interest) of the General Partner Entity. Shares may be issued in one or more classes or series in accordance with the terms of the Declaration of Trust (or, if the General Partner is not the General Partner Entity, the organizational documents of the General Partner Entity). If there is more than one class or series of Shares, the term "Shares" shall, as the context requires, be deemed to refer to the class or series of Shares that correspond to the class or series of Partnership Interests for which the reference to Shares is made. When used with reference to Class A Units or Class B Units (including, without limitation, for purposes of the definition of "Conversion Factor"), the term "Shares" refers to common shares of beneficial interest (or other comparable equity interest) of the General Partner Entity.

  "Shares Amount" means a number of Shares equal to the product of the number of Units offered for redemption by a Redeeming Partner times the Conversion Factor; provided that, if at any time the General Partner Entity issues to all holders of such class of Shares rights, options, warrants or convertible or exchangeable securities entitling such holders to subscribe for or purchase Shares or any other securities or property (collectively, the "rights"), then the Shares Amount shall also include such rights that a holder of that number of Shares would have been entitled to receive had it owned such Shares at the time such rights were issued.

  "Share Option Plan" means any equity incentive plan of the General Partner, the Partnership and/or any Affiliate of the Partnership.

  "Specified Redemption Date" means, except as otherwise provided in any agreement between the Partnership and any Partner, the tenth Business Day after receipt by the General Partner of a Notice of Redemption; provided that, if the Shares are not Publicly Traded, the Specified Redemption Date means the thirtieth Business Day after receipt by the General Partner of a Notice of Redemption.

  "Subsidiary" means, with respect to any Person, any corporation, limited liability company, trust, partnership or joint venture, or other entity of which a majority of (i) the voting power of the voting equity securities or
(ii) the outstanding equity interests is owned, directly or indirectly, by such Person.

  "Substituted Limited Partner" means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 11.4.

  "Successor Entity" has the meaning set forth in the definition of "Conversion Factor" herein.

  "Terminating Capital Transaction" means any sale or other disposition of all or substantially all of the assets of the Partnership for cash or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the Partnership for cash.

  "Termination Transaction" has the meaning set forth in Section 11.2.B.

  "Unit" means a fractional, undivided share of the Partnership Interests of all Partners issued pursuant to Sections 4.1 and 4.2, and includes Class A Units, Class B Units and any other classes or series of Units established after the date hereof. The number of Units outstanding and the Percentage Interests in the Partnership represented by such Units are set forth in Exhibit A, as such Exhibit may be amended from time to time. The ownership of Units shall be evidenced by a certificate in a form approved by the General Partner.

  "Unit Redemption Right" has the meaning set forth in Section 8.6.

  "Unrealized Gain" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (i) the fair market value of such property (as determined under Exhibit B) as of such date, over (ii) the Carrying Value of such property (prior to any adjustment to be made pursuant to Exhibit B) as of such date.

  "Unrealized Loss" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (i) the Carrying Value of such property (prior to any adjustment to be made pursuant to Exhibit B) as of such date, over (ii) the fair market value of such property (as determined under Exhibit B) as of such date.

  "Valuation Date" means the date of receipt by the General Partner of a Notice of Redemption or, if such date is not a Business Day, the first Business Day thereafter.

  "Value" means, with respect to any outstanding Shares of the General Partner Entity that are Publicly Traded, the average of the daily market price for the ten consecutive trading days immediately preceding the date with respect to which value must be determined. The market price for each such trading day shall be the closing price, regular way, on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices on such day. If the outstanding Shares of the General Partner Entity are Publicly Traded and the Shares Amount includes rights that a holder of Shares would be entitled to receive, then the Value of such rights shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate. If the Shares of the General Partner Entity are not Publicly Traded, the Value of the Shares Amount per Unit offered for redemption (which will be the Cash Amount per Unit offered for redemption payable pursuant to Section 8.6.A) means the amount that a holder of one Unit would receive if each of the assets of the Partnership were to be sold for its fair market value on the Specified Redemption Date, the Partnership were to pay all of its outstanding liabilities, and the remaining proceeds were to be distributed to the Partners in accordance with the terms of this Agreement. Such Value shall be determined by the General Partner, acting in good faith and based upon a commercially reasonable estimate of the amount that would be realized by the Partnership if each asset of the Partnership (and each asset of each partnership, limited liability company, trust, joint venture or other entity in which the Partnership owns a direct or indirect interest) were sold to an unrelated purchaser in an arms' length transaction where neither the purchaser nor the seller were under economic compulsion to enter into the transaction (without regard to any discount in value as a result of the Partnership's minority interest in any property or any illiquidity of the Partnership's interest in any property). In connection with determining the Deemed Value of the Partnership Interest for purposes of determining the number of additional Units issuable upon a Capital Contribution funded by an underwritten public offering or an arm's length private placement of shares of beneficial interest (or other comparable equity interest) of the General Partner, the Value of such shares shall be the public offering or arm's length private placement price per share of such class of beneficial interest (or other comparable equity interest) sold.

                                  ARTICLE II

                            Organizational Matters

SECTION 2.1 ORGANIZATION

  The Partnership is a limited partnership organized pursuant to the provisions of the Act and upon the terms and conditions set forth in the Prior Agreement. The Partners hereby agree to continue the business of the Partnership upon the terms and conditions set forth in this Agreement. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act. The Partnership Interest of each Partner shall be personal property for all purposes.

SECTION 2.2 NAME

  The name of the Partnership is Host Marriott, L.P. The Partnership's business may be conducted under any other name or names deemed advisable by the General Partner, including the name of the General Partner or any Affiliate thereof. The words "Limited Partnership," "L.P.," "Ltd." or similar words or letters shall be included in the Partnership's name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The General Partner in its sole and absolute discretion may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

SECTION 2.3 REGISTERED OFFICE AND AGENT; PRINCIPAL OFFICE

  The address of the registered office of the Partnership in the State of Delaware shall be located at 1013 Centre Road, County of New Castle, Wilmington, Delaware 19805, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Prentice-Hall Corporation System, Inc. The principal office of the Partnership shall be 10400 Fernwood Road, Bethesda, Maryland 20817-1109, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems advisable.

SECTION 2.4 TERM

  The term of the Partnership commenced on April 15, 1998, the date the Certificate was filed in the office of the Secretary of State of the State of Delaware in accordance with the Act, and shall continue until December 31, 2098, unless it is dissolved sooner pursuant to the provisions of Article XIV or as otherwise provided by law.

                                  ARTICLE III

                                    Purpose

SECTION 3.1 PURPOSE AND BUSINESS

  The purpose and nature of the business to be conducted by the Partnership is
(i) to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the Act; provided, however, that such business shall be limited to and conducted in such a manner as to permit the General Partner Entity at all times to be classified as a REIT, unless the General Partner Entity ceases to qualify or is not qualified as a REIT for any reason or reasons not related to the business conducted by the Partnership,
(ii) to enter into any corporation, partnership, joint venture, trust, limited liability company or other similar arrangement to engage in any of the foregoing or the ownership of interests in any entity engaged, directly or indirectly, in any of the foregoing and (iii) to do anything necessary or incidental to the foregoing. In connection with the foregoing, the Partners acknowledge that the status of the General Partner Entity as a REIT inures to the benefit of all the Partners and not solely to the General Partner Entity or its Affiliates.

SECTION 3.2 POWERS

  The Partnership is empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Partnership, including, without limitation, full power and authority, directly or through its ownership interest in other entities, to enter into, perform and carry out contracts of any kind, borrow money and issue evidences of indebtedness, whether or not secured by mortgage, deed of trust, pledge or other lien, acquire, own, manage, improve and develop real property, and lease, sell, transfer and dispose of real property; provided, however, that the Partnership shall not take, or refrain from taking, any action which, in the judgment of the General Partner, in its sole and absolute discretion, (i) could adversely affect the ability of the General Partner Entity to continue to qualify as a REIT, (ii) could subject the General Partner Entity to any additional taxes under Section 857 or Section 4981 of the Code or (iii) could violate any law or regulation of any governmental body or agency having jurisdiction over the General Partner or its securities, unless such action (or inaction) shall have been specifically consented to by the General Partner in writing.

                                  ARTICLE IV

         Capital Contributions and Issuances of Partnership Interests

SECTION 4.1 CAPITAL CONTRIBUTIONS OF THE PARTNERS; RESTATEMENT OF CAPITAL ACCOUNTS ON THE DATE HEREOF

  HMC Real Estate Corporation and Christopher G. Townsend as predecessors to HMC Real Estate LLC and [Host Marriott Hospitality LLC], respectively, previously made Capital Contributions to the Partnership. Pursuant to the Act and the Prior Agreement, HMC Real Estate LLC has assigned its General Partnership Interest to the General Partner and [Host Marriott Hospitality LLC] has assigned its Limited Partnership Interest to the General Partner. On the date hereof, the Partners made the Capital Contributions described in Exhibit E. On the date hereof the Partnership shall be recapitalized so that the Partners shall own Units in the amounts set forth in Exhibit A and shall have a Percentage Interest in the Partnership as set forth in Exhibit A, which Percentage Interest shall be adjusted in Exhibit A from time to time by the General Partner to the extent necessary to reflect accurately redemptions, Capital Contributions, the issuance of additional Units or similar events having an effect on a Partner's Percentage Interest. To the extent the Partnership acquires any property by the merger of any other Person into the Partnership, Persons who receive Partnership Interests in exchange for their interests in the Person merging into the Partnership shall become Partners and shall be deemed to have made Capital Contributions as provided in the applicable merger agreement (or if not so provided, as determined by the General Partner in its sole discretion) and as set forth in Exhibit A. A number of Units held by the General Partner equal to one tenth of one percent (0.1%) of all outstanding Units (as of the date hereof) shall be the General Partnership Interest of the General Partner. All other Units held by the General Partner shall be deemed to be Limited Partnership Interests and shall be held by the General Partner in its capacity as a Limited Partner in the Partnership. Except as provided in Sections 7.5 and 10.5 hereof, the Partners shall have no obligation to make any additional Capital Contributions or provide any additional funding to the Partnership (whether in the form of loans, repayments of loans or otherwise). No Partner shall have any obligation to restore any deficit that may exist in its Capital Account, either upon a liquidation of the Partnership or otherwise.

SECTION 4.2 ISSUANCES OF PARTNERSHIP INTERESTS

  A. General. The General Partner is hereby authorized to cause the Partnership from time to time to issue to Partners (including the General Partner and its Affiliates) or other Persons (including, without limitation, in connection with the contribution of property to the Partnership) Units or other Partnership Interests in one or more classes, or in one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to Limited Partnership Interests, all as shall be determined, subject to applicable Delaware law, by the General Partner in its sole and absolute discretion, including, without limitation,
(i) the allocations of items of Partnership income, gain, loss, deduction and credit to each such class or series of Partnership Interests, (ii) the right of each such class or series of Partnership Interests to share in Partnership distributions and (iii) the rights of each such class or series of Partnership Interests upon dissolution and liquidation of the Partnership; provided that, except in connection with the issuance of Units on the date hereof, no such Units or other Partnership Interests shall be issued to (w) the General Partner, (x) the General Partner Entity or (y) any Person that owns, directly or indirectly, fifty percent (50%) or more of the common shares of beneficial interest (or other comparable equity interests) of the General Partner Entity unless either (a) the Partnership Interests are issued in connection with the grant, award or issuance of Shares or other equity interests in the General Partner Entity having designations, preferences and other rights such that the economic interests attributable to such Shares or other equity interests are substantially the same as the designations, preferences and other rights (except voting rights) of the Partnership Interests issued to the General Partner in accordance with this Section 4.2.A or (b) the additional Partnership Interests are issued to all Partners holding Partnership Interests in the same class in proportion to their respective Percentage Interests in such classes (considering the Class A Units and Class B Units as one class for such purposes). If the Partnership issues Partnership Interests pursuant to this Section 4.2.A, the General Partner shall make such revisions to this Agreement (including but not limited to the revisions described in Section 5.4, Section 6.2 and Section 8.6) as it deems necessary to reflect the issuance of such Partnership Interests.

  B. Percentage Interest Adjustments in the Case of Capital Contributions for Units. Upon the acceptance of additional Capital Contributions in exchange for Units and if the Partnership shall have outstanding more than one class of Partnership Interests, the Percentage Interest attributable to the additional Units issued by the Partnership shall be equal to a fraction, the numerator of which is equal to the aggregate amount of cash, if any, plus the Agreed Value of Contributed Property, if any, contributed with respect to such additional Units and the denominator of which is equal to the sum of (i) the Deemed Value of the Partnership Interests for all outstanding classes (computed as of the Business Day immediately preceding the date on which the additional Capital Contributions are made (an "Adjustment Date")) plus (ii) the aggregate amount of cash, if any, plus the Agreed Value of Contributed Property, if any, contributed to the Partnership on such Adjustment Date in respect of such additional Units. For purposes of foregoing, Class A Units and Class B Units shall be considered one class. The Percentage Interest of each other Partner holding Partnership Interests not making a full pro rata Capital Contribution shall be adjusted to a fraction the numerator of which is equal to the sum of
(a) the Deemed Partnership Interest Value of such Limited Partner (computed as of the Business Day immediately preceding the Adjustment Date) plus (b) the amount of additional Capital Contributions (such amount being equal to the amount of cash, if any, plus the Agreed Value of Contributed Property, if any, so contributed), if any, made by such Partner to the Partnership in respect of such Partnership Interest as of such Adjustment Date and the denominator of which is equal to the sum of (I) the Deemed Value of the Partnership Interests of all outstanding classes (computed as of the Business Day immediately preceding such Adjustment Date) plus (II) the aggregate amount of the additional Capital Contributions contributed to the Partnership on such Adjustment Date in respect of such additional Partnership Interests. For purposes of calculating a Partner's Percentage Interest pursuant to this
Section 4.2.B, cash Capital Contributions by a General Partner will be deemed to equal the cash contributed by such General Partner plus (A) in the case of cash contributions funded by an offering of any equity interests in or other securities of the General Partner, the offering costs attributable to the cash contributed to the Partnership, and (B) in the case of Units issued pursuant to Section 7.5.E, an amount equal to the difference between the Value of the Shares sold pursuant to any Share Option Plan and the net proceeds of such sale.

  C. Classes of Units. From and after the date hereof, subject to Section 4.2.A above, the Partnership shall have two classes of Units entitled "Class A Units" and "Class B Units." Either Class A Units or Class B Units, at the election of the General Partner, in its sole and absolute discretion, may be issued to newly admitted Partners in exchange for the contribution by such Partners of cash, real estate partnership interests, stock, notes or other assets or consideration; provided, that all Units issued to Partners on the Closing Date shall be Class A Units; and, provided further, that any Unit that is not specifically designated by the General Partner as being of a particular class shall be deemed to be a Class A Unit. Each Class B Unit shall be converted automatically into a Class A Unit on the day immediately following the Partnership Record Date for the Distribution Period (as defined in Section 5.1.C) in which such Class B Unit was issued, without the requirement for any action by either the Partnership or the Partner holding the Class B Unit. Except as otherwise expressly provided in this Agreement, holders of Class A Units and Class B Units shall be entitled to vote the Partnership Interests represented by such Units on all matters as to which the vote or consent of the Partners is required.

  D. Certain Restrictions on Issuances of Units or Other Partnership Interests. Notwithstanding the foregoing, in no event may the General Partner cause the Partnership to issue to Partners (including the General Partner and its Affiliates) or other Persons any Units or other Partnership Interests (i) if such issuance would cause the Partnership Interests of "benefit plan investors" to become "significant," as those terms are used in 29 C.F.R.
(S)2510.3-101(f), or any successor regulation thereto, or would cause the Partnership to become, with respect to any employee benefit plan subject to Title I of ERISA, a "party-in-interest" (as defined in Section 3(14) of ERISA) or, with respect to any plan defined in Section 4975(e) of the Code, a "disqualified person" (as defined in Section 4975(e) of the Code), or (ii) if such issuance would, in the opinion of counsel to the Partnership, cause any portion of the assets of the Partnership to constitute assets of any ERISA Plan Investor pursuant to 29 C.F.R. (S)2510.3-101, or any successor regulation thereto.

SECTION 4.3 NO PREEMPTIVE RIGHTS

  Except to the extent expressly granted by the Partnership pursuant to another agreement, no Person shall have any preemptive, preferential or other similar right with respect to (i) additional Capital Contributions or loans to the Partnership or (ii) issuance or sale of any Units or other Partnership Interests.

SECTION 4.4 OTHER CONTRIBUTION PROVISIONS

  If any Partner is admitted to the Partnership and is given a Capital Account in exchange for services rendered to the Partnership, such transaction shall be treated by the Partnership and the affected Partner as if the Partnership had compensated such Partner in cash, and the Partner had contributed such cash to the capital of the Partnership.

SECTION 4.5 NO INTEREST ON CAPITAL

  No Partner shall be entitled to interest on its Capital Contributions or its Capital Account.

                                   ARTICLE V

                                 Distributions

SECTION 5.1 REQUIREMENT AND CHARACTERIZATION OF DISTRIBUTIONS

  A. General. The Partnership shall distribute at least quarterly an amount equal to one hundred percent (100%) of Available Cash of the Partnership during such quarter or shorter period to the Partners who are Partners on the Partnership Record Date with respect to such quarter or shorter period as provided in Sections 5.1.B, 5.1.C and 5.1.D. Notwithstanding anything to the contrary contained herein, in no event may a Partner receive a distribution of Available Cash with respect to a Unit for a quarter or shorter period if such Partner is entitled to receive a distribution with respect to a Share for which such Unit has been redeemed or exchanged. Unless otherwise expressly provided for herein or in an agreement at the time a new class of Partnership Interests is created in accordance with Article IV hereof, no Partnership Interest shall be entitled to a distribution in preference to any other Partnership Interest. The General Partner shall make such reasonable efforts, as determined by it in its sole and absolute discretion and consistent with the qualification of the General Partner Entity as a REIT, to distribute Available Cash (a) to Limited Partners so as to preclude any such distribution or portion thereof from being treated as part of a sale of property of the Partnership by a Limited Partner under Section 707 of the Code or the Regulations thereunder; provided that, the General Partner and the Partnership shall not have liability to a Limited Partner under any circumstances as a result of any distribution to a Limited Partner being so treated, and (b) to the General Partner in an amount sufficient to enable the General Partner Entity to pay shareholder dividends that will (1) satisfy the requirements for qualification as a REIT under the Code and the Regulations (the "REIT Requirements") of, and (2) avoid any federal income or excise tax liability for, the General Partner Entity.

  B. Method. (i) Each holder of Partnership Interests that is entitled to any preference in distribution shall be entitled to a distribution in accordance with the rights of any such class of Partnership Interests (and, within such class, pro rata in proportion to the respective Percentage Interests in such class on such Partnership Record Date); and

  (ii) To the extent there is Available Cash remaining after the payment of any preference in distribution in accordance with the foregoing clause (i), with respect to Partnership Interests that are not entitled to any preference in distribution, pro rata to each such class in accordance with the terms of such class as set forth in this Agreement or otherwise established by the General Partner pursuant to Section 4.2 (and, within each such class, pro rata in proportion to the respective Percentage Interests in such class on such Partnership Record Date).

  C. Distributions When Class B Units Are Outstanding. If for any quarter or shorter period with respect to which a distribution is to be made (a "Distribution Period") Class B Units are outstanding on the Partnership Record Date for such Distribution Period, the General Partner shall allocate the Available Cash with respect to such Distribution Period available for distribution with respect to the Class A Units and Class B Units collectively between the Partners who are holders of Class A Units ("Class A") and the Partners who are holders of Class B Units ("Class B") as follows:

    (1) Class A shall receive that portion of the Available Cash (the "Class A Share") determined by multiplying the amount of Available Cash by the following fraction:

                                     A x Y
                                 ------------
                                (A x Y)+(B x X)

    (2) Class B shall receive that portion of the Available Cash (the "Class B Share") determined by multiplying the amount of Available Cash by the following fraction:

                                     B x X
                                 ------------
                                (A x Y)+(B x X)

    (3) For purposes of the foregoing formulas, (i) "A" equals the number of Class A Units outstanding on the Partnership Record Date for such Distribution Period; (ii) "B" equals the number of Class B Units outstanding on the Partnership Record Date for such Distribution Period;
  (iii) "Y" equals the number of days in the Distribution Period; and (iv) "X" equals the number of days in the Distribution Period for which the Class B Units were issued and outstanding.

  The Class A Share shall be distributed pro rata among Partners holding Class A Units on the Partnership Record Date for the Distribution Period in accordance with the number of Class A Units held by each Partner on such Partnership Record Date; provided that, in no event may a Partner receive a distribution of Available Cash with respect to a Class A Unit if a Partner is entitled to receive a distribution with respect to a Share for which such Class A Unit has been redeemed or exchanged. The Class B Share shall be distributed pro rata among the Partners holding Class B Units on the Partnership Record Date for the Distribution Period in accordance with the number of Class B Units held by each Partner on such Partnership Record Date. In no event shall any Class B Units be entitled to receive any distribution of Available Cash for any Distribution Period ending prior to the date on which such Class B Units are issued.

  D. Distributions When Class B Units Have Been Issued on Different Dates. If Class B Units which have been issued on different dates are outstanding on the Partnership Record Date for any Distribution Period, then the Class B Units issued on each particular date shall be treated as a separate series of Units for purposes of making the allocation of Available Cash for such Distribution Period among the holders of Units (and the formula for making such allocation, and the definitions of variables used therein, shall be modified accordingly). Thus, for example, if two series of Class B Units are outstanding on the Partnership Record Date for any Distribution Period, the allocation formula for each series, "Series B\\1\\" and "Series B\\2\\" would be as follows:

    (1) Series B\\1\\ shall receive that portion of the Available Cash determined by multiplying the amount of Available Cash by the following fraction:

                                  B\\1\\ x X\\1\\
                           -------------------------
                     (A x Y)+(B\\1\\ x X\\1\\ )+(B\\2\\ x X\\2\\ )

    (2) Series B\\2\\ shall receive that portion of the Available Cash determined by multiplying the amount of Available Cash by the following fraction:

                                  B\\2\\ x X\\2\\
                           -------------------------
                     (A x Y)+(B\\1\\ x X\\1\\ )+(B\\2\\ x X\\2\\ )

    (3) For purposes of the foregoing formulas the definitions set forth in
  Section 5.1.C.3 remain the same except that (i) "B\\1\\" equals the number of Units in Series B\\1\\ outstanding on the Partnership Record Date for such Distribution Period; (ii) "B\\2\\" equals the number of Units in Series B\\2\\ outstanding on the Partnership Record Date for such Distribution Period;
  (iii) "X\\1\\" equals the number of days in the Distribution Period for which the Units in Series B\\1\\ were issued and outstanding; and (iv) "X\\2\\" equals the number of days in the Distribution Period for which the Units in Series B\\2\\ were issued and outstanding.

SECTION 5.2 AMOUNTS WITHHELD

  All amounts withheld pursuant to the Code or any provisions of any state or local tax law and Section 10.5 with respect to any allocation, payment or distribution to the General Partner, the Limited Partners or Assignees shall be treated as amounts distributed to the General Partner, Limited Partners or Assignees, as the case may be, pursuant to Section 5.1 for all purposes under this Agreement.

SECTION 5.3 DISTRIBUTIONS UPON LIQUIDATION

  Proceeds from a Terminating Capital Transaction shall be distributed to the Partners in accordance with Section 14.2.A.

SECTION 5.4 REVISIONS TO REFLECT ISSUANCE OF PARTNERSHIP INTERESTS

  If the Partnership issues Partnership Interests to the General Partner or any Additional Limited Partner pursuant to Article IV hereof, the General Partner shall make such revisions to this Article V and Exhibit A as it deems necessary to reflect the issuance of such additional Partnership Interests without the requirement for any other consents or approvals of any other Partner.

                                  ARTICLE VI

                                  Allocations

SECTION 6.1 ALLOCATIONS FOR CAPITAL ACCOUNT PURPOSES

  For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership's items of income, gain, loss and deduction (computed in accordance with Exhibit B) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.

  A. Net Income. After giving effect to the special allocations set forth in
Section 1 of Exhibit C, Net Income shall be allocated (i) first, to the General Partner to the extent that Net Losses previously allocated to the General Partner pursuant to the last sentence of Section 6.1.B exceed Net Income previously allocated to the General Partner pursuant to this clause (i) of Section 6.1.A, (ii) second, to the holders of any Partnership Interests that are entitled to any preference in distribution in accordance with the rights of any such class of Partnership Interests until each such Partnership Interest has been allocated, on a cumulative basis pursuant to this clause
(ii), Net Income equal to the amount of distributions received which are attributable to the preference of such class of Partnership Interests (and, within such class, pro rata in proportion to the respective Percentage Interests in such class as of the last day of the period for which such allocation is being made) and (iii) third, with respect to Partnership Interests that are not entitled to any preference in the allocation of Net Income, pro rata to each such class in accordance with the terms of such class as set forth in this Agreement or otherwise established by the General Partner pursuant to Section 4.2 (and, within such class, pro rata in proportion to the respective Percentage Interests in such class as of the last day of the period for which such allocation is being made).

  B. Net Losses. After giving effect to the special allocations set forth in
Section 1 of Exhibit C, Net Losses shall be allocated (i) first, to the holders of any Partnership Interests that are entitled to any preference in distribution in accordance with the rights of any such class of Partnership Interests to the extent that any prior allocations of Net Income to such class of Partnership Interests pursuant to Section 6.1.A (ii) exceed, on a cumulative basis, distributions with respect to such Partnership Interests pursuant to clause (i) of Section 5.1.B (and, within such class, pro rata in proportion to the respective Percentage Interests in such class as of the last day of the period for which such allocation is being made) and (ii) second, with respect to classes of Partnership Interests that are not entitled to any preference in distribution, pro rata to each such class in accordance with the terms of such class as set forth in this Agreement or otherwise established by the General Partner pursuant to Section 4.2 (and, within such class, pro rata in proportion to the respective Percentage Interests in such class as of the last day of the period for which such allocation is being made); provided that Net Losses shall not be allocated to any Limited Partner pursuant to this
Section 6.1.B to the extent that such allocation would cause such Limited Partner to have an Adjusted Capital Account Deficit (or increase any existing Adjusted Capital Account Deficit) at the end of such taxable year (or portion thereof). All Net Losses in excess of the limitations set forth in this
Section 6.1.B shall be allocated to the General Partner.

  C. Allocation of Nonrecourse Debt. For purposes of Regulation Section 1.752-3(a), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (i) the amount of Partnership Minimum Gain and (ii) the total amount of Nonrecourse Built-in Gain shall be allocated by the General Partner by taking into account the facts and circumstances relating to each Partner's respective interest in the profits of the Partnership. For this purpose, the General Partner shall have the sole and absolute discretion in any fiscal year to allocate such excess Nonrecourse Liabilities among the Partners in any manner permitted under Code Section 752 and the Regulations thereunder.

  D. Recapture Income. Any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible after taking into account other required allocations of gain pursuant to Exhibit C, be characterized as Recapture Income in the same proportions and to the same extent as such Partners have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

SECTION 6.2 REVISIONS TO ALLOCATIONS TO REFLECT ISSUANCE OF PARTNERSHIP
INTERESTS

  If the Partnership issues Partnership Interests to the General Partner or any Additional Limited Partner pursuant to Article IV hereof, the General Partner shall make such revisions to this Article VI and Exhibit A as it deems necessary to reflect the terms of the issuance of such Partnership Interests, including making preferential allocations to Classes of Partnership Interests that are entitled thereto. Such revisions shall not require the consent or approval of any other Partner.

                                  ARTICLE VII

                     Management And Operations Of Business

SECTION 7.1 MANAGEMENT

  A. Powers of the General Partner. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership are and shall be exclusively vested in the General Partner, and no Limited Partner shall have any right to participate in or exercise control or management power over the business and affairs of the Partnership. The General Partner may not be removed by the Limited Partners with or without cause (unless the Shares of the General Partner Entity corresponding to Class A Units are not Publicly Traded, in which case the General Partner may be removed with or without cause by Consent of Limited Partners holding Percentage Interests that are more than fifty percent (50%) of the aggregate Percentage Interest represented by all Limited Partnership Interests then entitled to vote thereon (including for this purpose any such Limited Partnership Interests held by the General Partner)). In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.11, shall have full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Partnership, to exercise all powers set forth in Section 3.2 and to effectuate the purposes set forth in
Section 3.1, including, without limitation:

    (1) the making of any expenditures, the lending or borrowing of money (including, without limitation, making prepayments on loans and borrowing money to permit the Partnership to make distributions to its Partners in such amounts as are required under Section 5.1.A or will permit the General Partner Entity (so long as the General Partner Entity qualifies as a REIT) to avoid the payment of any federal income tax (including, for this purpose, any excise tax pursuant to Section 4981 of the Code) and to make distributions to its shareholders sufficient to permit the General Partner Entity to maintain its REIT status), the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness (including the securing of same by mortgage, deed of trust or other lien or encumbrance on the Partnership's assets) and the incurring of any obligations the General Partner Entity deems necessary for the conduct of the activities of the Partnership;

    (2) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

    (3) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership (including the exercise or grant of any conversion, option, privilege or subscription right or other right available in connection with any assets at any time held by the Partnership) or the merger or other combination of the Partnership with or into another entity on such terms as the General Partner deems proper;

    (4) the use of the assets of the Partnership (including, without limitation, cash on hand) for any purpose consistent with the terms of this Agreement and on any terms it sees fit, including, without limitation, the financing of the conduct of the operations of the General Partner, the Partnership or any of the Partnership's Subsidiaries, the lending of funds to other Persons (including, without limitation, the Partnership's Subsidiaries) and the repayment of obligations of the Partnership and its Subsidiaries and any other Person in which the Partnership has an equity investment and the making of capital contributions to its Subsidiaries;

    (5) the management, operation, leasing, landscaping, repair, alteration, demolition or improvement of any real property or improvements owned by the Partnership or any Subsidiary of the Partnership or any Person in which the Partnership has made a direct or indirect equity investment;

    (6) the negotiation, execution, and performance of any contracts, conveyances or other instruments that the General Partner considers useful or necessary to the conduct of the Partnership's operations or the implementation of the General Partner's powers under this Agreement, including contracting with contractors, developers, consultants, accountants, legal counsel, other professional advisors and other agents and the payment of their expenses and compensation out of the Partnership's assets;

    (7) the mortgage, pledge, encumbrance or hypothecation of any assets of the Partnership, and the use of the assets of the Partnership (including, without limitation, cash on hand) for any purpose consistent with the terms of this Agreement and on any terms it sees fit, including, without limitation, the financing of the conduct or the operations of the General Partner or the Partnership, the lending of funds to other Persons (including, without limitation, any Subsidiaries of the Partnership) and the repayment of obligations of the Partnership, any of its Subsidiaries and any other Person in which it has an equity investment;

    (8) the distribution of Partnership cash or other Partnership assets in accordance with this Agreement;

    (9) the holding, managing, investing and reinvesting of cash and other assets of the Partnership;

    (10) the collection and receipt of revenues and income of the Partnership;

    (11) the selection, designation of powers, authority and duties and the dismissal of employees of the Partnership (including, without limitation, employees having titles such as "president," "vice president," "secretary" and "treasurer") and agents, outside attorneys, accountants, consultants and contractors of the Partnership and the determination of their compensation and other terms of employment or hiring;

    (12) the maintenance of such insurance for the benefit of the Partnership and the Partners as it deems necessary or appropriate;

    (13) the formation of, or acquisition of an interest (including non-voting interests in entities controlled by Affiliates of the Partnership or third parties) in, and the contribution of property to, any further limited or general partnerships, joint ventures, limited liability companies or other relationships that it deems desirable (including, without limitation, the acquisition of interests in, and the contributions of funds or property to, or making of loans to, its Subsidiaries and any other Person in which it has an equity investment from time to time, or the incurrence of indebtedness on behalf of such Persons or the guarantee of the obligations of such Persons); provided that, as long as the General Partner has determined to continue to qualify as a REIT, the Partnership may not engage in any such formation, acquisition or contribution that would cause the General Partner to fail to qualify as a REIT;

    (14) the control of any matters affecting the rights and obligations of the Partnership, including the settlement, compromise, submission to arbitration or any other form of dispute resolution or abandonment of any claim, cause of action, liability, debt or damages due or owing to or from the Partnership, the commencement or defense of suits, legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, the representation of the Partnership in all suits or legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, the incurring of legal expense and the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

    (15) the determination of the fair market value of any Partnership property distributed in kind, using such reasonable method of valuation as the General Partner may adopt;

    (16) the exercise, directly or indirectly, through any attorney-in-fact acting under a general or limited power of attorney, of any right, including the right to vote, appurtenant to any assets or investment held by the Partnership;

    (17) the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of or in connection with any Subsidiary of the Partnership or any other Person in which the Partnership has a direct or indirect interest, individually or jointly with any such Subsidiary or other Person;

    (18) the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of any Person in which the Partnership does not have any interest pursuant to contractual or other arrangements with such Person;

    (19) the making, executing and delivering of any and all deeds, leases, notes, deeds to secure debt, mortgages, deeds of trust, security agreements, conveyances, contracts, guarantees, warranties, indemnities, waivers, releases or other legal instruments or agreements in writing necessary or appropriate in the judgment of the General Partner for the accomplishment of any of the powers of the General Partner enumerated in this Agreement;

    (20) the distribution of cash to acquire Units held by a Limited Partner in connection with a Limited Partner's exercise of its Unit Redemption Right under Section 8.6; and

    (21) the amendment and restatement of Exhibit A to reflect accurately at all times the Capital Contributions and Percentage Interests of the Partners as the same are adjusted from time to time to the extent necessary to reflect redemptions, Capital Contributions, the issuance of Units, the admission of any Additional Limited Partner or any Substituted Limited Partner or otherwise, which amendment and restatement, notwithstanding anything in this Agreement to the contrary, shall not be deemed an amendment of this Agreement, as long as the matter or event being reflected in Exhibit A otherwise is authorized by this Agreement.

  B. No Approval by Limited Partners. Except as provided in Section 7.11, each of the Limited Partners agrees that the General Partner is authorized to execute, deliver and perform the above-mentioned agreements and transactions on behalf of the Partnership without any further act, approval or vote of the Partners, notwithstanding any other provision of this Agreement, the Act or any applicable law, rule or regulation, to the full extent permitted under the Act or other applicable law. The execution, delivery or performance by the General Partner or the Partnership of any agreement authorized or permitted under this Agreement shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement or of any duty stated or implied by law or equity.

  C. Insurance. At all times from and after the date hereof, the General Partner may cause the Partnership to obtain and maintain (i) casualty, liability and other insurance on the properties of the Partnership and (ii) liability insurance for the Indemnitees hereunder and (iii) such other insurance as the General Partner, in its sole and absolute discretion, determines to be necessary.

  D. Working Capital and Other Reserves. At all times from and after the date hereof, the General Partner may cause the Partnership to establish and maintain working capital reserves in such amounts as the General Partner, in its sole and absolute discretion, deems appropriate and reasonable from time to time, including upon liquidation of the Partnership under Article XIII.

  E. No Obligation to Consider Tax Consequences of Limited Partners. In exercising its authority under this Agreement, the General Partner may, but shall be under no obligation to, take into account the tax consequences to any Partner (including the General Partner) of any action taken (or not taken) by any of them.

The General Partner is acting on behalf of the Partnership's Limited Partners and its shareholders collectively. The General Partner and the Partnership shall not have liability to a Limited Partner for monetary damages or otherwise for losses sustained, liabilities incurred or benefits not derived by such Limited Partner in connection with such decisions, provided that the General Partner has acted in good faith and pursuant to its authority under this Agreement.

SECTION 7.2 CERTIFICATE OF LIMITED PARTNERSHIP

  The initial General Partner has previously filed the Certificate with the Secretary of State of Delaware. To the extent that such action is determined by the General Partner to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate and do all the things to maintain the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) under the laws of the State of Delaware and each other state, the District of Columbia or other jurisdiction in which the Partnership may elect to do business or own property. Subject to the terms of Section 8.5.A(4), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate or any amendment thereto to any Limited Partner. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents as may be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and any other state, the District of Columbia or other jurisdiction in which the Partnership may elect to do business or own property.

SECTION 7.3 TITLE TO PARTNERSHIP ASSETS

  Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partners, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine, including Affiliates of the General Partner. The General Partner hereby declares and warrants that any Partnership assets for which legal title is held in the name of the General Partner or any nominee or Affiliate of the General Partner shall be held by that entity for the use and benefit of the Partnership in accordance with the provisions of this Agreement. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which legal title to such Partnership assets is held.

SECTION 7.4 REIMBURSEMENT OF THE GENERAL PARTNER

  A. No Compensation. Except as provided in this Section 7.4 and elsewhere in this Agreement (including the provisions of Articles V and VI regarding distributions, payments and allocations to which it may be entitled), the General Partner shall not receive payment from the Partnership or otherwise be compensated for its services as general partner of the Partnership.

  B. Responsibility for Partnership and General Partner Expenses. The Partnership shall be responsible for and shall pay all expenses relating to the Partnership's organization, the ownership of its assets and its operations and the Partnership shall be responsible for and shall pay or reimburse all expenses and discharge all liabilities of any nature whatsoever that the General Partner may incur (including, without limitation, expenses related to the operations of the General Partner and to the management and administration of any Subsidiaries of the General Partner permitted under Section 7.5.A or the Partnership or Subsidiaries of the Partnership, such as auditing expenses and filing fees); provided that, (i) the amount of any such reimbursement shall be reduced by (x) any interest earned by the General Partner with respect to bank accounts or other instruments or accounts held by it on behalf of the Partnership as permitted in Section 7.5.A (which interest is considered to belong to the Partnership and shall be paid over to the Partnership to the extent not applied to reimburse the General Partner for expenses hereunder); and (y) any amount derived by the General Partner from any investments permitted in Section 7.5.A; (ii) the Partnership shall not be responsible for any taxes that the General Partner would not have been required to pay if it qualified as a REIT for federal income tax purposes or any taxes imposed on the

General Partner by reason of its failure to distribute to its shareholders an amount equal to its taxable income; (iii) the Partnership shall not be responsible for expenses or liabilities incurred by the General Partner in connection with any business or assets of the General Partner other than its ownership of Partnership Interests or operation of the business of the Partnership or ownership of interest in Qualified REIT Subsidiaries to the extent permitted in Section 7.5.A; and (iv) the Partnership shall not be responsible for any expenses or liabilities of the General Partner that are excluded from the scope of the indemnification provisions of Section 7.7.A by reason of the provisions of clause (i), (ii) or (iii) thereof. The General Partner shall determine in good faith the amount of expenses incurred by it related to the ownership of Partnership Interests or operation of, or for the benefit of, the Partnership. If certain expenses are incurred that are related both to the ownership of Partnership Interests or operation of, or for the benefit of the Partnership and to the ownership of other assets (other than Qualified REIT Subsidiaries as permitted under Section 7.7.A) or the operation of other businesses, such expenses will be allocated to the Partnership and such other entities (including the General Partner) owning such other assets or businesses in such a manner as the General Partner in its sole and absolute discretion deems fair and reasonable. Such reimbursements shall be in addition to any reimbursement to the General Partner pursuant to Section 10.3.C and as a result of indemnification pursuant to Section 7.7. All payments and reimbursements hereunder shall be characterized for federal income tax purposes as expenses of the Partnership incurred on its behalf, and not as expenses of the General Partner.

  C. Partnership Interest Issuance Expenses. The General Partner shall also be reimbursed for all expenses it incurs relating to any issuance of Partnership Interests, Shares, Debt of the Partnership or Funding Debt of the General Partner or rights, options, warrants or convertible or exchangeable securities pursuant to Article IV (including, without limitation, all costs, expenses, damages and other payments resulting from or arising in connection with litigation related to any of the foregoing), all of which expenses are considered by the Partners to constitute expenses of, and for the benefit of, the Partnership.

  D. Purchases of Shares by the General Partner. If the General Partner exercises its rights under the Declaration of Trust to purchase Shares or otherwise elects to purchase from its shareholders Shares in connection with a share repurchase or similar program or for the purpose of delivering such Shares to satisfy an obligation under any dividend reinvestment or equity purchase program adopted by the General Partner, any employee equity purchase plan adopted by the General Partner or any similar obligation or arrangement undertaken by the General Partner in the future, the purchase price paid by the General Partner for those Shares and any other expenses incurred by the General Partner in connection with such purchase shall be considered expenses of the Partnership and shall be reimbursable to the General Partner, subject to the conditions that: (i) if those Shares subsequently are to be sold by the General Partner, the General Partner shall pay to the Partnership any proceeds received by the General Partner for those Shares (provided that a transfer of Shares for Units pursuant to Section 8.6 would not be considered a sale for such purposes), and (ii) if such Shares are not retransferred by the General Partner within thirty (30) days after the purchase thereof, the General Partner shall cause the Partnership to cancel a number of Units (rounded to the nearest whole Unit) held by the General Partner equal to the product attained by multiplying the number of those Shares by a fraction, the numerator of which is one and the denominator of which is the Conversion Factor, which Units shall be treated as having been redeemed by the Partnership for the payment made by the Partnership to the General Partner with respect to the corresponding Shares.

  E. Reimbursement not a Distribution. Except as set forth in the succeeding sentence, if and to the extent any reimbursement made pursuant to this Section
7.4 is determined for federal income tax purposes not to constitute a payment of expenses of the Partnership, the amount so determined shall constitute a guaranteed payment with respect to capital within the meaning of Section 707(c) of the Code, shall be treated consistently therewith by the Partnership and all Partners and shall not be treated as a distribution for purposes of computing the Partners' Capital Accounts. Amounts deemed paid by the Partnership to the General Partner in connection with the redemption of Units pursuant to clause (ii) of subparagraph (D) above shall be treated as a distribution for purposes of computing the Partner's Capital Accounts.

SECTION 7.5 OUTSIDE ACTIVITIES OF THE GENERAL PARTNER; RELATIONSHIP OF SHARES TO UNITS; FUNDING DEBT

  A. General. Without the Consent of the Outside Limited Partners, the General Partner shall not, directly or indirectly, enter into or conduct any business other than in connection with the ownership, acquisition and disposition of Partnership Interests as a General Partner or Limited Partner and the management of the business of the Partnership and such activities as are incidental thereto. Without the Consent of the Outside Limited Partners, the assets of the General Partner shall be limited to Partnership Interests and permitted debt obligations of the Partnership (as contemplated by Section 7.5.F), so that Shares and Units are completely fungible except as otherwise specifically provided herein; provided, that the General Partner shall be permitted to hold such bank accounts or similar instruments or accounts in its name as it deems necessary to carry out its responsibilities and purposes as contemplated under this Agreement and its organizational documents (provided that accounts held on behalf of the Partnership to permit the General Partner to carry out its responsibilities under this Agreement shall be considered to belong to the Partnership and the interest earned thereon shall, subject to
Section 7.4.B, be applied for the benefit of the Partnership); and, provided further, that the General Partner shall be permitted to acquire, directly or through a Qualified REIT Subsidiary or limited liability company, up to a one percent (1%) equity interest in any partnership or limited liability company at least ninety-nine percent (99%) of the equity of which is owned, directly or indirectly, by the Partnership so that for every $1 distributed to the General Partner or its Subsidiary at least $99 is distributed to the Partnership. The General Partner and any of its Affiliates may acquire Limited Partnership Interests and shall be entitled to exercise all rights of a Limited Partner relating to such Limited Partnership Interests.

  B. Repurchase of Shares. If the General Partner exercises its rights under the Declaration of Trust to purchase Shares or otherwise elects to purchase from its shareholders Shares, then the General Partner shall cause the Partnership to purchase from the General Partner that number of Units of the appropriate class equal to the product obtained by multiplying the number of Shares purchased by the General Partner times a fraction, the numerator of which is one and the denominator of which is the Conversion Factor, on the same terms and for the same aggregate price that the General Partner purchased such Shares.

  C. Forfeiture of Shares. If the Partnership or the General Partner acquires Shares as a result of the forfeiture of such Shares under a restricted share, share bonus or any other similar share plan, then the General Partner shall cause the Partnership to cancel, without payment of any consideration to the General Partner, that number of Units equal to the number of Shares so acquired, and, if the Partnership acquired such Shares, it shall transfer such Shares to the General Partner for cancellation.

  D. Issuances of Shares. After the date hereof, the General Partner shall not grant, award or issue any additional Shares (other than Shares issued pursuant to Section 8.6 hereof or pursuant to a dividend or distribution (including any share split) of Shares to all of its shareholders that results in an adjustment to the Conversion Factor pursuant to clause (i), (ii) or (iii) of the definition thereof), other equity securities of the General Partner, New Securities or Convertible Funding Debt unless (i) the General Partner shall cause, pursuant to Section 4.2.A hereof, the Partnership to issue to the General Partner Partnership Interests or rights, options, warrants or convertible or exchangeable securities of the Partnership having designations, preferences and other rights, all such that the economic interests are substantially the same as those of such additional Shares, other equity securities, New Securities or Convertible Funding Debt, as the case may be, and (ii) the General Partner transfers to the Partnership, as an additional Capital Contribution, the proceeds from the grant, award or issuance of such additional Shares, other equity securities, New Securities or Convertible Funding Debt, as the case may be, or from the exercise of rights contained in such additional Shares, other equity securities, New Securities or Convertible Funding Debt, as the case may be. Without limiting the foregoing, the General Partner is expressly authorized to issue additional Shares, other equity securities, New Securities or Convertible Funding Debt, as the case may be, for less than fair market value, and the General Partner is expressly authorized, pursuant to Section 4.2.A hereof, to cause the Partnership to issue to the General Partner corresponding Partnership Interests (for example, and not by way of limitation, the issuance of Shares and corresponding Units pursuant to a share purchase plan providing for purchases of Shares, either by employees or shareholders, at a discount from fair market value or pursuant to employee share options that have an exercise price that is less than the fair market value of the Shares, either at the time of issuance or at the time of exercise), as long as (a) the General Partner concludes in good faith that such issuance is in the interests of the General Partner and the Partnership and (b) the General Partner transfers all proceeds from any such issuance or exercise to the Partnership as an additional Capital Contribution.

  E. Share Option Plan. If at any time or from time to time, the General Partner sells Shares pursuant to any Share Option Plan, the General Partner shall transfer the net proceeds of the sale of such Shares to the Partnership as an additional Capital Contribution in exchange for an amount of additional Units equal to the number of Shares so sold divided by the Conversion Factor.

  F. Funding Debt. The General Partner may incur a Funding Debt, including, without limitation, a Funding Debt that is convertible into Shares or otherwise constitutes a class of New Securities ("Convertible Funding Debt"), subject to the condition that the General Partner lend to the Partnership the net proceeds of such Funding Debt; provided, that Convertible Funding Debt shall be issued pursuant to Section 7.5.D above; and, provided further, that the General Partner shall not be obligated to lend the net proceeds of any Funding Debt to the Partnership in a manner that would be inconsistent with the General Partner's ability to remain qualified as a REIT. If the General Partner enters into any Funding Debt, the loan to the Partnership shall be on comparable terms and conditions, including interest rate, repayment schedule, costs and expenses and other financial terms, as are applicable with respect to or incurred in connection with such Funding Debt.

SECTION 7.6 TRANSACTIONS WITH AFFILIATES

  A. Transactions with Certain Affiliates. Except as expressly permitted by this Agreement with respect to any non-arms'-length transaction with an Affiliate, the Partnership shall not, directly or indirectly, sell, transfer or convey any property to, or purchase any property from, or borrow funds from, or lend funds to, any Partner or any Affiliate of the Partnership or the General Partner that is not also a Subsidiary of the Partnership, except pursuant to transactions that are on terms that are fair and reasonable and no less favorable to the Partnership than would be obtained from an unaffiliated third party.

  B. Conflict Avoidance. The General Partner is expressly authorized to enter into, in the name and on behalf of the Partnership, a noncompetition arrangement and other conflict avoidance agreements with various Affiliates of the Partnership and the General Partner, and OpCo and Marriott International and any Affiliates thereof on such terms as the General Partner, in its sole and absolute discretion, believes is advisable.

  C. Benefit Plans Sponsored by the Partnership. The General Partner, in its sole and absolute discretion and without the approval of the Limited Partners, may propose and adopt on behalf of the Partnership employee benefit plans funded by the Partnership for the benefit of employees of the General Partner, the Partnership, Subsidiaries of the Partnership or any Affiliate of any of them.

SECTION 7.7 INDEMNIFICATION

  A. General. The Partnership shall indemnify each Indemnitee to the fullest extent provided by the Act from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including, without limitation, attorneys' fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from or in connection with any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, incurred by the Indemnitee and relating to the Partnership or the General Partner or the operation of, or the ownership of property by, any of them as set forth in this Agreement in which any such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established by a final determination of a court of competent jurisdiction that: (i) the act or omission of the Indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the Indemnitee actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful. Without limitation, the foregoing indemnity shall extend to any liability of any Indemnitee, pursuant to a loan guarantee, contractual obligation for any indebtedness or other obligation or otherwise, for any indebtedness of the Partnership or any Subsidiary of the Partnership (including, without limitation, any indebtedness which the Partnership or any Subsidiary of the Partnership has assumed or taken subject to), and the General Partner is hereby authorized and empowered, on behalf of the Partnership, to enter into one or more indemnity agreements consistent with the provisions of this Section 7.7 in favor of any Indemnitee having or potentially having liability for any such indebtedness. The termination of any proceeding by judgment, order or settlement does not create a presumption that the Indemnitee did not meet the requisite standard of conduct set forth in this Section 7.7.A. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the Indemnitee acted in a manner contrary to that specified in this Section 7.7.A with respect to the subject matter of such proceeding. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, and any insurance proceeds from the liability policy covering the General Partner and any Indemnitee, and neither the General Partner nor any Limited Partner shall have any obligation to contribute to the capital of the Partnership or otherwise provide funds to enable the Partnership to fund its obligations under this Section 7.7.

  B. Advancement of Expenses. Reasonable expenses incurred or expected to be incurred by an Indemnitee shall be paid or reimbursed by the Partnership in advance of the final disposition of any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative made or threatened against an Indemnitee upon receipt by the Partnership of (i) a written affirmation by the Indemnitee of the Indemnitee's good faith belief that the standard of conduct necessary for indemnification by the Partnership as authorized in this Section 7.7.A has been met and (ii) a written undertaking by or on behalf of the Indemnitee to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

  C. No Limitation of Rights. The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partnership, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity unless otherwise provided in a written agreement pursuant to which such Indemnitee is indemnified.

  D. Insurance. The Partnership may purchase and maintain insurance on behalf of the Indemnitees and such other Persons as the General Partner shall determine against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership's activities, regardless of whether the Partnership would have the power to indemnify such Indemnitee or Person against such liability under the provisions of this Agreement.

  E. Benefit Plan Fiduciary. For purposes of this Section 7.7, (i) excise taxes assessed on an Indemnitee, or for which the Indemnitee is otherwise found liable, in connection with an ERISA Plan Investor pursuant to applicable law shall constitute fines within the meaning of this Section 7.7 and (ii) actions taken or omitted by the Indemnitee in connection with an ERISA Plan Investor in the performance of its duties shall be deemed to be for a purpose which is not opposed to the best interests of the Partnership.

  F. No Personal Liability for Partners. In no event may an Indemnitee subject any of the Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

  G. Interested Transactions. An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

  H. Benefit. The provisions of this Section 7.7 are for the benefit of the Indemnitees, their employees, officers, directors, trustees, heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons. Any amendment, modification or repeal of this Section 7.7, or any provision hereof, shall be prospective only and shall not in any way affect the limitation on the Partnership's liability to any Indemnitee under this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or related to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

  I. Indemnification Payments Not Distributions. If and to the extent any payments to the General Partner pursuant to this Section 7.7 constitute gross income to the General Partner (as opposed to the repayment of advances made on behalf of the Partnership), such amounts shall constitute guaranteed payments within the meaning of Section 707(c) of the Code, shall be treated consistently therewith by the Partnership and all Partners, and shall not be treated as distributions for purposes of computing the Partners' Capital Accounts.

  J. Exception to Indemnification. Notwithstanding anything to the contrary in this Agreement, the General Partner shall not be entitled to indemnification hereunder for any loss, claim, damage, liability or expense for which the General Partner is obligated to indemnify the Partnership under any other agreement between the General Partner and the Partnership.

SECTION 7.8 LIABILITY OF THE GENERAL PARTNER

  A. General. Notwithstanding anything to the contrary set forth in this Agreement, the General Partner shall not be liable for monetary damages to the Partnership, any Partners or any Assignees for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission unless the General Partner acted, or failed to act, in bad faith and the act or omission was material to the matter giving rise to the loss, liability or benefit not derived.

  B. Obligation to Consider Interests of General Partner Entity. The Limited Partners expressly acknowledge that the General Partner, in considering whether to dispose of any of the Partnership assets, shall take into account the tax consequences to the General Partner Entity of any such disposition and shall have no liability whatsoever to the Partnership or any Limited Partner for decisions that are based upon or influenced by such tax consequences.

  C. No Obligation to Consider Separate Interests of Limited Partners or Shareholders. The Limited Partners expressly acknowledge that the General Partner is acting on behalf of the Partnership and the General Partner's shareholders collectively, that the General Partner is under no obligation to consider the separate interests of the Limited Partners (including, without limitation, the tax consequences to Limited Partners or Assignees) in deciding whether to cause the Partnership to take (or decline to take) any actions, and that the General Partner shall not be liable for monetary damages for losses sustained, liabilities incurred or benefits not derived by Limited Partners in connection with such decisions, provided that the General Partner has acted in good faith and pursuant to its authority under this Agreement.

  D. Actions of Agents. Subject to its obligations and duties as General Partner set forth in Section 7.1.A, the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents. The General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

  E. Effect of Amendment. Notwithstanding any other provision contained herein, any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the General Partner's liability to the Partnership and the Limited Partners under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

SECTION 7.9 OTHER MATTERS CONCERNING THE GENERAL PARTNER

  A. Reliance on Documents. The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

  B. Reliance on Advisors. The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion of such Persons as to matters which the General Partner reasonably believes to be within such Person's professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

  C. Action Through Agents. The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers and a duly appointed attorney or attorneys-in-fact. Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform all and every act and duty which is permitted or required to be done by the General Partner hereunder.

  D. Actions to Maintain REIT Status or Avoid Taxation of the General Partner Entity. Notwithstanding any other provisions of this Agreement or the Act, any action of the General Partner on behalf of the Partnership or any decision of the General Partner to refrain from acting on behalf of the Partnership undertaken in the good faith belief that such action or omission is necessary or advisable in order (i) to protect the ability of the General Partner Entity to continue to qualify as a REIT or (ii) to allow the General Partner Entity to avoid incurring any liability for taxes under Section 857 or 4981 of the Code, is expressly authorized under this Agreement and is deemed approved by all of the Limited Partners.

SECTION 7.10 RELIANCE BY THIRD PARTIES

  Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner has full power and authority, without consent or approval of any other Partner or Person, to encumber, sell or otherwise use in any manner any and all assets of the Partnership, to enter into any contracts on behalf of the Partnership and to take any and all actions on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner as if the General Partner were the Partnership's sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies which may be available against such Person to contest, negate or disaffirm any action of the General Partner in connection with any such dealing, in each case except to the extent that such action does or purports to impose liability on the Limited Partner. In no event shall any Person dealing with the General Partner or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (i) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (ii) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership, and (iii) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

SECTION 7.11 RESTRICTIONS ON GENERAL PARTNER'S AUTHORITY

  A. Consent Required. The General Partner may not take any action in contravention of an express prohibition or limitation of this Agreement without the written Consent of (i) all Partners adversely affected or (ii) such lower percentage of the Limited Partnership Interests as may be specifically provided for under a provision of this Agreement or the Act. THE PRECEDING SENTENCE SHALL NOT APPLY TO ANY LIMITATION OR PROHIBITION IN THIS AGREEMENT THAT EXPRESSLY AUTHORIZES THE GENERAL PARTNER TO TAKE ACTION (EITHER IN ITS DISCRETION OR IN SPECIFIED CIRCUMSTANCES) SO LONG AS THE GENERAL PARTNER ACTS WITHIN THE SCOPE OF SUCH AUTHORITY.

  B. Sale of All Assets of the Partnership. Except as provided in Article XIV and subject to the provisions of Section 7.11.C, the General Partner may not, directly or indirectly, cause the Partnership to sell, exchange, transfer or otherwise dispose of all or substantially all of the Partnership's assets in a single transaction or a series of related transactions (including by way of merger (including a triangular merger), consolidation or other combination with any other Persons) without the Consent of Partners holding Percentage Interests that are more than fifty percent (50%) of the aggregate Percentage Interest represented by all Partnership Interests then entitled to vote thereon (including for this purpose any such Partnership Interests held by the General Partner).

  C. Voting Rights of Limited Partners During the Initial Holding Period.

    (1) During the Initial Holding Period, if a vote of the shareholders of the General Partner is required, then (i) a sale of all or substantially all of the assets of the Partnership, (ii) a merger involving the Partnership and (iii) any issuance of Units in connection with an issuance of Common Shares representing 20% or more of the outstanding Common Shares of the General Partner which would require shareholder approval under the rules of the New York Stock Exchange, would require the approval of a majority of all outstanding Units (or, in the case of clause (iii), a majority of the Units that are voted, provided that at least a majority of the Units are voted), including Units held by the General Partner, voting as a single class with the General Partner voting its Units in the same proportion as its shareholders vote.

    (2) During the Initial Holding Period, any taxable sale or sales of hotels representing more than 10% of the aggregate Appraised Value of the hotels of any partnership the interests in which were contributed to the Partnership in exchange for Units would require, in addition to any other approval requirements, the approval of a majority of all outstanding Units held by Persons who formerly were limited partners of such partnership, voting as a separate class.

SECTION 7.12 LOANS BY THIRD PARTIES

  The Partnership may incur Debt, or enter into similar credit, guarantee, financing or refinancing arrangements for any purpose (including, without limitation, in connection with any acquisition of property) with any Person that is not the General Partner upon such terms as the General Partner determines appropriate (subject to Section 7.6); provided that, the Partnership shall not incur any Debt that is recourse to the General Partner, except to the extent otherwise agreed to by such General Partner in its sole discretion.

                                 ARTICLE VIII

                  Rights And Obligations Of Limited Partners

SECTION 8.1 LIMITATION OF LIABILITY

  The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement, including Section 10.5 and Section 14.3, or under the Act.

SECTION 8.2 MANAGEMENT OF BUSINESS

  No Limited Partner or Assignee (other than the General Partner, any of its Affiliates or any officer, director, employee, partner, agent or trustee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such) shall take part in the operation, management or control (within the meaning of the Act) of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise bind the Partnership. The transaction of any such business by the General Partner, any of its Affiliates or any officer, director, employee, partner, agent or trustee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

SECTION 8.3 OUTSIDE ACTIVITIES OF LIMITED PARTNERS

  Subject to Section 7.5 hereof, and subject to any agreements entered into pursuant to Section 7.6.C hereof and to any other agreements entered into by a Limited Partner or its Affiliates with the Partnership or a

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

Subsidiary, any Limited Partner (other than the General Partner) and any officer, director, employee, agent, trustee, Affiliate or shareholder of any Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct or indirect competition with the Partnership. Neither the Partnership nor any Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee. None of the Limited Partners nor any other Person shall have any rights by virtue of this Agreement or the partnership relationship established hereby in any business ventures of any other Person (other than the General Partner to the extent expressly provided herein), and such Person (other than the General Partner) shall have no obligation pursuant to this Agreement to offer any interest in any such business ventures to the Partnership, any Limited Partner or any such other Person, even if such opportunity is of a character which, if presented to the Partnership, any Limited Partner or such other Person, could be taken by such Person.

SECTION 8.4 RETURN OF CAPITAL

  Except pursuant to the right of redemption set forth in Section 8.6, no Limited Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent of distributions made pursuant to this Agreement or upon termination of the Partnership as provided herein. No Limited Partner or Assignee shall have priority over any other Limited Partner or Assignee either as to the return of Capital Contributions (except as permitted by Section 4.2.A) or, except to the extent provided by Exhibit C or as permitted by Sections 4.2.A, 5.1.B(i), 6.1.A(ii) and 6.1.B(i), or otherwise expressly provided in this Agreement, as to profits, losses, distributions or credits.

SECTION 8.5 RIGHTS OF LIMITED PARTNERS RELATING TO THE PARTNERSHIP

  A. General. In addition to other rights provided by this Agreement or by the Act, and except as limited by Section 8.5.D, each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner's interest as a limited partner in the Partnership, upon written demand with a statement of the purpose of such demand and at such Limited Partner's own expense:

    (1) to obtain a copy of the most recent annual and quarterly reports filed with the Securities and Exchange Commission by the General Partner Entity pursuant to the Exchange Act;

    (2) to obtain a copy of the Partnership's federal, state and local income tax returns for each Partnership Year;

    (3) to obtain a current list of the name and last known business, residence or mailing address of each Partner;

    (4) to obtain a copy of this Agreement, the Certificate and the Declaration of Trust and all amendments thereto, together with executed copies of all powers of attorney pursuant to which this Agreement, the Certificate, the Declaration of Trust and all amendments thereto have been executed; and

    (5) to obtain true and full information regarding the amount of cash and a description and statement of any other property or services contributed by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner.

  B. Notice of Conversion Factor. The Partnership shall promptly notify each Limited Partner (i) upon request of the then current Conversion Factor and
(ii) of any changes to the Conversion Factor.

  C. Notice of Extraordinary Transaction of the General Partner Entity. The General Partner Entity shall not make any extraordinary distributions of cash or property to its shareholders or effect a merger (including, without limitation, a triangular merger), consolidation or other combination with or into another Person, a sale of all or substantially all of its assets or any other similar extraordinary transaction without providing written notice to the Limited Partners of its intention to make such distribution or effect such merger, consolidation, combination, sale or other extraordinary transaction at least twenty (20) Business Days prior to the record date to determine equity holders eligible to receive such distribution or to vote upon the approval of such merger, sale or other extraordinary transaction (or, if no such record date is applicable, at least twenty (20) Business Days before consummation of such merger, sale or other extraordinary transaction), which notice shall describe in reasonable detail the action to be taken. This provision for such notice shall not be deemed (i) to permit any transaction that otherwise is prohibited by this Agreement or requires a Consent of the Partners or (ii) to require a Consent of the Limited Partners to a transaction that does not otherwise require Consent under this Agreement. Each Limited Partner agrees, as a condition to the receipt of: the notice pursuant hereto, to keep confidential the information set forth therein until such time as the General Partner Entity has made public disclosure thereof and to use such information during such period of confidentiality solely for purposes of determining whether to exercise the Unit Redemption Right; provided, however, that a Limited Partner may disclose such information to its attorney, accountant and/or financial advisor for purposes of obtaining advice with respect to such exercise so long as such attorney, accountant and/or financial advisor agrees to receive and hold such information subject to this confidentiality requirement.

  D. Confidentiality. Notwithstanding any other provision of this Section 8.5, the General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner determines in its sole and absolute discretion to be reasonable, any information that (i) the General Partner reasonably believes to be in the nature of trade secrets or other information the disclosure of which the General Partner in good faith believes is not in the best interests of the Partnership or could damage the Partnership or its business or (ii) the Partnership is required by law or by agreements with unaffiliated third parties to keep confidential, provided that this Section 8.5.D shall not affect the twenty (20) Business Day requirements set forth in
Section 8.5.C above.

SECTION 8.6 UNIT REDEMPTION RIGHT

  A. General. (i) Subject to Section 8.6.C, Section 8.6.D and Section 8.6.E, at any time on or after one year following the date of the initial issuance thereof (which, in the event of the transfer of a Unit, shall be deemed to be the date that the Unit was issued to the original recipient thereof for purposes of this Section 8.6), the holder of a Unit (if other than the General Partner or the General Partner Entity or any Subsidiary of either the General Partner or the General Partner Entity) shall have the right (the "Unit Redemption Right") to require the Partnership to redeem such Unit, with such redemption to occur on the Specified Redemption Date and at a redemption price equal to and in the form of the Cash Amount to be paid by the Partnership. Any such Unit Redemption Right shall be exercised pursuant to a Notice of Redemption delivered to the Partnership (with a copy to the General Partner) by the Limited Partner who is exercising the Unit Redemption Right (the "Redeeming Partner"). A Limited Partner may exercise the Unit Redemption Right from time to time, without limitation as to frequency, with respect to part or all of the Units that it owns, as selected by the Limited Partner, provided that, a Limited Partner may not exercise the Unit Redemption Right for less than one thousand (1,000) Units unless such Redeeming Partner then holds less than one thousand (1,000) Units, in which event the Redeeming Partner must exercise the Unit Redemption Right for all of the Units held by such Redeeming Partner, and provided further that, with respect to a Limited Partner which is an entity, such Limited Partner may exercise the Unit Redemption Right for less than one thousand (1,000) Units without regard to whether or not such Limited Partner is exercising: the Unit Redemption Right for all of the Units held by such Limited Partner as long as such Limited Partner is exercising the Unit Redemption Right on behalf of one or more of its equity owners in respect of one hundred percent (100%) of such equity owners' interests in such Limited Partner. For purposes hereof, a Class A Unit issued upon conversion of a Class B Unit shall be deemed to have been issued when the Class B Unit was issued.

  (ii) The Redeeming Partner shall have no right with respect to any Units so redeemed to receive any distributions paid in respect of a Partnership Record Date occurring after the Specified Redemption Date of such Units.

  (iii) The Assignee of any Limited Partner may exercise the rights of such Limited Partner pursuant to this Section 8.6, and such Limited Partner shall be deemed to have assigned such rights to such Assignee and shall be bound by the exercise of such rights by such Limited Partner's Assignee. In connection with any exercise of such rights by such Assignee on behalf of such Limited Partner, the Cash Amount shall be paid by the Partnership directly to such Assignee and not to such Limited Partner.

  (iv) If the General Partner provides notice to the Limited Partners, pursuant to Section 8.5.C hereof, the Unit Redemption Right shall be exercisable, without regard to whether the Units have been outstanding for any specified period, during the period commencing on the date on which the General Partner provides such notice and ending on the record date to determine shareholders eligible to receive such distribution or to vote upon the approval of such merger, sale or other extraordinary transaction (or, if no such record date is applicable, at least twenty (20) Business Days before the consummation of such merger, sale or other extraordinary transaction). If this subparagraph (iv) applies, the Specified Redemption Date is the date on which the Partnership and the General Partner receive notice of exercise of the Unit Redemption Right, rather than ten (10) Business Days after receipt of the notice of redemption.

  B. General Partner Assumption of Right. (i) If a Limited Partner has delivered a Notice of Redemption, the General Partner may, in its sole and absolute discretion (subject to the limitations on ownership and transfer of Shares set forth in the Declaration of Trust) and upon providing written notice to the Limited Partners at least three (3) Business Days in advance, elect to assume directly and satisfy a Unit Redemption Right by paying to the Redeeming Partner either the Cash Amount or the Shares Amount, as the General Partner determines in its sole and absolute discretion (provided that, payment of the Redemption Amount in the form of Shares shall be in Shares registered for resale under Section 12 of the Exchange Act and listed for trading on the exchange or national market on which the Shares are Publicly Traded, AND THE ISSUANCE OF SHARES UPON REDEMPTION SHALL BE REGISTERED UNDER THE SECURITIES ACT OR, AT THE ELECTION OF THE GENERAL PARTNER, RESALE OF THE SHARES ISSUED UPON REDEMPTION SHALL BE REGISTERED (SO LONG AS THE REDEEMING PARTNER PROVIDES ALL INFORMATION REQUIRED FOR SUCH REGISTRATION), and, provided further that, if the Shares are not Publicly Traded at the time a Redeeming Partner exercises its Unit Redemption Right, the Redemption Amount shall be paid only in the form of the Cash Amount unless the Redeeming Partner, in its sole and absolute discretion, consents to payment of the Redemption Amount in the form of the Shares Amount), on the Specified Redemption Date, whereupon the General Partner shall acquire the Units offered for redemption by the Redeeming Partner and shall be treated for all purposes of this Agreement as the owner of such Units. Unless the General Partner, in its sole and absolute discretion, shall exercise its right to assume directly and satisfy the Unit Redemption Right, the General Partner shall not have any obligation to the Redeeming Partner or to the Partnership with respect to the Redeeming Partner's exercise of the Unit Redemption Right. If the General Partner shall exercise its right to satisfy the Unit Redemption Right in the manner described in the first sentence of this Section 8.6.B and shall fully perform its obligations in connection therewith, the Partnership shall have no right or obligation to pay any amount to the Redeeming Partner with respect to such Redeeming Partner's exercise of the Unit Redemption Right, and each of the Redeeming Partner, the Partnership and the General Partner shall, for federal income tax purposes, treat the transaction between the General Partner and the Redeeming Partner as a sale of the Redeeming Partner's Units to the General Partner. Nothing contained in this Section 8.6.B shall imply any right of the General Partner to require any Limited Partner to exercise the Unit Redemption Right afforded to such Limited Partner pursuant to Section 8.6.A.

  (ii) If the General Partner determines to pay the Redeeming Partner the Redemption Amount in the form of Shares, the total number of Shares to be paid to the Redeeming Partner in exchange for the Redeeming Partner's Units shall be the applicable Shares Amount. If this amount is not a whole number of Shares, the Redeeming Partner shall be paid (i) that number of Shares which equals the nearest whole number less than such amount plus (ii) an amount of cash which the General Partner determines, in its reasonable discretion, to represent the fair value of the remaining fractional Share which would otherwise be payable to the Redeeming Partner.

  (iii) Each Redeeming Partner agrees to execute such documents as the General Partner may reasonably require in connection with the issuance of Shares upon exercise of the Unit Redemption Right.

  (iv) Any Shares issued in accordance with this Section 8.6.B will be duly and validly authorized and will be validly issued, fully paid and nonassessable and will not be subject to any preemptive rights.

  C. Exceptions to Exercise of Unit Redemption Right. Notwithstanding the provisions of Sections 8.6.A and 8.6.B, a Partner shall not be entitled to exercise the Unit Redemption Right pursuant to Section 8.6.A if (but only as long as) the delivery of Shares to such Partner on the Specified Redemption Date would be (i) prohibited under those portions of the Declaration of Trust relating to restrictions on ownership and transfer of Shares or (ii) prohibited under applicable federal or state securities laws or regulations (in each case regardless of whether the General Partner would in fact assume and satisfy the Unit Redemption Right).

  D. No Liens on Units Delivered for Redemption. Each Limited Partner covenants and agrees with the General Partner that all Units delivered for redemption shall be delivered to the Partnership or the General Partner, as the case may be, free and clear of all liens, and, notwithstanding anything contained herein to the contrary, neither the General Partner nor the Partnership shall be under any obligation to acquire Units which are or may be subject to any liens. Each Limited Partner further agrees that, if any state or local property transfer tax is payable as a result of the transfer of its Units to the Partnership or the General Partner, such Limited Partner shall assume and pay such transfer tax.

  E. Additional Partnership Interests; Modification of Holding Period. If the Partnership issues Partnership Interests to any Additional Limited Partner pursuant to Article IV, the General Partner shall make such revisions to this
Section 8.6 as it determines are necessary to reflect the issuance of such Partnership Interests (including setting forth any restrictions on the exercise of the Unit Redemption Right with respect to such Partnership Interests which differ from those set forth in this Agreement), provided that no such revisions shall materially adversely affect the rights of any other Limited Partner to exercise its Unit Redemption Rights without that Limited Partner's prior written consent. In addition, the General Partner may, with respect to any holder or holders of Units, at any time and from time to time, as it shall determine in its sole discretion, reduce or waive the length of the period prior to which such holder or holders may not exercise the Unit Redemption Right.

                                  ARTICLE IX

                    Books, Records, Accounting and Reports

SECTION 9.1 RECORDS AND ACCOUNTING

  The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership's business, including, without limitation, all books and records necessary to provide to the Limited Partners any information, lists and copies of documents required to be provided pursuant to Section 9.3. Any records maintained by or on behalf of the Partnership in the regular course of its business may be kept on, or be in the form of, punch cards, magnetic tape, photographs, micrographics or any other information storage device, provided that the records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial and tax reporting purposes, on an accrual basis in accordance with generally accepted accounting principles.

SECTION 9.2 FISCAL YEAR

  The fiscal year of the Partnership shall end on the Friday falling closest to December 31 of each year.

SECTION 9.3 REPORTS

  A. Annual Reports. As soon as practicable, but in no event later than the date on which the General Partner Entity mails its annual report to its equity holders, the General Partner shall cause to be mailed to each Limited Partner an annual report, as of the close of the most recently ended Partnership Year, containing financial statements of the Partnership and its Subsidiaries, or of the General Partner Entity if such statements are prepared solely on a consolidated basis with the Partnership, for such Partnership Year, presented in accordance with generally accepted accounting principles, such statements to be audited by a nationally recognized firm of independent public accountants selected by the General Partner Entity.

  B. Quarterly Reports. If and to the extent that the General Partner Entity mails quarterly reports to its shareholders, as soon as practicable, but in no event later than the date on such reports are mailed, the General Partner Entity shall cause to be mailed to each Limited Partner a report containing unaudited financial statements, as of the last day of such fiscal quarter, of the Partnership, or of the General Partner Entity if such statements are prepared solely on a consolidated basis with the Partnership, and such other information as may be required by applicable law or regulation, or as the General Partner determines to be appropriate.

  C. General Partner Entity Communications to Equity Holders. The General Partner shall cause to be mailed to each Limited Partner a copy of each written report, proxy statement or other communication sent to holders of Shares. Such materials will be sent to each Limited Partner on the same date on which they are first sent to holders of Shares.

                                   ARTICLE X

                                  Tax Matters

SECTION 10.1 PREPARATION OF TAX RETURNS

  The General Partner shall arrange for the preparation and timely filing of all returns of Partnership income, gains, deductions, losses and other items required of the Partnership for federal and state income tax purposes and shall use all reasonable efforts to furnish, within ninety (90) days of the close of each taxable year, the tax information reasonably required by Limited Partners for federal and state income tax reporting purposes.

SECTION 10.2 TAX ELECTIONS

  Except as otherwise provided herein, the General Partner shall, in its sole and absolute discretion, determine whether to make any available election pursuant to the Code (including, without limitation, the election under Section 754 of the Code). The General Partner shall have the right to seek to revoke any such election upon the General Partner's determination in its sole and absolute discretion that such revocation is in the best interests of the Partners.

SECTION 10.3 TAX MATTERS PARTNER

  A. General. The General Partner shall be the "tax matters partner" of the Partnership for federal income tax purposes. Pursuant to Section 6223(c)(3) of the Code, upon receipt of notice from the IRS of the beginning of an administrative proceeding with respect to the Partnership, the tax matters partner shall furnish the IRS with the name, address, taxpayer identification number and profit interest of each of the Limited Partners and any Assignees; provided, however, that such information is provided to the Partnership by the Limited Partners.

  B. Powers. The tax matters partner is authorized, but not required:

    (1) to enter into any settlement with the IRS with respect to any administrative or judicial proceedings for the adjustment of Partnership items required to be taken into account by a Partner for income tax purposes (such administrative proceedings being referred to as a "tax audit" and such judicial proceedings being referred to as "judicial review"), and in the settlement agreement the tax matters partner may expressly state that such agreement shall bind all Partners, except that such settlement agreement shall not bind any Partner (i) who (within the time prescribed pursuant to the Code and Regulations) files a statement with the IRS providing that the tax matters partner shall not have the authority to enter into a settlement agreement on behalf of such Partner or
  (ii) who is a "notice partner" (as defined in Section 6231(a)(8) of the Code) or a member of a "notice group" (as defined in Section 6223(b)(2) of the Code);

    (2) if a notice of a final administrative adjustment at the Partnership level of any item required to be taken into account by a Partner for tax purposes (a "final adjustment") is mailed to the tax matters partner, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the

  Tax Court or the filing of a complaint for refund with the United States Claims Court or the District Court of the United States for the district in which the Partnership's principal place of business is located;

    (3) to intervene in any action brought by any other Partner for judicial review of a final adjustment;

    (4) to file a request for an administrative adjustment with the IRS at any time and, if any part of such request is not allowed by the IRS, to file an appropriate pleading (petition or complaint) for judicial review with respect to such request;

    (5) to enter into an agreement with the IRS to extend the period for assessing any tax which is attributable to any item required to be taken into account by a Partner for tax purposes, or an item affected by such item; and

    (6) to take any other action on behalf of the Partners of the Partnership in connection with any tax audit or judicial review proceeding to the extent permitted by applicable law or regulations.

  The taking of any action and the incurring of any expense by the tax matters partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole and absolute discretion of the tax matters partner and the provisions relating to indemnification of the General Partner set forth in Section 7.7 shall be fully applicable to the tax matters partner in its capacity as such.

  C. Reimbursement. The tax matters partner shall receive no compensation for its services. All third-party costs and expenses incurred by the tax matters partner in performing its duties as such (including legal and accounting fees and expenses) shall be borne by the Partnership. Nothing herein shall be construed to restrict the Partnership from engaging an accounting firm and/or law firm to assist the tax matters partner in discharging its duties hereunder, so long as the compensation paid by the Partnership for such services is reasonable.

SECTION 10.4 ORGANIZATIONAL EXPENSES

  The Partnership shall elect to deduct expenses, if any, incurred by it in organizing the Partnership ratably over a sixty (60) month period as provided in Section 709 of the Code.

SECTION 10.5 WITHHOLDING

  Each Limited Partner hereby authorizes the Partnership to withhold from or pay on behalf of or with respect to such Limited Partner any amount of federal, state, local, or foreign taxes that the General Partner determines that the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Limited Partner pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Partnership pursuant to Section 1441, 1442, 1445 or 1446 of the Code. Any amount paid on behalf of or with respect to a Limited Partner shall constitute a loan by the Partnership to such Limited Partner, which loan shall be repaid by such Limited Partner within fifteen (15) days after notice from the General Partner that such payment must be made unless (i) the Partnership withholds such payment from a distribution which would otherwise be made to the Limited Partner or (ii) the General Partner determines, in its sole and absolute discretion, that such payment may be satisfied out of the available funds of the Partnership which would, but for such payment, be distributed to the Limited Partner. Any amounts withheld pursuant to the foregoing clauses (i) or
(ii) shall be treated as having been distributed to such Limited Partner. Each Limited Partner hereby unconditionally and irrevocably grants to the Partnership a security interest in such Limited Partner's Partnership Interest to secure such Limited Partner's obligation to pay to the Partnership any amounts required to be paid pursuant to this Section 10.5. If a Limited Partner fails to pay any amounts owed to the Partnership pursuant to this
Section 10.5 when due, the General Partner may, in its sole and absolute discretion, elect to make the payment to the Partnership on behalf of such defaulting Limited Partner, and in such event shall be deemed to have loaned such amount to such defaulting Limited Partner and shall succeed to all rights and remedies of the Partnership as against such defaulting Limited Partner (including, without limitation, the right to receive distributions). Any amounts payable by a Limited Partner hereunder shall bear interest at the base rate on corporate loans at large United States money center commercial banks, as published from time to time in The

Wall Street Journal, plus four (4) percentage points (but not higher than the maximum lawful rate under the laws of the State of Maryland) from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full. Each Limited Partner shall take such actions as the Partnership or the General Partner shall request to perfect or enforce the security interest created hereunder.

                                  ARTICLE XI

                           Transfers and Withdrawals

SECTION 11.1 TRANSFER

  A. Definition. The term "transfer," when used in this Article XI with respect to a Partnership Interest or a Unit, shall be deemed to refer to a transaction by which a General Partner purports to assign all or any part of its General Partnership Interest to another Person or by which a Limited Partner purports to assign all or any part of its Limited Partnership Interest to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise. The term "transfer" when used in this Article XI does not include any redemption or repurchase of Units by the Partnership from a Partner or acquisition of Units from a Limited Partner by the General Partner pursuant to
Section 8.6 or otherwise. No part of the interest of a Limited Partner shall be subject to the claims of any creditor, any spouse for alimony or support, or to legal process, and may not be voluntarily or involuntarily alienated or encumbered except as may be specifically provided for in this Agreement.

  B. General. No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this
Article XI. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article XI shall be null and void.

SECTION 11.2 TRANSFERS OF PARTNERSHIP INTERESTS OF GENERAL PARTNER

  A. General. The General Partner may not transfer any of its Partnership Interest (including both its General Partnership Interest and its Limited Partnership Interest) except in connection with a transaction described in
Section 11.2.B or as otherwise expressly permitted under this Agreement, nor shall the General Partner withdraw as General Partner except in connection with a transaction described in Section 11.2.B.

  B. Specific Transactions Prohibited. The General Partner Entity shall not engage in any merger (including a triangular merger), consolidation or other combination with or into another Person (other than any transaction following the consummation of which the shareholders of the surviving entity are substantially identical to the shareholders of the General Partner Entity), sale of all or substantially all of its assets or any reclassification, recapitalization or change of outstanding Shares (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination as described in the definition of "Conversion Factor") ("Termination Transaction"), unless (i) the Termination Transaction has been approved by the Consent of Partners holding Percentage Interests that are more than fifty percent (50%) of the aggregate Percentage Interest represented by all Partnership Interests then entitled to vote thereon (including for this purpose any such Partnership Interests held by the General Partner), (ii) following such merger or other consolidation, substantially all of the assets of the surviving entity consist of Units and (iii) in connection with which all Limited Partners either will receive, or will have the right to receive, for each Unit an amount of cash, securities, or other property equal to the product of the Conversion Factor and the greatest amount of cash, securities or other property paid to a holder of Shares, if any, corresponding to such Unit in consideration of one such Share at any time during the period from and after the date on which the Termination Transaction is consummated; provided that, if, in connection with the Termination Transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than sixty-six and two-thirds percent (66 2/3%) of the outstanding Shares, or such other percentage required for the approval of mergers under the charter documents of the General Partner Entity, each holder of Units shall receive, or shall have the right to receive without any right of Consent set forth above in this subsection B, the greatest amount of cash, securities, or other property which such holder would have received had it exercised the Unit Redemption Right and received Shares in exchange for its Units immediately prior to the expiration of such purchase, tender or exchange offer and had thereupon accepted such purchase, tender or exchange offer. The General Partner shall not enter into an agreement or other arrangement providing for or facilitating the creation of a General Partner Entity other than the General Partner, unless the successor General Partner Entity executes and delivers a counterpart to this Agreement in which such General Partner Entity agrees to be fully bound by all of the terms and conditions contained herein that are applicable to a General Partner Entity.

SECTION 11.3 LIMITED PARTNERS' RIGHTS TO TRANSFER

  A. General. Except to the extent expressly permitted in Sections 11.3.B and 11.3.C or in connection with the exercise of a Unit Redemption Right pursuant to Section 8.6, a Limited Partner may not transfer all or any portion of its Partnership Interest, or any of such Limited Partner's rights as a Limited Partner, without the prior written consent of the General Partner, which consent may be withheld in the General Partner's sole and absolute discretion. Any transfer otherwise permitted under Sections 11.3.B and 11.3.C shall be subject to the conditions set forth in Section 11.3.D, 11.3.E and 11.3.F, and all permitted transfers shall be subject to Section 11.5.

  B. Incapacitated Limited Partners. If a Limited Partner is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator or receiver of such Limited Partner's estate shall have all the rights of a Limited Partner, but not more rights than those enjoyed by other Limited Partners, for the purpose of settling or managing the estate and such power as the Incapacitated Limited Partner possessed to transfer all or any part of its interest in the Partnership. The Incapacity of a Limited Partner, in and of itself, shall not dissolve or terminate the Partnership.

  C. Permitted Transfers. A Limited Partner may transfer, with or without the consent of the General Partner, all or a portion of its Partnership Interest
(i) in the case of a Limited Partner who is an individual, to a member of his Immediate Family, any trust formed for the benefit of himself and/or members of his Immediate Family, or any partnership, limited liability company, joint venture, corporation or other business entity comprised only of himself and/or members of his Immediate Family and entities the ownership interests in which are owned by or for the benefit of himself and/or members of his Immediate Family, (ii) in the case of a Limited Partner which is a trust, to the beneficiaries of such trust, (iii) in the case of a Limited Partner which is a partnership, limited liability company, joint venture, corporation or other business entity to which Units were transferred pursuant to clause (i) above, to its partners, owners or stockholders, as the case may be, who are members of the Immediate Family of or are actually the Person(s) who transferred Units to it pursuant to clause (i) above, (iv) in the case of a Limited Partner which acquired Units as of the date hereof and which is a partnership, limited liability company, joint venture, corporation or other business entity, to its partners, owners, stockholders or Affiliates thereof, as the case may be, or the Persons owning the beneficial interests in any of its partners, owners or stockholders or Affiliates thereof (it being understood that this clause (iv) will apply to all of each Person's Partnership Interests whether the Units relating thereto were acquired on the date hereof or hereafter), (v) in the case of a Limited Partner which is a partnership, limited liability company, joint venture, corporation or other business entity other than any of the foregoing described in clause (iii) or (iv), in accordance with the terms of any agreement between such Limited Partner and the Partnership pursuant to which such Partnership Interest was issued, (vi) pursuant to a gift or other transfer without consideration, (vii) pursuant to applicable laws of descent or distribution, (viii) to another Limited Partner and (ix) pursuant to a grant of security interest or other encumbrance effectuated in a bona fide transaction or as a result of the exercise of remedies related thereto, subject to the provisions of Section 11.3.F hereof. A trust or other entity will be considered formed "for the benefit" of a Partner's Immediate Family even though some other Person has a remainder interest under or with respect to such trust or other entity.

  D. No Transfers Violating Securities Laws. The General Partner may prohibit any transfer of Units by a Limited Partner unless it receives a written opinion of legal counsel (which opinion and counsel shall be reasonably satisfactory to the Partnership) to such Limited Partner to the effect that such transfer would not require filing of a registration statement under the Securities Act or would not otherwise violate any federal or state securities laws or regulations applicable to the Partnership or the Unit or, at the option of the Partnership, an opinion of legal counsel to the Partnership to the same effect.

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  E. No Transfers Affecting Tax Status of Partnership. No transfer of Units by a Limited Partner (including a redemption or exchange pursuant to Section 8.6) may be made to any Person if (i) in the opinion of legal counsel for the Partnership, it would result in the Partnership being treated as an association taxable as a corporation for federal income tax purposes (except as a result of the redemption or exchange for Shares of all Units held by all Limited Partners other than the General Partner or the General Partner Entity or any Subsidiary of either the General Partner or the General Partner Entity or pursuant to a transaction expressly permitted under Section 7.11.B or
Section 11.2), (ii) in the opinion of legal counsel for the Partnership, it likely would cause the General Partner Entity to no longer qualify as a REIT or would subject the General Partner Entity to any additional taxes under
Section 857 or Section 4981 of the Code or (iii) such transfer is effectuated through an "established securities market" or a "secondary market (or the substantial equivalent thereof)" within the meaning of Section 7704 of the Code.

  F. No Transfers to Holders of Nonrecourse Liabilities. No pledge or transfer of any Units may be made to a lender to the Partnership or any Person who is related (within the meaning of Section 1.752-4(b) of the Regulations) to any lender to the Partnership whose loan constitutes a Nonrecourse Liability without the consent of the General Partner, in its sole and absolute discretion, if the deemed exercise by such lender or Person of all of its rights under the pledge or Unit transfer agreement would result in such lender or Person owning Units in violation of the Ownership Limitation set forth in
Section 12.2.A of this Agreement; provided that, as a condition to such consent the lender will be required to enter into an arrangement with the Partnership and the General Partner to exchange or redeem for the Redemption Amount any Units in which a security interest is held simultaneously with the time at which such lender would be deemed to be a partner in the Partnership for purposes of allocating liabilities to such lender under Section 752 of the Code.

SECTION 11.4 SUBSTITUTED LIMITED PARTNERS

  A. Consent of General Partner. No Limited Partner shall have the right to substitute a transferee as a Limited Partner in its place. The General Partner shall, however, have the right to consent to the admission of a transferee of the interest of a Limited Partner pursuant to this Section 11.4 as a Substituted Limited Partner, which consent may be, given or withheld by the General Partner in its sole and absolute discretion. The General Partner's failure or refusal to permit a transferee of any such interests to become a Substituted Limited Partner shall not give rise to any cause of action against the Partnership or any Partner.

  B. Rights of Substituted Limited Partner. A transferee who has been admitted as a Substituted Limited Partner in accordance with this Article XI shall have all the rights and powers and be subject to all the restrictions and liabilities of a Limited Partner under this Agreement. The admission of any transferee as a Substituted Limited Partner shall be conditioned upon the transferee executing and delivering to the Partnership an acceptance of all the terms and conditions of this Agreement (including, without limitation, the provisions of Section 16.11) and such other documents or instruments as may be required to effect the admission.

  C. Amendment of Exhibit A. Upon the admission of a Substituted Limited Partner, the General Partner shall amend Exhibit A to reflect the name, address, Capital Account, number of Units and Percentage Interest of such Substituted Limited Partner and to eliminate or adjust, if necessary, the name, address, Capital Account and Percentage Interest and interest of the predecessor of such Substituted Limited Partner.

SECTION 11.5 ASSIGNEES

  If the General Partner, in its sole and absolute discretion, does not consent to the admission of any permitted transferee under Section 11.3 as a Substituted Limited Partner, as described in Section 11.4, such transferee shall be considered an Assignee for purposes of this Agreement. An Assignee shall be entitled to all the rights of an assignee of a limited partnership interest under the Act, including the right to receive distributions from the Partnership and the share of Net Income, Net Losses, gain, loss and Recapture Income attributable to the Units assigned to such transferee, and shall have the rights granted to the Limited Partners under Section 8.6, but shall not be deemed to be a holder of Units for any other purpose under this Agreement, and shall not be entitled to

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

vote such Units in any matter presented to the Limited Partners for a vote (such Units being deemed to have been voted on such matter in the same proportion as all other Units held by Limited Partners are voted). If any such transferee desires to make a further assignment of any such Units, such transferee shall be subject to all the provisions of this Article XI to the same extent and in the same manner as any Limited Partner desiring to make an assignment of Units.

SECTION 11.6 GENERAL PROVISIONS

  A. Withdrawal of Limited Partner. No Limited Partner may withdraw from the Partnership other than as a result of a permitted transfer of all of such Limited Partner's Units in accordance with this Article XI or pursuant to redemption of all of its Units under Section 8.6.

  B. Termination of Status as Limited Partner. Any Limited Partner who shall transfer all of its Units in a transfer permitted pursuant to this Article XI or pursuant to redemption of all of its Units under Section 8.6 shall cease to be a Limited Partner.

  C. Timing of Transfers. Transfers pursuant to this Article XI may only be made upon three Business Days prior notice, unless the General Partner otherwise agrees.

  D. Allocations. If any Partnership Interest is transferred during any quarterly segment of the Partnership's fiscal year in compliance with the provisions of this Article XI or redeemed or transferred pursuant to Section 8.6, Net Income, Net Losses, each item thereof and all other items attributable to such interest for such fiscal year shall be divided and allocated between the transferor Partner and the transferee Partner by taking into account their varying interests during the fiscal year in accordance with
Section 706(d) of the Code, using the interim closing of the books method (unless the General Partner, in its sole and absolute discretion, elects to adopt a daily, weekly or a monthly proration period, in which event Net Income, Net Losses, each item thereof and all other items attributable to such interest for such fiscal year shall be prorated based upon the applicable method selected by the General Partner). Solely for purposes of making such allocations, each of such items for the calendar month in which the transfer or redemption occurs shall be allocated to the Person who is a Partner as of midnight on the last day of said month. All distributions of Available Cash attributable to any Unit with respect to which the Partnership Record Date is before the date of such transfer, assignment or redemption shall be made to the transferor Partner or the Redeeming Partner, as the case may be, and, in the case of a transfer or assignment other than a redemption, all distributions of Available Cash thereafter attributable to such Unit shall be made to the transferee Partner.

  E. Additional Restrictions. In addition to any other restrictions on transfer herein contained, including without limitation the provisions of this
Article XI and Article VII, in no event may any transfer or assignment of a Partnership Interest by any Partner (including pursuant to Section 8.6) be made without the express consent of the General Partner, in its sole and absolute discretion, (i) to any person or entity who lacks the legal right, power or capacity to own a Partnership Interest; (ii) in violation of applicable law; (iii) of any component portion of a Partnership Interest, such as the Capital Account, or rights to distributions, separate and apart from all other components of a Partnership Interest; (iv) if in the opinion of legal counsel to the Partnership such transfer would cause a termination of the Partnership for federal or state income tax purposes (except as a result of the redemption or exchange for Shares of all Units held by all Limited Partners other than the General Partner, the General Partner Entity, or any Subsidiary of either, or pursuant to a transaction expressly permitted under
Section 7.11.B or Section 11.2); (v) if in the opinion of counsel to the Partnership, such transfer would cause the Partnership to cease to be classified as a partnership for federal income tax purposes (except as a result of the redemption or exchange for Shares of all Units held by all Limited Partners other than the General Partner, the General Partner Entity, or any Subsidiary of either, or pursuant to a transaction expressly permitted under Section 7.11.B or Section 11.2); (vi) if such transfer would cause the Partnership Interests of "benefit plan investors" to become "significant," as those terms are used in 29 C.F.R. (S) 2510.3-101(f), or any successor regulation thereto, or would cause the Partnership to become, with respect to any employee benefit plan subject to Title I of ERISA, a "party-in-interest" (as defined in Section 3(14) of ERISA) or, with respect to any plan defined in

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

Section 4975(e) of the Code, a "disqualified person" (as defined in Section 4975(e) of the Code); (vii) if such transfer would, in the opinion of counsel to the Partnership, cause any portion of the assets of the Partnership to constitute assets of any ERISA Plan Investor pursuant to 29 C.F.R. (S) 2510.3-101, or any successor regulation thereto; (viii) if such transfer requires the registration of such Partnership Interest pursuant to any applicable federal or state securities laws; (ix) if such transfer is effectuated through an "established securities market" or a "secondary market (or the substantial equivalent thereof)" within the meaning of Section 7704 of the Code or such transfer causes the Partnership to become a "publicly traded partnership," as such term is defined in Section 469(k)(2) or Section 7704(b) of the Code (provided that, this clause (ix) shall not be the basis for limiting or restricting in any manner the exercise of the Unit Redemption Right under
Section 8.6 unless, and only to the extent that, outside tax counsel provides to the General Partner an opinion to the effect that, in the absence of such limitation or restriction, there is a significant risk that the Partnership will be treated as a "publicly traded partnership" and, by reason thereof, taxable as a corporation); (x) if such transfer subjects the Partnership or the activities of the Partnership to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or ERISA, each as amended;
(xi) if such transfer could reasonably be expected to cause the General Partner Entity to fail to remain qualified as a REIT; or (xii) if in the opinion of legal counsel for the transferring Partner (which opinion and counsel shall be reasonably satisfactory to the Partnership) or legal counsel for the Partnership, such transfer would cause the General Partner Entity to fail to continue to qualify as a REIT or subject the General Partner Entity to any additional taxes under Section 857 or Section 4981 of the Code.

  F. Avoidance of "Publicly Traded Partnership" Status. The General Partner shall monitor the transfers of interests in the Partnership to determine (i) if such interests are being traded on an "established securities market" or a "secondary market (or the substantial equivalent thereof)" within the meaning of Section 7704 of the Code and (ii) whether additional transfers of interests would result in the Partnership being unable to qualify for at least one of the "safe harbors" set forth in Regulations Section 1.7704-1 (or such other guidance subsequently published by the IRS setting forth safe harbors under which interests will not be treated as "readily tradable on a secondary market (or the substantial equivalent thereof)" within the meaning of Section 7704 of the Code) (the "Safe Harbors"). The General Partner shall take all steps reasonably necessary or appropriate to prevent any trading of interests or any recognition by the Partnership of transfers made on such markets and, except as otherwise provided herein, to insure that at least one of the Safe Harbors is met; provided, however, that the foregoing shall not authorize the General Partner to limit or restrict in any manner the right of any holder of a Unit to exercise the Unit Redemption Right in accordance with the terms of Section
8.6 unless, and only to the extent that, outside tax counsel provides to the General Partner an opinion to the effect that, in the absence of such limitation or restriction, there is a significant risk that the Partnership will be treated as a "publicly traded partnership" and, by reason thereof, taxable as a corporation.

                                  ARTICLE XII

                       Restriction on Ownership of Units

SECTION 12.1 DEFINITIONS

  For the purpose of this Article XII, the following terms shall have the following meanings:

    "Charitable Beneficiary" means one or more beneficiaries of the Charitable Trust as determined pursuant to Section 12.4.G, provided that each such organization must be described in Sections 501(c)(3), 170(b)(1)(A) and 170(c)(2) of the Code and that no such organization constitute ownership of Units (including Units owned by it by reason of its being a Charitable Beneficiary) that exceed the Ownership Limitation.

    "Charitable Trust" means any trust provided for in Section 12.2.B and
  Section 12.4.F.

    "Charitable Trustee" means the Person unaffiliated with the Partnership and a Prohibited Owner that is appointed by the Partnership to serve as trustee of the Charitable Trust.

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

    "Constructive Ownership" means ownership of Units by a Person, whether the interest in Units is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by
  Section 856(d)(5) of the Code. The terms "Constructive Owner,"
  "Constructively Owns" and "Constructively Owned" shall have the correlative meanings.

    "Initial Date" means the date upon which the Certificate is filed for record with the Secretary of State of the State of Delaware.

    "Market Price" means, for any date, with respect to any class or series of outstanding Shares, the Closing Price for such Shares on such date. The "Closing Price" on any date shall mean the last sale price on such date for such Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if such Shares are not listed or admitted to trading on the New York Stock Exchange, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Shares are listed or admitted to trading or, if such Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the Nasdaq National Market or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Shares selected by the General Partner or, in the event that no trading price is available for such Shares, the fair market value of such Shares, as determined in good faith by the General Partner.

    "Ownership Limitation" has the meaning set forth in Section 12.2.A.

    "Prohibited Owner" means, with respect to any purported Transfer, any Person who, but for the provisions of Section 12.2.B, would Beneficially or Constructively Own Units.

    "Restriction Termination Date" means the first day after the Initial Date on which the General Partner determines that it is no longer in the best interests of the General Partner Entity to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of Units set forth herein is no longer required in order for the General Partner Entity to qualify as a REIT.

    "Transfer" means any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Constructive Ownership, or any agreement to take any such actions or cause any such events, of Units or the right to vote or receive distributions on Units, including (i) a change in the capital structure of the Partnership, (ii) a change in the relationship between two or more Persons which causes a change in ownership of Units by application of
  Section 318 of the Code, as modified by Section 856(d)(5), (iii) the granting or exercise of any option or warrant (or any disposition of any option or warrant), pledge, security interest or similar right to acquire Units, (iv) any disposition of any securities or rights convertible into or exchangeable for Units or any interest in Units or any exercise of any such conversion or exchange right and (v) Transfers of interests in other entities that result in changes in Constructive Ownership of Units; in each case, whether voluntary or involuntary, whether owned of record or Constructively Owned and whether by operation of law or otherwise. The terms "Transferring" and "Transferred" shall have the correlative meanings.

SECTION 12.2 OWNERSHIP LIMITATION ON UNITS

  A. Basic Restriction. No Person (other than the General Partner and the wholly owned subsidiaries (direct and indirect) of the General Partner) may Constructively Own more than 4.9% by value of any class of Partnership Interests (the "Ownership Limitation").

  B. Transfers in Trust. If any Transfer of Units occurs which, if effective, would result in any Person (excluding the General Partner and the wholly owned subsidiaries (direct and indirect) of the General Partner) Constructively Owning Units in violation of the Ownership Limitation,

    (1) then that number of Units the Constructive Ownership of which otherwise would cause such Person to violate the Ownership Limitation (rounded up to the next whole Unit) shall be automatically transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 12.4, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such Units; or

    (2) if the transfer to the Charitable Trust described in clause (1) of this sentence would not be effective for any reason to prevent the violation of the Ownership Limitation, then the Transfer of that number of Units that otherwise would cause any Person to violate the Ownership Limitation shall be void ab initio, and the intended transferee shall acquire no rights in such Units.

  C. Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Constructive Ownership of Units that reasonably could be expected to violate the Ownership Limitation, or any Person who would have owned Units that resulted in a transfer to the Charitable Trust pursuant to the provisions of Section 12.4.A, shall immediately give written notice to the Partnership of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Partnership such other information as the Partnership may request in order to determine the effect, if any, of such acquisition or ownership on the General Partner Entity's status as a REIT.

  D. Legend. Each certificate for Units shall bear substantially the following legend:

    The interests represented by this certificate are subject to restrictions on Constructive Ownership and Transfer for the purpose of the General Partner Entity's maintenance of its status as a Real Estate Investment Trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code"). Subject to certain further restrictions and except as expressly provided in the Partnership Agreement of the Partnership, no Person may Constructively Own Units of the Partnership in excess of 4.9 percent (in value) of the outstanding Units of the Partnership (the "Ownership Limitation"). Any Person who Constructively Owns or attempts to Constructively Own Units in excess or in violation of the Ownership Limitation must immediately notify the Partnership. If the Ownership Limitation is violated, the Units represented hereby will be automatically transferred to a Charitable Trustee of a Charitable Trust for the benefit of one or more Charitable Beneficiaries. In addition, upon the occurrence of certain events, attempted Transfers in violation of the Ownership Limitation described above may be void ab initio. A Person who attempts to Constructively Own Units in violation of the Ownership Limitation described above shall have no claim, cause of action, or any recourse whatsoever against a transferor of such Units. All capitalized terms in this legend have the meanings defined in the Partnership Agreement of the Partnership, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Units of the Partnership on request and without charge.

  Instead of the foregoing legend, the certificate may state that the Partnership will furnish a full statement about certain restrictions on transferability to a Partner on request and without charge.

  E. Increase in Ownership Limitation. The General Partner may from time to time increase the Ownership Limitation, as provided in this Section 12.2.E. Prior to the modification of the Ownership Limitation pursuant to this Section 12.2.E, the General Partner may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the General Partner Entity's status as a REIT if the modification in the Ownership Limitation were to be made.

  F. Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 12.2, Section 12.3 or Section 12.4 or any definition contained in Section 12.1, the General Partner shall have the power to determine the application of the provisions of this Section 12.2, Section
12.3 or Section 12.4 with respect to
any situation based on the facts known to it. If Section 12.2, Section 12.3 or
Section 12.4 requires an action by the General Partner and this Agreement fails to provide specific guidance with respect to such action, the General Partner shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 12.1, 12.2, 12.3 and 12.4.

  G. Remedies for Breach. If the General Partner shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of the Ownership Limitation or that a Person intends to acquire or has attempted to acquire Constructive Ownership of any Units in violation of the Ownership Limitation (whether or not such violation is intended), the General Partner shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Partnership to redeem Units, refusing to give effect to such Transfer on the books of the Partnership or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of the Ownership Limitation shall automatically result in the transfer to the Charitable Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the General Partner.

  H. Remedies Not Limited. Nothing contained in this Section 12.2 shall limit the authority of the General Partner Entity to take such other action as it deems necessary or advisable to protect the General Partner Entity and the interests of its shareholders in preserving the General Partner Entity's status as a REIT.

SECTION 12.3 EXCEPTIONS TO THE OWNERSHIP LIMITATION

  A. Exception by Request. The General Partner, in its sole and absolute discretion, may grant to any Person who makes a request therefor an exception to the Ownership Limitation with respect to the ownership of any series or class of Units, subject to the following conditions and limitations: (i) the General Partner shall have determined that assuming such Person would Beneficially Own or Constructively Own the maximum amount of Units permitted as a result of the exception to be granted, the Partnership would not be classified as an association taxable as a corporation pursuant to Section 7704 of the Code and would not otherwise cause the General Partners to fail to qualify as a REIT; and (ii) such Person provides the General Partner such representations and undertakings, if any, as the General Partner may, in its sole and absolute discretion, determine to be necessary in order for it to make the determination that the conditions set forth in clause (i) above of this Section 12.3 have been and/or will continue to be satisfied (including, without limitation, an agreement as to a reduced Ownership Limitation for such Person with respect to the Constructive Ownership of one or more other classes of Units not subject to the exception), and such Person agrees that any violation of such representations and undertakings or any attempted violation thereof will result in the application of Section 12.2.G with respect to Units held in excess of the Ownership Limitation with respect to such Person (determined without regard to the exception granted such Person under this subparagraph (A)).

  B. Opinion. Prior to granting any exception or exemption pursuant to subparagraph (A), the General Partner may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to the General Partner, in its sole and absolute discretion, as it may deem necessary or advisable in order to determine or ensure the General Partner Entity's status as a REIT; provided, however, that the General Partner shall not be obligated to require obtaining a favorable ruling or opinion in order to grant an exception hereunder.

SECTION 12.4 TRANSFER OF UNITS IN TRUST

  A. Ownership in Trust. Upon any purported Transfer that would result in a transfer of Units to a Charitable Trust, such Units shall be deemed to have been transferred to the Charitable Trustee as trustee of a Charitable Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Charitable Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Charitable Trust pursuant to Section 12.2.B. The Charitable Trustee shall be appointed by the Partnership and shall be a Person unaffiliated with the Partnership and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Partnership as provided in subparagraph G.

  B. Status of Units Held by the Charitable Trustee. Units held by the Charitable Trustee shall be issued and outstanding Units of the Partnership. The Prohibited Owner shall have no rights in the Units held by the Charitable Trustee. The Prohibited Owner shall not benefit economically from ownership of any Units held in trust by the Charitable Trustee, shall have no rights to distributions with respect to such Units, shall not have Unit Redemption Rights with respect to such Units and shall not possess any rights to vote or other rights attributable to the Units held in the Charitable Trust. The Prohibited Owner shall have no claim, cause of action, or any other recourse whatsoever against the purported transferor of such Units.

  C. Distribution and Voting Rights. The Charitable Trustee shall have all voting rights and rights to distributions with respect to Units held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any distribution paid prior to the discovery by the Partnership that Units have been transferred to the Charitable Trustee by the recipient thereof shall be paid with respect to such Units to the Charitable Trustee upon demand and any distribution authorized but unpaid shall be paid when due to the Charitable Trustee. Any distributions so paid over to the Charitable Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to Units held in the Charitable Trust and, subject to Delaware law, effective as of the date that Units have been transferred to the Charitable Trustee, the Charitable Trustee shall have the authority (at the Charitable Trustee's sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Partnership that Units have been transferred to the Charitable Trustee and (ii) to recast such vote in accordance with the desires of the Charitable Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Partnership has already taken irreversible action, then the Charitable Trustee shall not have the power to rescind and recast such vote. Notwithstanding the provisions of Section 11.3 and this Section 12.4, until the Partnership has received notification that Units have been transferred into a Charitable Trust, the Partnership shall be entitled to rely on its Unit transfer and other Partnership records for purposes of preparing lists of Partners entitled to vote at meetings, determining the validity and authority of proxies or consents and otherwise conducting votes of Partners.

  D. Rights Upon Liquidation. Upon any voluntary or involuntary liquidation, dissolution or winding up of or any distribution of the assets of the Partnership, the Charitable Trustee shall be entitled to receive, ratably with each other holder of Units of the class or series of Units that is held in the Charitable Trust, that portion of the assets of the Partnership available for distribution to the holders of such class or series (and, within such class, pro rata in proportion to the respective Percentage Interests in such class of such holders). The Charitable Trustee shall distribute any such assets received in respect of the Units held in the Charitable Trust in any liquidation, dissolution or winding up of, or distribution of the assets of the Partnership, in accordance with Section 12.4.E.

  E. Redemption of Units Held by Charitable Trustee. Within 20 days of receiving notice from the Partnership that Units have been transferred to the Charitable Trust, the Partnership shall redeem the Units held in the Charitable Trust in accordance with Section 8.6.B. Upon such redemption, the interest of the Charitable Beneficiary in the Units redeemed shall terminate and the Charitable Trustee shall distribute the net proceeds of the redemption to the Prohibited Owner and to the Charitable Beneficiary as provided in this
Section 12.4.E. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the Units or, if the Prohibited Owner did not give value for the Units in connection with the event causing the Units to be held in the Charitable Trust (e.g., in the case of a gift, devise or other such transaction), the fair market value (based on the Market Price of the Shares of the General Partner) of the Units on the day of the event causing the Units to be held in the Charitable Trust and (2) the price per Unit received by the Charitable Trustee from the redemption or other disposition of the Units held in the Charitable Trust. Any net proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Partnership that Units have been transferred to the Charitable Trustee, such Units are redeemed by a Prohibited Owner, then (i) such Units shall be deemed to have been redeemed on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for such Units that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 12.4.E, such excess shall be paid by the Prohibited Owner to the Charitable Trustee upon demand.

  F. Designation of Charitable Beneficiaries. By written notice to the Charitable Trustee, the Partnership shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (i) Units held in the Charitable Trust would not violate the Ownership Limitation and (ii) each such organization must be described in Sections 501(c)(3), 170(b)(1)(A) or 170(c)(2) of the Code and that no such organization constitutes Ownership of Units (including Units owned by it by reason of its being a Charitable Beneficiary) that exceeds the Ownership Limitation.

SECTION 12.5 ENFORCEMENT

  The Partnership is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article XII.

SECTION 12.6 NON-WAIVER

  No delay or failure on the part of the Partnership in exercising any right hereunder shall operate as a waiver of any right of the Partnership, as the case may be, except to the extent specifically waived in writing.

                                 ARTICLE XIII

                             Admission of Partners

SECTION 13.1 ADMISSION OF A SUCCESSOR GENERAL PARTNER

  A successor to all of the General Partner's General Partnership Interest pursuant to Section 11.2 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective upon such transfer. Any such transferee shall carry on the business of the Partnership without dissolution. In each case, the admission shall be subject to such successor General Partner executing and delivering to the Partnership a written acceptance of all of the terms and conditions of this Agreement and such other documents or instruments as may be required to effect the admission.

SECTION 13.2 ADMISSION OF ADDITIONAL LIMITED PARTNERS

  A. General. No Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent shall be given or withheld in the General Partner's sole and absolute discretion. A Person who makes a Capital Contribution to the Partnership in accordance with this Agreement, including without limitation, under Section 4.2.B, or who exercises an option to receive Units shall be admitted to the Partnership as an Additional Limited Partner only with the consent of the General Partner and only upon furnishing to the General Partner (i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in
Section 16.11 and (ii) such other documents or instruments as may be required in the discretion of the General Partner to effect such Person's admission as an Additional Limited Partner. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded on the books and records of the Partnership, following the consent of the General Partner to such admission.

  B. Allocations to Additional Limited Partners. If any Additional Limited Partner is admitted to the Partnership on any day other than the first day of a Partnership Year, then Net Income, Net Losses, each item thereof and all other items allocable among Partners and Assignees for such Partnership Year shall be allocated among such Additional Limited Partner and all other Partners and Assignees by taking into account their varying interests during the Partnership Year in accordance with Section 706(d) of the Code, using the interim closing of the books method (unless the General Partner, in its sole and absolute discretion, elects to adopt a daily, weekly or monthly proration method, in which event Net Income, Net Losses, and each item thereof would be prorated based upon the applicable period selected by the General Partner). Solely for purposes of making such allocations, each of such items for the calendar month in which an admission of any Additional Limited Partner occurs shall be allocated among all the Partners and Assignees including such Additional Limited Partner. All distributions of Available Cash with respect to which the Partnership Record Date is before the date of such admission shall be made solely to Partners and Assignees other than the Additional Limited Partner, and all distributions of Available Cash thereafter shall be made to all the Partners and Assignees including such Additional Limited Partner.

SECTION 13.3 AMENDMENT OF AGREEMENT AND CERTIFICATE OF LIMITED PARTNERSHIP

  For the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Act to amend the records of the Partnership and, if necessary, to prepare as soon as practical an amendment of this Agreement (including an amendment of Exhibit A) and, if required by law, shall prepare and file an amendment to the Certificate and may for this purpose exercise the power of attorney granted pursuant to
Section 16.11.

                                  ARTICLE XIV

                          Dissolution and Liquidation

SECTION 14.1 DISSOLUTION

  The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the withdrawal of the General Partner, any successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and its affairs shall be wound up, upon the first to occur of any of the following ("Liquidating Events"):

    (i) the expiration of its term as provided in Section 2.4 hereof;

    (ii) an event of withdrawal of the General Partner, as defined in the Act (other than an event of bankruptcy), unless, within ninety (90) days after the withdrawal a "majority in interest" (as defined below) of the remaining Partners Consent in writing to continue the business of the Partnership and to the appointment, effective as of the date of withdrawal, of a substitute General Partner;

    (iii) through December 31, 2058, an election to dissolve the Partnership made by the General Partner with the consent of Limited Partners who hold ninety percent (90%) of the outstanding Units held by Limited Partners (including Units held by the General Partner);

    (iv) an election to dissolve the Partnership made by the General Partner, in its sole and absolute discretion after December 31, 2058;

    (v) entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Act;

    (vi) the sale of all or substantially all of the assets and properties of the Partnership for cash or for marketable securities; or

    (vii) a final and non-appealable judgment is entered by a court of competent jurisdiction ruling that the General Partner is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the General Partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless prior to or at the time of the entry of such order or judgment a "majority in interest" (as defined below) of the remaining Partners Consent in writing to continue the business of the Partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a substitute General Partner.

  As used herein, a "majority in interest" shall refer to Partners (excluding the General Partner) who hold more than fifty percent (50%) of the outstanding Percentage Interests not held by the General Partner.

SECTION 14.2 WINDING UP

  A. General. Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and Partners. No Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership's business and affairs. The General Partner (or, if there is no remaining General Partner, any Person elected by a majority in interest of the Limited Partners (the "Liquidator")) shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of the Partnership's liabilities and property and the Partnership property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the General Partners, include equity or other securities of the General Partners or any other entity) shall be applied and distributed in the following order:

    (1) First, to the payment and discharge of all of the Partnership's debts and liabilities to creditors other than the Partners;

    (2) Second, to the payment and discharge of all of the Partnership's debts and liabilities to the General Partners;

    (3) Third, to the payment and discharge of all of the Partnership's debts and liabilities to the Limited Partners;

    (4) Fourth, to the holder of Partnership Interests that are entitled to any preference in distribution upon liquidation in accordance with the rights of any such class or series of Partnership Interests (and, within each such class or series, to each holder thereof pro rata in proportion to its respective Percentage Interest in such class); and

    (5) The balance, if any, to the Partners in accordance with their Capital Accounts, after giving effect to all contributions, distributions, and allocations for all periods.

  The General Partner shall not receive any additional compensation for any services performed pursuant to this Article XIV.

  B. Deferred Liquidation. Notwithstanding the provisions of Section 14.2.A which require liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Partnership the Liquidator determines that an immediate sale of part or all of the Partnership's assets would be impractical or would cause undue loss to the Partners, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Partnership (including to those Partners as creditors) or distribute to the Partners, in lieu of cash, as tenants in common and in accordance with the provisions of Section 14.2.A, undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interest of the Partners, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

SECTION 14.3 COMPLIANCE WITH TIMING REQUIREMENTS OF REGULATIONS

  Subject to Section 14.4, if the Partnership is "liquidated" within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), distributions shall be made under this Article XIV to the General Partner and Limited Partners who have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2). If any Partner has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever. In the discretion of the General Partner, a pro rata portion of the distributions that would otherwise be made to the General Partner and Limited Partners pursuant to this Article XIV may be: (A) distributed to a trust established for the benefit of the General Partner and Limited Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership and paying any contingent or unforeseen liabilities or obligations of the Partnership or of the General Partner arising out of or in connection with the Partnership (in which case, the assets of any such trust shall be distributed to the General Partner and Limited Partners from time to time, in the reasonable discretion of the General Partner, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the General Partner and Limited Partners pursuant to this Agreement); or (B) withheld to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, provided that such withheld amounts shall be distributed to the General Partner and Limited Partners as soon as practicable.

SECTION 14.4 RIGHTS OF LIMITED PARTNERS

  Except as otherwise provided in this Agreement, each Limited Partner shall look solely to the assets of the Partnership for the return of its Capital Contributions and shall have no right or power to demand or receive property other than cash from the Partnership. Except as otherwise expressly provided in this Agreement, no Limited Partner shall have priority over any other Limited Partner as to the return of its Capital Contributions, distributions or allocations.

SECTION 14.5 NOTICE OF DISSOLUTION

  If a Liquidating Event occurs or an event occurs that would, but for provisions of an election or objection by one or more Partners pursuant to
Section 14.1, result in a dissolution of the Partnership, the General Partner shall, within thirty (30) days thereafter, provide written notice thereof to each of the Partners and to all other parties with whom the Partnership regularly conducts business (as determined in the discretion of the General Partner).

SECTION 14.6 CANCELLATION OF CERTIFICATE OF LIMITED PARTNERSHIP

  Upon the completion of the liquidation of Partnership cash and property as provided in Section 14.2, the Partnership shall be terminated and the Certificate and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

SECTION 14.7 REASONABLE TIME FOR WINDING UP

  A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 14.2, to minimize any losses otherwise attendant upon such winding up, and the provisions of this Agreement shall remain in effect among the Partners during the period of liquidation.

SECTION 14.8 WAIVER OF PARTITION

  Each Partner hereby waives any right to partition of the Partnership's property.

SECTION 14.9 LIABILITY OF LIQUIDATOR

  The Liquidator shall be indemnified and held harmless by the Partnership in the same manner and to the same degree as an Indemnitee may be indemnified pursuant to Section 7.7.

                                  ARTICLE XV

                 Amendment of Partnership Agreement; Meetings

SECTION 15.1 AMENDMENTS

  A. General. Amendments to this Agreement may be proposed by a General Partner or by any Limited Partners holding twenty-five percent (25%) or more of the Partnership Interests. Following such proposal (except an amendment governed by Section 15.1.B), the General Partner shall submit any proposed amendment to the Limited Partners. The General Partner shall seek the written vote of the Partners on the proposed amendment or shall call a meeting to vote thereon and to transact any other business that it may deem appropriate. For purposes of obtaining a written vote, the General Partner may require a response within a reasonable specified time, but not less than fifteen (15) days, and failure to respond in such time period shall constitute a vote in the same proportion as the votes of the Partners who responded in a timely manner. Except as provided in Section 15.1.B, 15.1.C or 15.1.D, a proposed amendment shall be adopted and be effective as an amendment hereto if it is approved by the General Partner and it receives the Consent of Limited Partners holding Percentage Interests that are more than fifty percent (50%) of the aggregate Percentage Interest of all Limited Partners holding Limited Partnership Interests then entitled to vote thereon (including for such purpose any such Limited Partnership Interests held by the General Partner).

  B. Amendments Not Requiring Limited Partner Approval. Notwithstanding
Section 15.1.A but subject to Section 15.1.C, the General Partner shall have the power, without the consent of the Limited Partners, to amend this Agreement as may be required to facilitate or implement any of the following purposes:

    (1) to add to the obligations of the General Partner or surrender any right or power granted to the General Partner or any Affiliate of the General Partner for the benefit of the Limited Partners;

    (2) to reflect the admission, substitution, termination or withdrawal of Partners in accordance with this Agreement (which may be effected through the replacement of Exhibit A with an amended Exhibit A);

    (3) to set forth the designations, rights, powers, duties and preferences of the holders of any additional Partnership Interests issued pursuant to
  Article IV;

    (4) to reflect a change that does not adversely affect the Limited Partners in any material respect, or to cure any ambiguity, correct or supplement any provision in this Agreement not inconsistent with law or with other provisions of this Agreement, or make other changes with respect to matters arising under this Agreement that will not be inconsistent with law or with the provisions of this Agreement; and

    (5) to satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a federal, state or local agency or contained in federal, state or local law.

  The General Partner shall notify the Limited Partners in writing when any action under this Section 15.1.B is taken in the next regular communication to the Limited Partners or within 90 days of the date thereof, whichever is earlier.

  C. Amendments Requiring Limited Partner Approval (Excluding General Partners). Notwithstanding Section 15.1.A, without the Consent of the Outside Limited Partners, the General Partner shall not amend Section 4.2.A, Section 5.1.E, Section 7.1.A (second sentence only), Section 7.4, Section 7.5, Section 7.6, Section 7.8, Section 7.10 (second sentence only), Section 7.11.B, Section 7.11.C, Section 8.5, Section 9.3, Section 11.2, Section 14.1 (other than
Section 14.1(iii) which can be amended only with a Consent of ninety percent (90%) of the Units (including Units held by the General Partner)), Section 14.5, this Section 15.1.C or Section 15.2.

  D. Other Amendments Requiring Certain Limited Partner
Approval. Notwithstanding anything in this Section 15.1 to the contrary, this Agreement shall not be amended with respect to any Partner adversely affected without the Consent of such Partner adversely affected if such amendment would
(i) convert a Limited Partner's interest in the Partnership into a general partner's interest, (ii) modify the limited liability of a Limited Partner or require the Limited Partner to make additional Capital Contributions or provide additional funding to the Partnership, (iii) amend Section 4.1 (last two sentences only), (iv) amend Section 7.11.A, (v) amend Article V, Article VI, clauses (1)-(5) of Section 14.2.A or Section 14.3 (except as permitted pursuant to Sections 4.2, 5.4, 6.2 and 15.1(B)(3)), (vi) amend Section 8.3,
(vii) amend Section 8.6 or any defined terms set forth in Article I that relate to the Unit Redemption Right (except as permitted in Section 8.6.E), (viii) amend Section 10.5, Section 11.2.B, Section 11.3.A, Section 11.3.B, Section 11.3.C., Section 11.4.B or Section 11.5 (second sentence only), (ix) amend Section 16.1, (x) amend Article XII (other than as reasonably necessary to maintain the General Partner Entity's qualification as a REIT) or (xi) amend this Section 15.1.D. This Section 15.1.D does not require unanimous consent of all Partners adversely affected unless the amendment is to be effective against all Partners adversely affected.

  E. Amendment and Restatement of Exhibit A Not An Amendment. Notwithstanding anything in this Article XV or elsewhere in this Agreement to the contrary, any amendment and restatement of Exhibit A hereto by the General Partner to reflect events or changes otherwise authorized or permitted by this Agreement, whether pursuant to Section 7.1.A(21) hereof or otherwise, shall not be deemed an amendment of this Agreement and may be done at any time and from time to time, as necessary by the General Partner without the Consent of the Limited Partners.

SECTION 15.2 MEETINGS OF THE PARTNERS

  A. General. Meetings of the Partners may be called by the General Partner and shall be called upon the receipt by the General Partner of a written request by Limited Partners holding twenty-five percent (25%) or more of the Partnership Interests. The call shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Partners not less than seven (7) days nor more than thirty (30) days prior to the date of such meeting. Partners may vote in person or by proxy at such meeting. Whenever the vote or Consent of Partners is permitted or required under this Agreement, such vote or Consent may be given at a meeting of Partners or may be given in accordance with the procedure prescribed in Section 15.1.A. Except as otherwise expressly provided in this Agreement, the consent of Partners holding Percentage Interests that are more than fifty percent (50%) of the aggregate Percentage Interest represented by the Partnership Interests then entitled to vote (including any such Partnership Interests held by the General Partner) shall control.

  B. Actions Without a Meeting. Except as otherwise expressly provided by this Agreement, any action required or permitted to be taken at a meeting of the Partners may be taken without a meeting if a written consent setting forth the action so taken is signed by Partners holding Percentage Interests that are more than fifty percent (50%) (or such other percentage as is expressly required by this Agreement) of the aggregate Percentage Interest represented by the Partnership Interests then entitled to vote thereon (including any such Partnership Interests held by the General Partner). Such consent may be in one instrument or in several instruments, and shall have the same force and effect as a vote of Partners holding Percentage Interests that are more than fifty percent (50%) (or such other percentage as is expressly required by this Agreement) of the aggregate Percentage Interest represented by the Partnership Interests then entitled to vote thereon (including any such Partnership Interests held by the General Partner). Such consent shall be filed with the General Partner. An action so taken shall be deemed to have been taken at a meeting held on the date on which written consents from Partners holding the required Percentage Interests have been filed with the General Partner.

  C. Proxy. Each Limited Partner may authorize any Person or Persons to act for him by proxy on all matters in which a Limited Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Limited Partner or its attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Limited Partner executing it, such revocation to be effective upon the Partnership's receipt of written notice thereof.

  D. Conduct of Meeting. Each meeting of Partners shall be conducted by the General Partner or such other Person as the General Partner may appoint pursuant to such rules for the conduct of the meeting as the General Partner or such other Person deem appropriate.

                                  ARTICLE XVI

                              General Provisions

SECTION 16.1 ADDRESSES AND NOTICE

  Any notice, demand, request or report required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner or Assignee at the address set forth in Exhibit A or such other address as the Partners shall notify the General Partner in writing.

SECTION 16.2 TITLES AND CAPTIONS

  All article or section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to "Articles" "Sections" and "Exhibits" are to Articles, Sections and Exhibits of this Agreement.

SECTION 16.3 PRONOUNS AND PLURALS

  Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

SECTION 16.4 FURTHER ACTION

  The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

SECTION 16.5 BINDING EFFECT

  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

SECTION 16.6 CREDITORS

  Other than as expressly set forth herein with regard to any Indemnitee, none of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

SECTION 16.7 WAIVER

  No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

SECTION 16.8 COUNTERPARTS

  This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.

SECTION 16.9 APPLICABLE LAW

  This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

SECTION 16.10 INVALIDITY OF PROVISIONS

  If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

SECTION 16.11 POWER OF ATTORNEY

  A. General. Each Limited Partner and each Assignee who accepts Units (or any rights, benefits or privileges associated therewith) is deemed to irrevocably constitute and appoint the General Partner, any Liquidator and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to:

    (1) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (a) all certificates, documents and other instruments (including, without limitation, this Agreement and the Certificate and all amendments or restatements thereof) that the General Partner or any Liquidator deems appropriate or necessary to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property, (b) all instruments that the General Partner or any Liquidator deem appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms, (c) all conveyances and other instruments or documents that the General Partner or any Liquidator deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement, including, without limitation, a certificate of cancellation, (d) all instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article XI, XII or XIII hereof or the Capital Contribution of any Partner and (e) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of Partnership Interests; and

    (2) execute, swear to, acknowledge and file all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the sole and absolute discretion of the General Partner or any Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Partners hereunder or is consistent with the terms of this Agreement or appropriate or necessary, in the sole discretion of the General Partner or any Liquidator, to effectuate the terms or intent of this Agreement.

  Nothing contained in this Section 16.11 shall be construed as authorizing the General Partner or any Liquidator to amend this Agreement except in accordance with Article XV hereof or as may be otherwise expressly provided for in this Agreement.

  B. Irrevocable Nature. The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, in recognition of the fact that each of the Partners will be relying upon the power of the General Partner or any Liquidator to act as contemplated by this Agreement in any filing or other action by it on behalf of the Partnership, and it shall survive and not be affected by the subsequent Incapacity of any Limited Partner or Assignee and the transfer of all or any portion of such Limited Partner's or Assignee's Units and shall extend to such Limited Partner's or Assignee's heirs, successors, assigns and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or any Liquidator, acting in good faith pursuant to such power of attorney; and each such Limited Partner or Assignee hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the General Partner or any Liquidator, taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within fifteen
(15) days after receipt of the General Partner's or Liquidator's request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator, as the case may be, deems necessary to effectuate this Agreement and the purposes of the Partnership.

SECTION 16.12 ENTIRE AGREEMENT

  This Agreement contains the entire understanding and agreement among the Partners with respect to the subject matter hereof and supersedes any prior written oral understandings or agreements among them with respect thereto.

SECTION 16.13 NO RIGHTS AS SHAREHOLDERS

  Nothing contained in this Agreement shall be construed as conferring upon the holders of the Units any rights whatsoever as partners or shareholders of the General Partner Entity, including, without limitation, any right to receive dividends or other distributions made to shareholders of the General Partner Entity or to vote or to consent or receive notice as shareholders in respect to any meeting of shareholders for the election of trustees of the General Partner Entity or any other matter.

SECTION 16.14 LIMITATION TO PRESERVE REIT STATUS

  To the extent that any amount paid or credited to the General Partner or any of its officers, directors, trustees, employees or agents pursuant to Section
7.4 or Section 7.7 would constitute gross income to the General Partner for purposes of Section 856(c)(2) or 856(c)(3) of the Code (a "General Partner Payment") then, notwithstanding any other provision of this Agreement, the amount of such General Partner Payment for any fiscal year shall not exceed the lesser of:

    (i) an amount equal to the excess, if any, of (a) 4.20% of the General Partner's total gross income (but not including the amount of any General Partner Payments) for the fiscal year which is described in subsections (A) through (H) of Section 856(c)(2) of the Code over (b) the amount of gross income (within the meaning of Section 856(c)(2) of the Code) derived by the General Partner from sources other than those described in subsections (A) through (H) of Section 856(c)(2) of the Code (but not including the amount of any General Partner Payments); or

    (ii) an amount equal to the excess, if any of (a) 25% of the General Partner's total gross income (but not including the amount of any General Partner Payments) for the fiscal year which is described in subsections (A) through (I) of Section 856(c)(3) of the Code over (b) the amount of gross income (within the meaning of Section 856(c)(3) of the Code) derived by the General Partner from sources other than those described in subsections (A) through (I) of Section 856(c)(3) of the Code (but not including the amount of any General Partner Payments);

provided, however, that General Partner Payments in excess of the amounts set forth in subparagraphs (i) and (ii) above may be made if the General Partner, as a condition precedent, obtains an opinion of tax counsel that the receipt of such excess amounts would not adversely affect the General Partner's ability to qualify as a REIT. To the extent General Partner Payments may not be made in a year due to the foregoing limitations, such General Partner Payments shall carry over and be treated as arising in the following year, provided, however, that such amounts shall not carry over for more than five years, and if not paid within such five year period, shall expire; provided further, that (i) as General Partner Payments are made, such payments shall be applied first to carry over amounts outstanding, if any, and (ii) with respect to carry over amounts for more than one Partnership Year, such payments shall be applied to the earliest Partnership Year first.

  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                          GENERAL PARTNER:

                                          HOST MARRIOTT TRUST


                                          By:
                                              ---------------------------------
                                              Name:
                                              Title:

                                          LIMITED PARTNERS:


                                          By:
                                              ---------------------------------
                                              as Attorney-in-Fact for the
                                               Limited Partners

                                                                       EXHIBIT A

                       PARTNERS AND PARTNERSHIP INTERESTS

                                  CLASS A           CLASS B      AGREED INITIAL  PERCENTAGE
NAME AND ADDRESS OF PARTNER  PARTNERSHIP UNITS PARTNERSHIP UNITS CAPITAL ACCOUNT  INTEREST
---------------------------  ----------------- ----------------- --------------- ----------
GENERAL PARTNER:
LIMITED PARTNERS:
  TOTAL                                                                            100.00%
                                    ===               ===              ===         ======

                                                                      EXHIBIT B

                          CAPITAL ACCOUNT MAINTENANCE

1. CAPITAL ACCOUNTS OF THE PARTNERS

  A. The Partnership shall maintain for each Partner a separate Capital Account in accordance with the rules of Regulations Section l.704-l(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions and any other deemed contributions made by such Partner to the Partnership pursuant to this Agreement and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 1.B hereof and allocated to such Partner pursuant to
Section 6.1 of the Agreement and Exhibit C thereof, and decreased by (x) the amount of cash or Agreed Value of all actual and deemed distributions of cash or property made to such Partner pursuant to this Agreement and (y) all items of Partnership deduction and loss computed in accordance with Section 1.B hereof and allocated to such Partner pursuant to Section 6.1 of the Agreement and Exhibit C thereof.

  B. For purposes of computing the amount of any item of income, gain, deduction or loss to be reflected in the Partners' Capital Accounts, unless otherwise specified in this Agreement, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes determined in accordance with Section 703(a) of the Code (for this purpose all items of income, gain, loss or deduction required to be stated separately pursuant to
Section 703(a) (1) of the Code shall be included in taxable income or loss), with the following adjustments:

    (1) Except as otherwise provided in Regulations Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership, provided that the amounts of any adjustments to the adjusted bases of the assets of the Partnership made pursuant to Section 734 of the Code as a result of the distribution of property by the Partnership to a Partner (to the extent that such adjustments have not previously been reflected in the Partners' Capital Accounts) shall be reflected in the Capital Accounts of the Partners in the manner and subject to the limitations prescribed in Regulations Section l.704-1(b)(2)(iv) (m)(4).

    (2) The computation of all items of income, gain, and deduction shall be made without regard to the fact that items described in Sections 705(a)(l)(B) or 705(a)(2)(B) of the Code are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes.

    (3) Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership's Carrying Value with respect to such property as of such date.

    (4) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year.

    (5) In the event the Carrying Value of any Partnership Asset is adjusted pursuant to Section 1.D hereof, the amount of any such adjustment shall be taken into account as gain or loss from the disposition of such asset.

    (6) Any items specially allocated under Section 2 of Exhibit C hereof shall not be taken into account.

  C. Generally, a transferee (including any Assignee) of a Unit shall succeed to a pro rata portion of the Capital Account of the transferor; provided, however, that, if the transfer causes a termination of the Partnership under
Section 708(b)(l)(B) of the Code, the Partnership's properties shall be deemed, solely for federal income tax purposes, to have been distributed in liquidation of the Partnership to the holders of the Partnership units (including the transferee) and recontributed by such Persons in reconstitution of the Partnership. In such event, the Carrying Values of the Partnership properties shall be adjusted immediately prior to such deemed distribution pursuant to Section 1.D(2) hereof. The Capital Accounts of such reconstituted Partnership shall be maintained in accordance with the principles of this Exhibit B.

  D. (1) Consistent with the provisions of Regulations Section 1.704-1(b)(2)(iv)(f), and as provided in Section 1.D(2), the Carrying Values of all Partnership assets shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as of the times of the adjustments provided in Section 1.D(2) hereof, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property and allocated pursuant to Section 6.1 of the Agreement.

  (2) Such adjustments shall be made as of the following times: (a) immediately prior to the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (b) immediately prior to the distribution by the Partnership to a Partner of more than a de minimis amount of property as consideration for an interest in the Partnership; and (c) immediately prior to the liquidation of the Partnership within the meaning of Regulations Section 1.704-l(b)(2)(ii)(g), provided however that adjustments pursuant to clauses
(a) and (b) above shall be made only if the General Partner determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership.

  (3) In accordance with Regulations Section 1.704-l(b)(2)(iv)(e), the Carrying Value of Partnership assets distributed in kind shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as of the time any such asset is distributed.

  (4) In determining Unrealized Gain or Unrealized Loss for purposes of this Exhibit B, the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) shall be determined by the General Partner using such reasonable method of valuation as it may adopt, or in the case of a liquidating distribution pursuant to Article XIV of the Agreement, shall be determined and allocated by the Liquidator using such reasonable methods of valuation as it may adopt. The General Partner, or the Liquidator, as the case may be, shall allocate such aggregate fair market value among the assets of the Partnership in such manner as it determines in its sole and absolute discretion to arrive at a fair market value for individual properties.

  E. The provisions of the Agreement (including this Exhibit B and the other Exhibits to the Agreement) relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Partnership, the General Partner, or the Limited Partners) are computed in order to comply with such Regulations, the General Partner may make such modification without regard to Article XV of the Agreement, provided that it is not likely to have a material effect on the amounts distributable to any Person pursuant to Article XIV of the Agreement upon the dissolution of the Partnership. The General Partner also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership's balance sheet, as computed for book purposes, in accordance with Regulations Section l.704-l(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section l.704-1(b).

2. NO INTEREST

  No interest shall be paid by the Partnership on Capital Contributions or on balances in Partners' Capital Accounts.

3. NO WITHDRAWAL

  No Partner shall be entitled to withdraw any part of its Capital Contribution or Capital Account or to receive any distribution from the Partnership, except as provided in Articles IV, V, VII, XIII and XIV of the Agreement.

                                   EXHIBIT C

                           Special Allocation Rules

1. SPECIAL ALLOCATION RULES.

  Notwithstanding any other provision of the Agreement or this Exhibit C, the following special allocations shall be made in the following order:

  A. Minimum Gain Chargeback. Notwithstanding the provisions of Section 6.1 of the Agreement or any other provisions of this Exhibit C, if there is a net decrease in Partnership Minimum Gain during any Partnership Year, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner's share of the net decrease in Partnership Minimum Gain, as determined under Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(f)(6). This
Section 1.A is intended to comply with the minimum gain chargeback requirements in Regulations Section 1.704-2(f) and for purposes of this
Section 1.A only, each Partner's Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to Section 6.1 of this Agreement with respect to such Partnership Year and without regard to any decrease in Partner Minimum Gain during such Partnership Year.

  B. Partner Minimum Gain Chargeback. Notwithstanding any other provision of
Section 6.1 of this Agreement or any other provisions of this Exhibit C (except Section 1.A hereof), if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Partnership Year, each Partner who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i) (5), shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner's share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations
Section 1.704-2(i) (5). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each General Partner and Limited Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(i) (4). This Section 1.B is intended to comply with the minimum gain chargeback requirement in such Section of the Regulations and shall be interpreted consistently therewith. Solely for purposes of this Section 1.B, each Partner's Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to Section 6.1 of the Agreement or this Exhibit with respect to such Partnership Year, other than allocations pursuant to
Section 1.A hereof.

  C. Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Regulations Sections 1.704-l(b)(2)(ii)(d)(4), l.704-1(b)(2)(ii)(d)(5), or 1.704-
l(b)(2)(ii)(d)(6), and after giving effect to the allocations required under Sections 1.A and 1.B hereof with respect to such Partnership Year, such Partner has an Adjusted Capital Account Deficit, items of Partnership income and gain (consisting of a pro rata portion of each item of Partnership income, including gross income and gain for the Partnership Year) shall be specifically allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, its Adjusted Capital Account Deficit created by such adjustments, allocations or distributions as quickly as possible. This Section 1.C is intended to constitute a "qualified income offset" under Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

  D. Gross Income Allocation. In the event that any Partner has an Adjusted Capital Account Deficit at the end of any Partnership Year (after taking into account allocations to be made under the preceding paragraphs hereof with respect to such Partnership Year), each such Partner shall be specially allocated items of Partnership income and gain (consisting of a pro rata portion of each item of Partnership income, including gross income and gain for the Partnership Year) in an amount and manner sufficient to eliminate, to the extent required by the Regulations, its Adjusted Capital Account Deficit.

  E. Nonrecourse Deductions. Except as may otherwise be expressly provided by the General Partner pursuant to Section 4.2 with respect to other classes of Units, Nonrecourse Deductions for any Partnership Year shall be allocated only to the Partners holding Class A Units and Class B Units in accordance with their respective Percentage Interests. If the General Partner determines in its good faith discretion that the Partnership's Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the Limited Partners, to revise the prescribed ratio for such Partnership Year to the numerically closest ratio which would satisfy such requirements.

  F. Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Partnership Year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Sections 1.704-2(b)(4) and 1.704-2(i).

  G. Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Regulations Section 1.704-l(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

2. ALLOCATIONS FOR TAX PURPOSES

  A. Except as otherwise provided in this Section 2, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to Section 6.1 of the Agreement and Section 1 of this Exhibit C.

  B. In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, and deduction shall be allocated for federal income tax purposes among the Partners as follows:

    (1) (a) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners consistent with the principles of Section 704(c) of the Code to take into account the variation between the 704(c) Value of such property and its adjusted basis at the time of contribution (taking into account Section 2.C of this Exhibit C); and

      (b) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of "book" gain or loss is allocated pursuant to Section 6.1 of the Agreement and Section 1 of this Exhibit C.

    (2) (a) In the case of an Adjusted Property, such items shall

        (i) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Exhibit B;

        (ii) second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 2.B(1) of this Exhibit C; and

      (b) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner its correlative item of "book" gain or loss is allocated pursuant to Section 6.1 of the Agreement and Section 1 of this Exhibit C.

    (3) all other items of income, gain, loss and deduction shall be allocated among the Partners the same manner as their correlative item of "book" gain or loss is allocated pursuant to Section 6.1 of the Agreement and Section 1 of this Exhibit C.

  C. To the extent Regulations promulgated pursuant to Section 704(c) of the Code permit a partnership to utilize alternative methods to eliminate the disparities between the Carrying Value of property and its adjusted basis, the General Partner shall, subject to the following, have the authority to elect the method to be used by the Partnership and such election shall be binding on all Partners. Subject to the exceptions described in the next three sentences, with respect to the Contributed Property transferred to the Partnership as of the date hereof, the Partnership shall elect to use the "traditional method" set forth in Regulations Section 1.704-3(b), but may make a curative allocation pursuant to Regulations Section 1.704-3(c) to a Partner of taxable gain recognized by the Partnership on the sale or other taxable disposition of part or all of the Contributed Property to reduce or eliminate disparities between the book and tax items of the noncontributing Partners attributable to the application of the "ceiling rule" under the "traditional method." With respect to the Contributed Property transferred to the Partnership as of the date hereof by various affiliates of The Blackstone Group and a series of funds controlled by Blackstone Real Estate Partners, the Partnership shall elect to use the "traditional method" set forth in Regulations Section 1.704-3(b). With respect to the Contributed Property transferred to the Partnership by The Ritz-Carlton Hotels as of the date hereof, the Partnership shall use the method specified pursuant to the agreement governing the contribution of the Contributed Property. With respect to the Contributed Property transferred to the Partnership by Capitol Center Associates Limited Partnership as of the date hereof, the Partnership shall use the "remedial method" set forth in Regulations Section 1.704-3(d).

                                   EXHIBIT D

                             Notice of Redemption

  The undersigned hereby irrevocably (i) redeems     Units in Host Marriott,
L.P. in accordance with the terms of the First Amended and Restated Agreement of Limited Partnership of Host Marriott, L.P., as amended, and the Unit Redemption Right referred to therein, (ii) surrenders such Units and all right, title and interest therein and (iii) directs that the Cash Amount or Shares Amount (as determined by the General Partner) deliverable upon exercise of the Unit Redemption Right be delivered to the address specified below, and if Shares are to be delivered, such Shares be registered or placed in the name(s) and at the address(es) specified below. The undersigned hereby represents, warrants and certifies that the undersigned (a) has marketable and unencumbered title to such Units, free and clear of the rights of or interests of any other person or entity, (b) has the full right, power and authority to redeem and surrender such Units as provided herein and (c) has obtained the consent or approval of all persons or entities, if any, having the right to consult or approve such redemption and surrender.

Dated:                 Name of Limited Partner:
       -----------                              ------------


                                          -------------------------------------
                                             (Signature of Limited Partner)


                                          -------------------------------------
                                                    (Street Address)


                                          -------------------------------------
                                            (City)     (State)    (Zip Code)

                                          Signature Guaranteed by:


                                          -------------------------------------

                     If Shares are to be issued, issue to:

                     Name:

                     Please insert social security or identifying number:

                                                                       EXHIBIT E

                         VALUE OF CONTRIBUTED PROPERTY

CONTRIBUTED PROPERTY                                   704(C) VALUE AGREED VALUE
--------------------                                   ------------ ------------
                                                           $            $
                                                           ----         ----
  Subtotal............................................     $            $
                                                           ----         ----
                                                           $            $
                                                           ----         ----
  Subtotal............................................     $            $
                                                           ----         ----
                                                           $            $
                                                           ----         ----
  Subtotal............................................     $            $
                                                           ----         ----
                                                           $            $
                                                           ----         ----
  Subtotal............................................     $            $
                                                           ----         ----
                                                           $            $
                                                           ----         ----
  Subtotal............................................     $            $
                                                           ----         ----
                                                           $            $
                                                           ----         ----
  Subtotal............................................     $            $
                                                           ----         ----
TOTAL CONTRIBUTED PROPERTY............................     $            $
                                                           ====         ====

                                                                      APPENDIX B

                                                                     APPENDIX C
                            FORM OF TAX OPINION OF
                            HOGAN & HARTSON L.L.P.
                            WITH RESPECT TO MERGERS

                                      , 1998

Host Marriott Trust
Host Marriott, L.P.
10400 Fernwood Road
Bethesda, MD 20817

Ladies and Gentlemen:

  We have acted as tax counsel to Host Marriott Trust, a Maryland real estate investment trust ("Host REIT"), Host Marriott Corporation, a Delaware corporation ("Host"), and Host Marriott, L.P., a Delaware limited partnership (the "Operating Partnership"), in connection with the following series of related transactions (which collectively are referred to as the "REIT Conversion"), each of which is described more fully in the Prospectus/Consent Solicitation Statement which is part of the Registration Statement filed with the Securities and Exchange Commission by the Operating Partnership on Form S-4 (File No. 333-55807) and which includes the Supplement for each Partnership (as defined in (i) below) attached thereto (the "Consent Solicitation"):

    (i) the contribution of the following assets by Host and its subsidiaries to the Operating Partnership, in exchange for a number of units of limited partnership interest ("OP Units") and units of general partnership interest of the Operating Partnership equal to the number of shares of Host common stock outstanding at the time of the REIT Conversion, preferred partnership interests in the Operating Partnership corresponding to any shares of Host preferred stock outstanding at the time of the REIT Conversion, and the assumption of certain liabilities of Host and its subsidiaries: (a) its wholly owned full-service hotel assets; (b) its interests in Atlanta Marriott Marquis II Limited Partnership, a Delaware limited partnership ("Atlanta Marquis"); Desert Springs Marriott Limited Partnership, a Delaware limited partnership ("Desert Springs"); Hanover Marriott Limited Partnership, a Delaware limited partnership ("Hanover"); Marriott Diversified American Hotels, L.P., a Delaware limited partnership ("MDAH"); Marriott Hotel Properties Limited Partnership, a Delaware limited partnership ("MHP"); Marriott Hotel Properties II Limited Partnership, a Delaware limited partnership ("MHP2"); Mutual Benefit Chicago Marriott Suite Hotel Partners, L.P., a Rhode Island limited partnership ("Chicago Suites"); and Potomac Hotel Limited Partnership, a Delaware limited partnership ("PHLP") (collectively, the "Partnerships"); (c) its interests in partnerships (other than the Partnerships) or limited liability companies that own one or more full-service hotels and are not wholly owned by Host or one of its subsidiaries (the "Private Partnerships" and together with the Partnerships, the "Hotel Partnerships"); and (d) certain other businesses and assets (excluding that portion of its shares of common stock of HMC Senior Communities, Inc., a Delaware corporation ("SLC"), and a certain amount of cash and possibly other consideration, which Host will distribute to its shareholders, as described in (vii) below);

    (ii) the refinancing and amendment of the debt securities and certain credit facilities of Host;

    (iii) the proposed mergers of subsidiaries of the Operating Partnership (the "Merger Partnerships") into the Partnerships, in which the Partnerships will be the surviving entities (the "Mergers");

    (iv) the acquisition (whether by merger or otherwise) by the Operating Partnership of certain Private Partnerships or interests therein;

    (v) the acquisition by the Operating Partnership of ownership of, or controlling interests in, twelve upscale and luxury full-service hotel properties (the "Blackstone Hotels") and certain other related assets (including a mortgage loan secured by an additional hotel) from The Blackstone Group and a series of funds controlled by Blackstone Real Estate Partners (collectively, the "Blackstone Entities") in exchange for the assumption or repayment of debt, OP Units and shares of common stock of SLC, and cash (the "Blackstone Acquisition");

    (vi) the creation and capitalization of the one or more taxable corporations in which the Operating Partnership will own 95% of the economic interest but no voting stock and which will hold various assets contributed by Host and its subsidiaries to the Operating Partnership (the "Non-Controlled Subsidiaries") with all of the voting stock, representing 5% of the economic interest, to be owned by the Host Marriott Incentive Compensation Statutory Trust, the beneficiaries of which will be certain employees of Host REIT and a designated public charity (the "Incentive Compensation Trust");

    (vii) the merger of Host into Host REIT, and the subsequent distribution by Host of SLC common stock and cash and possibly other consideration to Host's shareholders;

    (viii) the leasing of the hotels in which the Operating Partnership has a direct or indirect interest (the "Hotels") to subsidiaries of SLC; and

    (ix) the related transactions described in the Consent Solicitation and the other steps necessary or desirable to complete the REIT Conversion.

  In connection with the REIT Conversion, we have been asked to provide you with the opinions on certain federal income tax matters set forth in this letter. Capitalized terms used in this letter and not otherwise defined herein have the meaning set forth in the Consent Solicitation.

BASES FOR OPINIONS

  The opinions set forth in this letter are based on relevant current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (the "IRS"), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in material modifications of our opinions. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue merely represents counsel's best judgment with respect to the probable outcome on the merits with respect to such issue, is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

  In rendering the following opinions, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinions, including the following: (1) the Consent Solicitation; (2) the First Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of
    , 1998; (3) the Declaration of Trust of Host REIT, dated as of     , 1998;
(4) the Articles of Incorporation of SLC, dated as of      and the Bylaws of
SLC, dated as of     ; (5) the partnership agreements (or form thereof), each
as amended to the date hereof and as proposed to be amended in connection with the REIT Conversion, of each Partnership, each Merger Partnership and each Private Partnership that will remain in existence after the REIT Conversion;
(6) the form of agreement of merger relating to the Mergers (including various exhibits thereto) by and among the Operating Partnership, a Partnership, and its corresponding Merger Partnership, as amended to the date hereof; (7) each contribution agreement relating to the acquisition by the Operating Partnership of the non-Host interests in the Private Partnerships; (8) the separate contribution agreements (or form thereof) relating to the Blackstone Acquisition and the acquisition by the Operating Partnership of Host's assets, respectively; (9) the form of lease pursuant to which the Operating Partnership, its subsidiaries and its controlled partnerships will lease virtually all of the Hotels to the Lessees (the "Leases"); (10) the form of sale agreements pursuant to which the Operating Partnership and certain of its subsidiaries and controlled partnerships, and Atlanta Marquis, Hanover, MHP and PHLP will separately sell a portion of the personal property associated with the hotels owned by such entities to a Non-Controlled Subsidiary; (11) the organizational documents (or form thereof) relating to the formation and capitalization of each Non-Controlled Subsidiary; (12) the form of operating agreement of the Lessees, each as amended through the date hereof; (13) the organizational documents (or form thereof) relating to the formation and capitalization of the Incentive Compensation Trust; and (14) any other necessary documents. In particular, in rendering the opinions set forth in this letter, we have relied on certain written representations of Host REIT, Host, the Operating Partnership, and the General Partners contained in a letter to us dated on this date, regarding certain aspects of the REIT Conversion (the "Representation Letter").

  For purposes of rendering our opinions, we have not made an independent investigation or audit of the facts set forth in any of the above-referenced documents, including the Consent Solicitation and the Representation Letter. In particular, but without limiting the foregoing, we did not prepare the information in (i) the chart setting forth the estimated Book-Tax Difference per Partnership Unit with respect to the Hotels owned by each of the Partnerships, which appears in the Consent Solicitation under the heading "Federal Income Tax Consequences--Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers--Sale of Individual Hotels" (or the corresponding information included in the Supplements for the individual Partnerships); (ii) the chart setting forth the estimated "capital accounts" for the Limited Partners in each of the Partnerships (per Partnership Unit) as of the time of the Mergers, which appears in the Consent Solicitation under the heading "Federal Income Tax Consequences--Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers--Refinancing of the Indebtedness Secured by Individual Hotels;" (iii) Appendix E to the Consent Solicitation; or (iv) the numerical information appearing in the Supplements for the individual Partnerships under the caption "Federal Income Tax Consequences--Tax Treatment of [Partnership] Limited Partners Who Exercise Their Right to Make the Note Election," and we did not review or otherwise pass upon the underlying data used in preparing this information.

  We consequently have relied upon representations in the Representation Letter that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects. We are not aware, however, of any material facts or circumstances contrary to, or inconsistent with, the representations we have relied upon as described herein, or other assumptions set forth herein.

  In this regard, we have assumed the following: (i) that all of the representations and statements set forth in the documents that we reviewed (including the Representation Letter) are true and correct, and that all of the obligations imposed by any such documents on the parties thereto have been and will continue to be performed or satisfied in accordance with their terms;
(ii) the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made; (iii) that each of the Operating Partnership, the Hotel Partnerships, the Merger Partnerships and the other direct or indirect subsidiaries of the Operating Partnership have been and will continue to be operated in the manner described in the relevant partnership agreement, limited liability company operating agreement, articles of incorporation, or other organizational documents and in the Consent Solicitation; and (iv) that each of the Operating Partnership, the Hotel Partnerships, the Merger Partnerships and the other direct or indirect subsidiaries of the Operating Partnership is duly organized and validly existing under the laws of the state in which it was created. Any variation or difference in the facts from those set forth in the documents that we have reviewed and upon which we have relied (including in particular, the Consent Solicitation and the Representation Letter) may affect the conclusions stated herein.

OPINIONS

  Based upon, subject to, and limited by the assumptions and qualifications set forth herein, we are of the opinion that:

    1. The proposed method of operation of the Operating Partnership is such that it and each of the Partnerships will be treated as a partnership for federal income tax purposes and will not be subject to tax as a corporation or an association taxable as a corporation.

    2. Except for any gain attributable to the sale of personal property to a Non-Controlled Subsidiary in connection with the REIT Conversion, the Mergers will not result in the recognition of taxable gain or loss at the time of the Mergers to a Limited Partner (i) who does not exercise his Unit Redemption Right on a date sooner than the date two years after the date of the consummation of the Mergers; (ii) who does not receive a cash distribution (or a deemed cash distribution resulting from relief from liabilities, including as a result of the prepayment of certain indebtedness) in connection with the Mergers in excess of such Limited Partner's adjusted basis in his Partnership Interest at the time of the Mergers; (iii) who does not receive a Note upon the exercise of his right to make the Note Election; (iv) who is not required to recognize gain by reason of the exercise by another Limited Partner in the same Partnership of his right to make the Note Election; and (v) whose "at risk" amount does not fall below zero as a result of the Mergers.

    3. The Unit Redemption Right will not be considered "other consideration" such that its receipt in the Mergers would result in a Limited Partner being treated under the "disguised sale" rules (as set forth in Section 707 of the Code and the Treasury Regulations thereunder) as having sold all or a portion of his Partnership Interest to the Operating Partnership in the Mergers.

    4. A Limited Partner's exercise of his Unit Redemption Right more than two years after the date of consummation of the Mergers will not cause the Mergers to constitute a taxable transaction for the Limited Partner (or for the other Limited Partners in the same Partnership).

    5. It is more likely than not that a Limited Partner's exercise of his Unit Redemption Right more than one year after the date of consummation of the Mergers but less than two years after such date will not cause the Mergers to constitute a taxable transaction for the Limited Partner (or for the other Limited Partners in the same Partnership).

    6. Although the matter is not free from doubt, a Limited Partner who does not exercise his right to make the Note Election should not be required to recognize gain by reason of the exercise of such right by another Limited Partner in the same Partnership. In any event, such Limited Partner would not recognize gain in excess of the amount of such Limited Partner's allocable share of such gain (determined pursuant to his Partnership's partnership agreement).

    7. A Limited Partner's relief from Partnership liabilities allocable to such Limited Partner in connection with the Mergers and the REIT Conversion and/or any subsequent repayment of certain indebtedness encumbering the Hotels will not cause such Limited Partner to recognize taxable gain at the time of the Mergers unless (and only to the extent that) the amount thereof exceeds such Limited Partner's adjusted basis in his Partnership Interest at the time of the Mergers.

    8. The discussion in each of the Consent Solicitation and the Supplements under the heading "Federal Income Tax Consequences," to the extent such discussion contains descriptions of applicable federal income tax law, is correct in all material respects.

  In connection with our opinion regarding the tax status of the Operating Partnership, we note that if a partnership is a "publicly traded partnership" within the meaning of Section 7704 of the Code and the Treasury Regulations thereunder, it may not be treated as a partnership for federal income tax purposes. Based upon, subject to, and limited by the assumptions and qualifications set forth herein, we are of the opinion that, as of the Effective Date, the Operating Partnership will not be a "publicly traded partnership." There is a significant risk, however, that after the Unit Redemption Right becomes exercisable, the Operating Partnership will be a "publicly traded partnership." Nevertheless, a partnership that is a "publicly traded partnership" will be treated as a partnership for federal income tax purposes if at least ninety percent (90%) of its income consists of "qualifying income," as defined in Section 7704(d) of the Code. In this regard, we expect to provide Host REIT and the Operating Partnership with an opinion letter on the Effective Date, which will be based, in part, on our opinion that even if the Operating Partnership were a "publicly traded partnership" within the meaning of Section 7704 of the Code and the Treasury Regulations thereunder, it should qualify as a partnership for federal income tax purposes because it will have sufficient "qualifying income," as defined in Section 7704(d) of the Code. That opinion, however, will be based upon and limited by a number of representations as to key factual matters by Host REIT and the Operating Partnership.

  We note that in connection with the REIT Conversion, Atlanta Marquis, Hanover, MHP and PHLP will be required to sell a portion of the personal property associated with the Hotels owned by such Partnerships to a Non-Controlled Subsidiary. This opinion letter does not address the tax consequences to such Partnerships or the Limited Partners of such Partnerships of these transactions.

  In addition, a Limited Partner may exercise his right to make the Note Election and receive a Note in exchange for OP Units received in connection with the Mergers. This opinion letter does not address the tax consequences to the Limited Partners who make this election. Furthermore, as discussed in the Consent Solicitation under the heading "Federal Income Tax Consequences--Tax Consequences of the Mergers--Effect of Subsequent Events," a variety of future events and transactions could cause some or all of the Limited Partners holding OP Units to recognize part or all of the taxable gain that otherwise has been deferred through the Mergers. This opinion letter does not address the tax consequences to the Limited Partners of such future events and transactions, and the Limited Partners will have limited control, if any control, over whether these events and transactions occur.

                                   * * * * *

  For a discussion relating the law to the facts, and the legal analysis underlying the opinions set forth in this letter, we incorporate by reference the discussions of federal income tax issues in the Consent Solicitation and each of the Supplements under the heading "Federal Income Tax Consequences."

  We assume no obligation to advise you of any changes in our opinion subsequent to the deliveries of this opinion letter.

  This opinion letter addresses only the specific federal income tax matters set forth above and does not address any other federal, state, local or foreign tax consequences that may result from the REIT Conversion or any other transaction undertaken in connection therewith. Without limitation to the foregoing, this opinion letter expressly does not, and should not be construed to, address the tax consequences of the REIT Conversion for the General Partners, Host, Host REIT, or the owners of interests in any of these entities.

  This opinion letter has been prepared solely for your use in connection with the Consent Solicitation and the REIT Conversion and should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm. We do, however, consent to the references to this opinion letter and to Hogan & Hartson L.L.P. under the captions, "Legal Matters" and "Federal Income Tax Consequences," in the Consent Solicitation (and under the caption, "Federal Income Tax Consequences," in each of the Supplements) and to the inclusion of this opinion letter as an exhibit to the Consent Solicitation. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933.

                                          Very truly yours,

                                          Hogan & Hartson L.L.P.

                                                                     APPENDIX D
                            FORM OF TAX OPINION OF
                            HOGAN & HARTSON L.L.P.
                         WITH RESPECT TO QUALIFICATION
                            OF HOST REIT AS A REIT

                                      , 1998

Host Marriott Trust
Host Marriott, L.P.
10400 Fernwood Road
Bethesda, MD 20817

Ladies and Gentlemen:

  We have acted as tax counsel to Host Marriott Trust, a Maryland real estate investment trust ("Host REIT"), Host Marriott Corporation, a Delaware corporation ("Host"), and Host Marriott, L.P., a Delaware limited partnership (the "Operating Partnership"), in connection with the following series of related transactions (which collectively are referred to as the "REIT Conversion"), each of which is described more fully in the Prospectus/Consent Solicitation Statement which is part of the Registration Statement filed with the Securities and Exchange Commission by the Operating Partnership on Form S-4 (File No. 333-55807) and which includes the Supplement for each Partnership (as defined in (i) below) attached thereto (the "Consent Solicitation"):

    (i) the contribution of the following assets by Host and its subsidiaries to the Operating Partnership, in exchange for a number of units of limited partnership interest ("OP Units") and units of general partnership interest of the Operating Partnership equal to the number of shares of Host common stock outstanding at the time of the REIT Conversion, preferred partnership interests in the Operating Partnership corresponding to any shares of Host preferred stock outstanding at the time of the REIT Conversion, and the assumption of certain liabilities of Host and its subsidiaries: (a) its wholly owned full-service hotel assets; (b) its interests in Atlanta Marriott Marquis II Limited Partnership, a Delaware limited partnership ("Atlanta Marquis"); Desert Springs Marriott Limited Partnership, a Delaware limited partnership ("Desert Springs"); Hanover Marriott Limited Partnership, a Delaware limited partnership ("Hanover"); Marriott Diversified American Hotels, L.P., a Delaware limited partnership ("MDAH"); Marriott Hotel Properties Limited Partnership, a Delaware limited partnership ("MHP"); Marriott Hotel Properties II Limited Partnership, a Delaware limited partnership ("MHP2"); Mutual Benefit Chicago Marriott Suite Hotel Partners, L.P., a Rhode Island limited partnership ("Chicago Suites"); and Potomac Hotel Limited Partnership, a Delaware limited partnership ("PHLP") (collectively, the "Partnerships"); (c) its interests in partnerships (other than the Partnerships) or limited liability companies that own one or more full-service hotels and are not wholly owned by Host or one of its subsidiaries (the "Private Partnerships" and together with the Partnerships, the "Hotel Partnerships"); and (d) certain other businesses and assets (excluding that portion of its shares of common stock of HMC Senior Communities, Inc., a Delaware corporation ("SLC") and a certain amount of cash and possibly other consideration which Host will distribute to its shareholders, as described in (vii) below);

    (ii) the refinancing and amendment of the debt securities and certain credit facilities of Host;

    (iii) the proposed mergers of subsidiaries of the Operating Partnership (the "Merger Partnerships") into the Partnerships, in which the Partnerships will be the surviving entities (the "Mergers");

    (iv) the acquisition (whether by merger or otherwise) by the Operating Partnership of certain Private Partnerships or interests therein;

    (v) the acquisition by the Operating Partnership of ownership of, or controlling interests in, twelve upscale and luxury full-service hotel properties (the "Blackstone Hotels") and certain other related assets (including a mortgage loan secured by an additional hotel) from The Blackstone Group and a series of funds controlled by Blackstone Real Estate Partners (collectively, the "Blackstone Entities") in exchange for the assumption or repayment of debt, OP Units and shares of common stock of SLC, and cash (the "Blackstone Acquisition");

    (vi) the creation and capitalization of the one or more taxable corporations in which the Operating Partnership will own 95% of the economic interest but no voting stock and which will hold various assets contributed by Host and its subsidiaries to the Operating Partnership (the "Non-Controlled Subsidiaries") with all of the voting stock, representing 5% of the economic interest, to be owned by the Host Marriott Incentive Compensation Statutory Trust, the beneficiaries of which will be certain employees of Host REIT and a designated public charity (the "Incentive Compensation Trust");

    (vii) the merger of Host into Host REIT, and the subsequent distribution by Host of SLC common stock and cash and possibly other consideration to Host's shareholders;

    (viii) the leasing of the hotels in which the Operating Partnership has a direct or indirect interest (the "Hotels") to subsidiaries of SLC; and

    (ix) the related transactions described in the Consent Solicitation and the other steps necessary or desirable to complete the REIT Conversion.

  In connection with the REIT Conversion, we have been asked to provide you with the opinions on certain federal income tax matters set forth in this letter. Capitalized terms used in this letter and not otherwise defined herein have the meaning set forth in the Consent Solicitation.

BASES FOR OPINIONS

  The opinions set forth in this letter are based on relevant current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (the "IRS"), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in material modifications of our opinions. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue merely represents counsel's best judgment with respect to the probable outcome on the merits with respect to such issue, is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

  In rendering the following opinions, we have examined such statutes, regulations, records, agreements, certificates and other documents as we have considered necessary or appropriate as a basis for such opinions, including the following: (1) the Consent Solicitation; (2) the First Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated
as of   , 1998; (3) the Declaration of Trust of Host REIT, dated as of   ,
1998; (4) the Articles of Incorporation of SLC, dated as of     and the Bylaws
of SLC, dated as of    ; (5) the partnership agreements (or form thereof),
each as amended to the date hereof and as proposed to be amended in connection with the REIT Conversion, of each Partnership, each Merger Partnership and each Private Partnership that will remain in existence after the REIT Conversion; (6) the form of agreement of merger relating to the Mergers (including various exhibits thereto) by and among the Operating Partnership, a Partnership, and its corresponding Merger Partnership, as amended to the date hereof; (7) each contribution agreement relating to the acquisition by the Operating Partnership of the non-Host interests in the Private Partnerships;
(8) the separate contribution agreements (or form thereof) relating to the Blackstone Acquisition and the acquisition by the Operating Partnership of Host's assets, respectively; (9) the form of lease pursuant to which the Operating Partnership, its subsidiaries and its controlled partnerships will lease virtually all of the Hotels to the Lessees (the "Leases"); (10) the form of sale agreements pursuant to which the Operating Partnership and certain of its subsidiaries and controlled partnerships, and Atlanta Marquis, Hanover, MHP and

PHLP will separately sell a portion of the personal property associated with the hotels owned by such entities to a Non-Controlled Subsidiary; (11) the organizational documents (or form thereof) relating to the formation and capitalization of each Non-Controlled Subsidiary; (12) the form of operating agreement of the Lessees, each as amended through the date hereof; (13) the organizational documents (or form thereof) relating to the formation and capitalization of the Incentive Compensation Trust; and (14) any other necessary documents. The opinions set forth in this letter also are premised on certain written representations of Host REIT, Host and the Operating Partnership contained in a letter to us dated as of this date, regarding the organization, ownership and operations (including the income, assets, businesses, liabilities, properties and accumulated undistributed earnings and profits) of Host REIT, the Operating Partnership, the Hotel Partnerships, the Subsidiary Partnerships, the Non-Controlled Subsidiaries, the Incentive Compensation Trust, and SLC and the Lessees following the REIT Conversion (the "Representation Letter").

  For purposes of rendering our opinions, we have not made an independent investigation or audit of the facts set forth in any of the above-referenced documents, including the Consent Solicitation and the Representation Letter. We consequently have relied upon representations in the Representation Letter that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects. We are not aware, however, of any material facts or circumstances contrary to, or inconsistent with, the representations we have relied upon as described herein, or other assumptions set forth herein.

  In this regard, we have assumed the following: (i) that all of the representations and statements set forth in the documents that we reviewed (including the Representation Letter) are true and correct, and that all of the obligations imposed by any such documents on the parties thereto have been and will continue to be performed or satisfied in accordance with their terms;
(ii) the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made; (iii) that each of Host REIT, the Operating Partnership, the Hotel Partnerships, SLC, the Non-Controlled Subsidiaries, the Incentive Compensation Trust, the Lessees, and the Subsidiary Partnerships have been and will continue to be operated in the manner described in the relevant declaration of trust, partnership agreement, limited liability company operating agreement, articles of incorporation, or other organizational documents and in the Consent Solicitation; (iv) that each of Host REIT, the Operating Partnership, the Hotel Partnerships, SLC, the Non-Controlled Subsidiaries, the Incentive Compensation Trust, the Lessees, and the Subsidiary Partnerships is duly incorporated or organized and validly existing under the laws of the state in which it was created; (v) as represented by Host REIT and the Operating Partnership, that each of the Leases will be enforced in accordance with its terms, and that each of the lessors and the Lessees will act at all times in accordance with the terms thereof; (vi) as represented by Host REIT and the Operating Partnership, that there are no agreements or understandings between Host REIT or the Operating Partnership, on the one hand, and the Incentive Compensation Trust, which owns 100% of the voting stock of each Non-Controlled Subsidiary, or any of the Non-Controlled Subsidiaries themselves, on the other hand, that are inconsistent with the Incentive Compensation Trust being considered to be both the record and beneficial owner of more than 90% of the outstanding voting stock of each of the Non-Controlled Subsidiaries; and (vii) as represented by Host REIT and the Operating Partnership, no member of the Marriott family, or any entity in which any member of the Marriott family owns an interest, nor any other shareholder of Host REIT will own (determined by taking into account the attribution rules under Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code) at the time of the REIT Conversion more than 9.8% by value of Host REIT, and Host REIT will take all available measures (including without limitation enforcing the provisions of the Declaration of Trust of Host REIT) to ensure that there is not ownership in excess of such limit in the future. Any variation or difference in the facts from those set forth in the documents that we have reviewed and upon which we have relied (including, in particular, the Consent Solicitation and the Representation Letter) may affect the conclusions stated herein.

OPINIONS

  Based upon, subject to, and limited by the assumptions and qualifications set forth herein (including those set forth below), we are of the opinion that:

    1. Host REIT, beginning with its first taxable year commencing after consummation of the REIT Conversion, will be organized in conformity with the requirements for qualification as a REIT, and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code.

    2. The Leases will be respected as leases for federal income tax purposes.

                                   * * * * *

  Host REIT's ability to qualify as a REIT will depend in particular upon whether each of the Leases is respected as a lease for federal income tax purposes. If any one of such Leases is not respected as a lease for federal income tax purposes, the Company likely will fail to qualify as a REIT. The determination of whether a lease is a lease for federal income tax purposes is highly dependent on specific facts and circumstances. In delivering the opinion set forth above that each of the Leases will be respected as a lease for federal income tax purposes, and the opinion set forth above that Host REIT's proposed method of operation (as described in the Representation Letter) should enable Host REIT to meet the requirements for qualification and taxation as a REIT for its first taxable year commencing following consummation of the REIT Conversion and subsequent taxable years, we expressly rely upon, among other things, Host REIT's representations as to various factual matters with respect to the Leases, including representations as to the commercial reasonableness of the economic and other terms of the Leases, the intent and economic expectations of the parties to the Leases, and the allocation of various economic risks between the parties to the Leases, taking into account all surrounding facts and circumstances.

  Host REIT's ability to qualify as a REIT also will depend upon Host REIT not having at the close of its first taxable year for which its REIT election is effective any "earnings and profits" accumulated in any prior taxable year of Host REIT, Host, or any of its predecessors or subsidiaries (which would be based on the consolidated earnings and profits of Host (including each of its predecessors) accumulated from 1929, the first year that the predecessor of Host was a C corporation, through and including Host's 1998 taxable year). The calculation of "earnings and profits" depends upon a number of factual and legal interpretations related to the activities and operations of Host and its corporate affiliates during its entire corporate existence and is subject to review and challenge by the IRS. Host and Host REIT have represented to us for purposes of our opinion that Host REIT will not have at the close of its first taxable year for which its REIT election is effective any "earnings and profits" accumulated in any prior taxable year of Host REIT, Host, or any of its predecessors or subsidiaries. There can be no assurance, however, that the IRS will not examine the tax returns of Host and its affiliates for all years prior to and including the REIT Conversion and propose adjustments to increase their taxable income, which could result in Host REIT being considered to have undistributed "earnings and profits" at the close of its first taxable year for which its REIT election is effective, in which event Host REIT would not qualify as a REIT for such year. We express no opinion as to Host's current and accumulated "earnings and profits" or whether Host REIT will be considered to have undistributed "earnings and profits" at the close of its first taxable year for which its REIT election is effective.

  Host REIT's qualification and taxation as a REIT depend upon Host REIT's ability to meet on an ongoing basis (through actual annual operating results, distribution levels, diversity of share ownership and otherwise) the various qualification tests imposed under the Code and described in the Consent Solicitation. We have relied upon representations of Host REIT and the Operating Partnership with respect to these matters (including those set forth in the Representation Letter and in the Consent Solicitation) and will not review Host REIT's compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of Host REIT's operations, the sources of its income, the nature of its assets, the level of its distributions to shareholders and the diversity of its share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

  For a discussion relating the law to the facts, and the legal analysis underlying the opinions set forth in this letter, we incorporate by reference the discussions of federal income tax issues in the section of the Consent Solicitation under the heading "Federal Income Tax Consequences--Federal Income Taxation of Host REIT Following the Mergers."

  We assume no obligation to advise you of any changes in our opinion subsequent to the delivery of this opinion letter.

  This opinion letter addresses only the specific federal income tax matters set forth above and does not address any other federal, state, local or foreign tax consequences that may result from the REIT Conversion or any other transaction undertaken in connection therewith. This opinion letter has been prepared solely for your use in connection with the Consent Solicitation and the REIT Conversion and should not be quoted in whole or in part or otherwise be referred to, or filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm. We do, however, consent to the references to this opinion letter and to Hogan & Hartson L.L.P. under the captions, "Legal Matters" and "Federal Income Tax Consequences," in the Consent Solicitation (and under the caption, "Federal Income Tax Consequences," in the Supplements) and to the inclusion of the form of this opinion letter as an exhibit to the Consent Solicitation. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933.

                                          Very truly yours,

                                          Hogan & Hartson L.L.P.

                                                                     APPENDIX E

                                                   ESTIMATED                             ESTIMATED
                           ORIGINAL LIMITED     ORIGINAL LIMITED      ALLOCATION        ALLOCATION
                            PARTNER'S AD-        PARTNER'S AD-      OF PARTNERSHIP    OF PARTNERSHIP
                          JUSTED BASIS AS OF   JUSTED BASIS AS OF  LIABILITIES AS OF LIABILITIES AS OF
      PARTNERSHIP        DECEMBER 31, 1997(1) DECEMBER 31, 1998(2) DECEMBER 31, 1997 DECEMBER 31, 1998
      -----------        -------------------- -------------------- ----------------- -----------------
                                                    (PER PARTNERSHIP UNIT)
Atlanta Marquis.........       $ 69,241             $  7,073           $221,162          $163,994
Chicago Suites..........       $ 53,541             $ 53,016           $ 37,567          $ 35,538
Desert Springs
 PIF(3).................       $ 96,713             $104,207           $115,024          $123,279
 Installment(4).........       $ 96,914             $104,408           $115,024          $123,279
Hanover
 PIF(3).................       $191,006             $209,560           $135,329          $150,038
 Installment(4).........       $203,406             $221,960           $135,329          $150,038
MDAH
 PIF--COD(5)............       $209,866             $189,604           $171,164          $155,313
 Installment--COD(6)....       $209,107             $188,655           $171,164          $155,313
 PIF--COD Deferred(7)...       $200,281             $184,452           $171,164          $155,313
 Installment--COD
  Deferred(8)...........       $199,522             $183,503           $171,164          $155,313
MHP.....................       $112,346             $132,477           $192,626          $216,322
MHP2
 PIF(3).................       $309,743             $304,892           $262,726          $257,539
 Installment(4).........       $310,653             $305,802           $262,726          $257,539
PHLP....................       $ 20,823             $ 19,751           $ 77,625          $ 71,458

--------

(1) Amounts are for a Limited Partner who acquired a single Partnership Interest in the original offering of such interests and who has held such interest at all times since. The amount does not include syndication costs allocated to a Limited Partner. Syndication costs were $11,898 per Partnership Unit for Atlanta Marquis, $4,517 per Partnership Unit for Chicago Suites, $10,015 per Partnership Unit for Desert Springs, $13,358 per Partnership Unit for Hanover, $11,559 per Partnership Unit for MDAH, $10,700 per Partnership Unit for MHP, and $11,310 per Partnership Unit for MHP2.

(2) Computed without regard to the Merger and reflects a reduction in basis for projected distributions of cash including any amounts to be distributed from third and fourth quarter 1998 operations, which will be distributed in 1999.

(3) For a Limited Partner who paid in full ("PIF") for his Partnership Unit at the time of purchase.

(4) For a Limited Partner who purchased his Partnership Unit for an installment note.

(5) For a Limited Partner who paid in full for his Partnership Unit at the time of purchase and did not elect to reduce his tax basis in such Partnership Unit to defer the recognition of "cancellation of debt income" ("COD") in 1993.

(6) For a Limited Partner who purchased his Partnership Unit for an installment note and did not elect to reduce his tax basis in 1993.

(7) For a Limited Partner who paid in full for his Partnership Unit at the time of purchase and did elect to reduce his tax basis in 1993.

(8) For a Limited Partner who purchased his Partnership Unit for an installment note and did elect to reduce his tax basis in 1993.

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF TRUSTEES AND OFFICERS.

  The Declaration of Trust of Host REIT authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer or (b) any individual who, while a trustee of Host REIT and at the request of Host REIT, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her status as a present or former Trustee or officer of Host REIT. The Bylaws of Host REIT obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer who is made party to the proceeding by reason of his service in that capacity or (b) any individual who, while a trustee or officer of Host REIT and at the request of Host REIT, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he may become subject by reason of such status. The Declaration of Trust and Bylaws also permit Host REIT to indemnify and advance expenses to any person who served as a predecessor of Host REIT in any of the capacities described above and to any employee or agent of Host REIT or a predecessor of Host REIT. The Bylaws require Host REIT to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

  The Maryland REIT Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the MGCL for trustees and officers of Maryland corporations. Host REIT will indemnify its present and former trustees and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the trustee or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the trustee or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, Host REIT may not indemnify for an adverse judgment in a suit by or in the right of the corporation. The Bylaws of Host REIT require it, as a condition to advancing expenses, to obtain (a) a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by Host REIT as authorized by the Bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by Host REIT if it shall ultimately be determined that the standard of conduct was not met.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

                                                                          PAGE
                                                                          ----
FINANCIAL STATEMENT SCHEDULES
Report of Independent Public Accountants on Financial Statement Sched-
 ules.................................................................... S-1
Schedule III--Real Estate and Accumulated Depreciation................... S-2

 EXHIBITS
 --------
  2.1**   --Form of Agreement and Plan of Merger between the Partnerships and the Merger Partnerships
  3.1     --Form of Amended and Restated Agreement of Limited Partnership of
            Host Marriott, L.P.
  3.2     --Amended and Restated Agreement of Limited Partnership dated
            December 31, 1997 of Atlanta Marriott Marquis II Limited
            Partnership (incorporated by reference to Exhibit 2.a. of Atlanta
            Marquis Limited Partnership's Form 10-K for the year ended December
            31, 1997)
  3.3     --Amended and Restated Agreement of Limited Partnership dated June
            12, 1989, of Mutual Benefit Chicago Marriott Suite Hotel Partners,
            L.P. (incorporated by reference to Exhibit 3.1 of Mutual Benefit
            Chicago Marriott Suite Hotel Partners, L.P.'s Form 10 filed June
            12, 1998)
  3.4     --Second Amended and Restated Agreement of Limited Partnership dated
            September 26, 1997 of Desert Springs Marriott Limited Partnership
            (incorporated by reference to Exhibit 3.2 of Desert Springs Limited
            Partnership's Form 10-Q for the quarter ended September 30, 1997)
  3.5     --Second Amended and Restated Agreement of Limited Partnership dated
            April 3, 1997 of Hanover Marriott Limited Partnership (incorporated by reference to Exhibit 3(a) of Hanover Marriott Limited
            Partnership's Form 10 filed June 12, 1998)
  3.6     --Amended and Restated Agreement of Limited Partnership dated
            February 7, 1990 of Marriott Diversified American Hotels, L.P.
            (incorporated by reference to Exhibit 3(a) of Marriott Diversified
            American Hotels, L.P.'s Form 10 filed June 12, 1998)
  3.7     --Amended and Restated Agreement of Limited Partnership dated
            November 27, 1985 of Marriott Hotel Properties Limited Partnership
            (incorporated by reference to Exhibit 3.1 of Marriott Hotel
            Properties Limited Partnership's Form 10 dated September 29, 1986)
  3.8     --Amended and Restated Agreement of Limited Partnership dated June
            14, 1996 of Marriott Hotel Properties II Limited Partnership
            (incorporated by reference to Exhibit 3.1 of Marriott Hotel
            Properties II Limited Partnership's Form 10-K for the year ended
            December 31, 1996)
  3.9     --Amended and Restated Agreement of Limited Partnership dated July
            16, 1982 of Potomac Hotel Limited Partnership (incorporated by reference to Exhibit 3 of Potomac Hotel Limited Partnership's Form
            10-K for the year ended December 31, 1994)
  3.10    --Certificate of Incorporation dated April 15, 1998 of HMC Real
            Estate Corporation, the general partner of Host Marriott, L.P.
  3.11    --Bylaws dated April 15, 1998 of HMC Real Estate Corporation, the general partner of Host Marriott, L.P.
  4.1**   --Form of Indenture between Host Marriott, L.P. and [Indenture
            Trustee]
  4.2**   --Form of Note
  5.1**   --Opinion of Hogan & Hartson L.L.P. regarding legality of the securities being registered
  8.1**   --Opinion of Hogan & Hartson L.L.P. regarding certain tax matters
 10.1**   --Form of Management Agreement
 10.2**   --Form of Lease
 12.1     --Computation of Ratios of Earnings to Fixed Charges
 21.1**   --List of Subsidiaries of Host Marriott, L.P.
 23.1**   --Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)
 23.2     --Consent of Arthur Andersen LLP
 23.3     --Consent of American Appraisal Associates, Inc.
 25.1**   --Statement of Eligibility and Qualification of [Trustee] [bound separately]
 99.1     --Appraisal of Houston Marriott Medical Center Hotel by American
            Appraisal Associates, Inc. dated March 1, 1998
 99.2     --Appraisal of Seattle Marriott Hotel, Sea-Tac by American Appraisal
            Associates, Inc. dated March 1, 1998
 99.3     --Appraisal of Marriott's Desert Springs Resort & Spa by American
            Appraisal Associates, Inc. dated March 1, 1998
 99.4     --Appraisal of Raleigh Marriott Crabtree Valley by American Appraisal
            Associates, Inc. dated March 1, 1998
 99.5     --Appraisal of Atlanta Marriott Marquis by American Appraisal
            Associates, Inc. dated March 1, 1998

 EXHIBITS
 --------
 99.6     --Appraisal of Greensboro-High Point Marriott by American Appraisal
            Associates, Inc. dated March 1, 1998
 99.7     --Appraisal of San Ramon Marriott at Bishop Ranch by American
            Appraisal Associates, Inc. dated March 1, 1998
 99.8     --Appraisal of Marriott Rivercenter by American Appraisal Associates,
            Inc. dated March 1, 1998
 99.9     --Appraisal of New Orleans Marriott Hotel by American Appraisal
            Associates, Inc. dated March 1, 1998
 99.10    --Appraisal of Santa Clara Marriott by American Appraisal Associates,
            Inc. dated March 1, 1998
 99.11    --Appraisal of Fairview Park Marriott by American Appraisal
            Associates, Inc. dated March 1, 1998
 99.12    --Appraisal of Detroit Marriott Livonia Hotel by American Appraisal
            Associates, Inc. dated March 1, 1998
 99.13    --Appraisal of Biscayne Bay Marriott Hotel & Marina by American
            Appraisal Associates, Inc. dated March 1, 1998
 99.14    --Appraisal of Marriott's Mountain Shadow Resort & Golf Club by
            American Appraisal Associates, Inc. dated March 1, 1998
 99.15    --Appraisal of Southfield Marriott Hotel by American Appraisal
            Associates, Inc. dated March 1, 1998
 99.16    --Appraisal of Marriott At Research Triangle Park by American
            Appraisal Associates, Inc. dated March 1, 1998
 99.17    --Appraisal of Tampa Marriott Westshore by American Appraisal
            Associates, Inc. dated March 1, 1998
 99.18    --Appraisal of Albuquerque Marriott by American Appraisal Associates,
            Inc. dated March 1, 1998
 99.19    --Appraisal of Fullerton Marriott Hotel by American Appraisal
            Associates, Inc. dated March 1, 1998
 99.20    --Appraisal of Dayton Marriott by American Appraisal Associates, Inc.
            dated March 1, 1998
 99.21    --Appraisal of Marriott's Harbor Beach Resort by American Appraisal
            Associates, Inc. dated March 1, 1998
 99.22    --Appraisal of Marriott's Orlando World Center by American Appraisal
            Associates, Inc. dated March 1, 1998
 99.23    --Appraisal of Chicago Marriott Suites O'Hare by American Appraisal
            Associates, Inc. dated March 1, 1998
 99.24    --Appraisal of Hanover Marriott Hotel by American Appraisal
            Associates, Inc. dated March 1, 1998
 99.25**  --Fairness Opinion dated    , 1998 of American Appraisal Associates,
            Inc.

--------
** To be filed by amendment.

ITEM 22. UNDERTAKINGS.

  The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to trustees, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF BETHESDA, STATE OF MARYLAND, ON AUGUST 7, 1998.

                                          Host Marriott, L.P.


                                          By:  HMC Real Estate Corporation,
                                              ---------------------------------
                                                AS GENERAL PARTNER OF HOST
                                                      MARRIOTT, L.P.


                                          By:   /s/ Robert E. Parsons, Jr.
                                              ---------------------------------
                                               NAME: ROBERT E. PARSONS, JR.
                                               TITLE: PRESIDENT AND DIRECTOR

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                        TITLE                 DATE
              ---------                        -----                 ----
     /s/ Robert E. Parsons, Jr.        President and            August 7, 1998
-------------------------------------   Director (Chief
       ROBERT E. PARSONS, JR.           Executive Officer
                                        and Chief Financial
                                        Officer)

        /s/ Donald D. Olinger          Vice President           August 7, 1998
-------------------------------------   (Chief Accounting
          DONALD D. OLINGER             Officer)

     /s/ Christopher G. Townsend       Vice President and       August 7, 1998
-------------------------------------   Director
       CHRISTOPHER G. TOWNSEND


                       REPORT OF INDEPENDENT ACCOUNTANTS

To Host Marriott Corporation:

  We have audited in accordance with generally accepted auditing standards, the financial statements of Host Marriott Hotels and HMC Senior Communities, Inc. included in this registration statement and have issued our reports thereon dated May 22, 1998 and May 1, 1998, respectively. Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedules included on pages S-2 through S-5 are the responsibility of the Company's management and are presented for purposes of complying with the Securities and Exchange Commission's rules and are not part of the basic financial statements. These schedules have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          Arthur Andersen LLP

Washington, D.C.

May 22, 1998

                                                               SCHEDULE III

                                                                PAGE 1 OF 4

                           HOST MARRIOTT HOTELS

                 REAL ESTATE AND ACCUMULATED DEPRECIATION

                              JANUARY 2, 1998

                               (IN MILLIONS)

                                                            GROSS AMOUNT AT
                            INITIAL COSTS                   JANUARY 2, 1998
                          ----------------- SUBSEQUENT  ------------------------                 DATE OF
                               BUILDINGS &     COSTS         BUILDINGS &         ACCUMULATED  COMPLETION OF   DATE   DEPRECIATION
   DESCRIPTION      DEBT  LAND IMPROVEMENTS CAPITALIZED LAND IMPROVEMENTS TOTAL  DEPRECIATION CONSTRUCTION  ACQUIRED     LIFE
   -----------      ----  ---- ------------ ----------- ---- ------------ ------ ------------ ------------- -------- ------------
Full-service
 hotels:
 New York
  Marriott
  Marquis Hotel,
  New York, NY...  $  282 $--     $  520       $ 36     $--     $  556    $  556    $(127)          1986        N/A         40
 San Francisco
  Moscone Center,
  San Francisco,
  CA.............     --   --        278          8      --        286       286      (42)          1989        N/A         40
 Other full-
  service
  properties,
  each less than
  5% of total....   1,502  394     3,030        446      404     3,466     3,870     (312)       various    various         40
                   ------ ----    ------       ----     ----    ------    ------    -----
 Total
  full-service...   1,784  394     3,828        490      404     4,308     4,712     (481)
Other properties,
 each less than
 5% of total.....     --    14        14          3       14        17        31      (17)       various        N/A    various
                   ------ ----    ------       ----     ----    ------    ------    -----
 Total...........  $1,784 $408    $3,842       $493     $418    $4,325    $4,743    $(498)
                   ====== ====    ======       ====     ====    ======    ======    =====

                                                                   SCHEDULE III

                             HOST MARRIOTT HOTELS

                   REAL ESTATE AND ACCUMULATED DEPRECIATION
                                JANUARY 2, 1998
                                 (IN MILLIONS)

Notes:

  (A) The change in total cost of properties for the fiscal years ended January 2, 1998, January 3, 1997 and December 29, 1995 is as follows:

   Balance at December 30, 1994......................................... $2,787
     Additions:
       Acquisitions.....................................................    356
       Capital expenditures.............................................     25
       Transfers from construction in progress..........................    185
     Deductions:
       Dispositions and other...........................................   (367)
                                                                         ------
   Balance at December 29, 1995.........................................  2,986
     Additions:
       Acquisitions.....................................................  1,087
       Capital expenditures.............................................     77
       Transfers from construction-in-progress..........................     28
     Deductions:
       Dispositions and other...........................................   (322)
                                                                         ------
   Balance at January 3, 1997...........................................  3,856
     Additions:
       Acquisitions.....................................................    920
       Capital expenditures.............................................    112
     Deductions:
       Dispositions and other...........................................  (145)
                                                                         ------
   Balance at January 2, 1998........................................... $4,743
                                                                         ======

  (B) The change in accumulated depreciation and amortization of real estate assets for the fiscal years ended January 2, 1998, January 3, 1997 and December 29, 1995 is as follows:

   Balance at December 30, 1994........................................... $333
     Depreciation and amortization........................................   65
     Dispositions and other...............................................  (24)
                                                                           ----
   Balance at December 29, 1995...........................................  374
     Depreciation and amortization........................................   96
     Dispositions and other...............................................  (59)
                                                                           ----
   Balance at January 3, 1997.............................................  411
     Depreciation and amortization........................................  118
     Dispositions and other...............................................  (31)
                                                                           ----
   Balance at January 2, 1998............................................. $498
                                                                           ====

  (C) The aggregate cost of properties for Federal income tax purposes is approximately $3,998 million at January 2, 1998.

  (D) The total cost of properties excludes construction-in-progress properties.

                                                               SCHEDULE III

                                                                PAGE 3 OF 4

                    HMC SENIOR LIVING COMMUNITIES, INC.

                 REAL ESTATE AND ACCUMULATED DEPRECIATION

                              JANUARY 2, 1998
                                 (IN MILLIONS)

                                                                     GROSS AMOUNT AT
                                INITIAL COSTS                        JANUARY 2, 1998
                            ---------------------             ------------------------------
                                      BUILDINGS   SUBSEQUENT            BUILDINGS
                                         AND         COSTS                 AND               ACCUMULATED    DATE   DEPRECIATION
DESCRIPTION          DEBT     LAND   IMPROVEMENTS CAPITALIZED   LAND   IMPROVEMENTS  TOTAL   DEPRECIATION ACQUIRED     LIFE
-----------        -------- -------- ------------ ----------- -------- ------------ -------- ------------ -------- ------------
Park Lane
 Dallas, TX......  $ 24,961 $  5,472   $ 29,404    $     32   $  5,472   $ 29,436   $ 34,908   $  (372)     1997        40
Memorial Woods
 Houston, TX.....    24,319    7,417     29,775       9,340      7,417     39,115     46,532      (374)     1997        40
Knightsbridge
 Columbus, OH....    22,322      --      30,229       7,991        --      38,220     38,220      (495)     1997        40
Remington Club I
 San Diego, CA...       --     4,225     31,193          47      4,225     31,240     35,465      (394)     1997        40
Remington Club II
 San Diego, CA...    26,403    4,089     30,611          45      4,089     30,656     34,745      (304)     1997        40
Forwood Manor
 Wilimington,
 DE..............       --     4,710     23,598          18      4,710     23,616     28,326      (300)     1997        40
Other senior
living properties
each less than 5%
total............   251,929   74,842    224,469     103,262     76,801    325,773    402,573    (6,457)
                   -------- --------   --------    --------   --------   --------   --------   -------
Total............  $349,934 $100,755   $399,279    $120,735   $102,714   $518,056   $620,769   $(8,696)
                   ======== ========   ========    ========   ========   ========   ========   =======

                                                              SCHEDULE III

                                                               PAGE 4 OF 4

                   HMC SENIOR LIVING COMMUNITIES, INC.

                 REAL ESTATE AND ACCUMULATED DEPRECIATION

                             JANUARY 2, 1998

                              (IN MILLIONS)

Notes:

  (A) The change in total cost of properties for the year ended January 2, 1998 is as follows:

   Balance as of June 21 1997....................................... $500,034
     Additions:
       Capital expenditures.........................................   30,783
       Contributions from Host Marriott.............................   89,952(1)
                                                                     --------
   Balance as of January 2, 1998.................................... $620,769
                                                                     ========

  (B) The change in accumulated depreciation and amortization for the year ended January 2, 1998 is as follows:

   Balance as of June 21, 1997........................................ $    --
     Depreciation and amortization....................................  (8,696)
                                                                       -------
   Balance as of January 2, 1998...................................... $(8,696)
                                                                       =======

  (C) The total cost of properties excludes construction-in-progress properties.
--------

(1)During the period from June 21, 1997 through January 2, 1998, Host Marriott Corporation contributed buildings and improvements of $89,952 to HMC Senior Living Communities, Inc.

                                      S-5